As filed with the Securities and Exchange Commission on February 13, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RCS Capital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6211	38-3894716
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Park Ave., 15th Floor
New York, NY 10022
(866) 904-2988

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

NICHOLAS S. SCHORSCH
Executive Chairman of the Board of Directors
RCS Capital Corporation
405 Park Ave., 15th Floor
New York, NY 10022
(866) 904-2988

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

PETER M. FASS JAMES P. GERKIS Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	JAMES A. TANAKA General Counsel RCS Capital 405 Park Ave., 15th Floor New York, NY 10022 Tel: (866) 904-2988 Fax: (646) 861-7743	WILLIAM J. MILLER Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Tel: (212) 701-3000 Fax: (212) 269-5420

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	$150,000,000	$19,320

(1)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion)
Dated February 13, 2014

P R O S P E C T U S

Shares

RCS Capital Corporation

Class A Common Stock

This is a public offering of shares of Class A common stock of RCS Capital Corporation at a price of $     per share. All the shares of Class A common stock included in this offering are being sold by RCS Capital Corporation. Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RCAP.” On February 12, 2014, the closing sale price of our Class A common stock on the NYSE was $21.54 per share.

We intend to use the net proceeds from this offering and the concurrent private offering to fund a portion of the cash consideration required for the pending acquisitions. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. RCAP Holdings, LLC, or Parent, which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer, controls us through its ownership of our sole outstanding share of Class B common stock. Each share of the Class A common stock offered hereby entitles the holder to one vote per share. Pursuant to our certificate of incorporation the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Concurrently with the closing of this offering, we expect to complete a private offering to Luxor Capital Group LP and the members of Parent of      shares of our Class A common stock at the public offering price per share. No discount or commission will be paid to the underwriters in connection with the concurrent private offering.

Investing in shares of the Class A common stock involves a high degree of risk. See “Risk Factors” on page 23 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have also granted the underwriters a 30-day option to purchase up to an additional      shares from RCS Capital Corporation to cover over-allotments, if any, at the public offering price less the underwriting discount.

We expect to deliver the shares of Class A common stock against payment in New York, New York on            , 2014.

BofA Merrill Lynch	Barclays	RCS Capital

Prospectus dated            , 2014.

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You should rely only on the information in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•	“RCS Capital Corporation,” “our company,” “we,” “us” and “our” refer to RCS Capital Corporation, a Delaware corporation, and, unless the context otherwise requires, our operating subsidiaries or any other wholly owned subsidiary of ours, formed for acquisition purposes or otherwise;
•	“RCS Capital” refers to our investment banking and capital markets business, which is a division of our operating subsidiary, Realty Capital Securities, LLC, or Realty Capital Securities, as well as to our transaction management business, which is operated through our operating subsidiary RCS Advisory Services, LLC, or RCS Advisory;
•	“RCS Holdings” refers to RCS Capital Holdings, LLC, an intermediate holding company, wholly owned by us, formed to own our operating subsidiaries;
•	Our “operating subsidiaries” currently consist of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC, or ANST, each a Delaware limited liability company, and any of which we may refer to as an “operating subsidiary”;
•	“Operating Subsidiaries Unit” refers to a unit consisting of one Class B Unit of each of our operating subsidiaries, collectively;
•	“Parent” refers to RCAP Holdings, LLC, a Delaware limited liability company, the holder of the Class B Units and of our sole outstanding share of Class B common stock, that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors;
•	“RCS Capital Management” refers to RCS Capital Management, LLC, a Delaware limited liability company that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, both of whom directly or indirectly control Parent, that provides management services to us pursuant to a services agreement;
•	Our “principals” refers to Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, who directly or indirectly control Parent, and “members of Parent” refers to the members of Parent, which include Messrs. Schorsch and Kahane as well as three other members of our board of directors, namely Edward M. Weil, Jr., Peter M. Budko and Brian S. Block, all of whom are also members of AR Capital, LLC and RCS Capital Management;
•	“American Realty Capital” refers to AR Capital, LLC and, to the extent applicable, the American Realty Capital group of companies, which were founded in 2007 by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings;
•	The “exchange transactions” refers to the series of transactions described in “Our Structure and the Exchange Transactions”;
•	The “pending acquisitions” refers to the transactions described in “The Pending Acquisitions,” namely our pending transactions to acquire, collectively, Cetera Financial Holdings, Inc., or Cetera, through a merger transaction which we refer to as the Cetera merger, First Allied Holdings, Inc., or First Allied, through a contribution transaction which we refer to as the First Allied acquisition,

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Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through an asset purchase transaction which we refer to as the Hatteras acquisition, Investors Capital Holdings, Ltd., or ICH, through a merger transaction which we refer to as the ICH merger, J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, through a membership interest purchase transaction which we refer to as the J.P. Turner acquisition, and Summit Financial Services Group, Inc., or Summit, through a merger transaction which we refer to as the Summit merger;
•	The “acquired businesses” refers collectively to the businesses acquired in the pending acquisitions;
•	“REITs” refers to real estate investment trusts for U.S. federal income tax purposes; and
•	“direct investment programs” refers to investment programs which provide for flow-through tax treatment under U.S. tax law, including, but not limited to, REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are not listed on a national securities exchange.

We are a “controlled company” under the corporate governance rules for NYSE-listed companies, and our board of directors has determined not to have a majority of independent directors or an independent nominating or compensation function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board of directors.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, and our historical financial statements and the notes thereto, each included elsewhere in this prospectus.

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through our operating subsidiaries. Prior to our initial public offering in June 2013, Parent operated and held a 100% interest in each of our operating subsidiaries. We have entered into agreements to acquire the acquired businesses. Our discussion of our business assumes the consummation of the pending acquisitions. Accordingly, references to our independent retail advice platform, which will consist of independent broker-dealer subsidiaries, and our investment management platform, which will consist of Hatteras, include the current and past operations of the acquired businesses which will only be owned and operated by us following the completion of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. This offering is not conditioned upon the pending acquisitions closing. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Pending Acquisitions.”

Overview

We are an integrated financial services platform that, after giving effect to the pending acquisitions, will provide financial advice to approximately 2.6 million households through a network of approximately 8,900 financial advisors as well as institutional financial services. We also provide wholesale distribution, investment banking, capital markets and transaction management services.

Highlights of our businesses will include:

•	$201.9 billion in assets under administration (as of December 31, 2013);
•	$22.7 billion of equity offerings advised (as of December 31, 2013); and
•	$28.1 billion in capital markets and merger and acquisition activity in 2013.

Since 2007, we have focused exclusively on providing financial products and investment solutions to “mass affluent” households, which we define as households with $100,000 to $1,000,000 of investable assets. Based on currently available market data, we expect to be the second largest network of financial advisors in the United States after giving effect to the pending acquisitions.

We are also the leading distributor of direct investment programs in the United States, with a 41.2% market share measured by equity capital raised for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Robert A. Stanger & Co., or Stanger. In addition, our investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial LC, or SNL Financial.

After giving effect to the pending acquisitions, we will also provide investment advisory, distribution and other services to investment funds through our investment management platform.

We believe the scope and scale of our business are substantial competitive advantages as they will allow us to provide superior investment products, invest greater resources in advisor training and business development, and create a more attractive platform for financial advisors, thereby increasing financial advisor recruitment and retention.

On a pro forma basis for the nine months ended September 30, 2013 after giving effect to the pending acquisitions, we would have had $1.9 billion in revenues. For the nine months ended September 30, 2013 after giving effect to the pending acquisitions on an aggregate basis, our revenues comprised of 65% from our independent retail advice platform, 31% from our wholesale distribution platform, 2% from our investment banking, capital markets and transaction management services platform and 2% from our investment management platform.

Our Businesses

We will be organized around four complementary businesses: (1) a leading independent retail advice platform targeting mass affluent investors; (2) the top wholesale distributor of direct investment program offerings; (3) an investment banking, capital markets and transaction management services platform serving direct investment programs; and (4) an investment management platform specializing in alternative investments. We believe that the combination of these businesses will make us the pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, our complementary independent retail advice platform, wholesale distributor platform, and investment banking, capital markets and transaction management services platform position us to capture value across the direct investment program lifecycle.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Our independent retail advice platform will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, which will be operated as independent operating subsidiaries under separate brands and management, but with shared back-office and support systems.

Financial advisors in the independent channel are financial professionals, most of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and use independent channels, such as our retail advice platform, to provide their clients with access to financial products and investment advisory services. Financial advisors generally are registered as investment advisery representatives with a registered investment adviser and registered with a broker-dealer as registered representatives, which allows them to perform brokerage services for clients by executing specific security transactions, and may also be licensed insurance agents affiliated with insurance companies.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We will also provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We intend to provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. We expect that each of our independent broker-dealer subsidiaries will be able to determine independently which of the products they will offer and their financial advisors will be able to select which of the products to recommend to their clients.

We will have the second largest network of financial advisors with approximately 8,900 in the United States that collectively have approximately $201.9 billion in assets under administration on a pro forma basis as of December 31, 2013.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors.

Since inception, our wholesale distribution platform has distributed 24 offerings with total equity capital raised of approximately $34.0 billion, of which we are currently distributing 17 offerings seeking to raise a total of $22.7 billion of equity. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by American Realty Capital.

For 2013, we had a 41.2% market share of non-traded REITs measured by equity capital raised, according to Stanger. Revenues for our product distribution platform grew from $1.4 million in 2007 to $802.9 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual sales increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include merger and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We have demonstrated particular expertise in the real estate sector by our status as the number two advisor of real estate merger and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients sponsored by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds that are distributed by Realty Capital Securities.

Investment Management

Our investment management platform, which will primarily involve fund-of-funds investments, will provide investment advisory, distribution and other services to the Hatteras family of funds. Hatteras had approximately $2.3 billion in assets under management and a product portfolio that included seven open-end mutual funds, closed-end funds and variable product funds as of December 31, 2013.

A broker-dealer subsidiary of Hatteras acts as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

The Hatteras funds include:

•	The Hatteras Core Alternatives Fund, which was designed to provide financial advisors and their clients with a core alternative investment solution and allocates to more than 140 managers across five strategies encompassing both hedge funds and private investments.
•	The Hatteras Alternative Mutual Funds, which were designed to provide investors access to alternative strategies in daily liquid, mutual fund solutions and currently include: (1) Hatteras Alpha Hedged Strategies Fund, designed to provide alternative investment exposure within asset allocation model; (2) Hatteras Hedged Strategies Fund, designed to provide a complete allocation to hedged strategies, Multi-Strategy and Multi-Manager; (3) Hatteras Long/Short Equity Fund, designed as a non-directional long/short equity fund; (4) Hatteras Long/Short Debt Fund, designed to provide protection from changing interest rates, with income provided through quarterly distributions; and (5) Hatteras Managed Futures Strategies Fund, designed to provide low correlation to equities, bonds, and other alternative investments.
•	Hatteras Disciplined Opportunity Fund, which seeks to consistently outperform the broader equity market on a risk-adjusted basis in both rising and declining markets by buying call options on the S&P 500 Composite Stock Price Index to create broad market exposure, and buying and writing (selling) additional call and put options on the index to enhance market returns and reduce market losses.
•	Hatteras PE Intelligence Fund, which seeks investment results comparable to the returns of the Nomura QES Modelled Private Equity Returns Index, a daily liquid index targeting returns similar to those which may be achieved through a global broad-based investment in private equity buyout funds.

Our Market Opportunity

We believe the market opportunity for the services we provide and will provide is large and growing rapidly. Since our initial public offering in June 2013, we have expanded our core competencies around wholesale distribution and investment banking, capital markets and transaction management services, and we will further expand our business through our independent retail advice platform and our investment management platform. We believe that our expanded businesses will enable us to capture a larger revenue share of the investment lifecycle while at the same time capitalizing on additional secular growth opportunities.

We believe that the following external market factors will support a strong growth trajectory for our business:

Large and Expanding Target Market — We focus on providing financial products and investment solutions to mass affluent investors, and the market our financial advisors serve is significant and expanding. According to the U.S. Federal Reserve, U.S. household financial and non-profit organization assets totaled $63.0 trillion as of July 1, 2013, up from $52.8 trillion as of December 31, 2007 and $43.0 trillion as of December 31, 2004. Cerulli Associates, or Cerulli, a research and consulting firm specializing in the financial services industry, forecasts that total U.S. assets under management will grow 20% from 2012 to 2016 due to factors such as the retirement of the baby boomer generation as well as the continued growth of individual retirement account rollovers. According to the U.S. Census Bureau, the number of people over sixty five is forecasted to increase sharply over the next ten years, resulting in a population with sixty-five million potential retirees. Due to baby boomers retiring and an increasingly aging population, the number of retirees is forecasted to increase sharply over the next 10 years, with 44.0 million potential retirees, according to Cerulli. We believe this growth will drive demand for financial planning products that will be available through our independent retail advice platform.

Increase in Demand for Independent Financial Advice — In our view, investors in the mass affluent market, and increasingly in the high net worth market, are seeking unbiased advice from independent advisors and the financial products sold through independent channels. Following the economic downturn in 2008, many of these households have experienced the erosion of traditional sources of retirement income including a reduction in defined benefit pensions, declining home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law. We see these trends as evidencing demand for “durable income” and a product that can meet investors’ needs, which we believe is increasing demand for independent retail advice.

Furthermore, the market our financial advisors will serve is significant and expanding. According to Cerulli, $12.8 trillion of retail assets were professionally managed as of December 31, 2013, up from $9.0 trillion as of December 31, 2008, and 38.0% of all U.S. households utilized a financial advisor in 2013.

Expansion of Independent Channel for Financial Advisors — The independent channel continues to gain market share by assets under management. According to Cerulli, the independent channels’ market share by assets under management increased from 30% in 2007 to 35% in 2012, and is expected to grow further by two percentage points to 37% by 2016. In 2007, over 133,000 financial advisors managed $3.4 trillion in client assets, representing 30% of total retail advisor client assets.

We believe several factors are causing the shift of financial advisors to the independent channel:

•	Financial advisors receive a greater share of brokerage commissions and advisory fees from independent broker-dealers as compared to traditional employee financial advisors (generally 80 – 90% compared to 30 – 50%). If financial advisors are able to maintain their level of production, they will be able to generate significantly higher income by joining an independent channel, even after paying their own expenses.
•	Many independent broker-dealers attract financial advisors with cutting-edge technology that makes the process of providing financial retail advice considerably easier.
•	We believe that many financial advisors have entrepreneurial aspirations and are attracted to the flexibility, control and economics inherent in using the independent channel.
•	There are fewer perceived conflicts in the independent channel than there are in other channels that are also large sponsors of products, where financial advisors may be required to push proprietary products.

Growing Market for Direct Investment Programs and Alternative Investment Solutions — Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2013, according to Stanger, direct investment programs raised approximately $24.6 billion. As of December 31, 2013, the total equity capitalization of non-traded REITs tracked by Stanger was approximately $61.5 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $73.7 billion.

Alternative investment solutions represent a growing product class as more mass affluent households seek access to the same sophisticated investment approaches and superior portfolio management talent used by larger institutions. We believe retail investors would seek to gain access to alternative investment products given their generally-stated objectives to reduce performance volatility and provide potential portfolio diversification benefits. With a variety of offerings for investors with various objectives and risk tolerance, the growth of liquid alternative mutual funds and exchange-traded funds, or ETFs, is projected to increase alongside what we believe is increasing demand for products that are designed to provide financial security.

Our Competitive Advantages

Scale and market leadership in an expanding sector

We believe that the significant scale and the market leadership of our independent retail advice platform will support ongoing growth through the attraction and retention of financial advisors. We believe that our independent retail advice platform’s significant scale creates operating efficiencies while its broad distribution capabilities are expected to enable us to achieve favorable terms for and access to investment products. We expect the combination of reduced operating expenses and broad product offerings will enable our financial advisors to best serve their clients and provide more favorable economics for their businesses.

Deep, embedded relationships with the financial advisors who serve them

Our independent retail advice platform has longstanding relationships with its financial advisors. On a pro forma basis as of December 31, 2013, the average tenure of our financial advisors will be approximately ten years, and 55% of our financial advisors will have been working with our independent retail advice platform for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe will translate into superior performance.

Strong value proposition to financial advisors

We believe our independent retail advice platform will offer financial advisors a unique and compelling value proposition. Our robust platform will be designed to support all facets of our financial advisors’ businesses and facilitate their dealings with current and potential clients. From an operational perspective, our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management and document retention, among others. We will also support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practice. We believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions.

A key element of our value proposition will be our multi-brand strategy that delivers customized solutions tailored to the disparate needs of financial advisors so they can best serve their clients. Our multi-brand strategy will recognize that financial advisors that serve different types of clients have different needs and will allow for greater customization of support, which we believe will result in stronger financial advisor recruiting and higher retention. Our multi-brand strategy will be predicated on the concept that financial advisors’ needs reflect the varying circumstances and objectives of their clients. To that end, our independent retail advice platform will maintain the different brands of the acquired businesses, each of which will cater to different segments of financial advisors, and will deliver customizable support capabilities to fulfill their specialized needs. We believe that this level of tailored financial advisor support, combined with the efficiencies derived from the significant scale of our platform, will enable our financial advisors to best serve their clients and provide more favorable economics for their businesses.

Providing expanded access to a broad array of financial products, investment solutions and training will also help our financial advisors to more effectively serve their clients and achieve their financial objectives.

We also believe the share of brokerage commissions and advisory fees our financial advisors receive from us will compare favorably to many of our direct peers and even more so to wirehouse competitors. We believe this attractive economic value proposition will enable us to attract and retain talented financial advisors.

Specialized focus on alternative assets and direct investment programs

Our investment banking, capital markets and transaction management services platform maintains an emphasis on alternative investments, an asset class which we believe remains underrepresented in retail investors’ portfolios. Our investment management platform will have a similar focus. Within the alternative investments sector, we are a leading distributor of direct investment programs. We also believe we will be a leading distributor of public, liquid mutual funds through our independent retail advice platform. Our specialized focus on alternative investments is best demonstrated by our 41.2% market share, measured by equity capital raised, for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Stanger.

We believe we are the only wholesale distribution platform in the United States that is primarily focused on the distribution of direct investments programs. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investment banks that may not understand the specialized needs and regulatory context of direct investment programs, their sponsors, representatives, and investors as well as we do.

We believe we benefit from our relationship with American Realty Capital, which is the leading sponsor of direct investment programs, according to Stanger. American Realty Capital, which is under common control with us, was founded by our principals. We have been the wholesale distributor for all direct investment program offerings sponsored by American Realty Capital.

We believe our scale and successful track record in serving the investment needs of mass affluent investors will provide us with an enhanced understanding of the products they demand. Accordingly, we will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

Industry leading risk management and controls, with increased scale affording further investment with higher efficiency

We believe our focus on robust risk management and controls is central to our organization’s culture and our success, and serves as a key competitive strength. We operate in businesses which are subject to strict regulations, which are designed to protect retail investors. Each of our independent broker-dealer subsidiaries will separately have extensive risk management and compliance policies and procedures to cover all aspects of their operations. They will continuously monitor the financial advisors they support and perform rigorous due diligence on the products they distribute, with the goal of compliance with applicable regulations. We expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary and establish an enterprise-wide risk management system.

Significant revenue and operating synergies potential among businesses

We believe our business will continue to be well positioned to generate sizable revenue and operating synergies as a result of the completion of the pending acquisitions. In our view, the combination of our capital generation and distribution capabilities, as well as our banking and retail advice, creates the possibility of potential synergies that may not be available to many of our peers. We believe our independent retail advice platform, in particular, will allow us to enhance our financial performance in a meaningful way. For instance, we expect we will be able to reduce clearing costs by negotiating clearing agreements with a single provider for our entire independent retail advice platform. We also believe we will be able to negotiate more advantageous terms with other third-party vendors, as well as increase strategic partner fees (i.e., fees paid by product sponsors for increased opportunities to market and to educate financial advisors about their products) and receive increased registered representative fees.

Similarly, we believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions. While our independent broker-dealer subsidiaries will continue to operate independently under their existing brands and management, we expect to gain efficiencies by combined administrative functions and through the elimination of duplicative processes and other streamlining.

We believe that our ability to deliver a high level of support with favorable financial advisor economics will strengthen financial advisor retention and attract new financial advisors. Members of our management team have substantial experience in addressing and realizing the benefits of synergies through their involvement with other financial services companies with operations similar to those of our independent retail advice platform companies.

Solid track record of successful performance

We believe Realty Capital Securities’ market-leading positions in real estate direct investment program distribution and real estate investment banking services, combined with Cetera’s substantial growth and improved profitability, underscore the successful track records of our platforms and the promising outlook for our continued success. From 2008 to 2013, our wholesale distribution platform grew from approximately $23.0 million of equity capital raised to approximately $8.6 billion, a significant increase over the five-year period. Our investment banking platform has similarly grown at a substantial rate, from a nominal market share to the second leading merger and acquisitions advisor in the real estate sector for 2012 and 2013, based on aggregate transaction value primarily as a result of services provided to clients that were sponsored or managed by American Realty Capital.

Despite challenging market conditions of recent years, Cetera has achieved significant revenue growth and improved profitability. Its revenue has grown from approximately $740.0 million in 2010 to approximately $1.14 billion in 2013, representing a compound annual growth rate, or CAGR, of 22%. We believe Realty Capital Securities’ track record of achieving revenue growth while increasing profitability demonstrates the strength of its core businesses and the skill of its management team.

We believe that the combination of our existing businesses with the independent retail advice platform and our investment management platform into an integrated platform will position our company for further growth and strong performance.

Management experience

The senior executives that manage and lead our business have extensive experience in the sectors in which we operate. These five individuals maintain an aggregate of more than 50 years of experience leading public companies and have managed companies with a combined $20 billion in enterprise value. Before joining us, many of our senior executives held prior leadership positions at leading broker-dealers, investment banks, insurance companies, law firms, investment management firms and mutual fund companies. In addition, we will retain senior management, pursuant to employment agreements, in each of the acquired businesses which will continue to operate independently under their existing brands. We believe these additions will further strengthen our senior leadership by adding individuals with a deep understanding of their businesses and clients.

Our Financial Model

Our overall financial performance will be a function of our different sources of revenue and our highly variable cost structure following the pending acquisitions. Our revenue base following the pending acquisitions will be well-diversified.

Our revenues from our independent retail advice platform will be derived primarily from fees and commissions from products and retail advice offered by our financial advisors to their clients. We also generate asset-based revenues through the distribution of top products from a broad range of product sponsors.

Our revenues from our wholesale distribution platform are derived from selling commissions and dealer manager fees from affiliated and non-affiliated fund sponsors for our distribution services, most of which are related to non-traded REITs sponsored by American Realty Capital. Our revenues from our investment banking, capital markets and transaction management services platform consist of fees on the strategic advisory services we provide our clients, which consist of both fees based on time spent in providing the services and fees based on a percentage of transaction value which are contingent on the closing of transactions. Approximately 42% of 2013 investment banking, capital markets and transaction management services fees were project-based and 58% were success-based. All of these fees were generated through transactions involving direct investment programs or entities that were sponsored or managed by American Realty Capital.

Our revenues from our investment management platform will be derived from fees earned for the management of assets, primarily based on the market value of assets under management, and ancillary revenue associated with the distribution of funds, initially consisting of the Hatters funds.

We will not derive revenues from principal trading, which would require additional capital to execute and expose us to potential trading losses, particularly if such trading activities were funded in part with borrowed capital secured by our trading positions.

Source of Growth

Since our initial public offering in June 2013, we have grown rapidly through the successful execution of our strategy.

In addition, several of the pending acquisitions would be transformational and would further enable our diversification into high-growth product areas. We believe that completing the pending acquisitions and this offering will further enable us to grow our business by increasing our revenues, enabling us to attract and retain financial advisors for our independent retail advice platform and expanding our ability to pursue strategic transactions.

We will also seek to expand our client base to include unrelated third-party sponsors and direct investment programs. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	Attracting and retaining financial advisors by continually strengthening our value proposition: We intend to continue growing our business substantially by strengthening our independent retail advice platform, continually investing in the development of cutting-edge technology to increase productivity, efficiency and gross dealer concessions of our existing advisor base. We expect that by offering technology support, training, and education and expanding products offered on our platform, we will be able to attain high retention rates for our financial advisors. Additionally, we intend to implement a stock ownership plan for our financial advisors under which financial advisors will be eligible for the grant of options or stock which will vest over a period of time and will be designed to encourage financial advisors to remain on our retail advice platform. In addition, as another mechanism to encourage financial advisors to remain on our retail advice platform, we intend to establish a business development loan program under which we will make loans to financial advisors to help them develop their businesses, which will be forgivable under some circumstances if the financial advisors attain milestones.
•	Maintaining operational independence for our subsidiaries through our multi-brand strategy while adopting best-practices across our multiple platforms: We intend to implement our multi-brand strategy, maintaining multiple independent broker-dealer subsidiaries under their existing brands and management to enable us to capitalize on their valuable brands. At the same time, we intend to integrate back-office and support systems, thus delivering services to help our financial advisors grow their businesses. Through clearing arrangements with Pershing LLC, or Pershing, a division of Bank of New York Mellon that provides clearing services for the majority of the broker-dealers that will comprise our independent retail advice platform, we believe we can achieve faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.
•	Expanding our relationship with other sponsors of direct investment programs: We believe we have established ourselves as the premier investment bank and wholesale distributor in the direct investment programs market. We plan on leveraging this strength to expand relationships with new direct investment program sponsors and investment companies, as well as by adding to the range of services that we provide. At the same time, we will continue leveraging our relationship with our affiliate, American Realty Capital, a leading sponsor of direct investment programs.
•	Acquiring or developing complementary businesses: We plan to continue to grow our core businesses through both organic and strategic acquisition opportunities. We may selectively pursue acquisitions of businesses or infrastructure complementary to our businesses, including, potentially, registered investment adviser operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy. We plan to leverage the secular growth trends in the industries we operate to our advantage and align our products and services to benefit from the improving macroeconomic environment, increased demand for independent financial advice and ongoing growth in direct investment programs.

The Pending Acquisitions

As part of our plan to expand, diversify and grow our business, we have recently entered into agreements to acquire Cetera, First Allied, ICH, J.P. Turner and Summit, independent broker-dealers that collectively had approximately 8,900 financial advisors in 5,340 branch offices across the United States, with approximately $201.9 billion of assets under administration and approximately 2.6 million clients as of December 31, 2013. Collectively, these independent broker-dealers earned approximately $199,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013. We have also entered into an agreement to acquire the assets of Hatteras, a company engaged in sponsoring, managing and distributing alternative investment funds registered as investment companies with the SEC. Our plan to expand and grow our business also includes the exchange transactions.

Following the completion of the pending acquisitions, we expect that each of the acquired businesses will continue to operate independently under its existing brands and management, with Cetera, First Allied, ICH, J.P. Turner and Summit comprising our independent retail advice platform and Hatteras comprising our investment management platform.

The following table sets forth the operating metrics of the acquired businesses comprising our independent retail advice platform as of December 31, 2013.

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera	$147.6 billion	6,600	$174		2,000	4,059
First Allied	$32.6 billion	1,201	$294		400	543
ICH	$8.8 billion	441	$211		100	332
J.P. Turner	$4.3 billion	325	$257		50	177
Summit	$8.6 billion	309	$284		50	229
Total	$201.9 billion	8,876	$199	(2)	2,600	5,340

(1)	For the 12 months ended December 31, 2013.
(2)	Represents the weighted average.

In connection with the Cetera merger, we received certain financing commitments from Luxor Capital Group, or Luxor, and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, or Merrill Lynch, Barclays Bank PLC, or Barclays, and Bank of America, N.A., or Bank of America, through commitment letters which we refer to as the Luxor commitment and the Bank commitment, respectively, and, collectively, as the Cetera commitments, to enter into a series of financing transactions, which we refer to as the Cetera financings, in connection with the consummation of the Cetera merger, and entered into certain other agreements related thereto. See “The Pending Acquisitions — The Cetera Commitments.”

The Cetera Merger

Formed in 2010 through the purchase of three ING Groep N.V. broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment advisory services through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Financial Institutions LLC and Cetera Financial Specialists LLC. With approximately 6,600 financial advisors in 4,059 branch offices across the United States, $147.6 billion in assets under administration and approximately 2,000,000 clients as of December 31, 2013, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

On January 16, 2014, we entered into the Cetera merger agreement with Cetera. Pursuant to the terms and subject to the conditions set forth in the Cetera merger agreement, a wholly owned subsidiary of ours will merge with and into Cetera, with Cetera surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $1.15 billion in cash including assumed debt, subject to certain adjustments.

The First Allied Acquisition

First Allied is a leading independent broker dealer with approximately 1,201 financial advisors in 543 branch offices across the United States, $32.6 billion in assets under administration and approximately 400,000 clients as of December 31, 2013. First Allied had approximately $294,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

On February 11, 2014, we entered into a non-binding letter of intent with Parent to enter into a contribution agreement pursuant to which Parent will contribute all its equity interests in First Allied to us. As consideration for this contribution, we have agreed to issue shares of our Class A common stock to Parent representing an amount of $207.5 million in the aggregate, and we expect to assume First Allied’s net liabilities upon consummation of the contribution.

Pursuant to a merger agreement dated as of June 5, 2013, among Parent, First Allied and the holders of all the equity capital of First Allied, First Allied was acquired by Parent on September 25, 2013 for a total cost of $177.0 million, consisting of $145.0 million in merger consideration plus the assumption of $32.0 million of First Allied indebtedness.

The Hatteras Acquisition

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.3 billion in assets under management and a product portfolio that includes seven open-end mutual funds, closed-end funds and variable product funds as of December 31, 2013.

On October 1, 2013, we entered into the Hatteras purchase agreement with Hatteras. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of ours will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

We will pay aggregate estimated consideration of $40.0 million in cash, subject to certain adjustments, and an earn-out.

The ICH Merger

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services. ICH had approximately 441 financial advisors in 332 branch offices across the United States with a concentration in the northeast, $8.8 billion in assets under administration and approximately 100,000 clients as of December 31, 2013. ICH had approximately $211,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

On October 27, 2013, we entered into the ICH merger agreement with ICH. Pursuant to the terms and subject to the conditions set forth in the ICH merger agreement, a wholly owned subsidiary of ours will merge with and into ICH, with ICH surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of our Class A common stock, subject to the election of holders of ICH common stock to receive either cash or stock.

The J.P. Turner Acquisition

J.P. Turner is a retail broker-dealer and investment adviser with approximately 325 financial advisors in 177 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 50,000 clients as of December 31, 2013. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

On January 16, 2014, we entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of ours will purchase all outstanding membership interests in J.P. Turner held by the sellers.

We will pay aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of our Class A common stock, subject to certain adjustments and earn-outs.

The Summit Merger

Summit is a public company with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS” that had approximately 309 financial advisors providing securities brokerage and investment retail advice in 229 branch office across the United States with concentration in the southeast, $8.6 billion in assets under administration and approximately 50,000 clients as of December 31, 2013. Summit had approximately $284,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

On November 16, 2013, we entered into the Summit merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, a wholly owned subsidiary of ours will merge with and into Summit, with Summit surviving the merger as our subsidiary.

We will pay aggregate estimated consideration of $49.0 million, of which no more than 80% will be in cash and no less than 20% will be in shares of our Class A common stock.

RCS Capital Management

We are externally advised by RCS Capital Management, pursuant to the terms of a services agreement under which RCS Capital Management provides strategic planning and consulting services to assist us, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

The initial term of the services agreement expires on June 10, 2033. During the initial term, we, together with our operating subsidiaries, may terminate the services agreement only for cause.

RCS Capital Management provides these services in exchange for a quarterly fee, an incentive fee and performance-based awards, pursuant to the 2013 Manager Multi-Year Outperformance Agreement, or the OPP, summarized below:

Type	Description
Quarterly Fee	We and RCS Holdings pay RCS Capital Management an aggregate quarterly fee in an amount (if such amount is a positive number) equal to 10% of our pre-tax income (not including the quarterly fee) calculated in conformity with accounting principles generally accepted in the United States, or GAAP.
Incentive Fee	We and RCS Holdings pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on our Core Earnings (a non-GAAP measure which is defined as our after-tax GAAP net income (loss), before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss) and one-time events pursuant to changes in GAAP and the weighted average issue price per share (or deemed price per share) of our Class A common stock of all of our cash and non-cash issuances of Class A common stock from and after June 5, 2013. No incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero.
2013 Manager Multi-Year Outperformance Agreement	Under the OPP, RCS Capital Management is eligible to earn a performance-based bonus award in the form of LTIP Units with a maximum award value equal to approximately 5% of our initial market capitalization determined based on our achievement of total return to stockholders, which includes both share price appreciation and common stock dividends, as measured against a peer group of companies over a three-year performance period that commenced on June 4, 2013, with interim measurement periods. Following the exchange transactions, LTIP Units represent units of equity ownership in RCS Holdings that are structured as profits interest therein.

The Exchange Transactions

The exchange transactions are being effected as part of our overall plan of growth of our business through the pending acquisitions, this offering and the Cetera financings. The exchange transactions simplify our capital structure, and we believe that making our ownership structure more straightforward and more understandable will benefit our stockholders and enhance our ability to obtain financing in the future.

Prior to completion of the exchange transactions, each of our operating subsidiaries had Class A Units and Class B Units outstanding (in addition to LTIP Units). Parent owned 100% of the Class B Units in each of our operating subsidiaries. The Class B Units owned by Parent had none of the voting rights in the operating subsidiaries and an aggregate of 90.6% of the economic rights in the operating subsidiaries. We owned 100% of the Class A Units. The Class A Units had all of the voting rights in the operating subsidiaries and 9.4% of the economic rights in the operating subsidiaries.

As part of the exchange transactions, pursuant to our exchange agreement with Parent on February 11, 2014, Parent exchanged all of its shares of Class B common stock in us and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. As a result, under our certificate of incorporation, Parent, as the holder of one share of Class B common stock, has one vote more than 50% of the voting rights of our company, and thereby continues to control our company. Class B common stock continues to impart no economic rights. Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit Parent to continue to hold one share of our Class B common stock without holding one Class B Unit in each operating subsidiary. Following this amendment, the remaining Class B Unit of each of our operating subsidiaries owned by Parent will be cancelled and 100% of the voting and economic interests in our operating subsidiaries will be held by us through our ownership of the Class A Units. In addition, on February 11, 2014 all other interests in our operating subsidiaries were contributed by Parent to RCS Holdings, an intermediate holding company. See

“Our Structure and the Exchange Transactions — The Exchange Tranasctions.” All of our interests in the acquired businesses will be owned by RCS Holdings.

Pursuant to an agreement entered into between Luxor, Parent and the members of Parent, as a condition to the Luxor commitment, we expect that our certificate of incorporation and by-laws will be amended 24 months after the completion of the exchange transactions to allow us to redeem, subject to obtaining the affirmative vote of our outstanding Class A common stock, any outstanding Class B common stock owned by Parent for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. If we elect to exercise this redemption right, Parent will no longer have the ability to control us by virtue of its ownership of the sole outstanding share of our Class B common stock. See “The Pending Acquisitions — The Luxor Commitment  — Other agreements with Luxor — Corporate reorganization.”

Our Structure

The diagram below depicts our organizational structure after giving effect to this offering, the concurrent private offering, the exchange transactions and the completion of the pending acquisitions.

(1)	The members of Parent, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block, are also members of AR Capital, LLC and RCS Capital Management.
(2)	Class A common stock is entitled to one vote per share. The number of shares of Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that shares of Class A common stock will be issued in connection with the pending acquisitions. See “Capitalization.”
(3)	The one outstanding share of Class B common stock is entitled to one vote more than 50% of the voting rights of our company.
(4)	In connection with its purchase of the Luxor securities as part of the Cetera financings, Luxor will purchase between 17.5% and 23.5% of the membership interests, subject to a call right for us and a put right for Luxor. See “The Pending Acquisitions — The Luxor Commitment — Other agreements with Luxor — Fees and RCS Capital Management interest.”
(5)	RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).”
(6)	First Allied Securities, Inc. and Legend Equities Corporation are indirect subsidiaries of First Allied Holdings, Inc., and each is a FINRA member.
(7)	Summit Brokerage Services, Inc. is a direct subsidiary of Summit Financial Services Group, Inc. and is a FINRA member.
(8)	Investors Capital Corp. is a direct subsidiary of Investors Capital Holdings, Ltd. and is a FINRA member.
(9)	Hatteras Capital Distributors LLC is a member of the Hatteras Funds Group and is a FINRA member.
(10)	Cetera Advisor Networks LLC, Cetera Financial Specialists LLC, Cetera Advisors LLC and Cetera Investment Services LLC are subsidiaries of Cetera Financial Holdings, Inc., and each is a FINRA member.

(11)	In addition to the membership interests shown in this chart, RCS Capital Management, LLC also owns LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(12)	Does not include one Class B Unit in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC, owned by RCAP Holdings, LLC.

Parent’s Voting Rights and Our Status as a Controlled Company

After giving effect to this offering and the concurrent private offering and the exchange transactions, Parent will control     % of the voting power of our outstanding capital stock, consisting of one vote more than 50% of the voting power of our capital stock, in its capacity as holder of our sole outstanding share of Class B common stock and     % in its capacity as holder of      shares of our Class A common stock.

As a result of its ownership of the sole outstanding share of our Class B common stock, Parent has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company.

Because Parent controls, and will continue to control following completion of the exchange transactions, a majority of our outstanding voting power, we are, and will continue to be, a “controlled company” under the corporate governance rules for NYSE-listed companies. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board.

Our board of directors consists of nine members, four of whom are independent directors.

Our Corporate Information

As of December 31, 2013, our operating subsidiaries had 256 full-time employees, all of whom are compensated by the respective operating subsidiary that employs them. Assuming the consummation of the pending acquisitions, we anticipate that our operating subsidiaries will have approximately 1,700 full-time employees.

Our headquarters is located at 405 Park Avenue, New York, New York 10022. Our main office telephone number is (866) 904-2988. We maintain a website at www.rcscapital.com. The information on our website is not part of this prospectus. We were incorporated on December 27, 2012 in Delaware as 405 Holding Corporation, and our name changed to RCS Capital Corporation on February 19, 2013.

The Offering

Class A common stock we are offering
shares of Class A common stock.
Class A common stock offered in the concurrent private offering
Concurrently with the closing of this offering, we expect to complete a private offering to Luxor and the members of Parent of shares of our Class A common stock at the public offering price per share. Luxor and the members of Parent have agreed to purchase shares of our Class A common stock in the concurrent private offering pursuant to financing commitments made by Luxor and the members of Parent in connection with the Cetera merger as described in “The Pending Acquisitions — The Cetera Commitments.”
Class A common stock to be outstanding immediately after this offering and the concurrent private offering and after giving effect to the exchange transactions shares of Class A common stock.
Class A common stock to be outstanding immediately after this offering and the concurrent private offering, after giving effect to the exchange transactions and assuming the completion of the pending acquisitions and the completion of the Cetera financings shares of Class A common stock (not including shares of Class A common stock underlying convertible securities to be issued in connection with the Cetera financings).
Class B common stock to be outstanding immediately after this offering and the concurrent private offering and after giving effect to the exchange transactions
One share of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends and distributions upon liquidation).
Voting rights
One vote per share of Class A common stock. Our certificate of incorporation provides that so long as any shares of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control us. After the giving effect to the exchange transactions, Parent owns one share of Class B common stock, which is all of the shares of Class B common stock outstanding. Holders of our Class A common stock and Class B common stock generally vote together as a single class, unless otherwise required by law.
Following this offering and the concurrent private offering and after giving effect to the exchange transactions, Parent, which is controlled directly or indirectly by our principals, will control % of the voting power of our outstanding capital stock. As a result of its ownership of one share of our Class B common stock, Parent has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, for the foreseeable future. See “Description of Capital Stock.”
Over-allotment option
We have granted to the underwriters an option to purchase up to additional shares of Class A common stock from us at the public offering price (less underwriting discounts and commissions) to cover over-allotments, if any, for a period of 30 days from the date of this prospectus.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed public offering price of $ per share, in each case after deducting the underwriting discounts and estimated expenses payable by us. We estimate that the net proceeds from the sale of shares of our Class A common stock by us in the concurrent private offering will be approximately $ million.
We intend to use the net proceeds from this offering and the concurrent private offering to fund a portion of the cash consideration required for the pending acquisitions. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including other acquisitions. See “Risks Related to the Pending Acquisitions.”
Dividend policy
We intend to pay quarterly cash dividends, subject to limitations imposed by Delaware law and the Cetera commitments and in the sole discretion of our board of directors. Commencing with July 2013, we have paid quarterly dividends in an amount equal to $0.18 per share for each quarter through the fourth quarter of 2013.
The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from our operating subsidiaries. We intend to pay dividends out of a portion of our current earnings for each quarter and do not intend to borrow funds in order to pay dividends. We do not intend to pay out all excess cash. No assurance can be given that any dividends, whether quarterly or otherwise, will or can be paid or will be paid in any approximate amount.
Our ability, and the ability of our operating subsidiaries, to pay dividends will be limited by customary negative covenants that will be contained in agreements we will enter into if we consummate the Cetera financings described under “The Pending Acquisitions — The Cetera Commitments.”

Conflicts of interest
RCS Capital, an underwriter in this offering, is our subsidiary. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are primarily responsible for managing this offering, and meeting the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, RCS Capital will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. See “Underwriting (Conflicts of Interest).”
Risk factors
The “Risk Factors” section beginning on page 23 of this prospectus contain a discussion of risks that you should carefully consider before deciding to invest in shares of our Class A common stock.
NYSE symbol
“RCAP”

Presentation of Information in This Prospectus

Unless otherwise indicated in this prospectus, all information in this prospectus (other than historical financial information) assumes that          shares of our Class A common stock will be sold at $    per share in this offering and no exercise by the underwriters of their option to purchase additional shares of Class A common stock, and that          shares of our Class A common stock will be sold at $    per share in the concurrent private offering.

Summary Selected Historical and Pro Forma Consolidated Financial Data

Presented below is the selected consolidated financial data of our company and our operating subsidiaries as of and for the periods indicated. The following selected financial data of our company and our operating subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The selected operating data for the nine months ended September 30, 2013 and 2012 and the selected statement of financial condition data as of September 30, 2013 have been derived from the unaudited consolidated financial statements of our company included elsewhere in this prospectus. The summary selected statement of financial condition data as of September 30, 2012 has been derived from the unaudited financial statements of Realty Capital Securities, which are not included in this prospectus. The selected operating data for the years ended December 31, 2012, 2011 and 2010 and the selected statement of financial condition data as of December 31, 2012 and 2011 have been derived from Realty Capital Securities’ audited financial statements included elsewhere in this prospectus. The selected operating data for the years ended December 31, 2009 and 2008, and the selected statement of financial condition data as of December 31, 2010, 2009 and 2008, have been derived from audited financial statements of Realty Capital Securities that are not included in the prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

($ in thousands)	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(unaudited)
Selected Operating Data:
Revenue	$672,432	$223,396	$287,497	$174,729	$114,131	$28,219	$1,420
Operating expenses	607,436	211,856	280,085	170,987	116,513	32,230	4,011
Provision for income taxes	626	—	—	—	—	—	—
Net income (loss)	$64,370	$11,540	$7,412	$3,742	$(2,382)	$(4,011)	$(2,591)
Statement of Financial Condition Data:
Cash	$71,220	$15,185	$12,683	$3,941	$4,157	$1,730	$374
Total assets	102,358	18,396	16,211	5,406	7,491	5,089	794
Total liabilities	36,256	5,541	10,485	2,538	4,324	1,763	514
Total equity	43,551	12,855	5,726	2,868	3,167	3,326	280
Other Data (unaudited):
Direct investment equity capital raised(1)	$6,800,000	$2,238,000	$2,952,061	$1,765,125	$1,147,912	$284,438	$23,138

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of our company on a pro forma basis as of and for the periods indicated.

	Pro Forma
($ in thousands)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(unaudited)	(unaudited)
Selected Operating Data:
Revenue	$1,854,475	$1,797,576
Operating expenses	1,889,866	1,931,586
Provision for income taxes	—	—
Net income (loss)	$(35,391)	$(134,010)
Statement of Financial Condition Data:
Cash	$130,459	$ N/A
Total assets	2,160,467	N/A
Total liabilities	1,423,877	N/A
Total equity	736,590	N/A

RISK FACTORS

You should carefully consider each of the risks described below, together with all the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including “Forward-Looking Statements.”

Risks Related to the Pending Acquisitions

The pending acquisitions are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all.

Completion of each of the pending acquisitions is conditioned on certain closing conditions specific to each pending acquisition, which include, among other things, as set forth in the applicable acquisition agreement, FINRA having approved an application under FINRA (NASD) Rule 1017 for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, in the case of ICH and Summit, the SEC having declared effective the registration statement on Form S-4 registering the shares of our Class A common stock to be issued in connection with the ICH merger and the Summit merger and the stockholders of ICH and Summit having approved the ICH merger and the Summit merger and other customary closing conditions. Also, any of the parties to any of the related agreements have termination rights if the transactions have not been completed by a specified date, during 2014. The First Allied acquisition is subject to a non-binding letter of intent.

If the pending acquisitions are not completed on a timely basis, or at all, our business could be adversely affected, and we will be subject to a number of risks, including the following:

•	we may be required to pay termination fees or reimburse expenses if certain of the merger agreements are terminated under specified circumstances, as described in the merger agreements;
•	time and resources committed by our management to matters relating to the pending acquisitions (including integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;
•	the Bank commitment, could be subject to automatic reduction or the facilities contemplated by the Bank commitment, or the bank facilities, could be subject to mandatory prepayment; and
•	the market price of our Class A common stock could decline to the extent that the current market price reflects a market assumption that the pending acquisitions will be completed.

Moreover, if any, or all, of the pending acquisitions is, or are, not completed on a timely basis, or at all, we also will not realize any of the benefits expected from its, or their, completion. This loss of benefits, or the increase in risks, could have a material adverse effect on our business.

Cetera is the largest component of our independent retail advice platform, and we may not be able to realize the expected benefits of our independent retail advice platform if we fail to complete the Cetera merger.

Our independent retail advice platform will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, but Cetera will be, by far, the largest component. Assuming all the pending acquisitions are completed, our independent retail advice platform would represent 65% of our revenues for the nine months ended September 30, 2013 and Cetera would represent 66% of the revenues of our independent retail advice platform for the nine months ended September 30, 2013. Completing the Cetera merger is a key element of our growth strategy and an important element of our ability to realize benefits from our independent retail advice platform. There can be no assurance that we will complete the Cetera merger in a timely manner, or at all, and any failure to do so would have a material and adverse effect on our business and future prospects.

Our ability to complete the Cetera merger and the other pending acquisitions is dependent on the consummation of the Cetera financings.

In addition to the proceeds from this offering and cash on hand, we require the proceeds from the Cetera financings and the concurrent private offering to complete the Cetera merger and the pending acquisitions.

While we have commitments for the Cetera financings, there can be no assurance that we will be able to consummate them or arrange and obtain alternative financing from alternative sources in an amount sufficient to complete the Cetera merger and the other pending acquisitions. In addition, if we are able obtain alternative financings, we may incur increased interest and fees, and become subject to different terms and conditions generally.

If we are unable to obtain adequate funding for the cash consideration and other costs of the Cetera merger and the other pending acquisitions, we will be unable to consummate the Cetera merger and the other pending acquisitions, and we may be in default under the related agreements.

In addition, failure to consummate the Cetera financings or obtain alternative financing could give rise to an obligation for us to pay Cetera a $75.0 million reverse termination fee.

Our failure to consummate the Cetera financings for any reason would have a material and adverse effect on our business and future prospects.

If the Cetera merger does not occur, we may incur payment obligations to Cetera.

If the Cetera merger agreement is terminated under certain circumstances, we may be obligated to pay Cetera a $75.0 million reverse termination fee, $55.0 million of which has been paid by us already into escrow. Payment of this termination fee could have an adverse effect on our results of operations.

Uncertainty regarding the completion of the pending acquisitions may adversely affect our business and the acquired businesses.

The pending acquisitions will happen only if certain conditions specific to each pending acquisition are met, which may cause uncertainty regarding the future structure and prospects of our company or the acquired businesses. This uncertainty may cause clients, prospects and financial advisors of our company or the acquired businesses to delay or defer the decision to do business with our company or the acquired businesses during the pendency of the pending acquisitions.

Similarly, uncertainty regarding the completion of the pending acquisitions may foster uncertainty among financial advisors and employees of the acquired businesses about their future roles. This may adversely affect the ability of the acquired businesses to attract and retain key management, sales, marketing, trading and technical personnel.

Restrictions on the operations of the acquired businesses may limit their ability to make acquisitions or dispositions, make capital expenditures, hire new employees and financial advisors and take other specified actions without our consent also may impair the acquired businesses’ ability to attract, retain, and motivate key personnel and financial advisors and prevent the acquired businesses from executing their business plans, pursuing attractive business opportunities or addressing other strategic developments that may arise prior to the completion of the pending acquisitions.

If uncertainty regarding the completion of the pending acquisitions, or any other risk or uncertainty, adversely affects the acquired businesses prior to the completion of the pending acquisitions, the acquired businesses may not be as valuable as we expected they would be following the completion of the pending acquisitions, and we may not realize the expected benefits of the pending acquisitions. Similarly, uncertainty regarding the completion of the pending acquisitions could also affect our ability to enter into future transactions including acquisitions, and otherwise have an adverse effect on our business.

An adverse judgment in a lawsuit challenging any of the pending acquisitions may prevent it from becoming effective within the expected timeframe, or at all.

Stockholders of the acquired businesses have filed lawsuits and may file additional lawsuits challenging the pending acquisitions, which name and may name us as a defendant.

On November 27, 2013, a lawsuit was filed in state court in Florida by plaintiffs claiming to be Summit stockholders and purporting to represent all holders of Summit’s stock. The complaint names us, our wholly owned subsidiary that entered into the Summit merger agreement, Summit and the board of directors of Summit as defendants and generally alleges that Summit’s board of directors breached their fiduciary duties in connection with the Summit merger, and that the other defendants aided and abetted those breaches. Among other remedies, the plaintiffs seek injunctive relief prohibiting the defendants from completing the Summit merger or, in the event that an injunction is not awarded, money damages, costs and attorneys’ fees.

On January 13, 2014, a lawsuit was filed in state court in North Carolina by plaintiffs claiming to be minority and non-managing members of Hatteras against Hatteras and certain of its affiliates alleging that the defendants breached their fiduciary duties in connection with the Hatteras acquisition. The plaintiffs claim certain of the defendants: (i) breached certain inter-company agreements by entering into the Hatteras purchase agreement, including through the sale of the Hatteras’ assets without plaintiffs’ consent; (ii) breached their fiduciary duties; and (iii) placed unreasonable restrictions on plaintiffs’ access to certain information. Among other remedies, the plaintiffs seek declaratory judgment that the Hatteras acquisition agreement is invalid and unenforceable. On January 28, 2014, Hatteras and the other defendants answered the complaint and filed counterclaims against the plaintiffs alleging that they: (i) breached the operating agreement; (ii) breached their fiduciary duties; (iii) committed a tort by using Hatteras’ confidential information to set up a competing fund; and (iv) interfered with the Hatteras purchase agreement by attempting to derail the sale. Hatteras and the other defendants also filed a motion for prompt hearing, requesting that the court promptly address the minority shareholders’ claim that Hatteras is prohibited from completing the sale.

We cannot assure you as to the outcome of these lawsuits, or any similar lawsuit that may be filed in connection with any of the other pending acquisitions, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If the plaintiffs are successful in obtaining an injunction or other similar remedy prohibiting the parties from completing one of the pending acquisitions on the agreed-upon terms, it may not be completed in the expected time frame, or at all. Whether or not any plaintiff’s claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our business.

The unaudited pro forma consolidated financial information included in this prospectus is only for illustrative purposes and may not necessarily reflect our actual operating results and financial condition following the completion of the pending acquisitions.

The unaudited pro forma consolidated financial information included in this prospectus is derived from separate historical consolidated financial statements, is presented for illustrative purposes only and is not necessarily indicative of what our company’s actual financial position or results of operations would have been had the pending acquisitions been completed on the dates indicated. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that we currently believe are reasonable in valuing the assets and liabilities of the acquired businesses and assumes that all of the pending acquisitions are consummated. If these assumptions and estimates proved not to be accurate or any or all of the pending acquisitions are not consummated, the pro forma financial information would not correctly reflect our results of operations and financial position during the period presented or in the future.

Integration of the acquired businesses into our business will be challenging and difficult, and we may be unable to profitably operate the acquired businesses and realize the expected benefits of the pending acquisitions.

Our success will depend in large part on the success of our management in integrating the operations, strategies, technologies and personnel of the acquired businesses following the completion of the pending acquisitions. We may fail to realize some or all of the anticipated benefits of the pending acquisitions if the integration process takes longer or is more costly than expected or otherwise fails to meet our expectations. In addition, we anticipate that the overall integration of the acquired businesses will be a time-consuming and expensive process that could significantly disrupt our business, even if it is effectively and efficiently planned and implemented, particularly given the size of Cetera relative to our size and the fact that we have made multiple acquisitions in a short period of time.

Potential difficulties and challenges we may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;
•	the disruption of ongoing businesses and distraction of our management team and the management teams of the other acquired businesses from ongoing business concerns;
•	the creation of a need for additional compliance, documentation, risk management and internal control procedures, which could involve the hiring of additional personnel to implement and monitor such procedures;
•	the retention of clients, key employees and financial advisors of our business or the acquired businesses;
•	our ability to maintain the appropriate level of compliance and operational oversight over the acquired businesses, which will continue to operate independently under their existing brands and management, and financial advisors, who will continue to operate through small and decentralized branch offices;
•	the creation of uniform standards, controls, procedures, policies and information systems;
•	the consolidation and rationalization of information technology platforms and administrative infrastructures;
•	the integration of corporate cultures and maintenance of employee morale;
•	integration of the acquired businesses’ accounting, human resource and other administrative systems, and coordination of trading, sales and marketing functions; and
•	the retention of key employees and financial advisors.

Other factors may also prevent us from profitably operating the acquired businesses and realizing the expected benefits of the pending acquisitions:

•	during the nine months ended September 30, 2013, 13% of the revenues of the acquired businesses on a pro forma basis were derived from direct investment programs distributed by Realty Capital Securities, and there can be no assurance that this level of sales will be maintained or will increase following the completion of the pending acquisitions;
•	incurrence of substantial debt required to finance the pending acquisitions and the independent retail advice platform may place strains on our operations;
•	our failure to successfully further develop the acquired businesses;
•	inability to maintain the key business relationships and the reputations of the acquired businesses;
•	harm to our existing business relationships, brand and reputation;
•	litigation for activities of the acquired businesses, including claims from terminated employees, customers, former stockholders or other third parties;
•	costs necessary to establish and maintain effective internal controls for the acquired businesses; and
•	increased fixed costs.

Integration difficulties, or any other factors that make operating the acquired businesses or our business more challenging following the completion of the pending acquisitions, may prevent us from realizing the benefits from pending acquisitions to the extent, or in the time frame, anticipated by us. Any of these factors could have a material adverse effect on our business, results of operations and financial condition or cash flows.

To the extent we continue to expand our businesses following the completion of the pending acquisitions through new offerings and services or additional complementary acquisitions, we will face similar risks and uncertainties.

The pending acquisitions may expose us to unknown liabilities.

Following the completion of the pending acquisitions, we will be subject to all of the liabilities of the acquired businesses, other than certain liabilities not assumed pursuant to the agreements related to the pending acquisitions. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. We may learn additional information about the acquired businesses that adversely affects us, such as unknown liabilities or other issues that could affect our ability to comply with other applicable laws.

Moreover, we do not have the right to be indemnified under all of the agreements related to the pending acquisitions, and, to the extent there is indemnification against such losses and liabilities in certain of the merger agreements, the amount of such indemnification is limited and may not be sufficient to cover the actual losses we may suffer.

We have incurred, and expect to continue incurring, substantial expenses related to the pending acquisitions.

We have incurred, and expect to continue incurring, substantial expenses in connection with completing the pending acquisitions and integrating the operations of the acquired businesses with our operations. While we have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of its transaction and integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the pending acquisitions could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the acquired businesses following the completion of the pending acquisitions.

Risks Related to the Acquired Businesses

Any decrease in assets under administration or assets under management may decrease our revenue.

Management fees are primarily based on assets under management. The results of operations of our independent retail advice platform will also depend on our level of assets under administration. Assets under management and assets under administration balances are impacted by both the flow of client assets in and out of accounts and changes in market values. Poor investment performance by financial products and financial advisors could result in a loss of managed accounts and could result in reputational damage that might make it more difficult to attract new investors. If the independent retail advice platform or the investment management platform experiences a reduction in assets under administration or assets under management, our revenues may decline.

The independent retail advice platform will face significant competition for financial advisors.

If the independent retail advice platform fails to attract new financial advisors or to retain and motivate existing financial advisors, its results of operations may suffer. The market for experienced and productive financial advisors is highly competitive, and significant resources must be devoted to attracting and retaining the most qualified financial advisors. If the independent retail advice platform is not successful in retaining highly qualified financial advisors, it may not be able to retain its clients or recover the expense involved in attracting and training these individuals. It also may be unable to recruit suitable replacements. A loss of a materially large group of financial advisors could have a material adverse effect on our results of operations.

Financial advisors face significant competition for their clients, who are critical to their success.

Poor service or performance of the financial products that the independent retail advice platform offers may result in the loss of accounts for its financial advisors. In addition, the independent retail advice platform must monitor the pricing of its services and financial products in relation to competitors and periodically may need to adjust commission and fee schedules to remain competitive. Competitive pressures on the pricing of services or products can also cause clients to shift their accounts and investments to a different financial advisor or financial product. If the independent retail advice platform or the investment management platform experiences losses of managed accounts, or fails to attract new ones, our revenues would decline.

Our success depends upon the continued services of key senior management personnel of the acquired businesses, including executive officers and senior managers.

We expect the acquired businesses will continue to be operated independently under their existing brands and management following the completion of the pending acquisitions, and our success depends upon the continued services of key senior management personnel of the acquired businesses, including executive officers and senior managers. The loss of one or more of the key senior management personnel of the acquired businesses, and the failure to recruit a suitable replacement or replacements, could have a material adverse effect on our business.

We have entered into agreements and offer letters with certain executive officers and senior managers pursuant to which they will remain employed by us following the completion of the pending acquisitions, which is consistent with our plan to have each of the acquired businesses continue to operate independently under our oversight following the completion of the pending acquisitions.

The relationships of the independent retail advice platform with sponsors of financial products may be disrupted.

The independent retail advice platform will have relationships with most of the industry-leading sponsors of financial and insurance products under selling agreements, which may include strategic partnership arrangements, that may be terminated upon notice. These relationships will be driven by many factors, such as the ability of the independent retail advice platform to facilitate sufficient sales volume through its distribution networks. It is possible that our ownership and control of the independent retail advice platform could create the perception that its financial advisors might favor American Realty Capital products over products of other sponsors, which could affect the willingness of other sponsors to enter into new, or maintain existing, selling agreements with the acquired businesses. Any loss or damages to a relationship with a product sponsor, resulting in termination of a selling agreement or otherwise, could adversely affect our company.

The independent retail advice platform will compete based on highly specialized and, in many cases, proprietary technologies that are difficult and costly to maintain.

Highly specialized and, in many cases, proprietary technologies are required to support certain essential operational functions of the independent retail advice platform, including portfolio management, client service, accounting and internal financial processes and controls, and regulatory compliance and reporting. These technology platforms are also necessary to enable the independent retail advice platform to serve the needs of, and attract, financial advisors and enable it to serve the needs of its clients. Moreover, the effective use of technology increases efficiency and will enable the independent retail advice platform to reduce costs. There can be no assurance that we will be able to effectively adopt or develop new or adapt existing technologies to meet client, industry and regulatory demands made upon the independent retail advice platform, and any failure to do so could materially and adversely affect our results of operations.

Moreover, we might be required to make significant capital expenditures to maintain competitive technology and retain skilled information technology employees, although there can also be no assurance that we can retain such skilled information technology employees or that our investments in staff and technology will successfully meet the needs of financial advisors and their clients. Additionally, if the emergence of new industry standards and practices render our existing systems obsolete or uncompetitive, any upgrades or expansions may also require significant expenditures of funds and may also cause us to suffer system degradations, outages and failures. If our technology systems were to fail and we were unable to recover in a timely way, we would be unable to fulfill critical business functions, which could lead to a loss of financial advisors and their clients and could harm our business reputation. A technological breakdown could also interfere with our ability to comply with financial reporting and other regulatory requirements, exposing us to disciplinary action and to liability to our financial advisors and their clients.

There can be no assurance that we will be able to establish or maintain a competitive advantage based on our technology.

A change in the “independent contractor” status of financial advisors would adversely affect us.

The independent retail advice platform relies on the treatment of financial advisors as independent contractors. Financial advisors operate from their own offices and are responsible in large part for the costs and expenses involved in their operations. The enactment of any legislation that would affect the eligibility requirements for independent contractor status could have a significant effect on this business model and lead to additional costs and expenses, which could have a material adverse effect on the independent retail advice platform and our results of operations.

We will be exposed to significant legal liabilities from the operations of our independent retail advice platform.

We will be subject to claims and litigation in the ordinary course of business for our independent retail advice platform resulting from, among other things, alleged and actual errors and omissions, breach of fiduciary or other duties owed to clients, or misconduct in effecting securities transactions, rendering investment advice and placing insurance. These activities involve substantial amounts of money. Since claims may allege liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs.

Bases for such legal liability could include, but are not limited to:

•	recommending transactions that are not suitable for the client or in the client’s best interests;
•	engaging in fraudulent or otherwise improper activity;
•	binding us to transactions that exceed authorized limits;
•	hiding unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses;
•	improperly using or disclosing confidential information;
•	failure, whether negligent or intentional, to effect securities transactions on behalf of clients;
•	failure to perform reasonable diligence on a security, product or strategy;
•	failure to supervise a financial advisor;
•	failure to provide insurance carriers with complete and accurate information;
•	engaging in unauthorized or excessive trading to the detriment of clients; or
•	otherwise not complying with laws or control procedures.

There can be no assurance that past or future activities of the acquired businesses exposing them to legal liability, on the bases described above or otherwise, will not lead to a material adverse effect on the business of our independent retail advice platform and our results of operations.

Misconduct and errors by employees and financial advisors, who operate in a decentralized environment, could harm the independent retail advice platform.

The businesses of our independent retail advice platform generally operate through small, decentralized offices, largely with financial advisors who are not our direct employees. We cannot always prevent misconduct and errors by financial advisors, and the precautions taken to prevent and detect these activities may not be effective in all cases. Additionally, SEC and FINRA rules require the broker-dealer entities on the independent retail advice platform to supervise the activities of their financial advisors. A substantial number of the offices are supervised by registered principals off-site.

Misconduct by financial advisors on the independent retail advice platform, in connection with their direct interaction with clients or otherwise, and any failure to adequately supervise them, could subject us to liability and result in violations of law, regulatory sanctions and/or serious reputational or financial harm to us.

The independent retail advice platform will be dependent on third parties to provide clearing services.

All of the acquired businesses rely on third parties to provide clearing services, as well as other operations and support functions that they cannot provide internally. In the event one or several of these relationships were to be terminated, there can be no assurance that the functions previously provided could be replaced on comparable terms, or at all. In the event a clearing broker was to cease doing business with any of the acquired businesses, their ability to execute transactions on behalf of, and provide a full range of services to, its clients could be negatively impacted, which could, in turn, have a material adverse effect on both its revenues and earnings.

Furthermore, clearing agreements generally require introducing brokers, like the acquired businesses (other than Cetera Financial Institutions LLC), to indemnify the clearing broker against losses from securities transactions. Because the introducing broker is liable to the extent of the net loss on any unsettled trades, introducing brokers are customarily required to post a clearing deposit. However, there can be no assurance that the amount of any indemnified loss will not exceed the amount of any clearing deposit. Furthermore, in periods of extreme market volatility, it is possible that there may be an increase in the number of unsettled trades, which could cause the loss of clearing deposits as well as additional amounts.

Our investment management platform is dependent on the performance and popularity of the mutual funds it sponsors, which will be dependent on the performance of the investment funds it invests in and the investment policies and decisions of fund advisors chosen by those investment funds, which are outside our control.

As an investment management platform, Hatteras is dependent on the performance of the mutual funds it sponsors, which can be adversely impacted by many factors, including adverse opinions by third parties, including rating agencies or industry analysts, and poor short-term performance, which may decrease sales and increase redemptions, irrespective of longer-term success.

Moreover, because our investment management platform will primarily involve fund-of-funds investments, its performance will be affected by the investment policies and decisions of fund advisors which are outside its control. The Hatteras funds generally invest their assets in other investment funds, which in turn allocate assets to fund advisors. There can be no assurance that the allocation and investment decisions of the investment funds and their chosen fund advisors will be successful. Anything that adversely affects the investment funds could adversely affect our investment management platform and have a negative impact on our results of operations.

There are risks involved in acting as a “fiduciary” under ERISA.

The acquired businesses are subject to the Employee Retirement Income Security Act of 1974, or ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, and to regulations promulgated thereunder, insofar as they act as a “fiduciary” under ERISA or the Code with respect to benefit plan clients or otherwise deal with benefit plan clients. ERISA and applicable provisions of the Code impose duties on persons who are considered fiduciaries, prohibit specified transactions involving benefit plan clients (including, without limitation, with respect to ERISA, employee benefit plans (as defined in Section 3(3) of ERISA) and, with respect to the Code, individual retirement accounts and Keogh plans) and impose monetary penalties (including excise taxes) for violations of these duties and restrictions. Any failure to comply with these requirements could result in significant liabilities, or, in a worst case, severely limit the extent to which the acquired businesses could act as fiduciaries for any plans.

The SEC may limit 12b-1 fees.

Certain of the acquired businesses receive 12b-1 fees, or trail commissions, related to the sale of mutual fund shares. The SEC has proposed certain measures that would establish a new framework to replace Rule 12b-1 under the Investment Company Act of 1940, or the Investment Company Act with respect to how mutual funds collect and pay fees to cover the costs of selling and marketing their shares. Any adoption of such measures would likely be phased in over a number of years. As these measures are neither final nor undergoing implementation throughout the financial services industry, the impact of changes such as those currently proposed cannot be predicted at this time. In the event the SEC limited the ability of any of the acquired businesses to receive such fees, its revenues and earnings could be negatively impacted.

Additionally, the DOL, which promulgates rules related to retirement plans, is considering eliminating commissions and 12b-1 fees on qualified retirement accounts, including IRAs.

Risks Related to Our Business

Substantially all our revenues are derived from American Realty Capital, which is under common control with us.

American Realty Capital, which is controlled, directly or indirectly, by our principals who, directly or indirectly control Parent, has accounted for 93% of our total revenues for the 12 months ended December 31, 2013. For example, all of the $28.1 billion in value of mergers and acquisitions transactions, all of the $22.7 billion in purchase price of equity capital markets transactions and all of the $10.3 billion of debt capital markets transactions on which our investment banking and capital markets business advised in 2013 related to transactions involving direct investment programs or entities which had been sponsored or managed by American Realty Capital. Moreover, $714.6 million of the $886.5 million in revenues generated by Realty Capital Securities in 2013 resulted from sales of equity capital of direct investment programs or other entities sponsored or managed by American Realty Capital.

Following the completion of the pending acquisitions, on a pro forma basis for the nine months ended September 30, 2013, 74% of our revenues would have been derived from sources other than American Realty Capital. Our dealer manager relationships and advisory engagements continue to be substantially focused on American Realty Capital which will, accordingly, continue to account for a significant percentage our revenue. On a pro forma basis for the nine months ended September 30, 2013, 26% of the revenues of the acquired businesses were derived from sales of products sponsored by American Realty Capital.

As a result of our dependence upon American Realty Capital, any adverse impact on the results of operations of American Realty Capital would have an adverse impact on our results of operations.

We may fail to manage our future growth effectively.

We have significantly expanded our operations since they commenced with the inception of Realty Capital Securities in 2007, and we will continue to expand our operations through the completion of the pending acquisitions to include an independent retail advice platform and an investment management platform. The completion of the pending acquisitions will increase our revenues 176% on a pro forma basis for the nine months ended September 30, 2013, of which 117% is attributable to revenues from Cetera. It is also anticipated that we will continue our plan to expand and grow our business through additional complementary acquisitions and the exchange transactions.

This future growth, if it occurs, will place significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to:

•	hire, integrate and retain highly skilled and motivated employees, including the senior management of the acquired businesses who are retained following the completion of the pending acquisitions;
•	retain and maintain our relationships with clients, financial advisors and retail broker-dealers;
•	expand our financial and management controls, reporting and operational systems and procedures;
•	effectively integrate regulatory compliance functions of the independent retail advice platform and an investment management platform and any other complementary businesses acquired;
•	expand our marketing infrastructure and capabilities;
•	make capital expenditures on information technology, personnel, office space and tangible assets;
•	provide adequate training and supervision to maintain high quality standards; and
•	devote management’s attention to any unforeseen issues that may arise related to our growth.

If we do not effectively manage our growth we may not be able to meet the needs of our clients and our financial advisors, which could adversely affect our revenues and operations.

We have a limited operating history, and our past performance may not be indicative of our future results.

Realty Capital Securities commenced operations August 2007. Our investment banking and capital markets business was launched during the period from November 2012 through January 2013, and has a limited operating history. Following the completion of the pending acquisitions, a significant percentage of our revenue will be derived from our independent retail advice platform, a business we have not previously operated. Accordingly, you should not rely on our past performance to predict our future results.

There can be no assurance that we will be successful in pursuing our long-term strategy of expanding into complementary businesses.

Our long-term strategy also includes expanding into complementary businesses. As part of this strategy we entered into the pending acquisitions. See “The Pending Acquisitions” for more details. There are also risks associated with acquisitions, including the pending acquisitions, which may be costly and may not result in their intended benefits. See “Risks Related to the Pending Acquisitions” for a more detailed discussion of these risks.

In addition, regulators may put restrictions on the ability of broker-dealers and investment advisors to add new financial advisors and/or branch offices which would be complementary to our business. Furthermore, any transaction similar to the pending acquisitions involving a change in ownership and control of a broker-dealer will require an application to FINRA for approval of such change of ownership, which approval may not be granted. Accordingly, even if we are able to negotiate a transaction with an acquisition candidate, we may not be able to consummate such transaction, thereby inhibiting our ability to fully execute our growth strategy.

If we fail to acquire and integrate complementary businesses, our results of operations and future prospects would be adversely affected.

There can be no assurance that we will be successful in our long-term strategy of expanding our service offerings to clients other than American Realty Capital.

A key component of our long-term business strategy is to expand our wholesale distribution platform and our investment banking, capital markets and transaction management and services platform to sponsors and other participants in the management and sale of direct investment programs, other than American Realty Capital. Other direct investment sponsors may not want to retain us for a variety of reasons, including our common ownership with American Realty Capital. Accordingly, there can be no assurance that such strategy will be successful.

If we fail to increase or diversify our market share of direct investment programs, our results of operations and future prospects may be adversely affected.

Extensive or frequent changes in regulations could adversely affect our business.

The securities industry is subject to extensive and frequently changing requirements under federal and state securities and other applicable laws and self-regulatory organization rules. The SEC, FINRA, various securities exchanges and other U.S. governmental or regulatory authorities continuously review legislation and regulatory initiatives and may adopt new or revised laws and regulations. Such laws and regulations may be complex, and we may not have the benefit of regulatory or federal interpretations to guide us in compliance. Changes in the law or new interpretations of existing laws also could have an adverse effect on our methods and costs of doing business.

For example, with respect to direct investment programs, FINRA has proposed amendments to its rules that govern disclosure of a per share estimated value of a direct investment program security. Under one of the proposed amendments, the share value of a direct investment program security may be shown as the offering price per share less dealer manager fees, selling commissions, organization and offering expenses and potentially certain distributions, paid per share. The proposed amendments could adversely impact direct investment programs if investors or financial advisors react negatively to the new disclosure regime, and such an adverse impact on direct investment programs may harm our results of operations.

In addition, state securities regulators require that investors in direct investment programs meet certain minimum income and/or net worth standards. These standards may vary from state to state and change frequently. Changes to suitability standards may require us to expend resources familiarizing ourselves, as well as the financial advisors with whom we do business, with the new standards. If a financial advisor does not satisfy the requirements with regards to suitability standards, we could be subject to substantial liability, including fines, penalties and possibly rescission.

Along with suitability requirements, state regulators have also imposed limitations on an investor’s exposure to direct investment programs. The breadth and scope of these limitations have varied considerably and may operate to limit the exposure that a resident of a certain state has to a product, sponsor or direct investment programs generally. These concentration limitations have been applied with increasing frequency and have increasingly targeted all direct investment programs.

The DOL is preparing an amendment to the definition of “fiduciary” for purposes of ERISA. The proposed rule would broaden the scope of persons who could be ERISA fiduciaries and the activities that could require fiduciary treatment. The proposed rule could have consequences on the securities industry that are difficult to predict. The uncertainty surrounding the proposed DOL rulemaking may cause broker-dealers to delay their decision to sell products that our clients are offering, which could reduce demand for our services. If we were deemed fiduciaries or if our activities were deemed to be fiduciary activities, or if the same were true for the broker-dealers with whom we do business, or whom we may acquire through the pending acquisitions or otherwise, we and they may be subject to additional regulation and, potentially, liability, and our results of operations could suffer as a result.

These risks, as well as the additional risks described under “— Risks Related to Our Industry — The acquired businesses are exposed to regulatory, compliance and legal risks that are different from those we currently face,” will also apply to our independent retail advice platform following the completion of the pending acquisitions.

Realty Capital Securities is prohibited from raising money for U.S. Net Lease REITs sponsored by American Realty Capital.

During 2013, 38% of Realty Capital Securities’s sales of interests in non-traded REITs consisted of sales of interests in non-traded REITs or similar offerings with a primary investment strategy of investing in U.S. single-tenant, net-leased properties, or U.S. Net Lease REITs, sponsored by American Realty Capital. In connection with the merger between American Realty Capital Properties, Inc., or ARCP, and Cole Real Estate Investments, Inc., or Cole, Parent and Mr. Schorsch agreed that neither Parent nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with Parent are directors and executive officers of ARCP.

Although this restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of Parent, Mr. Schorsch or any of their affiliates, there can be no assurance that Realty Capital Securities will be able to sell interests in other types of REITs or U.S. Net Lease REITs sponsored by unaffiliated sponsors to replace the loss of sales in U.S. Net Lease REITs sponsored by American Realty Capital. Furthermore, although Cole’s wholesale broker-dealer has not to date distributed interests in REITs other than U.S. Net Lease REITs, it could in future do so and could compete with Realty Capital Securities.

Our ability to attract and retain qualified professionals is critical to our success, and our failure to do so may materially impair the value of your shares of our Class A common stock.

We depend on the skills and expertise of the qualified professionals who work for our operating subsidiaries and our success depends on our ability to retain existing and attract new qualified professionals. The professionals and senior marketing personnel of our operating subsidiaries have direct contact with our clients, financial advisors and retail broker-dealers, and with other key individuals, and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. If we lose the services of any key personnel, we may not be able to manage and grow our operations effectively, enter new markets, develop new products or effectively integrate businesses we acquire, including but not limited to the acquired businesses, into our operations.

We also anticipate that it will be necessary for us to hire additional professionals as we further diversify our products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel. Our ability to retain and attract these personnel will depend heavily on the amount of compensation we can offer. Compensation levels in the securities industry are highly competitive. Consequently, our profitability could decline as we compete for personnel. An inability to recruit and retain qualified personnel could affect our ability to provide acceptable levels of service to our clients and funds and hinder our ability to attract new clients, each of which could have a material adverse effect on our business.

We may require additional financing, which may not be available on acceptable terms or at all.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination. We may need to seek to raise additional capital through other available sources, which may include borrowing additional funds or raising additional capital from third parties in addition to the Cetera financings, and there can be no assurance that we will be successful in obtaining required funds on favorable terms, or at all. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders.

If we are unable to generate adequate cash from our operations, or from financing activities, our liquidity and results of operations could be adversely impacted.

Our future indebtedness could adversely affect our financial health and may limit our ability to use debt to fund future capital needs.

Concurrently with the execution of the Cetera merger agreement, we entered into the Cetera commitments which comprise of (i) the Bank commitment, which provides for a commitment for an aggregate of $725.0 million in indebtedness under the bank facilities in connection with the completion of the Cetera merger; and (ii) the Luxor commitment, pursuant to which Luxor has committed to purchase shares of our Class A common stock under certain circumstances, which we refer to as the Luxor common stock, and certain other securities in connection with the completion of the Cetera merger, which we refer to as the Luxor securities. The Luxor securities include $120.0 million aggregate principal amount of newly issued 5% convertible notes due 7.5 years from the issue date, or the convertible notes, to Luxor in connection with the completion of the Cetera merger.

Pro forma for the pending acquisitions and the Cetera financing as of September 30, 2013, we had total indebtedness of $771.9 million. Our level of indebtedness could increase our vulnerability to general adverse economic and industry conditions. It could also require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes. In addition, our level of indebtedness may limit our flexibility in planning for changes in our business and the industry in which we operate, and limit our ability to borrow additional funds.

We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. In addition, we are limited in the amount of capital that we can draw from any broker-dealer subsidiary. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful or feasible and may not be on as favorable terms. The bank facilities and the indenture governing the convertible notes will restrict our ability to sell assets. Even if we could consummate those sales, the proceeds that we realize from them may not be adequate to meet any debt service obligations then due. Furthermore, if an event of default were to occur with respect to our outstanding indebtedness, our creditors could, among other things, accelerate the maturity of our indebtedness.

The bank facilities and the indenture governing the convertible notes will permit us to incur additional indebtedness. Although the bank facilities and the indenture governing the convertible notes will contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions will not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the bank facilities and the indenture governing the convertible notes. To the extent new debt or other obligations are added to our currently anticipated debt levels, the substantial indebtedness risks described above would increase.

The bank facilities and the indenture governing the convertible notes will contain restrictions that may prevent us from taking actions that we believe would be in the best interest of our business.

The bank facilities and the indenture governing the convertible notes will contain customary restrictions on our activities, including covenants that may restrict us from:

•	incurring additional indebtedness or issuing disqualified stock or preferred stock;
•	paying dividends on, redeeming or repurchasing our capital stock;
•	making investments or acquisitions;
•	creating liens;
•	selling assets;
•	receiving dividends or other payments to us;
•	guaranteeing indebtedness;
•	engaging in transactions with affiliates; and
•	consolidating, merging or transferring all or substantially all of our assets.

We will also be required to comply with financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business. Our ability to comply with these restrictive covenants will depend on our future performance, which may be affected by events beyond our control.

If we violate any of these covenants and are unable to obtain waivers, we would be in default under the bank facilities or indenture and payment of our indebtedness could be accelerated. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay that indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our indebtedness is in default for any reason, our business could be materially and adversely affected.

In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our Class A common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may negatively impact us.

As with other yield-oriented securities, shares of direct investment programs, particularly those marketed to “mass affluent” investors, who we believe seek products with “durable income” characteristics, are impacted by their level of distributions to their stockholders. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment, due to recently announced changes in the monetary policy of the United States Federal Reserve or otherwise, could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Because we rely on direct investment programs, any macroeconomic conditions affecting them adversely may negatively impact us.

Rising interest rates may also have adverse effects on financial products sold through the independent retail advice platform, which could cause our results of operations to suffer.

We are exposed to risks due to our investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other statutes and case law with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the net capital rule.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. There can be no assurance that our policies and procedures will effectively and accurately record and verify this information.

Our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to clients as well as to third parties and increases in general systemic risk.

Realty Capital Securities is subject to risks that are particular to its role as dealer manager for direct investment program offerings.

In connection with its role as dealer manager for direct investment program offerings, Realty Capital Securities provides substantial promotional support to the broker-dealers selling a particular offering, including by providing sales literature, forums, webinars, press releases and other forms of mass communication. Due to the volume of materials that Realty Capital Securities may provide throughout the course of an offering, much of which may be scrutinized by regulators, Realty Capital Securities may be exposed to significant liability under federal and state securities laws, and subject to fines by the SEC, FINRA and state securities regulators, or even suspension from the securities industry.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

Realty Capital Securities is, and any other broker-dealer acquired by us will be, required to maintain certain levels of minimum net capital subject to the SEC’s net capital rule. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all the activities of a broker-dealer. Realty Capital Securities, and any other broker-dealer acquired by us, may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and may subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business. In addition, we may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which we may enter. We cannot predict our future capital needs or our ability to obtain additional financing.

Our business could be adversely affected by a downturn in the financial markets.

Our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our clients and, therefore, to a decline in the revenues we receive from commissions and spreads.

Market fluctuations and volatility may reduce our revenues and profitability.

Our revenues and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the underwriting of securities or the failure of third parties to meet commitments.

Lower securities price levels may also result in a reduced volume of transactions. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We face competition from other financial firms.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial services firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than we do. Many of these firms offer their clients more products and research than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. These competitors may have lower costs or provide more services, and they may offer their clients more favorable commissions, fees or other terms than those offered by us. The acquired businesses would be subject to similar competition.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to effectively use new technologies, adapt our services to emerging industry or regulatory standards or market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or client requirements or to comply with emerging industry standards, including regulatory standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We face significant competition for wholesalers.

We are dependent upon our employees who recruit and manage retail broker-dealers for the offerings of direct investment programs for which Realty Capital Securities serves as dealer manager, whom we refer to as our wholesalers. We are exposed to the risk that our wholesalers could leave or decide to affiliate with one of our competitors and that we would be unable to recruit suitable replacements. A loss of a large group of wholesalers could have a material adverse impact on Realty Capital Securities business.

Providing transaction management services involves providing services that meet the legal needs of our clients and, as a result, is subject to a variety of complex and evolving laws and regulations.

Providing transaction management services involves providing services that meet the legal needs of our clients, which may subject us to allegations of unauthorized practice of law, or UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which we operate. We are unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to our clients, because we do not meet the regulatory requirement of being exclusively owned by licensed attorneys. We also may be subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law. We may incur costs associated with responding to, defending and settling proceedings related to UPL, and the provision of our services more generally. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Internet and internal computer system failures or security breaches could damage our reputation and harm our business.

A portion of our business is conducted through the Internet and through our internal computer system, either of which could experience system failures and degradations in the future due to circumstances beyond our control, which include, but are not limited to:

•	human error;
•	subsystem, component or software failure;
•	a power or telecommunications failure;
•	an earthquake, fire, or other natural disaster or act of God;
•	hacker attacks or other intentional acts of vandalism; or
•	acts of terror or war.

Any of these events could have a material adverse effect on our financial condition and results of operations.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

Our brands may not achieve broad recognition.

We believe that broader recognition and positive perception of our brands and the brands of our operating subsidiaries, and the brands of any businesses we or they may acquire, are essential to our future success. Our successful positioning of our brands will depend in a large part on the success of our advertising and promotional efforts, an increase in the number of users and page views of our websites, and the ability to continue to provide a website and services useful to our clients. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which includes multimedia advertising, promotional programs and public relations activities. These initiatives require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

The preservation and enhancement of the brands of the acquired businesses is essential to their success. We expect that the acquired business will continue to be operated independently under their existing brands and management following the completion of the pending acquisitions, subject to our oversight. Any failure of the brand enhancement strategy or other marketing efforts of any of the acquired businesses could have an adverse impact on us.

A failure to protect our reputation could adversely affect our businesses.

Our ability to attract and retain clients, investors, employees and financial advisors is highly dependent upon external perceptions of us and our operating subsidiaries. Damage to our reputation could cause significant harm to our business and prospects and may arise from numerous sources, including litigation or regulatory actions, failing to deliver minimum standards of service and quality, compliance failures, any perceived or actual weakness in our financial strength or liquidity, unethical behavior and the misconduct of our employees, advisors and counterparties. Negative perceptions or publicity regarding these matters could damage our reputation among existing and potential clients, investors, employees and financial advisors. Adverse developments with respect to our industry may also, by association, negatively impact our reputation or result in greater regulatory or legislative scrutiny or litigation against us.

The preservation of the reputations for independence of the independent broker-dealer subsidiaries that will make up our independent retail advice platform will also be important to our success. We expect the independent broker-dealer subsidiaries will continue to be operated independently under their existing brands and management following the completion of the pending acquisitions, subject to our oversight. Currently, the independent broker-dealer subsidiaries which will comprise our independent retail advice platform offer interests in direct investment programs and other products sponsored by American Realty Capital, and we expect they will continue to do so following the completion of the pending acquisitions. There is a risk that continuing, or increasing, this level of sales following the completion of the pending acquisitions could affect the independent broker-dealer subsidiaries’ reputation for independence, which could adversely affect our results of operations.

Risks Related to Our Industry

We are subject to various risks associated with the securities industry.

We are subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;

•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired, because certain expenses remain relatively fixed. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

Broker-dealers and other financial services firms are subject to extensive regulations and increased scrutiny.

The financial services industry is subject to extensive regulation by U.S. federal, state and international government agencies, as well as various self-regulatory agencies. Recent turmoil in the financial markets has contributed to significant rule changes, heightened scrutiny of the conduct of financial services firms and increasing penalties for rule violations. We may be adversely affected by new laws or rules or changes in the interpretation of existing rules or more rigorous enforcement. Significant new rules are developing under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. Some of these rules could impact our businesses, including through the potential implementation of a more stringent fiduciary standard for brokers and enhanced regulatory oversight over incentive compensation.

We also may be adversely affected by other evolving regulatory standards, such as those relating to suitability and supervision. Legal claims or regulatory actions against us also could have adverse financial effects on us or harm our reputation, which could harm our business prospects.

Realty Capital Securities is, and any acquired broker-dealer will be, registered as a broker-dealer under the Exchange Act and a member of FINRA, and subject to regulation, examination and supervision by the SEC, FINRA, other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales practices, use and safekeeping of clients’ funds and securities’ capital adequacy, record-keeping and the conduct and qualification of officers, employees and independent contractors. Failure of any of our broker-dealers to comply with applicable laws or regulations could result in censures, penalties or fines, the issuance of cease-and desist orders, the suspension or expulsion from the securities industry of any such broker-dealer, or its officers, employees or independent contractors or other similar adverse consequences. Additionally, the adverse publicity arising from the imposition of sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

For example, in June 2013, Realty Capital Securities accepted and consented, without admitting or denying the findings, a Letter of Acceptance, Waiver and Consent, or AWC, from FINRA that included findings that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering, as further described under “Business — Wholesale Distribution — Legal Proceedings.”

Financial services firms are subject to numerous conflicts of interest or perceived conflicts of interest. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted, and regularly review and update, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us.

Financial services firms are also subject to rules and regulations relating to the prevention and detection of money laundering. The USA PATRIOT Act of 2001, or the PATRIOT Act, mandates that financial institutions, including broker-dealers and investment advisors, establish and implement anti-money laundering, or AML, programs reasonably designed to achieve compliance with the Bank Secrecy Act of 1970 and the rules thereunder. Financial services firms must maintain AML policies, procedures and controls, designate an AML compliance officer to oversee the firm’s AML program, implement appropriate employee training and provide for annual independent testing of the program. We have established AML programs but there can be no assurance of the effectiveness of these programs. Failure to comply with AML requirements could subject us to disciplinary sanctions and other penalties.

Financial services firms must also comply with applicable privacy and data protection laws and regulations, including SEC Regulation S-P and applicable provisions of the 1999 Gramm-Leach-Bliley Act, the Fair Credit Reporting Act of 1970 and the 2003 Fair and Accurate Credit Transactions Act. Any violations of laws and regulations relating to the safeguarding of private information could subject us to fines and penalties, as well as to civil action by affected parties.

The acquired businesses are exposed to regulatory, compliance and legal risks that are different from those we currently face.

Like Realty Capital Securities, the registered broker-dealer and investment adviser subsidiaries of Cetera and the other acquired businesses must comply with applicable regulations or risk serious adverse consequences to their businesses, but the acquired businesses engage in regulated activities that are different from those currently undertaken by our operating subsidiaries and thus will expose us to different risks. The independent retail advice platform deals with retail clients through networks of financial advisors that operate through multiple separate branch offices. We will be responsible for the conduct of a retail business, including the management and supervision of branch office operations and the supervision of retail activities. Our broker-dealer subsidiaries, employees and agents will have significant obligations to clients.

We will also be engaged in the sale of certain products that are different from those currently sold by Realty Capital Securities, including a range of securities products, such as mutual funds, and insurance products, such as annuities and life insurance. Significant risk management and supervisory systems and controls and surveillance protocols are required to oversee these businesses. To the extent that our systems and controls are ineffective in assuring compliance with applicable laws, rules and regulations, we could be exposed to significant regulatory sanctions.

Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisors and broker-dealers. Any failure to comply with applicable regulatory requirements may result in significant regulatory sanctions, client litigation or harm to our reputation, each of which may have an adverse effect on our financial condition.

As part of the regulatory process, broker-dealers and investment advisors are subject to periodic examinations by the SEC, the purpose of which is to determine their compliance with securities laws and regulations. Broker-dealers are also subject to routine and for-cause examinations by FINRA. It is not uncommon for the regulators to assert, upon completion of an examination, that the broker-dealer or investment adviser being examined has violated certain of these rules and regulations. Depending on the nature and extent of the violations, the broker-dealer or investment adviser may be required to pay a fine and/or be subject to other forms of disciplinary action. The SEC and self-regulatory organizations, such as FINRA, have the authority to bring administrative proceedings against firms under their jurisdiction, whether arising out of examinations or otherwise, for violations of the securities laws. Administrative sanctions can include cease-and-desist orders, censure, fine, civil monetary penalties and disgorgement and may even result in the suspension or expulsion of the firm from the securities industry. Similar sanctions may be imposed upon officers, directors, representatives and employees. Judicial proceedings also may be initiated by the SEC or state regulators where the misconduct warrants such action and may result in injunctive relief, civil monetary penalties, disgorgement and other sanctions.

The following are material regulatory matters with respect to the acquired businesses:

Summit

•	In March 2011, Summit became aware that a financial advisor operating from one of its branch offices may have misappropriated funds. In connection therewith, Summit undertook an investigation, including notifying FINRA. Summit also notified, or attempted to notify, clients of the advisor. Summit also notified its fidelity bond carrier. During 2011, Summit settled with two of the four identified parties representing approximately 95% of the total known loss.
•	In connection with past examinations, Summit has been notified by FINRA of, and endeavored to correct, certain alleged violations.

J.P. Turner

•	In December 2013, FINRA ordered J.P. Turner to pay more than $700,000 in restitution to clients who complained about unsuitable sales of leveraged and inverse exchange-traded funds and excessive mutual fund switching by one financial advisor.
•	An SEC administrative complaint filed in 2012 alleged that three former financial advisors at J.P. Turner churned client accounts to generate commissions, fees and margin interest totaling $845,000, while their clients lost $2.7 million.

There can be no assurance that the findings of any regulatory agencies will not result in subjecting us (and possibly certain of our principals and/or financial advisors) to some form of disciplinary action, including fines.

The independent retail advice platform includes subsidiaries that are SEC-registered investment advisers, which are subject to different compliance and oversight regimes than SEC-registered broker-dealers.

The SEC oversees all activities of registered investment advisers under the Advisers Act. Subsidiaries of the acquired businesses that are registered as investment advisers with the SEC will be subject to the requirements of the Advisers Act, including examination by the SEC’s staff. Such requirements relate to, among other things, fiduciary duties to clients, performance fees, maintaining an effective compliance program, solicitation arrangements, conflicts of interest, advertising, limitations on agency cross and principal transactions between the adviser and advisory clients, recordkeeping and reporting requirements, disclosure requirements and general anti-fraud provisions.

The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censure to termination of an investment adviser’s registration. Investment advisers also are subject to certain state securities laws and regulations. Failure to comply with the Advisers Act or other federal and state securities and regulations could result in investigations, sanctions, profit disgorgement, fines or other similar consequences.

We rely on direct investment programs for a substantial portion of our revenues.

During the period from 2008 to 2013, a substantial portion of our revenues came from services provided to direct investment programs, and it is anticipated that a substantial portion of our revenues will come from direct investment programs in the future as well. On a pro forma basis assuming the completion of the pending acquisitions during the nine months ended September 30, 2013, approximately 34% of our revenues would have come from services provided to direct investment programs and 20% of the revenues of the acquired businesses would have come from sales of interests in direct investment programs. Our exposure to direct investment programs leaves us vulnerable to adverse developments including, but not limited to:

•	a reduction in the popularity of direct investment programs among retail investors;
•	rising interest rates, which could have the effect of reducing investor demand for higher-yielding securities;
•	a determination by the Federal Reserve that asset bubbles in certain investment product categories may require a policy response;

•	continued or increasing negative publicity concerning non-traded REITs;
•	changes in tax law;
•	increased, costly or burdensome regulation from the SEC, state securities regulators or FINRA; and
•	malfeasance by sponsors or broker-dealers of direct investment programs, including by our competitors.

More particularly, recent scrutiny from FINRA, the SEC and state securities regulators has caused, and could continue to cause, negative publicity about direct investment programs.

In 2011, FINRA filed a complaint against a broker-dealer charging it, among other things, with soliciting investors to purchase non-traded REIT shares without fully investigating suitability, and for marketing non-traded REITs on its website with misleading returns. On October 22, 2012, the case was settled and FINRA ordered the broker-dealer to pay approximately $12.0 million in restitution to affected clients, and to clients who were charged excessive markups. The founder of the broker-dealer was personally fined $250,000 and suspended for one year from the securities industry and two years from acting as a principal.

On November 22, 2011, FINRA entered into a settlement with a second broker-dealer for using misleading, unwarranted or exaggerated marketing materials in the sale of a non-traded REIT. The broker-dealer was ordered to pay a fine of $300,000, and has neither admitted nor denied the charges.

On December 12, 2012, the Massachusetts Securities Division, or the Division, filed an administrative complaint against a third broker-dealer, accusing it of violating Massachusetts securities laws in the sale of non-traded REIT shares. On February 6, 2013, the Division and the broker-dealer entered into a consent order that required, among other things, a $2.0 million payment by the broker-dealer to Massachusetts investors, payment of a $500,000 fine and an agreement by the broker-dealer to reform its selling practices. On May 22, 2013, the Division announced settlements with five broker-dealers requiring them to make $6.0 million in restitution to investors and pay fines totaling $975,000 over the improper sale of shares of non-traded REITs.

The proceedings outlined above, none of which involved us or our affiliates, have received substantial publicity, much of it negative. In addition, both the SEC and FINRA issued bulletins in 2011 and 2012, respectively, urging investors to conduct careful reviews before investing in non-traded REITs, which has also generated negative publicity.

An adverse development relating to direct investment programs, including but not limited to negative publicity or any of the foregoing, could reduce our sources of revenue and negatively impact the market price of our Class A common stock.

Our ability to raise capital in a timely manner in the amount that we may require is limited by the operation of FINRA’s (NASD) Rule 1017.

FINRA’s (NASD) Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. The application must be filed at least 30 days prior to effecting a change. The approval process under FINRA (NASD) Rule 1017 can take six months or more to complete.

The required FINRA process under FINRA (NASD) Rule 1017, including the approval required 30-day notice period before effecting a change in ownership could hinder us in any effort to raise capital, in a timely manner. Where, as a result of the capital raised, any person or entity would own or control 25% of more of any of our broker-dealer subsidiaries.

While we may effect a change in ownership 30 days after submitting notice to FINRA, FINRA may place interim restrictions on the firm pending final approval, and there is no guarantee that FINRA would ultimately approve any such change in ownership or control.

Difficult market conditions for investment products can adversely affect our business.

Demand for investment products, such as direct investment programs and mutual funds, is materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. For example, our revenues are directly related to the volume and value of investment banking and brokerage transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial services companies seeking available engagements. Our results of operations would also be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact retail brokerages, which are the clients of Realty Capital Securities. Our profitability may also be adversely affected by the possibility that we would be unable to scale back other costs quickly enough to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital markets transactions, which may reduce the number of investment banking opportunities available for us to pursue.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC and NYSE to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, our underwriting business may be adversely affected. In addition, provisions of Sarbanes-Oxley, the Dodd-Frank Act, and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital markets transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls may have greater difficulty accessing the capital markets. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of our investment banking and capital markets business. The legislation contains changes to the laws governing, among other things, Federal Deposit Insurance Corporation assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until all of the regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on our operations, particularly through an increased regulatory burden and increased compliance costs. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

We face significant legal risks in connection with our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

Moreover, our role as advisor to clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment. These activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including our clients’ stockholders who could bring securities class action suits against us. There can be no assurance that indemnities from our clients and provisions to limit our exposure to legal claims relating to our services will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against our investment banking business could harm our results of operations or harm our reputation, which could adversely affect our business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, we often deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business could be adversely affected.

If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not required to register as an investment company under the Investment Company Act, and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our common stock.

Risks Related to our Structure

The dual class structure of our common stock has the effect of concentrating voting control over us in Parent and, indirectly, in those who control Parent.

Holders of our Class A common stock are entitled to one vote per share, and pursuant to our amended and restated certificate of incorporation, so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. After giving effect to the exchange transactions, Parent holds our sole outstanding share of Class B common stock and thereby controls us. Parent’s retention of this single share of our Class B common stock following the exchange transactions will also allow it to retain the majority of the voting power of our outstanding common stock and, thereby, retain effective control of our board of directors and the ability to control all matters submitted to our stockholders for approval for the foreseeable future. In addition, even if the Class B common stock were not outstanding, Parent would own      % of the Class A common stock after completion of this offering and the concurrent private offering and would control us. This concentrated control will limit or preclude your ability to influence corporate matters and Parent has the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our amended and restated certificate of incorporation;
•	amendments to any agreements between us and Parent;
•	corporate opportunities that may be suitable for us and Parent;
•	determinations with respect to enforcement of rights we may have against third parties;

•	the payment of dividends, if any, on our common stock; and
•	the number of shares available for issuance under our stock plans for its prospective and existing employees.

If Parent does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. The individuals who control Parent, Messrs. Schorsch and Kahane, also control RCS Capital Management, which means that these individuals may have an even greater influence over our affairs than their control over Parent alone would dictate.

Parent’s ability to control our board of directors may also make it difficult for us to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join our board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

In the event Parent is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of Parent, and may do so in a manner that could vary significantly from that of Parent.

It may be difficult to favorably resolve any disputes that arise between us and Parent.

Disputes may arise between Parent and us in a number of areas relating to our ongoing relationships, including:

•	employee retention and recruiting;
•	business combinations involving us;
•	our ability to engage in activities with certain potential clients;
•	sales or dispositions by Parent of all or any portion of its ownership interest in us; and
•	business development or marketing activities by us which may require the consent of Parent.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if the conflict were between two unaffiliated parties. The agreements we have entered into with Parent may only be amended upon agreement between the parties. While we are controlled by Parent, we may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

We have elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function or to have the full board of directors be directly responsible for nominating members of our board of directors, and we have elected not to have a majority of our board of directors be independent and not to have a compensation committee. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance rules for NYSE-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

We are dependent on RCS Capital Management and its officers, who provide services to us through the services agreement.

We rely heavily on RCS Capital Management to conduct day-to-day business operations of our company, and to provide strategic planning and consulting services to us and our operating subsidiaries. Accordingly, the success of our businesses depends to a significant extent upon the efforts, experience, diligence, judgment, skill and network of business contacts of the officers of RCS Capital Management. The departure of any of the officers of RCS Capital Management could have a material adverse effect on our performance and slow our future growth.

RCS Capital Management is not obligated to dedicate any of its officers exclusively to us. In addition, none of our officers or the officers of RCS Capital Management is obligated to dedicate any specific portion of his time to our business. Each of these individuals has significant responsibilities for other business segments currently managed by affiliates of American Realty Capital, including as a result of being part of the senior management or key personnel of other American Realty Capital-sponsored entities and their advisors. For example, five of the American Realty Capital-sponsored REITs have registration statements that became effective within the last 12 months. Additionally, one American Realty Capital-sponsored program is currently in registration. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets that affect American Realty Capital, the attention of RCS Capital Management’s principals and executive officers will also be required by the other entities and businesses managed by affiliates of American Realty Capital. In such situations, we may not receive the level of support and assistance that we might receive if we were internally managed.

In addition, no assurance can be given that RCS Capital Management will continue to provide services to us. The initial term of the services agreement between RCAP and RCS Capital Management extends until June 10, 2033, with automatic five-year renewals, subject to termination by nonrenewal upon a 180-day prior written notice. If the services agreement is terminated and no suitable replacement is found to provide the services needed by us under that agreement, we may not be able to execute our business plan.

The services agreement was not negotiated on an arm’s-length basis and may not be as favorable as a services agreement negotiated with an unaffiliated third party.

Four of our five executive officers and five of our nine directors are also principals of Parent and all of our executive officers and four of our nine directors are executive officers of RCS Capital Management, all of whom are also executive officers of American Realty Capital. Our services agreement with RCS Capital Management was negotiated between related parties and its terms, including amounts payable thereunder, may not be as favorable as if it had been negotiated with an unaffiliated third party.

Termination of the services agreement by us without cause would be difficult to effect. During the initial term, we, together with RCS Holdings, may terminate the services agreement only for cause. Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement without cause, upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us; or (2) a determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. RCS Capital Management will be provided 180 days’ prior written notice of any such termination. These provisions may adversely affect our ability to terminate RCS Capital Management without cause.

RCS Capital Management is not contractually committed to serve us beyond June 10, 2033. Thereafter, the services agreement will be renewable for five-year terms; provided, however, that RCS Capital Management may terminate the services agreement before the end of any five-year term at will upon 180 days’ prior written notice. If the services agreement is terminated and no suitable replacement is found, we may not be able to execute our business plan.

Pursuant to the services agreement, RCS Capital Management does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, none of RCS Capital Management or any of its respective officers, members or personnel, any person controlling or controlled by RCS Capital Management or any person providing sub-advisory services to RCS Capital Management will be liable to us, any subsidiary of ours, our directors, our stockholders or any of our subsidiaries’ stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts constituting bad faith, willful misconduct or gross negligence. In addition, we have agreed to indemnify RCS Capital Management and each of its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. See “RCS Capital Management and American Realty Capital — Services Agreement.”

Payment of fees to RCS Capital Management reduces cash available for business investment and stockholder distribution.

RCS Capital Management provides certain services to us pursuant to a services agreement as described under “Management — Services Agreement.” RCS Capital Management is paid substantial fees for these services, which reduces the amount of cash available for investment in our business or distribution to our stockholders. Such fees consists of (i) a quarterly fee; (ii) an incentive fee; and (iii) performance-based awards to RCS Capital Management, as further described under “RCS Capital Management and American Realty Capital — Services Agreement — Management and Incentive Fees” and “Management — 2013 Manager Multi-Year Outperformance Agreement.” Also, in the future we may contract with Parent and/or RCS Capital Management to perform other services for us for which we will pay additional fees.

In general, we and our subsidiaries are permitted to deduct all ordinary and necessary business expenses incurred in the operation of our businesses. The quarterly fee payable by us and RCS Holdings to RCS Capital Management, a related party, is allocated among us and RCS Holdings based on any reasonable method determined by our independent directors, such as the relative value of the services provided during the relevant period or the relative amount of time spent by RCS Capital Management providing management services to us, on the one hand, and RCS Holdings and to operating subsidiaries, on the other hand. The Internal Revenue Service, or IRS, could challenge the allocation of the quarterly fee among us and RCS Holdings or the deductibility of the quarterly fee by us or RCS Holdings if, for example, the amount of the quarterly fee is not reasonable relative to the services provided. If the deduction were successfully denied, in whole or in part, we or RCS Holdings, as applicable, would compute taxable income without deducting the quarterly fee, thereby increasing taxable income (or reducing losses) despite the reduction in our or RCS Holdings’ cash due to the payment of the quarterly fee to RCS Capital Management.

There are various conflicts of interest arising out of our relationship with Parent and RCS Capital Management, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with Parent and RCS Capital Management. Specifically, Mr. Schorsch, the executive chairman of our board of directors, Mr. Kahane, our chief executive officer and one of our directors, Mr. Budko, our executive vice president, chief investment officer and one of our directors, Mr. Block, one of our directors, and Mr. Weil, our president, treasurer, secretary and one of our directors, are executives and/or members of both Parent and RCS Capital Management. These individuals have conflicts between their duties to us and their duties to, and interests in, Parent, RCS Capital Management and other affiliates of Parent and RCS Capital Management, and these conflicts may not be resolved in our favor.

Conflicts may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with RCS Capital Management, Parent and their affiliates, including the agreements described under “Relationships and Related Party Transactions.” The resolution of any such conflict in favor or Parent, RCS Capital Management or any of their affiliates may materially harm our results of operations and the value of your shares of our Class A common stock.

The quarterly fees payable to RCS Capital Management under the services agreement may cause RCS Capital Management to engage in risky behavior in order to increase its compensation.

Under the services agreement, RCS Capital Management is entitled to receive (i) quarterly fees based on our GAAP pre-tax income; and (ii) incentive fees based on our Core Earnings, as defined under “RCS Capital Management and American Realty Capital — Services Agreement.” RCS Capital Management is also entitled to receive performance-based awards based on Total Return as measured against a peer group of companies, as further described under “Management — 2013 Manager Multi-Year Outperformance Agreement.” In providing services to us under the terms of the services agreement, the opportunity to earn compensation based on our GAAP pre-tax income and based on Core Earnings may lead RCS Capital Management to place undue emphasis on the maximization of our aggregate GAAP pre-tax income and Core Earnings at the expense of other criteria that would be beneficial to our business, such as preservation of capital, in order to obtain more compensation. Additionally, RCS Capital Management might engage in risky or speculative behavior in order to maximize Total Return, even if such behavior might put us at risk.

We cannot assure you that we will be able to continue paying dividends at the current rate.

We currently pay cash dividends to our Class A stockholders on a quarterly basis as approved by our board of directors. However, our stockholders may not receive the same dividends following the completion of the Cetera merger and the other pending acquisitions, for various reasons, including the following:

•	as a result of the issuance of shares of our Class A common stock in connection with the ICH merger, the J.P. Turner acquisition and the Summit merger, if those transactions are completed, and the potential issuance of the Luxor securities in connection with the Cetera financings, and in connection with this offering and the concurrent private offering, the total amount of cash required for us to pay dividends at our current rate will increase;
•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	we have agreed with Luxor that prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger, we will not to directly or indirectly cause our operating subsidiaries to pay any dividend to any member except to the extent that such dividends do not exceed $5.0 million in the aggregate per fiscal quarter, which limits our ability to pay dividends to our stockholders prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger;
•	our ability, and the ability of our operating subsidiaries, to pay dividends is expected to be limited by customary negative covenants that will be contained in agreements we will enter into if we consummate the Cetera financings and
•	we may desire to retain cash to maintain or improve our credit rating.

Our stockholders also may not receive the same dividends for other reasons, including the following:

•	our stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason; and
•	the amount of dividends that our operating subsidiaries may distribute to us may be subject to restrictions imposed by state law, or regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock.

We are an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. We could remain an “emerging growth company” for up to five years, or until the earliest of: (1) the last day of the first fiscal year in which we have total annual gross revenue of $1.0 billion or more; (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700.0 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months); or (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We expect that, based on our pro forma revenues after giving effect to the closings of the pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2015.

Under the JOBS Act, “emerging growth companies” are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley; (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which may require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements; (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise); (4) provide certain disclosures relating to executive compensation generally required for larger public companies; or (5) hold stockholder advisory votes on executive compensation. Other than as set forth in the following paragraph, we have not yet made a decision as to whether to take advantage of any or all the JOBS Act exemptions that are applicable to us. If we avail ourselves of any of the remaining exemptions from various reporting requirements, it may be more difficult for investors and securities analysts to evaluate us and we do not know if some investors will find shares of our Class A common stock less attractive as a result, which may result in a less active trading market for shares of our Class A common stock or a more volatile stock price.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we have elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

We would be required to pay to Parent most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the step up in tax basis we would receive if the exchange by Parent of substantially all of its Operating Subsidiaries Units is characterized as a taxable exchange.

If the exchange by Parent of substantially all of its Operating Subsidiaries Units for shares of our Class A common stock (and cancellation of its corresponding shares of our Class B common stock) through the exchange transactions qualifies as a tax-free contribution to us, we would obtain carryover tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. Accordingly, we would not be required to make any payments under the tax receivable agreement we have entered into with Parent.

However, if this exchange were treated as a taxable exchange, we would receive a step up in the tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. The increase in tax basis would be expected to reduce the amount of tax that we would otherwise be liable for in the future. Pursuant to the tax receivable agreement we have entered into with Parent, we would be required to pay Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize as a result of this increase in tax basis resulting from the exchange. The amount and timing of any payments under the tax receivable agreement would vary depending on a number of factors, including the extent to which the exchange is taxable, the amount and timing of our income and the tax rates then applicable. See “Relationships and Related Party Transactions — Tax Receivable Agreement.”

Risks Related to our Class A Common Stock and this Offering

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume on Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of our Class A common stock at or above your purchase price, if at all. There can be no assurance that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	our failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations.

Public perceptions of the actual or expected risks or benefits of the pending acquisitions could also affect the price of our Class A common stock. If we do not achieve the perceived benefits of the pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the pending acquisitions on our financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of our Class A common stock may decline as a result of the pending acquisitions. Similarly, uncertainty about the completion of the pending acquisitions, which are subject to conditions, may also affect the market price of our Class A common stock.

Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower our stock price.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by Parent after completion of this offering, or the perception that such sales could occur. Sales and issuances of our Class A common stock will also occur in connection with the concurrent private offering, the issuance of the Luxor securities, the exchange transactions and the issuance of additional shares of our Class A common stock or to pay consideration at the completion of the Summit merger, the First Allied acquisition, the ICH merger and the J.P. Turner acquisition, which, as of          , 2014, we estimate will be approximately     aggregate, or    % of our Class A common stock outstanding as of the date of this prospectus. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Pursuant to the registration rights agreement entered into with Parent and RCS Capital Management, we have agreed to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including our Class A common stock which is deliverable upon exchange of Operating Subsidiaries Units upon completion of the reorganization or, if the reorganization is not completed, in the future, and any equity-based awards granted to RCS Capital Management under our equity plan. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

Pursuant to the Luxor commitment, we have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock and other securities issued to Luxor in the concurrent private offering and in connection with the Cetera financings within 45 days of their issuance. See “The Cetera Commitments — The Luxor Commitment — Other agreements with Luxor.”

There can be no assurance as to the size or price of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale.”

You will suffer immediate and substantial dilution in connection with this offering and the concurrent private offering and upon the completion of the exchange, the issuance of the Luxor securities and certain of the pending acquisitions.

We expect that the offering price per share of our Class A common stock in this offering will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding Operating Subsidiaries Units for shares of our Class A common stock (and corresponding cancellation of all shares of our Class B common stock). As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.

Significant dilution to existing stockholders will also occur in connection with the concurrent private offering, the issuance of the Luxor securities, the exchange transactions and the issuance of additional shares of our Class A common stock or to pay consideration at the completion of the Summit merger, the First Allied acquisition, the ICH merger and the J.P. Turner acquisition, which, as of          , 2014, we estimate will be approximately    , or    % of our Class A common stock outstanding as of the date of this prospectus.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us. Furthermore, if we issue additional equity securities, our stockholders will experience dilution, the new equity securities could have rights senior to those of our Class A common stock, such as the convertible preferred stock to be issued to Luxor in connection with the Cetera financings. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our Class A common stock and diluting their interest in us.

Anti-takeover provisions in our amended and restated certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation authorizes the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

If the pending acquisitions are not consummated, we will have broad discretion over the use of the net proceeds from this offering.

If the pending acquisitions are not consummated, we will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our board of directors and our management regarding the application of the net proceeds from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes if the pending acquisitions are not consummated, including support and expansion of our wholesale distribution, investment banking, capital markets and transaction management services platforms, strategic acquisitions and principal investment opportunities, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. If we do not invest or apply these proceeds in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. For more information, see “Use of Proceeds.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us. If few or no securities or industry analysts cover us, the market price of our Class A common stock could be negatively impacted. If securities or industry analysts cover us and if one or more of such analysts downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our Class A common stock could decline, which could cause the price and trading volume of our Class A common stock to decline.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of our company, our Class A common stock would rank below all debt claims against us. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future, such as the Luxor securities, may have rights, preferences and privileges more favorable than those of our Class A common stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Class A common stock have been satisfied.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business, including:

•	our ability to complete the pending acquisitions on the anticipated terms, in the anticipated timeframes or at all;
•	our ability to complete the Cetera financings;
•	our ability to integrate the acquired businesses with our existing businesses;
•	whether and when we will be able to realize of the anticipated benefits from the pending acquisitions;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	larger and more frequent capital commitments by Realty Capital Securities;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure; and
•	failure to achieve and maintain effective internal controls.

These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $   million, or approximately $   million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed public offering price of $    per share, in each case after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that the net proceeds from the sale of shares of our Class A common stock by us in the concurrent private offering will be approximately $   million based on an assumed public offering price of $    per share.

We intend to use the net proceeds from this offering and the concurrent private offering to fund a portion of the cash consideration required for the pending acquisitions. Additional cash amounts required to consummate the pending acquisitions are expected to be paid from available cash and the Cetera financings. This offering is not conditioned upon the closing of the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risks Related to the Pending Acquisitions.”

Our board of directors, in the exercise of its fiduciary duties, will ensure that the net proceeds are allocated in a manner that, in its business judgment, will be in the best interest of all our stockholders. Except with respect to the dividends described in “Dividend Policy and Dividends,” we do not anticipate making, and do not anticipate that our operating subsidiaries will make, dividends or distributions in the foreseeable future.

MARKET PRICE OF OUR CLASS A COMMON STOCK

Our Class A common stock began trading on the NYSE under the symbol “RCAP” on June 5, 2013. Prior to that, there was no public market for our Class A common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock since June 5, 2013.

	Price Per Share of Common Stock
	High	Low
2013
Second Quarter(1)	$19.40	$16.69
Third Quarter	$17.88	$15.00
Fourth Quarter	$18.35	$15.66
2014
First Quarter(2)	$22.86	$17.42

(1)	For the period from June 5, 2013 through June 30, 2013.
(2)	Through February 12, 2014.

On February 12, 2014, the closing price of our common stock was $21.54 per share. As of December 31, 2013, we had one holder of record of our Class A common stock. This number excludes owners for whom our Class A common stock may be held in “street” name.

DIVIDEND POLICY AND DIVIDENDS

We intend to pay quarterly cash dividends, subject to limitations imposed by Delaware law and the Cetera commitments and in the sole discretion of our board of directors. Commencing in July 2013, we have paid dividends in an amount equal to $0.18 per share for each quarter through the fourth quarter of 2013. We fund our dividends from our portion of distributions made by our operating subsidiaries from their available cash generated from operations. Parent is not entitled to any cash dividends in its capacity as the sole holder of our Class B common stock, but, after giving effect to the exchange transactions, participates with respect to its one Class B Unit in each operating subsidiary, on a pro rata basis in distributions by our operating subsidiaries and is entitled to cash dividends in its capacity as a holder of shares of Class A common stock.

The declaration and payment of all dividends is at the sole discretion of our board of directors. In determining the amount of any dividends, our board of directors takes into account: (i) the financial results of our operating subsidiaries; (ii) our available cash, as well as anticipated cash requirements (including debt servicing, if any); (iii) our capital requirements and the capital requirements of our operating subsidiaries; (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our operating subsidiaries to us; (v) general economic and business conditions; and (vi) any other factors that our board of directors may deem relevant.

Our ability, and the ability of our operating subsidiaries, to pay dividends is expected to be limited by customary negative covenants that will be contained in agreements we will enter into if we consummate the Cetera financings described under “The Pending Acquisitions — The Cetera Commitments.” Additionally, the terms of the convertible preferred stock and Series D preferred stock which may be issued to Luxor if we consummate the Cetera financings will prohibit us from paying dividends on any of our other securities, including our Class A common stock, if specified tests based on our consolidated leverage ratio and consolidation fixed charge coverage ratio are not met and any convertible preferred stock and Series D preferred stock is outstanding.

Additionally, we have agreed with Luxor that prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger, we will not to directly or indirectly cause our operating subsidiaries to pay any dividend to any member except to the extent that such dividends, in the aggregate, do not exceed $5.0 million in the aggregate per fiscal quarter. This agreement limits our ability to pay dividends to our stockholders prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger.

Our dividend policy has certain other risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, one or more of our operating subsidiaries is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with any covenants and financial ratios related to any indebtedness it may incur and its other agreements with third parties. Under Delaware law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a corporation’s total assets over the sum of its total liabilities plus the amount the corporation has determined to be capital. Under Delaware law, our board of directors can use the fair value of assets and liabilities, rather than book value, in making this determination. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock are not taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013: (i) on an actual basis, after giving effect to the exchange transactions; (ii) adjusted, after giving effect to the exchange transactions, this offering and the concurrent private offering; and (iii) adjusted to give effect to the exchange transactions, this offering and the concurrent private offering and the completion of all the pending acquisitions.

You should read the following table in conjunction with our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma consolidated financial statements appearing elsewhere in this prospectus.

	As of September 30, 2013
	Adjusted for the exchange transactions(1)	Adjusted for the offering and the concurrent private offering(2)	Adjusted for the pending acquisitions(3)
	(in thousands except per share data)
Cash and cash equivalents	$71,220	$	$
Stockholders’ Equity:
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 26,499,999 issued and outstanding as of September 30, 2013	27
Class B common stock, $0.001 par value, 100,000,000 shares authorized, one issued and outstanding as of September 30, 2013	—
Preferred stock
Additional paid-in capital	65,919
Accumulated other comprehensive loss	(32)
Retained earnings	188
Total stockholders’ equity	66,102
Total Capitalization	$66,102	$	$

(1)	Reflects our consolidated historical capitalization, adjusted for the exchange transactions, pursuant to which Parent exchanged all but one of its 24,000,000 shares of our Class B common stock and all but one of its Class B Units in each of our operating subsidiaries for 23,999,999 shares of our Class A common stock. As a result of this exchange, Parent is entitled to both economic and voting rights and therefore no longer has a non-controlling interest in our operating subsidiaries (other than a de minimis interest).
(2)	Reflects our consolidated historical capitalization adjusted for (i) the exchange transactions; and (ii) the issuance of $210.0 million in shares of our Class A common stock in connection with this offering and the concurrent private offering, net of expenses.
(3)	Reflects our consolidated historical capitalization adjusted for (i) the exchange transactions; (ii) the issuance of $ million in shares of our Class A common stock in connection with this offering and the concurrent private offering, net of expenses; and (iii) the issuance of shares of our Class A common stock and preferred stock for the equity portion of the consideration due in connection with the ICH merger, the Summit merger, the Cetera merger, the J.P. Turner acquisition, the First Allied acquisition and the Luxor financing, which has been estimated in accordance with the assumptions set forth in our unaudited pro forma consolidated financial statements, partially offset by the elimination of existing equity balances. The amount of shares of our Class A common stock does not include up to shares of Class A common stock issuable upon conversion of the preferred stock to be issued in connection with the Cetera financings.

SELECTED HISTORICAL FINANCIAL DATA

Presented below is the selected consolidated financial data of our company and our operating subsidiaries as of and for the periods indicated. The following selected financial data of our company and our operating subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The selected operating data for the nine months ended September 30, 2013 and 2012 and the selected statement of financial condition data as of September 30, 2013 have been derived from the unaudited financial statements of our company included elsewhere in this prospectus. The summary selected statement of financial condition data as of September 30, 2012 has been derived from the unaudited financial statements of Realty Capital Securities, which are not included in this prospectus. The selected operating data for the years ended December 31, 2012, 2011 and 2010 and the selected statement of financial condition data as of December 31, 2012 and 2011 have been derived from Realty Capital Securities’ audited financial statements included elsewhere in this prospectus. The selected operating data for the years ended December 31, 2009 and 2008, and the selected statement of financial condition data as of December 31, 2010, 2009 and 2008, have been derived from audited financial statements of Realty Capital Securities that are not included in the prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands)	2013	2012	2012	2011	2010	2009	2008
	(unaudited)
Selected Operating Data:
Revenue	$672,432	$223,396	$287,497	$174,729	$114,131	$28,219	$1,420
Operating expenses	607,436	211,856	280,085	170,987	116,513	32,230	4,011
Provision for income taxes	626	—	—	—	—	—	—
Net income (loss)	$64,370	$11,540	$7,412	$3,742	$(2,382)	$(4,011)	$(2,591)
Statement of Financial Condition Data:
Cash	$71,220	$15,185	$12,683	$3,941	$4,157	$1,730	$374
Total assets	102,358	18,396	16,211	5,406	7,491	5,089	794
Total liabilities	36,256	5,541	10,485	2,538	4,324	1,763	514
Total equity	43,551	12,855	5,726	2,868	3,167	3,326	280
Other Data (unaudited):
Direct investment equity capital raised(1)	$6,800,000	$2,238,000	$2,952,061	$1,765,125	$1,147,912	$284,438	$23,138

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom Realty Capital Securities had a dealer manager relationship.

Presented below is the selected consolidated financial data of our company on a pro forma basis as of and for the periods indicated.

	Pro Forma
($ in thousands)	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(unaudited)
Selected Operating Data:
Revenue	$1,854,475	$1,797,576
Operating expenses	1,889,866	1,931,586
Provision for income taxes	—	—
Net income (loss)	$(35,391)	$(134,010)
Statement of Financial Condition Data:
Cash	$130,459	N/A
Total assets	2,160,467	N/A
Total liabilities	1,423,877	N/A
Total equity	736,590	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in this section includes forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Additionally, if the pending acquisitions are consummated, the retail advice platform will represent a substantial part of our business, and accordingly, our historical results may not be indicative of our performance in the future.

The following discussion and analysis should be read in conjunction with the financial statements and related notes of RCS Capital Corporation and Realty Capital Securities, LLC included elsewhere in this prospectus. The historical financial data for the Three and Nine Months Ended September 30, 2013 and 2012 discussed below reflect the historical results of operations and financial condition of RCS Capital Corporation and subsidiaries. Due to the limited operating history of RCS Capital Corporation, the historical financial data for the Years Ended December 31, 2012 and 2011 discussed below reflect the historical results of operations and financial condition of our operating subsidiaries, Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC.

Executive Summary

We are a holding company that was incorporated in Delaware on December 27, 2012. We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services businesses through our operating subsidiaries. Prior to our initial public offering in June 2013, Parent operated and held a 100% interest in each of our operating subsidiaries. We have entered into agreements to acquire the acquired businesses. Our discussion of our business assumes the consummation of the pending acquisitions. Accordingly, references to our independent advisory services platform, which will consist of independent broker-dealer subsidiaries, and our investment management platform, which will consist of Hatteras, include the current and past operations of the acquired businesses which will only be owned and operated by us following the completion of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. This offering is not conditioned upon the pending acquisitions closing. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Pending Acquisitions.”

The historical results of operations described below do not give effect to the pending acquisitions or the exchange transactions. See “The Pending Acquisitions” and “Our Structure and the Exchange Transactions” for a description of these transactions and their expected effect on our historical results of operations.

Our Businesses

We will be organized around four complementary businesses: (1) a leading independent retail advice platform targeting mass affluent investors; (2) the top wholesale distributor of direct investment program offerings; (3) an investment banking, capital markets and transaction management services platform serving direct investment programs; and (4) an investment management platform specializing in alternative investments. We believe that the combination of these businesses will make us the pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, our complementary independent retail advice platform, wholesale distributor and investment banking, capital markets and transaction management services businesses position us to capture value across the direct investment program lifecycle.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Our independent retail advice platform will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, which will be operated as independent operating subsidiaries under separate brands and management, but with shared back-office and support systems.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We will also provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We intend to provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other products. We expect that each of our independent broker-dealer subsidiaries will be able to determine independently which of the products they will offer and their financial advisors will be able to select which our products to recommend to their clients.

We will have the second largest network of financial advisors with approximately 8,900 in the United States that collectively have approximately $201.9 billion in assets under administration on a pro forma basis as of December 31, 2013.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors.

Since inception, our wholesale distribution platform has distributed 24 offerings with total equity capital raised of approximately $34.0 billion, of which we are currently distributing 17 offerings seeking to raise a total of $22.7 billion of equity. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by American Realty Capital.

For 2013, we had a 41.2% market share of non-traded REITs measured by equity capital raised, according to Stanger. Revenues for our product distribution platform grew from $1.4 million in 2007 to $802.9 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual sales increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include merger and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We have demonstrated particular expertise in the real estate sector by our status as the number two advisor of real estate merger and acquisitions transactions in 2012 and 2013, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, according to SNL Financial. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds that are distributed by Realty Capital Securities.

Investment Management

Our investment management platform, which will primarily involve fund-of-funds investments, will provide investment advisory, distribution and other services to the Hatteras family of funds. Hatteras had approximately $2.3 billion in assets under management and a product portfolio that included seven open-end mutual funds, closed-end funds and variable product funds as of December 31, 2013.

A broker-dealer subsidiary of Hatteras acts as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

Critical Accounting Policies and Estimates

Set forth below is a summary of the critical accounting policies and significant accounting estimates that management believes are important to the preparation of our financial statements or are essential to understanding of our financial position and results of operations. These significant accounting policies and estimates include:

Revenue and expense recognition for selling commissions and dealer manager fees and the related expenses

We believe that revenue and expense recognition for selling commissions and dealer manager fees and the related expenses is a critical accounting policy in the preparation of our financial statements as well as to an understanding of our financial position and results of operations.

Realty Capital Securities receives selling commissions and dealer manager fees from affiliated and non-affiliated sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and registered investment advisors to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisors. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

We analyze our contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including our position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that our suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, we concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

During the three months ended September 30, 2013, we modified our approach with respect to revenues derived from the sale of securities purchased through fee-based advisors. This modified business practice does not constitute a change in accounting policy.

Investment Banking Advisory Services

Realty Capital Securities receives fees and compensation for providing investment banking and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public issuers of securities on a negotiated basis. Income from certain investment banking agreements has been deferred and is recognized over the life of the offering.

Services Revenue

Our operating subsidiaries receive fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and other services. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with affiliated issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with affiliated issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded ratably.

Reimbursable Expenses

Our operating subsidiaries include all reimbursable expenses in gross revenue because our operating subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Internal commissions, payroll and benefits expenses

Included in internal commissions, payroll and benefits in the consolidated statements of income is performance-based compensation. The determination of performance-based compensation involves a high degree of judgment by management and takes into account our actual operating performance, conditions in our industry and other macroeconomic factors. It is possible that revisions to our estimate of performance-based compensation could affect our results of operations in any reporting period.

Income taxes

We are subject to the income tax laws of the U.S. and those states in which we conduct business. These laws can be complex and subject to interpretation. To prepare the consolidated financial statements we may make assumptions or use judgment when interpreting these income tax laws which could impact the provision for income taxes as well as the deferred tax assets and liabilities.

Our provision for income taxes includes current and deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. We recognize deferred income taxes if, in management’s judgment, it is more likely than not that they will be realized. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including our earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available. As of September 30, 2013 and December 31, 2012, we did not record a valuation allowance.

We have a tax receivable agreement with the Parent. This agreement requires us to pay the Parent if certain reductions in tax liabilities occur. Due to the uncertainty surrounding these taxable events, management must use assumptions and estimates in determining if a liability is necessary. See “— Tax Receivable Agreement” and Note 11 of our unaudited consolidated financial statements included elsewhere in this prospectus for more information. It is possible that changes in our assumptions regarding these taxable events could affect our results of operations in any reporting period.

2013 Manager Multi-Year Outperformance Agreement

We have a performance-based bonus award agreement with the Manager, which is intended to further align the Manager’s interests with those of us and our stockholders. The award requires the use of estimates and judgment regarding our achievement of the total return to stockholders which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

The fair value of the OPP award is determined utilizing a Monte Carlo simulation technique under a risk-neutral premise and uses significant assumptions including the risk free rate of interest, the expected dividend yield and the historical and implied volatility of a peer group of companies.

Acquisition accounting/intangible asset valuation and goodwill impairment

We have entered into agreements to acquire an investment management group and several independent broker-dealers and registered investment advisors, which we refer to as the pending acquisitions. The pending acquisitions are expected to close during the fiscal year ending December 31, 2014. However, as of the date of this prospectus, the pending acquisitions have not yet been completed and although we believe that the completion of each of the pending acquisitions is probable, the closings of the pending acquisitions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the acquired businesses’ stockholders and FINRA having approved an application under FINRA (NASD) Rule 1017 for a change in the indirect ownership of the acquired businesses’ broker-dealer subsidiaries, and therefore there can be no assurance that any or all of the pending acquisitions will be consummated.

If the pending acquisitions are consummated, we expect accounting for acquisitions, the related valuation of intangible assets and goodwill impairment to become a critical accounting policies and estimates. We expect to use the purchase method of accounting whereby the excess purchase consideration is allocated to identifiable assets and liabilities. This allocation requires the use of significant judgment and estimates. We expect to test our goodwill balances at least annually, or more frequently if there are indicators of impairment using the fair value approach at the reporting unit level. Goodwill impairment involves the use of significant estimates and judgment to determine the fair value of the reporting units that may include the use of discounted future cash flows, projected earnings and peer group analysis.

Results of Operations

Our wholesale distribution platform and our investment banking, capital markets and transaction management services platform, which constitute our existing businesses, consist of four principal segments: wholesale broker-dealer; transaction management; investment banking and capital markets; and transfer agent.

Three and Nine Months Ended September 30, 2013 and 2012

The following table provides an overview of our consolidated results of operations for the periods indicated. These results do not include the results of the acquired businesses and are not indicative of what our actual results of operations would have been had we acquired the acquired businesses, nor does it purport to present our future results of operations. We expect the pending acquisitions, if completed, to change our results of operations substantially.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Revenues	$223,785	$106,816	110%	$672,432	$223,396	201%
Expenses	212,140	95,241	123%	607,436	211,856	187%
Income before taxes	11,645	11,575	1%	64,996	11,540	463%
Provision for income taxes	466	—		626	—
Net income	$11,179	$11,575	(3)%	$64,370	$11,540	458%

We recorded net income of $11.2 million for the three months ended September 30, 2013 compared to net income of $11.6 million for the three months ended September 30, 2012. Revenues for the three months ended September 30, 2013 increased $117.0 million, or 110%, to $223.8 million, as compared to $106.8 million for the three months ended September 30, 2012.

We recorded net income of $64.4 million for the nine months ended September 30, 2013 compared to net income of $11.5 million for the nine months ended September 30, 2012. Revenues for the nine months ended

September 30, 2013 increased $449.0 million, or 201%, to $672.4 million, as compared to $223.4 million for the nine months ended September 30, 2012.

Revenue increased for both the three and nine months ended September 30, 2013 compared to the three and nine months ended September 30, 2012 primarily due to an increase in gross equity capital raised by serving as dealer manager with respect to direct investment programs through wholesale broker-dealer. Equity capital raised increased 204% for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012. Our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013, also contributed to the increased revenues.

Expenses for the three months ended September 30, 2013 increased $116.9 million, or 123%, to $212.1 million, as compared to $95.2 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, expenses increased $395.6 million, or 187%, to $607.4 million compared to $211.9 million for the nine months ended September 30, 2012. The increase for both the three and nine months ended September 30, 2013 compared to the three and nine months ended September 30, 2012 primarily reflected higher selling expenses in wholesale broker-dealer which increased in tandem with corresponding revenues. The operational set-up of our transaction management, investment banking and capital markets and transfer agent businesses, which commenced operations in 2013, also contributed to the increased expenses.

Wholesale Broker-Dealer

The following table provides an overview of the results of operations of wholesale broker-dealer for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Revenues	$208,891	$106,816	96%	$641,526	$222,471	188%
Expenses	$203,956	$95,241	114%	$589,803	$211,856	178%

Revenues.  Our revenues are primarily driven by the amount of gross equity capital being raised by the selling of direct investment programs by broker-dealers with whom Realty Capital Securities has a dealer manager relationship. To the extent that we are able to increase our market share with direct investment sponsors in addition to American Realty Capital, and the overall direct investment program industry continues to expand, our revenues should also increase. Although the most direct beneficiary of an increase in the amount of equity capital being raised would be wholesale broker-dealer, we reasonably expect the other segments to also benefit from increasing volumes within our investment banking and capital markets, transaction management services and transfer agency services business.

Revenues for the three months ended September 30, 2013 increased $102.1 million, or 96%, to $208.9 million, as compared to $106.8 million for the three months ended September 30, 2012. Revenues generated by serving as dealer manager with respect to the raising of equity capital for non-affiliated offerings represented 23% and 8% of the total revenues for the three months ended September 30, 2013 and 2012, respectively. Revenues for the three months ended September 30, 2013 decreased $11.9 million, or 5%, to $208.9 million, as compared to $220.8 million for the three months ended June 30, 2013. During the three months ended September 30, 2013, we reexamined the business practice, last considered in late 2011, of underwriting compensation collected on proceeds raised with respect to shares purchased through registered investment advisors. This change resulted in a decrease in revenues by $11.1 million for the three months ended September 30, 2013. For the three months ended September 30, 2013, Realty Capital Securities served as dealer manager with respect to $2.4 billion in gross equity capital raised, representing an increase of approximately 85% compared to the three months ended September 30, 2012 and an increase of 13% compared to the three months ended June 30, 2013. As of September 30, 2013, Realty Capital Securities had 298 selling relationships with broker-dealers and over 74,000 registered representatives, which represented an increase of approximately 5% and 2% from the levels of selling relationships with broker-dealers and registered representatives, respectively, we had as of June 30, 2013.

Revenues for the nine months ended September 30, 2013, increased $419.0 million, or 188%, to $641.5 million, compared to $222.5 million for the nine months ended September 30, 2012. Revenues generated by serving as dealer manager with respect to the raising of equity capital for non-affiliated offerings represented 17% and 8% of the total revenues for the nine months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013, Realty Capital served as dealer manager with respect to $6.8 billion in gross equity capital raised, representing an increase of 204% compared to the nine months ended September 30, 2012. For the nine months ended September 30, 2013 our market share of the total equity capital raised in the entire direct investment real estate channel was 37%, according to investment bank, Stanger. As of September 30, 2013, the selling relationships with broker-dealers and registered representatives had increased approximately 7% and 4%, respectively, from their levels as of September 30, 2012.

Expenses.  Expenses related to the activities of serving as dealer manager with respect to the raising of gross equity capital are correlated to the volume of revenues in a given period. Corresponding general and administrative expenses remain relatively constant compared to revenues, resulting in increased profitability. For the three months ended September 30, 2013, expenses increased $108.7 million, or 114%, to $203.9 million, as compared to $95.2 million for the three months ended September 30, 2012. While expenses for the three months ended September 30, 2013 increased at a faster pace than revenues increased during the same period, reflecting expenses such as quarterly fees, outperformance expenses and other expenses that we did not incur prior to becoming a publicly traded company. For the nine months ended September 30, 2013, expenses increased $377.9 million, or 178%, to $589.8 million compared to $211.9 million for the nine months ended September 30, 2012. The selling expense portion of expenses increased proportionately to the increase in revenues for the three and nine months ended September 30, 2013 compared to the three and nine months ended September 30, 2012.

Transaction Management

Transaction management began operations in January 2013, and, therefore, no comparable prior year results are available. The following table provides an overview of the results of operations of transaction management for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Revenues	$4,234	$—	—	$8,876	$—	—
Expenses	$3,302	$—	—	$6,529	$—	—

Revenues — Transaction management revenues for the three months ended September 30, 2013 were $4.2 million, an increase of 79% compared to the three months ended June 30, 2013 due in part to $0.9 million in fees earned from the merger of two affiliate-sponsored REITs. Revenues for the nine months ended September 30, 2013 were $8.9 million.

Expenses — Expenses for transaction management of $3.3 million and $6.5 million for the three and nine months ended September 30, 2013, respectively, were primarily personnel related costs and transactions costs. For the three months ended September 30, 2013, expenses for transaction management increased 64% compared to the three months ended June 30, 2013 primarily due to higher professional fees related to certain strategic acquisition opportunities. We may continue to incur higher professional fees as we pursue such opportunities with the aim of both complementing our business and diversifying our revenue stream.

Investment Banking and Capital Markets

The following table provides an overview of the results of operations of investment banking and capital markets for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Revenues	$7,566	$—	—	$15,536	$925	1,580%
Expenses	$2,278	$—	—	$4,834	$—	—

Revenues.  Investment banking and capital markets revenues for the three months ended September 30, 2013 were $7.6 million, an increase of 69% compared to the three months ended June 30, 2013 primarily reflecting an increase in capital markets fees. Investment banking and capital markets revenues for the nine months ended September 30, 2013, were $15.5 million. The primary driver of revenues for the three and nine months ended September 30, 2013 was fees earned related to capital markets and financial advisory services for offerings and liquidity events of direct investment programs sponsored by American Realty Capital. Investment banking and capital markets' activities increased significantly during the three and nine months ended September 30, 2013, compared to the three and nine months ended September 30, 2012 due to an increase in the number and size of closed capital markets and mergers and acquisition transactions, reflecting the fact that substantially all of investment banking and capital markets' operations began in January 2013. We believe that revenues for investment banking and capital markets have grown during the fourth quarter of 2013 and will continue to grow in early 2014 due to fees we expect to earn from our pipeline of activity from direct investment programs offered by American Realty Capital.

Expenses.  Expenses for investment banking and capital markets of $2.3 million and $4.8 million for the three and nine months ended September 30, 2013, respectively, were primarily personnel related costs. These costs, including operating and occupancy costs, were not incurred by this segment in 2012 as these expenses were incurred at Realty Capital Securities. In 2013, pursuant to a new expense sharing agreement, these costs were allocated to investment banking and capital markets.

Transfer Agent

Transfer agent began operations in January 2013, and, therefore, no comparable prior year results are available. The following table provides an overview of the results of operations of transfer agent for the periods indicated.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)			(in thousands)
Revenues	$3,505	$—	—	$6,905	$—	—
Expenses	$3,015	$—	—	$6,464	$—	—

Revenues.  Revenues are earned as a result of the service fees charged by transfer agent to the various REITs and other issuers for which it serves as transfer agent. Such fees are based on transactions or number of active accounts (new account setup, account maintenance and closed accounts), or service level driven (in-bound and out-bound telephone calls). During the three months ended September 30, 2013, services that had been provided by a third-party provider started to be provided by transfer agent and a third-party provider, which we expect will increase the profitability of transfer agent over time.

Revenues for the three and nine months ended September 30, 2013 were $3.5 million and $6.9 million, respectively. For the three months ended September 30, 2013, revenues increased 48% compared to the three months ended June 30, 2013. Transfer agent provided transfer agency services to approximately 200,000 accounts during the three months ended September 30, 2013, compared to approximately 158,000 accounts during the three months ended June 30, 2013. The number of accounts being opened and/or serviced by transfer agent should continue to increase as long as sales of non-traded REIT shares also continue to increase.

Expenses.  Personnel costs and the costs of a third-party system and service provider are the primary expenses that offset transfer agency revenues. Under the third-party services agreement, transfer agent pays a vendor for its efforts in providing certain transfer agency related services, including information warehousing. During the three months ended September 30, 2013, Transfer Agent transitioned certain services formerly provided by this vendor. Concurrently with and as a result of the increase in personnel and systems costs, transfer agent’s total share of the transfer agency fees paid by clients has risen.

Expenses for the three and nine months ended September 30, 2013 were $3.0 million and $6.5 million, respectively. For the three months ended September 30, 2013, expenses increased 15% compared to the three months ended June 30, 2013, partially due to an increase in personnel and systems costs needed to support the increased activity levels driven by growth in equity capital raised. We believe that these systems costs on a per account basis will decline over time. In the short term, however, ANST increased staffing levels to provide high quality service and to perform services customarily provided by a third party provider, and incurred higher systems costs to support the increased account level activity driven by the growth in equity capital raised.

Realty Capital Securities — Year Ended December 31, 2012 compared to Year Ended December 31, 2011

Revenues.  The following table provides an overview of the revenues of Realty Capital Securities for the periods indicated.

	2012	2011
	(in thousands)
Revenues:
Commissions
Affiliated products	$161,370	$82,397
Non-affiliated products	19,111	22,996
Dealer manager fees
Affiliated products	94,761	56,935
Non-affiliated products	10,100	10,820
Investment banking advisory services	925	—
Reimbursable expenses
From affiliates	1,121	1,440
From non-affiliates	64	432
Loss on investment	—	(300)
Other	45	9
Total revenues	$287,497	$174,729

Total revenues increased $112.8 million, or 65%, to $287.5 million for the year ended December 31, 2012, compared to total revenues of $174.7 million for 2011. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distributing affiliated products as well as investment banking revenues earned within this new business unit, partially offset by decreases in commissions and dealer manager fees generated from non-affiliated products.

In 2012, commissions generated from distributing affiliated products nearly doubled to $161.4 million from $82.4 million in 2011, on approximately $2.3 billion and $1.2 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight affiliate-sponsored programs during both 2012 and 2011. In 2012, commissions earned from non-affiliated product offerings declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised for non-affiliated products declined by approximately $47 million during 2012, as Realty Capital Securities’ non-affiliated sponsored programs offered decreased from three programs to two programs due to the completion of a non-affiliated offering during 2011.

Dealer manager fees earned from affiliated products increased to $94.8 million in 2012 from $56.9 million in 2011, resulting from raising gross equity of approximately $2.6 billion and $1.4 billion from affiliated offerings during 2012 and 2011, respectively. Dealer manager fees from non-affiliated products decreased slightly to $10.1 million in 2012 from $10.8 million in 2011, as a result of lower non-affiliated offering proceeds based on the distribution of one less non-affiliated program given the successful completion of such offering during 2011.

Revenues of $0.9 million were derived from Realty Capital Securities’ investment banking advisory services business, which was introduced during 2012. These fees were earned in connection with services rendered resulting in a full cycle liquidity event for a previously distributed offering. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Expenses.  The following table provides an overview of the expenses of Realty Capital Securities for the periods indicated.

	2012	2011
	(in thousands)
Expenses:
Third-party commissions
Affiliated products	$161,399	$82,301
Non-affiliated products	19,111	22,967
Third-party reallowance
Affiliated products	24,385	11,788
Non-affiliated products	2,464	3,139
Internal commissions, payroll and benefits	45,865	29,174
Conferences and seminars	14,938	12,135
Travel
Affiliated expense	17	2
Non-affiliated expenses	6,218	5,940
Marketing and advertising
Affiliated expense	—	—
Non-affiliated expenses	2,680	303
Professional fees
Affiliated expense	8	246
Non-affiliated expenses	1,559	1,672
Other
Affiliated expense	727	816
Non-affiliated expenses	714	504
Total expenses	280,085	170,987
Net income (loss)	$7,412	$3,742

Total expenses increased $109.1 million, or 64%, to $280.1 million for 2012 compared to $171.0 million for 2011. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on affiliated products, internal commissions, and payroll and benefits expense partially offset by decreases in third-party commissions and third-party reallowance on non-affiliated products.

In 2012, third-party commissions incurred from distributing affiliated product offerings nearly doubled to $161.4 million from $82.3 million in 2011, on approximately $2.3 billion and $1.2 billion of gross equity raised for affiliated product offerings through the commissionable independent broker-dealer channel during 2012 and 2011, respectively. In 2012, third-party commissions incurred from non-affiliated products declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised via non-affiliated offerings declined by approximately $47 million during 2012, as Realty Capital Securities’ non-affiliated sponsored program offerings decreased from three programs to two programs due to the successful completion of one such offering during 2011.

Third-party reallowance incurred on affiliated products increased to $24.4 million in 2012 from $11.8 million in 2011, on increased sales volume. Third-party reallowance incurred on non-affiliated products decreased to $2.5 million in 2012 from $3.1 million in 2011, as a result of lower non-affiliated product sales.

Internal commissions, payroll and benefits expenses increased during 2012 due to higher internal commissions on increased sales and increases in new personnel to meet the demand of the offerings distributed by Realty Capital Securities.

Net income for 2012 increased 98% to $7.4 million, compared to net income of $3.7 million in 2011.

Realty Capital Securities — Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Revenues.  The following table provides an overview of the revenues of Realty Capital Securities for the periods indicated.

	2011	2010
	(in thousands)
Revenues:
Commissions
Affiliated products	$82,397	$30,297
Non-affiliated products	22,996	45,417
Dealer manager fees
Affiliated products	56,935	13,948
Non-affiliated products	10,820	20,346
Reimbursable expenses
From affiliates	1,440	1,711
From non-affiliates	432	2,404
Loss on investment	(300)	—
Other	9	6
Total revenues	$174,729	$114,131

Total revenues increased $60.6 million, or 53%, to $174.7 million for the year ended December 31, 2011, compared to total revenues of $114.1 million for 2010. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distribution of affiliated products, partially offset by decreases in commissions and dealer manager fees generated from distribution of non-affiliated products, reimbursable expenses and a loss on investment.

In 2011, commissions generated from distribution of affiliated products increased 172% to $82.4 million from $30.3 million in 2010, on raising approximately $1.2 billion and $0.4 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight and five affiliate-sponsored programs during 2011 and 2010, respectively. In 2011, commissions earned from non-affiliated product offerings declined 49% to $23.0 million from $45.4 million in 2011. Gross equity raised for non-affiliated products declined by approximately $318 million during 2011, as a successful non-affiliated sponsored program fundraising offering was completed in early 2011.

Dealer manager fees earned from affiliated products quadrupled to $56.9 million in 2011 from $13.9 million in 2010, resulting from fees on raising gross equity of approximately $1.4 billion and $0.5 billion of affiliated offerings during 2011 and 2010, respectively. Dealer manager fees from non-affiliated products decreased 47% to $10.8 million in 2011 from $20.3 million in 2010, as a successful non-affiliated sponsored program fundraising effort was completed in early 2011. Reimbursable expenses revenue was lower in 2011 compared to 2010, primarily due to the completion of fundraising for a successful non-affiliated program during 2011. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Expenses.  The following table provides an overview of the expenses of Realty Capital Securities for the periods indicated.

	2011	2010
	(in thousands)
Expenses:
Third-party commissions
Affiliated products	$82,301	$29,289
Non-affiliated products	22,967	45,990
Third-party reallowance
Affiliated products	11,788	4,041
Non-affiliated products	3,139	6,910
Internal commissions, payroll and benefits	29,174	19,194
Conferences and seminars	12,135	4,696
Travel
Affiliated expense	2	149
Non-affiliated expenses	5,940	3,837
Marketing and advertising
Affiliated expense	—	15
Non-affiliated expenses	303	336
Professional fees
Affiliated expense	246	18
Non-affiliated expenses	1,672	785
Other
Affiliated expense	816	741
Non-affiliated expenses	504	512
Total expenses	170,987	116,513
Net income (loss)	$3,742	$(2,382)

Total expenses increased $54.5 million, or 47%, to $171.0 million for 2011, compared to $116.5 million for 2010. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on affiliated products, internal commissions, payroll and benefits expense, conferences and seminars expense partially offset by decreases in third party commissions and third-party reallowance on non-affiliated products.

In 2011, third-party commissions incurred from distributing affiliated product offerings increased 181% to $82.3 million from $29.3 million in 2010, on approximately $1.2 billion and $0.4 billion of affiliated product offerings through the commissionable independent broker-dealer channel during 2011 and 2010, respectively. In 2011, third-party commissions incurred from non-affiliated products declined 50% to $23.0 million from $46.0 million in 2011. Non-affiliated offerings declined by approximately $318 million during 2011, as a successful non-affiliated sponsored program fundraising effort was completed during early 2011.

Third-party reallowance incurred on affiliated distributions nearly tripled to $11.8 million in 2011 from $4.0 million in 2010, resulting from increased sales volume. Third-party reallowance incurred on non-affiliated products decreased 55% to $3.1 million in 2011 from $6.9 million in 2010 as a result of lower non-affiliated product sales.

Internal commissions, payroll and benefits expenses increased during 2011 due to higher internal commissions on increased sales and increases in new personnel to meet the demand offerings distributed by Realty Capital Securities. Conferences and seminars expense increased in 2011 as Realty Capital Securities began hosting more conferences throughout the United States primarily to promote product education and training.

Net income for 2011 increased to $3.7 million compared to a net loss of $2.4 million in 2010.

Income Taxes

Income tax expense was $0.6 million for the period from June 10, 2013, the closing of our initial public offering, to September 30, 2013. The effective tax rate for the period from June 10, 2013 to September 30, 2013 was 1.0%. In accordance with ASC Topic No. 270 and ASC Topic No. 740, at the end of each interim period, we are required to determine the best estimate of our annual effective tax rate and then apply that rate in providing for income taxes on a current year-to-date (interim period) basis. In accordance with ASC Topic No. 740, in certain circumstances where a reliable estimate cannot be made, ASC Topic No. 740 recognizes that “the actual effective tax rate for the year-to-date may be the best estimate of the annual effective tax rate” and allows for its use in the current interim period. For the three months ended September 30, 2013, we were unable to make a reasonable estimate of our annual effective tax rate because the internal reorganization of our company and our operating subsidiaries that took place in June 2013 would cause the annual effective rate to distort the year-to-date results. Therefore, we have chosen to use our actual effective income tax rate of 1.0% (before discrete items), as we believe that this method will yield a more reliable tax provision calculation. The effective rate is significantly below 35% because pretax income includes non-controlling interest (90.6%) of our operating subsidiaries, with the remainder, 9.4%, taxable to us after June 10, 2013, the date of the internal reorganization of our company and our operating subsidiaries. Taxable income derived by us from our 9.4% share of taxable income allocated to us from our operating subsidiaries will be taxed at a 40.6% (federal and states) effective tax rate. We expect that our effective tax rate would change significantly in light of the exchange by Parent of its Class B common stock and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of our Class A common stock pursuant to the exchange transactions, reflecting the fact that the 90% of our income and expenses that flowed and was taxed at the level of Parent, is now income and expenses that are taxable to us.

Non-Controlling Interest

We have a controlling interest in each of our operating subsidiaries, namely Realty Capital Securities, Advisory Services and ANST, and, as a result, our financial statements include the consolidated financial results of our operating subsidiaries. As of September 30, 2013, we owned 9.4% of the economic interests in each of our operating subsidiaries. As a result, we are required to present the 90.6% we do not own (the non-controlling interest) in our consolidated financial statements. Our non-controlling interest ceased to exist (other than a de minimis interest) when Parent exchanged all its Class B common stock and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of our Class A common stock. See “Our Structure and the Exchange Transactions.”

Liquidity and Capital Resources

Currently, our principal use of existing funds and any funds raised in the future are to expand our business through internal growth and by acquiring complementary businesses, including the acquired businesses, as well as for the payment of operating expenses and dividends to our investors. In addition, we and RCS Holdings are party to a services agreement requiring payment of 10% of our U.S. GAAP pre-tax income to RCS Capital Management. This fee is computed and due on a quarterly basis.

We expect to meet our future short-term operating liquidity requirements through net cash provided by our current operations. Management expects that our operating subsidiaries will generate sufficient cash flow to cover operating expenses, the payment of dividends to our investors and the quarterly fee to RCS Capital Management.

Our initial public offering, which closed in June 2013, resulted in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. We expect to use cash available from our initial public offering, this offering, the concurrent private offering, the Cetera financings and ongoing operations to fund cash requirements for the acquisition of the acquired businesses through the pending acquisitions. See “The Pending Acquisitions” for a description of the Cetera financings, which includes entry into secured term loan and revolving credit facilities with certain banks, and the issuance of preferred stock and convertible notes to Luxor, and the consideration to be paid in the pending acquisitions, which includes shares of our Class A common stock as well as cash.

In order to meet our future long-term liquidity requirements or to continue to pursue strategic acquisition opportunities, we expect to utilize cash generated from our current operations and issue equity securities and debt securities in both public and private offerings, including in connection with the completion of the pending acquisitions. The issuance of these securities will depend on future market conditions, our obligations under the agreements related to the pending acquisitions to pay consideration in shares of our Class A common stock, funding needs and other factors, and there can be no assurance that any such issuance will occur or be successful.

Dividends

During the three and nine months ended September 30, 2013 we declared $0.5 million and $0.9 million, respectively, in dividends on our Class A common stock. The closing of certain of the pending acquisitions involves the issuance of shares of our Class A common stock. The increase in the number of shares our Class A common stock outstanding may impact our ability to pay dividends. Our ability, and the ability of our operating subsidiaries, to pay dividends is also expected to be limited by customary negative covenants that will be contained in agreements we will enter into if we consummate the Cetera financings described under “The Pending Acquisitions — The Cetera Commitments.”

Cash Flows

These cash flows do not include the cash flows of the acquired businesses and are not indicative of what our actual cash flows would have been had we completed the pending acquisitions. We expect the pending acquisitions, if completed, to change cash flows substantially.

As of September 30, 2013 we had cash balances of approximately $71.2 million. As of September 30, 2012, Realty Capital Securities, our only operating subsidiary in operation at the time, had cash balances of approximately $15.2 million.

Net cash provided by operating activities was $71.6 million and $12.9 million for the nine months ended September 30, 2013 and 2012, respectively. The increases in cash provided by operating activities for the nine months ended September 30, 2013 as compared to the comparable period for the prior year, was primarily due to increases in net income and the timing of collections of receivable balances and the payment of payable balances at period-end. For Realty Capital Securities, commission and dealer manager fees receivable typically represent one day of fees earned from the distribution of affiliated and non-affiliated products. Payables to broker-dealers, however, can represent up to six days of commissions as payment is typically made on a weekly basis, while commissions, which are included in accrued expenses, are paid twice monthly. Increased balances in these accounts, as well as reimbursable expense receivables and investment banking fee receivables are indicative of the increased volume in gross equity capital raised during the nine months ended September 30, 2013 and the provision of advisory services for certain direct investment programs that commenced operations during 2013, as well as the timing of cash receipts and payments.

Net cash used in investing activities was $9.4 million and $0.1 million for the nine months ended September 30, 2013 and 2012, respectively. The investing activities for the nine months ended September 30, 2013 included purchases and sales of available-for-sale securities and trading securities as well as the purchase of property and equipment.

Net cash used in financing activities was $3.7 million and $1.6 million for the nine months ended September 30, 2013 and 2012, respectively. The financing activity for the nine months ended September 30, 2013 included the net proceeds after offering costs and underwriting discounts and commissions of $43.6 million from the our initial public offering, partially offset by distributions to non-controlling interest holders of $46.8 million. During the comparable period in the prior year, the Parent contributed $3.6 million into Realty Capital. We expect all current liquidity needs will be met with cash flows from operations and other activities.

Tax Receivable Agreement

We are party to a tax receivable agreement with Parent requiring us to pay to Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by Parent’s exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each operating subsidiary. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to Parent, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that Parent, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to Parent using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, Parent exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by Parent. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, this offering, the concurrent private placement and the completion of the pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by Parent qualifies as a tax-free contribution to us under Section 351 of the Code, we would obtain carryover tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifies as tax free Section 351 contribution, there will be no reduction in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange is deemed to be a taxable transaction, each of our operating subsidiaries intends to have an election under Section 754 of the Code in effect for each taxable year in which a taxable exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of each such operating subsidiary with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each operating subsidiary and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Emerging Growth Company

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect that, based on our pro forma revenues after giving effect to the closings of the pending acquisitions, we will cease to be an “emerging growth company” on December 31, 2015. See “Risk Factors — Risks Related to Our Structure — We are an “emerging growth company” under the federal securities laws and subject to reduced public company reporting requirements.”

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2013 or December 31, 2012. These off-balance sheet arrangements do not include the off-balance sheet arrangements of the acquired businesses and are not indicative of what our actual off-balance sheet arrangements would have been had we completed the pending acquisitions, nor does it purport to present our future off-balance sheet arrangements. We expect the pending acquisitions, if completed, to change our off-balance sheet arrangements substantially.

Contractual Obligations

We had no borrowings during the year ended December 31, 2012, or the first nine months ended September 30, 2013 and had no significant changes in contractual obligations during the periods. We expect to incur borrowings under agreements we will enter into if we consummate the Cetera financings as described under “The Pending Acquisitions — The Cetera Commitments.”

Recently Issued Accounting Pronouncements

We are not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Our exposure to market risk is directly related to our reliance on the direct investment program industry.

Interest Rate Risk

As with other yield-oriented securities, shares of direct investment programs are impacted by their level of distributions to their investors. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Because we rely on the direct investment program industry, any macroeconomic conditions affecting the industry adversely may negatively impact our results of operations and the price of your shares of Class A common stock.

BUSINESS

We currently are engaged in the wholesale distribution and investment banking, capital markets and transaction management services through our operating subsidiaries. Prior to our initial public offering in June 2013, Parent operated and held a 100% interest in each of our operating subsidiaries. We have entered into agreements to acquire the acquired businesses. Our discussion of our business assumes the consummation of the pending acquisitions. Accordingly, references to our independent retail advice platform, which will consist of independent broker-dealer subsidiaries, and our investment management platform, which will consist of Hatteras, include the current and past operations of the acquired businesses which will only be owned and operated by us following the completion of the pending acquisitions. There can be no assurance that any or all of the pending acquisitions will close. This offering is not conditioned upon the pending acquisitions. If the pending acquisitions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including additional acquisitions. See “Risk Factors — Risks Related to the Pending Acquisitions.”

Overview

We are an integrated financial services platform that, after giving effect to the pending acquisitions, will provide financial advice to approximately 2.6 million households through a network of approximately 8,900 financial advisors as well as institutional financial services. We also provide wholesale distribution, investment banking, capital markets and transaction management services.

Highlights of our businesses will include:

•	$201.9 billion in assets under administration (as of December 31, 2013);
•	$22.7 billion of equity offerings advised (as of December 31, 2013); and
•	$28.1 billion in capital markets and merger and acquisition activity in 2013.

Since 2007, we have focused exclusively on providing financial products and investment solutions to “mass affluent” households, which we define as households with $100,000 to $1,000,000 of investable assets. Based on currently available market data, we expect to be the second largest network of financial advisors in the United States after giving effect to the pending acquisitions.

We are also the leading distributor of direct investment programs in the United States, with a 41.2% market share measured by equity capital raised, for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Stanger. In addition, our investment banking, capital markets and transaction management services platform was the second largest advisor of real estate mergers and acquisitions transactions in the United States in 2012 and 2013, as measured by total value of announced transactions according to SNL Financial.

After giving effect to the pending acquisitions, we will also provide investment advisory, distribution and other services to investment funds through our investment management platform.

We believe the scope and scale of our business are substantial competitive advantages as they will allow us to provide superior investment products, invest greater resources in advisor training and business development, and create a more attractive platform for financial advisors, thereby increasing financial advisor recruitment and retention.

On a pro forma basis for the nine months ended September 30, 2013 after giving effect to the pending acquisitions, we would have had $1.9 billion in revenues. For the nine months ended September 30, 2013 after giving effect to the pending acquisitions on an aggregate basis, our revenues comprised of 65% from our independent retail advice platform, 31% from our wholesale distribution platform, 2% from our investment banking, capital markets and transaction management services platform and 2% from our investment management platform.

Our Market Opportunity

We believe the market opportunity for the services we provide and will provide is large and growing rapidly. Since our initial public offering in June 2013, we have expanded our core competencies around wholesale distribution and investment banking, capital markets and transaction management services, and we will further expand our business through our independent retail advice platform and our investment management platform. We believe that our expanded businesses will enable us to capture a larger revenue share of the investment lifecycle while at the same time capitalizing additional secular growth opportunities.

We believe that the following external market factors will support a strong growth trajectory for our business:

Large and Expanding Target Market — We focus on providing financial products and investment solutions to mass affluent investors, and the market our financial advisors serve is significant and expanding. According to the U.S. Federal Reserve, U.S. household financial and non-profit organization assets totaled $63.0 trillion as of July 1, 2013, up from $52.8 trillion as of December 31, 2008 and $43.0 trillion as of December 31, 2004. Cerulli forecasts that total U.S. assets under management will grow 20% from 2012 to 2016 due to factors such as the retirement of the baby boomer generation as well as the continued growth of individual retirement account rollovers. According to the U.S. Census Bureau, the number of people over sixty five is forecasted to increase sharply over the next ten years, resulting in a population with sixty-five million potential retirees. Due to baby boomers retiring and an increasingly aging population, the number of retirees is forecasted to increase sharply over the next 10 years, with 44.0 million potential retirees, according to Cerulli. We believe this growth will drive demand for financial planning products that will be available through our independent retail advice platform.

Increase in Demand for Independent Financial Advice — In our view, investors in the mass affluent market, and increasingly in the high net worth market, are seeking unbiased advice from independent advisors and the financial products sold through independent channels. Following the economic downturn in 2008, we believe many of these households have experienced the erosion of traditional sources of retirement income including a reduction in defined benefit pensions, declining home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law. We see these trends as evidencing demand for “durable income” and a product that can meet investors’ needs, which we believe is increasing demand for independent retail advice.

Furthermore, the market our financial advisors will serve is significant and expanding. According to Cerulli, $12.8 trillion of retail assets were professionally managed as of December 31, 2013, up from $9.0 trillion as of December 31, 2008, and 38.0% of all U.S. households utilized a financial advisor in 2013.

Expansion of Independent Channel for Financial Advisors —  The independent channel continues to gain market share by assets under management. According to Cerulli, the independent channels’ market share by assets under management increased from 30% in 2007 to 35% in 2012, and is expected to grow further by two percentage points to 37% by 2016. In 2007, over 133,000 financial advisors managed $3.4 trillion in client assets, representing 30% of total retail advisor client assets.

We believe several factors are causing the shift of financial advisors to the independent channel.

•	Financial advisors receive a greater share of brokerage commissions and advisory fees from independent broker-dealers as compared to traditional employee financial advisors (generally 80 – 90% compared to 30 – 50%). If financial advisors are able to maintain their level of production, they will be able to generate significantly higher income by joining an independent channel, even after paying their own expenses.
•	Many independent broker-dealers attract financial advisors with cutting-edge technology that makes the process of providing financial retail advice considerably easier.
•	We believe that many financial advisors have entrepreneurial aspirations and are attracted to the flexibility, control and economics inherent in using the independent channel.
•	There are fewer perceived conflicts in the independent channel than there are in other channels that are also large sponsors of products, where financial advisors may be required to push proprietary products.

Growing Market for Direct Investment Programs and Alternative Investment Solutions — Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2013, according to Stanger, direct investment programs raised approximately $24.6 billion. As of December 31, 2013, the total equity capitalization of non-traded REITs tracked by Stanger was approximately $61.5 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $73.7 billion. Alternative investment solutions represent a growing product class as more mass affluent households seek access to the same sophisticated investment approaches and superior portfolio management talent used by larger institutions. We believe retail investors would seek to gain access to alternative investment products given their generally-stated objectives to reduce performance volatility and obtain potential portfolio diversification benefits. With a variety of offerings for investors with various objectives and risk tolerance, the growth of liquid alternative mutual funds and exchange-traded funds, or ETFs, is projected to increase alongside what we believe is increasing demand for products that are designed to provide financial security.

Our Competitive Advantages

Scale and market leadership in an expanding sector

We believe that the significant scale and the market leadership of our independent retail advice platform will support ongoing growth through the attraction and retention of financial advisors. We believe that our independent retail advice platform’s significant scale creates operating efficiencies while its broad distribution capabilities are expected to enable us to achieve favorable terms for and access to investment products. We expect the combination of reduced operating expenses and broad product offerings will enable our financial advisors to best serve their clients and provide more favorable economics for their businesses.

Deep, embedded relationships with the financial advisors who serve them

Our independent retail advice platform has longstanding relationships with its financial advisors. On a pro forma basis as of December 31, 2013, the average tenure of our financial advisors will be approximately ten years, and 55% of our financial advisors will have been working with our independent retail advice platform for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent retail advice platform, which we believe will translate into superior performance.

Strong value proposition to financial advisors

We believe our independent retail advice platform will offer financial advisors a unique and compelling value proposition. Our robust platform will be designed to support all facets of our financial advisors’ businesses and facilitate their dealings with current and potential clients. From an operational perspective, our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management and document retention, among others. We will also support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practice. We believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions.

A key element of our value proposition will be our multi-brand strategy that delivers customized solutions tailored to the disparate needs of financial advisors so they can best serve their clients. Our multi-brand strategy will recognize that financial advisors that serve different types of clients have different needs and will allow for greater customization of support, which we believe will result in stronger financial advisor recruiting and higher retention. Our multi-brand strategy will be predicated on the concept that financial advisors’ needs reflect the varying circumstances and objectives of their clients. To that end, our independent retail advice platform will maintain the different brands of the acquired businesses, each of which will cater to different segments of financial advisors, and will deliver customizable support capabilities to fulfill their specialized needs. We believe that this level of tailored financial advisor support, combined with the efficiencies derived from the significant scale of our platform, will enable our financial advisors to best serve their clients and provide more favorable economics for their businesses.

Providing expanded access to a broad array of financial products, investment solutions and training will also help our financial advisors to more effectively serve their clients and achieve their financial objectives.

We also believe the share of brokerage commissions and advisory fees our financial advisors receive from us will compare favorably to many of our direct peers and even more so to wirehouse competitors. We believe this attractive economic value proposition will enable us to attract and retain talented financial advisors.

Specialized focus on alternative assets and direct investment programs

Our investment banking, capital markets and transaction management services platform maintains an emphasis on alternative investments, an asset class which we believe remains underrepresented in retail investors’ portfolios. Our investment management platform will have a similar focus. Within the alternative investments sector, we are a leading distributor of direct investment programs. We also believe we will be a leading distributor of public, liquid mutual funds through our independent retail advice platform. Our specialized focus on alternative investments is best demonstrated by our 41.2% market share, measured by equity capital raised, for 2013 of non-traded REITs, the largest segment of direct investment programs, according to Stanger.

We believe we are the only wholesale distribution platform in the United States that is primarily focused on the distribution of direct investments programs. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investment banks that may not understand the specialized needs and regulatory context of direct investment programs, their sponsors, representatives, and investors as well as we do.

We believe we benefit from our relationship with American Realty Capital, which is the leading sponsor of direct investment programs, according to Stanger. American Realty Capital, which is under common control with us, was founded by our principals. We have been the wholesale distributor for all direct investment program offerings sponsored by American Realty Capital.

We believe our scale and successful track record in serving the investment needs of mass affluent investors will provide us with an enhanced understanding of the products they demand. Accordingly, we will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

Industry leading risk management and controls, with increased scale affording further investment with higher efficiency

We believe our focus on robust risk management and controls is central to our organization’s culture and our success, and serves as a key competitive strength. We operate in businesses which are subject to strict regulations, which are designed to protect retail investors. Each of our independent broker-dealer subsidiaries will separately have extensive risk management and compliance policies and procedures to cover all aspects of their operations. They will continuously monitor the financial advisors they support and perform rigorous due diligence on the products they distribute, with the goal of compliance with applicable regulations. We expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary and establish an enterprise-wide risk management system.

Significant revenue and operating synergies potential among businesses

We believe our business will continue to be well positioned to generate sizable revenue and operating synergies as a result of the completion of the pending acquisitions. In our view, the combination of our capital generation and distribution capabilities, as well as our banking and retail advice, creates the possibility of potential synergies that may not be available to many of our peers. We believe our independent retail advice platform, in particular, will allow us to enhance our financial performance in a meaningful way. For instance, we expect we will be able to reduce clearing costs by negotiating clearing agreements with a single provider for our entire independent retail advice platform. We also believe we will be able to negotiate more advantageous terms with other third-party vendors, as well as increase strategic partner fees (i.e., fees paid by product sponsors for increased opportunities to market and to educate financial advisors about their products) and receive increased registered representative fees.

Similarly, we believe the scale of our business will allow us to reduce redundancies by combining certain operating processes and corporate functions. While our independent broker-dealer subsidiaries will continue to operate independently under their existing brands and management, we expect to gain efficiencies by combined administrative functions and through the elimination of duplicative processes and other streamlining.

We believe that our ability to deliver a high level of support with favorable financial advisor economics will strengthen financial advisor retention and attract new financial advisors. Members of our management team have substantial experience in addressing and realizing the benefits of synergies through their involvement with other financial services companies with operations similar to those of our independent retail advice platform companies.

Solid track record of successful performance

We believe Realty Capital Securities’ market-leading positions in real estate direct investment program distribution and real estate investment banking services to real estate, combined with Cetera’s substantial growth and improved profitability, underscore the successful track records of our platforms and the promising outlook for our continued success. From 2008 to 2013, our wholesale distribution platform grew from approximately $23.0 million of equity capital raised to approximately $8.7 billion, a significant increase over the five-year period. Our investment banking platform has similarly grown at a substantial rate, from a nominal market share to the second leading merger and acquisitions advisor in the real estate sector for 2012 and 2013, based on aggregate transaction value primarily as a result of services provided to clients that were sponsored or managed by American Realty Capital.

Despite challenging market conditions of recent years, Cetera has achieved significant revenue growth and improved profitability. Its revenue has grown from approximately $740.0 million in 2010 to approximately $1.14 billion in 2013, representing a compound annual growth rate, or CAGR, of 22%. We believe Realty Capital Securities’ track record of achieving revenue growth while increasing profitability demonstrates the strength of its core businesses and the skill of its management team.

We believe that the combination of our existing businesses with the independent retail advice platform and our investment management platform into an integrated platform will position our company for further growth and strong performance.

Management experience

The senior executives that manage and lead our business have extensive experience in the sectors in which we operate. These five individuals maintain an aggregate of more than 50 years of experience leading public companies and have managed companies with a combined $20 billion in enterprise value. Before joining us, many of our senior executives held prior leadership positions at leading broker-dealers, investment banks, insurance companies, law firms, investment management firms and mutual fund companies. In addition, we will retain senior management, pursuant to employment agreements, in each of the acquired businesses which will continue to operate independently under their existing brands. We believe these additions will further strengthen our senior leadership by adding individuals with a deep understanding of their businesses and clients.

Source of Growth

Since our initial public offering in June 2013, we have grown rapidly through the successful execution of our strategy, including entering into agreements related to the pending acquisitions, several of which would be transformational, and diversification into high-growth product areas. We believe that completing the pending acquisitions and this offering will further enable us to grow our business by increasing our revenues, enabling us to attract and retain financial advisors for our independent retail advice platform and expanding our ability to pursue strategic transactions.

We will also seek to expand our client base to include unrelated third-party sponsors and direct investment programs. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	Attracting and retaining financial advisors by continually strengthening our value proposition: We intend to continue growing our business substantially by strengthening our independent retail advice platform, continually investing in the development of cutting-edge technology to increase productivity, efficiency and gross dealer concessions of our existing advisor base. We expect that by offering technology support, training, and education and expanding products offered on our platform, we will be able to attain high retention rates for our financial advisors. Additionally, we intend to implement a stock ownership plan for our financial advisors under which financial advisors will be eligible for the grant of options or stock which will vest over a period of time and will be designed to encourage financial advisors to remain on our retail advice platform. In addition, as another mechanism to encourage financial advisors to remain on our retail advice platform, we intend to establish a business development loan program under which we will make loans to financial advisors to help them develop their businesses, which will be forgivable under some circumstances if the financial advisors attain milestones.
•	Maintaining operational independence for our subsidiaries through our multi-brand strategy while adopting best-practices across our multiple platforms: We intend to implement our multi-brand strategy, maintaining multiple independent broker-dealer subsidiaries under their existing brands and management to enable us to capitalize on their valuable brands. At the same time, we intend to integrate back-office and support systems, thus delivering services that are most effective in helping our financial advisors’ grow their businesses. Through clearing arrangements with Pershing, which provides clearing services for the majority of the broker-dealers that will comprise our independent retail advice platform, we believe we can achieve faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.
•	Expanding our relationship with other sponsors of direct investment programs: We believe we have established ourselves as the premier investment bank and wholesale distributor in the direct investment programs market. We plan on leveraging this strength to expand relationships with new direct investment program sponsors and investment companies, as well as by adding to the range of services that we provide. At the same time, we will continue leveraging our relationship with our affiliate, American Realty Capital, a leading sponsor of direct investment programs.
•	Acquiring or developing complementary businesses: We plan to continue to grow our core businesses through both organic and strategic acquisition opportunities. We may selectively pursue acquisitions of businesses or infrastructure complementary to our businesses, including, potentially, registered investment adviser operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy. We plan to leverage the secular growth trends in the industries we operate to our advantage and align our products and services to benefit from the improving macroeconomic environment, increased demand for independent financial advice and ongoing growth in direct investment programs.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we will offer financial retail advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Our independent retail advice platform will consist of Cetera, First Allied, ICH, J.P. Turner and Summit, which will be operated as independent operating subsidiaries under separate brands and management.

Our independent retail advice platform will provide independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We will also provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We will provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternatives investments, equity and fixed income securities, and other products. We expect that each of our independent broker-dealer subsidiaries will be able to independently determine which of the products they will offer and their financial advisors will be able to select the products to recommend to their clients.

The acquired businesses comprising our independent retail advice platform will operate independently as our operating subsidiaries under separate brands and management. We believe that this structure will be conducive to financial advisor retention because it will minimize disruption to their day-to-day operations and enable us to conduct back-office integration at an effective pace while realizing cost efficiencies through the elimination of duplicative processes and other stream lining. This operational independence will also facilitate our multi-brand strategy, maintaining multiple independent broker-dealer subsidiaries under their existing brands and management to enable us to capitalize on their valuable brands. At the same time, we intend to integrate back-office and support systems, thus delivering services to help our financial advisors’ grow their businesses. Our clearing arrangement with Pershing will enable faster integration of newly recruited financial advisors while at the same time providing benefits of scale. We also intend to grow our revenues by exploiting the inherent economies of scale and synergies among our businesses through negotiating favorable terms with vendors.

We believe that the combination of multiple independent broker-dealers under one independent retail advice platform will lower costs in other ways, including renegotiation of strategic partner fees with product sponsors and negotiating on better terms on of service contracts with key vendors.

Our Financial Advisors

Our financial advisors will be financial professionals including traditional financial advice, multi-family office, certified public accountants, bank channels, and registered investment advisors, among others, many of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and provide their clients with access to financial products and investment retail advice. Our financial advisors will generally be registered as investment advisory representatives with our registered investment advisors and most of our financial advisors will also be registered with one of our broker-dealer subsidiaries as registered representatives, which will allows them to perform brokerage services for clients by effecting specific security transactions, and may also be licensed insurance agents affiliated with insurance companies.

Our financial advisors will deliver their services through over 5,340 branch offices. They will primarily be located in rural and suburban areas in all 50 states, Washington, D.C. and Puerto Rico, and we believe they will be viewed as local providers of independent advice with access to the knowledge and resources of a nation-wide network. We believe that many of our financial advisors have entrepreneurial aspirations and will be attracted to the flexibility, control and economics inherent in our model.

Almost all of our financial advisors on a pro forma basis will be independent contractors, operating under their own business name or the brand name of one of our independent broker-dealer subsidiaries. Because our financial advisors will bear the responsibility for their own operating expenses (including rent, utilities, furniture, equipment, quotation systems, employee wages and benefits and general office supplies), our financial advisors will receive generally 80 – 90% of the commissions or advisory fees generated, as compared with a rate of approximately 30% to 50% which they would receive working in a traditional brokerage setting where they would not be responsible for substantially all of their operating expenses.

On a pro forma basis as of December 31, 2013, the average tenure of our financial advisors will be approximately ten years, and 55% of our financial advisors will have been working with our independent financial services platform for over five years. We believe that the ability to cultivate and grow such longstanding relationships will be a key strength of our independent financial services platform, which we believe has translated into superior performance.

We will require financial advisors on our independent retail advice platform to possess a sufficient level of experience to enable the individual to independently operate his or her own office. We will also provide insurance agents, financial planners, accountants and other financial professionals who already provide financial services to their clients the opportunity to expand their ability to offer financial products and services to their clients.

Many financial advisors will also be authorized agents of insurance companies, and several of the independent broker-dealer subsidiaries will have subsidiaries that are licensed insurance brokers, allowing them to offer insurance and annuity products directly.

Technology and Infrastructure

Our financial advisors will rely on our infrastructure and technology to manage client relationships and complete a broad spectrum of activities, including client intake, reporting, account management, and document retention, among others. We will support our financial advisors by providing comprehensive and automated front-, middle- and back-office solutions enabling our financial advisors to focus on their clients while successfully and efficiently managing the complexities of running their own practice.

Using our technology, financial advisors and their clients will be able to open new accounts, monitor existing accounts, update client accounts, initiate and execute trading activities, view and download commission data, download client data, receive statements and confirmations electronically, and research reports or inquiries on companies, securities and other financial topics.

In 2010, Cetera completed a full build-out of its technology infrastructure to better serve its advisors. Its platform, SmartWorks, supports account aggregation, market intelligence and customized reporting. SmartWorks also allows financial advisors to access CRM tools, account aggregation tools, financial planning tools. Cetera has also created SmartWorks Advisor, a wealth management platform that incorporates custom portfolio management tools including capabilities to effectively manage clients’ assets.

Practice Development and Operational Support

We will provide our financial advisors with a wide array of practice development and operational support services which will help our financial advisors launch new relationships and strengthen existing ones. The support services include the following:

•	continuing education and support that emphasizes long-range aspects of financial planning and investment, which we believes enables our financial advisors to better inform and serve their clients;
•	advertising and public relations assistance to our financial advisors (including FINRA-approved marketing materials, corporate and product brochures, client letters and website assistance) in order to enhance their profiles, increase public awareness of our financial advisors and the products and services they offer, and to bolster their professional stature in the public’s eye;
•	a business development loan program which will provide our financial advisors with access to capital in various forms, including, in some cases, forgivable loans, to grow their practices;
•	tools that allow financial advisors to track clients and prospects and to distribute recent market commentaries and newsletters;
•	on-line learning center and forum style programs, including annual symposiums, local events and monthly conference calls, which introduce new investment strategies and improve wealth management skills; and
•	support for paperless-office imaging, workflows, and document storage.

Compliance and Supervision

Each financial advisor will be required to obtain all appropriate license to conduct the type of securities or advisory business in which he or she engages, and to register in the various states in which he or she solicits customers to remain in good standing in those jurisdictions and with the SEC and FINRA.

Our obligations will include supervision of all of our affiliated financial advisors wherever they are located. We will maintain comprehensive broker-dealer and investment adviser compliance programs reasonably designed to assure that we and our financial advisors are able to operate effectively and legally during this period of rapid regulatory change and in accordance with applicable law, and we will closely monitor the activities of our financial advisors to manage risk and assess compliance with applicable laws, rules and regulations including anti-money laundering and other programs required by the PATRIOT Act. We expect to develop a central mechanism to oversee the risk management procedures of each independent broker-dealer subsidiary and establish an enterprise-wide risk management system.

We will maintain a professional liability “errors and omissions” insurance policy or policies which generally provide a limited degree of coverage for certain actions taken and/or omissions made by our financial advisors, employees and other agents in connection with the purchase and sale of securities and the rendering of financial advice. In addition, we will maintain a fidelity bond that provides for the reimbursement of losses incurred lost through certain dishonest acts by our financial advisors or employees.

Financial Products and Retail Advice

The financial products that will be available through our independent advisory platform will allow our financial advisors offer traditional brokerage services as well as access to fee-based retail advice, wrap-fee programs, portfolio management services and managed account programs. Our financial advisors will also provide advisory and consulting services to retirement plans.

We will provide access to top financial products from various sponsors through our independent retail advice platform, including products sponsored by our affiliate, American Realty Capital, and Hatteras. Our independent broker-dealer subsidiaries will have the ability to choose which of the financial products available through our independent retail advice platform they make available to their financial advisors, and our financial advisors will have the ability to choose which financial products available from our independent broker-dealer subsidiaries they make available to their clients.

Our product diligence group will conduct due diligence on the financial products we offer, which will include variable and fixed annuities, direct investment programs, alternative investments and mutual funds. We believe our scale and experience in serving the investment needs of mass affluent investors provides us with an enhanced understanding of the products they demand. We will tailor our product suite and support services in a manner that is intended to best position our financial advisors to meet their clients’ needs.

We expect to enter into arrangements with these product sponsors and believe our broad distribution capabilities and scale will enable us to achieve more favorable terms and better access for investment products.

We will offer specialized product training to our financial advisors and help them develop marketing strategies, which will give our financial advisors tools they need to develop more tailored investment solutions for their clients and improve the market penetration of financial products that will be offered through our independent retail advice platform.

Institutional Advisory Services

Through Cetera Investment Services (d/b/a Cetera Financial Institutions), a self-clearing subsidiary of Cetera, we will provide customized retail investment services through banks and credit unions. For these institutions, whose core capabilities may not include investment and financial planning services, or who find the technology, infrastructure and regulatory requirements to be cost prohibitive, we provide their customers with investment services through financial advisors located on or off the premises of the institutions. These arrangements allow the institutions to focus their energy and capital on their core businesses.

Clearing

We expect that our independent retail advice platform will primarily use Pershing as its clearing broker on a fully disclosed basis to execute and clear securities transactions on behalf of financial advisors’ clients. Pershing and the other clearing brokers we use provide services including billing, credit extension, and receipt, custody and delivery of customer securities and funds. We expect we will be able to reduce clearing costs as we will be able to negotiate a better rate for clearing services with Pershing, which currently provides such services for the majority of the broker-dealers that will comprise our independent retail advice platform. Cetera Financial Institutions LLC will remain self-clearing.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors.

Since inception, our wholesale distribution platform has distributed 24 offerings for total equity capital raised of approximately $34.0 billion, of which we are currently distributing 17 offerings seeking to raise a total of $22.7 billion of equity. The offerings are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by American Realty Capital.

For 2013, we had a 41.2% market share of non-traded REITs measured by equity capital raised, according to Stanger. Revenues for our product distribution platform grew from $1.4 million in 2007 to $802.9 million in 2013. Meanwhile, the non-traded REIT industry has itself grown rapidly, with total annual sales increasing from $9.6 billion in 2008 to $19.6 billion in 2013, according to Stanger.

We believe that Realty Capital Securities has established itself as the leading distributor in the direct investment program industry. In our opinion, this has been achieved by employing a strategy focused squarely on the quality of the sector-specific products it evaluates, based on, assessment of the market need for the products and the timing of relevant market cycles. Most of the direct investment programs that Realty Capital Securities distributes are targeted to “mass affluent.” We believe these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law — characteristics that Realty Capital Securities calls “durable income.” The direct investment programs that we seek to distribute generally utilize strategies that we believe will generate “durable income” and appeal to “mass affluent” investors. We believe we have shown an ability to evaluate a management team’s performance and experience in executing the particular strategy within the sector it has targeted for product distribution. Realty Capital Securities has a six-year track record evidencing an ability to build the sale of its products through a broad base of financial advisors.

Realty Capital Securities has demonstrated a history of growing its distribution business and growing its year-over-year revenues and profitability since 2009. We believe that we have built a platform that can continue to be expanded to sell a larger number of differentiated investment offerings. A significant factor in our growth is the diversity of its funding sources in that, typically, no one selling group member represents more than 6% of a product’s overall sales. Additionally, Realty Capital Securities is not overly reliant on any single offering for its sales growth. We believe it has achieved considerable economies of scale and scope over its operational history and, given embedded competencies and relevant experience of its personnel, is well-positioned to realized continued growth in sales and broadened product base.

Our broker-dealer subsidiary, Realty Capital Securities, coordinates with registered representatives and registered investment advisors to execute the sale of securities issued in direct investment programs. Founded in 2007, Realty Capital Securities has demonstrated significant growth across all aspects of its business. This growth has included the increase in the number of sector-specific products distributed, in the scope of business services provided and personnel providing those services, in the discrete disciplines represented within the firm, in overall sales, as well as underwriting and advisory fee revenue, profits and overall registered sales personnel count. Realty Capital Securities employs 202 individuals. Collectively, we retain 183 licensed personnel under the Realty Capital Securities name, which number includes 48 individuals who hold supervisory licenses. Realty Capital Securities has an 11-person national accounts and business development team staffed with senior executives with over 150 years of collective experience in a wide range of product distribution and sales roles. These individuals, together with the Realty Capital Securities product diligence and executive management teams, have built a selling group that we believe represents the majority of independent broker-dealers participating in the direct investment program industry today. Realty Capital Securities assembles a team of selling dealers whose financial advisors sell one or more of Realty Capital Securities products to their retail and institutional clients. Throughout a product’s sales cycle, Realty Capital Securities’ wholesalers conduct approximately 1,400 meetings each week (approximately 75,000 meetings each year) with financial advisors affiliated with selling group members to introduce the concept of non-traded offerings generally, and to inform and educate this audience about Realty Capital Securities products, specifically. In 2013 Realty Capital Securities was the leading multiproduct wholesale distributor of direct investment programs and, based on our review of the industry, represents the only investment banking operation within the broad financial services industry with a dedicated team intimately familiar with and specifically experienced in the specialized features, business objectives, potential universe of optimal liquidity strategies, debt strategies needs of publicly registered non-traded securities, their sponsors and investors.

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including non-traded REITs and business development companies, sponsored and co-sponsored by American Realty Capital and other independent issuers of public, non-traded securities. Realty Capital Securities intends to also distribute American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act.

In its capacity as wholesale distributor of multiple public, non-traded securities, Realty Capital Securities serves as the dealer manager for finite life or SEC-registered offerings. At its inception, Realty Capital Securities was built to distribute multiple, sector-specific public non-traded products on a platform designed to provide the retail broker-dealer community with a complementary set of finite life, sector-specific public, non-traded securities. Realty Capital Securities distributes offerings that are subject to a thorough due diligence process and believes that it brings to market best-in-class products that address underserved investor needs. Today, Realty Capital Securities serves as the distributor for 11 such offerings and provides wholesaling services which focus on the interaction with financial advisors who are affiliated with FINRA members, retail broker-dealer selling group participants and qualified registered investment advisors.

We generate revenue through selling commissions and dealer manager fees paid by affiliated and non-affiliated product sponsors for our distribution services. Revenues from Realty Capital Securities will vary with changes in annual gross sales of the offerings it distributes. Realty Capital Securities market share of sales of interests in direct investment programs since 2008 has increased significantly. The following table shows the growth in equity capital raised by Realty Capital Securities since 2008:

($ in millions)	2013	2012	2011	2010	2009	2008
Actual number of publicly registered products distributed	13	10	10	5	3	1
Total industry sales of public non-traded REITs	$18,647.8	$10,284	$8,358	$8,107	$6,105	$9,585
Equity capital raised(1)	$8,657.7	$2,952.1	$1,765.1	$1,147.9	$284.4	$23.1
Revenue from product distribution	$84.0	$286.6	$174.7	$114.1	$28.2	$1.4
Revenues from other services	$45.5	$0.9	$—	$—	$—	$—
Total revenues	$886.5	$287.5	$174.7	$114.1	$28.2	$1.4
Profit/(Loss)	$100.6	$7.4	$3.7	$(2.4)	$(4.0)	$(2.6)
Year over year profit growth (%)	1,259%	98.1%	257.1%	40.6%	(54.8%)	—
Registered personnel	183	133	108	90	62	—	(2)
Branch offices	12	9	6	6	2	2

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom Realty Capital Securities had an exclusive dealer manager relationship.
(2)	Cannot be determined at this time.

During 2013, 38% of Realty Capital Securities’ sales of interest in non-traded REITs consisted of sales of interest, in U.S. Net Lease REITs sponsored by American Realty Capital. In connection with the merger between ARCP and Cole, Parent and Mr. Schorsch agreed that neither Parent nor any of its affiliates, including Realty Capital Securities, will be permitted to sponsor or raise capital for any U.S. Net Lease REITs sponsored by American Realty Capital. Mr. Schorsch and other persons affiliated with Parent are directors and executive officers of ARCP. This restriction does not prohibit Realty Capital Securities from raising money for U.S. Net Lease REITs that are not affiliates of Parent, Mr. Schorsch or any of their affiliates.

The following charts set forth our market share within the public, non-traded REIT industry for the years ended December 31, 2012 and December 31, 2013:

Data derived from Robert A. Stanger & Co., Inc. The Stanger Market Pulse, December 2012 and December 2013.

Direct Investment Programs and a Listed REIT for Which our Wholesale Broker-Dealer Provided Exclusive Dealer Manager and Other Services

Realty Capital Securities has acted as the exclusive dealer manager for each direct investment program or listed REIT set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities’ has provided wholesaling, sales, promotional and marketing services to each such direct investment program or listed REIT in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level.

Programs for Which our Wholesale Broker-Dealer Provided Exclusive Dealer Manager Services

Realty Capital Securities has acted as the exclusive dealer manager for each program set forth in the tables below and has conducted each such offering on a “best efforts” or “reasonable best efforts” basis. In such an offering, Realty Capital Securities is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, Realty Capital Securities has provided wholesaling, sales, promotional and marketing services to each such program in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, Realty Capital Securities also may sell and may have sold a limited number of shares in such offerings at the retail level. Our wholesale broker-dealer also acted as a co-dealer manager for ARCP’s initial public offering of common stock, which commenced in July 2011 and was completed in September 2011.

Programs Sponsored by American Realty Capital

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013		Aggregate Amount Available for Sale as of December 31, 2013	Current Status
American Realty Capital Trust, Inc.	Non-traded REIT	Net lease real estate	September 10, 2007	$1.7 billion		Offering completed	Listed on The NASDAQ Global Select Market on March 1, 2012; merged with and into Realty Income Corporation on January 22, 2013
American Realty Capital New York Recovery REIT, Inc.	Non-traded REIT	New York City office and retail	November 12, 2009	$1.7 billion		Offering completed	Operational stage
American Realty Capital Healthcare Trust, Inc.	Non-traded REIT	Healthcare-related properties	August 27, 2010	$1.8 billion		Offering completed	On December 6, 2013, announced intention to become listed on a national stock exchange
American Realty Capital Daily Net Asset Value Trust, Inc.	Non-traded REIT	Net lease real estate	October 8, 2010	$21.2 million		$1.48 billion	Offering stage
American Realty Capital Trust III, Inc.	Non-traded REIT	Net lease real estate	November 3, 2010	$1.8 billion		Offering completed	Merged with and into ARCP on February 28, 2013
American Realty Capital Trust IV, Inc.	Non-traded REIT	Net lease real estate	March 22, 2012	$1.8 million		Offering completed	Merged with and into ARCP on January 3, 2014
American Realty Capital Healthcare Trust II, Inc.	Non-traded REIT	Healthcare-related properties	October 31, 2012	$187.1 million		$1.86 billion	Offering stage
ARC Realty Finance Trust, Inc.	Non-traded REIT	Commercial real estate debt	January 22, 2013	$32.5 million		$2.37 billion	Offering stage
American Realty Capital Trust V, Inc.	Non-traded REIT	Net lease real estate	March 6, 2013	$1.6 billion		Offering completed	Operational stage
Business Development Corporation of America	Business development company	Middle market debt	May 7, 2010	$728.1 million		$1.67 billion	Offering stage
American Energy Capital Partners, LP	Oil and gas limited partnership	Oil and natural gas properties	December 13, 2013	In registration		In registration	In registration
AR Capital Real Estate Income Fund	Open-end mutual fund	Real estate related securities	December 28, 2012	$31.0 million	(1)	Not applicable	Offering stage
American Real Estate Income Fund	Closed-end mutual fund	Investments in real estate related assets and securities	August 15, 2011	In registration		In registration	In registration

(1)	Represents net sales.

Programs Sponsored or Co-Sponsored by American Realty Capital That Have Third-Party Service Providers

Program	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013	Aggregate Amount Available for Sale as of December 31, 2013	Current Status
Phillips Edison – ARC Shopping Center REIT, Inc.(1)	Non-traded REIT	Grocery-anchored retail	January 13, 2010	$1.7 billion	Offering completed	Operational stage
American Realty Capital – Retail Centers of America, Inc.(2)	Non-traded REIT	Anchored core retail	September 14, 2010	$71.5 million	$1.67 billion	Offering stage
American Realty Capital Global Trust, Inc.(3)	Non-traded REIT	Global sale-leaseback	October 27, 2011	$154.6 million	$1.6 billion	Offering stage
Phillips Edison – ARC Grocery Center REIT II, Inc.(4)	Non-traded REIT	Grocery-anchored retail	August 13, 2013	$0.2 million	$2.48 billion	Offering stage
American Realty Capital Hospitality Trust, Inc.(5)	Non-traded REIT	Lodging	August 19, 2013	$0.2 million	$2.5 billion	Offering stage

(1)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager.
(2)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. The external advisor has retained Lincoln Retail REIT Services, LLC, a third party not affiliated with our company or American Realty Capital, to provide, subject to the external advisor’s oversight, real estate-related services.
(3)	Sponsored by American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. Solely with respect to investments in Europe, the program’s external advisor has delegated substantial real estate-related duties to Moor Park Capital Partners LLP, a third party not affiliated with our company or American Realty Capital. Solely with respect to the program’s foreign investment strategy outside of Europe, the program’s external advisor may also delegate certain of its advisory duties to one or more additional service providers.
(4)	Co-sponsored by American Realty Capital and Phillips Edison Limited Partnership, a third party not affiliated with our company or American Realty Capital. An affiliate of American Realty Capital serves as the program’s external advisor. The program’s external advisor has delegated most of its duties to a sub-advisor wholly owned by Phillips Edison Limited Partnership. The program also has engaged an entity wholly owned by Phillips Edison Limited Partnership as its property manager. The program’s external advisor and sub-advisor own interests in the special limited partner of the program’s operating partnership.
(5)	Sponsored by American Realty Capital. Affiliates of American Realty Capital serve as the program’s external advisor and property manager. The program’s sub-property manager is a joint venture between American Realty Capital and Barceló Crestline Corporation, a third party not affiliated with our company or American Realty Capital. The program’s sub-property manager is responsible for managing certain of the program’s lodging and other hospitality properties.

Programs Not Sponsored or Co-Sponsored by American Realty Capital

Offering	Type of Program	Targeted Investments	Date of First Public Filing with SEC	Aggregate Gross Offering Proceeds Raised as of December 31, 2013	Aggregate Amount Available for Sale as of December 31, 2013	Current Status
United Development Funding IV(1)	Non-traded REIT	Single-family home development loans	August 5, 2008	$626.6 million	Offering completed	Operational stage
Healthcare Trust of America(2)	Non-traded REIT	Healthcare-related properties	April 28, 2006(3)	$2.2 billion(4)	Offering completed	Listed on The New York Stock Exchange on June 6, 2012

(1)	Sponsored by United Development Funding, a third party not affiliated with our company or American Realty Capital.
(2)	Sponsored by Triple Net Properties, LLC, a third party not affiliated with our company or American Realty Capital.
(3)	Realty Capital Securities did not provide services with respect to such filing, but, effective August 29, 2009, assumed exclusive dealer manager responsibilities for the program’s initial public offering.
(4)	Represents the aggregate gross offering proceeds raised during the period during which Realty Capital Securities served as exclusive dealer manager for the program’s initial public offering.

Legal Proceedings

In June 2013, Realty Capital Securities accepted and consented, without admitting or denying the findings a Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, that included a finding that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with Realty Capital Securities’ activities as a co-dealer manager for a public offering. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $60,000. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Investment Banking, Capital Markets and Transaction Management

Our investment banking, capital markets and transaction management platforms provide comprehensive strategic advisory services focused on direct investment programs, particularly non-traded REITs, and ARCP, which is a listed REIT. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that we believe capture value across the direct investment program lifecycle. Operating under the name RCS Capital, our investment banking and capital markets business provides strategic advisory and capital markets services to sponsors of direct investment programs sponsored directly or indirectly by American Realty Capital as well as to sponsors of other direct investment programs, and expects to do so for registered investment funds and public and private businesses in the real estate, financial services, alternative investment and other sectors. We believe we have demonstrated particular expertise in the real estate sector by our status as the number two advisor of real estate mergers and acquisitions transactions in 2012 and 2013, according to SNL Financial, executing deals with $4.1 billion and $10.0 billion in transaction value, respectively, of which 100% and 22% related to American Realty Capital-sponsored offerings or entities that were managed by American Realty Properties, or entities managed by American Realty Capital, respectively. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise direct investment programs that are distributed by Realty Capital Securities.

Our investment banking and transaction management fees include revenues that are project-based as well as success-based. Project-based fees are earned for assignments including market overviews, transaction structuring and transaction management where we are engaged for a specified project deliverable and a fixed fee. Success-based transactions are typically investment banking mergers and acquisitions or capital markets transactions where we are paid only upon the successful completion of a specific transaction. Approximately

42% of 2013 investment banking and transaction management fees were project-based and 58% were success-based. All of these fees were generated through transactions involving direct investment programs or other entities that are sponsored or managed by American Realty Capital.

Due to the transactional nature of our investment banking revenues, investment banking and capital markets profits may change from period to period based on the volume and nature of transactional activity. However, we generally expect strategic transactions for direct investment programs from which we expect to derive a substantial portion of our revenues to increase in frequency over the next three to five years, which may include acquisitions, dispositions, mergers, listings on a national securities exchange and initial public offerings. We also generally expect direct investment programs and registered investment funds to require capital markets services as they seek to access the equity and debt markets.

Investment Banking

Our investment banking business provides strategic advisory services in connection with (1) advising sponsors in the structuring and development of new direct investment programs and registered investment funds and other products; (2) advising sponsors and companies, including with respect to direct investment programs, as both buyers and sellers in connection with merger and acquisition transactions; (3) advising direct investment programs, especially SEC-registered, non-traded companies, in connection with liquidity alternatives, which may include listing on a national securities exchange and initial public offering transactions; and (4) debt and equity capital raising advice, including structuring, pricing and marketing. All of our strategic advisory service clients are entities for whom Realty Capital Securities raises or has raised equity capital. For the nine months ended September 30, 2013, our investment banking business had revenue of $15.5 million, of which 100% was attributable to American Realty Capital-sponsored products.

Capital Markets Services

Our investment banking and capital markets professionals have extensive knowledge and experience in raising debt and equity capital for private and public companies. We provide advice to a range of companies regarding sources, forms and relative cost of capital. Our debt capital markets team has closed loans, and maintains ongoing contact, with a variety of lender types including global financial institutions, money center banks, regional banks, community banks, life insurance companies, and specialty finance companies. In 2013, our debt capital markets team structured and closed over $10.3 billion in debt financing arrangements, all of which was attributable to American Realty Capital-sponsored products. Our debt capital markets team sources, structures and maintains a variety of debt finance and derivative arrangements on behalf of our clients or entities for which American Realty Properties was a manager.

Our investment banking team also structures and negotiates a variety of equity capital markets arrangements on behalf of issuers and their respective sponsors, including initial public offerings, follow-on offerings, universal registration statements, Regulation S offerings, “at-the-market” offering programs and other public offerings. In 2013, our investment banking team structured approximately $22.7 billion in equity capital markets transactions, all of which was attributable to American Realty Capital-sponsored products or entities for which American Realty Properties was a manager.

We currently have a network consisting of approximately 260 broker-dealers who act as soliciting dealers for one or more of the products distributed by Realty Capital Securities.

Additionally, we have significant relationships with institutional investors that make direct investments in real estate with asset managers such as American Realty Capital. We receive fees from investment managers, including American Realty Capital, in connection with serving as an agent in securing equity capital commitments from such institutional investors. The services that we provide to investment managers in connection with private equity capital raising are similar to services we provide in other capital markets engagements. For the nine months ended September 30, 2013, our capital markets business had revenue of $15.5 million, all of which was attributable to American Realty Capital-sponsored products or entities for which American Realty Properties was a manager.

Transaction Management Services

Also operating under the name RCS Capital, our transaction management team is comprised of 44 professionals who provide a range of services to direct investment programs and their sponsors including:

offering registration and blue sky filings, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions. We believe that the services offered by RCS Advisory complement the service offerings of our other lines of business.

Additionally, in light of RCS Advisory’s experience in providing strategic advice with respect to liquidity events and other strategic transactions for direct investment programs, we believe that our team is, in coordination with external counsel, equipped to advise issuers of other financial products as well. We intend to continue to expand the breadth of our transaction management team in order to provide services for additional investment products. For the nine months ended September 30, 2013, our transaction management services business had revenue of $8.9 million, all of which was attributable to American Realty Capital-sponsored products.

RCS Advisory is not in the business of, and does not hold itself out as, providing legal advice to its clients. However, it does offer services that are intended to be in compliance with the complex regulatory environment surrounding the direct investment program industry.

Transfer Agency Services

ANST is registered as a transfer agent with the SEC. ANST acts as registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital. ANST employs 24 professionals, and may act on behalf of other issuers of interests in direct investment programs and other securities, including securities issued by registered investment companies. ANST is also responsible for coordinating tax reporting efforts and the payment of distributions and redemptions, among other services. We believe ANST is well suited to manage DRIPs and share repurchase programs, which are common features of direct investment programs, because of its personnel’s knowledge of, and experience with, these features of direct investment programs and the experience of employees of our operating subsidiaries in executing transactions under DRIPs and share repurchase programs while employed by our dealer manager and other entities involved in the transfer agency business. ANST generates fees from a variety of services performed for issuers of interests in direct investment programs and registered investment companies. For the nine months ended September 30, 2013, our transfer agency services business had revenue of $6.9 million, of which 100% was attributable to American Realty Capital-sponsored products.

Investment Management

Our investment management platform, which will primarily involve fund-of-funds investments, will provide investment advisory, distribution and other services to the Hatteras family of funds. The Hatteras family of funds includes retail mutual funds (both open- and closed-end funds) and variable product funds with approximately $2.3 billion in assets under management as of December 31, 2013.

A broker-dealer subsidiary of Hatteras acts as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

The Hatteras funds include:

•	The Hatteras Core Alternatives Fund, which was designed to provide financial advisors and their clients with a core alternative investment solution and allocates to more than 140 managers across five strategies encompassing both hedge funds and private investments.
•	The Hatteras Alternative Mutual Funds, which were designed to provide investors access to alternative strategies in daily liquid, mutual fund solutions and currently include: (1) Hatteras Alpha Hedged Strategies Fund, designed to provide alternative investment exposure within asset allocation model; (2) Hatteras Hedged Strategies Fund, designed to provide a complete allocation to hedged strategies, Multi-Strategy and Multi-Manager; (3) Hatteras Long/Short Equity Fund, designed as a non-directional long/short equity fund; (4) Hatteras Long/Short Debt Fund, designed to provide protection from changing interest rates, with income provided through quarterly distributions; and (5) Hatteras Managed Futures Strategies Fund, designed to provide low correlation to equities, bonds, and other alternative investments.
•	Hatteras Disciplined Opportunity Fund, which seeks to consistently outperform the broader equity market on a risk-adjusted basis in both rising and declining markets by buying call options on the S&P 500 Composite Stock Price Index to create broad market exposure, and buying and writing (selling) additional call and put options on the index to enhance market returns and reduce market losses.
•	Hatteras PE Intelligence Fund, which seeks investment results comparable to the returns of the Nomura QES Modelled Private Equity Returns Index, a daily liquid index targeting returns similar to those which may be achieved through a global broad-based investment in private equity buyout funds.

OUR STRUCTURE AND THE EXCHANGE TRANSACTIONS

The Exchange Transactions

The exchange transactions are being effected as part of our overall plan of growth of our business through the pending acquisitions, this offering and the Cetera financings. The exchange transactions will simplify our capital structure, and we believe that making our ownership structure more straightforward and more understandable will benefit our stockholders and enhance our ability to obtain financing in the future.

Prior to completion of the exchange transactions, each of our operating subsidiaries had Class A Units and Class B Units outstanding (in addition to LTIP Units). Parent owned 100% of the Class B Units in each of our operating subsidiaries. The Class B Units owned by Parent had none of the voting rights in the operating subsidiaries and an aggregate of 90.6% of the economic rights in the operating subsidiaries. We owned 100% of the Class A Units. The Class A Units had all of the voting rights in the operating subsidiaries and 9.4% of the economic rights in the operating subsidiaries.

As part of the exchange transactions, pursuant to our exchange agreement with Parent on February 11, 2014, Parent exchanged all of its shares of Class B common stock in us and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. As a result, under our certificate of incorporation, Parent, as the holder of one share of Class B common stock, will have one vote more than 50% of the voting rights of our company, and thereby will control our company. Class B common stock will continue to impart no economic rights. Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit Parent to continue to hold one share of our Class B common stock without holding one Class B Unit in each operating subsidiary. Following this amendment, the remaining Class B Unit of each of our operating subsidiaries owned by Parent will be cancelled and 100% of the voting and economic interests in our operating subsidiaries will be held by us through our ownership of the Class A Units.

On February 11, 2014, we formed RCS Holdings. Pursuant to the limited liability company agreement of RCS Holdings, there are three classes of equity interests in RCS Holdings, called “Class A Units,” “Class C Units” and “LTIP Units.” In connection with the exchange transactions, RCS Capital Management contributed all its LTIP Units to RCS Holdings in exchange for LTIP Units representing units of equity ownership in RCS Holdings that are structured as profits interest therein. In connection with the execution of the RCS Holdings limited liability company agreement, 100% of the Class A Units of RCS Holdings were issued to us and 100% of the LTIP Units of RCS Holdings were issued to RCS Capital Management. The Class A Units of RCS Holdings issued to the Company are fully vested, are not subject to any put and call rights, and entitle the holder thereof to voting and economic rights (including rights to dividends and distributions upon liquidation). The LTIP Units of RCS Holdings issued to RCS Capital Management are structured as a profits interest in RCS Holdings with all the rights, privileges and obligations associated with Class A Units of RCS Holdings, subject to certain exceptions. The LTIP Units of RCS Holdings are subject to vesting, forfeiture and restrictions on transfers as provided in the OPP, as amended in connection with the exchange transactions. See “Management — 2013 Manager Multi-Year Outperformance Agreement.” Until such time as the LTIP Units of RCS Holdings are fully earned in accordance with the provisions of the OPP, the LTIP Units of RCS Holdings are entitled to distributions equal to 10% of the distributions on Class A Units of RCS Holdings. After the LTIP Units of RCS Holdings are fully earned, they are entitled to a catch-up distribution and then the same distributions as Class A Units of RCS Holdings. At the time RCS Capital Management’s capital account with respect to the LTIP Units of RCS Holdings is economically equivalent to the Class A Units of RCS Holdings, the LTIP Units of RCS Holdings will automatically convert into Class C Units on a one-to-one basis. The Class C Units have the same rights, privileges and obligations associated with Class A Units of RCS Holdings (other than voting) but will be exchangeable for shares of Class A common stock on a one-to-one basis pursuant to an exchange agreement to be entered into. Pursuant to the limited liability company agreement of RCS Holdings, we, as the managing member of RCS Holdings, controls RCS Holdings’s affairs and decision making.

On February 11, 2014, we contributed to RCS Holdings 26,499,999 Class A Units of each of our operating subsidiaries in consideration for 26,499,999 Class A Units of RCS Holdings, and RCS Capital

Management contributed to RCS Holdings an aggregate of 3,975,000 LTIP Units of our operating subsidiaries in consideration for 1,325,000 LTIP Units of RCS Holdings, which are subject to the OPP.

All of our interests in the acquired businesses will also be owned by RCS Holdings following the completion of the pending acquisitions.

Pursuant to an agreement entered into between Luxor, Parent and the members of Parent, as a condition to the Luxor commitment, we expect that our certificate of incorporation and by-laws will be amended 24 months after the completion of the exchange transactions to allow us to redeem, subject to obtaining the affirmative vote of our outstanding Class A common stock, any outstanding Class B common stock owned by Parent for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. If we elect to exercise this redemption right, Parent will no longer have the ability to control us by virtue of its ownership of our sole outstanding share of Class B common stock. See “The Pending Acquisitions — The Luxor Commitment — Other agreements with Luxor — Corporate reorganization.”

Our Structure

The diagram below depicts our organizational structure after giving effect to this offering, the concurrent private offering, the exchange transactions and the completion of the pending acquisitions.

(1)	The members of Parent, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr. and Brian S. Block, are also members of AR Capital, LLC and RCS Capital Management.
(2)	Class A common stock is entitled to one vote per share. The number of shares of Class A common stock shown as outstanding, and the relative economic rights and voting power of public stockholders and RCAP Holdings, LLC, reflects the assumption that shares of Class A common stock will be issued in connection with the pending acquisitions. See “Capitalization.”
(3)	The one outstanding share of Class B common stock is entitled to one vote more than 50% of the voting rights of our company.
(4)	In connection with its purchase of the Luxor securities as part of the Cetera financings, Luxor will purchase between 17.5% and 23.5% of the membership interests, subject to a call right for us and a put right for Luxor. See “The Pending Acquisitions — The Luxor Commitment — Other agreements with Luxor — Fees and RCS Capital Management interest.”
(5)	RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC is also an underwriter in this offering. See “Underwriting (Conflicts of Interest).”
(6)	First Allied Securities, Inc. and Legend Equities Corporation are indirect subsidiaries of First Allied Holdings, Inc., and each is a FINRA member.
(7)	Summit Brokerage Services, Inc. is a direct subsidiary of Summit Financial Services Group, Inc. and is a FINRA member.
(8)	Investors Capital Corp. is a direct subsidiary of Investors Capital Holdings, Ltd. and is a FINRA member.
(9)	Hatteras Capital Distributors LLC is a member of the Hatteras Funds Group and is a FINRA member.
(10)	Cetera Advisor Networks LLC, Cetera Financial Specialists LLC, Cetera Advisors LLC and Cetera Investment Services LLC are subsidiaries of Cetera Financial Holdings, Inc., and each is a FINRA member.
(11)	RCS Capital Management, LLC also owns LTIP Units representing units of equity ownership in RCS Capital Holdings, LLC issued under the OPP. See “Management — 2013 Manager Multi-Year Outperformance Agreement.”
(12)	Does not include one Class B Unit in each of Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC owned by RCAP Holdings, LLC.

THE PENDING ACQUISITIONS

As part of our plan to expand, diversify and grow our business, which includes the exchange transactions and our expansion into complementary businesses, we have recently entered into the pending acquisitions to acquire independent retail advice platform and an investment management platform pursuant to the terms and conditions described below.

In connection with the Cetera merger, we also received the Cetera commitments to enter into the Cetera financings and, together with our affiliates, entered into certain other agreements related thereto.

Overview of the Acquired Business

The following table sets forth the operating metrics of the acquired businesses comprising our independent retail advice platform as of December 31, 2013.

Brand Platform	Assets under Administration	Financial Advisors	Gross Revenue per Financial Advisor(1) (in thousands)		Clients (in thousands)	Branch Offices
Cetera	$147.6 billion	6,600	$174		2,000	4,059
First Allied	$32.6 billion	1,201	$294		400	543
ICH	$8.8 billion	441	$211		100	332
J.P. Turner	$4.3 billion	325	$257		50	177
Summit	$8.6 billion	309	$284		50	229
Total	$201.9 billion	8,876	$199	(2)	2,600	5,340

(1)	For the 12 months ended December 31, 2013.
(2)	Represents the weighted average.

Formed in 2010 through the purchase of three ING Groep N.V., broker-dealers, Cetera is a financial services holding company that provides independent broker-dealer services and investment retail advice through four distinct independent broker-dealer platforms: Cetera Advisors LLC, Cetera Advisor Networks LLC, Cetera Financial Institutions LLC and Cetera Financial Specialists LLC. With approximately 6,600 financial advisors in 4,059 branch offices across the United States, $147.6 billion in assets under administration and approximately 2,000,000 clients as of December 31, 2013, Cetera is a leading independent broker-dealer. Cetera had approximately $174,000 in gross revenue per financial advisor for the 12 months ended December 31 2013.

First Allied is a leading independent broker dealer with approximately 1,201 financial advisors in 543 branch offices across the United States, $32.6 billion in assets under administration and approximately 400,000 clients as of December 31, 2013. First Allied had approximately $294,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

Hatteras is a private company that is the sponsor of, investment advisor to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered as investment companies with the SEC. Hatteras had approximately $2.3 billion in assets under management and a product portfolio that includes seven open-end mutual funds, closed-end funds and variable product funds as of December 31, 2013.

ICH is a public company with its common stock listed on the NYSE MKT (formerly the American Stock Exchange) under the symbol “ICH” that provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance as well as investment advisory and asset management services. ICH had approximately 441 financial advisors in 332 branch offices across the United States with a concentration in the northeast, $8.8 billion in assets under administration and approximately 100,000 clients as of December 31, 2013. ICH had approximately $211,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

J.P. Turner is a retail broker-dealer and investment adviser with approximately 325 financial advisors in 177 branch offices across the United States with a concentration in the southeast, $4.3 billion in assets under administration and approximately 50,000 clients as of December 31, 2013. J.P. Turner had approximately $257,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013. J.P. Turner also offers a variety of other investment services, including investment banking.

Summit is a public company with its common stock listed on the OTC Markets Group, Inc. under the symbol “SFNS” that had approximately 309 financial advisors providing securities brokerage and investment retail advice in 229 branch offices across the United States with concentration in the southeast, $8.6 billion in assets under administration and approximately 50,000 clients as of December 31, 2013. Summit had approximately $284,000 in gross revenue per financial advisor for the 12 months ended December 31, 2013.

The Cetera Merger

On January 16, 2014, we entered into the Cetera merger agreement with Cetera. Pursuant to the terms and subject to the conditions set forth in the Cetera merger agreement, a wholly owned subsidiary of ours will merge with and into Cetera, with Cetera surviving the merger as our subsidiary.

Pursuant to the Cetera merger agreement, each outstanding share of Cetera’s common stock and, on an as converted basis, preferred stock will be converted into the right to receive the per share merger consideration at closing. We will pay aggregate estimated consideration of $1.15 billion in cash including assumed debt, subject to certain adjustments.

These adjustments, calculated immediately prior to closing, include a downward adjustment for the amount by which the cash of Cetera and certain of its affiliates immediately prior to the closing is under $35.0 million. The consideration is also subject to downward adjustment in the event that the levels of compensable commissions, trailing commissions and advisory fee revenues generated by the financial advisors and financial institution clients of Cetera and its subsidiaries existing on January 10, 2014 have been reduced by more than 10% as compared to the levels measured on the earlier of: (i) June 1, 2014; or (ii) the closing date of the Cetera merger.

At closing, $50.0 million of the consideration will be withheld and deposited into an escrow account, of which: (i) $8.0 million is to be utilized for any post-closing adjustment payments; (ii) $40.0 million is to be utilized for any indemnification payments to which we may be entitled; and (iii) up to $2.0 million is to be utilized for fees and expenses of Cetera’s stockholder representative. Simultaneously with the execution of the Cetera merger agreement, we deposited $55.0 million in cash into an escrow account as collateral and security for the payment of a portion of the reverse termination fee described below or the merger consideration.

Concurrently with the signing of the Cetera merger agreement, certain officers and senior managers of Cetera entered into employment agreements or offer letters with our subsidiary that will be merged into Cetera, which will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Cetera merger agreement, we and Cetera have made certain customary representations and warranties to each other and agreed to customary covenants. We have also agreed not to enter into any agreement to acquire any other entity or business until the Cetera merger is consummated or the earlier termination of the Cetera merger agreement (except with respect to the J.P. Turner acquisition, which was publicly announced following the execution of the Cetera merger agreement, and the other pending acquisitions). Cetera has also agreed not to solicit any alternative transactions and has undertaken customary covenants restricting the conduct of its business prior to the completion of the Cetera merger.

We are also required to use reasonable best efforts to arrange debt financing and equity financing (including equity financing from the members of Parent) as promptly as practicable following the date of the Cetera merger agreement and to consummate such financings on the closing date of the Cetera merger, and, if any portion thereof becomes unavailable on the terms and conditions contemplated in the Cetera commitments, we are required to use reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the Cetera merger agreement as promptly as practicable following the occurrence of such event. In furtherance of obtaining the Cetera financing, Cetera has agreed to use reasonable best efforts to provide such assistance as is reasonably requested by us.

The representations and warranties of the parties will survive the closing of the Cetera merger for a period of one year. Subject to certain limitations, including, among other things, an $8.0 million deductible that applies to breaches of most of Cetera’s representations and warranties before we would be entitled to recover any losses, the stockholders of Cetera have agreed to indemnify us, solely from the $40.0 million indemnity escrow fund, for breaches of Cetera’s representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, including, among other things, an $8.0 million deductible, we have agreed to indemnify the stockholders of Cetera for breaches of our representations, warranties, covenants and agreements.

The completion of the Cetera merger is subject to various conditions, including, among other things, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, approval from FINRA of the proposed change of control of Cetera’s broker-dealer subsidiaries, approval from the Texas Department of Insurance of the change of control of Cetera and other customary closing conditions.

The Cetera merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to August 16, 2014, which may be extended by Cetera or us to October 16, 2014 if, as of August 16, 2014, all conditions have been satisfied or waived except for the receipt of FINRA approval, the expiration or termination of the applicable waiting period under the HSR Act or the receipt of Texas Department of Insurance approval. In connection with the termination of the Cetera merger agreement by Cetera under specified circumstances, including our failure to consummate the Cetera financings or obtain alternative financing, we may be required to pay Cetera a $75.0 million reverse termination fee.

Moreover, notwithstanding the satisfaction of the conditions contained in the Cetera merger agreement, in no event will we be obligated to consummate the Cetera merger until the later of: (i) March 17, 2014, and (ii) the first business day after a “marketing period” of 20 consecutive business days that we may use to complete the Cetera financings, or any alternative financing for the Cetera merger.

The First Allied Acquisition

On February 11, 2014, we entered into a non-binding letter of intent with Parent to enter into a contribution agreement pursuant to which Parent will contribute all its equity interests in First Allied to us. As consideration for this contribution, we have agreed to issue shares of Class A common stock to Parent representing an amount of $207.5 million in the aggregate and we expect to assume First Allied’s net liabilities upon consummation of the contribution. The Class A common stock will be valued based on the volume-weighted average price of our Class A common stock on January 15, 2014, or $18.42 per share.

Pursuant to a merger agreement dated as of June 5, 2013, among Parent, First Allied and the holders of all the equity capital of First Allied, First Allied was acquired by Parent on September 25, 2013 for a total cost of $177.0 million, consisting of $145.0 million in merger consideration plus the assumption of $32.0 million of First Allied indebtedness.

The letter of intent also contemplates that Parent will assign all its rights and obligations under the merger agreement, as well as the related documents thereto, to us, including with respect to the representations and warranties made by First Allied to Parent under the merger agreement.

The letter of intent contemplates that the closing of the transaction will be subject to certain to-be-agreed-upon conditions, including the receipt of all necessary regulatory and governmental approvals. Any definitive agreement will contain customary representations, warranties and closing conditions. There can be no assurance, however, that we and Parent will be successful in negotiating a definitive agreement or whether the terms of such definitive agreement will differ substantially from those described herein.

Under NYSE rules, the issuance by us of shares of our Class A common stock to Parent as contemplated by the letter of intent may require the approval by the affirmative vote of a majority of our stockholders.

The Hatteras Acquisition

On October 1, 2013, we entered into the Hatteras purchase agreement. Pursuant to the terms and subject to the conditions set forth in the Hatteras purchase agreement, a wholly owned subsidiary of ours will purchase substantially all the assets related to the business and operations of Hatteras and assume certain liabilities of Hatteras.

We will pay aggregate estimated consideration of $40.0 million in cash to certain sellers associated with Hatteras, subject to certain adjustments, and an earn-out.

Pursuant to the Hatteras purchase agreement, the consideration will be adjusted based on Hatteras’ net working capital at closing and, in an amount not to exceed $3.0 million, based on Hatteras’ net assets under management at closing and projected consolidated pre-tax net income from the date of the closing of the purchase through December 31, 2013. The consideration, as adjusted, will be payable: (i) 75.0% on the closing date of the Hatteras purchase; (ii) 7.5% on the first anniversary of the closing date; (iii) 7.5% on the second anniversary of the closing date; and (iv) 10.0% on the third anniversary of the closing date.

Pursuant to the Hatteras purchase agreement, we also have agreed to make two earn-out payments to the sellers calculated and payable based on 150% of the consolidated pre-tax net operating income generated by Hatteras in: (i) the fiscal year ended December 31, 2016; and (ii) the fiscal year ended December 31, 2018.

The earn-out payments will be accelerated if an “acceleration event,” defined, among other things, as any of certain changes of control, insolvency events or defaults on our indebtedness, occurs before December 31, 2018, in which case the sellers will be entitled to an amount equal to $40.0 million, less the amount of any earn-out payments actually paid.

Concurrently with the signing of the Hatteras purchase agreement, certain officers and senior managers of Hatteras entered into employment agreements or offer letters with Hatteras (as the entity surviving the Hatteras acquisition) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Hatteras purchase agreement, we and Hatteras have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the Hatteras business during the period in which the earn-out payments are payable, including, subject to certain exceptions, that we will conduct the Hatteras business in a manner substantially consistent with the past practice of the sellers. The sellers have also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of Hatteras’ business prior to the completion of the Hatteras acquisition.

The representations and warranties contained in the Hatteras purchase agreement will generally survive the closing of the Hatteras acquisition for a period for 24 months post-closing. Subject to certain limitations, including, among other things, a cap of $6.5 million and a deductible of $600,000 that applies to breaches of most of the sellers’ representations and warranties before we would be entitled to recover any losses, the sellers have agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations, we have agreed to indemnify the sellers for breaches of our representations, warranties, covenants and agreements.

The completion of the Hatteras purchase is subject to various conditions, including, among other things, the expiration or termination of the applicable waiting period under the HSR Act, approval from FINRA of the proposed change of control of Hatteras’ broker-dealer subsidiaries, the repayment of all indebtedness of Hatteras, maintenance of required regulatory net capital by Hatteras’ broker-dealer subsidiaries and other customary closing conditions. Moreover, our obligation to close is subject to the conditions that Hatteras must maintain certain agreed levels of “assets under management” and “projected pre-tax net income,” as such terms are defined in the Hatteras purchase agreement.

The Hatteras purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if certain conditions have not been satisfied or waived on or prior to June 30, 2014.

The ICH Merger

On October 27, 2013, we entered into the ICH merger agreement. Pursuant to the terms and subject to the conditions set forth in the ICH merger agreement, a wholly owned subsidiary of ours will merge with and into ICH, with ICH surviving the merger as our subsidiary.

Pursuant to the ICH merger agreement, each share of ICH common stock outstanding immediately prior to the closing will be converted into the right to receive the per share merger consideration in either cash or stock at closing. We will pay aggregate estimated consideration of $52.5 million, of which no more than 60% will be in cash and no less than 40% will be in shares of our Class A common stock, subject to the election of holders of ICH common stock to receive either cash, stock or a combination of cash and stock. A pro rata adjustment will be made if elections are made that would cause the cash consideration payable in the ICH merger to exceed such 60% threshold.

Pursuant to the ICH merger agreement, included among the holders of ICH common stock entitled to receive the per share merger consideration will be the holders of (i) all shares of restricted ICH common stock will become fully vested immediately prior to the completion of the ICH mergers; and (ii) all outstanding options to purchase shares of ICH common stock (all of which are held by Timothy B. Murphy, ICH’s President and Chief Executive Officer), which will be exercised prior to the completion of the ICH merger.

Concurrently with the execution of the ICH merger agreement, Mr. Murphy entered into a voting agreement with us (with respect to 448,258 shares of ICH common stock and options to purchase 150,000 shares of ICH common stock, representing approximately 6.3% of ICH common stock and, including the shares underlying his options, 8.3% of ICH common stock on a fully diluted basis, outstanding as of October 27, 2013), pursuant to which Mr. Murphy has agreed, among other things, to vote his shares of ICH common stock in favor of the adoption of the ICH merger agreement and against any alternative transaction.

Concurrently with the signing of the ICH merger agreement, certain officers and senior managers of ICH, including Mr. Murphy, entered into employment agreements or offer letters with ICH (as the entity surviving the ICH merger) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the ICH merger agreement, we and ICH have made certain customary representations and warranties to each other and agreed to customary covenants.

The completion of the ICH merger is subject to various conditions, including, among other things, approval and adoption of the ICH merger agreement by the ICH stockholders, the effectiveness of a registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued as consideration, approval from FINRA of the proposed change of control of ICH’s broker-dealer subsidiary. Moreover, our obligation to close is subject to the conditions that ICH must maintain certain agreed levels of “gross dealer concessions”, “assets under administration” and “working capital,” as such terms are defined in the ICH merger agreement.

The ICH merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the Summit merger is not completed on or prior to April 30, 2014, which will automatically be extended to June 30, 2014 if, as of April 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval.

ICH has agreed, subject to certain exceptions with respect to unsolicited proposals, not to solicit or negotiate competing acquisition proposals or recommend or enter into any alternative business combinations. However, after receiving an unsolicited acquisition proposal, the Summit board may withdraw its recommendation in favor of the approval and adoption of the ICH merger agreement, terminate the ICH merger agreement and enter into an alternative business combination agreement if, among other conditions, (i) the ICH board determines in good faith after consultation with its legal and financial advisors that the proposal constitutes a “superior proposal” and failure to withdraw its recommendation would be inconsistent with its fiduciary duties; and (ii) concurrently with such termination, ICH pays to us a termination fee in the amount of $2.5 million and expenses in the amount of $500,000. The ICH merger agreement contains certain additional termination rights for ICH and us, which may require ICH to pay to us the same termination fee and/or expenses.

The J.P. Turner Acquisition

On January 16, 2014, we entered into the J.P. Turner purchase agreement with J.P. Turner. Pursuant to the terms and subject to the conditions set forth in the J.P. Turner purchase agreement, a wholly owned subsidiary of ours will purchase all outstanding membership interests in J.P. Turner held by the sellers.

We will pay the sellers aggregate estimated consideration of $27.0 million, which will be 70% in cash and 30% in shares of our Class A common stock, subject to certain adjustments and earn-outs.

Pursuant to the J.P. Turner purchase agreement, the consideration will be paid in two installments. At closing, subject to a working capital adjustment, we will pay to the sellers (i) $11.34 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $4.86 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the closing. On the first anniversary of the closing, subject to a downward adjustment if J.P. Turner does not meet combined revenue or EBITDA targets for the fiscal year ended December 31, 2013, we will pay to the sellers (i) $7.56 million in cash; and (ii) an aggregate number of shares of Class A common stock equal to (A) $3.24 million divided by (B) the average of the per share closing price of the Class A common stock for the five trading days ending on the trading day immediately prior to the first anniversary of the closing.

Pursuant to the J.P. Turner purchase agreement, we also have agreed to make earn-out payments to the sellers up to 50% in cash and not less than 50% in our Class A common stock if revenue or EBITDA targets are met for each of the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016. These earn-out payments are also subject to an annual dollar cap of $2,516,667.

Pursuant to the J.P. Turner purchase agreement, we and J.P. Turner have made certain customary representations and warranties to each other and agreed to customary covenants. We have undertaken certain covenants regarding our operation of the J.P. Turner business during the period in which the earn-out payments are payable, including, not taking any action outside the ordinary course of business the primary purpose of which is to eliminate or reduce any earn-out payment. J.P. Turner has also agreed not to solicit any alternative transactions and undertaken customary covenants restricting the conduct of its business prior to the completion of the J.P. Turner acquisition.

The representations and warranties contained in the J.P. Turner purchase agreement will generally survive the closing of the J.P. Turner acquisition for a period for 18 months. Subject to certain limitations, including, among other things, a cap of $1.75 million and a deductible of $100,000 that applies to most breaches of J.P. Turner’s representations and warranties before we would be entitled to recover any losses, J.P. Turner has agreed to indemnify us for breaches of their representations, warranties, covenants and agreements and for certain other specified matters. In addition, subject to certain limitations including a cap of $1.75 million and a deductible of $100,000, we have agreed to indemnify J.P. Turner for breaches of our representations, warranties, covenants and agreements.

The completion of the J.P. Turner acquisition is subject to various conditions, including, among other things, completion by us of the Cetera merger, approval from FINRA of the proposed change of control of J.P. Turner’s broker-dealer subsidiary, maintenance of required regulatory net capital by J.P. Turner’s broker-dealer subsidiary and other customary closing conditions. Moreover, our obligation to close is subject to the conditions that J.P. Turner must maintain certain agreed levels of “assets under administration”, as such term is defined in the J.P. Turner purchase agreement.

The J.P. Turner purchase agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the acquisition does not occur on or prior to September 30, 2014, which will automatically be extended to December 31, 2014 if, as of September 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval or completion by us of the Cetera merger.

The Summit Merger

On November 16, 2013, we entered into the Summit merger agreement with Summit. Pursuant to the terms and subject to the conditions set forth in the Summit merger agreement, a wholly owned subsidiary of ours will merge with and into Summit, with Summit surviving the merger as our subsidiary.

Pursuant to the Summit merger agreement, each share of common stock of Summit (excluding any dissenting shares) outstanding immediately prior to the closing will be converted into the right to receive (i) $1.2578 in cash and shares of our Class A common stock, representing the portion of the consideration payable by us; (ii) cash contributed by Summit in respect of payments received by Summit in respect of option or warrant exercises; and (iii) one non-transferable contingent value right, or CVR, to be issued by us pursuant to a CVR agreement to be entered into at the closing. Each CVR will represent, generally, the right to receive the pro rata portion of (i) a $4.5 million holdback remaining after deducting amounts, if any, owing to us if Summit does not meet certain revenue and EBITDA targets for 2013; and (ii) an additional $0.5 million holdback remaining after deducting any amounts owing to the relevant tax authorities with respect to certain taxes, if any, payable by Summit for its tax years prior to the closing, subject to an adjustment based on “normalized net capital” of Summit. The Summit merger agreement also entitles the holders of shares of Summit common stock to the pro rata portion of any tax refunds received by us as a result of certain net operating losses incurred by Summit with respect to its stub 2014 tax year.

We will pay aggregate estimated consideration of $49.0 million (including payments on the CVRs), of which approximately 80% will be in cash and approximately 20% will be in shares of our Class A common stock. The number of shares of our Class A common stock to be delivered by us will be determined based on the volume weighted average closing sale price per share of our Class A common stock for the ten consecutive trading days ending on the second trading day immediately prior to the closing.

Pursuant to the Summit merger agreement, all outstanding restricted stock units and certain warrants and options of Summit will vest as of immediately prior to the closing and their holders will receive their pro rata share of the consideration, and certain options and warrants will be assumed by us and converted into options and warrants to purchase our Class A common stock.

Concurrently with the signing of the Summit merger agreement, certain officers and senior managers of Summit entered into employment agreements or offer letters with Summit (as the entity surviving the Summit merger) that will become effective at the closing. Certain of these agreements contain, among other terms, non-competition and non-solicitation covenants.

Pursuant to the Summit merger agreement, we and Summit have made certain customary representations and warranties to each other and agreed to customary covenants.

The completion of the Summit merger is subject to various conditions, including, among other things, approval and adoption of the Summit merger agreement by the Summit stockholders, the approval by FINRA of the proposed change of control of Summit’s broker-dealer subsidiary, the effectiveness of a registration statement on Form S-4 with respect to the shares of our Class A common stock to be issued as consideration and other customary closing conditions. Moreover, our obligation to close is also subject to the conditions that (i) we not be required to pay at closing cash in an amount in excess of $34.2 million in the aggregate and issue shares of our Class A common stock in an amount in excess of $9.8 million in the aggregate; (ii) dissenting shares represent less than 7.0% of the outstanding common stock of Summit; and (iii) Summit maintain certain agreed levels of financial advisors that have generated a stated level of “gross dealer concessions” and “net capital,” as such terms are defined in the Summit merger agreement.

The Summit merger agreement includes certain termination rights for all parties, including that either party may terminate the agreement if the closing of the merger has not occurred on or prior to May 30, 2014, which will automatically be extended to July 31, 2014 if, as of May 30, 2014, all conditions have been satisfied except for the receipt of FINRA approval.

Summit has agreed, subject to certain exceptions with respect to unsolicited proposals, not to solicit or negotiate competing acquisition proposals or recommend or enter into any alternative business combinations. However, after receiving an unsolicited acquisition proposal, the Summit board may withdraw its recommendation in favor of the approval and adoption of the Summit merger agreement, terminate the

Summit merger agreement and enter into an alternative business combination agreement if, among other conditions, (i) the Summit board determines in good faith after consultation with its legal and financial advisors that the proposal constitutes a “superior proposal” and failure to withdraw its recommendation would be inconsistent with its fiduciary duties; (ii) we have declined to match such proposal; and (iii) concurrently with such termination, Summit pays to us a termination fee in the amount of $1.4 million and expenses in the amount of $600,000. The Summit merger agreement contains certain additional termination rights for Summit and us, which may require Summit to pay to us the same termination fee and/or expenses, as well as a termination right of Summit if, under the circumstances described in the Summit merger agreement, at the closing we fail to deposit an amount of cash (not to exceed $34.2 million) sufficient to pay the cash consideration payable under the Summit merger agreement to holders of Summit common stock and common stock equivalents, in which case we must pay to Summit a $1.0 million termination fee.

The Cetera Commitments

In connection with the Cetera merger, we also received the Cetera commitments to enter into the Cetera financings at the completion of the Cetera merger and entered into certain other agreements related thereto.

The Bank Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into the Bank commitment, with Barclays, Merrill Lynch, and Bank of America. The Bank commitment provides for a commitment by Barclays and Bank of America, or the Banks, to each provide 50% of (i) a $550.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years, or the revolving facility and, together with the term facilities, the bank facilities.

The proceeds of the term facilities will be used by us to pay a portion of the consideration to be paid in the Cetera merger, to refinance our existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses. The proceeds of the revolving facility will be used following the closing of the Cetera merger for permitted capital expenditures, to provide for the ongoing working capital requirements of our company and our subsidiaries following the Cetera merger and for general corporate purposes.

The commitment in respect of the first lien term facility is subject to automatic reduction if certain of the pending acquisitions are abandoned or terminated prior to the Cetera merger. If those certain pending acquisitions are abandoned or terminated after the Cetera merger, the first lien term facility will be subject to a mandatory prepayment by certain pre-agreed amounts.

The Bank commitment is subject to certain conditions, including the (i) absence of a Company Material Adverse Effect (as defined in the Cetera merger agreement); (ii) accuracy of certain representations and warranties; (iii) the negotiation of definitive documentation; (iv) consummation of the Cetera merger; (v) expiration of a “marketing period” of 20 consecutive business days; (vi) cash investments in us from additional investors which may take the form of common or preferred equity or certain debt instruments (which we intend to satisfy through the Luxor financings), satisfaction with cooperation with syndication covenants (to the extent the Cetera merger is consummated after August 16, 2014); and (vii) no other acquisitions having been made by us other than the pending acquisitions and certain other permitted acquisitions.

Our obligations under the bank facilities will be guaranteed, subject to certain other customary or agreed-upon exceptions, by RCS Capital Management, Parent, First Allied and each of our and First Allied’s direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers. We, together with the guarantors, will pledge substantially all of our assets to secure the bank facilities, subject to certain agreed-upon exceptions.

The bank facilities will be subject to (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow, and abandonment or termination of certain pending acquisitions previously identified to the Banks; (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments, asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

The Bank commitment will terminate upon the occurrence of certain customary conditions, and, in any event, on August 16, 2014, which date may be extended to October 16, 2014, (which are the same dates the parties to the Cetera merger agreement have termination rights thereunder if certain conditions have not yet been met) provided that after August 16, 2014 the Banks may require that the term loan facilities be funded (together with interest and premiums that could become due on such term loan facilities through October 16, 2014) into an escrow account that is subject to a first priority lien in favor of the escrow agreement to be released to us on the date of consummation of the Cetera merger if the Cetera merger is consummated prior to October 16, 2014, and to be released to the Banks if the Cetera merger is not consummated prior to October 16, 2014.

We will pay certain customary fees and expenses in connection with the bank facilities.

The Luxor Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we, Parent and RCS Capital Management entered into the Luxor commitment. The Luxor commitment provides for Luxor to (i) purchase shares of our Class A common stock in a private offering concurrent with a well marketed, underwritten public offering such as this offering, which we refer to as the Luxor common stock; and (ii) purchase other securities of ours as part of the Cetera financings at the completion of the Cetera merger, which we refer to collectively as the Luxor securities and, together with the Luxor common stock, the Luxor financings.

In connection with Luxor entering into the Luxor commitment, we, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

The proceeds from the Luxor financings will be used by us to pay a portion of the consideration to be paid in the Cetera merger, to refinance our existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses.

The Luxor commitment is subject to certain conditions, including the absence of a Company Material Adverse Effect (as defined in the Cetera merger agreement), the negotiation of definitive documentation, and other customary closing conditions.

We will pay certain premiums, fees and expenses in connection with the Luxor commitment.

The Luxor common stock

Luxor has committed to purchase, in a private offering, and at the same price as the shares sold in this offering, $50.0 million of common stock from us if (i) we raise at least $150.0 million in gross proceeds in any well-marketed public offering, such as this offering; and (ii) the members of Parent acquire at least $10.0 million of our Class A common stock from us. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from this offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this prospectus.

We expect that Luxor’s commitment to purchase the Luxor common stock will be met through the concurrent private offering.

The Luxor securities

In addition to its commitment to purchase the Luxor common stock, Luxor has committed to purchase from us, concurrently with the consummation of the Cetera merger, the Luxor securities, which comprise (i) $270.0 million (aggregate liquidation preference) of shares of newly issued 7.00% convertible preferred stock, or the convertible preferred stock, at a price of 88.89% of the liquidation preference per share; (ii) $120.0 million of newly issued 5% convertible notes due 7.5 years from the issue date, or the convertible notes, at a price of $666.67 per $1,000 of par value; and (iii) newly issued Series D preferred stock, or the Series D preferred stock, which may be issued instead of the convertible preferred stock or the convertible notes in certain circumstances.

Notwithstanding Luxor’s commitments to purchase the Luxor securities, if the convertible preferred stock is afforded 100% equity treatment by both Moody’s Investor Service, Inc., or Moody’s, and Standard & Poor’s Ratings Services, or S&P, and we receive corporate ratings, or the first lien term facility receives ratings, less than B2 from Moody’s and B from S&P, Luxor may be required to purchase $120.0 million additional shares of the convertible preferred stock instead of the convertible notes. Additionally, if the convertible preferred stock is not afforded 100% equity treatment by both Moody’s and S&P, Luxor may be required to purchase $270.0 million of shares of the Series D preferred stock, instead of the convertible preferred stock. If either of these modifications to the Luxor commitment occur, and we still receive corporate ratings, or the first lien term facility receives ratings, less than B2 from Moody’s and B from S&P, then Luxor will purchase an additional $120.0 million of Series D preferred stock instead of the convertible preferred stock and the convertible notes. For the avoidance of doubt, at no time will we issue both convertible preferred stock and Series D preferred stock to Luxor.

The conversion of any shares of any of the Luxor securities into shares of our Class A common stock will be subject to a share cap based on the maximum that can be converted without requiring FINRA approval of the acquisition by Luxor of our equity capital stock and the approval of our stockholders, to the extent required by the NYSE Listed Company Manual.

The other terms of the Luxor securities are described in more detail below.

•	Convertible preferred stock. The shares of convertible preferred stock will be entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock will be convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to the volume weighted average price, or VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26, or the fixed conversion price. If (i) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price and (ii) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Notwithstanding the other terms of the convertible preferred stock, in no event shall Luxor be obligated to accept our Class A common stock if it would result in Luxor owning more than 9.9% of our Class A common stock outstanding at the time of conversion. For so long as the convertible preferred stock is outstanding, if our consolidated leverage ratio is greater than 3.0x LTM Adjusted EBITDA (as defined in the Luxor commitment) or our consolidated fixed charge coverage ratio is greater than 2.0x, no dividends will be declared or paid on any class of our equity securities, except those dividends payable on the convertible preferred stock. The convertible preferred stock will also contain negative covenants materially consistent with a typical shareholders agreement for a controlled entity and not more restrictive to us than the negative covenants in the second lien term facility.
•	Convertible notes. The convertible notes will be our senior unsecured obligations, but will be subordinated to the bank facilities and any refinancing thereof. The convertible notes will be convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of $21.18 and 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes will be subject to customary negative covenants and events of default, and they will not be redeemable by us prior to their maturity date without the consent of Luxor.
•	Series D preferred stock. The Series D preferred stock will be issued at a price of $16.37, as adjusted to include any accrued dividends at the 8.00% rate, or the Series D price, and will be entitled to a non-cumulative cash dividend payable in additional Series D shares at an annual rate of 7.00% on the Series D price. The Series D preferred stock will be entitled to a dividend at the rate of 8.00% on the Series D price if the monthly dividend is not paid in cash on the dividend payment date. The Series D preferred stock will be exchangeable at Luxor’s option into our Class A common stock, at a ratio obtained by dividing the Series D price by the lower of (i) a 2% discount to the VWAP of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; (iii) 110% of the price of the shares sold in this offering; and (iv) $20.26. Notwithstanding the other terms of the Series D preferred stock, in no event shall Luxor be obligated to accept our Class A common stock if it would result in Luxor owning more than 9.9% of our Class A common stock outstanding at the time of conversion. For so long as the Series D preferred stock is outstanding, if our consolidated leverage ratio is greater than 3.0x LTM Adjusted EBITDA (as defined in the Luxor commitment) or our consolidated fixed charge coverage ratio is greater than 2.0x, no dividends will be declared or paid on any class of our equity securities, except those dividends payable on the Series D preferred stock. The Series D preferred stock will also contain negative covenants in respect of incurrence of indebtedness and the issuance of any senior or parity equity securities.

Other agreements with Luxor

As a condition for Luxor entering into the Luxor commitment, we, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

•	Registration rights. We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock and other securities issued to Luxor in the concurrent private offering and in connection with the Cetera financings within 45 days of their issuance.
•	Fees and RCS Capital Management interest. We have agreed to pay Luxor a premium equal to $20.0 million multiplied by the actual dollar amount of the total amount of Luxor securities actually purchased divided by the maximum dollar amount of the Luxor securities Luxor committed to purchase in the Luxor commitment (as adjusted for the amount of Luxor common stock purchased). On the same day it purchases the Luxor securities, Luxor has agreed to purchase 17.5% to 23.5% (to be determined based upon the gross proceeds received by us in this offering) of the membership interests in RCS Capital Management, or the manager interest, for $15.3 million. We have also agreed to enter into a put/call agreement with Luxor whereby, subject to certain conditions, (i) we will have the right to repurchase the manager interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor will have the right to require us to purchase the manager interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is 15% of the percentage interest of our then-outstanding Class A common stock that the membership interest represents in RCS Capital Management.
•	Board rights. Luxor received the right to designate an independent director to our board of directors and appoint a board observer, both of which will be subject to removal if Luxor does not purchase at least $25.0 million of convertible preferred stock or Series D preferred stock, as applicable, as contemplated by the Luxor commitment, or if the Luxor commitment is terminated for another reason, such as our failure to consummate the Cetera merger. Luxor exercised this right, and our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and Mr. Jeffrey Pierce as a board observer, effective as of February 10, 2014. Additionally, if, after the first two years from the issue date of the convertible preferred stock (or Series D preferred stock, as applicable), we are more than 18 months in arrears on the payment of dividends the convertible preferred stock (or Series D preferred stock, as applicable) at any time Luxor owns at least $25.0 million of convertible preferred stock (or Series D preferred stock, as applicable), and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if at any time Luxor owns at least $25.0 million of convertible preferred stock and there is a Bankruptcy Event (as defined in the Luxor Commitment Letter) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. Parent, RCS Capital Management and the members of Parent (who are also members of RCS Capital Management and AR Capital, LLC) entered into a restrictive covenants agreement pursuant to which the members of Parent agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of the Luxor commitment, subject to certain termination events. These covenants include our agreement that prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger, we will not to directly or indirectly cause our operating subsidiaries to pay any dividend to any member except to the extent that such dividends do not exceed $5.0 million in the aggregate per fiscal quarter.
•	Voting matters. Parent gave an irrevocable proxy to Luxor over its shares of our common stock and agreed to vote its shares our common stock (i) for the approval of the issuance of the Luxor common stock and the Luxor securities; (ii) for approval of any amendment or restatement of our certificate of incorporation and by-laws necessary for the issuance of the Luxor common stock and the Luxor securities; (iii) against any amendment to our certificate of incorporation or by-laws which would be impede the issuance of the Luxor common stock and the Luxor securities; and (iv) against any other proposal that may impede the issuance of the Luxor common stock and the Luxor securities.
•	Corporate reorganization. Parent and the members of Parent agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby Parent will (i) contribute its equity interest in First Allied to us; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock (which occurred on February 11, 2014); and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014, and were, as applicable, implemented as part of the exchange transactions.

Parent and the members of Parent also agreed with Luxor to use their reasonable best efforts to cause us to amend our by-laws to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem Parent’s (or the members of Parent’) beneficial ownership of any outstanding Class B common stock owned by Parent for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. See “The Exchange Transactions” for further details.

•	Put rights. The members of Parent agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock (or Series D preferred stock, as applicable) in cash any time during the 90-day period beginning on the date that is 18 months from the date of the issuance of the convertible preferred stock (or Series D preferred stock, as applicable) if requested by Luxor. This put right will be secured by a negative pledge on the members of Parent’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock (or the Series D preferred stock), equal to such Parent member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Parent Member Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into a commitment letter, or the Parent member commitment, with the members of Parent. The Parent member commitment provides for the members of Parent to purchase, in a private offering, and at the same price as the shares sold in any well-marketed public offering, such as this offering, $10.0 million of our Class A common stock from us. We expect that this commitment will be met through the concurrent private offering.

The Parent member commitment also provides for an additional equity commitment related to the Luxor common stock. The members of Parent have agreed that if Luxor purchase less than $50.0 million of Luxor common stock, the members of Parent will purchase additional shares of our Class A common stock such that the combined net proceeds to us from the Luxor common stock and the additional equity commitment will be at least $50.0 million.

The proceeds from these financings will be used by us to pay a portion of the consideration to be paid in the Cetera merger.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Nicholas S. Schorsch	52	Executive Chairman of the Board of Directors
William M. Kahane	65	Chief Executive Officer and Director
Edward M. Weil, Jr.	46	President, Treasurer, Secretary and Director
Peter M. Budko	54	Chief Investment Officer and Director
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary
Brian S. Block	42	Director
Mark Auerbach	75	Lead Independent Director
Jeffrey J. Brown	53	Independent Director
C. Thomas McMillen	61	Independent Director
Howell D. Wood	81	Independent Director

Nicholas S. Schorsch has served as executive chairman of our board of directors since February 2013. Mr. Schorsch has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Schorsch served as chairman of the board of directors of ARCT from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman of NYRR and the chief executive officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the PE-ARC advisor since its formation in December 2009. Mr. Schorsch has been the chairman of ARC RCA and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of ARC HT and an executive officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman of ARCP, and chief executive officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Schorsch served as chairman of ARCT III and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman of ARC Global and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Schorsch also served as the chief executive officer and chairman of the board of directors of ARCT IV since its formation February 2012 and as the chief executive officer of the ARCT IV advisor and the ARCT IV property manager since their formations in February 2012, in each case until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Schorsch also has served as the chairman of the board of directors of ARC HT II since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, and chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chief executive officer and chairman of the board of directors of ARCT V since its formation in January 2013 and as chief executive officer of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Schorsch has served as chief executive officer of the PE-ARC II advisor since July 2013. Mr. Schorsch has also served as the chairman of the board of directors of ARC HOST since its formation in July 2013 and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5.0 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of NYRR, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARCT IV, ARC RFT and ARCT V, his current experience as chairman of ARC HT II and ARC HOST, his previous experience as president, chief executive officer and vice chairman of AFRT and chairman and chief executive officer of ARCT and ARCT III, and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our board of directors.

William M. Kahane has served as chief executive officer and a director of our company since February 2013. Mr. Kahane has also served as co-chief executive officer of RCS Capital Management since April 2013. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane served as an executive officer and director ARCT, and an executive officer of the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director of NYRR since its formation in October 2009 and had served as an executive officer of NYRR from October 2009 until March 2012 and as an executive officer of the NYRR advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010 and as president and chief operating officer of ARC HT, the ARC HT advisor and the ARC HT property manager from August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane served as an executive officer and director of ARCP and the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane was reappointed as a director of ARCP in February 2013. Mr. Kahane has served as a director of Phillips Edison — ARC Grocery Center REIT II, Inc., or PE-ARC II, since August 2013. Mr. Kahane has served as chief executive officer and president of ARC HOST since August 2013 and as director of ARC HOST since January 2014. Mr. Kahane has also served as co-chief executive officer of the ARC HOST advisor, as chief executive officer of the ARC HOST property manager and as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Kahane also has been an interested director of BDCA, since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3.0 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at American Financial Realty Trust, or AFRT, (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARC RCA, BDCA, NYRR, ARC HT, PE-ARC and ARC HT II, his prior experience as an executive officer and director of ARC DNAV, ARCT III, ARCP and ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our board of directors.

Edward M. Weil, Jr. has served as president, treasurer, secretary and a director of our company since February 2013. Mr. Weil has also served as president, treasurer and secretary of RCS Capital Management since April 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was appointed as a director of ARCT IV in January 2013. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer, secretary and director of ARCT V and as president, chief operating officer, treasurer and secretary of the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of the PE-ARC II advisor since July 2013. Mr. Weil has served as a member of the board of managers of the ARC HOST sub-property manager since August 2013. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging

325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as an executive officer of NYRR, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II and ARCT V, his current experience as a director of ARC DNAV, ARCP, ARC Global, ARCT IV and ARCT V, his previous experience as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our board of directors.

Peter M. Budko has served as chief investment officer and a director of our company since February 2013. Mr. Budko has also served as chief investment officer of RCS Capital Management since April 2013. Mr. Budko served as executive vice president and chief investment officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Budko has also served as executive vice president and chief operating officer of NYRR since its formation in October 2009, and the NYRR property manager and the NYRR advisor since their formation in November 2009. Mr. Budko has served as executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Budko has served as executive vice president and, until February 2011, as chief investment officer, of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Budko served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Budko has served as an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP and the ARCP manager since their formation in December 2010 and November 2010, respectively. Mr. Budko also has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the closing of the merger of ARCT IV with ARCP in January 2014. Mr. Budko has served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 and as president of ARC RFT and the ARC RFT advisor since January 2013. Mr. Budko was appointed as a director of ARC RFT in January 2013. Mr. Budko has served as chief investment officer and executive vice president of the PE-ARC II advisor since its formation in July 2013. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 – 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in physics from the University of North Carolina. We believe that Mr. Budko’s current experience as an executive officer of NYRR, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT, ARCT V and BDCA, as a director of ARC RFT, his prior experience as an executive officer of ARCT, ARCT III and at Wachovia Capital Markets and Nations Bank and his over 20 years of experience in debt and lending, make him well qualified to serve as a member of our board of directors.

Brian D. Jones has been the chief financial officer and assistant secretary of the Company and the Company’s manager since December 2013. Mr. Jones has served as head of the investment banking division of Realty Capital Securities since February 2013. Mr. Jones served as chief operating officer of ARCP from February 2013 until November 2013. Mr. Jones served as chief financial officer and treasurer of ARCT from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Prior to ARCT’s internalization, Mr. Jones served as senior vice president, managing director and head of investment banking at Realty Capital Securities and ARC Advisory Services, LLC, or ARC from September 2010 through February 2012. Prior to joining Realty Capital Securities and ARC, Mr. Jones was a director in the real estate investment banking group at Robert W. Baird & Co. from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an executive director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9.0 billion of capital markets transactions, $10.0 billion of real estate acquisitions and dispositions and $35.0 billion of corporate mergers and acquisitions. Mr. Jones is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Brian S. Block has served as a director of our company since February 2013. Mr. Block also served as chief financial officer and assistant secretary of our company from February 2013 until December 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Block served as executive vice president and chief financial officer of NYRR, the NYRR property manager and the NYRR advisor from their formation in October 2009 until December 2013. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, in each case, through December 2013. Mr. Block served as executive vice president and chief financial officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until December 2013. Mr. Block served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Block served as chief financial officer and treasurer of BDCA from its formation in May 2010 until February 2013, and served as chief financial officer of the BDCA advisor from its formation in June 2010 until February 2013. Mr. Block served as executive vice president and chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until January 2014. Mr. Block also has been executive vice president and chief financial officer of ARCP and the ARCP advisor since their formation December 2010 and November 2010, respectively. Mr. Block also served as executive vice president and chief financial officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively, in each case, through December 2013. Mr. Block has served as the executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Block served as the executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block served as executive vice president and chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager from their formation in January 2013 until January 2014. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC II advisor since August 2013. Mr. Block has served as a director of the ARC HOST sub-property manager since August 2013. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University. We believe that Mr. Block’s current experience as an executive officer of NYRR, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V, his previous experience as an executive officer at AFRT and his experience in financial reporting, make him well qualified to serve as a member of our board of directors.

Mark Auerbach has served as an independent director since May 2013 and as a lead independent director since February 2014. Over the last 18 years, Mr. Auerbach had served as directors for several companies. He currently serves as a director in Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases. From June 2007 through August 2009, he served as director of Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor. Mr. Auerbach received a B.S. degree from Rider University. We believe Mr. Auerbach’s previous experience as a member of the board of directors of Optimer Pharmaceuticals, Neuro-Hitech, Inc., Collexis, RxElite Holdings, Inc., and Par Pharmaceutical, Inc., his current experience as a member of the board of directors of Ventrus Bioscience, Inc. and his previous experience as an officer of Central Lewmar LLP make him well qualified to serve on our board of directors.

Jeffrey J. Brown has served as an independent director since February 10, 2014. Mr. Brown was appointed pursuant to an agreement we entered into with Luxor in connection with the Luxor commitment. Mr. Brown will be subject to removal if Luxor does not purchase at least $25.0 million of convertible preferred stock or Series D preferred stock, as applicable, as contemplated by the Luxor commitment, or if the Luxor commitment is terminated for another reason, such as our failure to consummate the Cetera Merger. See “The Pending Acquisitions — The Cetera Commitments — The Luxor Commitment — Other agreements with Luxor — Board rights.” Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC, or BEP, which provides capital to management teams and companies needing equity of $3.0 million to $20.0 million. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown, or FBB, from 1993 to January 2007. In March 2005, SBIC Partners II, L.P., an investment vehicle formed by FBB and licensed through the Small Business Administration, or the SBA, voluntarily agreed to enter into receivership after failing to meet various SBA capital requirements. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Since September 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE:NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From

September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. Mr. Brown’s extensive public and private company board experience and investment and transaction experience make him well qualified to serve on the Company’s Board.

C. Thomas McMillen has served as an independent director since May 2013. Mr. McMillen has served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 30, 2005 and since July 2011 has served as its President. Since April 2011, Mr. McMillen has served as Chairman of the National Foundation on Fitness, Sports and Nutrition. From April 2007, he has served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation, (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK) and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar. We believe Mr. McMillen’s previous experience as a member of the board of directors of Timios National Corporation, the University of Maryland System, Dominion Funds, Inc., Ultimate Escapes, Inc., his previous experience as an officer of Fortress International Group and Timios National Corporation and his expertise in United States public policy and politics make him well qualified to serve on our board of directors.

Howell D. Wood has served as an independent director since December 2013. Mr. Wood served as chairman of the board of directors and chief executive officer of Wood Logan Associates from its formation in August 1986 until June 1999, when Wood Logan Associates was acquired by The Manufacturers Life Insurance Company. From July 1999 to December 2011, Mr. Wood continued as chairman of the Wood Logan Associates division of The Manufacturers Life Insurance Company and held a variety of senior management and leadership positions with that company. From 1982 until June 1986, Mr. Wood served as chief executive officer of Integrated Capital Services, a subsidiary of Integrated Resources Inc. Prior to joining Integrated Resources Inc., Mr. Wood served as national sales manager at Massachusetts Financial Services Company and Drexel Burnham Lambert. The Company believes that Mr. Wood’s previous experience as a founder, chairman of the board of directors and chief executive officer of Wood Logan Associates and his extensive background in the finance and investment management industry make him well qualified to serve as a member of our board of directors.

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company. The only functions that our independent directors perform apart from the functions they serve in their capacity as members of the board as a whole is in their capacity as members of the Audit Committee (other than Mr. Brown, who is not a member of the Audit Committee), as further described below.

Board Composition

Our business is managed by RCS Capital Management, subject to the supervision and oversight of our board of directors. Our board of directors includes three independent directors and has a fiduciary responsibility to all our stockholders to set policy and oversee our company. Our board of directors is comprised of the following nine directors: Messrs. Schorsch, Kahane, Weil, Budko, Block, Auerbach, Brown, McMillen and Wood. We have determined that Messrs. Auerbach, McMillen, Brown, and Wood are independent directors within the meaning of the applicable rules of the SEC and NYSE, and that Mr. Auerbach is an audit committee financial expert within the meaning of the applicable rules of the SEC and possesses financial sophistication as defined under the rules of NYSE. Our amended and restated certificate of incorporation provides that our board of directors will consist of no fewer than three nor more than ten persons. The exact number of members on our board of directors is determined from time to time by resolution of a majority of our full board of directors.

Controlled Company

Because Parent controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NYSE. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board. Additionally, as described in the section entitled “Description of Capital Stock — Common Stock — Anti-Takeover Effects of Provisions of Delaware Law,” so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, Parent will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. In addition, Parent will have the ability to take stockholder action without the vote of any other stockholder.

Executive Committee

On September 30, 2013, we established an Executive Committee of our board of directors. The Executive Committee has and may exercise all the powers and authority of our board of directors in the management of the business and affairs of our company, except to the extent limited by law, by the rules of the NYSE or by our certificate of incorporation or by-laws, in each case as in effect from time to time.

Messrs. Schorsch, Kahane, Weil, Jr., Budko and Block currently serve on the Executive Committee.

Audit Committee

Our Audit Committee assists our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Auerbach, McMillen and Wood currently serve on the Audit Committee and Mr. Auerbach serves as its chair. Messrs. Auerbach, McMillen and Wood are independent under Rule 10A-3 under the Exchange Act.

Independent Director Compensation

Independent directors are directors who are not our employees or employees of Parent. Each independent director receives the following compensation for service on our board of directors and, if applicable, our Audit Committee:

•	an annual cash retainer fee of $42,500;
•	annual equity grant of shares of restricted stock with a fixed dollar amount of $42,500 (which vests ratably over a three-year period);
•	meeting fees of $1,500 for each meeting attended in person and $500 for each electronic vote or telephonic meeting (if there is a meeting of the board and one or more committee meetings in a single day, their fees are limited to $2,000 per day);
•	conference/seminar fees of $2,500 per half day (up to four hours) or $5,000 per full day (more than four hours); and
•	an additional cash retainer fee of $12,000 for the lead independent director (who may elect to receive up to 100% in the restricted stock, which would vest over a three-year period).

Retainers were paid upon the closing of our initial public offering and will be paid immediately following each regularly scheduled annual stockholder meeting. If a director joins the board of directors at any time other than the annual stockholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors are reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We may consider also paying per-meeting fees.

Executive Compensation

The services agreement provides that RCS Capital Management will provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions. Because we do not employ any of our executive officers, each of whom is an executive of American Realty Capital, none of our executive officers receives any fees or compensation from us. Instead, we pay RCS Capital Management the quarterly and incentive fees described in “RCS Capital Management and American Realty Capital — Services Agreement” and the performance-based awards described in “Management — 2013 Manager Multi-Year Outperformance Agreement.”

In their capacities as executive officers, each executive officer devotes such portion of his time to our affairs as is necessary to enable us to operate our business.

Services Agreement

We, together with our operating subsidiaries, entered into a services agreement with RCS Capital Management, as amended, effective upon the closing of our initial public offering. The services agreement was originally a management agreement. On February 11, 2014, the services agreement was amended and restated to, among other things, add RCS Holdings as a party thereto in lieu of our operating subsidiaries. References in this prospectus to the services agreement mean the services agreement as so amended. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, RCS Holdings, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of RCS Holdings and our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not RCS Holdings or our operating subsidiaries) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with our operating subsidiaries, may terminate the only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us and our operating subsidiaries;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; or
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with RCS Holdings, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

We, together with RCS Holdings, pay RCS Capital Management (i) a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and three preceding calendar quarters; and (ii) an incentive fee that is based on our earnings and our stock price, as further described under “RCS Capital Management and American Realty Capital — Services Agreement.”

2013 Manager Multi-Year Outperformance Agreement

We entered into the OPP with RCS Capital Management in connection with our initial public offering, and it was amended and restated in connection with the exchange transactions. See “Our Structure and the Exchange Transactions” for further details on this amendment. The OPP provides for a performance-based bonus award to RCS Capital Management that is intended to further align RCS Capital Management’s interests with those of our company and its stockholders.

Under the OPP, RCS Capital Management is eligible to earn a performance-based bonus award in the form of LTIP Units with a maximum award value equal to approximately 5% of our initial market capitalization, which we refer to as the OPP Cap. Subject to the OPP Cap, any award under the OPP will be determined based on our achievement of total return to stockholders, which we refer to as Total Return and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, or the Peer Group, as set forth below, for the three-year performance period that commenced on

June 4, 2013, referred to as the Commencement Date, which period we refer to as the Three-Year Period; each 12-month period during the Three-Year Period, which we refer to as the One-Year Periods; and the initial 24-month period of the Three-Year Period, which we refer to as the Two-Year Period, as follows:

	Each One-Year Period	Two-Year Period	Three-Year Period
4% of any excess Total Return attained by our company above the median Total Return for the performance period of the Peer Group*, or Excess Performance Award, for the measurement periods described above, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

100% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is at least:	6%	12%	18%
50% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than the respective percentage set forth on the line above but at least:	0%	0%	0%
0% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than:	0%	0%	0%
a percentage from 50% to 100% of the Excess Performance Award calculated by linear interpolation will be earned if the increase in Total Return achieved by our company is between:	0% - 6%	0% - 12%	0% - 18%

*	The Peer Group is composed of the following companies, each of which is a financial services provider that currently participates in the public capital markets, has a business profile that we believe is analogous to ours, and that we believe is similar in size and scope to RCS Capital Corporation: The Charles Schwab Corporation, Cowen Group, Inc., E*Trade Financial Corporation, FBR & Co., Gain Capital Holdings, Inc., Gleacher & Company, Greenhill & Co. Companies, JMP Group Inc., Lazard Ltd., LPL Financial Holdings Inc., Oppenheimer Holdings Inc., Piper Jaffray Companies, Raymond James Financial, Inc. and TD Ameritrade Holding Corporation.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award granted for the Three-Year Period is based on the formula in the table above less any awards granted for the Two-Year Period and One-Year Periods, but not less than zero; the award granted for the Two-Year Period is based on the formula in the table above less any award granted for the first and second One-Year Period, but not less than zero.

LTIP Units originally represented units of equity ownership in our operating subsidiaries and are structured as profits interests. See “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries” for a discussion of the LTIP Units in connection with the operating agreements of our operating subsidiaries. In connection with the exchange transactions, RCS Capital Management contributed all of its LTIP Units to RCS Holdings in exchange for LTIP Units in RCS Holdings. Subject to RCS Capital Management’s continued service through each vesting date,  1/3 of any amount earned will vest on each of the third, fourth and fifth anniversaries of the Commencement Date.

The OPP provides for early calculation and vesting in the event RCS Capital Management is terminated or in the event we incur a change in control, in either case prior to the end of the Three-Year Period. The OPP also provides for accelerated vesting in the event RCS Capital Management is terminated or in the event of a change in our control on or following the end of the Three-Year Period.

Equity Plan

The RCS Capital Corporation Equity Plan provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to RCS Capital Management (including under the OPP), non-executive directors, officers and other employees and independent contractors, including employees or directors of RCS Capital Management and its affiliates who are providing services to us. The maximum number of shares of Class A common stock that may be made subject to awards under the equity plan is a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). Following the exchange transactions, 2,649,999 shares of Class A common stock may be made subject to awards under the equity plan. If any vested awards under the equity plan are paid or otherwise settled without the issuance of shares of Class A common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the equity plan. If any awards under the equity plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the equity plan. Shares of Class A common stock issued under the equity plan may be authorized but unissued shares or shares that have been reacquired by us. If our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of Class A common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity plan, then our board of directors will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Class A common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Class A common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, our board of directors may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Class A common stock). Awards under the equity plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by our board of directors and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the equity plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

If a participant in the equity plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the equity plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant will be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

RCS CAPITAL MANAGEMENT AND AMERICAN REALTY CAPITAL

General

We are externally advised by RCS Capital Management. Each of RCS Capital Management’s and our executive officers is an executive officer of American Realty Capital. The executive offices of RCS Capital Management are located at 405 Park Avenue, New York, New York 10022, and the telephone number of RCS Capital Management’s executive offices is (866) 904-2988.

Officers of RCS Capital Management

The following sets forth certain information with respect to each of the executive officers of RCS Capital Management:

Name	Age	Position(s)
Nicholas S. Schorsch	52	Co-Chief Executive Officer
William M. Kahane	65	Co-Chief Executive Officer
Edward M. Weil, Jr.	46	President, Treasurer and Secretary
Peter M. Budko	54	Chief Investment Officer
Brian D. Jones	45	Chief Financial Officer and Assistant Secretary

The backgrounds of Messrs. Schorsch, Kahane, Weil, Budko and Jones are described in the “Management — Our Directors and Executive Officers” section of this prospectus.

Services Agreement

Upon completion of our initial public offering, we, together with our operating subsidiaries, entered into a management agreement with RCS Capital Management, as amended, which was amended and re-stated and changed to a services agreement on February 11, 2014. Pursuant to the services agreement, RCS Capital Management provides strategic planning and consulting services to assist us, and our operating subsidiaries, in implementing our business strategy, as well as the business strategy of our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. Such services may include advice concerning the performance of administrative functions, executive and administrative personnel, office space and office services, monitoring operating performance and assisting with tax filings and claims handling; provided, however, that RCS Capital Management may not provide any services for which registration as a broker-dealer, investment adviser or investment company would be required. RCS Capital Management has also agreed to provide us (but not our operating subsidiaries or RCS Holdings) with a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, who shall devote such of their time to us as necessary and appropriate, commensurate with the level of our activity from time to time. RCS Capital Management is at all times subject to the supervision and oversight of our board of directors.

Liability and Indemnification

Pursuant to the services agreement, RCS Capital Management assumes no responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. RCS Capital Management maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the services agreement, RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the services agreement, except because of acts or omissions constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify RCS Capital Management, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of RCS Capital Management not constituting bad faith, willful misconduct or gross negligence. RCS Capital Management has agreed to indemnify us, our directors, officers, stockholders and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of RCS Capital Management constituting bad faith, willful misconduct or gross negligence or any claims by RCS Capital Management’s personnel relating to the terms and conditions of their employment by RCS Capital Management. RCS Capital Management carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the services agreement, RCS Capital Management is required to provides us (but not our operating subsidiaries or RCS Holdings) with our a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by RCS Capital Management to us.

None of the officers or employees of RCS Capital Management is dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

RCS Capital Management is required to refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or by-laws. If RCS Capital Management is ordered to take any action by our board of directors, RCS Capital Management will promptly notify the board of directors if it is RCS Capital Management’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or by-laws. RCS Capital Management, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by RCS Capital Management and any person providing sub-advisory services to RCS Capital Management will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by RCS Capital Management, its directors, officers, stockholders or employees except as provided in the services agreement.

Term and Termination

The services agreement may be amended or modified by agreement in writing between us, our operating subsidiaries and RCS Capital Management. The initial term of the services agreement expires on June 10, 2033. The services agreement will be deemed renewed automatically for successive five-year periods following the initial term. During the initial term, we, together with our operating subsidiaries, may terminate the services agreement only for cause. Cause is defined in the services agreement as:

•	RCS Capital Management’s continued breach of any material provision of the services agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if RCS Capital Management has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of RCS Capital Management, including an order for relief in an involuntary bankruptcy case or RCS Capital Management authorizing or filing a voluntary bankruptcy petition;
•	any change of control of RCS Capital Management which a majority of our independent directors determines is materially detrimental to us;
•	RCS Capital Management’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of RCS Capital Management or one of its affiliates and RCS Capital Management takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of RCS Capital Management’s knowledge of its commission, the services agreement shall not be terminable; and
•	the dissolution of RCS Capital Management.

Effective at the expiry of the initial 20-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the services agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) RCS Capital Management’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the quarterly fees, incentive fees or performance-based awards payable to RCS Capital Management are not fair, subject to RCS Capital Management’s right to prevent termination based on unfair fees or awards by accepting a reduction of quarterly fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide RCS Capital Management with 180 days’ prior notice of such a termination. RCS Capital Management may also decline to renew the services agreement at will by providing us with 180 days’ written notice.

Assignment

RCS Capital Management may assign the agreement in its entirety to any of its affiliates or delegate certain of its duties under the services agreement to any of its affiliates without the approval of our independent directors. Otherwise, an assignment by RCS Capital Management will require the approval of our independent directors.

We may not assign our rights or responsibilities under the services agreement without the prior written consent of RCS Capital Management, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the services agreement and by the terms of such assignment in the same manner as we are bound under the services agreement.

Management and Incentive Fees

We and our operating subsidiaries pay RCS Capital Management a quarterly fee in an aggregate amount equal to 10% of our GAAP pre-tax income (if such amount is a positive number), calculated and payable quarterly in arrears, subject to our GAAP pre-tax income being positive for the current and preceding three calendar quarters.

In addition, we and our operating subsidiaries pay RCS Capital Management an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) (X) the weighted average of the issue price per share (or deemed price per share) of our common stock of all of our cash and non-cash issuances of common stock from and after June 5, 2013 multiplied by (Y) the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under our equity plan) in the case of this clause (Y), in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to RCS Capital Management with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, before the incentive fee plus non-cash equity compensation expense, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss). The amount may be adjusted to include one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between RCS Capital Management and our independent directors and after approval by a majority of our independent directors.

RCS Capital Management uses the proceeds from its quarterly fee and incentive fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

The quarterly fee and incentive fee of RCS Capital Management with respect to any quarter must be calculated promptly after we file a Quarterly Report on Form 10-Q with the SEC with respect to such quarter, and such calculation must be promptly delivered to us. We and our operating subsidiaries pay the quarterly fee and incentive fee in cash within ten business days after delivery of the written statement of RCS Capital Management setting forth the computation of the quarterly fee and incentive fee for such month.

Conflicts of Interest and Related Parties

We depend on RCS Capital Management for executive management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Weil, Budko and Jones, who are our executive officers, are also executives of RCS Capital Management. Our services agreement with RCS Capital Management was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of RCS Capital Management and its officers and personnel to engage in other business activities, including for American Realty Capital, may reduce the time that RCS Capital Management and its officers and personnel spend managing us and may result in other conflicts of interest. Our executive officers and the officers of RCS Capital Management are part of the senior management or key personnel of a total of eleven American Realty Capital-sponsored REITs, a publicly listed REIT, an American Realty Capital-sponsored business development company, the general partner of an American Realty Capital-sponsored oil and gas limited partnership, one American Realty Capital sponsored open-end mutual fund, one American Realty Capital sponsored closed-end mutual fund and their advisors. In addition, all our executive officers also are officers of RCS Capital Management and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, four of the American Realty Capital-sponsored REITs, one American Realty Capital sponsored open-end mutual fund and one American Realty Capital-sponsored business development company have registration statements that became effective within the last twelve months, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, the executive officers of RCS Capital Management and us may not always be able to devote sufficient time to the management of our business. Additionally, one American Realty Capital-sponsored REIT is currently in registration.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

In addition to sponsoring this offering, American Realty Capital is currently the sponsor of seven public offerings of non-traded REIT shares. These programs all have filed registration statements for the offering of common stock and either have elected or intend to elect to be taxed as REITs. The offerings will occur concurrently with our offering, and affiliates of our principals may sponsor other offerings during our offering period. Realty Capital Securities is the exclusive dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering and the timing of sales of our shares of Class A common stock.

Realty Capital Securities, an underwriter in this offering, is our subsidiary. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch and Barclays are primarily responsible for managing this offering, and meet the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, Realty Capital Securities will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. See “Underwriting (Conflicts of Interest).”

For more information about related parties, see “Relationships and Related Party Transactions.”

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Parent, which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, holds an aggregate of approximately 95.38% of the voting power in our company through its ownership of 24,051,499 shares of our Class A Common Stock and the one outstanding share of our Class B common stock. Each share of our Class A common stock entitles the holder to one vote per share. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company. Following the exchange transactions, Parent continues to hold one share of our Class B common stock, which constitutes all of the outstanding shares. As a result of its ownership of all of the shares of our Class B common stock, Parent controls us, and is able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

In addition, we are party to several agreements with Parent and other related parties, as described below.

Services Agreement

We, together with our operating subsidiaries, are party to a services agreement with RCS Capital Management. Pursuant to the services agreement, in return for a quarterly fee and an incentive fee, RCS Capital Management provides strategic planning and consulting services to assist us and our operating subsidiaries in implementing their business strategy and is, at all times, subject to the supervision and oversight of our board of directors. See “RCS Capital Management and American Realty Capital — Services Agreement.”

For the period from our initial public offering through September 30, 2013, we have paid approximately $2.0 million to RCS Capital Management under the services agreement.

RCS Advisory Services, LLC — American Realty Capital Services Agreement

RCS Advisory Services is party to a services agreement with American Realty Capital, pursuant to which RCS Advisory provides American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services among others), in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement provides for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to RCS Advisory of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. The service recipients pay RCS Advisory: (1) the hourly rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of RCS Advisory to the chief financial officer of the service recipients on a quarterly basis, based on services performed for the services billed at a flat rate. RCS Advisory does not charge for personnel costs associated with any persons that they employ that are also employees of the service recipients. The compensation payable by the service recipients to RCS Advisory under the agreement for services rendered by RCS Advisory will not exceed then current market rates that could be obtained by the service recipients for the applicable services from unaffiliated third parties on an arm’s-length basis.

For the period from our initial public offering through September 30, 2013, RCS Advisory has received $3.6 million under this agreement.

Omnibus Transfer Agency Agreement

ANST is party to a transfer agency services agreement with certain American Realty Capital-sponsored companies, pursuant to which ANST provides such companies with transfer agency services (including, without limitation, broker and shareholder servicing, transaction processing, year-end IRS reporting among others), and supervisory services overseeing the transfer agency services performed by a third party transfer agent. The agreement provides for an initial term of ten years with the option to renew for unlimited successive one year terms upon the mutual consent of the parties. In addition, the agreement will terminate upon the delivery of 30 days’ written notice by (i) American Realty Capital to ANST of non-compliance with its obligations under the agreement; or (ii) by ANST upon a change of a control of American Realty Capital that would require disclosure under Regulation 14A of the Securities Exchange Act. The service recipients pay (i) a monthly supervisory fee of $10,000 in cash, for the first full month in which ANST is exclusively performing all the services under the agreement; and (ii) from time to time, service fees in cash, based on the services provided per account serviced. ANST charges service recipients reasonable expenses incurred, on a monthly basis, in connection with the services provided under the agreement. The account service fees paid by the service recipients to ANST will increase annually in an amount no less than the annual percentage change in the Consumer Price Index in New York, as reported by the U.S. Bureau of Labor Statistics. Where a service recipient requests additional services to be provided which are not included under the agreement, these services will be compensated at customary rates as agreed upon by the service recipient and ANST.

For the period from our initial public offering through September 30, 2013, ANST has received $3.4 million under this agreement.

American Realty Capital — Operating Subsidiaries Services Agreement

American Realty Capital is party to a services agreement with our operating subsidiaries, pursuant to which American Realty Capital and its subsidiaries provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement provides for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. Our operating subsidiaries pay American Realty Capital: (1) the hourly rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on services performed for the services billed at a flat rate. American Realty Capital does not charge for personnel costs associated with any persons that they employ that are also employees of our operating subsidiaries. The compensation payable by our operating subsidiaries to American Realty Capital under the agreement for services rendered by American Realty Capital will not exceed then current market rates that could be obtained by our operating subsidiaries for the applicable services from unaffiliated third parties on an arm’s-length basis.

For the period from our initial public offering through September 30, 2013, American Realty Capital has received $1.1 million under this agreement.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with Parent and RCS Capital Management pursuant to which we granted (i) Parent, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock) held or acquired by them; and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under our equity plan. Under the registration rights agreement, the shareholders party thereto have the right to request us to register the sale of its shares and also may require us to make available shelf registration statements, at such time as we may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement gives the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As part of the exchange transactions, pursuant to our exchange agreement with Parent on February 11, 2014, Parent exchanged all of its shares of Class B common stock in us and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. See “Our Structure and the Exchange Transactions.”

Exchange Agreement

Parent has entered into an exchange agreement with us under which Parent has the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. On February 11, 2014, the exchange agreement was amended so as to permit an exchange by Parent of its Class B Units of each of our operating subsidiaries for shares of our Class A common stock thereunder to be treated as a contribution by Parent of its equity interests in each of our operating subsidiaries to us in a transaction intending to qualify as tax-free under Section 351 of the Code.

As part of the exchange transactions, pursuant to its rights under this agreement, Parent has exchanged all of its Class B common stock and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. See “Our Structure and the Exchange Transactions.”

Tax Receivable Agreement

We are party to a tax receivable agreement with Parent requiring us to pay to Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis, if any, created by Parent’s exchanges described below. For purposes of the tax receivable agreement, reductions in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each operating subsidiary. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to Parent, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that Parent, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to Parent using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

Payments under the tax receivable agreement would be expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement in excess of our cash tax savings.

Pursuant to the exchange agreement described above, Parent exchanged substantially all of its Operating Subsidiaries Units for shares of our Class A common stock along with the cancellation of a corresponding number of shares of our Class B common stock held by Parent. It is the intention of the parties to the exchange that it, as part of an overall plan to restructure our ownership that includes the exchange, this offering, the concurrent private placement and the completion of the pending acquisitions, qualify as a tax-free contribution to us under Section 351 of the Code. If the exchange by Parent qualifies as a tax-free contribution to us, under section 351 of the Code we would obtain carryover tax basis in the tangible and intangible assets of our operating subsidiaries connected with such Operating Subsidiaries Units. As there will be no increase in tax basis created if the exchange qualifiies as tax free Section 351 contribution, there will be no reductions in our tax liability, and as such we would not be required to make any payments under the tax receivable agreement. However, if the exchange is deemed to be a taxable transaction, each of our operating subsidiaries intends to have an election under Section 754 of the Code in effect for each taxable year in which a taxable exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of each such operating subsidiary with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each operating subsidiary and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

Under the amended and restated operating agreements of our operating subsidiaries, there are four classes of units of each such operating subsidiary called “Class A Units,” “Class B Units,” “Class C Units” and “LTIP Units.” We hold 100% of the outstanding Class A Units of each operating subsidiary, and Parent holds 100% of the outstanding Class B Units in each operating subsidiary. The Class A Units issued to us entitle the holders thereof to voting and economic rights (including rights to distributions upon liquidation). The Class B Units issued to Parent also are fully vested, and entitle Parent to economic rights (including rights to distributions upon liquidation), but do not entitle Parent to voting rights.

In general, the LTIP Units will receive the same per unit cash distributions as the other outstanding Units in our operating subsidiaries. However, as profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the other units of our operating subsidiaries with respect to liquidating distributions, and a holder of LTIP Units would receive nothing if our operating subsidiaries were liquidated immediately after the LTIP Units are awarded. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with the other units of our operating subsidiaries and therefore accrete to an economic value for the holder equivalent to the other units of our operating subsidiaries. In order for LTIP Units to have full parity with the other units of our operating subsidiaries, the capital accounts of the holders of LTIP Units would have to be equalized (on a per unit basis) with the capital accounts of the holders of the other units of our operating subsidiaries. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) of the assets of our operating subsidiaries upon the occurrence of certain revaluation events permitted under the Code and Treasury Regulations. LTIP Units cannot achieve immediate full parity with other units of our operating subsidiaries under any circumstances at the time of grant of such LTIP Units. Upon equalization of the capital accounts and full vesting of the LTIP Units, the LTIP Units will be convertible into a Class C Unit at any time. The Class C Units will have similar economic rights as the Class B Units and will not entitle the holders thereof to voting rights. One Class C Unit in each operating subsidiary will be exchangeable for one share of our Class A common stock. There is a risk that an LTIP Unit will never become convertible because of insufficient special allocations of net increases in valuation of the assets of our operating subsidiaries upon revaluation events to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP Units may be less than the value of an equal number of shares of our Class A common stock.

The amended and restated operating agreements provide that, as the manager of each of our operating subsidiaries, we have control of all their affairs and decision making. Consequently, through our officers and directors, we are responsible for all the operational and administrative decisions and the day-to-day management of the business of our operating subsidiaries. However, any issuance by our operating subsidiaries of equity interests (other than Class A Units in certain cases) will require the consent of a majority in interest of the holders of the Class B Units. The rights of a member of any of our operating subsidiaries also may not be disproportionately adversely affected without the consent of such member.

The holders of other units of our operating subsidiaries, including us, generally incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of our operating subsidiaries. Net profits and net losses generally are allocated to the members, including us, pro rata in accordance with the percentages of their respective units of our operating subsidiaries. The operating agreements require pro rata cash distributions to the members of our operating subsidiaries in respect of taxable income allocated to such members.

The amended and restated operating agreements provide that at any time we issue a share of our Class A common stock, we will transfer the net proceeds received by us with respect to such share, if any, to our operating subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause our operating subsidiaries, immediately prior to such redemption of our Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by us, upon the same aggregate terms and for the same price, as the shares of our Class A common stock are redeemed.

As part of the exchange transactions, pursuant to our exchange agreement with Parent on February 11, 2014, Parent exchanged all of its shares of Class B common stock in us and Class B Units in each of our operating subsidiaries except for one share of Class B common stock and one Class B Unit in each operating subsidiary for a total of 23,999,999 shares of Class A common stock. Following receipt of stockholder consent, we intend to amend our certificate of incorporation and the exchange agreement to permit Parent to continue to hold one share of our Class B common stock without holding one Class B Unit in each operating subsidiary. Following this amendment, the remaining Class B Unit of each of our operating subsidiaries owned by Parent will be cancelled and 100% of the voting and economic interests in our operating subsidiaries will be held by us through our ownership of the Class A Units. In addition, on February 11, 2014, all other interests in our operating subsidiaries will be contributed by Parent to RCS Holdings. All of our interests in the acquired businesses will also be contributed to RCS or owned by one of our operating subsidiaries following the completion of the pending acquisitions.

The Luxor Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we, Parent and RCS Capital Management entered into the Luxor commitment. The Luxor commitment provides for Luxor to (i) purchase shares of our Class A common stock in a private offering concurrent with a well marketed, underwritten public offering such as this offering, which we refer to as the Luxor common stock; and (ii) purchase other securities of ours as part of the Cetera financings at the completion of the Cetera merger, which we refer to collectively as the Luxor securities and, together with the Luxor common stock, the Luxor financings.

In connection with Luxor entering into the Luxor commitment, we, and certain of our affiliates, have also made certain other agreements with Luxor, some of which are described in more detail below.

The proceeds from the Luxor financings will be used by us to pay a portion of the consideration to be paid in the Cetera merger, to refinance our existing indebtedness and existing indebtedness of Cetera and to pay related fees and expenses.

The Luxor commitment is subject to certain conditions, including the absence of a Company Material Adverse Effect (as defined in the Cetera merger agreement), the negotiation of definitive documentation, and other customary closing conditions.

We will pay certain premiums, fees and expenses in connection with the Luxor commitment.

The Luxor common stock

Luxor has committed to purchase, in a private offering, and at the same price as the shares sold in this offering, $50.0 million of common stock from us if (i) we raise at least $150.0 million in gross proceeds in any well-marketed public offering, such as this offering; and (ii) the members of Parent acquire at least $10.0 million of our Class A common stock from us. If we raise less than $150.0 million in gross proceeds in this offering, Luxor has agreed to purchase a number of shares of our Class A common stock the proceeds from which are equivalent to one-third of the gross proceeds actually received by us from this offering. In either event, we refer to the shares of our Class A common stock to be purchased by Luxor as the Luxor common stock in this prospectus.

We expect that Luxor’s commitment to purchase the Luxor common stock will be met through the concurrent private offering.

The Luxor securities

In addition to its commitment to purchase the Luxor common stock, Luxor has committed to purchase from us, concurrently with the consummation of the Cetera merger, the Luxor securities, which comprise (i) $270.0 million (aggregate liquidation preference) of shares of newly issued 7.00% convertible preferred stock, or the convertible preferred stock, at a price of 88.89% of the liquidation preference per share; (ii) $120.0 million of newly issued 5% convertible notes due 7.5 years from the issue date, or the convertible notes, at a price of $666.67 per $1,000 of par value; and (iii) newly issued Series D preferred stock, or the Series D preferred stock, which may be issued instead of the convertible preferred stock or the convertible notes in certain circumstances.

Notwithstanding Luxor’s commitments to purchase the Luxor securities, if the convertible preferred stock is afforded 100% equity treatment by both Moody’s Investor Service, Inc., or Moody’s, and Standard & Poor’s Ratings Services, or S&P, and we receive corporate ratings, or the first lien term facility receives ratings, less than B2 from Moody’s and B from S&P, Luxor may be required to purchase $120.0 million additional shares of the convertible preferred stock instead of the convertible notes. Additionally, if the convertible preferred stock is not afforded 100% equity treatment by both Moody’s and S&P, Luxor may be required to purchase $270.0 million of shares of the Series D preferred stock, instead of the convertible preferred stock. If either of these modifications to the Luxor commitment occur, and we still receive corporate ratings, or the first lien term facility receives ratings, less than B2 from Moody’s and B from S&P, then Luxor will purchase an additional $120.0 million of Series D preferred stock instead of the convertible preferred stock and convertible notes. For the avoidance of doubt, at no time will we issue both convertible preferred stock and Series D preferred stock to Luxor.

The conversion of any shares of any of the Luxor securities into shares of our Class A common stock will be subject to a share cap based on the maximum that can be converted without requiring FINRA approval of the acquisition by Luxor of our equity capital stock and the approval of our stockholders, to the extent required by the NYSE Listed Company Manual.

The other terms of the Luxor securities are described in more detail below.

•	Convertible preferred stock. The shares of convertible preferred stock will be entitled to a dividend of 7.00% of the liquidation preference and a dividend of 8.00% of the liquidation preference if a monthly dividend is not paid in cash on the dividend payment date. The shares of convertible preferred stock will be convertible, at Luxor’s option, into shares of our Class A common stock, at the lower of (i) a 2% discount to the volume weighted average price, or VWAP, of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; and (iii) $20.26 or the fixed conversion price. If (i) both the one-day VWAP and the daily closing price of our Class A common stock for the prior 30 consecutive trading days exceeds 2.5 times the fixed conversion price and (ii) at least $10 million of our Class A common stock is traded each day for 30 consecutive days at any time after the first two years from the issuance date of the convertible preferred stock, then we may require that Luxor convert the convertible preferred stock into shares of our Class A common stock at the same price as set forth above. Notwithstanding the other terms of the convertible preferred stock, in no event shall Luxor be obligated to accept our Class A common stock if it would result in Luxor owning more than 9.9% of our Class A common stock outstanding at the time of conversion. For so long as the convertible preferred stock is outstanding, if our consolidated leverage ratio is greater than 3.0x LTM Adjusted EBITDA (as defined in the Luxor commitment) or our consolidated fixed charge coverage ratio is greater than 2.0x, no dividends will be declared or paid on any class of our equity securities, except those dividends payable on the convertible preferred stock. The convertible preferred stock will also contain negative covenants materially consistent with a typical shareholders agreement for a controlled entity and not more restrictive to us than the negative covenants in the second lien term facility.
•	Convertible notes. The convertible notes will be our senior unsecured obligations, but will be subordinated to the bank facilities and any refinancing thereof. The convertible notes will be convertible at the option of the holder, and to the extent permitted by the bank facilities, into shares of our Class A common stock, at a conversion price equal to the lower of $21.18 per share and 115% of the price of the shares of our Class A common stock sold in this offering, subject to adjustment pursuant to customary anti-dilution provisions. The convertible notes will be subject to customary negative covenants and events of default, and they will not be redeemable by us prior to their maturity date without the consent of Luxor.
•	Series D preferred stock. The Series D preferred stock will be issued at a price of $16.37, as adjusted to include any accrued dividends at the 8.00% rate, or the Series D price, and will be entitled to a non-cumulative cash dividend at an annual rate of 7.00% on the Series D price. The Series D preferred stock will be entitled to a dividend payable in additional Series D preferred stock at the rate of 8.00% on the Series D price if the monthly dividend is not paid in cash on the dividend payment date. The Series D preferred stock will be exchangeable at Luxor’s option into our Class A common stock, at a ratio obtained by dividing the Series D price by the lower of (i) a 2% discount to the VWAP of our Class A common stock for the ten trading days prior to the date of Luxor’s election to convert; (ii) a 2% discount to the closing price of our Class A common stock on the date of Luxor’s election to convert; (iii) $20.26. Notwithstanding the other terms of the Series D preferred stock, in no event shall Luxor be obligated to accept our Class A common stock if it would result in Luxor owning more than 9.9% of our Class A common stock outstanding at the time of conversion. For so long as the Series D preferred stock is outstanding, if our consolidated leverage ratio is greater than 3.0x LTM Adjusted EBITDA (as defined in the Luxor commitment) or our consolidated fixed charge coverage ratio is greater than 2.0x, no dividends will be declared or paid on any class of our equity securities, except those dividends payable on the Series D preferred stock. The Series D preferred stock will also contain negative covenants in respect of incurrence of indebtedness and the issuance of any senior or parity equity securities.

Other agreements with Luxor

As a condition for Luxor entering into the Luxor commitment, we, and Parent or RCS Capital Management, entered into the following agreements with Luxor:

•	Fees and RCS Capital Management interest. We have agreed to pay Luxor a premium equal to $20.0 million multiplied by the actual dollar amount of the total amount of Luxor securities actually purchased divided by the maximum dollar amount of the Luxor securities Luxor committed to purchase in the Luxor commitment (as adjusted for the amount of Luxor common stock purchased). As part of that agreement, the same day it purchases the Luxor securities, Luxor has agreed to purchase 17.5% to 23.5% (to be determined based upon the gross proceeds received by us in this offering) of the membership interests in RCS Capital Management, or the manager interest, for $15.3 million. We have also agreed to enter into a put/call agreement with Luxor whereby (i) we will have the right to repurchase the manager interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or a cash equivalent); and (ii) Luxor will have the right to require us to purchase the manager interest in exchange for a number of shares of our Class A common stock (or a cash equivalent) that is 15% of the percentage interest of our then-outstanding Class A common stock that the membership interest represents in RCS Capital Management.
•	Board rights. Luxor received the right to designate an independent director to our board of directors and appoint a board observer, both of which will be subject to removal if Luxor does not purchase at least $25.0 million of convertible preferred stock or Series D preferred stock, as applicable, as contemplated by the Luxor commitment, or if the Luxor commitment is terminated for another reason, such as our failure to consummate the Cetera merger. Luxor exercised this right, and our board approved the appointment of Mr. Jeffrey Brown as one of our independent directors and Mr. Jeffrey Pierce as a board observer, effective as of February 10, 2014. Additionally, if, after the first two years from the issue date of the convertible preferred stock (or Series D preferred stock, as applicable), we are more than 18 months in arrears on the payment of dividends the convertible preferred stock (or Series D preferred stock, as applicable) at any time Luxor owns at least $25.0 million of convertible preferred stock (or Series D preferred stock, as applicable), and subject to certain exceptions, Luxor will be entitled to appoint an additional director to our board of directors, which director’s term will end upon us becoming current on the payment of dividends. In addition, if, at any time Luxor owns at least $25.0 million of convertible preferred stock and there is a Bankruptcy Event (as defined in the Luxor Commitment Letter) or an acceleration of the obligations under the bank facilities, Luxor will be entitled to appoint one additional director to our board of directors, which director’s term will end when we cure such acceleration or Bankruptcy Event.
•	Restrictive covenants. Parent, RCS Capital Management and the members of Parent (who are also members of RCS Capital Management and AR Capital, LLC) entered into a restrictive covenants agreement pursuant to which the members of Parent agreed, subject to certain exceptions, not to compete with or solicit employees from us for a period of two years from the date of the Luxor commitment, subject to certain termination events. These covenants include our agreement that prior to the date the Luxor securities are issued in connection with the completion of the Cetera merger, we will not to directly or indirectly cause our operating subsidiaries to pay any dividend to any member except to the extent that such dividends do not exceed $5.0 million in the aggregate per fiscal quarter.
•	Voting matters. Parent gave an irrevocable proxy to Luxor over its shares of our common stock and agreed to vote its shares our common stock (i) for the approval of the issuance of the Luxor common stock and the Luxor securities; (ii) for approval of any amendment or restatement of our certificate of incorporation and by-laws necessary for the issuance of the Luxor common stock and the Luxor securities; (iii) against any amendment to our certificate of incorporation or by-laws which would be impede the issuance of the Luxor common stock and the Luxor securities; and (iv) against any other proposal that may impede the issuance of the Luxor common stock and the Luxor securities.
•	Corporate reorganization. Parent and the members of Parent agreed with Luxor to use their reasonable best efforts to cause us to undertake a corporate reorganization whereby Parent will (i) contribute its equity interest in First Allied to us; (ii) exchange substantially all of its membership interests in all our subsidiaries for our Class A common stock; and (iii) agree to the cancellation of all of our Class B common stock owned by it, except that it will be permitted to retain a nominal amount of our Class B common stock. All of these agreements were contemplated and approved by our board of directors on January 12, 2014, and will be implemented as part of the exchange transactions.

Parent and the members of Parent also agreed with Luxor to use their reasonable best efforts to cause us to amend our by-laws to modify the anti-dilution provisions of our Class B common stock subject to the approval of our board of directors, or pursuant to a vote of our stockholders, so that, beginning 24 months after the consummation of the corporate reorganization, and subject to obtaining the affirmative vote of all outstanding common stock (other than any outstanding Class B common), we may redeem Parent’s (or the members of Parent’) beneficial ownership of any outstanding Class B common stock owned by Parent for cash in the following amounts: (i) $50.0 million, if at the time of election the closing price of our Class A common stock is equal to or less than $30 per share; or (ii) $50.0 million plus a prorated incremental amount, if at the time of election, the closing price of our Class A common stock is greater than $30 per share. See “The Exchange Transactions” for further details.

•	Put rights. The members of Parent agreed to purchase from Luxor 50% (to be reduced based upon the gross proceeds received by us in any public offering of our Class A common stock, such as this offering) of the convertible preferred stock (or Series D preferred stock, as applicable) in cash any time during the 90-day period beginning on the date that is 18 months from the date of the issuance of the convertible preferred stock (or Series D preferred stock, as applicable) if requested by Luxor. This put right will be secured by a negative pledge on the members of Parent’ shares of ARCP and/or units of ARCP’s operating partnership with a value, as of the date of the issuance of the convertible preferred stock (or the Series D preferred stock), equal to such Parent member’s pro rata portion of the cash payment required to be made to Luxor pursuant to its put right.

The Parent Member Commitment

Concurrently with the execution of the Cetera merger agreement on January 16, 2014, we entered into a commitment letter, or the Parent member commitment, with the members of Parent. The Parent member commitment provides for the members of Parent to purchase, in a private offering, and at the same price as the shares sold in any well-marketed public offering, such as this offering, $10.0 million of our Class A common stock from us. We expect that this commitment will be met through the concurrent private offering.

The Parent member commitment also provides for an additional equity commitment related to the Luxor common stock. The members of Parent have agreed that if Luxor purchase less than $50.0 million of Luxor common stock, the members of Parent will purchase additional shares of our Class A common stock such that the combined net proceeds to us from the Luxor common stock and the additional equity commitment will be at least $50.0 million.

The proceeds from these financings will be used by us to pay a portion of the consideration to be paid in the Cetera merger.

AR Capital Real Estate Income Fund

As of September 30, 2013, RCS Advisory and Realty Capital Securities had investments in the AR Capital Real Estate Income Fund of $8.6 million and $1.0 million, respectively. American Realty Capital is the advisor of AR Capital Real Estate Income Fund.

The First Allied Acquisition

On February 11, 2014, we entered into a non-binding letter of intent with Parent to enter into a contribution agreement pursuant to which Parent will contribute all its equity interests in First Allied to us. As consideration for this contribution, we have agreed to issue shares of Class A common stock to Parent representing an amount of $207.5 million in the aggregate and we expect to assume First Allied’s net liabilities upon consummation of the contribution. The Class A common stock will be valued based on the volume-weighted average price of our Class A common stock on January 15, 2014, or $18.42 per share.

Pursuant to a merger agreement dated as of June 5, 2013, among Parent, First Allied and the holders of all the equity capital of First Allied, First Allied was acquired by Parent on September 25, 2013 for a total cost of $177.0 million, consisting of $145.0 million in merger consideration plus the assumption of $32.0 million of First Allied indebtedness.

The letter of intent also contemplates that Parent will assign all its rights and obligations under the merger agreement, as well as the related documents thereto, to us, including with respect to the representations and warranties made by First Allied to Parent under the merger agreement.

The letter of intent contemplates that the closing of the transaction will be subject to certain to-be-agreed-upon conditions, including the receipt of all necessary regulatory and governmental approvals. Any definitive agreement will contain customary representations, warranties and closing conditions. There can be no assurance, however, that we and Parent will be successful in negotiating a definitive agreement or whether the terms of such definitive agreement will differ substantially from those described herein.

Under NYSE rules, the issuance by us of shares of our Class A common stock to Parent as contemplated by the letter of intent may require the approval by the affirmative vote of a majority of our stockholders.

Indemnification Agreements with Executive Officers and Directors

We are party to separate indemnification agreements with each of our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Affiliated Transactions Best Practices Policy

In March 2011, Realty Capital Securities adopted the Policy, which has subsequently been adopted by direct investment programs which have their securities sold on its platform. The Policy requires that, except under limited circumstances, (i) each such direct investment program restrict itself from entering into co-investments or other business transactions with another investment program sponsored by American Realty Capital; and (ii) sponsors of direct investment programs refrain from entering into co-investments or other business transactions with their sponsored issuers. The Policy was adopted to promote the independence of each issuer of direct investment programs and to provide clarity as to what type of co-investments are permissible for direct investment programs that are distributed by Realty Capital Securities.

The Policy provides that a direct investment program may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by American Realty Capital or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Messrs. Schorsch or Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. However, a direct investment program distributed by Realty Capital Securities may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to its stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. The direct investment program must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the program’s board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, the direct investment program’s advisor will be permitted to charge fees at no more than the rate corresponding to the program’s percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, the program’s investment in such co-investments shall not exceed 10% of the value of its portfolio. The Policy was designed to abide by principles that ensure that the program operates its business independently of other American Realty Capital programs or their sponsor, as applicable, and on terms that are commercially reasonable and generally available to programs of their type. Realty Capital Securities believes that the Policy provides clear guidance to issuers of direct investment programs as to which transactions are prohibited because of their affiliated nature and which transactions are permissible.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors; and
•	all our executive officers, directors as a group.

After giving effect to the exchange transactions, one share of Class B common stock is outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Class A Common Stock
Beneficial Owner(1)	No. of Shares Beneficially Owned Before Offering		% of Class A Common Stock Before Offering	No. of Shares Beneficially Owned After Offering	% of Class A Common Stock After Offering		No. of Shares of Class B Common Stock Beneficially Owned Before and After Offering		% of Combined Voting Power Before Offering	% of Combined Voting Power After Offering
Nicholas S. Schorsch	24,051,499	(2)	90.76%			%	1	(2)	95.38%		%
William M. Kahane	24,051,499	(2)	90.76%			%	1	(2)	95.38%		%
RCAP Holdings, LLC(3)	24,051,499		90.76%			%	1		95.38%		%
Edward M. Weil, Jr.	24,052,499	(4)	90.76%			%	1	(2)	95.38%		%
Peter M. Budko	24,051,499	(2)	90.76%			%	1	(2)	95.38%		%
Brian S. Block	24,051,499	(2)	90.76%			%	1	(2)	95.38%		%
Brian D. Jones	2,000		*		—		—		*	—
Mark Auerbach	—		—		—		—		—%	—
Jeffrey J. Brown	—		—		—		—		—%	—
C. Thomas McMillen	—		—		—		—		—%	—
Howell D. Wood	—		—		—		—		—%	—
Directors and executive officers as a group (9 persons)	24,054,499	(5)	90.77%			%	1	(2)	95.38%	%

*	Less than 1%
(1)	The business address of each individual or entity listed in the table is c/o RCS Capital Corporation, 405 Park Avenue, 15th Floor, New York, NY 10022.
(2)	Held by RCAP Holdings, LLC, which holds the sole outstanding share of Class B common stock. The reporting person directly or indirectly owns equity interest in RCAP Holdings, LLC. The reporting person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(3)	Nicholas S. Schorsch, William M. Kahane, Edward M. Weil, Jr., Peter M. Budko and Brian S. Block are the beneficial owners of RCAP Holdings, LLC. Nicholas S. Schorsch and William M. Kahane control RCAP Holdings, LLC.
(4)	1,000 shares are held directly by Edward M. Weil, Jr. The remaining 24,051,499 shares are held by RCAP Holdings, LLC. Mr. Weil owns an equity interest in RCAP Holdings, LLC. Mr. Weil disclaims beneficial ownership of the 24,051,499 shares held by RCAP Holdings, LLC except to the extent of his pecuniary interest therein.

(5)	1,000 shares are held directly by Edward M. Weil, Jr. and 2,000 shares are held directly by Brian D. Jones. The remaining 24,051,499 shares are held by RCAP Holdings, LLC. Each of Messrs. Schorsch, Kahane, Weil, Budko and Block owns an equity interest in RCAP Holdings, LLC. Each of Messrs. Schorsch, Kahane, Weil, Budko and Block disclaims beneficial ownership of the 24,051,499 shares held by RCAP Holdings, LLC except to the extent of his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our second amended and restated by-laws, which are incorporated by reference into to the registration statement of which this prospectus forms a part, and by applicable law. Under our amended and restated certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share. The issuance of Class A common stock in connection with this offering was authorized by resolutions of our board of directors.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

After giving effect to the exchange transactions, Parent holds one share of our Class B common stock, which is the only share outstanding. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

The holder of our Class B common stock has no right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, amendments affecting rights of Class B shares must be approved by majority of Class B voting as a separate class, and any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption (except our Class B common stock may be redeemable from Parent by us under certain circumstance described under “The Pending

Acquisitions — The Luxor Commitment — Other agreements with Luxor — Corporate reorganization.”) or will have preemptive rights to purchase additional shares of any class of common stock. All the outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which will apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws requires the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, the holder of our Class B common stock generally will be able to approve any such amendment to our amended and restated articles of incorporation or our by-laws.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

As a holding company, we depend upon distributions from our operating subsidiaries to fund all distributions. For a description of the material terms of the Amended and Restated Limited Liability Company Agreement of each of our operating subsidiaries, see “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.”

Listing

Our Class A common stock is listed on NYSE under the symbol “RCAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and the concurrent private offering and after giving effect to the exchange transactions, we will have      shares (or      shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock outstanding. In addition, under our equity plan, we may grant equity incentive awards to RCS Capital Management, our executive officers and our directors. Issuances of awards under our equity plan may result in dilution of the economic interests of our public stockholders. See “Management — Equity Plan.” Of the shares of common stock outstanding following this offering and the concurrent private offering and after giving effect to the exchange transactions,      shares of Class A common stock (or      shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering and the concurrent private offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The 23,999,999 shares of Class A common stock that will be issued pursuant to the exchange transactions and the one share of Class A common stock that will be reserved for issuance upon exchange or conversion of Operating Subsidiaries Units, 250,000 shares of Class A common stock initially reserved for issuance under our equity incentive plan, and the      shares of our Class A common stock to be issued in the concurrent private offering are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual   -day lock-up period described in “Underwriting (Conflicts of Interest)” and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
(1)	On the date of this prospectus.
(1)	After days from the date of this prospectus (subject, in some cases, to volume limitations).

(1)	Does not include shares of our Class A common stock to be issued in connection with the pending acquisitions and the Cetera financings.

Rule 144

In general, under Rule 144 as currently in effect, beginning    days after this offering, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each affiliate may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately      shares immediately after this offering and the concurrent private offering and after giving effect to the exchange transactions or the average weekly trading volume of our common stock on NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning    days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights

We are a party to a registration rights agreement with Parent and RCS Capital Management pursuant to which we will grant (i) Parent, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock); and (ii) RCS Capital Management, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to RCS Capital Management under an equity plan we intend to adopt. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

We have agreed to file with the SEC a continuously effective resale registration statement for the shares of our Class A common stock and other securities issued to Luxor in the concurrent private offering and in connection with the Cetera financings within 45 days of their issuance. See “The Pending Acquisitions — The Luxor Commitment — Other agreements with Luxor.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following discussion is a general summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of our Class A common stock applicable to a “non-U.S. holder” that purchases our Class A common stock in this offering. As used herein (except as modified for estate tax purposes, as discussed below), a non-U.S. holder means a beneficial owner of our shares that is not a U.S. person (as defined below) or an entity treated as a partnership for U.S. federal income tax purposes, and that will hold our Class A common stock as a capital asset, which generally means as property held for investment. As used herein, a “U.S. holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person

This discussion does not address all U.S. federal income and estate tax considerations that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s particular circumstances, nor does it address any U.S. federal tax considerations other than U.S. federal income and estate tax considerations (such as U.S. federal gift tax), the Medicare tax on certain net investment income, alternative minimum tax consequences and any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income or estate tax laws (including banks, insurance companies or other financial institutions, partnerships or entities treated as partnership for U.S. federal income tax purposes and investors therein, regulated investment companies, REITs, pension plans or tax-exempt entities, dealers in securities or currencies, U.S. expatriates and former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock, and persons that will hold common stock as part of a straddle, hedge, constructive sale, or conversion transaction). This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the IRS and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. An entity treated as a partnership for U.S. federal income tax purposes that is considering an investment in our Class A common stock, and any partner in such partnership, should consult its own tax advisors.

PROSPECTIVE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

Distributions

In general, any distributions made to a non-U.S. holder of our Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty and provides proper and acceptable certification of its eligibility for such reduced rate, generally on IRS Form W-8BEN (or appropriate substitute or successor form). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

U.S. federal withholding tax generally is imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes (as discussed below).

A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under the Code. To the extent any distribution exceeds both our current and accumulated earnings and profits, such distribution will be treated first as a tax-deferred return of capital and will reduce a non-U.S. holder’s adjusted tax basis in its shares of Class A common stock (determined on a share by share basis), but not below zero, and thereafter as capital gain from the disposition of our Class A common stock.

Dividends we pay to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements, generally on IRS Form W-8ECI (or appropriate substitute or successor form). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. For non-U.S. holders that are corporations, any effectively connected earnings and profits, subject to adjustments, may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition of our Class A common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States;
•	the non-U.S. holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become; provided that so long as our Class A common stock continues to be traded on an established securities market, this rule will not apply unless the non-U.S. holder holds or has held, directly or indirectly, more than 5% of our Class A common stock at any time within the shorter of (1) the five-year period preceding such disposition or (2) such non-U.S. holder’s holding period for its shares of Class A common stock.

Gain that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. For non-U.S. holders that are corporations, the branch profits tax (described above) may also apply to such effectively connected gain. If a non-U.S. holder is described in the second bullet point above, he or she generally will be subject to U.S. tax at a rate of 30% on the gain realized, although such gain may be offset by some U.S. source capital losses realized during the same taxable year, unless an applicable income tax treaty provides otherwise.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to a non-U.S. holder on it shares of Class A common stock and the amount of tax we withhold on these distributions, regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to U.S. persons. A non-U.S. holder will not be subject to backup withholding on dividends received on its shares of Class A common stock if it provides proper certification of its status as a non-U.S. person or the non-U.S. holder is a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of a non-U.S. holder’s shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, a non-U.S. holder sells its shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also effect backup withholding on that amount unless the non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or the non-U.S. holder is an exempt recipient. Information reporting will also apply if a non-U.S. holder sells its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that the non-U.S. holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder is an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld with respect to a non-U.S. holder’s shares of Class A common stock under the backup withholding rules will be refunded to it or credited against its U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Foreign Accounts

A U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or as an intermediary for the beneficial owner) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury regulations and other IRS guidance provide that these rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. Prospective non-U.S. holders are encouraged to consult their tax advisors regarding the particular consequences to them of these withholding provisions.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Realty Capital Securities, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $     per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $     and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to     additional shares to cover over-allotments at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and principal stockholders have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for    days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Class A common stock;
•	sell any option or contract to purchase any Class A common stock;
•	purchase any option or contract to sell any Class A common stock;
•	grant any option, right or warrant for the sale of any Class A common stock;
•	lend or otherwise dispose of or transfer any Class A common stock;
•	request or demand that we file a registration statement related to the Class A common stock; or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the NYSE under the symbol “RCAP.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

RCS Capital, an underwriter in this offering is the investment banking and capital markets division of Realty Capital Securities, a FINRA registered broker-dealer and our subsidiary. As a result, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are primarily responsible for managing this offering and meeting the requirements of FINRA Rule 5121(a)(1)(A). Accordingly, the appointment of a qualified independent underwriter is not required pursuant to FINRA Rule 5121(a)(2). In addition, pursuant to FINRA Rule 5121, RCS Capital will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of customers.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliate and an affiliate of Barclays Capital Inc. have agreed to provide financing to the company in connection with the Cetera merger, for which they will receive customary fees and expenses. See “The Pending Acquisitions — The Cetera Commitments — The Bank Commitment.” In addition, we expect that affiliates of certain of the underwriters will be lenders and/or agents under the bank facilities to be entered into upon completion of the Cetera merger for which they will receive customary fees and expenses. Further, Barclays Capital Inc. and/or its affiliates have provided, or may in the future provide, advisory services to us in connection with the Cetera merger, for which they have received or will receive customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or its affiliates have provided, or may in the future provide, advisory services to Cetera in connection with the Cetera merger, for which they have received or will receive customary fees and expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representatives and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than: (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(d)	where no consideration is or will be given for the transfer;
(e)	where the transfer is by operation of law;
(f)	as specified in Section 276(7) of the SFA; or
(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for RCS Capital Corporation by Proskauer Rose LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the financial statements of RCS Capital Corporation as of December 31, 2012 and of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and. and their subsidiaries as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

Marcum LLP, an independent registered public accounting firm, has audited the financial statements of Investors Capital Holdings, Ltd. and its subsidiaries as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Marcum LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2012 and 2011, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unmodified opinion and includes an other matters paragraph regarding related party transactions). Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Walnut Street Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unmodified opinion and includes an other matters paragraph regarding related party transactions). Such financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Rubio CPA, PC, an independent registered public accounting firm, has audited the financial statements of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of Rubio CPA, PC upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings, Inc. and its subsidiaries as of December 31, 2012 and 2011 and for the year ended

December 31, 2012 and for the period from August 1, 2011 to December 31, 2011 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Securities, Inc. as of December 31, 2011 and for the period from January 1, 2011 to October 31, 2011 (predecessor period) and the period from November 1, 2011 to December 31, 2011(successor period) included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

KPMG LLP, an independent registered public accounting firm, has audited the financial statements of Legend Equities Corporation, a wholly owned indirect subsidiary of Waddell & Reed Financial, Inc., as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of KPMG LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

KPMG LLP, an independent registered public accounting firm, has audited the financial statements of Legend Advisory Corporation, a wholly owned indirect subsidiary of Waddell & Reed Financial, Inc., as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of KPMG LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

We are also subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus is a part, as well as the reports, proxy statements and other information we file with the SEC, at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website.

Index to Financial Statements and Unaudited Pro Forma Information

Page
RCS Capital Corporation and Realty Capital Securities, LLC Financial Statements	F-43
• RCS Capital Corporation Unaudited Pro Forma Consolidated Statements of Financial Condition and Operations as of and for the Nine-Month Period Ended September 30, 2013	F-5
• RCS Capital Corporation Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2012	F-18
• RCS Capital Corporation Statement of Assets and Liabilities as of December 31, 2012	F-39
• Realty Capital Securities, LLC Financial Statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010	F-43

•

RCS Capital Corporation Unaudited Consolidated Statements of Financial Condition as of September 30, 2013 and December 31, 2012 and Consolidated Statements of Income, Comprehensive Income for the three and nine months ended September 30, 2013 and 2012 and Consolidated Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2013 and Consolidated Statements of Cash Flows for the nine months ended September 30, 2013 and 2012

F-53
Hatteras Funds Financial Statements	F-75
• Hatteras Funds Audited Combined Financial Statements for the Year Ended December 31, 2012 and 2011	F-75
• Hatteras Funds Unaudited Combined Financial Statements as of and for the Nine Months Ended September 30, 2013	F-94
Investor Capital Holdings Financial Statements	F-78
• Investors Capital Holdings, Ltd. Audited Consolidated Financial Statements as of March 31, 2013 and 2012 and for the Years Ended March 31, 2013 and 2012	F-116
• Investors Capital Holdings, Ltd. Unaudited Consolidated Financial Statements as of September 30, 2013 and 2012	F-136
Summit Financial Services Group, Inc. Financial Statements	F-150
• Summit Financial Services Group, Inc. Audited Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011	F-150
• Summit Financial Services Group, Inc. Unaudited Consolidated Financial Statements as of September 30, 2013 and 2012	F-165
Cetera Financial Holdings, Inc. and Subsidiaries Financial Statements	F-173
• Cetera Financial Holdings, Inc. and Subsidiaries Audited Financial Statements for the Year Ended December 31, 2012 and 2011	F-173
• Cetera Financial Holdings, Inc. and Subsidiaries Unaudited Financial Statements as of and for the Nine Months Ended September 30, 2013	F-198
Tower Square Securities, Inc. Financial Statements	F-226
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-226
• Tower Square Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-249
• Tower Square Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-249

Page
Walnut Street Securities, Inc. Financial Statements	F-263
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2012	F-263
• Walnut Street Securities, Inc. Audited Financial Statements for the Year Ended December 31, 2011	F-274
• Walnut Street Securities, Inc. Unaudited Financial Statements for the Eight Months Ended August 30, 2013 and 2012	F-285
J.P. Turner & Company LLC and J.P. Turner & Company Capital Management, LLC. Combined Financial Statements	F-297
• J.P. Turner & Company LLC and J.P. Turner & Company Capital Management, LLC. Audited Combined Financial Statements for the Years Ended December 31, 2012 and 2011	F-297
• J.P. Turner & Company LLC and J.P. Turner & Company Capital Management, LLC. Unaudited Combined Financial Statements as of September 30, 2013	F-309
First Allied Holdings Inc. Financial Statements	F-318
• First Allied Holdings Inc. Audited Consolidated Financial Statements for the Year Ended December 31, 2012 and for the period from August 1, 2011 to December 31, 2011	F-318
• First Allied Holdings Inc. Unaudited Consolidated Financial Statements for the period ended September 30, 2013	F-337
First Allied Securities, Inc. Financial Statements	F-354
• First Allied Securities, Inc. Financial Statements Year Ended December 31, 2011	F-357
Legend Advisory Corporation Financial Statements	F-0
• Legend Advisory Corporation Audited Financial Statements December 31, 2012	F-0
• Legend Advisory Corporation Audited Financial Statements December 31, 2011	F-0
Legend Equities Corporation Financial Statements	F-0
• Legend Equities Corporation Audited Financial Statements December 31, 2012	F-0
• Legend Equities Corporation Audited Financial Statements December 31, 2011	F-0

RCS Capital Corporation

Unaudited Pro Forma Consolidated Statement of Financial Condition as of September 30, 2013 and Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2013 and Year Ended December 31, 2012

The unaudited Pro Forma Consolidated Statement of Financial Condition and the unaudited Pro Forma Consolidated Statements of Operations have been prepared through the application of Pro Forma adjustments to the historical Statement of Financial Condition and Statements of Operations of RCS Capital Corporation (the “Company” or “RCAP”) reflecting the acquisitions and the related financing of the following entities: (i) substantially all of the assets related to the business and operations of Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC together with their respective consolidated subsidiaries (“Hatteras”); (ii) Investors Capital Holdings, Ltd. together with its consolidated subsidiaries (“ICH”); (iii) Summit Financial Services Group, Inc. together with its consolidated subsidiaries (“Summit”); (iv) Cetera Financial Holdings, Inc. together with its consolidated subsidiaries (“Cetera”); (v) JP Turner & Company, LLC and JP Turner & Company Capital Management, LLC (collectively; “JP Turner”); and (vi) First Allied Holdings Inc. together with its consolidated subsidiaries (“First Allied” and, together with Hatteras, ICH, Summit, Cetera and JP Turner, the “Target Companies”). The unaudited Pro Forma Consolidated Statement of Financial Condition and the unaudited Pro Forma Consolidated Statements of Operations also reflect the exchange by RCAP Holdings, LLC, (the “Parent”) of all but one of the class B units owned by it in the Company's operating subsidiaries for 23,999,999 shares of the Company's Class A common stock par value $0.001 per share (the “Class A common stock”).

The transactions are expected to close during the year ending December 31, 2014. However, as of the date of this registration statement, the consummation of the transactions have not yet occurred and although the Company believes that the completion of each of the transactions is probable, the closing of the transactions are subject to various closing conditions including, in certain cases, approval of the transaction by certain of the Target Companies' stockholders and the Financial Industry Regulatory Authority, Inc., and therefore there can be no assurance that each of the transactions will be consummated. Accordingly, the Company cannot assure that the transactions as presented in the unaudited Pro Forma Consolidated Statement of Financial Condition and unaudited Pro Forma Consolidated Statements of Operations will be completed based on the terms of the transactions or at all.

The unaudited Pro Forma Consolidated Statement of Financial Condition and the related Pro Forma adjustments were prepared as if these transactions occurred on September 30, 2013 and should be read in conjunction with the Company’s historical financial statements and notes thereto and the Target Companies’ historical financial statements and notes thereto. The unaudited Pro Forma Consolidated Statement of Financial Condition is not necessarily indicative of what the actual financial position would have been had the Company acquired the Target Companies as of September 30, 2013, nor does it purport to present the future financial position of the Company.

The unaudited Pro Forma Statements of Operations and the related Pro Forma adjustments for the nine months ended September 30, 2013 and the year ended December 31, 2012 were prepared as if these transactions occurred on January 1, 2013 and January 1, 2012, respectively, and should be read in conjunction with the Company’s historical financial statements and notes thereto and the Target Companies’ historical financial statements and notes thereto. The unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 are not necessarily indicative of what the actual results of operations would have been had the Company acquired the Target Companies on January 1, 2013 and January 1, 2012, respectively, nor does it purport to present the future results of operations of the Company.

Pursuant to the management agreement, RCS Capital Management LLC (the “Manager“) implements the Company's business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company's Board of Directors. For purposes of the Pro Forma Statement of Operations there were no management fees charged due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative.

We have entered into a tax receivable agreement with Parent, pursuant to which we pay the Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control) as a result of these increases in tax basis created by the Parent's exchanges. These Pro Forma financial statements assume the Parent's exchanges will be effectuated in a tax-free manner in accordance with Internal Revenue Code section 351; therefore, the tax receivable agreement will not be triggered and the Parent will not receive payments from the Company for income tax purposes.

Certain reclassifications have been made to the historical Statement of Financial Condition and Statements of Operations of the Target Companies to conform to the Company’s presentation. For example, if one of the Target Companies had an expense line item for which the Company has no comparable line item, other expenses was used unless the amount was material, in which case a new line item was added.

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013
(in thousands)

	RCAP Historical(1)	Hatteras Historical(2)	Hatteras Merger Adjustments(3)		RCAP with Hatteras	ICH Historical(4)	ICH Merger Related Adjustments(5)		RCAP with ICH	Summit Historical(6)	Summit Merger Related Adjustments(7)		RCAP with Summit Pro Forma
Assets
Cash	$71,220	$1,178	$(30,000	)(15)	$42,398	$6,408	$(31,320	)(20)	$46,308	$11,375	$(39,200	)(26)	$43,395
Available-for-sale securities	8,596	—	—		8,596	2,148	—		10,744	—	—		8,596
Trading securities	1,023	—	—		1,023	277	—		1,300	3	—		1,026
Deferred compensation plan investments	—	703	(703	)(16)	—	—	—		—	—	—		—
Receivables
Due from affiliates	2,089	—	—		2,089	—	—		2,089	—	—		2,089
Due from non-affiliates	948	5,938	—		6,886	2,340	(202	)(21)	3,086	—	—		948
Reimbursable expenses and investment banking fees
Due from affiliates	14,197	—	—		14,197	—	—		14,197	—	—		14,197
Due from non-affiliates	575	—	—		575	—	—		575	—	—		575
Other receivables	—	—	—		—	—	—		—	320	—		320
Due from parent	740	—	—		740	—	—		740	—	—		740
Property and equipment	371	310	—		681	190	—		561	361	—		732
Prepaid expenses	2,599	419	—		3,018	609	—		3,208	864	—		3,463
Deferred acquisition fees	—	—	—		—	—	—		—	—	—		—
Commissions receivable	—	—	—		—	3,536	—		3,536	2,133	(118)(27)		2,015
Deferred tax asset	—	—	—		—	1,507	—		1,507	—	—		—
Loan receivable	—	—	—		—	1,751	(551)(22)		1,200	—	—		—
Notes receivable	—	—	—		—	—	—		—	461	39	(28)	500
Other assets	—	364	—		364	263	—		263	129	—		129
Intangible assets	—	—	54,520	(17)	54,520	—	32,710	(22)	32,710	—	32,740	(28)	32,740
Goodwill	—	4,504	14,996	(17)	19,500	—	26,232	(22)	26,232	501	5,031	(28)	5,532
Total assets	$102,358	$13,416	$38,813		$154,587	$19,029	$26,869		$148,256	$16,147	$(1,508)		$116,997
Liabilities and Stockholders' Equity
Accounts payable	$1,416	$2,433	$—		$3,849	$749	$—		$2,165	$422	$—		$1,838
Accrued expenses
Due to affiliates	4,137	—	—		4,137	—	—		4,137	—	—		4,137
Due to non-affiliates	13,032	2,410	—		15,442	2,644	—		15,676	1,707	—		14,739
Payable to broker dealer	13,440	—	—		13,440	—	—		13,440	—	—		13,440
Deferred compensation plan accrued liabilities	—	2,590	(723	)(16)	1,867	—	—		—	—	—		—
Deferred revenue	3,186	—	—		3,186	523	—		3,709	—	—		3,186
Subordinated borrowings	—	—	—		—	2,000	—		2,000	—	—		—
Commissions payable	—	—	—		—	3,359	(202	)(21)	3,157	2,708	(118	)(27)	2,590
Payable other	1,045	—	—		1,045	—	—		1,045	43	—		1,088
Other accrued liabilities	—	29	—		29	2,429	—		2,429	76	—		76
Deferred tax liability	—	—	—		—	—	13,084	(22)	13,084	—	—		—
Contingent consideration	—	—	45,490	(17)	45,490	—	—		—	—	—		—

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013 – (continued)
(in thousands)

	RCAP Historical(1)	Hatteras Historical(2)	Hatteras Merger Adjustments(3)		RCAP with Hatteras	ICH Historical(4)	ICH Merger Related Adjustments(5)		RCAP with ICH	Summit Historical(6)	Summit Merger Related Adjustments(7)		RCAP with Summit Pro Forma
Notes and debentures	—	4,241	(4,241	)(18)	—	432	—		432	—	—		—
Total liabilities	36,256	11,703	40,526		88,485	12,136	12,882		61,274	4,956	(118)		41,094
Class A common stock	3	—	—		3	—	11	(23)	14	—	5	(29)	8
Class B common stock	24	—	—		24	—	—		24	—	—		24
Common stock	—	—	—		—	71	(71	)(24)	—	2	(2	)(30)	—
Preferred stock	—	—	—		—	—	—		—	—	—		—
Additional paid-in capital	43,368	—	—		43,368	12,833	8,036	(25)	64,237	8,892	904	(31)	53,164
Accumulated other comprehensive income	(32)	—	—		(32)	—	—		(32)	—	—		(32)
Unearned stock based compensation	—	—	—		—	—	—		—	(1,438)	1,438	(30)	—
Treasury stock	—	—	—		—	(30)	30	(24)	—	(11)	11	(30)	—
Retained earnings	188	225	(225	)(19)	188	(5,981)	5,981	(24)	188	3,746	(3,746	)(30)	188
Member's equity	—	—			—	—	—		—	—	—		—
Total stockholders' equity	43,551	225	(225)		43,551	6,893	13,987		64,431	11,191	(1,390)		53,352
Non-controlling interest	22,551	1,488	(1,488	)(19)	22,551	—	—		22,551	—	—		22,551
Total liabilities and equity	$102,358	$13,416	$38,813		$154,587	$19,029	$26,869		$148,256	$16,147	$(1,508)		$116,997

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013
(in thousands)

	RCAP Historical(1)	Cetera Historical(8)	Cetera Merger Related Adjustments(9)		RCAP with Cetera	JP Turner Historical(10)	JP Turner Merger Adjustments(11)		RCAP with JP Turner	First Allied Historical(12)	First Allied Merger Related Adjustments(13)		RCAP with First Allied Pro Forma
Assets
Cash	$71,220	$123,025	$(137,250	)(32)	$56,995	$3,452	$(16,200	)(40)	$58,472	$25,271	$—		$96,491
Available-for-sale securities	8,596	—	—		8,596	—	—		8,596	—	—		8,596
Trading securities	1,023	8,896	—		9,919	214	—		1,237	1,714	—		2,737
Deferred compensation plan investments	—	70,950	—		70,950	—	—		—	—	—		—
Receivables
Due from affiliates	2,089	—	—		2,089	—	—		2,089	—	—		2,089
Due from non-affiliates	948	19,381	—		20,329	—	—		948	17,901	(704	)(45)	18,145
Reimbursable expenses and investment banking fees
Due from affiliates	14,197	—	—		14,197	—	—		14,197	—	—		14,197
Due from non-affiliates	575	—	—		575	360	—		935	—	—		575
Other receivables	—	—	—		—	6,205	(633	)(41)	5,572	—	—		—
Due from parent	740	—	—		740	—	—		740	—	—		740
Property and equipment	371	14,415	—		14,786	125	—		496	1,572	—		1,943
Prepaid expenses	2,599	9,957	—		12,556	1,657	—		4,256	1,557	—		4,156
Deferred acquisition fees	—	—	48,138	(33)	48,138	—	—		—	—	—		—
Commissions receivable	—	49,172	(1,552	)(34)	47,620	—	—		—	—	—		—
Deferred tax asset	—	35,390	—		35,390	—	—		—	2,613	—		2,613
Loan receivable	—	—	—		—	—	—		—	9,893	—		9,893
Notes receivable	—	42,509	—		42,509	—	—		—	—	—		—
Other assets	—	27,518	—		27,518	177	—		177	163	—		163
Intangible assets	—	99,123	765,569	(35)	864,692	—	11,091	(42)	11,091	25,544	58,022	(46)	83,566
Goodwill	—	—	382,958	(35)	382,958	—	12,507	(42)	12,507	29,647	92,006	(46)	121,653
Total assets	$102,358	$500,336	$1,057,863		$1,660,557	$12,190	$6,765		$121,313	$115,875	$149,324		$367,557
Liabilities and Stockholders' Equity
Accounts payable	$1,416	$18,859	$—		$20,275	$—	$—		$1,416	$821	$—		$2,237
Accrued expenses
Due to affiliates	4,137	—	—		4,137	—	—		4,137	—	—		4,137
Due to non-affiliates	13,032	12,349	—		25,381	580	—		13,612	19,174	—		32,206
Payable to broker dealer	13,440	1,037	—		14,477	—	—		13,440	—	—		13,440
Deferred compensation plan accrued liabilities	—	70,647	—		70,647	—	—		—	—	—		—
Deferred revenue	3,186	—	—		3,186	—	—		3,186	1,494	—		4,680
Subordinated borrowings	—	—	—		—	—	—		—	—	—		—
Commissions payable	—	63,083	(1,552	)(34)	61,531	4,102	(633	)(41)	3,469	12,103	(704	)(45)	11,399
Payable other	1,045	—	—		1,045	—	—		1,045	—	—		1,045
Other accrued liabilities	—	26,660	—		26,660	4,106	—		4,106	138	—		138
Deferred tax liability	—	—	306,228	(35)	306,228	—	—		—	—	23,209	(46)	23,209
Contingent consideration	—	—	—		—	—	10,800	(43)	10,800	1,464	—		1,464

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013 – (continued)
(in thousands)

	RCAP Historical(1)	Cetera Historical(8)	Cetera Merger Related Adjustments(9)		RCAP with Cetera	JP Turner Historical(10)	JP Turner Merger Adjustments(11)		RCAP with JP Turner	First Allied Historical(12)	First Allied Merger Related Adjustments(13)		RCAP with First Allied Pro Forma
Notes and debentures	—	222,082	549,418	(36)	771,500	—	—		—	30,717	(30,717	)(47)	—
Total liabilities	36,256	414,717	854,094		1,305,067	8,788	10,167		55,211	65,911	(8,212)		93,955
Class A common stock	3	—	32	(37)	35	—	—		3	—	113	(48)	116
Class B common stock	24	—	—		24	—	—		24	—	—		24
Common stock	—	10	(10	)(38)	—	—	—		—	5	(5	)(49)	—
Preferred stock	—	—	118	(37)	118	—	—		—	—	—		—
Additional paid in capital	43,368	98,813	190,425	(39)	332,606	1,488	(1,488	)(44)	43,368	56,690	150,697	(50)	250,755
Accumulated other comprehensive income	(32)	32,021	(32,021	)(38)	(32)	—	—		(32)	—	—		(32)
Unearned stock based compensation	—	(1,493)	1,493	(38)	—	—	—		—	—	—		—
Treasury stock	—	—	—		—	—	—		—	—	—		—
Retained earnings	188	(43,732)	43,732	(38)	188	1,914	(1,914	)(44)	188	(6,731)	6,731	(49)	188
Member's equity	—	—	—		—	—	—		—	—	—		—
Total stockholders' equity	43,551	85,619	203,769		332,939	3,402	(3,402)		43,551	49,964	157,536		251,051
Non-controlling interest	22,551	—	—		22,551	—	—		22,551	—	—		22,551
Total liabilities and equity	$102,358	$500,336	$1,057,863		$1,660,557	$12,190	$6,765		$121,313	$115,875	$149,324		$367,557

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013 – (continued)
(in thousands)

	RCAP Historical(1)	Total Mergers and Acquisitions	RCAP Adjustments(14)		RCAP Pro Forma	Offering Adjustments		RCAP Pro Forma with Offering Adjustments
Assets
Cash	$71,220	$(83,261)	$—		$(12,041)	$142,500	(57)	$130,459
Available-for-sale securities	8,596	2,148	—		10,744	—		10,744
Trading securities	1,023	11,104	—		12,127	—		12,127
Deferred compensation plan investments	—	70,950	—		70,950	—		70,950
Receivables								—
Due from affiliates	2,089	—	—		2,089	—		2,089
Due from non-affiliates	948	44,654	—		45,602	—		45,602
Reimbursable expenses and investment banking fees								—
Due from affiliates	14,197	—	—		14,197	—		14,197
Due from non-affiliates	575	360	—		935	—		935
Other receivables	—	5,892	—		5,892	—		5,892
Due from parent	740	—	—		740	—		740
Property and equipment	371	16,973	—		17,344	—		17,344
Prepaid expenses	2,599	15,063	—		17,662	—		17,662
Deferred acquisition fees	—	48,138	—		48,138	—		48,138
Commissions receivable	—	53,171	—		53,171	—		53,171
Deferred tax asset	—	39,510	(39,510	)(51)	—	—		—
Loan receivable	—	11,093	—		11,093	—		11,093
Notes receivable	—	43,009	—		43,009	—		43,009
Other assets	—	28,614	—		28,614	—		28,614
Intangible assets	—	1,079,319	—		1,079,319	—		1,079,319
Goodwill	—	568,382	—		568,382	—		568,382
Total assets	$102,358	$1,955,119	$(39,510)		$2,017,967	$142,500		$2,160,467
Liabilities and Stockholders' Equity
Accounts payable	$1,416	$23,284	$—		$24,700	$—		$24,700
Accrued expenses
Due to affiliates	4,137	—	—		4,137	—		4,137
Due to non-affiliates	13,032	38,864	—		51,896	—		51,896
Payable to broker dealer	13,440	1,037	—		14,477	—		14,477
Deferred compensation plan accrued liabilities	—	72,514	—		72,514	—		72,514
Deferred revenue	3,186	2,017	—		5,203	—		5,203
Subordinated borrowings	—	2,000	—		2,000	—		2,000
Commissions payable	—	82,146	—		82,146	—		82,146
Payable other	1,045	43	—		1,088	—		1,088
Other accrued liabilities	—	33,438	—		33,438	—		33,438
Deferred tax liability	—	342,521	(39,929	)(52)	302,592	—		302,592
Contingent consideration	—	57,754	—		57,754	—		57,754

Unaudited Pro Forma Consolidated Statement of Financial Condition
September 30, 2013 – (continued)
(in thousands)

	RCAP Historical(1)	Total Mergers and Acquisitions	RCAP Adjustments(14)		RCAP Pro Forma	Offering Adjustments		RCAP Pro Forma with Offering Adjustments
Notes and debentures	—	771,932	—		771,932	—		771,932
Total liabilities	36,256	1,427,550	(39,929)		1,423,877	—		1,423,877
Class A common stock	3	161	24	(53)	188	81	(57)	269
Class B common stock	24	—	(24	)(53)	—	—		—
Common stock	—	—	—		—	—		—
Preferred stock	—	118	—		118	—		118
Additional paid in capital	43,368	527,290	22,551	(54)	593,209	142,419	(57)	735,628
Accumulated other comprehensive income	(32)	—	—		(32)	—		(32)
Unearned stock based compensation	—	—	—		—	—		—
Treasury stock	—	—	—		—	—		—
Retained earnings	188	—	419	(55)	607	—		607
Member's equity	—	—	—		—	—		—
Total stockholders' equity	43,551	527,569	22,970		594,090	142,500		736,590
Non-controlling interest	22,551	—	(22,551	)(56)	—	—		—
Total liabilities and equity	$102,358	$1,955,119	$(39,510)		$2,017,967	$142,500		$2,160,467

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

(1)	Reflects the consolidated historical Statement of Financial Condition of the Company as of the date indicated.
(2)	Reflects the historical Combined Statement of Assets and Liabilities of Hatteras as of the date indicated.
(3)	Reflects Pro Forma adjustments to record the assets and liabilities of Hatteras at their fair values for (1) $30.0 million in cash consideration, (2) deferred cash payments with a fair value of $9.6 million and (3) additional future consideration which has a fair value of $35.9 million and will be based on the consolidated pre-tax net operating income generated by the business of the Hatteras Funds Group for fiscal years ending December 31, 2016 and December 31, 2018.
(4)	Reflects the historical Condensed Consolidated Balance Sheet of ICH as of the date indicated.
(5)	Reflects pro forma adjustments to record the assets and liabilities of ICH at their fair values and the purchase of all outstanding shares of ICH common stock for $52.2 million to be paid in cash or freely tradable shares of the Company’s stock, at the election of each shareholder. Pursuant to the merger agreement dated October 27, 2013, no more than 60% of the aggregate consideration can be payable in cash. These pro forma financial statements assume that ICH's shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(6)	Reflects the historical Condensed Consolidated Statement of Financial Condition of Summit as of the date indicated.
(7)	Reflects pro forma adjustments to record the assets and liabilities of Summit at their fair values and the purchase of all outstanding shares of Summit common stock for $49.0 million in cash and freely tradable shares of the Company's common stock at the election of each shareholder. Pursuant to the merger agreement dated November 16, 2013, no more than 80% of the aggregate consideration can be payable in cash. These Pro Forma financial statements assume that Summit's shareholders elected to receive the maximum amount of the aggregate consideration in cash.
(8)	Reflects the historical Consolidated Statement of Financial Condition of Cetera as of the date indicated.
(9)	Reflects Pro Forma adjustments to record the assets and liabilities of Cetera at their fair values for $1.2 billion in cash.
(10)	Reflects the historical Statement of Financial Condition of JP Turner as of the date indicated.
(11)	Reflects pro forma adjustments to record the assets and liabilities of JP Turner at their fair values for $27.0 million to be paid 60% at closing and 40% on the one year anniversary of the closing date. Pursuant to the merger agreement dated January 16, 2014, 70% of the consideration is to be paid in cash and 30% in the Company's stock. These Pro Forma financial statements assume JP Turner's owners elected to receive the maximum amount of aggregate consideration in cash at closing.
(12)	Reflects the historical Combined Statement of Financial Condition of First Allied as of the date indicated.
(13)	Reflects pro forma adjustments to record the assets and liabilities of First Allied at their fair values for $207.5 million. The Pro Forma financial statements assume 100% of the total aggregate consideration was paid in freely tradable shares of the Company's Class A common stock based on the one day volume weighted average price of the Company's common stock on January 15, 2014 of $18.42.
(14)	Reflects Pro Forma adjustments to the historical Consolidated Statement of Financial Condition of the Company primarily to reflect the impact of certain affiliate transactions.

(15)	Reflects the use of $30.0 million of available cash to fund the initial cash consideration payment in connection with the Hatteras asset purchase.
(16)	Reflects the carve out of agreed upon deferred compensation assets and liabilities which were included in the historical Hatteras Combined Statement of Financial Condition but are not expected to be included as part of the transaction.
(17)	Reflects preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships and investment advisory services. The amount includes the write off of $4.5 million of historical goodwill, the recording of liabilities for contingent payments and earn-outs of $45.5 million, and the recording of $74 million of new goodwill and intangible assets, which include intangibles related to the acquisition of Hatteras' alternative mutual funds and core alternative funds and private equity funds businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of Hatteras are primarily related to fund of hedge funds products that are structured as mutual funds. Factors considered in the analysis of such intangible assets include assets under management and the related growth rates. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(18)	Reflects the anticipated repayment of Hatteras' line of credit and notes payable.
(19)	Reflects adjustment for the elimination of Hatteras’ retained earnings and non-controlling interest balances in connection with the asset purchase.
(20)	Reflects the use of $31.3 million of available cash to fund the cash consideration portion of the ICH merger.
(21)	Reflects the elimination of the Company’s historical third-party receivables and payables with ICH which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(22)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $58.9 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of ICH’s broker-dealer and investment advisory businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of ICH are primarily related to client relationships. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates. The adjustment also includes the write-down in the fair value of advisor notes receivable of $0.6 million to their fair value. The deferred tax liability of $13.1 million relates to timing differences between book and taxable expense related to the intangible assets. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(23)	Reflects the par value of the Company's Class A common stock issued in connection with the ICH merger.
(24)	Reflects the elimination of ICH’s Class A common stock, treasury stock and retained earnings balances.

(25)	Primarily reflects the issuance of the Company's freely tradable Class A common stock for the equity portion of the consideration due in connection with the ICH merger partially offset by the elimination of ICH's historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company's Class A common stock of $18.53.

(in millions)
Excess price of the Company's Class A common stock above par value	$20.8
Elimination of ICH's additional paid-in capital	(12.8)
Total	$8.0
(26)	Reflects the use of $39.2 million of available cash to fund the cash consideration portion of the Summit merger.
(27)	Reflects the elimination of the Company’s historical third-party receivables and payables with Summit which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(28)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $0.5 million of historical goodwill and the recording of $38.3 million of new goodwill, tangible and intangible assets, which include intangibles related to the acquisition of Summit’s securities brokerage, investment services and insurance businesses. Amounts are preliminary and will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective fair values. The identifiable intangible assets of Summit are primarily related to client relationships. Factors considered in the analysis of such intangible assets include the estimate and probability of future revenues attributable to financial advisors and retention rates. The adjustment also includes the write up in the fair value of advisor notes receivable of $0.04 million to their fair value. In making estimates of fair values for purposes of allocating purchase price, the Company utilized an independent appraisal. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(29)	Reflects the par value of the Company's Class A common stock issued in connection with the Summit merger.
(30)	Reflects the elimination of Summit’s common stock, unearned stock-based compensation, treasury stock and retained earnings balances.
(31)	Primarily reflects the issuance of the Company's freely tradable Class A common stock for the equity portion of the consideration due in connection with the Summit merger partially offset by the elimination of Summit's historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company's Class A common stock of $18.53.

(in millions)
Excess price of the Company's Class A common stock above par value	$9.8
Elimination of Summit's additional paid-in capital	(8.9)
Total	$0.9

(32)	Reflects the use of $1.2 billion of cash to fund the Cetera acquisition partially offset by the issuance of long-term debt and equity issuances. The proceeds from the issuance of debt and equity and the related use of the proceeds are as follows:

(in millions) Use of Funds
Cash to fund the Cetera acquisition	$1,150.0

Sources of Funds
Issuance of long-term debt – first lien(i)	$544.5
Issuance of long-term debt – second lien(i)	147.0
Issuance of convertible notes(ii)	80.0
Total issuance of debt	771.5
Issuance of convertible preferred stock(iii)	240.0
Issuance of Class A common stock(iv)	60.0
Fees(v)	(58.8)
Total sources	$1,012.7
Net adjustments	$137.3
i.	Reflects the anticipated amount the Company will borrow under the first lien loan facility and second lien loan facility as to which the Company received a commitment for and included as an increase in long-term debt and cash and cash equivalents.
ii.	Reflects the anticipated amount of convertible notes to be issued to Luxor Capital Group (“Luxor”) by the Company pursuant to a commitment from Luxor.
iii.	Reflects the anticipated amount of convertible preferred stock to be issued to Luxor by the Company. These Proforma Financial statements were prepared based on the one day volume weighted average price of the Company's common stock on January 15, 2014 of $18.42 plus a 10% premium, or $20.26.
iv.	Reflects the anticipated issuance of $60 million of the Company's Class A common stock to Luxor and certain members of the Parent of the Company under the terms of separate commitment letters that were executed on January 16, 2014 pursuant to the concurrent private placement. These Pro Forma financial statements were prepared with an assumed share price of the Company's common stock of $18.53.
v.	Reflects the anticipated fees to be paid in connection with the above issuances, of which $10.6 million is netted in additional paid-in capital.
(33)	Reflects debt and equity issuance costs of $58.8 million. The remaining balance of $48.2 million will be amortized over the life of the debt issuances which ranges from 5 to 7.5 years.
(34)	Reflects the elimination of the Company’s historical third-party receivables and payables with Cetera which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(35)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $99.1 million of historical intangible assets and the recording of $1.2 billion of new goodwill and intangible assets, which include intangibles related to the acquisition of Cetera’s broker-dealer, investment advisory and technology provider businesses. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective estimated fair values. The identifiable intangible assets of Cetera are assumed to be primarily related to client relationships. Factors to be considered in the analysis of such intangible assets will include the estimate and probability of future revenues attributable to financial advisors and retention rates. The estimated deferred tax liability of $306.2 million relates to timing differences between book and taxable expense related to the incremental intangible assets.

Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available.
(36)	Reflects the following adjustments to long-term debt:

(in millions)
Anticipated repayment of Cetera's senior secured credit facility	$(222.1)
Issuance of long-term debt and convertible notes by the Company	771.5
Total	$549.4
(37)	Reflects the par value of the Company's common and convertible preferred stock issued in connection with the Cetera merger.
(38)	Reflects the elimination of Cetera's common stock, accumulated other comprehensive income, unearned stock based compensation and retained earnings balances.
(39)	Primarily reflects the issuance of the Company's convertible preferred stock and the Company's freely tradable stock for the equity portion of the consideration due in connection with the financings to be entered into in connection with the Cetera merger partially offset by the related transaction costs and the elimination of Cetera's historical additional paid-in capital balance. These Pro Forma financial statements were prepared with an assumed share price of the Company's convertible preferred stock of $20.26 and an assumed share price of the Company's Class A common stock of $18.53.

(in millions)
Excess price of the Company's Class A common stock above par value	$60.0
Excess price of the Company's convertible preferred stock above par value	239.8
Transaction costs	(10.6)
Elimination of Cetera's additional paid-in capital	(98.8)
Total	$190.4
(40)	Reflects the use of $16.2 million of available cash to fund the cash consideration portion of the JP Turner merger.
(41)	Reflects the elimination of the Company’s historical third-party receivables and payables with JP Turner which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(42)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the recording of $23.6 million of new goodwill and intangible assets, which include intangibles related to the acquisition of JP Turner’s broker-dealer and investment advisory businesses. Amounts are estimated using purchase price allocations performed by an independent appraisal firm on other broker dealers as a benchmark. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on its respective estimated fair values. The identifiable intangible assets of JP Turner are assumed to be primarily related to client relationships. Factors to be considered in the analysis of such intangible assets will include the estimate and probability of future revenues attributable to financial advisors and retention rates. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(43)	Reflects the recording of estimated liabilities for future payment of stock and cash pursuant to the JP Turner merger agreement. These estimates will be finalized once additional information is received. Accordingly, these estimates are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.

(44)	Reflects the elimination of JP Turner's additional paid in capital and retained earnings balances.
(45)	Reflects the elimination of the Company’s historical third-party receivables and payables with First Allied which upon acquisition become classified as intercompany receivables and payables and eliminate in consolidation.
(46)	Reflects the preliminary adjustment to record goodwill and other intangible assets including intangibles for client relationships. The amount includes the write-off of $55.2 million of historical goodwill and intangible assets and the recording of $205.2 million of new goodwill and intangible assets, which include intangibles related to the acquisition of First Allied’s broker-dealer and investment advisory businesses. Amounts are estimated using the purchase price allocation performed by an independent appraisal firm in connection with RCAP Holdings, LLC's acquisition of First Allied on September 30, 2013 using other broker dealers as a benchmark. The allocation of goodwill and intangible assets will be finalized once the purchase price allocation to the assets and liabilities acquired is finalized. The Company allocates the purchase price of acquired entities to identifiable intangible assets acquired based on their respective estimated fair values. The identifiable intangible assets of First Allied are assumed to be primarily related to client relationships. Factors to be considered in the analysis of such intangible assets will include the estimate and probability of future revenues attributable to financial advisors and retention rates. The estimated deferred tax liability of $23.2 million relates to timing differences between book and taxable expense related to the incremental intangible assets. Certain items will be finalized once additional information is received. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.
(47)	Reflects the anticipated repayment of First Allied's term loan and revolving line of credit.
(48)	Reflects the par value of the Company's Class A common stock issued in connection with the First Allied merger.
(49)	Reflects the elimination of First Allied's common stock and retained earnings balances.
(50)	Primarily reflects the issuance of the Company's Class A common stock for the equity portion of the consideration due in connection with the First Allied merger partially offset by the elimination of First Allied's historical additional paid-in capital balance. These Pro Forma financial statements were prepared with the contractual share price of the Company's Class A common stock of $18.42, based on the one day volume weighted average price of the Company's common stock on January 15, 2014.

(in millions)
Excess price of the Company's Class A common stock above par value	$207.4
Elimination of First Allied's additional paid-in capital	(56.7)
Total	$150.7
(51)	Reflects the deferred tax asset impact for the following items:

(in millions)
Exchange agreement(i)	$1.5
Netting(ii)	(41.0)
Total	$(39.5)
i.	Reflects the anticipated deferred tax impact assuming the Parent exercises its rights under the exchange agreement, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of the company on a one-for-one basis pursuant to the exchange transaction. This adjustment assumes the Parent exchanged all but one of its 24 million shares of the Company's Class B common stock for 24 million shares of the Company's Class A common stock on September 30, 2013. As a result of this exchange, the Parent is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Operating Subsidiaries of the Company.

ii.	Reflects the assumption that Company netted its deferred tax assets against the deferred tax liabilities.
(52)	Reflects the deferred tax liabilities impact for the following items:

(in millions)
Exchange agreement(i)	$1.1
Netting(ii)	(41.0)
Total	$(39.9)
i.	Reflects the anticipated deferred tax impact assuming the Parent exercises its rights under the exchange agreement under which, subject to certain requirements, including notice requirements, the Parent and its transferees have the right, from time to time, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of the company on a one-for-one basis. This adjustment assumes the Parent exchanged all but one of its 24.0 million shares of the Company's Class B common stock for 24.0 million shares of the Company's Class A common stock on September 30, 2013. As a result of this exchange, the Parent is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Company.
ii.	Reflects the assumption that the Company will net its deferred tax assets against the deferred tax liabilities.
(53)	Reflects the exchange agreement with the Parent under which, subject to certain requirements, including notice requirements, the Parent and its transferees have the right, from time to time, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of the company on a one-for-one basis. This adjustment assumes the Parent exchanged all but one of its 24.0 million shares of the Company's Class B common stock for 24.0 million shares of the Company's Class A common stock on September 30, 2013. As a result of this exchange, the Parent is entitled to both economic and voting rights and; therefore, no longer has a non-controlling interest in the Company.
(54)	Reflects the adjustment to additional paid-in capital for the exchange agreement. As a result of this exchange, the Parent is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Company.
(55)	Reflects the adjustment to retained earnings as it relates to deferred tax assets for the exchange agreement.
(56)	Reflects the adjustment to non-controlling interests for the exchange agreement. As a result of this exchange, the Parent is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Company.
(57)	Reflects the issuance of $150.0 million, or 8.1 million shares of the Company's Class A common stock in connection with this registration statement, net of $7.5 million in expenses. These Pro Forma financial statements were prepared with an assumed share price of the Company's Class A common stock of $18.53.

Unaudited Pro Forma Consolidated Statement of Operations
September 30, 2013
(in thousands)

Nine Months Ended September 30, 2013
	RCAP Historical(1)	Hatteras Historical(3)	Hatteras Merger Adjustments	RCAP with Hatteras Pro Forma	ICH Historical(4)	ICH Merger Related Adjustments		RCAP with ICH Pro Forma	Summit Historical(5)	Summit Merger Related Adjustments		RCAP with Summit Pro Forma
Revenues:
Commissions
Affiliated products	$335,181	$—	$—	$335,181	$—	$—		$335,181	$—	$—		$335,181
Non-affiliated products	73,688	—	—	73,688	53,357	(6,610	)(16)	120,435	60,788	(7,014	)(19)	127,462
Dealer manager fees
Affiliated products	194,764	—	—	194,764	—	—		194,764	—	—		194,764
Non-affiliated products	36,822	—	—	36,822	—	—		36,822	—	(2,055	)(19)	34,767
Investment banking advisory services
Affiliated products	15,415	—	—	15,415	—	—		15,415	—	—		15,415
Non-affiliated products	—	—	—	—	—	—		—	—	—		—
Advisory and asset-based fees (non-affiliated)	—	31,613	—	31,613	13,136	(2,239	)(16)	10,897	—	—		—
Transfer agency revenue (affiliated)	5,760	—	—	5,760	—	—		5,760	—	—		5,760
Services revenue
Affiliated products	7,541	—	—	7,541	—	—		7,541	—	—		7,541
Non-affiliated products	459	—	—	459	—	—		459	—	—		459
Reimbursable expenses
Affiliated products	2,642	—	—	2,642	—	—		2,642	—	—		2,642
Non-affiliated products	47	—	—	47	—	—		47	—	—		47
Other revenues	113	3	—	116	1,861	—		1,974	4,514	—		4,627
Total revenues	672,432	31,616	—	704,048	68,354	(8,849)		731,937	65,302	(9,069)		728,665
Expenses:
Third-party commissions
Affiliated products	335,225	—	—	335,225	—	—		335,225	—	—		335,225
Non-affiliated products	73,688	—	—	73,688	—	—		73,688	—	—		73,688
Third-party reallowance
Affiliated products	54,306	—	—	54,306	—	—		54,306	—	—		54,306
Non-affiliated products	12,031	—	—	12,031	—	—		12,031	—	—		12,031
Retail commissions	—	—	—	—	55,121	(8,849	)(16)	46,272	51,380	(9,069	)(19)	42,311
Wholesale commissions	81,326	1,630	—	82,956	—	—		81,326	—	—		81,326
Internal commission, payroll and benefits	8,972	7,097	—	16,069	5,362	—		14,334	5,692	—		14,664
Conferences and seminars	17,730	103	—	17,833	—	—		17,730	—	—		17,730
Travel	4,738	731	—	5,469	—	—		4,738	—	—		4,738
Marketing and advertising	4,876	207	—	5,083	915	—		5,791	—	—		4,876
Professional fees	3,467	277	—	3,744	4,819	—		8,286	—	—		3,467
Data processing	4,388	142	—	4,530	1,729	—		6,117	—	—		4,388

Unaudited Pro Forma Consolidated Statement of Operations
September 30, 2013 – (continued)
(in thousands)

Nine Months Ended September 30, 2013
	RCAP Historical(1)	Hatteras Historical(3)	Hatteras Merger Adjustments		RCAP with Hatteras Pro Forma	ICH Historical(4)	ICH Merger Related Adjustments		RCAP with ICH Pro Forma	Summit Historical(5)	Summit Merger Related Adjustments		RCAP with Summit Pro Forma
Equity-based outperformance	462	—	—		462	—	—		462	—	—		462
Incentive fee	120	—	—		120	—	—		120	—	—		120
Management fee	2,013	—	—		2,013	—	—		2,013	—	—		2,013
Transaction costs	1,006	—	—		1,006	88	—		1,094	—	—		1,006
Interest expense	—	110	(110)(12)		—	156	—		156	—	—		—
Occupancy	2,123	379	—		2,502	185	—		2,308	591	—		2,714
Depreciation and amortization	108	604	3,104	(13)	3,816	196	2,199	(17)	2,503	149	2,926	(20)	3,183
Goodwill impairment	—	—	—		—	—	—		—	—	—		—
Service, sub-advisor and mutual fund expense	—	16,265	—		16,265	—	—		—	—	—		—
Other expenses	857	808	—		1,665	1,943	—		2,800	3,641	—		4,498
Total expenses	607,436	28,353	2,994		638,783	70,514	(6,650)		671,300	61,453	(6,143)		662,746
Income (loss) before taxes	64,996	3,263	(2,994)		65,265	(2,160)	(2,199)		60,637	3,849	(2,926)		65,919
Provision (benefit) for income taxes	626	—	107	(14)	733	(710)	(880)(18)		(964)	1,328	(1,170)(21)		784
Net income (loss)	64,370	3,263	(3,101)		64,532	(1,450)	(1,319)		61,601	2,521	(1,756)		65,135
Less: net income (loss) attributable to non-controlling interests	63,530	1,031	(1,031)(15)		63,530	—	—		63,530	—	—		63,530
Net income (loss) attributable to RCS Capital Corporation	$840	$2,232	$(2,070)		$1,002	$(1,450)	$(1,319)		$(1,929)	$2,521	$(1,756)		$1,605
Earnings per share:
Basic	0.34				0.40				(0.53)				0.53
Diluted	0.34				0.40				(0.53)				0.53
Weighted average common shares(2):
Basic	2,500		—		2,500		1,127		3,627		529		3,029
Diluted	2,500		—		2,500		1,127		3,627		529		3,029

Unaudited Pro Forma Consolidated Statement of Operations
September 30, 2013
(in thousands)

	Nine Months Ended September 30, 2013
	RCAP Historical(1)	Cetera Historical(6)	Walnut Historical(7)	Tower Square Historical(8)	Cetera Merger Related Adjustments		RCAP with Cetera Pro Forma		JP Turner Historical(9)	JP Turner Merger Adjustments		RCAP with JP Turner
Revenues:
Commissions
Affiliated products	$335,181	$—	—	—	$—		$335,181		$—	$—		$335,181
Non-affiliated products	73,688	457,871	3,053	749	(63,000	)(22)	472,361		47,332	(32,674	)(27)	88,346
Dealer manager fees
Affiliated products	194,764	—	—	—	—		194,764		—	—		194,764
Non-affiliated products	36,822	—	—	—	(20,951	)(22)	15,871		—	(9,844	)(27)	26,978
Investment banking advisory services
Affiliated products	15,415	—	—	—	—		15,415		—	—		15,415
Non-affiliated products	—	—	21,978	4,190	—		26,168		1,831	—		1,831
Advisory and asset-based fees (non-affiliated)	—	251,323	45,411	19,188	—		315,922		3,748	—		3,748
Transfer agency revenue (affiliated)	5,760	—	—	—	—		5,760		—	—		5,760
Services revenue
Affiliated products	7,541	—	—	—	—		7,541		—	—		7,541
Non-affiliated products	459	—	—	—	—		459		—	—		459
Reimbursable expenses
Affiliated products	2,642	—	—	—	—		2,642		—	—		2,642
Non-affiliated products	47	—	—	—	—		47		—	—		47
Other revenues	113	62,181	5,420	2,394	—		70,108		9,347	—		9,460
Total revenues	672,432	771,375	75,862	26,521	(83,951)		1,462,239		62,258	(42,518)		692,172
Expenses:
Third-party commissions
Affiliated products	335,225	—	—	—	—		335,225		—	—		335,225
Non-affiliated products	73,688	—	—	—	—		73,688		—	—		73,688
Third-party reallowance							—
Affiliated products	54,306	—	—	—	—		54,306		—	—		54,306
Non-affiliated products	12,031	—	—	—	—		12,031		—	—		12,031
Retail commissions	—	609,829	—	—	(83,951)(22)		525,878		49,050	(42,518)(27)		6,532
Wholesale commissions	81,326	—	—	—	—		81,326		—	—		81,326
Internal commission, payroll and benefits	8,972	67,014	70,257	24,535	—		170,778		4,439	—		13,411
Conferences and seminars	17,730	—	—	—	—		17,730		—	—		17,730
Travel	4,738	—	—	—	—		4,738		—	—		4,738
Marketing and advertising	4,876	8,050	4	2	—		12,932		—	—		4,876
Professional fees	3,467	10,987	—	—	—		14,454		—	—		3,467
Data processing	4,388	11,093	3,745	1,281	—		20,507		887	—		5,275
Equity-based outperformance	462	—	—	—	—		462		—	—		462
Incentive fee	120	—	—	—	—		120		—	—		120
Management fee	2,013	—	—	—	—		2,013		—	—		2,013
Transaction costs	1,006	3,210	—	—	10,612	(23)	14,828		—	—		1,006
Interest expense	—	7,899	79	74	40,382	(24)	48,434		—	—		—
Occupancy	2,123	7,771	169	66	—		10,129		548	—		2,671
Depreciation and amortization	108	13,028	—	—	58,992	(25)	72,128		—	924	(28)	1,032
Goodwill impairment	—	—	—	—	—		—		—	—		—
Service, sub-advisor and mutual fund expense	—	—	—	—	—		—		—	—		—
Other expenses	857	26,270	4,008	1,634	—		32,769		6,359	—		7,216
Total expenses	607,436	765,151	78,262	27,592	26,035		1,504,476		61,283	(41,594)		627,125
Income (loss) before taxes	64,996	6,224	(2,400)	(1,071)	(109,986)		(42,237)		975	(924)		65,047
Provision (benefit) for income taxes	626	2,563	(857)	(373)	(43,995	)(26)	(42,036)		—	—		626
Net income (loss)	64,370	3,661	(1,543)	(698)	(65,991)		(201)		975	(924)		64,421
Less: net income (loss) attributable to non-controlling interests	63,530	—	—	—	—		63,530		—	—		63,530
Net income (loss) attributable to RCS Capital Corporation	$840	$3,661	$(1,543)	$(698)	$(65,991)		$(63,731)		$975	$(924)		$891
Earnings per share:
Basic	0.34						(11.11)					0.36
Diluted	0.34						(11.11	)(37)				0.36
Weighted average common shares(2):
Basic	2,500				3,238		5,738			—		2,500
Diluted	2,500				3,238		5,738			—		2,500

Unaudited Pro Forma Consolidated Statement of Operations
September 30, 2013
(in thousands)

	Nine Months Ended September 30, 2013
	RCAP Historical(1)	First Allied Historical(10)	First Allied Merger Related Adjustments		RCAP with First Allied Pro Forma	Total Mergers and Acquisitions		RCAP Adjustments(11)		RCAP Pro Forma		Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Revenues:
Commissions
Affiliated products	$335,181	$—	$—		$335,181	—		$—		$335,181		—	335,181
Non-affiliated products	73,688	102,506	(29,079	)(29)	147,115	587,279		—		660,967		—	660,967
Dealer manager fees
Affiliated products	194,764	—	—		194,764	—		—		194,764		—	194,764
Non-affiliated products	36,822	—	(9,552	)(29)	27,270	(42,402)		—		(5,580)		—	(5,580)
Investment banking advisory services
Affiliated products	15,415	—	—		15,415	—		—		15,415		—	15,415
Non-affiliated products	—	—	—		—	27,999		—		27,999		—	27,999
Advisory and asset-based fees (non-affiliated)	—	142,600	—		142,600	504,780		—		504,780		—	504,780
Transfer agency revenue (affiliated)	5,760	—	—		5,760	—		—		5,760		—	5,760
Services revenue
Affiliated products	7,541	—	—		7,541	—		—		7,541		—	7,541
Non-affiliated products	459	—	—		459	—		—		459		—	459
Reimbursable expenses
Affiliated products	2,642	—	—		2,642	—		—		2,642		—	2,642
Non-affiliated products	47	—	—		47	—		—		47		—	47
Other revenues	113	18,667	—		18,780	104,387		—		104,500		—	104,500
Total revenues	672,432	263,773	(38,631)		897,574	1,182,043		—		1,854,475		—	1,854,475
Expenses:
Third-party commissions
Affiliated products	335,225	—	—		335,225	—		—		335,225		—	335,225
Non-affiliated products	73,688	—	—		73,688	—		—		73,688		—	73,688
Third-party reallowance					—
Affiliated products	54,306	—	—		54,306	—		—		54,306		—	54,306
Non-affiliated products	12,031	—	—		12,031	—		—		12,031		—	12,031
Retail commissions	—	196,724	(38,631	)(29)	158,093	779,086		—		779,086		—	779,086
Wholesale commissions	81,326	—	—		81,326	1,630		—		82,956		—	82,956
Internal commission, payroll and benefits	8,972	36,977	—		45,949	221,373		—		230,345		—	230,345
Conferences and seminars	17,730	2,879	—		20,609	2,982		—		20,712		—	20,712
Travel	4,738	1,390	—		6,128	2,121		—		6,859		—	6,859
Marketing and advertising	4,876	766	—		5,642	9,944		—		14,820		—	14,820
Professional fees	3,467	5,542	—		9,009	21,625		—		25,092		—	25,092
Data processing	4,388	2,038	—		6,426	20,915		—		25,303		—	25,303
Equity-based outperformance	462	—	—		462	—		—		462		—	462
Incentive fee	120	—	—		120	—		—		120		—	120
Management fee	2,013	—	—		2,013	—		(2,013	)(33)	—		—	—
Transaction costs	1,006	—	—		1,006	13,910		(14,916	)(34)	—		—	—
Interest expense	—	653	(653	)(30)	—	48,590		—		48,590		—	48,590
Occupancy	2,123	2,533	—		4,656	12,242		—		14,365		—	14,365
Depreciation and amortization	108	7,935	1,926	(31)	9,969	91,983		—		92,091		—	92,091
Goodwill impairment	—	—	—		—	—		—		—		—	—
Service, sub-advisor and mutual fund expense	—	—	—		—	16,265		—		16,265		—	16,265
Other expenses	857	12,030	—		12,887	56,693		—		57,550		—	57,550
Total expenses	607,436	269,467	(37,358)		839,545	1,299,359		(16,929)		1,889,866		—	1,889,866
Income (loss) before taxes	64,996	(5,694)	(1,273)		58,029	(117,316)		16,929		(35,391)		—	(35,391)
Provision (benefit) for income taxes	626	(2,032)	(509	)(32)	(1,915)	(46,528)		45,902	(35)	—		—	—
Net income (loss)	64,370	(3,662)	(764)		59,944	(70,788)		(28,973)		(35,391)		—	(35,391)
Less: net income (loss) attributable to non-controlling interests	63,530	—	—		63,530	—		(63,530	)(36)	—		—	—
Net income (loss) attributable to RCS Capital Corporation	$840	$(3,662)	$(764)		$(3,586)	$(70,788)		$34,557		$(35,391)		$—	$(35,391)
Earnings per share:
Basic	0.34				(0.26)	(4.38)				(0.83)			(0.70)
Diluted	0.34				(0.26)	(4.38	)(37)			(0.83	)(37)		(0.70	)(37)
Weighted average common shares(2):
Basic	2,500		11,265		13,765	16,159		24,000		42,659		8,095	50,754
Diluted	2,500		11,265		13,765	16,159		24,000		42,659		8,095	50,754

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	Reflects the historical Consolidated Statement of Income of the Company for the period indicated.
(2)	Reflects the calculation of the weighted average shares outstanding (in thousands, except share price data).

	Stock consideration	Price	Basic EPS impact	Diluted EPS Impact
RCAP Historical			2,500	2,500
ICH	$20,880	$18.53	1,127	1,127
Summit	9,800	$18.53	529	529
Luxor and Members of Parent – common stock	60,000	$18.53	3,238	3,238
Luxor – convertible preferred stock(a)	270,000	$20.26	—	—
Luxor – convertible notes(a)	120,000	$21.18	—	—
First Allied	207,500	$18.42	11,265	11,265
Exchange of Class B shares	—		24,000	24,000
Follow-on Issuance	150,000	$18.53	8,095	8,095
Total	$838,180		50,754	50,754
(a)	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
(3)	Reflects the historical Combined Statement of Income of Hatteras for the period indicated.
(4)	Reflects the historical Condensed Consolidated Statement of Operations of ICH for the period indicated. ICH has a fiscal year that ends on March 31; therefore, in order to present a statement of operations for September 30, 2013 that reflects nine months of activity, the amounts were derived by adding:
a.	ICH’s Condensed Consolidated Statement of Operations data for the six months ended September 30, 2013.
b.	ICH's Condensed Consolidated Statement of Operations data for the year ended March 31, 2013; less ICH's Condensed Consolidated Statement of Operations data for the nine months ended December 31, 2012. As a result, the Condensed Consolidated Statements of Operations data for ICH for the three months ended March 31, 2013 is included in both the nine months ended September 30, 2013 and the year ended December 31, 2012.
(5)	Reflects the historical Condensed Consolidated Statement of Income of Summit for the period indicated as presented in Summit’s Form 10-Q filed with the SEC on November 14, 2013.
(6)	Reflects the historical Consolidated Statement of Income of Cetera for the period indicated.
(7)	Reflects the historical Statement of Operations of Walnut Street Securities, Inc. (“Walnut”) for the eight months ended August 31, 2013. Cetera did not acquire Walnut until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Walnut for one month.
(8)	Reflects the historical Statement of Operations of Tower Square Securities, Inc. (“Tower Square”) for the eight months ended August 31, 2013. Cetera did not acquire Tower Square until the third quarter of 2013; therefore, the historical Consolidated Statement of Income of Cetera only includes Tower Square for one month.
(9)	Reflects the historical Consolidated Statement of Income of JP Turner for the period indicated.
(10)	Reflects the historical Consolidated Statement of Operations of First Allied for the period indicated.

(11)	Reflects Pro Forma adjustments to the historical Statement of Operations of the Company to reflect the impact of certain affiliate transactions.
(12)	Reflects the elimination of interest expense due to the anticipated repayment of Hatteras' line of credit and notes payable.
(13)	Reflects the amortization expense on Hatteras' intangible assets for the nine months ended September 30, 2013 assuming their weighted average useful life will be 13 years.
(14)	Reflects the Pro Forma income tax adjustments to Hatteras' historical combined financial statements:

(in millions)
Historical income before taxes	$3.3
Pro forma Adjustments(i)	(3.0)
Total income before taxes	0.3
Tax effect @ 40%(ii)	$0.1
i.	Reflects Hatteras income tax provision as if it were taxed as a corporation for the nine-months ended September 30, 2013 using an assumed tax rate of 40%.
ii.	Reflects tax effect of Hatteras' historical income before taxes and pro forma adjustments using an assumed tax rate of 40%.
(15)	Reflects the pro forma adjustments to Hatteras' combined historical financial statements for the nine-months ended September 30, 2013 to reflect the fact that following the acquisition there is no longer a non-controlling interest.
(16)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with ICH for the nine months ended September 30, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(17)	Reflects the amortization expense on ICH's intangible assets and forgivable loans for the nine months ended September 30, 2013 assuming their weighted average useful life will be 15 years.
(18)	Reflects the income tax effect of the pro forma adjustments to ICH's historical consolidated financial statements for the nine-months ended September 30, 2013.

(in millions)
Pro forma Adjustments	$(2.2)
Tax effect @ 40%(i)	$(0.9)
i.	Reflects tax effect of ICH's pro forma adjustments using an assumed tax rate of 40%.
(19)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Summit for the nine months ended September 30, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(20)	Reflects the amortization expense on Summit's intangible assets and forgivable loans for the nine months ended September 30, 2013 assuming their weighted average useful life will be 9 years.
(21)	Reflects the income tax effect of the pro forma adjustments to Summit's historical consolidated financial statements for the nine-months ended September 30, 2013.

(in millions)
Pro forma Adjustments	$(2.9)
Tax effect @ 40%(i)	$(1.2)
i.	Reflects tax effect of Summit's pro forma adjustments using an assumed tax rate of 40%.

(22)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Cetera for the nine months ended September 30, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(23)	Reflects the transaction expenses incurred in connection with the financing of the Cetera acquisition which are eliminated in footnote 34.
(24)	Reflects the Pro Forma adjustments to interest expense as follows:

(in millions)
Elimination of interest(i)	$(7.9)
Interest expense on debt(ii)	48.4
Total	$40.5
i.	Reflects the elimination of interest expense due to the anticipated repayment of Cetera's long-term debt.
ii.	Reflects the interest expense on long-term debt issued in connection with the Cetera acquisition. Reflects the pro forma adjustments to the Company's historical consolidated financial statements for the nine-months ended September 30, 2013 for interest expense on long-term debt and convertible notes issued in connection with the transactions using interest rates that range from 5% to 10.25%.
(25)	Reflects the amortization expense on Cetera's intangible assets for the nine months ended September 30, 2013 assuming their weighted average useful life will be 9.5 years.
(26)	Reflects the income tax effect of the pro forma adjustments to Cetera's historical consolidated financial statements for the nine months ended September 30, 2013.

(in millions)
Pro forma Adjustments	$(110.0)
Tax effect @ 40%(i)	$(44.0)
i.	Reflects tax effect of Cetera's pro forma adjustments using an assumed tax rate of 40%.
(27)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with JP Turner for the nine months ended September 30, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(28)	Reflects the amortization expense on JP Turner's intangible assets for the nine months ended September 30, 2013 assuming their weighted average useful life will be 9 years.
(29)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with First Allied for the nine months ended September 30, 2013 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(30)	Reflects the elimination of interest expense due to the anticipated repayment of First Allied's term loan and revolving line of credit.
(31)	Reflects the amortization expense on First Allied's intangible assets for the nine months ended September 30, 2013 assuming their weighted average useful life will be 13 years.
(32)	Reflects the income tax effect of the pro forma adjustments to First Allied's historical consolidated financial statements for the nine-months ended September 30, 2013.

(in millions)
Pro forma Adjustments	$(1.3)
Tax effect @ 40%(i)	$(0.5)
i.	Reflects tax effect of First Allied's pro forma adjustments using an assumed tax rate of 40%.
(33)	Reflects the reversal of the Company's management fee expense for the nine months ended September 30, 2013. Pursuant to the management agreement, RCS Capital Management LLC (the “Manager”) implements the Company's business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company's Board of Directors. The reversal is due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative and therefore, no management fee would be charged.
(34)	Reflects the adjustment to eliminate transaction costs.
(35)	Reflects the assumption of a full valuation allowance which reduced income taxes to $0.
(36)	Reflects the pro forma adjustments to the Company's historical consolidated financial statements for the nine-months ended September 30, 2013 to reflect the exchange agreement with the Parent under which, subject to certain requirements, including notice requirements, the Parent and its transferees have the right, from time to time, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of the company on a one-for-one basis. This adjustment assumes the Parent exchanged all but one of its 24 million shares of the Company's Class B common stock for 24 million shares of the Company's Class A common stock. As a result of this exchange, the Parent is entitled to both economic and voting rights and; therefore, no longer has a non-controlling interest in the Company.
(37)	Assumes the same number of shares for the basic and diluted EPS calculations because of the loss from operations.

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012
(in thousands)

	Year Ended December 31, 2012
	Realty Capital Securities, LLC.(1)	Reorganization and Offering Adjustments(3)		RCAP Historical(4)	Hatteras Historical(5)	Hatteras Merger Adjustments		RCAP with Hatteras Pro Forma	ICH Historical(6)	ICH Merger Related Adjustments		RCAP with ICH Pro Forma
Revenues:
Commissions
Affiliate products	$161,370	$—		$161,370	$—	$—		$161,370	$—	$—		$161,370
Non-affiliated products	19,111	—		19,111	—	—		19,111	65,578	(3,488	)(20)	81,201
Dealer manager fees
Affiliate products	94,761	—		94,761	—	—		94,761	—	—		94,761
Non-affiliated products	10,100	—		10,100	—	—		10,100	—	(987	)(20)	9,113
Investment banking advisory services
Affiliate products	—	—		—	—	—		—	—	—		—
Non-affiliated products	925	—		925	—	—		925	—	—		925
Advisory and asset-based fees (non-affiliated)	—	—		—	27,090	—		27,090	16,409	—		16,409
Transfer agency revenue (affiliated)	—	—		—	—	—		—	—	—		—
Service Fee Revenues
Affiliate products	—	—		—	—	—		—	—	—		—
Non-affiliated products	—	—		—	14,832	—		14,832	—	—		—
Reimbursable expenses
Affiliate products	1,121	—		1,121	—	—		1,121	—	—		1,121
Non-affiliated products	64	—		64	—	—		64	—	—		64
Other revenues	45	—		45	2	—		47	2,898	—		2,943
Total revenues	287,497	—		287,497	41,924	—		329,421	84,885	(4,475)		367,907
Expenses:
Third-party commissions
Affiliate products	161,399	—		161,399	—	—		161,399	—	—		161,399
Non-affiliated products	19,111	—		19,111	—	—		19,111	—	—		19,111
Third-party reallowance
Affiliate products	24,385	—		24,385	—	—		24,385	—	—		24,385
Non-affiliated products	2,464	—		2,464	—	—		2,464	—	—		2,464
Retail commissions	—	—		—	—	—		—	67,379	(4,475	)(20)	62,904
Service, sub-advisor and mutual fund expense	—	—		—	11,189	—		11,189	—	—		—
Fund expenses	—	—		—	10,240	—		10,240	—	—		—
Internal commission, payroll and benefits	45,865	—		45,865	10,361	—		56,226	6,535	—		52,400
Conferences and seminars	14,938	—		14,938	—	—		14,938	—	—		14,938
Travel	6,235	—		6,235	—	—		6,235	—	—		6,235
Marketing and advertising	2,680	—		2,680	—	—		2,680	917	—		3,597
Transaction costs	—	—		—	—	—		—	—	—		—
Professional fees	1,567	—		1,567	—	—		1,567	4,834	—		6,401
Incentive fee	—	—		—	—	—		—	—	—		—
Management fee	—	741	(3)	741		—		741	—	—		741
Clearing	—	—		—	—	—		—	1,404	—		1,404
Interest expense	—	—		—	168	(168	)(16)	—	31	—		31
Occupancy	—	—		—	—	—		—	694	—		694
Communications	—	—		—	—	—		—	—	—		—
Depreciation and amortization	—	—		—	911	4,139	(17)	5,050	—	2,932	(21)	2,932
Goodwill impairment	—	—		—	—	—		—	—	—		—
Other expenses	1,441	—		1,441	4,066	—		5,507	2,506	—		3,947
Total expenses	280,085	741		280,826	36,935	3,971		321,732	84,300	(1,543)		363,583
Income (loss) before taxes	7,412	(741)		6,671	4,989	(3,971)		7,689	585	(2,932)		4,324
Provision (benefit) for income taxes	—	274	(3)	274	—	407	(18)	681	220	(1,173	)(22)	(679)
Net income (loss)	7,412	(1,015)		6,397	4,989	(4,378)		7,008	365	(1,759)		5,003
Less: net income (loss) attributable to non-controlling interests	—	5,985	(3)	5,985	1,401	(1,401	)(19)	5,985	—	—		5,985
Net income (loss) attributable to RCS Capital Corporation	$7,412	$(7,000)		$412	$3,588	$(2,977)		$1,023	$365	$(1,759)		$(982)

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012
(in thousands)

	Year Ended December 31, 2012
	Realty Capital Securities, LLC.(1)	Reorganization and Offering Adjustments(3)	RCAP Historical(4)	Hatteras Historical(5)	Hatteras Merger Adjustments	RCAP with Hatteras Pro Forma	ICH Historical(6)	ICH Merger Related Adjustments	RCAP with ICH Pro Forma
Earnings per share:
Basic			0.16			0.41			(0.27)
Diluted			0.16			0.41			(0.27)
Weighted average common shares(2):
Basic			2,500		—	2,500		1,127	3,627
Diluted			2,500		—	2,500		1,127	3,627

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	Summit Historical(7)	Summit Merger Related Adjustments		RCAP with Summit Pro Forma	Cetera Historical(8)	Walnut Historical(9)	Tower Square Historical(10)	Cetera Merger Related Adjustments		RCAP with Cetera Pro Forma
Revenues:
Commissions
Affiliate products	$161,370	$—	$—		$161,370	$—	—	—	$—		$161,370
Non-affiliated products	19,111	68,208	(2,740	)(23)	84,579	496,843	52,677	26,136	(23,804	)(26)	570,963
Dealer manager fees
Affiliate products	94,761	—	—		94,761	—	—	—	—		94,761
Non-affiliated products	10,100	—	(816	)(23)	9,284	—	—	—	(7,673	)(26)	2,427
Investment banking advisory services
Affiliate products	—	—	—		—	—	—	—	—		—
Non-affiliated products	925	—	—		925	—	29,594	5,390	—		35,909
Advisory and asset-based fees (non-affiliated)	—	—	—		—	285,483	23,013	5,033	—		313,529
Transfer agency revenue (affiliated)	—	—	—		—	—	—	—	—		—
Service Fee Revenues
Affiliate products	—	—	—		—	—	—	—	—		—
Non-affiliated products	—	—	—		—	—	—	—	—		—
Reimbursable expenses
Affiliate products	1,121	—	—		1,121	—	—	—	—		1,121
Non-affiliated products	64	—	—		64	—	—	—	—		64
Other revenues	45	5,028	—		5,073	67,419	5,530	3,056	—		76,050
Total revenues	287,497	73,236	(3,556)		357,177	849,745	110,814	39,615	(31,477)		1,256,194
Expenses:
Third-party commissions
Affiliate products	161,399	—	—		161,399	—	—	—	—		161,399
Non-affiliated products	19,111	—	—		19,111	—	—	—	—		19,111
Third-party reallowance
Affiliate products	24,385	—	—		24,385	—	—	—	—		24,385
Non-affiliated products	2,464	—	—		2,464	—	—	—	—		2,464
Retail commissions	—	58,137	(3,556	)(23)	54,581	664,212	96,267	33,350	(31,477	)(26)	762,352
Service, sub-advisor and mutual fund expense	—	—	—		—	—	—	—	—		—
Fund expenses	—	—	—		—	—	—	—	—		—
Internal commission, payroll and benefits	45,865	6,505	—		52,370	79,522	6,249	2,951	—		134,587
Conferences and seminars	14,938	—	—		14,938	—	—	—	—		14,938
Travel	6,235	—	—		6,235	—	—	—	—		6,235
Marketing and advertising	2,680	—	—		2,680	8,533	—	—	—		11,213
Transaction costs	—	—	—		—	—	—	—	10,612	(27)	10,612
Professional fees	1,567	—	—		1,567	10,375	—	—	—		11,942
Incentive fee	—	—	—		—	—	—	—	—		—
Management fee	741	—	—		741	—	—	—	—		741
Clearing	—	—	—		—	12,494	2,562	740	—		15,796
Interest expense	—	—	—		—	6,876	—	—	57,504	(28)	64,380
Occupancy	—	778	—		778	9,337	—	—	—		9,337
Communications	—	457	—		457	16,906	—	—	—		16,906
Depreciation and amortization	—	203	3,902	(24)	4,105	15,865	—	—	78,574	(29)	94,439
Goodwill impairments	—	—	—		—	—	—	—	—		—
Other expenses	1,441	3,829	—		5,270	18,544	11,580	6,767	—		38,332
Total expenses	280,826	69,909	346		351,081	842,664	116,658	43,808	115,213		1,399,169
Income (loss) before taxes	6,671	3,327	(3,902)		6,096	7,081	(5,844)	(4,193)	(146,690)		(142,975)
Provision (benefit) for income taxes	274	1,736	(1,561	)(25)	449	2,288	(2,038)	19,460	(58,676	)(30)	(38,692)
Net income (loss)	6,397	1,591	(2,341)		5,647	4,793	(3,806)	(23,653)	(88,014)		(104,283)
Less: net income (loss) attributable to non-controlling interests	5,985	—	—		5,985	—	—	—	—		5,985
Net income (loss) attributable to RCS Capital Corporation	$412	$1,591	$(2,341)		$(338)	$4,793	$(3,806)	$(23,653)	$(88,014)		$(110,268)

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012 – (continued)
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	Summit Historical(7)	Summit Merger Related Adjustments	RCAP with Summit Pro Forma	Cetera Historical(8)	Walnut Historical(9)	Tower Square Historical(10)	Cetera Merger Related Adjustments	RCAP with Cetera Pro Forma
Earnings per share:
Basic	0.16			(0.11)					(19.22)
Diluted	0.16			(0.11)					(19.22	)(41)
Weighted average common shares(2):
Basic	2,500		529	3,029				3,238	5,738
Diluted	2,500		529	3,029				3,238	5,738

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	JP Turner Historical(11)	JP Turner Merger Adjustments		RCAP with JP Turner Pro Forma	First Allied Historical(12)	Legend Advisory Historical(13)	Legend Equities Historical(14)	First Allied Merger Related Adjustments		RCAP with First Allied Pro Forma
Revenues:
Commissions
Affiliate products	$161,370	$—	$—		$161,370	$—	$—	$—	$—		$161,370
Non-affiliated products	19,111	67,696	(13,108	)(31)	73,699	241,048	28,998	34,983	(7,779	)(33)	316,361
Dealer manager fees
Affiliate products	94,761	—	—		94,761	—	—	—	—		94,761
Non-affiliated products	10,100	—	(3,847	)(31)	6,253	—	—	—	(2,531	)(33)	7,569
Investment banking advisory services
Affiliate products	—	—	—		—	—	—	—	—		—
Non-affiliated products	925	2,398	—		3,323	—	—	—	—		925
Advisory and asset-based fees (non-affiliated)	—	—	—		—	—	—	—	—		—
Transfer agency revenue (affiliated)	—	—	—		—	—	—	—	—		—
Service Fee Revenues
Affiliate products	—	—	—		—	—	—	—	—		—
Non-affiliated products	—	—	—		—	—	—	—	—		—
Reimbursable expenses
Affiliate products	1,121	—	—		1,121	—	—	—			1,121
Non-affiliated products	64	—	—		64	—	—	—			64
Other revenues	45	619	—		664	—	129	762	—		936
Total revenues	287,497	70,713	(16,955)		341,255	241,048	29,127	35,745	(10,310)		583,107
Expenses:
Third-party commissions
Affiliate products	161,399	—	—		161,399	—	—	—	—		161,399
Non-affiliated products	19,111	58,157	(16,955	)(31)	60,313	180,059	14,482	28,292	(10,310	)(33)	231,634
Third-party reallowance
Affiliate products	24,385	—	—		24,385	—	—	—	—		24,385
Non-affiliated products	2,464	—	—		2,464	—	—	—	—		2,464
Retail commissions	—	—	—		—	—	—	—	—		—
Service, sub-advisor and mutual fund expense	—	—	—		—	—	—	—	—		—
Fund expenses	—	—	—		—	—	—	—	—		—
Internal commission, payroll and benefits	45,865	5,795	—		51,660	29,016	—	—	—		74,881
Conferences and seminars	14,938	—	—		14,938	—	—	—	—		14,938
Travel	6,235	—	—		6,235	1,040	—	—	—		7,275
Marketing and advertising	2,680	—	—		2,680	3,498	—	—	—		6,178
Transaction costs	—	—	—		—	—	—	—	—		—
Professional fees	1,567	—	—		1,567	4,112	—	—	—		5,679
Incentive fee	—	—	—		—	—	—	—	—		—
Management fee	741	—	—		741	—	—	—	—		741
Clearing	—	—	—		—	3,249	—	—	—		3,249
Interest expense	—	—	—		—	378	—	—	(378	)(34)	—
Occupancy	—	852	—		852	3,240	—	—	—		3,240
Communications	—	883	—		883	2,992	—	—	—		2,992
Depreciation and amortization	—	—	1,232	(32)	1,232	2,865	—	—	4,814	(35)	7,679
Goodwill impairment	—	—	—		—	—	—	—	—		—
Other expenses	1,441	3,591	—		5,032	10,701	10,384	7,863	—		30,389
Total expenses	280,826	69,278	(15,723)		334,381	241,150	24,866	36,155	(5,874)		577,123
Income (loss) before taxes	6,671	1,435	(1,232)		6,874	(102)	4,261	(410)	(4,436)		5,984
Provision (benefit) for income taxes	274	—	—		274	193	1,839	(110)	(1,774	)(36)	422
Net income (loss)	6,397	1,435	(1,232)		6,600	(295)	2,422	(300)	(2,662)		5,562
Less: net income (loss) attributable to non-controlling interests	5,985	—	—		5,985	—	—	—	—		5,985
Net income (loss) attributable to RCS Capital Corporation	$412	$1,435	$(1,232)		$615	$(295)	$2,422	$(300)	$(2,662)		$(423)

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012 – (continued)
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	JP Turner Historical(11)	JP Turner Merger Adjustments	RCAP with JP Turner Pro Forma	First Allied Historical(12)	Legend Advisory Historical(13)	Legend Equities Historical(14)	First Allied Merger Related Adjustments	RCAP with First Allied Pro Forma
Earnings per share:
Basic	0.16			0.25					(0.03)
Diluted	0.16			0.25					(0.03)
Weighted average common shares(2):
Basic	2,500		—	2,500				11,265	13,765
Diluted	2,500		—	2,500				11,265	13,765

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	Total Mergers and Acquisitions	RCAP Adjustments(15)		RCAP Pro Forma	Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Revenues:
Commissions
Affiliate products	$161,370	—	$—		$161,370	—	161,370
Non-affiliated products	19,111	1,031,248	—		1,050,359	—	1,050,359
Dealer manager fees
Affiliate products	94,761	—	—		94,761	—	94,761
Non-affiliated products	10,100	(15,854)	—		(5,754)	—	(5,754)
Investment banking advisory services
Affiliate products	—	—	—		—	—	—
Non-affiliated products	925	37,382	—		38,307	—	38,307
Advisory and asset-based fees (non-affiliated)	—	357,028	—		357,028	—	357,028
Transfer agency revenue (affiliated)	—	—	—		—	—	—
Service Fee Revenues
Affiliate products	—	—	—		—	—	—
Non-affiliated products	—	14,832	—		14,832	—	14,832
Reimbursable expenses
Affiliate products	1,121	—	—		1,121	—	1,121
Non-affiliated products	64	—	—		64	—	64
Other revenues	45	85,443	—		85,488	—	85,488
Total revenues	287,497	1,510,079	—		1,797,576	—	1,797,576
Expenses:
Third-party commissions
Affiliate products	161,399	—	—		161,399	—	161,399
Non-affiliated products	19,111	253,725	—		272,836	—	272,836
Third-party reallowance
Affiliate products	24,385	—	—		24,385	—	24,385
Non-affiliated products	2,464	—	—		2,464	—	2,464
Retail commissions	—	879,837	—		879,837	—	879,837
Service, sub-advisor and mutual fund expense	—	11,189	—		11,189	—	11,189
Fund expenses	—	10,240	—		10,240	—	10,240
Internal commission, payroll and benefits	45,865	146,934	—		192,799	—	192,799
Conferences and seminars	14,938	—	—		14,938	—	14,938
Travel	6,235	1,040	—		7,275	—	7,275
Marketing and advertising	2,680	12,948	—		15,628	—	15,628
Transaction costs	—	10,612	(10,612	)(37)	—	—	—
Professional fees	1,567	19,321	—		20,888	—	20,888
Incentive fee	—	—	—		—	—	—
Management fee	741	—	(741	)(38)	—	—	—

Unaudited Pro Forma Consolidated Statement of Operations
December 31, 2012 – (continued)
(in thousands)

	Year Ended December 31, 2012
	RCAP Historical(4)	Total Mergers and Acquisitions		RCAP Adjustments(15)		RCAP Pro Forma		Offering Adjustments	RCAP Pro Forma with Offering Adjustments
Clearing	—	20,449		—		20,449		—	20,449
Interest expense	—	64,411		—		64,411		—	64,411
Occupancy	—	14,901		—		14,901		—	14,901
Communications	—	21,238		—		21,238		—	21,238
Depreciation and amortization	—	115,437		—		115,437		—	115,437
Goodwill impairment	—	—		—		—		—	—
Other expenses	1,441	79,831		—		81,272		—	81,272
Total expenses	280,826	1,662,113		(11,353)		1,931,586		—	1,931,586
Income (loss) before taxes	6,671	(152,034)		11,353		(134,010)		—	(134,010)
Provision (benefit) for income taxes	274	(39,189)		38,915	(39)	—		—	—
Net income (loss)	6,397	(112,845)		(27,562)		(134,010)		—	(134,010)
Less: net income (loss) attributable to non-controlling interests	5,985	—		(5,985	)(40)	—		—	—
Net income (loss) attributable to RCS Capital Corporation	$412	$(112,845)		$(21,577)		$(134,010)		$—	$(134,010)
Earnings per share:
Basic	0.16	(6.98)				(3.14)			(2.64	)(41)
Diluted	0.16	(6.98	)(41)			(3.14	)(41)		(2.64	)(41)
Weighted average common shares(2):
Basic	2,500	16,159		24,000		42,659		8,095	50,754
Diluted	2,500	16,159		24,000		42,659		8,095	50,754

RCS Capital Corporation

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(1)	Reflects the historical Statement of Income for Realty Capital Securities, LLC for the year ended December 31, 2012 because it was the only operating subsidiary that was in operation at the time.
(2)	Reflects the calculation of the weighted average shares outstanding (in thousands, except share price data).

	Stock consideration	Price	Basic EPS impact	Diluted EPS Impact
RCAP Historical			2,500	2,500
ICH	$20,880	$18.53	1,127	1,127
Summit	9,800	$18.53	529	529
Luxor and Members of Parent – common stock	60,000	$18.53	3,238	3,238
Luxor – convertible preferred stock(a)	270,000	$20.26	—	—
Luxor – convertible notes(a)	120,000	$21.18	—	—
First Allied	207,500	$18.42	11,265	11,265
Exchange of Class B shares	—		24,000	24,000
Follow-on Issuance	150,000	$18.53	8,095	8,095
Total	$838,180		50,754	50,754
(a)	These instruments do not impact the diluted earnings per share calculation due to the loss from operations.
(3)	Reflects the following Pro Forma adjustments made to the Company's Unaudited Consolidated Statement of Income in connection with the Company's registration statement as filed with the Securities and Exchange Commission (“SEC”) on May 30, 2013:
a.	Reflects the Company's management fee expense for the year ended December 31, 2012 pursuant to the management agreement with the Manager assuming the Company’s current management fee agreement was in place.
b.	Reflects the adjustment to reflect the portion of income attributable to non-controlling economic interests not owned by the Company (which prior to the offering represents 100% of the economic interest).
c.	Reflects estimated tax expense on 9.4% (the economic interest held by the Company after the offering) of pro forma income taxed at an estimated combined U.S. federal, state and local statutory rate of 40%, determined based on where the Company's businesses operate.
(4)	Reflects the historical Consolidated Statement of Income of the Company for the period indicated as presented in the Company’s Prospectus dated June 5, 2013 and filed with the SEC on June 6, 2013, with the exception of the management fee expense.
(5)	Reflects the historical Combined Statement of Income of Hatteras for the period indicated.
(6)	Reflects the historical Condensed Consolidated Statement of Income of ICH for the period indicated. ICH has a fiscal year that ends on March 31; therefore, the historical Condensed Consolidated Statement of Income of ICH for the year ended March 31, 2013 was used. ICH's Condensed Consolidated Statement of Income for the three months ended March 31, 2013 is also included in the Company's pro forma financial statements for the nine months ended September 30, 2013.
(7)	Reflects the historical Condensed Consolidated Statement of Income of Summit for the period indicated.
(8)	Reflects the historical Consolidated Statement of Income of Cetera for the period indicated.
(9)	Reflects the historical Statement of Operations of Walnut for the period indicated. Cetera did not acquire Walnut until the third quarter of 2013; therefore, the historical Consolidated Statement of Income for Cetera does not include Walnut.
(10)	Reflects the historical Statement of Operations of Tower Square for the period indicated. Cetera did not acquire Tower Square until the third quarter of 2013; therefore, the historical Consolidated Statement of Income for Cetera does not include Tower Square.
(11)	Reflects the historical Consolidated Statement of Income of JP Turner for the period indicated.

(12)	Reflects the historical Consolidated Statement of Operations of First Allied for the period indicated.
(13)	Reflects the historical Statement of Operations of Legend Advisory Corporation (“Legend Advisory”) for the period indicated. First Allied acquired Legend Advisory on January 1, 2013; therefore, the Consolidated Statement of Income for First Allied do not include Legend Advisory.
(14)	Reflects the historical Statement of Income of Legend Equities Corporation (“Legend Equities”) for the period indicated. First Allied acquired Legend Equities on January 1, 2013; therefore, the Consolidated Statement of Income for First Allied do not include Legend Equities.
(15)	Reflects Pro Forma adjustments to the historical Consolidated Statement of Operations of the Company to reflect the impact of certain affiliate transactions.
(16)	Reflects the elimination of interest expense due to the anticipated repayment of Hatteras' line of credit and notes payable.
(17)	Reflects the amortization expense on Hatteras' intangible assets for the year ended December 31, 2012 assuming their weighted average useful life will be 13 years.
(18)	Reflects the Pro Forma income tax adjustments to Hatteras' historical combined financial statements:

(in millions)
Historical income before taxes	$5.0
Pro forma Adjustments(i)	(4.0)
Total income before taxes	1.0
Tax effect @ 40%(ii)	$0.4
i.	Reflects Hatteras income tax provision as if it were taxed as corporation for the year ended December 31, 2012 using an assumed tax rate of 40%.
ii.	Reflects tax effect of Hatteras' historical income before taxes and pro forma adjustments using an assumed tax rate of 40%.
(19)	Reflects the pro forma adjustments to Hatteras' historical combined financial statements for the year ended December 31, 2012 to reflect the fact that following the acquisition there is no longer a non-controlling interest.
(20)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with ICH for the year ended December 31, 2012 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(21)	Reflects the amortization expense on ICH's intangible assets and forgivable loans for the year ended December 31, 2012 assuming their weighted average useful life will be 15 years.
(22)	Reflects the income tax effect of the pro forma adjustments to ICH's historical consolidated financial statements for the year ended December 31, 2012.

(in millions)
Pro forma Adjustments	$(2.9)
Tax effect @ 40%(i)	$(1.2)
i.	Reflects tax effect of ICH's pro forma adjustments using an assumed tax rate of 40%.
(23)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Summit for the year ended December 31, 2012 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(24)	Reflects the amortization expense on Summit's intangible assets and forgivable loans for the year ended December 31, 2012 assuming their weighted average useful life will be 9 years.
(25)	Reflects the income tax effect of the pro forma adjustments to Summit's historical consolidated financial statements for the year ended December 31, 2012.

(in millions)
Pro forma Adjustments	$(3.9)
Tax effect @ 40%(i)	$(1.6)
i.	Reflects tax effect of Summit's pro forma adjustments using an assumed tax rate of 40%.

(26)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with Cetera for the year ended December 31, 2012 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(27)	Reflects the transaction expenses incurred in connection with the financing of the Cetera acquisition which are eliminated in footnote 37.
(28)	Reflects the Pro Forma adjustments to interest expense as follows:

(in millions)
Elimination of interest(i)	$(6.9)
Interest expense on debt(ii)	64.4
Total	$57.5
i.	Reflects the elimination of interest expense due to the anticipated repayment of Cetera's long-term debt.
ii.	Reflects the interest expense on long-term debt issued in connection with the Cetera acquisition. Reflects the pro forma adjustments to the Company's historical financial statements for the year ended December 31, 2012 for interest expense on long-term debt and convertible notes issued in connection with the transactions using interest rates that range from 5% to 10.25%.
(29)	Reflects the amortization expense on Cetera's intangible assets for the year ended December 31, 2012 assuming their weighted average useful life will be 9.5 years.
(30)	Reflects the income tax effect of the pro forma adjustments to Cetera's historical financial statements for the year ended December 31, 2012.

(in millions)
Pro forma Adjustments	$(146.7)
Tax effect @ 40%(i)	$(58.7)
i.	Reflects tax effect of Cetera's pro forma adjustments using an assumed tax rate of 40%.
(31)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with JP Turner for the year ended December 31, 2012 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(32)	Reflects the amortization expense on JP Turner's intangible assets for the year ended December 31, 2012 assuming their weighted average useful life will be 9 years.
(33)	Reflects the elimination of the Company’s historical selling commissions revenues, dealer-manager fees, third party commission expenses and third-party reallowance expenses derived from transactions with First Allied for the year ended December 31, 2012 which upon acquisition become intercompany revenues/expenses that eliminate in consolidation.
(34)	Reflects the elimination of interest expense due to the anticipated repayment of First Allied's term loan and revolving line of credit.
(35)	Reflects the amortization expense on First Allied's intangible assets for the year ended December 31, 2012 assuming their weighted average useful life will be 13 years.
(36)	Reflects the income tax effect of the pro forma adjustments to First Allied's historical consolidated financial statements for the year ended December 31, 2012.

(in millions)
Pro forma Adjustments	$(4.4)
Tax effect @ 40%(i)	$(1.8)
i.	Reflects tax effect of First Allied's pro forma adjustments using an assumed tax rate of 40%.
(37)	Reflects the adjustment to eliminate transaction costs.
(38)	Reflects the reversal of the Company's management fee expense for the year ended December 31, 2012 pursuant to the management agreement with the Manager assuming the Company’s current management fee agreement was in place. The reversal is due to the fact that the aggregate income before taxes for the Company on a consolidated Pro Forma basis was negative and therefore, no management fee would be charged.
(39)	Reflects the assumption of a full valuation allowance which reduced income taxes to $0.
(40)	Reflects the pro forma adjustments to the Company's historical financial statements for the year ended December 31, 2012 to reflect the exchange agreement with the Parent under which, subject to certain requirements, including notice requirements, the Parent and its transferees have the right, from time to time, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of the company on a one-for-one basis. This adjustment assumes the Parent exchanged all but one of its 24 million shares of the Company's Class B common stock for 24 million shares of the Company's Class A common stock. As a result of this exchange, the Parent is entitled to both economic and voting rights and, therefore, no longer has a non-controlling interest in the Company.
(41)	Assumes the same number of shares for the basic and diluted EPS calculations because of the loss from operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying statement of assets and liabilities of RCS Capital Corporation (formerly known as 405 Holding Corporation) (the “Company”) as of December 31, 2012, the end of the initial accounting period of the Company. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
Woodbury, NY
February 21, 2013

RCS Capital Corporation
Statement of Assets and Liabilities
December 31, 2012

Assets
Total assets	$—
Liabilities
Total liabilities	$—
Stockholder’s Equity
Common stock, $0.01 par value, 1,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	—
Total stockholder’s equity	$—
Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of the financial statement.

RCS Capital Corporation
Notes to the Financial Statement
December 31, 2012

1.  Organization

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, as 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation.

The Company was formed to hold Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC (the “operating subsidiaries”). Upon completion of a reorganization to occur prior to the consummation of the initial public offering, the Company will be the managing member of the operating subsidiaries, and the right to manage, control and conduct the business and affairs of the operating subsidiaries and to take any and all actions on their behalf will be vested completely and exclusively in the Company, in its capacity as managing member. As a result of this control, the Company will consolidate the financial results of the operating subsidiaries with its own financial results.

Prior to the anticipated reorganization and offering, RCS Capital, LLC (“Parent”) holds a 100% interest in each of the operating subsidiaries.

2.  Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from these estimates and those differences could be material.

Taxation

The Company is a corporation and will be subject to corporate federal, state and local taxation.

3.  Common Stock

The Company is authorized to issue 1,000 shares of its common stock. As of December 31, 2012, there were no shares outstanding.

Immediately prior to the offering, the Company will amend and restate its certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

Class A Common Stock. Shares of Class A common stock will be issued to the public in the offering. Class A common stock will entitle holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Immediately following the offering, holders of Class A common stock will hold 100% of the economic rights and a portion of the voting rights of the Company.

Class B Common Stock. Parent will own such number of Class B Units of each operating subsidiary that is equal to the number of outstanding shares of Class B common stock. Immediately prior to the offering, shares of Class B common stock will be issued to Parent, in an amount equal to the number of Class B Units to be issued concurrently to Parent by each operating subsidiary. Initially, Class B common stock will entitle holders to four votes per share; provided, however, that the Company’s certificate of incorporation will provide that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock will have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the offering, Parent, as holder of Class B common stock, will hold 0% of the economic rights and the majority of the voting rights of the Company.

RCS Capital Corporation
Notes to the Financial Statement
December 31, 2012

4.  Subsequent Events

On February 19, 2013, the board of directors approved the filing of a Registration Statement on Form S-1 relating to the initial public offering of equity securities of the Company and elected officers of the Company.

On February 20, 2013 the board of directors approved the sale of 100 shares of common stock to Parent for $100. Such shares were issued on February 20, 2013.

The Company is required to recognize in this financial statement the effects of all subsequent events that provide additional evidence about conditions that existed as of the date of the Statement of Assets and Liabilities. For non-recognized subsequent events that must be disclosed to keep the financial statement from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Management had evaluated subsequent events through the issuance of this financial statement and has noted no such events other than those disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying statements of financial condition of Realty Capital Securities, LLC (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, member’s equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
Woodbury, NY
February 21, 2013

Realty Capital Securities, LLC
Statements of Financial Condition
(Dollars in thousands)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$12,683	$3,941
Receivables:
Commissions and dealer manager fees
Due from affiliates	1,176	152
Due from non-affiliates	179	83
Reimbursable expenses
Due from affiliates	1,490	479
Due from non-affiliates	61	28
Loan receivable	—	77
PP&E	113	37
Prepaid expenses and other assets	509	609
Total assets	$16,211	$5,406
Liabilities and Member’s Equity
Accounts payable	1,303	402
Accrued expenses	4,175	1,287
Payable to broker-dealers	5,007	849
Total liabilities	10,485	2,538
Total member’s equity	5,726	2,868
Total liabilities and member’s equity	$16,211	$5,406

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Operations
(Dollars in thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Commissions
Affiliated products	$161,370	$82,397	$30,297
Non-affiliated products	19,111	22,996	45,417
Dealer manager fees
Affiliated products	94,761	56,935	13,948
Non-affiliated products	10,100	10,820	20,346
Investment banking advisory services	925	—	—
Reimbursable expenses
From affiliates	1,121	1,440	1,711
From non-affiliates	64	432	2,404
Loss on Investment	—	(300)	—
Other	45	9	7
Total revenues	287,497	174,729	114,131
Expenses:
Third-party commissions
Affiliated products	161,399	82,301	29,289
Non-affiliated products	19,111	22,967	45,990
Third-party reallowance
Affiliated products	24,385	11,788	4,041
Non-affiliated products	2,464	3,139	6,910
Internal commissions, payroll and benefits	45,865	29,174	19,194
Conferences and seminars	14,938	12,135	4,696
Travel
Affiliated expense allocation	17	2	149
Non-affiliated expenses	6,218	5,940	3,837
Marketing and advertising
Affiliated expense allocation	—	—	15
Non-affiliated expenses	2,680	303	336
Professional fees
Affiliated expense allocation	8	246	18
Non-affiliated expenses	1,559	1,672	785
Other
Affiliated expense allocation	727	816	741
Non-affiliated expenses	714	505	512
Total expenses	280,085	170,987	116,513
Net income(loss)	$7,412	$3,742	$(2,382)
Pro forma income statement information – after reorganization and initial public offering (unaudited) (See Note 1)
Net income before pro forma adjustments	$7,412
Management fee expense	741
Net income before non-controlling interests and provision for income taxes	6,671
Non-controlling interest	6,041
Net income attributable to RCS Capital Corporation before provision for income taxes	630
Pro forma provision for income taxes (40% assumed rate)	252
Pro forma RCS Capital Corporation net income	$378
Pro forma per share data (unaudited)
Pro forma net income per share attributable to RCS Capital Corporation	$0.15
Pro forma weighted average shares used in basic and diluted net income per share	2,500,000

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Changes In Member’s Equity
(Dollars in thousands)

	Member’s Capital	Accumulated Member’s Earnings (Deficit)	Total
Balance, December 31, 2009	$10,052	$(6,727)	$3,325
Net loss	—	(2,382)	(2,382)
Contributions	2,224	—	2,224
Balance, December 31, 2010	12,276	(9,109)	3,167
Net income	—	3,742	3,742
Contributions	9,519	—	9,519
Distributions	(13,560)	—	(13,560)
Balance, December 31, 2011	8,235	(5,367)	2,868
Net income	—	7,412	7,412
Contributions	3,646	—	3,646
Distributions	(8,200)	—	(8,200)
Balance, December 31, 2012	$3,681	$2,045	$5,726

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$7,412	$3,742	$(2,382)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	31	12	4
Loss on investment	—	300	—
Increase (decrease) resulting from changes in:
Receivables – commissions affiliated	(1,024)	120	(150)
Receivables – commissions non-affiliated	(96)	250	(160)
Receivables – reimbursable expenses affiliated	(1,011)	1,450	(1,929)
Receivables – reimbursable expenses non-affiliated	(33)	161	295
Loan receivable	77	(17)	—
Prepaid expenses and other assets	99	(396)	65
Accounts payable	902	17	334
Accrued expenses	2,887	11	478
Payable to broker-dealers	4,157	(1,814)	1,749
Total adjustments	5,990	94	685
Net cash provided by (used in) operating activities	13,402	3,836	(1,697)
Cash flows from investing activities:
Purchase of property and equipment	(106)	(11)	(42)
Purchase of investments	—	—	(255)
Net cash used in investing activities	(106)	(11)	(297)
Cash flows from financing activities:
Member contributions	3,646	9,519	2,224
Member distributions	(8,200)	(13,560)	—
Payment of receivable from parent	—	—	2,197
Net cash (used in) provided by financing activities	(4,554)	(4,041)	4,421
Net increase (decrease) in cash and cash equivalents	8,742	(216)	2,427
Cash and cash equivalents
Beginning of year	3,941	4,157	1,730
End of year	$12,683	$3,941	$4,157

See accompanying notes to financial statements

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

1.  Organization

Realty Capital Securities, LLC (the “Company”) is a wholesale broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”). Prior to January 2012, the Company was wholly owned by American Realty Capital II, LLC (“ARC II”). In January 2012, ARC II changed its name to AR Capital, LLC (“AR Capital”). In December 2012, AR Capital changed its name to RCS Capital, LLC (“Parent”).

The Company was established in Delaware in August 2007 as a limited liability company and commenced operations as a FINRA qualified broker-dealer in February 2008. The Company is the securities broker-dealer for American Realty Capital and affiliates’ proprietary products, including publicly registered non-traded REITs. Additionally, the Company serves as the exclusive dealer manager for non-affiliated proprietary products. The Company also provides advisory services to affiliated and non-affiliated issuers of public securities in connection with strategic alternatives with respect to potential liquidity events. The Company sells securities to qualified investors throughout the United States by means of a national selling network of broker-dealers and registered representatives.

Pro Forma Net Income and Net Income per Share Information (unaudited)

The Company will become an operating subsidiary of RCS Capital Corporation in a proposed reorganization. The Company will issue to RCS Capital Corporation a new class of units called “Class A Units,” which will entitle holders thereof to voting and economic rights. The Company will issue to Parent “Class B Units,” which will entitle the holders thereof to economic rights but no voting rights.

The pro forma net income computation reflects a management fee of 10% of the aggregate earnings of the Company after the reorganization, the sale of a 9.4% economic interest to Class A shareholders of RCS Capital Corporation and estimated tax expense of 40% on the net income attributable to RCS Capital Corporation.

The pro forma per share data reflects the pro forma RCS Capital Corporation net income divided by 2,500,000 shares of RCS Capital Corporation Class A common stock assumed to be issued and outstanding during the entire period.

2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable when all the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The price is fixed or determinable; and

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

2.  Summary of Significant Accounting Policies  – (continued)

•	Collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

The Company receives selling commissions and dealer manager fees from affiliated and non-affiliated sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. The Company generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving the Company no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

The Company, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. The Company contracts directly with independent broker-dealers and investment advisors to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and the Company is not obligated to underwrite or purchase any shares for its own account. The Company generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisors. The Company has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

The Company analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to customers and the services received from the Company’s suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including the Company’s position as the exclusive broker-dealer primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection and that the Company’s suppliers bear no credit risk, the Company has concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Investment Banking Advisory Services

The Company receives fees and compensation for providing investment banking and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public issuers of securities on a negotiated basis.

Reimbursable Expenses

The Company includes all reimbursable expenses in gross revenue because the Company is the primary obligor, has discretion in selecting a supplier, and bears credit risk of paying the supplier prior to receiving reimbursement from the customer.

Income Taxes

As a limited liability company, the Company is not subject to income taxes. The member reports its distributive share of realized income or loss on its individual tax return. Accordingly, no provision for federal or state income taxes is reflected in the accompanying statement of operations.

As of December 31, 2012 and 2011, the member determined that the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows, and will

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

2.  Summary of Significant Accounting Policies  – (continued)

continue to evaluate for uncertain tax positions in the future. The Company is no longer subject to U.S. Federal tax examinations for years before 2009.

Marketing and Advertising

The Company expenses the cost of marketing and advertising as incurred. As of December 31, 2012, 2011 and 2010, the Company incurred marketing and advertising expenses of $2,679,579, $303,227 and $351,441, respectively.

3.  Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

The Company earned approximately 73%, 78% and 83% of its commission revenue and dealer manager fees from two primary product offerings during 2012, 2011 and 2010, respectively.

4.  Loan Receivable

The Company made a loan to an employee. The loan was payable in monthly installments and earned interest at rate of 9% per year, provided however, that the payment of interest would be waived as long as the borrower was not in default and was actively employed by the Company. This loan totaled $76,500 as of December 31, 2011. The Company may elect, at its sole discretion, to forego the repayment amount. If this election is made, such amount will be charged to compensation expense in the year of such election. During 2012, the employee loan was forgiven and charged to compensation expense.

5.  Property and Equipment

	Year Ended December 31,
	2012	2011
Leasehold improvements	$54,897	$23,089
Furniture and fixtures	52,680	19,581
Equipment	51,546	10,618
	159,123	53,288
Less accumulated depreciation	46,441	15,939
	$112,682	$37,349

Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are capitalized and depreciated over the remaining term of the respective lease. Maintenance and repairs are expensed as incurred. Furniture and fixtures and equipment are depreciated over an estimated useful life of three to five years. Depreciation expense of $30,501, $12,125 and $3,814 has been charged to other expense for the years ended December 31, 2012, 2011 and 2010, respectively.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

6.  Fair Value of Investments

The fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels is explained below:

Level 1	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 securities. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2	Pricing inputs are other than used in Level 1, which include the closing bid price for unlisted marketable securities, which are available in active or inactive markets for identical investments or liabilities, other direct or indirect observable inputs that can be corroborated by market data or the use of models or other valuation methodologies as of the reporting date.
Level 3	Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

The following table discloses a reconciliation of the investment at measured fair value on a recurring basis using significant unobservable inputs (Level 3):

	Total	Investments
Beginning balance, December 31, 2010	$300,000	$300,000
Loss	(300,000)	(300,000)
Ending balance, December 31, 2011	$—	$—

During 2011, the Company wrote down its $300,000 investment in Purl Labs.

The Company had no investments or realized gains or losses related to investments during 2012.

Gains and (losses), realized and unrealized, if any, are included in the statements of operations.

Fair values for the investment in Level 3 were calculated using assumptions about the value of the underlying assets, illiquidity and projected income streams. There were no changes in the valuation techniques during the current year.

7.  Net Capital Requirements

The Company is subject to the SEC Uniform Net Capital Rule 15c3-1 which requires the maintenance of minimum net capital of the greater of either $100,000 or  1/15 of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. The Company was approved for a change to its Continuing Membership Application effective February 3, 2012 which impacts its net capital requirements.

At December 31, 2012, the Company had net capital of $3,419,697 which was $2,720,675 in excess of its required net capital. The Company’s aggregate indebtedness to net capital ratio was 3.07 to 1.

At December 31, 2011, the Company had net capital of $1,619,998 which was $1,450,833 in excess of its required net capital. The Company’s aggregate indebtedness to net capital ratio was 1.57 to 1.

8.  Related Party Transactions

As a wholly owned subsidiary, the Company was initially capitalized and funded by its parent. During the years ended December 31, 2012, 2011 and 2010, the Company received financial support from its parent through capital contributions and expense allocation agreements.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

8.  Related Party Transactions  – (continued)

Through an agreement with an affiliate, the Company was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising, and employee benefits. During the years ended December 31, 2012, 2011 and 2010, the Company and the affiliate incurred approximately 90% and 10% of the shared expenses, respectively. The total expense allocation for 2012, 2011 and 2010 was approximately $751,000, $1,065,000 and $921,000, respectively.

The Company earned approximately $161,370,000 of commissions and $94,761,000 of dealer manager fees for the year ended December 31, 2012, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $161,399,000 of third-party commission expense and $24,385,000 of third-party reallowances expense on these products.

The Company earned approximately $82,397,000 of commissions and $56,935,000 of dealer manager fees for the year ended December 31, 2011, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $82,301,000 of third-party commission expense and $11,788,000 of third-party reallowances expense on these products.

The Company earned approximately $30,297,000 of commissions and $13,948,000 of dealer manager fees for the year ended December 31, 2010, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $29,289,000 of third-party commission expense and $4,041,000 of third-party reallowances expense on these products.

9.  Commitments and Contingencies

Litigation and Regulatory Matters

The Company is a defendant in a lawsuit arising from normal business activities. The litigation is in its discovery stage. Management has reviewed this pending litigation with legal counsel, and management believes that this action is without merit and that an estimate of the ultimate liability, if any, cannot be made.

In addition, the Company is subject to inquiries from certain regulators. These inquiries are routine in nature. The Company provides all necessary correspondence to the applicable regulators in an effort to satisfactorily address any outstanding inquiries.

Leases

The Company occupies office space under various non-cancelable operating leases, expiring at various dates through 2016. Future annual minimum rental payments due are as follows:

Year Ending December 31,	Amount
2013	$389,769
2014	242,298
2015	140,489
2016	48,348
$820,904

Total occupancy expense (inclusive of expense allocations) was $349,645, $297,846, and $340,871 for the years ended December 31, 2012, 2011 and 2010, respectively.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

10.  Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). This guidance is the culmination of the FASB's redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements in a single note or on the face of the financial statements. This Accounting Standards Update (“ASU”) is effective for interim and annual reporting periods beginning after December 15, 2012 for public entities, and effective for annual reporting periods beginning after December 15, 2013 for non-public entities. Early adoption is permitted. The Company will adopt this ASU beginning with the reporting period ending March 31, 2013. The Company does not anticipate the adoption of ASU 2013-02 will have a material impact on its financial statements.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), which updated guidance on the periodic testing of indefinite-lived intangible assets, other than goodwill, for impairment. This guidance will allow companies to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset, other than goodwill, is impaired in order to determine whether it is necessary to perform a quantitative impairment test. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company will adopt this ASU beginning with the reporting period ending March 31, 2013. The Company does not anticipate the adoption of ASU 2012-02 will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is a result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged framework on how to measure fair value and what disclosures to provide about fair value measurements. This ASU is largely consistent with existing fair value measurement principles of U.S. GAAP, however, it expands existing disclosure requirements for fair value measurements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2011 for public entities, and effective for annual reporting periods beginning after December 15, 2011 for non-public entities and applied prospectively. Non-public entities may apply the amendments in the ASU early, but no earlier than for the interim periods beginning after December 15, 2011. The Company adopted this ASU beginning with the reporting period ended March 31, 2012. Adoption of this guidance did not have a material impact on the Company’s financial statements.

11.  Subsequent Events

The Company has evaluated subsequent events that have occurred through February 21, 2013, the date the financial statements were available for issuance, and concluded that there were no events that have occurred that would require adjustments to the disclosures in the financial statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition
(Unaudited)
(Dollars in thousands, except shares presented at par value)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$71,220	$12,683
Available-for-sale securities	8,596	—
Trading securities	1,023	—
Receivables:
Selling commission and dealer manager fees
Due from affiliates	2,089	1,176
Due from non-affiliates	948	179
Reimbursable expenses and investment banking fees
Due from affiliates	14,197	1,490
Due from non-affiliates	575	61
Due from Parent	740	—
Property and equipment, net	371	113
Prepaid expenses and other assets	2,599	509
Total assets	$102,358	$16,211
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,416	$1,303
Accrued expenses:
Due to affiliates	4,137	—
Due to non-affiliates	13,032	4,175
Payable to broker-dealers	13,440	5,007
Deferred revenue (affiliated)	3,186	—
Other liabilities	1,045	—
Total liabilities	36,256	10,485
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 2,500,000 issued and outstanding as of September 30, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	3	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 24,000,000 issued and outstanding as of September 30, 2013, and no shares authorized, issued or outstanding as of December 31, 2012	24	—
Additional paid-in capital	43,368	—
Accumulated other comprehensive loss	(32)	—
Retained earnings	188	—
Member's equity	—	5,726
Total stockholders' equity	43,551	5,726
Non-controlling interest	22,551	—
Total liabilities and equity	$102,358	$16,211

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Selling commissions:
Affiliated products	$106,867	$59,438	$335,181	$127,399
Non-affiliated products	32,299	5,561	73,688	12,286
Dealer manager fees:
Affiliated products	54,069	38,633	194,764	75,206
Non-affiliated products	15,416	2,912	36,822	6,617
Investment banking advisory services:
Affiliated products	7,445	—	15,415	—
Non-affiliated products	—	—	—	925
Transfer agency revenue (affiliated)	2,830	—	5,760	—
Services revenue:
Affiliated products	2,847	243	7,541	742
Non-affiliated products	159	10	459	44
Reimbursable expenses:
Affiliated products	1,722	17	2,642	133
Non-affiliated products	32	2	47	8
Other	99	—	113	36
Total revenues	223,785	106,816	672,432	223,396
Expenses:
Third-party commissions
Affiliated products	106,906	59,424	335,225	127,379
Non-affiliated products	32,299	5,561	73,688	12,285
Third-party reallowance
Affiliated products	18,709	9,373	54,306	19,588
Non-affiliated products	5,400	733	12,031	1,652
Internal commissions, payroll and benefits	31,938	14,306	90,298	32,858
Conferences and seminars	5,476	2,946	17,730	10,524
Travel	2,315	1,302	4,738	4,329
Marketing and advertising	1,655	924	4,876	1,077
Professional fees	1,503	288	3,467	1,104
Data processing	2,045	—	4,388	—
Management fee	1,335	—	2,013	—
Other	2,559	384	4,676	1,060
Total expenses	212,140	95,241	607,436	211,856
Income before taxes	11,645	11,575	64,996	11,540
Provision for income taxes	466	—	626	—
Net income	11,179	11,575	64,370	11,540
Less: net income attributable to non-controlling interests	10,541	11,575	63,530	11,540
Net income attributable to RCS Capital Corporation	$638	$—	$840	$—

Per Share Data		June 10, 2013 to September 30, 2013
Basic and diluted number of shares attributable to Class A stockholders	2,500,000	2,500,000
Net income per share attributable to RCS Capital Corporation	$0.26	$0.34

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$11,179	$11,575	$64,370	$11,540
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities	(406)	—	(345)	—
Total other comprehensive loss, net of tax	(406)	—	(345)	—
Total comprehensive income	$10,773	$11,575	$64,025	$11,540
Less: Net comprehensive income attributable to non-controlling interests	$10,173	$11,575	$63,217	$11,540
Net comprehensive income attributable to RCS Capital Corporation	$600	$—	$808	$—

See Notes to Unaudited Consolidated Financial Statements.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity
(Unaudited)
(Dollars in thousands, except share amounts)

	Number of Shares (unclassified)	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Non- Controlling Interest	Member's Equity	Stockholders' Equity and Non-controlling Interest
		Number of Shares	Par value	Number of Shares	Par value
Balance, December 31, 2012	—	—	$—	—	$—	$—		$—	$—	$—	$—	$5,726	$5,726
Net income (loss)	—	—	—	—	—	—		(165)	—	(165)	—	47,619	47,454
Issuance of common stock	100	—	—	—	—	—	(a)	—	—	—	—	—	—
Distributions	—	—	—	—	—	—		—	—	—	—	(19,650)	(19,650)
Balance, June 9, 2013	100	—	—	—	—	—		(165)	—	(165)	—	33,695	33,530
Issuance of common stock, net of offering costs	—	2,500,000	3	—	—	43,616		—	—	43,619	—	—	43,619
Reorganization	(100)	—	—	24,000,000	24	—	(b)	165	—	189	33,506	(33,695)	—
Equity-based compensation	—	—	—	—	—	—		—	—	—	462 (c)	—	462
Unrealized loss on available-for-sale securities, net of tax	—	—	—	—	—	—		—	(32)	(32)	(313)	—	(345)
Net income	—	—	—	—	—	—		840	—	840	16,076	—	16,916
Distributions to non-controlling interests	—	—	—	—	—	—		—	—	—	(27,180)	—	(27,180)
Dividends declared on Class A common stock	—	—	—	—	—	(248)		(652)	—	(900)	—	—	(900)
Balance, September 30, 2013	—	2,500,000	$3	24,000,000	$24	$43,368		$188	$(32)	$43,551	$22,551	$—	$66,102

(a)	Represents the initial 100 shares of $0.01 par value common stock issued to the Parent for $100.00, but due to rounding, $1.00 of par value and $99.00 of additional paid-in capital do not appear in the consolidated statement of changes in stockholders' equity.
(b)	Represents the reversal of the initial $1.00 aggregate par value common stock and related $99.00 additional paid-in capital.
(c)	During the three months ended September 30, 2013, the Company reclassified equity-based compensation from additional paid-in capital to non-controlling interest.

RCS CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$64,370	$11,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	108	105
Equity-based compensation	462	—
Deferred income taxes	25	—
Loss on the sale of available-for-sale securities	59	—
Change in fair value of trading securities	(23)	—
Increase (decrease) resulting from changes in:
Receivables – selling commissions and dealer manager fees
Due from affiliates	(913)	(642)
Due from non-affiliates	(769)	(108)
Receivables – reimbursable expenses and investment banking fees
Due from affiliates	(12,707)	(480)
Due from non-affiliates	(514)	(75)
Loan receivable	—	77
Due from parent	(740)	557
Prepaid expenses and other assets	(2,115)	(1,034)
Accounts payable	113	(72)
Accrued expenses
Due from affiliates	4,137	—
Due from non-affiliates	8,857	1,545
Payable to broker-dealers	8,433	1,531
Income tax payable	595	—
Deferred revenue	3,186	—
Purchases of trading securities	(1,000)	—
Net cash provided by operating activities	71,564	12,944
Cash flows from investing activities:
Purchase of property and equipment	(366)	(147)
Purchases of available-for-sale securities	(10,000)	—
Proceeds from the sale of available-for-sale securities	1,000	—
Net cash used in investing activities	(9,366)	(147)
Cash flows from financing activities:
Proceeds from issuance of common stock	50,000	—
Payments of offering costs and fees related to the stock issuance	(6,381)	—
Contributions	—	3,646
Distributions to non-controlling interest holders	(46,830)	—
Distributions	—	(5,200)
Dividends paid	(450)	—
Net cash used in financing activities	(3,661)	(1,554)
Net increase in cash	58,537	11,243
Cash and cash equivalents, beginning of period	12,683	3,941
Cash and cash equivalents, end of period	$71,220	$15,184
Non-cash disclosures:
Dividends declared but not yet paid	$450	$—

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

1. Organization and Description of the Company

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, originally named 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation. The Company was formed to hold the following subsidiaries (together known as the “Operating Subsidiaries”) and to grow business lines under such Operating Subsidiaries:

•	Realty Capital Securities, LLC (“Realty Capital”), a wholesale broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Realty Capital also provides investment banking advisory services and capital markets services;
•	RCS Advisory Services, LLC (“Advisory Services”), a transaction management services business, and its newly formed wholly owned subsidiaries, Scotland Acquisition, LLC and Zoe Acquisition, LLC; and
•	American National Stock Transfer, LLC (“ANST”), an SEC-registered transfer agent.

On June 10, 2013, the Company closed its initial public offering (the “IPO”) of Class A common stock, par value $0.001 per share, in which it sold 2,500,000 Class A shares at $20.00 per share, resulting in net proceeds after offering costs and underwriting discounts and commissions of $43.6 million. Concurrently with the closing of the IPO on June 10, 2013, the Company underwent a reorganization, in which RCAP Holdings, LLC (the “Parent”) received 24,000,000 Class B shares, par value $0.001 per share, in exchange for 100 unclassified shares in the Company previously purchased by the Parent.

Concurrently with the commencement of the IPO, the Operating Subsidiaries also underwent a reorganization, in which a new class of operating subsidiary units called “Class A Units,” which entitle the holders thereof to voting and economic rights, were issued to the Company, and a new class of operating subsidiary units called “Class B Units,” which entitle the holder thereof to economic rights but not voting rights, were issued to the Parent. Also created were “Class C Units” and “LTIP Units.” After the subsidiary reorganization and IPO, through their ownership of Class A and Class B units, the Company owned a 9.4% economic interest in the Operating Subsidiaries and the Parent owned a 90.6% economic interest in the Operating Subsidiaries. Prior to the reorganization and IPO, the Parent held a 100% interest in each of the Operating Subsidiaries and the Company.

Upon completion of the reorganization and the IPO, the Company became the managing member of the Operating Subsidiaries and the Company assumed the exclusive right to manage, control and conduct the business and affairs of the Operating Subsidiaries and to take any and all actions on their behalf in such capacity. As a result of this control, the Company consolidates the financial results of the Operating Subsidiaries with its own financial results. Net profits and net losses of the Operating Subsidiaries are allocated to their members pro rata in accordance with the respective percentages of their membership interests in the Operating Subsidiaries. Because the Company and the Operating Subsidiaries were under common control at the time of reorganization, the Company's acquisition of control of the Operating Subsidiaries was accounted for at historical cost in the accompanying consolidated financial statements. Accordingly, the operating results of the Operating Subsidiaries have been included in the Company’s consolidated financial statements from the date of common control.

Realty Capital, a limited liability company organized in Delaware, is the securities broker-dealer for proprietary products sponsored by AR Capital, LLC (an affiliate) and its affiliates, including publicly registered non-traded real estate investment trusts (“REITs”), a publicly registered non-traded business development company, an open-end registered investment company and, from time to time, programs not sponsored by AR Capital, LLC. Realty Capital also provides investment banking advisory services and capital markets services to affiliated and non-affiliated issuers of public securities in connection with strategic alternatives

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

1. Organization and Description of the Company  – (continued)

related to potential liquidity events and other transactions. Realty Capital markets securities throughout the United States by means of a national network of selling group members consisting of unaffiliated broker-dealers and their registered representatives.

Advisory Services was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. Advisory Services provides a range of services to alternative investment programs and other investment vehicles, including offering registration and blue sky filings advice with respect to SEC and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by AR Capital, LLC, effective March 1, 2013. ANST utilizes transfer agency services through third-party service providers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated unaudited financial statements include the accounts of the Company, Realty Capital, Advisory Services and ANST. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated unaudited financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. Because of the nature of the Operating Subsidiaries’ business, interim period results may not be indicative of full year or future results. The statements of income for the three and nine months ended September 30, 2012 represent the results of operations of Realty Capital, the only Operating Subsidiary in operation during the period. The statement of financial condition as of December 31, 2012 was derived from the Realty Capital audited financial statements at that date (since it was the only Operating Subsidiary that was operational at that date), but does not include all the information and notes required by U.S. GAAP for complete financial statement presentation. Please refer to the notes to the Realty Capital financial statements for the year ended December 31, 2012 included in the Company's registration statement on Form S-1, as amended, filed with the SEC, for additional disclosures and a description of accounting policies.

Reclassification

Certain reclassifications have been made to the previously issued financial statements to conform to the current period presentation. During the three months ended September 30, 2013, the Company reclassified equity-based compensation from additional paid-in capital to non-controlling interests because the equity awards issued under the OPP (as defined in Note 11) are equity ownership interests in the Operating Subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates, and these differences could be material.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

2. Summary of Significant Accounting Policies  – (continued)

Cash and cash equivalents

Cash and cash equivalents include all highly liquid instruments purchased with original maturities of 90 days or less.

Available-for-sale Securities

Available-for-sale securities represent investments in an equity mutual fund by Advisory Services which consist of shares of AR Capital Real Estate Income Fund. Advisory Services treats these securities as available-for-sale securities with unrealized gains (losses) recorded in accumulated other comprehensive income (loss) and realized gains (losses) recorded in earnings. See Notes 4 and 5 for more information.

Trading Securities

Trading securities represent investments in an equity mutual fund by Realty Capital which consist of shares of AR Capital Real Estate Income Fund. Realty Capital treats these securities as trading securities due to the fact that it is a broker-dealer and records both realized and unrealized gains (losses) in earnings. See Note 5 for more information.

Receivables

Receivables represent selling commission receivables and dealer manager receivables due from affiliates and non-affiliated entities in connection with the distribution of programs sponsored by an affiliate, AR Capital, LLC, and other sponsors. For more information, see “Selling Commissions and Dealer Manager Fees.”

Reimbursable Expenses and Investment Banking Fees

Reimbursable expenses and investment banking fees represent fees receivable for services provided to affiliates and non-affiliated entities related to investment banking, capital markets and related advisory services performed. For more information, see “Investment Banking Advisory Services” and “Reimbursable Expenses.”

Other Liabilities

Other liabilities include dividends payable and income taxes payable.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital receives selling commissions and dealer manager fees in connection with the distribution of programs sponsored by AR Capital, LLC and other third-party sponsors. The selling commission and dealer manager fee rates are established jointly in a single contract entered into with each individual issuer. As the dealer manager for, or distributor of offerings, Realty Capital generally receives selling commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, which commissions are then redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital generally receives dealer manager fees of 3.0% of gross offering proceeds for funds raised, a portion of which may be redistributed to those third-party selling group participants who are FINRA member firms. Realty Capital has discretion as to the reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support costs incurred by respective selling group members. Selling commission and dealer manager fee revenues and

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

2. Summary of Significant Accounting Policies  – (continued)

related expenses are recorded on a trade date basis as securities transactions occur. Selling commission and dealer manager fee revenues earned but not yet received are included in selling commission and dealer manager fees receivable in the consolidated statements of financial condition.

The Company analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital’s position as the exclusive distributor or dealer manager primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that Realty Capital’s suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, Realty Capital concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Realty Capital, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of securities. Realty Capital works with independent broker-dealers to solicit share subscriptions from their clients. The securities are offered on a “best efforts” basis and Realty Capital is not obligated to underwrite or purchase any shares for its own account.

Investment Banking Advisory Services

Realty Capital, through its investment banking and capital markets division, receives fees and compensation for providing investment banking, capital markets and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public and private issuers of securities and their sponsors and advisors, on a negotiated basis. Fees that are unpaid are recorded in reimbursable expenses and investment banking fees receivable in the consolidated statement of financial condition. Income from certain investment banking agreements is recorded in deferred revenue in the consolidated statements of financial condition and is recognized over the life of the offering, which is normally 36 months. Income from investment banking agreements that are not deferred is recognized when the transactions are complete or the services have been performed.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with affiliated issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded ratably.

Services Revenue

Advisory Services receives fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and strategic advice. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with affiliated issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The Operating Subsidiaries include all reimbursable expenses in gross revenue because the Operating Subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear credit risk of paying the supplier prior to receiving reimbursement from the customer.

Marketing and Advertising

The Operating Subsidiaries expense the cost of marketing and advertising as incurred.

Income Taxes

The Company files standalone federal and state income tax returns. Realty Capital, ANST and Advisory Services are treated as disregarded entities up to the date of reorganization (June 10, 2013) and as partnerships

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

2. Summary of Significant Accounting Policies  – (continued)

for federal and state income tax purposes thereafter. All income and expense earned by Realty Capital, ANST and Advisory Services flows through to their owner through the date of reorganization and to their partners (which includes the Company who is a 9.4% owner of these partnerships) thereafter. Income tax expense from operations and investments of Realty Capital, ANST and Advisory Services is not incurred by Realty Capital, ANST and Advisory Services but is reported by their owner through the date of reorganization and by their partners thereafter.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Current tax liabilities or assets are recognized for the estimated taxes payable or refundable on tax returns for the current year.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. This determination is based upon a review of all available evidence, both positive and negative, including the Company's earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available.

The Company has adopted the authoritative guidance relating to accounting for uncertainty in income taxes. The guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken by the Company. For more information, see Note 6.

Reportable Segments

The Company’s internal reporting is organized into four segments through its three Operating Subsidiaries, as follows:

•	Realty Capital, under two business lines:
º	Wholesale Broker-Dealer; and
º	Investment Banking and Capital Markets
•	Advisory Services providing transaction management services
•	ANST providing transfer agency services

Recently Issued Accounting Pronouncements

The Company is not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on the Company's consolidated financial position or results of operations.

3. Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading, brokerage activities and capital raising with counterparties primarily including broker-dealers, banks, direct investment programs and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty. As of September 30, 2013, the Company had 70% of the reimbursable expenses, investment banking fees, services fees and transfer agent fees receivable concentrated in four affiliated direct investment programs, and 95% of the total commissions and dealer manager fees receivable concentrated in two affiliated and one non-affiliated direct investment program.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

3. Off-Balance Sheet Risk and Concentrations  – (continued)

bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

Advisory Services and Realty Capital hold securities consisting of investments in an affiliated mutual fund that can potentially subject the Company to market risk. The amount of potential gain or loss depends on the fund's performance and overall market activity. Advisory Services and Realty Capital monitor the net asset value on a monthly basis to evaluate its positions, and, if applicable, may elect to sell all or a portion of the investments to limit the loss.

4. Available-for-Sale Securities

The following table presents information about the Company's available-for-sale securities as of September 30, 2013 and December 31, 2012 (amounts in thousands):

	Purchases	Sales	Realized Loss	Unrealized Losses	Fair Value	Cost
September 30, 2013
Mutual funds	$10,000	$1,000	$59	$345	$8,596	$8,941
December 31, 2012
Mutual funds	—	—	—	—	—	—

5. Fair Value Disclosures

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity's own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

The Company's available-for-sale and trading securities trade in active markets and therefore, due to the availability of quoted market prices in active markets are classified as Level 1 in the fair value hierarchy.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

5. Fair Value Disclosures  – (continued)

The following table presents information about the Company's assets measured at fair value on a recurring basis as of September 30, 2013 and December 31, 2012, aggregated by the level in the fair value hierarchy within which those instruments fall (amounts in thousands):

	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
September 30, 2013
Mutual funds:
Available-for-sale securities	$8,596	$—	$—	$8,596
Trading securities	1,023	—	—	1,023
Total funds:	$9,619	$—	$—	$9,619

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 or Level 3 of the fair value hierarchy during the three and nine months ended September 30, 2013. As of December 31, 2012 the Company had no available-for-sale or trading securities.

6. Income Taxes

As of September 30, 2013, the Company had a deferred tax asset of $0.1 million. Current deferred tax assets consisted primarily of deferred revenues which is included in taxable income currently. The Company had a deferred tax liability of $0.2 million, which consists primarily of prepaid assets deducted for tax purposes earlier than for book purposes.

In accordance with Accounting Standards Codification (“ASC”) Topic No. 270, Interim Reporting (“Topic No. 270”), and ASC Topic No. 740, Income Taxes (“Topic No. 740”), at the end of each interim period the Company is required to determine the best estimate of its annual effective tax rate and then apply that rate in providing for income taxes on a current year-to-date (interim period) basis. However, in certain circumstances where a reliable estimate cannot be made, Topic No. 740 recognizes that “the actual effective tax rate for the year-to-date may be the best estimate of the annual effective tax rate” and allows for its use in the current interim period. For the period ending September 30, 2013, the Company was unable to make a reasonable estimate of its annual effective tax rate because the reorganization in June 2013 would cause the annual effective rate to distort the year-to-date results. Therefore, the Company has chosen to use its actual effective income tax rate of 1.0% (before discrete items), as the Company believes that this method will yield a more reliable tax provision calculation. The effective rate is significantly below 35% because pretax income includes non-controlling interest (90.6%) of the Operating Subsidiaries, with the remainder, 9.4%, taxable to the Company after June 10, 2013 (the date of reorganization). Taxable income derived by the Company from its 9.4% share of taxable income allocated to it from the Operating Subsidiaries will be taxed at a 40.6% (federal and states) effective tax rate.

The Company believes that, as of September 30, 2013, it had no material uncertain tax positions. Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of September 30, 2013.

The Company will file tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company will be open to audit under the statute of limitations by the Internal Revenue Service for 2013. The Company or its subsidiaries' state income tax returns will be open to audit under the statute of limitations for 2010 to 2013.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

7. Commitments and Contingencies

Leases — Realty Capital leases certain office space and equipment under various operating leases. These leases are generally subject to scheduled base rent and maintenance cost increases, which are recognized on a straight-line basis over the period of the leases. Total rent expense for all operating leases was approximately $0.1 million and $0.04 million for the three months ended September 30, 2013 and 2012, respectively, and $0.3 million and $0.1 million for the nine months ended September 30, 2013 and 2012.

Legal Proceedings — The Company and the Operating Subsidiaries are involved in legal proceedings from time to time arising out of their business operations, including arbitrations and lawsuits involving private claimants, and subpoenas, investigations and other actions by government authorities and self-regulatory organizations. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, the Company cannot predict with certainty what the eventual loss or range of loss related to such matters will be. The Company recognizes a liability with regard to a legal proceeding when it believes it is probable a liability has occurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, however, the Company accrues the minimum amount in the range. The Company maintains insurance coverage, including general liability, errors and omissions, excess entity errors and omissions and fidelity bond insurance. The Company records legal reserves and related insurance recoveries on a gross basis. Other than noted below, there were no legal reserves or payments recorded for this period.

In April 2013, Realty Capital received notice and a proposed Letter of Acceptance, Waiver and Consent (“AWC”) from FINRA that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, Realty Capital consented to the imposition of a censure and a fine of $60,000, paid in the second quarter of 2013. Realty Capital believes that the matter will not have a material adverse effect on Realty Capital or its business.

Defense costs with regard to legal proceedings are expensed as incurred and classified as professional services within the unaudited consolidated statements of income. When there is indemnification or insurance, the Company may engage in defense or settlement and subsequently seek reimbursement for such matters.

8. Stockholders' Equity

The Company has two classes of common stock:

Class A Common Stock.  2,500,000 shares of Class A common stock were issued to the public in the IPO. Class A common stock entitles holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Holders of Class A common stock hold 100% of the economic rights and a portion of the voting rights of the Company.

On June 13, 2013, the Company's Board of Directors authorized and the Company declared an annual dividend rate of $0.72 per share of Class A common stock or an annual dividend rate of 3.6% based on the Class A common stock price in the IPO of $20.00, which is equal to a quarterly dividend of $0.18 per share. The dividend is payable in cash quarterly, beginning in July 2013, on the seventh business day of each quarter, in respect of the previous quarter, to stockholders of record at the close of business on the last business day of the previous quarter.

On September 18, 2013, the Company’s Board of Directors authorized and the Company declared a cash dividend for the third quarter of 2013 for its Class A common stock. The cash dividend was paid on

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

8. Stockholders' Equity  – (continued)

October 9, 2013 to record holders of the Company’s Class A common stock at the close of business on September 30, 2013 in an amount equal to $0.18 per share, consistent with the cash dividend declared and paid with respect to the second quarter of 2013.

Class B Common Stock.  The Parent owns 24,000,000 Class B Units of each operating subsidiary and 24,000,000 shares of the Company’s Class B common stock. Currently, Class B common stock entitles holders to four votes per share; provided, however, that the Company’s certificate of incorporation provides that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock holders have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the conversion from 100 unclassified shares, the Parent, as holder of Class B common stock, held 0% of the economic rights and the majority of the voting rights of the Company.

Equity Plan.  The RCS Capital Corporation Equity Plan provides for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to RCS Capital Management, LLC (the “Manager”), including under the Outperformance Agreement, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to the Company. The Manager is an entity under common control with the Parent. The maximum number of shares of Class A common stock that may be made subject to awards under the equity plan is initially 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock, the maximum number of shares of Class A common stock that may be made subject to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares).

9. Earnings Per Share

Basic earnings per share is computed by dividing net income available to Class A common stockholders by the weighted average number of shares of Class A common stock outstanding during the period. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased to include the number of additional shares of Class A common stock that would have been outstanding if dilutive potential shares of Class A common stock had been issued. The following table presents the calculation of basic and dilutive earnings per share for the three and nine months ended September 30, 2013 and 2012 (amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Earnings for basic and diluted earnings per common Class A share:
Net income	$11,179	$11,575	$64,370	$11,540
Net income attributable to noncontrolling interests	10,541	11,575	63,530	11,540
Net income attributable to common stockholders	$638	$—	$840	$—
Shares:
Average Class A shares used in basic and diluted computation(1)	2,500,000	N/A	2,500,000	N/A
Earnings per common Class A share
Basic and diluted	$0.26	N/A	$0.34	N/A

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

9. Earnings Per Share  – (continued)

(1)	Reflects the 2,500,000 shares of Class A common stock offered in the IPO. Shares of Class B common stock have no economic rights, including no rights to dividends, and therefore are excluded from the net income per share computation.

Dividends per share of Class A common stock declared during the period ended June 30, 2013 were $0.18 per share to stockholders of record at the close of business on June 28, 2013, and were paid on July 10, 2013.

Dividends per share of Class A common stock declared during the three months ended September 30, 2013 were $0.18 per share to stockholders of record at the close of business on September 30, 2013, and were paid on October 9, 2013.

10. Net Capital Requirements

Realty Capital is subject to the SEC Uniform Net Capital Rule 15c3-1, which requires the maintenance of minimum net capital of the greater of $100,000 or 1/15th of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of September 30, 2013, Realty Capital had net capital of $41.0 million which was $38.9 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 0.77 to 1. As of December 31, 2012, net capital was $3.4 million which was $2.7 million in excess of its required net capital, and aggregate indebtedness to net capital ratio was 3.07 to 1.

11. Affiliate Transactions

A significant portion of the Company’s revenues relate to fees earned from transactions with or on behalf of AR Capital, LLC and its affiliates, including investment banking fees, services fees, transfer agent fees and wholesale broker-dealer commissions and concessions, in the ordinary course of its trade or business. The Company earned revenues of $175.8 million and $561.3 million for the three and nine months ending September 30, 2013, respectively, from affiliated products. For the three and nine months ended September 30, 2012, the Company earned $98.3 million and $203.5 million, respectively, from affiliated products. As of September 30, 2013, the receivables for such revenues were $16.3 million.

The Operating Subsidiaries were initially capitalized and funded by the Parent. During the year ended December 31, 2012, Realty Capital received financial support from the Parent through capital contributions and expense allocation agreements. Through an agreement with an affiliate, Realty Capital was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising and employee benefits. The total expense allocation for the three and nine months ended September 30, 2012, was approximately $0.2 million and $0.5 million, respectively.

Beginning on January 1, 2013, the affiliate expense allocation arrangement was terminated. Pursuant to the new services agreement, AR Capital, LLC charges the Operating Subsidiaries for the services of information technology, human resources, accounting services and office services and facilities. For these services, the Company paid $1.0 million and $2.5 million for the three and nine months ending September 30, 2013, respectively. As of September 30, 2013, the payable for such expenses is $0.4 million.

The Company incurs expenses directly for certain services it receives. The Company either allocates these expenses to the Operating Subsidiaries or causes the Parent to pay its portion based on the Parent’s ownership interest. Expenses that are directly attributable to a specific Operating Subsidiary are allocated to the appropriate Operating Subsidiary at 100%. Expenses that are not specific to an Operating Subsidiary are allocated in proportion to income before taxes, management fees, incentive fees and outperformance fees. The intercompany receivables and payables for these expenses are eliminated in consolidation and are settled

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

11. Affiliate Transactions  – (continued)

quarterly. For the three and nine months ended September 30, 2013, the Operating Subsidiaries incurred $2.0 million for such expenses. There were no expenses payable by the Parent as of September 30, 2013.

From time to time, the Parent may purchase shares of the Company's Class A common stock in the secondary market. As of September 30, 2013, the Parent owned 2.06% of the Company's Class A common stock outstanding.

Management Agreement.  Pursuant to the management agreement, the Manager implements the Company's business strategy, as well as the business strategy of the Operating Subsidiaries, and performs executive and management services for the Company and Operating Subsidiaries, subject to oversight, directly or indirectly, by the Company's Board of Directors.

The Company, together with the Operating Subsidiaries, pays the Manager a management fee in an amount equal to 10% of the aggregate U.S. GAAP net income of the Operating Subsidiaries (and of any additional subsidiaries that the Parent may form or potentially acquire from time to time, anticipating such additional subsidiaries will be provided in an amendment to the management agreement at any such time), calculated and payable quarterly in arrears, subject to the aggregate U.S. GAAP net income of the Operating Subsidiaries being positive for the current and three preceding calendar quarters.

In addition, the Company pays the Manager an incentive fee, calculated and payable quarterly in arrears, that is based on the Company's earnings and stock price. The incentive fee is an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) the Company's Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Company's common stock of all the Company's public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under the Company's equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to the Company's Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless the Company's Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-U.S. GAAP measure and is defined as U.S. GAAP net income (loss) of RCS Capital Corporation, excluding non-cash equity compensation expense, management fees, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between the Manager and the independent directors and after approval by a majority of the independent directors.

Such management and incentive fee calculations commenced on June 10, 2013, the date the offering was completed. For periods less than four quarters or 12 months, the calculations are based on a pro rata concept starting with the quarter ended June 30, 2013.

The management fee earned by the Manager for the period June 10, 2013 (commencement date of the agreement) to September 30, 2013 was $2.0 million, which is the expense recorded by the Company for the nine months ended September 30, 2013. The management fee earned by the Manager for the three months ended September 30, 2013 was $1.3 million. The payable for such expense is included in other liabilities within the accompanying consolidated statements of financial condition.

The incentive fee earned by the Manager for the period June 10, 2013 (commencement date of the agreement) to September 30, 2013, was $0.1 million, which is the expense recorded in other expense by the Company for the nine months ended September 30, 2013. The incentive fee earned by the Manager for the

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

11. Affiliate Transactions  – (continued)

three months ended September 30, 2013, was $0.1 million. The payable for such expense is included in accrued expenses — due to affiliates within the accompanying consolidated statements of financial condition.

2013 Manager Multi-Year Outperformance Agreement.  The Company has entered into the 2013 Manager Multi-Year Outperformance Agreement (the “OPP”) with the Manager. The OPP provides for performance-based bonus awards to the Manager, which is intended to further align the Manager’s interests with those of the Company and its stockholders. Under the OPP, the Manager is eligible to earn performance-based bonus awards up to a maximum award opportunity (“OPP Cap”) that is 5.00% of the Company's market capitalization on June 4, 2013 (the commencement date of the performance period). Subject to the OPP Cap, any award under the OPP will be determined based on the Company's achievement of total return to stockholders, which is referred to as “Total Return” and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, for the three-year performance period commencing on the commencement date.

Amounts earned under the OPP will be issued in the form of LTIP Units, which represent units of equity ownership in the Operating Subsidiaries that are structured as profits interest therein. The independent directors of the Company will determine the allocation of the LTIP Unit grants from among the Operating Subsidiaries based upon any reasonable method as determined in their sole discretion. Subject to the Manager's continued service through each vesting date, 1/3 of any amount earned will vest on each of the third, fourth and fifth anniversaries of the commencement date. The issuance of the LTIP Units will entitle the Manager to receive the same per unit cash distributions as the other outstanding units of the Operating Subsidiaries. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with the other outstanding units of the Operating Subsidiaries and therefore accrete to an economic value for the holder equivalent to that of the other outstanding units of the Operating Subsidiaries.

In accordance with ASC Topic No. 718, Compensation — Stock Compensation, the Company recognizes the grant date fair value of the OPP award on the grant date fair value over the requisite service period of the award. The grant date fair value of the OPP award was determined utilizing a Monte Carlo simulation technique under a risk-neutral premise. The significant assumptions utilized in determining the grant date fair value of $5.4 million are as follows:

•	Risk free rate of 0.5% utilizing the prevailing three-year zero-coupon U.S. treasury yield at the grant date;
•	Expected dividend yield of 3.6% ; and
•	Volatility of 35.0% based on the historical and implied volatility of the peer group of companies

For the three and nine months ended September 30, 2013, the Company recognized $0.4 million and $0.5 million, respectively, which is included in other expenses in the consolidated statements of income. As of September 30, 2013, total future compensation cost to be incurred related to the OPP Cap is $4.9 million, which is expected to be recognized over a period of 5 years.

RCS Advisory Services, LLC — AR Capital, LLC Services Agreement.  Advisory Services entered into a services agreement with AR Capital, LLC, pursuant to which it provides AR Capital, LLC and its subsidiaries with transaction management services (including, transaction management, compliance, due diligence, event coordination and marketing services, among others), in connection with the performance of services to certain AR Capital, LLC sponsored companies.

Registration Rights Agreement.  The Company entered into a registration rights agreement with the Parent and the Manager pursuant to which the Company will grant (i) the Parent, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act shares of its Class A common stock issuable upon exchange of the

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

11. Affiliate Transactions  – (continued)

Operating Subsidiaries Units (and cancellation of corresponding shares of its Class B common stock) held or acquired by them, and (ii) the Manager, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require the Company to register under the Securities Act any equity-based awards granted to the Manager under the equity plan.

Exchange Agreement.  The Parent entered into an exchange agreement with the Company under which the Parent will have the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of the Company on a one-for-one basis. Pursuant to the exchange agreement, the parties have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of the Operating Subsidiaries and Class B Units of the Operating Subsidiaries and, accordingly, that the transfer of units of an Operating Subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other Operating Subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of the Company's Class B common stock will be canceled. The Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of the Company's Class A common stock during the 180 days following June 5, 2013, which is December 2, 2013. Any such exchange by the Parent will result in dilution of the economic interests of the Company's public stockholders. Any exchange of Operating Subsidiaries Units generally will be a taxable event for the Parent. As a result, at any time following the 180 days after June 5, 2013, the Parent will be permitted to sell shares of Class A common stock.

If the Parent exchanges its Operating Subsidiaries Units for shares of the Company's Class A common stock, the Company's membership interests in the Operating Subsidiaries will be correspondingly increased and the Parent's corresponding shares of Class B common stock will be canceled. Because each share of Class B common stock initially will entitle the holder thereof to four votes, whereas each share of Class A common stock offered hereby will entitle the holder thereof to one vote, and because each share of Class A common stock issued to the Parent upon exchange of its Operating Subsidiaries Units will correspond to the cancellation of one share of Class B common stock held by the Parent, an exchange of one Operating Subsidiaries Unit for one share of Class A common stock will decrease the voting power of the Parent by three votes and consequently increase the voting power of the public stockholders; provided, however, that the Company's certificate of incorporation provides that so long as any of its Class B common stock remains outstanding, the holders of its Class B common stock always will have a majority of the voting power of its outstanding common stock, and thereby control the Company. The percentages of voting power in the Company will change accordingly.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.   The form of the amended and restated limited liability company agreement of each of the Operating Subsidiaries was filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. The amended and restated operating agreements provide that going forward, any time the Company issues a share of its Class A common stock, the Company will transfer the net proceeds received by it with respect to such share, if any, to the Operating Subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to the Company one Class A Unit. Conversely, if at any time going forward, any shares of its Class A common stock are redeemed by the Company for cash, the Company can cause the Operating Subsidiaries, immediately prior to such redemption of the Company's Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by the Company, upon the same aggregate terms and for the same price, as the shares of the Class A common stock are redeemed.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

11. Affiliate Transactions  – (continued)

American National Stock Transfer, LLC — Transfer Agent Services Agreement.  ANST has entered into a services agreement with AR Capital, LLC, pursuant to which it will provide transfer agent services to AR Capital sponsored REITs. The agreement provides for an initial term of ten years. The agreement provides that each REIT must pay a minimum monthly fee as well as additional ad hoc service fees and related expense reimbursements.

Tax Receivable Agreement.  The Company entered into a tax receivable agreement with the Parent requiring the Company to pay to the Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that the Company realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by the Parent's exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of the Company's Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to the tax receivable agreement will be the Company's obligation. The initial public offering did not generate tax benefits and did not require payments pursuant to this agreement. In general, the Company's payments under the tax receivable agreement will not be due until after the Company has filed its tax returns for a year in which the Company realizes a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could require payment prior to the Company's ability to claim the tax benefit on its tax returns. Furthermore, the Parent will not be required to reimburse the Company for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase the Company's tax liability. The accelerated timing of payments and the increase in the Company's tax liability without reimbursement could affect the cash available to it and could impact its ability to pay dividends.

AR Capital Real Estate Income Fund.  As of September 30, 2013, Advisory Services and Realty Capital had investments in the AR Capital Real Estate Income Fund of $8.6 million and $1.0 million, respectively. As of December 31, 2012 Advisory Services and Realty Capital had no such investments.

12. Segment Reporting

The Company operates through its three Operating Subsidiaries in four principal segments: Wholesale Broker-Dealer; Transaction Management; Investment Banking and Capital Markets; and Transfer Agent. Realty Capital, the Company's Wholesale Broker-Dealer segment, includes the Company's alternative investment program activities and is the distributor or dealer manager for proprietary and non-proprietary publicly registered non-exchange traded (“non-traded”) securities and for an open-end mutual fund. Proprietary programs are sponsored directly or indirectly by AR Capital, LLC, an affiliate. Realty Capital distributes these securities through selling groups comprised of FINRA member broker-dealers located throughout the United States.

Transaction Management is provided by Advisory Services whose activities support the alternative investment programs distributed by Realty Capital. These activities include: services related to offering registration and blue sky filings; regulatory advice; registration maintenance; transaction management; marketing support; due diligence support; events; training and education; conference management; and strategic advice.

The Investment Banking and Capital Markets segment is a division of Realty Capital and includes the Company's strategic advisory and capital markets services focused, in part, on the direct investment program industry. Activities related to the Investment Banking and Capital Markets segment include: corporate strategic planning and advice; and sourcing, structuring and maintaining debt finance and derivative arrangements.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

12. Segment Reporting  – (continued)

ANST operates in the SEC registered Transfer Agent segment and performs transfer agency activities related to the direct investment programs. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares.

The reportable business segment information is prepared using the following methodologies:

•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.
•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment's net revenues, time spent and other factors.
•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to the Company's reportable business segments, generally based on each reportable business segment's capital utilization.

The following table presents the Company's net revenues, expenses and income before taxes by segment for the three and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Wholesale broker-dealer:
Revenues	$208,891	$106,816	$641,526	$222,471
Expenses	203,956	95,241	589,803	211,856
Income	$4,935	$11,575	$51,723	$10,615
Transaction management:
Revenues	$4,234	$—	$8,876	$—
Expenses	3,302	—	6,529	—
Income	$932	$—	$2,347	$—
Investment banking and capital markets:
Revenues	$7,566	$—	$15,536	$925
Expenses	2,278	—	4,834	—
Income	$5,288	$—	$10,702	$925
Transfer agent:
Revenues	$3,505	$—	$6,905	$—
Expenses	3,015	—	6,464	—
Income	$490	$—	$441	$—
Revenue reconciliation
Total revenues for reportable segments	$224,196	$106,816	$672,843	$223,396
Intercompany revenues	(411)	—	(411)	—
Total revenues	$223,785	$106,816	$672,432	$223,396
Income reconciliation
Total income for reportable segments	$11,645	$11,575	$65,213	$11,540
Corporate and other expenses	—	—	(217)	—
Income before income taxes	$11,645	$11,575	$64,996	$11,540

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

12. Segment Reporting  – (continued)

The following table presents the Company's total assets by segment as of September 30, 2013 and December 31, 2012 (in thousands):

	September 30, 2013	December 31, 2012
Segment assets:
Wholesale broker-dealer	$72,727	$15,286
Transaction management	7,328	—
Investment banking and capital markets	14,785	925
Transfer agent	5,227	—
Total assets for reportable segments	$100,067	$16,211
Assets reconciliation:
Total assets for reportable segments	$100,067	$16,211
Other assets	2,703	—
Less: intercompany receivables	(412)	—
Total consolidated assets	$102,358	$16,211

13. Subsequent Events

Acquisitions

Hatteras Funds Group:  On October 1, 2013, the Company and Scotland Acquisition, LLC (“Purchaser”), a newly formed wholly owned subsidiary of Advisory Services, entered into an asset purchase agreement (the “Purchase Agreement”) with certain principals of the Hatteras Funds Group (defined below), Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC (each, a “Hatteras Seller,” and, collectively, the “Hatteras Sellers”), and David Perkins, as the sellers’ representative (the “Sellers’ Representative”). The Hatteras Funds Group’s principal business is acting as sponsor of, investment adviser to and distributor for the Hatteras Funds complex, a family of alternative investment funds registered with the SEC.

Pursuant to the terms of the Purchase Agreement, Purchaser will purchase from the Hatteras Sellers, and the Hatteras Sellers will sell to the Purchaser, substantially all the assets related to the business and operations of the Hatteras Sellers and their respective subsidiaries (collectively, the “Hatteras Funds Group”), the Purchaser will assume certain liabilities of such parties and the Company will guarantee certain obligations of the Purchaser.

The initial purchase price to be paid by the Purchaser pursuant to the Purchase Agreement for the Hatteras Funds Group’s assets will be an amount equal to $40.0 million plus or minus the amount of any adjustment to the initial purchase price based on the Hatteras Funds Group’s net working capital and minus the amount of any adjustment to the initial purchase price (not to exceed $3.0 million) based on the Hatteras Funds Group’s net assets under management at closing and projected consolidated pre-tax net income from the date of the closing of the purchase through December 31, 2013. The Company expects to use cash available from its closed initial public offering and ongoing operations to fund the purchase. Additionally, pursuant to the Purchase Agreement, the Purchaser will pay the Hatteras Sellers additional consideration calculated and payable based on the consolidated pre-tax net operating income generated by the businesses of the Hatteras Funds Group in the fiscal years ending December 31, 2016 and December 31, 2018. The acquisition is expected to be consummated in the first quarter of 2014.

RCS Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

13. Subsequent Events  – (continued)

Investors Capital Holdings, Ltd.:  On October 2, 2013, the Company entered into a non-binding letter of intent (the “Letter of Intent”) relating to the acquisition of Investors Capital Holdings, LTD. (“ICH”). On October 27, 2013, the Company and Zoe Acquisition, LLC (“MergerSub”), a newly formed wholly-owned subsidiary of the Company, entered into an agreement and plan of merger (the “Merger Agreement”) with ICH.

ICH is a financial service holding company that operates primarily through its wholly owned broker-dealer and registered investment adviser subsidiary, Investors Capital Corporation (“ICC”). ICC provides broker-dealer services to investors in support of trading and investment in securities, alternative investments and variable life insurance and also provides investment advisory and asset management services.

Pursuant to the terms and subject to the conditions of the Merger Agreement, MergerSub will merge with and into ICH (the “Merger”), with ICH surviving as a wholly-owned subsidiary of the Company. The Company expects that ICH’s business, once acquired, will operate independently of the Company’s wholesale broker-dealer subsidiary, Realty Capital, and function as a separate business unit alongside the Company’s existing operating subsidiaries.

The Merger Agreement provides that each holder of shares of common stock of ICH may, subject to the limitation described below, elect to receive, at the effective time of the Merger, either cash or shares of Class A common stock of the Company. Holders of shares of common stock of ICH who elect to receive cash will receive $7.25 per share of ICH common stock. Holders of shares of common stock of ICH who elect to receive shares of the Company’s Class A common stock will receive a number of such shares equal to the quotient of $7.25 divided by the volume weighted average trading price of a share of the Company’s Class A common stock for the five consecutive trading days immediately preceding the closing of the Merger. Holders who fail to make an election will automatically receive shares of the Company’s Class A common stock. The Merger Agreement provides that, in no event may the portion of the total merger consideration payable in cash exceed 60% of the total merger consideration, with a pro-rata adjustment if cash elections are made with respect to a number of shares of ICH common stock that would otherwise cause the cash consideration payable in the Merger to exceed such 60% threshold. Based on the issued and outstanding shares of common stock of ICH and shares of common stock of ICH issuable upon exercise of outstanding stock options as of October 25, 2013, the aggregate merger consideration payable in the Merger is approximately $52.5 million.

The completion of the Merger is subject to satisfaction or waiver of a number of conditions, including: (i) adoption of the Merger Agreement by the affirmative vote (in person or by proxy) of the holders of at least a majority of all outstanding shares of common stock of ICH; (ii) approval for listing on the New York Stock Exchange of the Class A common stock issued in the Merger; (iii) there being no law or injunction prohibiting consummation of the Merger; (iv) the effectiveness of a registration statement on Form S-4 with respect to the Class A common stock to be issued pursuant to the Merger; (v) FINRA’s approval to allow for certain changes in control of ICH’s FINRA-regulated broker-dealer businesses; (vi) the absence of a “material adverse effect” affecting the other party; (vii) subject to specified materiality standards, the accuracy of the representations and warranties of the other party; and (viii) compliance by the other party in all material respects with its covenants. In addition, the Company’s obligation to close is subject to the conditions that ICH maintain certain agreed levels of “gross dealer concessions”, “assets under administration” and “working capital.”

Hatteras Funds

Combined Financial Statements
Years Ended December 31, 2012 and 2011

Hatteras Funds

Contents

Independent Auditor’s Report	77
Combined Financial Statements
Combined Statements of Assets & Liabilities	79
Combined Statements of Revenues and Expenses	80
Combined Statements of Changes in Members’ Equity	81
Combined Statements of Cash Flows	82
Notes to Combined Financial Statements	83 - 93

Independent Auditor’s Report

The Members
Hatteras Investment Partners, LLC
Hatteras Investment Management, LLC
Hatteras Capital Investment Management, LLC and Subsidiaries

We have audited the accompanying combined financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries (the “Hatteras Funds”), which comprise the combined statements of assets and liabilities as of December 31, 2012 and 2011, and the related combined statements of revenues and expenses, changes in members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hatteras Funds as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

January 16, 2014

Combined Financial Statements

Hatteras Funds

Combined Statements of Assets and Liabilities

December 31,	2012	2011
Assets
Current Assets
Cash	$1,261,344	$970,493
Investments in Affiliate Funds	144,154	146,879
Accounts receivable	3,611,964	3,774,235
Prepaid expenses and other assets	353,081	310,850
Receivable from investments	—	100,000
Non-compete agreements, net	—	18,606
Deposits	17,096	17,096
Total Current Assets	5,387,639	5,338,159
Long-term Assets
Investments in Affiliate Funds	516,504	404,518
Investment management agreements, net	468,970	1,131,045
Property and equipment, net	443,358	609,331
Goodwill	4,504,177	4,504,177
Total Assets	$11,320,648	$11,987,230
Liabilities and Members' Equity
Current Liabilities
Accounts payable	$1,621,543	$2,254,977
Accrued expenses	2,111,776	2,508,104
Accrued compensation and benefits	1,139,105	580,911
Borrowings on short-term credit facilities	1,355,355	1,167,058
Current maturities of capital lease obligations	20,508	8,308
Current maturities of long-term debt	1,112,552	1,639,296
Total Current Liabilities	7,360,839	8,158,654
Long-term Liabilities
Accrued compensation and benefits	704,023	350,984
Capital lease obligations, net of current maturities	10,683	7,322
Long-term debt, net of current maturities	1,569,287	2,735,618
Total Liabilities	9,644,832	11,252,578
Equity
Members' equity (deficit)	144,393	(1,021,358)
Non-controlling interest	1,531,423	1,756,010
Total Equity	1,675,816	734,652
Total Liabilities and Equity	$11,320,648	$11,987,230

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Revenues and Expenses

Year ended December 31,	2012	2011
Revenues
Management fees	$27,090,320	$25,068,780
Servicing fees	14,831,796	13,033,617
Total Revenues	41,922,116	38,102,397
Operating Expenses
Salaries, payroll taxes, and employee benefits	10,361,153	9,820,033
Fund expenses	10,239,652	7,237,882
Service fees	6,565,464	7,006,893
Management fees	4,623,688	5,181,654
Amortization of intangible assets with definite lives	680,681	730,204
Depreciation	230,366	248,004
Other operating expenses	3,888,682	3,754,179
Total Operating Expense	36,589,686	33,978,849
Net Operating Income	5,332,430	4,123,548
Other Expenses
Other fund expenses	177,853	129,760
Interest expense	167,623	192,603
Total Other Expenses	345,476	322,363
Impairment on goodwill	—	(273,914)
Change in fair value if earn out liability	—	273,914
Net unrealized gain (loss) on investments in Affiliate Funds	2,287	(22,058)
Net Income	4,989,241	3,779,127
Net Income Attributable to Non-Controlling Interest	1,401,157	880,793
Net Income Attributable to Members	$3,588,084	$2,898,334

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Changes in Members' Equity

	Members' Equity	Non-Controlling Interest	Total
Balance, January 1, 2011	$(1,582,145)	$2,149,981	$567,836
Net income	2,898,334	880,793	3,779,127
Member distributions	(2,337,547)	(1,274,764)	(3,612,311)
Balance, December 31, 2011	(1,021,358)	1,756,010	734,652
Net income	3,588,084	1,401,157	4,989,241
Contributed equity	145,350	—	145,350
Member distributions	(2,567,683)	(1,625,744)	(4,193,427)
Balance, December 31, 2012	$144,393	$1,531,423	$1,675,816

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Cash Flows

Year ended December 31,	2012	2011
Operating Activities
Net income	$4,989,241	$3,779,127
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets with definite lives	680,681	730,204
Depreciation	230,366	248,004
Unrealized (gain) loss on investments in Affiliate Funds	(2,287)	22,058
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	162,271	(605,758)
Increase in prepaid expenses and other assets	(42,231)	(25,283)
Decrease in deposits	—	2,374
Decrease (increase) in receivable from investments	100,000	(100,000)
Decrease in accounts payable	(633,434)	(540,211)
(Decrease) increase in accrued expenses	(396,328)	1,136,593
Increase in accrued compensation and benefits	911,233	130,418
Net Cash Provided by Operating Activities	5,999,512	4,777,526
Investing Activities
Net contributions to Affiliate Funds	(243,474)	(179,412)
Net withdrawals from Affiliate Funds	136,500	194,542
Earnout payment	—	(1,281,153)
Purchases of property and equipment	(43,967)	(25,686)
Net Cash Used in Investing Activities	(150,941)	(1,291,709)
Financing Activities
Net borrowing (payment) under short-term credit facilities	188,297	(32,105)
Net payments under capital leases	(4,865)	(6,379)
New borrowing under notes payable	—	2,110,000
Principal payments under notes payable	(1,693,075)	(1,699,708)
Contributed equity	145,350	—
Member distributions	(4,193,427)	(3,612,311)
Net Cash Used in Financing Activities	(5,557,720)	(3,240,503)
Net Increase in Cash	290,851	245,314
Cash, Beginning of year	$970,493	$725,179
Cash, End of year	$1,261,344	$970,493
Supplemental Cash Flow Information
Cash paid for interest	$167,623	$192,603

See accompanying notes to combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements

1. Organization

The combined financial statements contained herein consist of the following entities, which operate under the Hatteras name in the investment management industry: Hatteras Investment Partners, LLC (“HIP”), Hatteras Investment Management, LLC (“HIM”), and Hatteras Capital Investment Management, LLC and Subsidiaries (“HCIM”), collectively, “Hatteras Funds”.

Subsidiaries of HCIM include: Hatteras Alternative Mutual Funds, LLC (“HAMF”), Hatteras Capital Distributors, LLC (“HCD”), and Hatteras Capital Investment Partners, LLC (“HCIP”).

HIP was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIP is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Master Fund LP, and the Servicing Agent to the Hatteras Master Fund’s six feeder funds: Hatteras Core Alternatives Fund LP (formerly the Hatteras Multi-Strategy Fund LP), Hatteras Core Alternatives TEI Fund LP (formerly the Hatteras Multi-Strategy TEI Fund LP), Hatteras Core Alternatives Institutional Fund LP (formerly the Multi-Strategy Institutional Fund LP), Hatteras Core Alternatives TEI Institutional Fund LP (formerly the Multi-Strategy TEI Institutional Fund LP), Hatteras Core Alternatives 3c1 Fund LP (formerly the Multi-Strategy 3c1 Fund LP), and Hatteras Core Alternatives Offshore Fund LTD (formerly the Multi-Strategy Offshore Fund LTD), collectively the “Core Alternatives Funds”.

HIM was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIM is the General Partner to the Core Alternative Funds, other than the Hatteras Core Alternatives Offshore Fund LTD.

HCIM was organized on August 31, 2007 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2008. HCIM is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Late Stage VC Fund I, LP; VC Co-investment Fund II, LLC; Hatteras GPEP Fund LP; Hatteras Global Private Equity Partners Institutional Fund; and Hatteras GPEP Fund II. HCIM was the investment adviser to Hatteras Ramius Advantage Institutional Fund and Hatteras Ramius Advantage Fund, which liquidated as of June 30, 2011.

In addition, HCIM has a controlling interest in HAMF. HAMF is the investment adviser to Hatteras Alternative Mutual Funds Trust, Underlying Funds Trust and Hatteras Variable Trust (collectively, the “HAMF Trusts”). HCIM assumed control over HAMF from Alternative Investment Partners, LLC, on September 15, 2009. HCIM is the Managing Member of HAMF.

HCD was organized on January 4, 2007, as a limited liability company under the laws of the state of North Carolina. HCD serves as the distributor for investment company products and limited partnerships. HCD operates as a limited-use broker dealer pursuant to SEC Rule 15c3-3(k)(2)(i) and does not hold customer funds or safekeep customer securities. On August 10, 2011, all of the then existing Members of HCD exchanged their membership interest in HCD for interests in HCIM. As a result of this exchange, HCD became a wholly-owned subsidiary of HCIM, which provides investment advisory services to various funds within Hatteras related pooled investment vehicles.

HCIP was organized on August 31, 2007, as a limited liability company under the laws of the state of Delaware. HCIP is the General Partner to any funds advised by HCIM that are organized as limited partnerships, and receives any special allocation of income, loss, and incentive fees, if applicable, from funds advised by HCIM.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies

Principals of Combination and Basis of Financial Statement Presentation

The combined financial statements have been prepared to show the combined financial condition of HIP, HIM, and HCIM, and represent the combination of separate financial statements, all prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined financial statements will be included in a registration statement on Form S-4 to be filed with the United States Securities and Exchange Commission (“SEC”). In accordance with Regulation S-X which governs SEC filings, the required financial statements of related businesses may be presented on a combined basis for any periods they are under common management, which pertains to the Hatteras Funds. As discussed in Note 1, the combined financial statements include the accounts of HIP, HIM, HCIM and its subsidiaries, HAMF, HCD, and HCIP (hereafter, the “Companies”). Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and in the accompanying notes. Actual results could differ from those estimates and those differences could be material.

Revenue Recognition

The majority of the Companies’ revenues are derived from management or servicing fees from the investment companies for which they serve as investment adviser. Management and servicing fees are recognized when earned and are calculated monthly or quarterly, as applicable, as a percentage of the aggregate net assets of the funds under management.

Cash

The Companies maintain cash deposits with various commercial banks. At times, these balances may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). At December 31, 2012, the Companies’ cash was fully insured, as the FDIC provided temporary unlimited coverage for all noninterest-bearing transaction accounts in addition to the $250,000 limit through December 31, 2012.

By operation of federal law, beginning January 1, 2013, funds deposited in noninterest-bearing transaction accounts no longer receive unlimited deposit insurance coverage by the FDIC. All deposit accounts at an insured depository institution, including all noninterest-bearing transaction accounts, are insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category.

Concentration of Credit Risk

Substantially all of the Companies’ revenues are generated from the Companies’ management of the various investment funds, and therefore, the Companies are economically dependent on the investment activities of these funds.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Companies provide an allowance for doubtful accounts equal to the estimated losses that are expected to be incurred in their collection. The allowance is based on historical collection experience and a review by management of the current status of the existing receivables. As of December 31, 2012 and 2011, all receivables were deemed substantially collectible by management. The carrying values of accounts receivable approximates their fair value as of December 31, 2012 and 2011.

As of December 31, 2012 and 2011, two funds in which the Companies earn service fees from accounted for 31% and 17% and 33% and 16% of accounts receivable, respectively.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Fund Expenses

In accordance with its Investment Advisory, Operating Services, and Shareholder Servicing agreements with the funds for which it serves as investment adviser, HAMF is responsible for the payment of all of the Funds’ normal operating expenses, as recorded within the Combined Statements of Revenues and Expenses.

Property and Equipment

All acquisitions of property and equipment over $1,000 are capitalized. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of 3 years for website development; 5 – 10 years for machinery and equipment; 7 – 10 years for furniture and fixtures; 5 years for vehicles; and 6 – 15 years for leasehold improvements. Depreciation expense totaled $230,366 and $248,004, for the years ended December 31, 2012 and 2011, respectively.

Investments in Affiliate Funds

Investments in funds that are advised by an affiliate of the Companies are stated at fair value.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Expenses incurred were $753,727 and $667,457, for the years ended December 31, 2012 and 2011, respectively.

Intangible Assets

On September 15, 2009, HCIM purchased 55% of the controlling interest in HAMF. Under the terms of the Securities Purchase Agreement (the “Agreement”), additional payments were required on the first and second anniversary dates of the Agreement, subject to certain asset levels being reached in Hatteras Alternative Mutual Funds Trust. Goodwill in the amount of $4,778,091 was recognized at the acquisition date and is attributable to the estimated future potential growth of the trust funds. On September 15, 2010 and 2011, HCIM made the first and second anniversary milestone payments of $444,933 and $1,281,153. At the date of acquisition, HCIM expected the earn out payment to be $2,000,000 and factored this into the goodwill recorded at the date of purchase. As $1,726,086 was the actual amount paid, the $273,914 difference was reflected as an impairment on goodwill and a change in fair value of earn out liability on the combined statements of revenues and expenses. Goodwill at December 31, 2012 and 2011 totaled $4,504,177.

Accounting Standards Codification 350, (“ASC 350”), Intangibles – Goodwill and Other, requires an intangible asset with an indefinite life to be tested and adjusted for impairment, rather than being amortized over a certain period. Management assesses goodwill annually for impairment. As of December 31, 2012 and 2011, management determined that goodwill was not impaired.

In addition, certain amounts were recorded as intangible assets related to the acquired investment management agreements, as well as for non-compete agreements related to minority shareholders who became employees of HAMF. The amount related to the investment management agreements recorded at the date of acquisition was $2,648,300, which are being amortized over 4 years. For the years ended December 31, 2012 and 2011, amortization of these contracts was $662,075 and the net ending balance at December 31, 2012 and 2011 was $468,970 and $1,131,045, respectively.

At the date of the acquisition, the amount assigned to the non-compete agreements totaled $197,000, which are being amortized over the life of the non-compete agreements. For the years ended December 31, 2012 and 2011, amortization of these contracts totaled $18,606 and $68,129, respectively, and the ending balance at December 31, 2012 and 2011 was $0 and $18,606, respectively.

Hatteras Funds

Notes to Combined Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

ASC 825, Financial Instruments, requires the Companies to disclose estimated fair values for financial instruments. The carrying amounts of accounts receivable, receivables from investments, accounts payable, and borrowings on short term credit facilities approximate fair value because of the short maturities of the instruments held. The carrying value of the Companies’ variable rate debt approximates fair value. Carrying and fair values for the Companies’ fixed rate debt or debt with minimum interest rates are as follows:

	December 31, 2012		December 31, 2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Fixed rate debt	$2,681,839	$2,744,806	$4,166,634	$4,282,238

Income Tax

The Companies are organized as limited liability companies and have elected to be treated as pass-through entities for federal and state income tax purposes; therefore, income is included in the members’ individual income tax returns for federal and state income tax purposes. Accordingly, no provision for federal and state income taxes has been made in the accompanying combined financial statements.

Members

Profits and losses are allocated in accordance with the Companies’ respective operating agreements. Members are generally not individually liable for any debts, liabilities, contracts, or obligations of the Companies.

3. Related Party Transactions

Morgan Creek Capital Management (“MCCM”), a registered investment adviser located in Chapel Hill, North Carolina, owns a membership interest in HIP and provides investment services to the Core Alternatives Funds. For these services, MCCM receives a guaranteed payment from HIP, based on assets under management in the Core Alternatives Funds. For the years ended December 31, 2012 and 2011, MCCM received $4,623,688 and $5,181,654, respectively, from HIP for these services, which is presented as distribution for member services on the combined statements of revenues and expenses.

HCD has entered into a fund servicing agreement with HCIP as the General Partner of Hatteras Late Stage VC Fund I, L.P. (the “LSVC Fund”), whereby HCD acts as the placement agent and provider of investor services to the LSVC Fund. As compensation for performing such services, HCD receives a quarterly investor services fee of one-quarter of 0.75% of the aggregate Commitment Amounts of the LSVC Fund less the cost basis of the LSVC Fund’s portfolio securities sold, distributed or written off by the LSVC Fund; each as determined as of each calendar quarter end and payable quarterly in arrears. HCIP is permitted to enter into side letter agreements with certain investors of the LSVC Fund that may entitle HCD to a different investor services fee. During the years ended December 31, 2012 and 2011, HCIP had in effect one side letter agreement whereby the investor services fee is reduced to one-quarter of 0.60% with respect to an investor. For the years ended December 31, 2012 and 2011, HCD earned total investor services fees of $138,307 and $187,451, respectively, of which $32,000 and $43,920 was a receivable at December 31, 2012 and 2011, respectively.

Hatteras Funds

Notes to Combined Financial Statements

4. Investments in Affiliate Funds

As of December 31, 2012 and 2011, the fair value of investments reflected on the combined statements of assets and liabilities consists of $144,154 and $146,879 of current assets, respectively, and $516,504 and $404,518 of other assets, respectively.

HAMF provides seed money for new product launches. HAMF generally redeems the seed money shortly after launch, and thus classifies the investments in funds as a short-term asset on the combined statements of assets and liabilities. At December 31, 2012, HAMF had two investments in the funds, totaling $19,730 included in investments in affiliate funds on the combined statements of assets and liabilities.

As General Partner to the LSVC Fund, HCIP earned a subordinated profits interest in 2010 in the amount of $213,938. This amount was earned in lieu of the management fee the General Partner waived during the first year of the LSVC Fund’s operations, and remains invested in the LSVC Fund. For the years ended December 31, 2012 and 2011, respectively, the unrealized depreciation on this investment totaled $18,701 and $7,744, for a net carrying value of $187,493 and $206,194. This amount is included in investments in affiliate funds on the combined statements of assets and liabilities.

Also included in investments in affiliate funds is HCIM’s investment in the Hatteras GPEP Fund, LP, totaling $5,290 and $3,463 at December 31, 2012 and 2011, respectively.

The HIP Bonus Plans pay participants based upon the returns of the Hatteras Core Alternatives Institutional Fund LP. In order to cover liabilities under the plans, HIP, in its own name, invests in the Hatteras Core Alternatives Institutional Fund LP. Included in investments in affiliate funds is a balance totaling $448,145 and $341,740 representing the deferred bonus investment at December 31, 2012 and 2011, respectively. The investments representing the portion of deferred bonus expected to be paid in the subsequent year are reflected in short term investments in Affiliate Funds on the statement of assets and liabilities.

5. Fair Values of Investments

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Companies. Unobservable inputs reflect the Companies’ assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Companies’ investments in affiliate funds have been classified as Levels 1 and 3.

There were no changes during the years ended December 31, 2012 and 2011, to the Companies’ valuation techniques used to measure asset values on a recurring basis.

Hatteras Funds

Notes to Combined Financial Statements

5. Fair Values of Investments  – (continued)

The following table presents information about HIP and HCIM’s investments measured at fair value:

December 31, 2012	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$19,730	$—	$640,928	$660,658

December 31, 2011	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$—	$—	$551,397	$551,397

The following table includes a rollforward of the amounts for the years ended December 31, 2012 and 2011, for investments classified within level 3.

December 31,	2012	2011
Balance at December 31,	$551,397	$588,585
Contributions	224,374	179,412
Withdrawals	(136,500)	(194,542)
Net unrealized gain (loss) on Affiliate Funds	1,657	(22,058)
Balance at December 31,	$640,928	$551,397

The Companies follow the practical expedient provision for valuation in Accounting Standards Codification 820 (ASC 820), Fair Value Measurement, which permits the measurement of fair value based on the net asset value of the investment, without further adjustment, unless it is probable that the investment will be sold at a value significantly less than the net asset value. In using net asset value as a practical expedient, certain attributes of the investment that may affect the fair value of the investment are not considered in measuring fair value. Attributes of those investments include the investment strategies of the investees and may also include, but are not limited to restrictions on the investor’s ability to redeem its investments at the measurement date. The Companies’ investments in affiliate funds are illiquid in nature and the redemption terms are restrictive.

Gains or losses on HIP’s Bonus Plan investments are not recognized in the statements of revenues and expenses, as all income, gain and losses achieved by these investments are credited to the delayed bonus account and paid out to participants.

6. Property and Equipment

Property and equipment consists of the following as of December 31:

December 31,	2012	2011
Furniture and fixtures	$577,025	$577,025
Website development	410,683	366,715
Computer equipment	317,138	317,139
Leasehold improvements	121,445	121,445
Vehicles	111,662	111,662
Fund setup costs	39,014	39,014
Software	25,681	25,681
Loan fees	3,875	3,875
	1,606,523	1,562,556
Less: accumulated depreciation	(1,185,771)	(968,579)
	420,752	593,977
Equipment under capital lease, net of accumulated depreciation of $22,745 and $9,571	22,606	15,354
Property and Equipment, net	$443,358	$609,331

Hatteras Funds

Notes to Combined Financial Statements

7. Letter of Credit

At December 31, 2012 and 2011, HIP had a letter of credit in the amount of $59,822 to comply with the provisions of a lease agreement for office space. The letter of credit expired June 2012, but was renewed through June 2013. The letter of credit is renewed automatically unless 60 day notice is given.

8. Borrowings on Short-term Credit Facilities

HIP has an unsecured line of credit with a financial institution initially due in October 2012 and extended through September 2014. The maximum amount of the credit line is $2,500,000. Interest is calculated at one month LIBOR plus 2.00% per annum with a minimum rate of 3.00%. The rate at December 31, 2012, was 3.50%. The balance on the line of credit at December 31, 2012 and 2011 was $1,296,429 and $1,069,000, respectively. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. Average amounts of debt outstanding on the line of credit for the years ended December 31, 2012 and 2011 were $1,018,000 and $1,336,000, respectively.

Borrowings on short-term credit facilities also include a bank overdraft balance of $58,926 and $98,058, at December 31, 2012 and 2011, respectively.

9. Long Term Debt

Long-term debt consists of the following as of December 31:

December 31,	2012	2011
HCIM note to a commercial bank, due April 2015, monthly payments of $86,775, plus interest at LIBOR plus 2.25% with a minimum rate of 3.50%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member and guaranteed by HIP	$2,429,705	$3,471,007
HIP note to a commercial bank, due April 2015, monthly payments of $4,317, including interest at 6.5%. This note is personally guaranteed by the Managing Member	200,074	237,307
HIP note to a commercial bank, due August 2014, monthly principal payments of $2,605, plus interest at one-month LIBOR plus 2.25%. Minimum interest rate is 4.00%. This note is secured by inventory and equipment and is personally guaranteed by the Managing Member	52,060	83,320
HIP note to a commercial bank, due June 2012, monthly principal payments of $20,833, plus interest at one-month LIBOR plus 2.25%. Minimum interest rate is 4.00%. This note is secured by inventory, accounts and equipment owned or acquired. This note is personally guaranteed by the Managing Member	—	265,000
HIP note to a commercial bank, due March 2013, monthly principal payments of $9,167, plus interest at one-month LIBOR plus 2.25%. This note is secured by inventory, accounts, and equipment owned or acquired. This note is personally guaranteed by the Managing Member	—	137,500
HCIM note to a commercial bank to be repaid June 2012. Interest accrues monthly on the outstanding balance at LIBOR plus 2.75% with a minimum rate of 4.00%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member	—	110,000

Hatteras Funds

Notes to Combined Financial Statements

9. Long Term Debt  – (continued)

December 31,	2012	2011
HIP note to a commercial bank, due November 2013, monthly payments of $3,797, including interest at one-month LIBOR plus 2.25%. This note is secured by inventory and equipment owned or acquired. This note is personally guaranteed by the Managing Member	—	70,780
Total long-term debt	2,681,839	4,374,914
Less: current maturities	(1,112,552)	(1,639,296)
Net Long-term Debt	$1,569,287	$2,735,618

The future scheduled maturity of the long-term debt is as follows:

December 31,	HIP	HCIM	Total
2013	$71,250	$1,041,302	$1,112,552
2014	63,495	1,041,302	1,104,797
2015	45,554	347,101	392,655
2016	48,605	—	48,605
2017	23,230	—	23,230
Total	$252,134	$2,429,705	$2,681,839

10. Bonus Plans

HIP adopted a bonus plan for certain non-managerial employees, effective January 1, 2007, and amended on January 1, 2008. The amount of each bonus to be granted to each participant is determined by the Managing Member. The sum of these bonuses shall not exceed a certain percentage of profits for the bonus year. A portion of these bonuses for the year is deferred and paid to the employee over the following four years together with any income, gains, and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

HIP also adopted a deferred bonus plan for certain key employees, effective January 1, 2007. The amount of the bonus to be granted to a key employee is determined by the Managing Member. Each bonus awarded under the plan is evidenced by an award letter. A portion of these bonuses for the year is deferred and paid to the key employee over the following four years together with any income, gains, and losses earned on the investment. Any forfeited amounts resulting from termination from employment other than due to retirement, disability, or death, are reallocated to plan participants for the bonus year.

The liability under the HIP bonus plans totaled $1,123,205 and $824,996, at December 31, 2012 and 2011, respectively. Amounts totaling $499,182 and $474,012, are included in current liabilities under accrued compensation and benefits at December 31, 2012 and 2011, respectively, and $624,023 and $350,984, are included in long-term liabilities under accrued compensation and benefits at December 31, 2012 and 2011, respectively.

HIP contributed $788,365 and $390,308, to the deferred bonus plan for the years ended December 31, 2012 and 2011, respectively.

HCIM maintains a non-managerial bonus plan for non-commissioned, non-executive employees of HCIM and HCD. The annual bonus pool is 5% of the net profits of the combined entities. Individual participants in the non-managerial bonus plan are awarded an annual amount, at the discretion of the executive management team. Total liability and expense under the HCIM plan was $88,701 and $82,500, for the years ended December 31, 2012 and 2011, respectively.

Hatteras Funds

Notes to Combined Financial Statements

10. Bonus Plans  – (continued)

HAMF adopted a bonus plan for certain non-managerial employees and investment committee members, effective August 1, 2012. This bonus plan provides additional discretionary compensation based on HAMF’s and its funds’ performance over a particular period. Included in the bonus plan are a performance bonus pool, a profits bonus pool, and an incremental profits bonus pool.

Effective August 2012, a performance bonus pool, up to $200,000 is available to certain HAMF investment committee members if specified performance targets are exceeded and the average daily net assets of the HAMF Trust exceed $400,000,000. The amount of each bonus to be granted to each participant is determined by the Managing Member. A portion of this bonus for the year is deferred and paid over the following four years together with any income, gains and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

Effective August 2012, a profits bonus pool is available to non-managerial employees and investment committee members of HAMF in an amount equal to $200,000 if daily net assets of the HAMF Trust exceed $400,000,000.

Effective August 2012, an incremental profits bonus pool may also be awarded to non-managerial employees and investment committee members of HAMF if average daily net assets of the HAMF Trust exceed $400,000,000 and when net income for the year exceeds the previous calendar year. The incremental profits bonus pool is calculated as 10% of the Company’s net income, after deducting the aforementioned performance and profits bonuses, in excess of its net income for such preceding calendar year.

The profits bonus and incremental profits bonus are not subject to the delayed bonus terms and are allocated to participants based on the sole discretion of the Managing Member.

Total HAMF bonus plan expense was $505,000 for the year ended December 31, 2012. The total liability under the HAMF plan was $505,000 at December 31, 2012. Amounts totaling approximately $420,000 and $80,000 are included in accrued compensation and benefits under current liabilities and long-term liabilities, respectively, on the combined statements of assets and liabilities at December 31, 2012.

Prior to 2012, HAMF maintained a bonus plan for non-managerial employees and investment committee members of HAMF with an annual bonus pool of 7.5% of net profits of HAMF. Total expense was $202,446 for the year ended December 31, 2011.

Combined bonus plan expenses for the Companies for the years ended December 31, 2012 and 2011 totaled $1,382,066 and $675,254, respectively.

11. Lease Obligations

HIP has obligations under capital leases for IT equipment expiring in various years through 2015. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. Amortization of the assets under the capital leases is included in depreciation expense.

Hatteras Funds

Notes to Combined Financial Statements

11. Lease Obligations  – (continued)

Future minimum lease payments under the capital leases at December 31, 2012 are as follows:

2013	$21,425
2014	9,410
2015	2,135
Total minimum obligations	32,970
Less: interest	1,779
Present value of minimum obligations	31,191
Less: current portion	20,508
Long-term Obligations	$10,683

HIP is obligated under various operating lease agreements for equipment and office space that expire at various dates through 2016. Rental expense under these agreements totaled $521,768 and $527,875, for the years ended December 31, 2012 and 2011, respectively.

Minimum future rental payments under the non-cancelable operating leases are as follows:

Year ending December 31,
2013	$546,726
2014	537,616
2015	179,465
2016	29,911
Total	$1,293,718

12. 401(k) and Profit Sharing Plan

The Companies have a defined contribution profit-sharing plan sponsored by HIP which covers substantially all of its employees. The plan includes a 401(k) plan provision which provides employees with the option of deferring a portion of their income. Any matching contributions and profit-sharing contributions to the plan are made at the discretion of the Managing Member.

The Companies contributed $199,939 and $205,052, in matching contributions to the profit-sharing plan for the years ended December 31, 2012 and 2011, respectively.

13. Income Taxes

In accordance with ASC 740, Income Taxes, the Companies reflect in the combined financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. The Companies evaluate uncertain tax positions using provisions of ASC 450, Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

In accordance with ASC 740, the Companies have analyzed the Companies’ inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that no provision for income tax is required in the combined financial statements.

The Companies recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the combined statements of revenues and expenses. During the year, the Companies did not accrue any interest or penalties.

Hatteras Funds

Notes to Combined Financial Statements

14. Net Capital Requirements

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, HCD is required to maintain minimum net capital, as defined, as the greater of $5,000 or 6 2/3% of aggregate indebtedness. At December 31, 2012 and 2011, HCD had net capital of $219,902 and $228,825, respectively, which is $214,902 and $222,070, in excess of its required net capital of $5,000 and $6,755, for the years ended December 31, 2012 and 2011, respectively. HCD’s percentage of aggregate indebtedness to net capital is 12.5% and 44%, at December 31, 2012 and 2011, respectively.

15. Indemnification

In the normal course of business, the Companies enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Companies’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Companies that have not yet occurred. The Companies expect the risk of any future obligations under these indemnifications to be remote.

16. Subsequent Events

In January 2013, HIP signed an agreement to sublease the office space located in New York, New York. The sub-sublease term begins in April 2013 and expires in February 2016. Rental income to be paid to HIP is $234,936 per year, unless the sub-subtenant is required to pay for additional electricity consumption above a base electric level. In this case, rental income to HIP decreases to $225,147 per year.

In March 2013, HIP entered into a new unsecured line of credit. The new credit line amount is not to exceed $3,000,000, less any amounts outstanding under HIP’s standby letter of credit. The other terms of the new credit line remain substantially unchanged. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit.

As part of the same transaction, HIP paid off the note payable to the former financial institution, originally due in August 2014 with a balance of $52,060 at December 31, 2012. In addition, HCIM refinanced its note payable to the former financial institution, originally due in April 2015 with a balance of $2,429,705 at December 31, 2012. The new note payable is due April 2016, with monthly payments of $60,261. The other terms of the new note payable for HCIM remain substantially unchanged.

On October 1, 2013, the Companies entered into an asset purchase agreement with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC, a wholly-owned subsidiary of RCS Capital Corporation. In connection with this transaction, the Companies intend to assign all of its rights and obligations to Hatteras Funds, LLC upon closing of the transaction. The purchase is expected to occur during the first quarter of 2014.

On January 13, 2014, certain minority shareholders in HAMF and a corporate entity with which they are affiliated filed a complaint in the North Carolina Superior Court against the Companies and their Managing Members. The plaintiffs contest certain intercompany agreements and claim certain of the defendants (a) breached the HAMF inter-company expense sharing agreement and the HAMF operating agreement, including by entering into an asset purchase agreement that includes the sale of HAMF’s assets without plaintiffs’ consent, (b) breached their fiduciary duties and claimed implied covenants, and (c) placed unreasonable restrictions on plaintiffs’ access to certain information, namely valuation reports. As the aforementioned intercompany agreements are eliminated in consolidation, the claims relating to expense allocation among Hatteras entities should not have an effect on the firm’s consolidated net income. The Companies have not accrued for any loss contingencies associated with this claim as a loss has not been determined to be probable or reasonably estimable.

The Companies have evaluated subsequent events for recognition or disclosure through January 16, 2014, which was the date the financial statements were available to be issued, and determined there were no other subsequent events that required disclosure.

Hatteras Funds

Combined Financial Statements
As of and for the Nine-Month Period Ended September 30, 2013

(Unaudited)

Hatteras Funds

Contents

Combined Financial Statements
Combined Statements of Assets & Liabilities (Unaudited)	97
Combined Statements of Revenues and Expenses (Unaudited)	98
Combined Statements of Changes in Members’ Equity (Unaudited)	99
Combined Statements of Cash Flows (Unaudited)	100
Notes to Combined Financial Statements (Unaudited)	101

Combined Financial Statements

(Unaudited)

Hatteras Funds

Combined Statements of Assets and Liabilities
(Unaudited)

September 30,	2013
Assets
Current Assets
Cash	$1,161,016
Investments in Affiliate Funds	873,971
Accounts receivable	5,937,702
Prepaid expenses and other assets	419,133
Deposits	17,096
Total Current Assets	8,408,918
Long-term Assets
Investments in Affiliate Funds	192,783
Property and equipment, net	310,176
Goodwill	4,504,177
Total Assets	$13,416,054
Liabilities and Members' Equity
Current Liabilities
Accounts payable	$2,433,142
Accrued expenses	2,409,539
Accrued compensation and benefits	2,590,127
Borrowings on short-term credit facilities	2,201,836
Current maturities of capital lease obligations	15,740
Current maturities of long-term debt	765,073
Total Current Liabilities	10,415,457
Long-term Liabilities
Capital lease obligations, net of current maturities	13,368
Long-term debt, net of current maturities	1,273,484
Total Liabilities	11,702,309
Equity
Members' equity	225,464
Non-controlling interest	1,488,281
Total Equity	1,713,745
Total Liabilities and Equity	$13,416,054

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Revenues and Expenses
(Unaudited)

Nine-months ended September 30	2013
Revenues
Management fees	$20,344,858
Incentive fees	2,089,185
Servicing fees	9,179,384
Total Revenues	31,613,427
Operating Expenses
Salaries, payroll taxes, and employee benefits	8,727,199
Fund expenses	8,489,217
Service fees	4,238,587
Management fees	3,536,869
Amortization of intangible assets with definite lives	468,970
Depreciation	135,483
Other operating expenses	2,647,285
Total Operating Expense	28,243,610
Net Operating Income	3,369,817
Other Expenses
Interest expense	110,465
Total Other Expenses	110,465
Net unrealized gain on investments in Affiliate Funds	3,348
Net Income	3,262,700
Net Income Attributable to Non-Controlling Interest	1,031,051
Net Income Attributable to Members	$2,231,649

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Changes in Members' Equity
(Unaudited)

Balance, January 1, 2013	$144,393	$1,531,423	$1,675,816
Net income	2,231,649	1,031,051	3,262,700
Member distributions	(2,150,578)	(1,074,193)	(3,224,771)
Balance, September 30, 2013	$225,464	$1,488,281	$1,713,745

See accompanying notes to combined financial statements.

Hatteras Funds

Combined Statements of Cash Flows
(Unaudited)

Nine-months ended September 30	2013
Operating Activities
Net income	$3,262,700
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets with definite lives	468,970
Depreciation	135,483
Unrealized gain on investments in Affiliate Funds	(3,348)
Change in operating assets and liabilities:
Increase in accounts receivable	(2,325,738)
Increase in prepaid expenses and other assets	(66,052)
Increase in accounts payable	811,599
Increase in accrued expenses	297,763
Increase in accrued compensation and benefits	746,999
Net Cash Provided by Operating Activities	$3,328,376
Investing Activities
Net contributions to Affiliate Funds	(557,748)
Net withdrawals from Affiliate Funds	155,000
Purchases of property and equipment	(2,301)
Net Cash Used in Investing Activities	$(405,049)
Financing Activities
Net borrowing under short-term credit facilities	846,481
Net payments under capital leases	(2,083)
New borrowing under notes payable	2,169,379
Principal payments under notes payable	(2,812,661)
Member distributions	(3,224,771)
Net Cash Used in Financing Activities	$(3,023,655)
Net Change in Cash	$(100,328)
Cash, Beginning of year	$1,261,344
Cash, End of period	$1,161,016
Supplemental Cash Flow Information
Cash paid for interest	$110,465

See accompanying notes to combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

1. Organization

The combined financial statements contained herein consist of the following entities, which operate under the Hatteras name in the investment management industry: Hatteras Investment Partners, LLC (“HIP”), Hatteras Investment Management, LLC (“HIM”), and Hatteras Capital Investment Management, LLC and Subsidiaries (“HCIM”), collectively, “Hatteras Funds”.

Subsidiaries of HCIM include: Hatteras Alternative Mutual Funds, LLC (“HAMF”), Hatteras Capital Distributors, LLC (“HCD”), and Hatteras Capital Investment Partners, LLC (“HCIP”).

HIP was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIP is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Master Fund LP, and the Servicing Agent to the Hatteras Master Fund’s six feeder funds: Hatteras Core Alternatives Fund LP (formerly the Hatteras Multi-Strategy Fund LP), Hatteras Core Alternatives TEI Fund LP (formerly the Hatteras Multi-Strategy TEI Fund LP), Hatteras Core Alternatives Institutional Fund LP (formerly the Multi-Strategy Institutional Fund LP), Hatteras Core Alternatives TEI Institutional Fund LP (formerly the Multi-Strategy TEI Institutional Fund LP), Hatteras Core Alternatives 3c1 Fund LP (formerly the Multi-Strategy 3c1 Fund LP), and Hatteras Core Alternatives Offshore Fund LTD (formerly the Multi-Strategy Offshore Fund LTD), collectively the “Core Alternatives Funds”.

HIM was organized on September 5, 2003 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2004. HIM is the General Partner to the Core Alternative Funds, other than the Hatteras Core Alternatives Offshore Fund LTD.

HCIM was organized on August 31, 2007 as a limited liability company under the laws of the state of Delaware and commenced operations on January 1, 2008. HCIM is registered under the Investment Advisers Act of 1940 as a registered investment adviser, and is the investment adviser to Hatteras Late Stage VC Fund I, LP; VC Co-investment Fund II, LLC; Hatteras GPEP Fund LP; Hatteras Global Private Equity Partners Institutional Fund; Hatteras GPEP Fund II; Hatteras PE Intelligence Fund; and Hatteras Disciplined Opportunity Fund.

In addition, HCIM has a controlling interest in HAMF. HAMF is the investment adviser to Hatteras Alternative Mutual Funds Trust, Underlying Funds Trust and Hatteras Variable Trust (collectively, the “HAMF Trusts”). HCIM assumed control over HAMF from Alternative Investment Partners, LLC, on September 15, 2009. HCIM is the Managing Member of HAMF.

HCD was organized on January 4, 2007, as a limited liability company under the laws of the state of North Carolina. HCD serves as the distributor for investment company products and limited partnerships. HCD operates as a limited-use broker dealer pursuant to SEC Rule 15c3-3(k)(2)(i) and does not hold customer funds or safekeep customer securities. On August 10, 2011, all of the then existing Members of HCD exchanged their membership interest in HCD for interests in HCIM. As a result of this exchange, HCD became a wholly-owned subsidiary of HCIM, which provides investment advisory services to various funds within Hatteras related pooled investment vehicles.

HCIP was organized on August 31, 2007, as a limited liability company under the laws of the state of Delaware. HCIP is the General Partner to any funds advised by HCIM that are organized as limited partnerships, and receives any special allocation of income, loss, and incentive fees, if applicable, from funds advised by HCIM.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

2. Summary of Significant Accounting Policies

Principals of Combination and Basis of Financial Statement Presentation

The combined financial statements have been prepared to show the combined financial condition of HIP, HIM, and HCIM, and represent the combination of separate financial statements, all prepared under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined financial statements will be included in a registration statement on Form S-4 to be filed with the United States Securities and Exchange Commission (“SEC”). In accordance with Regulation S-X which governs SEC filings, the required financial statements of related businesses may be presented on a combined basis for any periods they are under common management, which pertains to the Hatteras Funds. As discussed in Note 1, the combined financial statements include the accounts of HIP, HIM, HCIM and its subsidiaries, HAMF, HCD, and HCIP (hereafter, the “Companies”). Intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and in the accompanying notes. Actual results could differ from those estimates and those differences could be material.

Revenue Recognition

The majority of the Companies’ revenues are derived from management or servicing fees from the investment companies for which they serve as investment adviser. Management and servicing fees are recognized when earned and are calculated monthly or quarterly, as applicable, as a percentage of the aggregate net assets of the funds under management.

Cash

The Companies maintain cash deposits with various commercial banks. At times, these balances may exceed the amount insured by the Federal Deposit Insurance Corporation (the “FDIC”). All deposit accounts at an insured depository institution, including all noninterest-bearing transaction accounts, are insured by the FDIC up to the standard maximum deposit insurance amount of $250,000, for each deposit insurance ownership category.

Concentration of Credit Risk

Substantially all of the Companies’ revenues are generated from the Companies’ management of the various investment funds, and therefore, the Companies are economically dependent on the investment activities of these funds.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. As of September 30, 2013, all receivables were deemed collectible by management. The carrying values of accounts receivable approximates their fair value as of September 30, 2013.

The Companies receive a majority of its revenues for services provided to the Core Alternatives Funds and the HAMF Trusts. As of September 30, 2013, the amount in accounts receivable related to the Core Alternatives Fund and the HAMF Trusts accounted for 57% and 38% of accounts receivable, respectively.

Fund Expenses

In accordance with its Investment Advisory, Operating Services, and Shareholder Servicing agreements with the funds for which it serves as investment adviser, HAMF is responsible for the payment of all of the Funds’ normal operating expenses, as recorded within the Combined Statements of Revenues and Expenses.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Property and Equipment

All acquisitions of property and equipment over $1,000 are capitalized. Property and equipment are stated at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of 3 years for website development; 5 – 10 years for machinery and equipment; 7 – 10 years for furniture and fixtures; 5 years for vehicles; and 6 – 15 years for leasehold improvements. Depreciation expense totaled $135,483 for the nine-month period ended September 30, 2013.

Investments in Affiliate Funds

Investments in funds that are advised by an affiliate of the Companies are stated at fair value.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Expenses incurred were $310,308 for the nine-month period ended September 30, 2013.

Intangible Assets

On September 15, 2009, HCIM purchased 55% of the controlling interest in HAMF. Under the terms of the Securities Purchase Agreement (the “Agreement”), additional payments were required on the first and second anniversary dates of the Agreement, subject to certain asset levels being reached in Hatteras Alternative Mutual Funds Trust. Goodwill in the amount of $4,778,091 was recognized at the acquisition date and is attributable to the estimated future potential growth of the trust funds. On September 15, 2010 and 2011, HCIM made the first and second anniversary milestone payments of $444,933 and $1,281,153. At the date of acquisition, HCIM expected the earn out payment to be $2,000,000 and factored this into the goodwill recorded at the date of purchase. As $1,726,086 was the actual amount paid, the $273,914 difference was reflected as an impairment on goodwill and a change in fair value of earn out liability on the combined statements of revenues and expenses. Goodwill at September 30, 2013 totaled $4,504,177.

Accounting Standards Codification 350, (“ASC 350”), Intangibles — Goodwill and Other, requires an intangible asset with an indefinite life to be tested and adjusted for impairment, rather than being amortized over a certain period. Management assesses goodwill annually for impairment. As of September 30, 2013, management determined that goodwill was not impaired.

In addition, certain amounts were recorded as intangible assets related to the acquired investment management agreements, as well as for non-compete agreements related to minority shareholders who became employees of HAMF. The amount related to the investment management agreements recorded at the date of acquisition was $2,648,300, which are being amortized over 4 years. For the nine-month period ended September 30, 2013, amortization of these contracts was $468,970. These contracts were fully amortized as of September 30, 2013.

At the date of the acquisition, the amount assigned to the non-compete agreements totaled $197,000, which were amortized over the life of the non-compete agreements. These contracts were fully amortized as of December 31, 2012.

Income Tax

The Companies are organized as limited liability companies and have elected to be treated as pass-through entities for federal and state income tax purposes; therefore, income is included in the members’ individual income tax returns for federal and state income tax purposes. Accordingly, no provision for federal and state income taxes has been made in the accompanying combined financial statements.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Members

Profits and losses are allocated in accordance with the Companies’ respective operating agreements. Members are generally not individually liable for any debts, liabilities, contracts, or obligations of the Companies.

3. Related Party Transactions

Morgan Creek Capital Management (“MCCM”), a registered investment adviser located in Chapel Hill, North Carolina, owns a membership interest in HIP and provides investment services to the Core Alternatives Funds. For these services, MCCM receives a guaranteed payment from HIP, based on assets under management in the Core Alternatives Funds. For the nine-month period ended September 30, 2013, MCCM received $2,808,424 from HIP for these services, which is presented as management fee expense on the combined statements of revenues and expenses.

In addition, MCCM is entitled to a portion of any incentive fees earned by the Hatteras Master Fund. At September 30, 2013, HIM had accrued incentive fees of $2,089,185, of which $626,756 is payable to MCCM. The incentive fee is payable as of December 31, 2013, and is subject to loss depending on the performance of Core Alternatives Fund between September 30, 2013 and December 31, 2013.

HCD has entered into a fund servicing agreement with HCIP as the General Partner of Hatteras Late Stage VC Fund I, L.P. (the “LSVC Fund”), whereby HCD acts as the placement agent and provider of investor services to the LSVC Fund. As compensation for performing such services, HCD receives a quarterly investor services fee of one-quarter of 0.75% of the aggregate Commitment Amounts of the LSVC Fund less the cost basis of the LSVC Fund’s portfolio securities sold, distributed or written off by the LSVC Fund; each as determined as of each calendar quarter end and payable quarterly in arrears. HCIP is permitted to enter into side letter agreements with certain investors of the LSVC Fund that may entitle HCD to a different investor services fee. During the nine-month period ended September 30, 2013, HCIP had in effect one side letter agreement whereby the investor services fee is reduced to one-quarter of 0.60% with respect to an investor. For the nine-month period ended September 30, 2013, HCD earned total investor services fees of $82,016.

4. Investments in Affiliate Funds

As of September 30, 2013, the fair value of investments reflected on the combined statements of assets and liabilities consists of $873,971 of current assets and $192,783 of other assets. The amounts invested in the Companies’ Bonus Plans have been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds paid out to the plans’ participants, at the Closing of the transaction with RCS Capital Corporation (see Note 16).

HAMF and HCIM provide seed money for new product launches. Both companies generally redeem the seed money shortly after launch, and thus classify the investments in funds as a short-term asset on the combined statements of assets and liabilities. At September 30, 2013, HAMF had two investments in the funds, totaling $19,730, and HCIM had one investment in a new fund totaling $151,487, both of which are included in investments in affiliate funds on the combined statements of assets and liabilities.

As General Partner to the LSVC Fund, HCIP earned a subordinated profits interest in 2010 in the amount of $213,938. This amount was earned in lieu of the management fee the General Partner waived during the first year of the LSVC Fund’s operations, and remains invested in the LSVC Fund. At September 30, 2013, the net carrying value of this investment was $187,493. This amount is included in investments in affiliate funds on the combined statements of assets and liabilities.

Also included in investments in affiliate funds is HCIM’s investment in the Hatteras GPEP Fund, LP, totaling $5,290 at September 30, 2013.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

4. Investments in Affiliate Funds  – (continued)

The HIP Bonus Plans pay participants based upon the returns of the Hatteras Core Alternatives Institutional Fund LP. In order to cover liabilities under the plans, HIP, in its own name, invests in the Hatteras Core Alternatives Institutional Fund LP. Included in investments in affiliate funds is a balance totaling $622,754 representing the deferred bonus investment at September 30, 2013. This amount has been reclassified as a current asset, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the Closing of the transaction with RCS Capital Corporation (see Note 16).

5. Fair Values of Investments

ASC 820, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Companies. Unobservable inputs reflect the Companies’ assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Companies’ investments in affiliate funds have been classified as Levels 1 and 3.

There were no changes during the period ended September 30, 2013 to the Companies’ valuation techniques used to measure asset values on a recurring basis.

The following table presents information about HIP and HCIM’s investments measured at fair value:

September 30, 2013	Level 1	Level 2	Level 3	Total
Investments in Affiliate Funds	$254,565	$—	$812,189	$1,066,754

The following table includes a rollforward of the amounts for the nine-month period ended September 30, 2013, for investments classified within level 3.

2013
Balance at December 31, 2012	$640,928
Contributions	326,261
Withdrawals	(155,000)
Balance at September 30, 2013	$812,189

The Companies follow the practical expedient provision for valuation in Accounting Standards Codification 820 (ASC 820), Fair Value Measurement, which permits the measurement of fair value based on the net asset value of the investment, without further adjustment, unless it is probable that the investment will be sold at a value significantly less than the net asset value. In using net asset value as a practical expedient,

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

5. Fair Values of Investments  – (continued)

certain attributes of the investment that may affect the fair value of the investment are not considered in measuring fair value. Attributes of those investments include the investment strategies of the investees and may also include, but are not limited to restrictions on the investor’s ability to redeem its investments at the measurement date. The Companies’ investments in affiliate funds are illiquid in nature and the redemption terms are restrictive.

Gains or losses on HIP’s Bonus Plan investments are not recognized in the statements of revenues and expenses, as all income, gain and losses achieved by these investments are credited to the delayed bonus account and paid out to participants.

6. Property and Equipment

Property and equipment consists of the following as of September 30:

September 30,	2013
Furniture and fixtures	$577,025
Website development	410,683
Computer equipment	364,790
Leasehold improvements	121,445
Vehicles	111,662
Fund setup costs	39,014
Software	25,681
Loan fees	3,875
1,654,175
Less: accumulated depreciation	(1,343,999)
Property and Equipment, net	$310,176

7. Letter of Credit

At September 30, 2013, HIP had a letter of credit in the amount of $59,822 to comply with the provisions of a lease agreement for office space. The letter of credit is renewed annually and is expected to remain in place until the expiration of the lease in February 2016.

8. Borrowings on Short-term Credit Facilities

HIP has an unsecured line of credit with a financial institution due in March 2014. The maximum amount of the credit line is $3,000,000, less any amounts outstanding under the Letter of Credit (see Note 7). Interest is calculated at one month LIBOR plus 2.25% per annum with a minimum rate of 3.50%. The rate at September 30, 2013 was 3.50%. The balance on the line of credit at September 30, 2013 was $2,004,794. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. The average amounts of debt outstanding on the line of credit for the period ended September 30, 2013 was approximately $2,005,000.

HIP has another unsecured line of credit with a financial institution initially due in October 2012 and extended through September 2014. The maximum amount of the credit line is $2,500,000. Interest is calculated at one month LIBOR plus 2.00% per annum. The rate at September 30, 2013 was 2.18%. The balance on this line of credit at September 30, 2013 was $131,400. HAMF, HCIM, and the Managing Member of HIP guarantee the line of credit. Average amounts of debt outstanding on the line of credit for the nine-month period ended September 30, 2013 was approximately $532,000.

Borrowings on short-term credit facilities also include a bank overdraft balance of $65,642 at September 30, 2013.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

9. Long Term Debt

Long-term debt consists of the following as of September 30:

As of September 30,	2013
HCIM note to a commercial bank, due April 2016, monthly payments of $60,259, plus interest at LIBOR plus 2.25% with a minimum rate of 3.50%. This note is collateralized by all inventory, chattel paper, accounts, equipment, and general intangibles owned or acquired. This note is personally guaranteed by the Managing Member and guaranteed by HIP.	$1,868,084
HIP note to a commercial bank, due April 2015, monthly payments of $4,317, including interest at 6.5%. This note is personally guaranteed by the Managing Member.	170,473
Total long-term debt	2,038,557
Less: current maturities	(765,073)
Net Long-term Debt	$1,273,484

The future scheduled maturity of the long-term debt is as follows:

As of September 30, 2013	HIP	HCIM	Total
Remainder of 2013	$10,238	$180,777	$191,015
2014	42,650	723,108	765,758
2015	45,507	723,108	768,615
2016	48,554	241,091	289,645
2017	23,524	—	23,524
Total	$170,473	$1,868,084	$2,038,557

10. Bonus Plans

HIP adopted a bonus plan for certain non-managerial employees, effective January 1, 2007, and amended on January 1, 2008. The amount of each bonus to be granted to each participant is determined by the Managing Member. The sum of these bonuses shall not exceed a certain percentage of profits for the bonus year. A portion of these bonuses for the year is deferred and paid to the employee over the following four years together with any income, gains, and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

HIP also adopted a deferred bonus plan for certain key employees, effective January 1, 2007. The amount of the bonus to be granted to a key employee is determined by the Managing Member. Each bonus awarded under the plan is evidenced by an award letter. A portion of these bonuses for the year is deferred and paid to the key employee over the following four years together with any income, gains, and losses earned on the investment. Any forfeited amounts resulting from termination from employment other than due to retirement, disability, or death, are reallocated to plan participants for the bonus year.

For the nine-months ended September 30, 2013, bonus expense at HIP for the Key Employee Plan totaled approximately $478,000, and approximately $126,000 for the Non-Managerial Plan. In addition, HIM had accrued approximately $731,000 in bonus expense related to incentive fee receivable from the Hatteras Master Fund.

The liability under the HIP & HIM bonus plans totaled approximately $1,968,000 at September 30, 2013. This amount has been reclassified as a current liability and is included under accrued compensation and benefits, as the plans are expected to be terminated, and all proceeds paid out to the plans’ participants, at the Closing of the transaction with RCS Capital Corporation (see Note 16).

HIP contributed $326,261 to the deferred bonus plan for the period ended September 30, 2013.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

10. Bonus Plans  – (continued)

HAMF adopted a bonus plan for certain non-managerial employees and investment committee members, effective August 1, 2012. This bonus plan provides additional discretionary compensation based on HAMF’s and its funds’ performance over a particular period. Included in the bonus plan are a performance bonus pool, a profits bonus pool, and an incremental profits bonus pool.

Effective August 2012, a performance bonus pool, up to $200,000 is available to certain HAMF investment committee members if specified performance targets are exceeded and the average daily net assets of the HAMF Trust exceed $400,000,000. The amount of each bonus to be granted to each participant is determined by the Managing Member. A portion of this bonus for the year is deferred and paid over the following four years together with any income, gains and losses earned on the investment based on a predetermined vesting schedule. Any forfeited amounts are reallocated to plan participants for the bonus year.

Effective August 2012, a profits bonus pool is available to non-managerial employees and investment committee members of HAMF in an amount equal to $200,000 if daily net assets of the HAMF Trust exceed $400,000,000.

Effective August 2012, an incremental profits bonus pool may also be awarded to non-managerial employees and investment committee members of HAMF if average daily net assets of the HAMF Trust exceed $400,000,000 and when net income for the year exceeds the previous calendar year. The incremental profits bonus pool is calculated as 10% of the Company’s net income, after deducting the aforementioned performance and profits bonuses, in excess of its net income for such preceding calendar year.

The profits bonus and incremental profits bonus are not subject to the delayed bonus terms and are allocated to participants based on the sole discretion of the Managing Member.

Total HAMF bonus plan expense was $300,000 for the nine-month period ended September 30, 2013. The total liability under the HAMF plan was approximately $380,000 at September 30, 2013. This amount has been reclassified as a current liability and is included under accrued compensation and benefits, as the plans are expected to be terminated, and all proceeds paid out to the plan’s participants, at the Closing of the transaction with RCS Capital Corporation (see Note 16).

Combined bonus plan expenses for the Companies for the nine-month period ended September 30, 2013 totaled approximately $1,635,000.

11. Lease Obligations

HIP has obligations under capital leases for IT equipment expiring in various years through 2016. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. Amortization of the assets under the capital leases is included in depreciation expense.

Future minimum lease payments under the capital leases at September 30, 2013 are as follows:

Remainder of 2013	$5,570
2014	15,346
2015	7,689
2016	3,702
Total minimum obligations	32,307
Less: interest	3,199
Present value of minimum obligations	29,108
Less: current portion	15,740
Long-term Obligations	$13,368

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

11. Lease Obligations  – (continued)

HIP is obligated under various operating lease agreements for equipment and office space that expire at various dates through 2016. Rental expense under these agreements totaled approximately $408,000 for the nine-month ended September 30, 2013.

Minimum future rental payments under the non-cancelable operating leases are as follows:

As of September 30, 2013
Remainder of 2013	$138,233
2014	559,780
2015	201,629
2016	52,075
Total	$951,717

12. 401(k) and Profit Sharing Plan

The Companies have a defined contribution profit-sharing plan sponsored by HIP which covers substantially all of its employees. The plan includes a 401(k) plan provision which provides employees with the option of deferring a portion of their income. Any matching contributions and profit-sharing contributions to the plan are made at the discretion of the Managing Member.

The Companies contributed approximately $149,000 in matching contributions to the profit-sharing plan for the nine-month period ended September 30, 2013.

13. Income Taxes

In accordance with ASC 740, Income Taxes, the Companies reflect in the combined financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. The Companies evaluate uncertain tax positions using provisions of ASC 450, Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

In accordance with ASC 740, the Companies have analyzed the Companies’ inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction), and has concluded that no provision for income tax is required in the combined financial statements.

The Companies recognize interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the combined statements of revenues and expenses. During the year, the Companies did not accrue any interest or penalties.

14. Net Capital Requirements

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, HCD is required to maintain minimum net capital, as defined, as the greater of $5,000 or 6 2/3% of aggregate indebtedness. At September 30, 2013, HCD had net capital of $268,356 which is $257,461 in excess of its required net capital of $10,895. HCD’s percentage of aggregate indebtedness to net capital is 60.9% at September 30, 2013.

Hatteras Funds

Notes to Combined Financial Statements (Unaudited)

15. Indemnification

In the normal course of business, the Companies enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Companies’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Companies that have not yet occurred. The Companies expect the risk of any future obligations under these indemnifications to be remote.

16. Subsequent Events

On October 1, 2013, the Companies entered into an asset purchase agreement with Scotland Acquisition, LLC d/b/a Hatteras Funds, LLC, a wholly-owned subsidiary of RCS Capital Corporation. In connection with this transaction, the Companies intend to assign all of its rights and obligations to Hatteras Funds, LLC upon closing of the transaction. The purchase is expected to occur during the first quarter of 2014.

On January 13, 2014, certain minority shareholders in HAMF and a corporate entity with which they are affiliated filed a complaint in the North Carolina Superior Court against the Companies and their Managing Members. The plaintiffs contest certain intercompany agreements and claim certain of the defendants (a) breached the HAMF inter-company expense sharing agreement and the HAMF operating agreement, including by entering into an asset purchase agreement that includes the sale of HAMF’s assets without plaintiffs’ consent, (b) breached their fiduciary duties and claimed implied covenants, and (c) placed unreasonable restrictions on plaintiffs’ access to certain information, namely valuation reports. As the aforementioned intercompany agreements are eliminated in consolidation, the claims relating to expense allocation among Hatteras entities should not have an effect on the firm’s consolidated net income. The Companies have not accrued for any loss contingencies associated with this claim as a loss has not been determined to be probable or reasonably estimable.

Management has evaluated subsequent events for recognition or disclosure through January 22, 2014, which was the date the financial statements were available to be issued, and determined there were no other subsequent events that required disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Investors Capital Holdings, Ltd. and Subsidiaries
Lynnfield, MA

We have audited the accompanying consolidated balance sheets of Investors Capital Holdings, Ltd. and subsidiaries (the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included a consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit s provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Capital Holdings, Ltd. and subsidiaries, at March 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum, LLP

Boston, Massachusetts
June 20, 2013

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	March 31, 2012
Assets
Current Assets
Cash and cash equivalents	$6,589,698	$4,537,713
Deposit with clearing organization, restricted	175,000	175,000
Accounts receivable	7,160,553	4,525,157
Loans receivable from registered representatives (current), net of allowance	593,730	654,560
Prepaid income taxes	136,972	137,658
Securities owned at fair value	258,903	235,454
Prepaid expenses	722,427	674,780
	15,637,283	10,940,322
Property and equipment, net	194,446	340,007
Long Term Investments
Loans receivable from registered representatives	893,703	1,002,621
Non-qualified deferred compensation investment	1,771,044	1,327,806
Cash surrender value life insurance policies	176,402	157,991
	2,841,149	2,488,418
Other Assets
Deferred tax asset, net	1,059,480	1,550,010
Capitalized software, net	107,590	172,240
Other assets	56,704	—
	1,223,774	1,722,250
TOTAL ASSETS	$19,896,652	$15,490,997
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,327,691	$820,540
Accrued expenses	1,818,379	1,408,324
Commissions payable	3,279,921	2,787,467
Notes payable	1,488,876	1,605,688
Unearned revenues	188,651	146,198
Securities sold, not yet purchased, at fair value	28,946	8,186
	8,132,464	6,776,403
Long-Term Liabilities
Non-qualified deferred compensation plan	1,968,691	1,458,169
Subordinated borrowings	2,000,000	—
	3,968,691	1,458,169
Total liabilities	12,101,155	8,234,572
Commitments and contingencies (Note 16)
Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized; 7,101,427 issued and 7,097,542 outstanding at March 31, 2013 6,689,009 issued and 6,685,124 outstanding at March 31, 2012	71,013	66,890
Additional paid-in capital	12,594,370	12,425,713
Accumulated deficit	(4,839,751)	(5,206,043)
Less: Treasury stock, 3,885 shares at cost	(30,135)	(30,135)
Total stockholders’ equity	7,795,497	7,256,425
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,896,652	$15,490,997

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	YEARS ENDED March 31,
	2013	2012
Revenue:
Commissions	$65,577,806	$63,444,938
Advisory fees	16,409,330	15,958,497
Other fee income	1,701,482	620,595
Other revenue	1,196,772	1,016,732
Total revenue	84,885,390	81,040,762
Expenses:
Commissions and advisory fees	67,378,564	64,775,584
Compensation and benefits	6,535,007	8,744,917
Regulatory, legal and professional services	4,833,915	3,979,808
Brokerage, clearing and exchange fees	1,404,075	1,790,263
Technology and communications	1,300,652	1,335,373
Advertising, marketing and promotion	917,181	956,234
Occupancy and equipment	694,326	864,431
Other administrative	1,204,994	1,219,856
Interest	30,668	37,361
Total operating expenses	84,299,382	83,703,827
Operating income (loss)	586,008	(2,663,065)
Provision (benefit) for income taxes	219,716	(331,236)
Net income (loss)	$366,292	$(2,331,829)
Other comprehensive income:
Unrealized gains (losses) on securities
Unrealized holding loss arising during period on investment securities	—	(3,824)
Less: Reclassification adjustment for gains included in net loss	—	(52,893)
Other Comprehensive income (loss)	$—	$(56,717)
Comprehensive income (loss)	366,292	(2,388,546)
Basic net income (loss) per share	$0.06	$(0.36)
Diluted net income (loss) per share	$0.06	$(0.36)
Shares used in basic per share calculations	6,219,022	6,520,025
Shares used in diluted per share calculations	6,522,764	6,520,025

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended March 31, 2013 and 2012

	COMMON STOCK $.01 PAR VALUE		Additional Paid-In Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive	Total Stockholders’ Equity
	Number of Shares	Carrying Amount
Balance at March 31, 2011	6,618,259	$66,183	$12,279,380	$(2,874,214)	$(30,135)	$56,717	$9,497,931
Stock-based compensation:
Amortization of deferred compensation			147,040				147,040
Issuance of common stock under plans	74,401	744	(744)
Cancelled restricted shares	(3,651)	(37)	37
Unrealized loss on securities:
Unrealized holding loss arising during the period						(3,824)	(3,824)
Less: reclassification adjustment for gains included in net loss						(52,893)	(52,893)
net loss				(2,331,829)			$(2,331,829)
Balance at March 31, 2012	6,689,009	$66,890	$12,425,713	$(5,206,043)	$(30,135)	$—	$7,256,425
Stock-based compensation:
Amortization of deferred compensation			172,780				172,780
Issuance of common stock under plans	420,000	4,200	(4,200)
Cancelled restricted shares	(7,582)	(77)	77
Net income				366,292			366,292
Balance at March 31, 2013	7,101,427	$71,013	$12,594,370	$(4,839,751)	$(30,135)	$—	$7,795,497

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$366,292	$(2,331,829)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	321,231	380,139
Deferred taxes, net	490,530	(331,236)
Stock-based compensation	172,780	147,040
Non-cash compensation for transfer of beneficial interest in life insurance to former chairman	—	568,095
Unrealized gain in marketable securities	(24,898)	(13,412)
Non-qualified deferred compensation investment	63,508	36,159
Loss on disposal of equipment	65,786	14,542
Market adjustment cash surrender value life insurance policy	(18,411)	(9,214)
Charge to commission expense (forgivable loans)	181,599	291,874
Provision for doubtful accounts	133,464	100,228
Loss on write down on permanent decline of investment	—	50,000
Change in operating assets and liabilities:
Accounts receivable	(2,635,396)	2,273,481
Prepaid expenses and other	(100,574)	422,676
Loans receivable from registered representatives	(145,316)	(711,036)
Income taxes	686	20,222
Accounts payable	2,712,072	2,020,645
Securities, net	—	(36,062)
Accrued expenses	410,055	(670,381)
Commissions payable	492,454	(459,431)
Unearned revenues	42,453	32,712
Net cash provided by operating activities	2,528,315	1,795,212
Cash flows from investing activities:
Acquisition of property and equipment	(154,308)	(71,952)
Cash surrender value life insurance policies	—	(36,443)
Payments on note receivable	—	603,169
Proceeds from investments	22,209	(2,572)
Capitalized software	(22,498)	(105,110)
Net cash (used in) provided by investing activities	(154,597)	387,092
Cash flows from financing activities:
Payments on note payable	(2,321,733)	(2,231,786)
Proceeds from subordinated borrowings	2,000,000	—
Net cash used in financing activities	(321,733)	(2,231,786)
Net increase (decrease) in cash and cash equivalents	2,051,985	(49,482)
Cash and cash equivalents, beginning of year	4,537,713	4,587,195
Cash and cash equivalents, end of year	$6,589,698	$4,537,713
Supplemental disclosures of cash flow information:
Interest paid	$26,085	$27,468
Income taxes paid	$84,000	$—
Non-cash investing activity:
Reclassification of investment from available for sale to trading	$—	$212,553
Non-cash financing activity:
Insurance premiums	$2,204,921	$2,309,505

The accompanying notes are an integral part of these consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 1 — NATURE OF OPERATIONS

Incorporated in 1995 under Massachusetts law and redomesticated under Delaware law in 2007, Investors Capital Holdings, Ltd. (“ICH”) is a holding company whose wholly-owned subsidiaries assist a nationwide network of independent registered representatives (“representatives”) in providing a diversified line of financial services to the public including securities brokerage, investment advice, asset management, financial planning and insurance. Our subsidiaries include the following:

•	Investors Capital Corporation (“ICC”) is duly registered under the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and applicable state law to provide broker-dealer and investment advisory services nationwide. ICC’s national network of independent financial representatives is licensed to provide these services through ICC under the regulatory purview of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and state securities regulators. ICC executes and clears its public customer accounts on a fully disclosed basis through Pershing, LLC (“Pershing”). ICC, doing business as Investors Capital Advisors (“ICA”), also provides investment advisory services.
•	ICC Insurance Agency, Inc. facilitates the sale of insurance and annuities by our representatives.
•	Investors Capital Holdings Securities Corporation (“ICH Securities”) holds cash, cash equivalents, interest income and dividend income for ICH.
•	Advisor Direct, Incorporated (“AD”) is a wholly-owned subsidiary. On January 24, 2013, Investors Capital Holdings, Ltd. acquired all the assets of a shell broker-dealer for the cash purchase price of $32,500 with no goodwill created. AD is a Broker-Dealer registered with the SEC and is a member of FINRA. AD is registered to operate as a (k)(1) Broker-Dealer where principal transactions are limited to mutual funds and/or variable annuities only.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are summarized below to assist the reader to better understand the consolidated financial statements and other data contained herein.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, ICC, ICC Insurance Agency, Inc., Advisor Direct, Inc. and ICH Securities. All significant inter-company items and transactions have been eliminated in the consolidation.

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Those estimates deal with the valuation of securities and other assets revenue recognition, litigation reserves and allowance for doubtful accounts receivable and involve a particularly high degree of judgment and complexity. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are summarized below.

Mutual Funds/Variable Annuities.  Revenue from the sale of mutual funds and variable annuities is recognized as of the date the check and application is accepted by the investment company.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Brokerage.  The Company earns commissions through stock purchase and sale transactions, mutual fund purchases, government and corporate bonds transactions, fee-based managed accounts and ticket charges. The Company also earns revenue in the form of 12b-1 fees and interest on account balances. The earnings process is substantially complete at trade date in accordance with the rules of FINRA and the SEC.

The Company also receives credit adjustments for clearing charge s that are netted against any clearing charges the Company may incur for the period. These adjustments are recognized as income in the period received unless otherwise noted by the clearing Company.

Unrealized gains and losses are recorded at the time that the Company reconciles its trading positions with the market value. The unrealized gains or losses are adjusted to market until the position is settled or the trade is cancelled.

Advisory Fees.  Our managed accounts advisory fees are based on the amount of assets managed per agreement negotiated between our independent representatives and their clients. These revenues are recorded quarterly as and when billed based on the fair market value of assets managed throughout the quarter. Any portion remaining uncollected due to account adjustments after account rebalancing is charged against earnings at quarter end.

Administration Fees.  Administration fees for services rendered to the Company’s representatives respecting annual FINRA license renewals and Error and Omissions (“E&O”) insurance are recognized as revenue upon registration of the representative with FINRA and listing of the registered representative with the E&O insurance carrier. The funds received from the registered representative are initially recorded as unearned revenue. The amounts collected in excess of the E & O insurance premium and/or fees due FINRA, if any, are recognized as revenue. Fees collected to maintain books and records are deferred and recognized ratably throughout the year.

Other Revenue.  Revenue from marketing associated with product sales is recognized quarterly based on production levels. Marketing event revenues are recognized at the commencement of each event offset by its costs. Revenue from ICC’s technology platform, Capital Connect, is recognized monthly based on a representative’s selected package, which provides them access to a portal, in addition to receiving IT support. The service terminates immediately if a representative is no longer with the firm or it is temporarily suspended, in either case, there will be no additional fees to be recognized as income.

Cash and Cash Equivalents

For purposes of reporting cash flow, cash and cash equivalents includes cash in checking and savings accounts, cash at its clearing firm and short-term investments with original maturities of 90 days or less.

Customer Accounts

The Company’s customer accounts are reported by the various custodians on a fully disclosed basis.

Financial Instruments

The Company’s financial assets and liabilities are reported in the statements of financial condition at readily ascertainable fair value or at carrying amounts that approximate fair value as these financial instruments generally have short maturity periods. The fair value of securities owned and trading securities sold, not yet purchased are equal to the carrying value. Changes in the fair value of these securities are reflected in the results of operations.

Marketable Securities

The Company classifies their short-term investments as trading, available for sale, or held to maturity. The Company’s marketable securities consist of fixed income instruments and mutual funds and have been

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

classified by management as trading. Accordingly, realized and unrealized gains and losses at year-end are included in the earnings of the Company. The fair market values of these securities are determined based on quoted market prices.

The Company conducts its principal trading through two designated trading accounts. One of these accounts is used to facilitate fixed income trading on a same day buy-sell basis. The second account is used to facilitate fixed income trading for representatives and may carry positions overnight. These securities are normally held in the account for no longer than 30 days and are recorded at fair market value.

Advertising

The Company expenses all promotional costs as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, over a period of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Routine repairs and maintenance are expensed as incurred.

The Company reviews the carrying value on its property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from its use and eventual disposition. In cases where an asset is not in use and subsequently disposed of, the Company recognizes a loss on disposal that is equal to the carrying value at the time of disposal offset against any proceeds received. The Company reported losses on its disposal of property and equipment of $65,786 and $14,542 respectively, for the years ended March 31, 2013 and 2012.

Income Taxes

The Company uses the asset and liability method to account for income taxes, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date.

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of deferred compensation, legal accruals, differences between depreciation expenses, and a net operating loss for financial statement purposes versus tax return purposes.

The Company has assessed the realizability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company also considered its current period reporting results and compared these results to its annual projection. Management anticipates it will achieve profitability and future taxable income; however, it has concluded that the sustained uncertainty in the global economy and its impact on the U.S. financial markets along with the ongoing legal risks and related defense costs inherent in the industry necessitated a valuation allowance in the amount of approximately $0.5 million as of March 31, 2013 and 2012.

If future operations exceed current projections, management may conclude such valuation allowance is no longer needed. Conversely, if future operating results do not meet current projections, it is possible that an additional valuation allowance may be needed in future periods.

US GAAP requires that the impact of tax positions be recognized in the financial statements if they are more likely than not of being sustained upon examination, based on the technical merits of the position. The Company’s management has determined that the Company has no uncertain tax positions requiring recognition

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

as of March 31, 2013. The Company files federal and state income tax returns. The statute of limitations for these jurisdictions is generally three to six years. The Company had no returns under examination as of March 31, 2013.

Earnings Per Share

The Company reports net income (loss) per share. Diluted earnings per share do not include the effect of stock options as it has an anti-dilutive effect on earnings per share (See Note 19). Basic and diluted net income per common share are determined by dividing net income by the weighted average number of common shares outstanding during the period.

Stock Based Awards

The Company grants stock based awards to employees, directors, and registered representatives after the awards are approved by the board of directors. These awards are incentive driven and based on performance. (See NOTE 19 BENEFIT PLANS)

Segment Reporting

The Company makes disclosures about products and services, and major customers. See “Note 15, Segment Information”.

Accounts Receivable — Allowance for Doubtful Accounts

The Company’s policies for determining whether a receivable is considered uncollectible are as follows:

Trade Receivables.  As prescribed by the SEC, trade receivables usually settle within three days. If a trade error occurs, the Company pursues remedies to collect on the trade error. The Company does not record a receivable resulting from a trade error that is in litigation or whose outcome is otherwise not reasonably determinable. In such a case, the Company applies any proceeds from settlements or insurance against any trade losses incurred.

Loans to representatives.  Management performs periodic evaluations and provides an allowance based on the assessment of specifically identified unsecured receivables and other factors, including the representative’s payment history and production levels. Once it is determined that it is both probable that a loan has been impaired, typically due to the termination of the relationship, and the amount of loss can reasonably be estimated, the portion of the loan balance estimated to be uncollectible is so classified. See “Note 3, Loans to Registered Representatives”.

Valuation of Securities and Other Assets

Substantially all financial instruments are reflected in the consolidated financial statements at fair value or amounts that approximate fair value. These include cash; cash equivalents; securities purchased under agreements to resell; deposits with clearing organizations; securities owned; and securities sold but not yet purchased. Certain financial instruments are classified as trading, available for sale, and held to maturity. The realized gains and losses are recorded in the income statement in the period in which the transactions occurred. The related unrealized gains and losses are reflected in other comprehensive income depending on the underlying purpose of the instrument. The Company records its private equity holdings at cost as the Company does not exercise significant influence over these equity investments.

Where available, the Company uses prices from independent sources such as listed market prices, or broker or dealer price quotations. Fair values for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. In addition, even where the value of a security is derived from an independent market price or broker or dealer quote, certain assumptions

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

may be required to determine the fair value. For instance, the Company generally assumes that the size of positions in securities that the Company holds would not be large enough to affect the quoted price of the securities if the Company were to sell them, and that any such sale would happen in an orderly manner. However, the actual value realized upon disposition could be different from the current carrying value.

Internal Use of Software

The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize projects where it believes that the future economic benefits are less than probable.

Reclassifications

Certain amounts in 2012 were reclassified to provide comparison with 2013 classifications. There was no impact to previously reported Net income (loss) or Net income (loss) per share.

Recent Accounting Pronouncements

Comprehensive Income.  In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05,

Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  The new guidance eliminates the current option to report other comprehensive income and its components in the statement of stockholders’ equity. Instead, the new rule will require an entity to present net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years beginning after December 15, 2011 and for interim periods within those years The Company has adopted this rule as of April 01, 2012. While the adoption of this new guidance will change the presentation of comprehensive income, it did not have a material impact on the Company’s results of operations or financial position (See Consolidated Statements of Operations).

Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be filed. There were no material subsequent events requiring adjustment to or disclosure in these financial statements.

NOTE 3 — LOANS TO REGISTERED REPRESENTATIVES

ICC has granted loans to certain registered representatives. These loans are primarily given to newly recruited representatives to assist in the transition process. These notes have various schedules for repayment or forgiveness. Forgiveness is granted if the representative remain s licensed with the Company for an agreed upon period of time, generally one to five years, and/or meet specified performance goals. Upon forgiveness, the loans are charged to commission expense. Loans charged to commission expense totaled $181,599 and $291,874 for the fiscal years ended March 31, 2013 and 2012, respectively.

Some loans to registered representatives are not subject to a forgiveness contingency. These loans, as well as loans that have failed the forgiveness contingency, are repaid to the Company by deducting a portion of the representatives’ commission payouts throughout the commission cycle until the loans are repaid.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 3 — LOANS TO REGISTERED REPRESENTATIVES  – (continued)

Interest charged on these loans to representatives range from 3.00% to 9.00% annually. Loans to registered representatives included in receivables from employees and registered representatives are as follows at March 31:

	2013	2012
Forgivable loans	$1,115,765	$1,057,497
Other loans	604,264	757,018
Less: allowance	(232,596)	(157,334)
Total loans	$1,487,433	$1,657,181

Included in other loans is a loan receivable from a registered representative in connection with a regulatory matter settled with the Massachusetts Securities Division on October 27, 2010. This representative has agreed to reimburse the Company for certain amounts paid by the Company with respect to this regulatory matter. The amount due on this receivable at March 31, 2013 and 2012 was $330,587 and $391,560, respectively.

NOTE 4 — NOTE RECEIVABLE

On October 24, 2005, the Company entered into an agreement (the “Transition Agreement”) with Dividend Growth Advisors, LLC (“DGA”). The Company agreed to terminate its Investment Advisory Agreement with Eastern Point Advisors Funds Trust (the “Trust”) effective October 18, 2005 and to permit the appointment by the Trust of DGA to succeed the Company as the Trust’s investment advisor.

On February 28, 2012, the Company received $499,475 in principal and accrued interest in full satisfaction and repayment of the Note. The Note had provided for a principal amount of $747,617 and quarterly payments of interest accruing thereon at 5.5%. The terms of this note were modified, effective March 3, 2010 to extend the maturity by four years to October 31, 2014 and require annual principal payments of $100,000.

NOTE 5 — SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED AT FAIR VALUE

Trading and investment securities owned consist of both marketable securities and not readily marketable securities and are recorded at fair value. Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price and thereby create a liability to purchase the security in the market at prevailing prices. Changes in the value of these securities are reflected currently in the results of operations.

As of March 31, 2013 and 20 12, the Company’s proprietary trading and investment accounts consisted of the following securities:

	March 31, 2013
	Owned	Sold, Not Yet Purchased
Equities	$354	$28,946
Asset backed securities	2,040	—
Mutual funds	256,509	—
	$258,903	$28,946

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 5 — SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED AT FAIR VALUE  – (continued)

	March 31, 2012
	Owned	Sold, Not Yet Purchased
Equities	$4,796	$7,900
Asset backed securities	2,672	—
Mutual funds	227,986	286
	$235,454	$8,186

Included in the category mutual funds is an investment called the Goldman Sachs Rising Dividend Growth Fund, formerly The Rising Dividend Growth Fund. On December 31, 2011 the Company reclassified this investment as an investment held for trading. As of March 31, 2013 the Company’s intent is to still trade this investment that has a fair value of $25 6,509 and $227,986 as of March 31, 201 3 and 2012, respectively.

NOTE 6 — INVESTMENTS

The Company recognized a $50,000 loss as of March 31, 2012 due to a permanent decline in the market value of an investment classified as held to maturity.

NOTE 7 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various trading and brokerage activities whose counterparties primarily include the general public. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. Securities sold, but not yet purchased, represent obligations of the Company to purchase the security in the market at the prevailing prices to the extent that the Company does not already have the securities in possession. Accordingly, these transactions result in off-balance sheet risk when the Company’s satisfaction of the obligations exceeds the amount recognized in the balance sheet. The risk of default depends on the creditworthiness of the counterparty of the issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standings of each counterparty with which it conducts business.

Commissions receivable from one source were 36% and 10% of total receivables for the years ended March 31, 2013 and 2012, respectively.

At March 31, 2013, the carrying amount of the Company’s cash and cash equivalents was $6,589,698 of which $250,000 was covered by the Federal Deposit Trust Corporation (“FDIC”). The Company’s cash and cash equivalents as of March 31, 2013 also includes $2,701,440 at its clearing broker-dealer of which $500,000 was fully insured by the Securities Investor Protection Corporation (“SIPC”).

At March 31, 2012, the carrying amount of the Company’s cash and cash equivalents was $4,537,713 of which $250,000 was covered by the Federal Deposit Trust Corporation (“FDIC”). The Company’s cash and cash equivalents as of March 31, 2012 also includes $702,751 at its clearing broker-dealer of which $500,000 was fully insured by the Securities Investor Protection Corporation (“SIPC”).

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 8 — FAIR VALUE MEASUREMENTS  – (continued)

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company has the ability to access.
•	Level 2 — Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 — Inputs include unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of March 31, 2013:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$256,509	$256,509	$—	$—
Equities	354	354	—	—
Asset backed securities	2,040	—	2,040	—
Total assets	$258,903	$256,863	$2,040	$—
Liabilities:
Securities sold, not yet purchased at fair value
Equities	$28,946	$28,946	$—	$—
Total liabilities	$28,946	$28,946	$—	$—

The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of March 31, 2012:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$227,986	$227,986	$—	$—
Equities	4,796	4,796	—	—
Asset backed securities	2,672	—	2,672	—
Total assets	$235,454	$232,781	$2,672	$—
Liabilities:
Securities sold, not yet purchased at fair value
Mutual funds	$286	$286	$—	$—
Equities	7,900	7,900	—	—
Total liabilities	$8,186	$8,186	$—	$—

(1)	Amount labeled as Mutual funds are included in Non-qualified Deferred compensation investment on the Consolidated Balance Sheet.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 8 — FAIR VALUE MEASUREMENTS  – (continued)

Valuation of Marketable Trading and Investment Securities Owned

The fair value of marketable trading and investment securities owned is determined based on quoted market prices. Securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated as the last quoted bid price.

Valuation of Trading Securities Sold, Not Yet Purchased

As a broker-dealer, the Company is engaged in various securities trading and brokerage activities as principal. In the normal course of business, the Company sometimes sells securities they do not currently own and will therefore be obligated to purchase such securities at a future date. This obligation is recorded on the balance sheet at fair value based on quoted market prices of the related securities and will result in a trading loss if the fair value increases and a trading gain if the fair value decreases between the balance sheet and date of purchase.

Valuation of Mutual Funds

The fair value of mutual funds is determined based on quoted market prices. Securities traded on a national exchange are stated at the last reported sales price on the day of valuation; other securities traded in over-the-counter market and listed securities for which no sale was reported on that date are stated as the last quoted bid price.

NOTE 9 — RELATED-PARTY TRANSACTIONS

From time to time the Company may enter into transactions with related parties which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management.

The Company leases office space from a related party, the owner of which was the principal stockholder of ICH and Chairman of the Board of Directors. Rent expense, including condo fees, for these leases amounted to $201,077 and $343,697 for the years ending ended March 31, 201 3 and 201 2, respectively, and is included in occupancy costs on the consolidated statements of operations.

The Company engages in transactions with a related party, whose owner is the spouse of the Company’s former principal stock holder, in connection with the promotion and servicing of fixed insurance products produced by the Company’s independent representatives. Payments made by the Company to IMS Insurance, when combined with payments received by the Company from IMS Insurance were immaterial for the year ended March 31, 2012 and there were no related party transactions with IMS insurance for the year ended March 31, 2013.

The Company bills a broker dealer, whose owner is the spouse of the Company’s former principal stock holder and Chairman of the Board of Directors, ticket charges for executing its trades and being the introducing broker. Amounts billed for the years ended March 31, 2012 were immaterial. Also, for the year ended March 31, 2012, the Company earned referral fees for the transfer of representatives to this broker dealer. The fees earned were immaterial. There were no related party transactions for ticket charges or referral fees for the year ended March 31, 2013.

On August 2, 2011, the Company completed its secondary stock offering at a price of $4.25 per share of 3,608,820 shares of its common stock owned by its former Chairman of the Board and principal stockholder, Theodore E. Charles, members of his family, family trusts and a controlled charitable foundation (the “selling stockholders”). Upon the closing of the offering, (i) Mr. Charles retired as an officer and director of the Company, (ii) his employment agreement with the Company was terminated due to retirement, (iii) his consultant agreement with the Company was amended to shorten the term to one year and reduce certain employment benefits and (iv) The Company awarded Mr. Charles, the former Chairman, non-cash compensation of $0.57 million representing the cash surrender value on title to an existing life insurance policy.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 10 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at March 31:

	2013	2012
Equipment	$1,962,486	$1,945,271
Leasehold improvements	111,825	624,368
Furniture and fixtures	387,004	377,662
	2,461,315	2,947,301
Accumulated depreciation and amortization	(2,266,869)	(2,607,294)
Property and equipment, net	$194,446	$340,007

Depreciation expense was $234,083 and $315,138 for the year’s ended March 31, 2013 and 2012, respectively.

NOTE 11 — NOTES PAYABLE

At March 31, 2013 and 2012, notes payable consisted of debt to finance insurance premiums. These notes are referenced in the table below:

March 31,	Lender	Premium	Principal	Interest Rate	Maturity Date
2013	AFCO	Directors and Officers, Liability, Fidelity Bond	$280,693	1.99%	February 17, 2014
	Premium Financing	Errors and Omissions	1,208,183	1.99%	November 30, 2013
			$1,488,876
2012	AFCO	Directors and Officers, Liability, Fidelity Bond	$306,465	2.10%	February 17, 2013
	Premium Financing	Errors and Omissions	1,248,203	1.95%	October 1, 2012
	FINRA	Regulatory Fine	51,020	6.25%	July 19, 2012
			$1,605,688

For the years ended March 31, 2013 and 2012 there was no long-term debt outstanding.

NOTE 12 — SUBORDINATED BORROWINGS

The lender, consisting of the Company’s clearing firm, have, under a Subordinated Debt Agreement and related Rider, subordinated its rights of collection of principal and claims to all other present and future senior creditors of the Company prior to the expiration of the agreement. The subordinated borrowings are covered by an agreement approved by FINRA on March 8, 2013 and are thus available for computing net capital under the SEC’s uniform net capital rule. To the extent that such borrowings are required for the Company’s continued compliance with minimum net capital requirements, they may not be repaid. As of March 31, 2013, the balance of subordinated borrowings was $2,000,000.

The Company’s subordinated borrowings mature on March 8, 2016. The interest rate on all subordinated borrowings is prime plus five percent (8.25% at March 31, 2013), payable monthly. The Company had no subordinated borrowings for the year ended March 31, 2012.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 13 — LINE OF CREDIT

The Company has a line of credit (“Line”) with maximum borrowings of $1,000,000 at the Bank’s base lending rate (5.00% per year as of March 31, 2013). The Line became effective on November 22, 2012, and is subject to annual renewal and contains a customary minimum debt service covenant. There is no outstanding balance at March 31, 2013. The Company had the same lending terms and arrangement in the prior year and there was no outstanding balance at March 31, 2012.

NOTE 14 — INCOME TAXES

The (benefit) provision for income taxes is as follows for the fiscal years ended March 31:

	2013	2012
Current:
Federal	$(275,496)	$—
State	4,682	—
	$(270,814)	$—
Deferred:
Federal	$461,001	$(584,570)
State	29,529	(190,367)
	490,530	(774,937)
Change in valuation allowance	—	443,701
Provision (benefit) for income taxes	$219,716	$(331,236)

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of deferred compensation, legal accruals, differences between depreciation expenses, and a net operating loss for financial statement purposes versus tax return purposes.

Net deferred tax assets (liabilities) within each tax jurisdiction consisted of the following at:

	March 31, 2013
	Asset	Liability	Valuation Allowance	Net deferred tax asset
Federal	$1,136,234	$(62,037)	$—	$1,074,197
State	493,828	(19,848)	—	473,980
Valuation allowance	—	—	(488,697)	(488,697)
Total	$1,630,062	$(81,885)	$(488,697)	$1,059,480

	March 31, 2012
	Asset	Liability	Valuation Allowance	Net deferred tax asset
Federal	$1,635,545	$(73,856)	$—	$1,561,689
State	499,608	(22,590)	—	477,018
Valuation allowance	—	—	(488,697)	(488,697)
Total	$2,135,153	$(96,446)	$(488,697)	$1,550,010

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 14 — INCOME TAXES  – (continued)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities:

	Years Ended March 31,
	2013	2012
Deferred tax assets (liabilities):
Accrued legal and settlements	$533,124	$501,088
Deferred compensation	926,715	692,833
Net operating losses and other	195,559	844,546
Depreciation	(25,336)	96,686
Valuation allowance	(488,697)	(488,697)
Liabilities	(81,885)	(96,446)
Total deferred tax assets, net	$1,059,480	$1,550,010

The total income tax provision (benefit) differs from the income tax at the statutory federal income tax rate due to the following:

	Years Ended March 31,
	2013	2012
Tax at U.S. statutory rate	$199,397	$(905,437)
State taxes, net of federal benefit	83,633	(121,993)
Unallowable expenses	20,150	211,259
Change in valuation allowance	—	443,701
Other adjustments	(83,464)	41,234
Provision (benefit) for income taxes	$219,716	$(331,236)

The Company assesses the reliability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company considered negative evidence, including its current cumulative loss position for financial reporting purposes over the past three years, and positive evidence, including current period earnings, its recent history of taxable income in three of the past five years and its projections of taxable income in the future. The Company also considered that its GAAP losses over the prior two fiscal years included certain significant non-deductible and other expenses which management believes to be non-recurring.

These non-recurring expenses include costs incurred in the fiscal year ended March 31, 2012 related to the retirement of the former Chairman and the sale of his shares of the Company in a secondary offering and regulatory fines incurred in prior periods. Based on the foregoing, management has concluded that it is more likely than not that the Company will realize a significant portion of its deferred tax assets, including approximately $0.3 million that will be realized in the current year based on a carry-back of net operating losses against taxable income in prior periods and approximately $1.7 million that management believes to be more likely than not to be realized as result of projected taxable income in future periods. However, management has concluded that the sustained uncertainty in the global economy and its impact on the U.S. financial markets along with the ongoing compliance and legal risks and related defense costs inherent in our industry necessitate we maintain the valuation allowance of approximately $0.5 million established at March 31, 2012. If future operations exceed current projections, management may conclude such valuation allowance is no longer needed. Conversely, if future operating results do not meet current projections, it is possible that an additional valuation allowance may be needed in future periods.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 14 — INCOME TAXES  – (continued)

The Company recognizes and measures its unrecognized tax benefit or expense. The Company assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax expense or benefit is adjusted when new information is available or when an event occurs that requires a change. The Company recognizes the accrual of any interest and penalties related to unrecognized tax expense in income tax expense. No interest or penalties were recognized in 2013 and 2012. The Company does not have any tax positions as of March 31, 2013 for which it is reasonably possible that the total amounts of unrecognized tax benefit or expense will significantly increase or decrease within twelve months of the reporting date.

For the year ended March 31, 2013, the Company will have taxable income however there remains a three year-cumulative tax loss. The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits.

NOTE 15 — SEGMENT INFORMATION

Operating segments are defined as components of a business about which separate financial information is available that is regularly evaluated by management in deciding how to allocate resources and in assessing performance. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company’s has two operating segments, the independent broker-dealer provided by ICC and AD, and asset management and investment advisory services provided by Investors Capital Advisory. The segments are strategic business units that are managed separately. They operate under different regulatory systems, provide different services and require distinct marketing strategies and varied technological and operational support. They also have differing revenue models; ICC earns transactional commissions and various fees in connection with the brokerage of securities for its customers, whereas ICA generates recurring revenue from fees that are based on the value of assets under management.

The Company accounts for inter-segment services and transfers as if the services or transfers were to third parties, that is, at current market prices. In presenting segment data, all corporate overhead items are allocated to the segments, and inter-segment revenue, expense, receivables and payables are eliminated. Currently it is impractical to report segment information using geographical concentration.

Management allocates all expenses separately to the parent and ICC, including allocation of costs associated with shared personnel, based upon time studies and a determination of which entities are the beneficiaries of the services rendered by the personnel. Within ICC, expenses are further allocated between the two segments, ICC and ICA, as follows: overhead expenses pro rata to revenue, direct full-time and time-shared employee costs based on the segments being served, and other personnel-related expenses pro rata to head count.

In addition, ICC reimburses ICH in the form of a management fee for ICH-incurred overhead expenses that are necessary for ICC to effectively conduct its operations. This overhead primarily is in the nature of salaries and professional and legal fees incurred to obtain such services as audit engagements, legal advice, and industry expertise.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 15 — SEGMENT INFORMATION  – (continued)

The Company periodically reviews the effect that these agreements described above may have on the firm’s net capital.

	March 31, 2013
	Commissions	Advisory	ICH	ICH Securities	Total
Non-interest revenue	$67,950,846	$16,669,329	$(63,410)	$—	$84,556,765
Revenue from transaction with other operating segments	871,397	—	—	—	$871,397
Interest and dividend income, net	328,598	—	3	24	$328,625
Depreciation and amortization	320,064	1,167	—	—	$321,231
Income (loss) from operations	(1,131,659)	2,160,308	(442,665)	24	$586,008
Year-end total assets	17,489,215	1,231,714	2,440,116	10,353	$21,171,398
Corporate items and eliminations	—	—	(1,274,746)	—	$(1,274,746)

	March 31, 2012
	Commissions	Advisory	ICH	ICH Securities	Total
Non-interest revenue	$64,449,550	$16,216,702	$16,782	$—	$80,683,034
Revenue from transaction with other operating segments	1,328,250	—	—	—	$1,328,250
Interest and dividend income, net	354,944	—	2,744	40	$357,728
Depreciation and amortization	378,972	1,167	—	—	$380,139
Income (loss) from operations	(2,940,143)	1,838,183	(1,561,145)	40	$(2,663,065)
Year-end total assets	14,034,601	360,196	2,319,824	10,330	$16,724,951
Corporate items and eliminations	—	—	(1,233,954)	—	$(1,233,954)

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Operating Leases

On October 19, 2012 the Company entered into a lease for 14,045 square feet and began occupying that space on December 1, 2012 in Lynnfield, MA. This lease, which is for a term of sixteen months, expires March 31, 2014. Subsequent to March 31, 2013, the Company was released from its commercial lease agreement for its prior home office location at 230 Broadway, Lynnfield, MA.

The total minimum rental due in future periods under these existing agreements as of March 31, 2013 are as follows:

2014	$289,937
2015	24,000
2016	24,000
2017	24,000
2018	—
$361,937

Rent expense under the operating leases was $283,469 and $386,525 for the years ended March 31, 2013 and 2012, respectively, and is included in occupancy costs in the statement of income.

The Company offers loans and transition assistance to representatives mainly for recruiting or retention purposes. These commitments are contingent upon certain events occurring, including, but not limited to, the representatives joining the Company and meeting certain production requirements. As of March 31, 2013 and 2012, there were no such outstanding commitments.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 17 — LITIGATION AND REGULATORY MATTERS

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to arbitrations and other legal actions and proceedings brought on behalf of various claimants, some of which seek material and/or indeterminable amounts. Certain of these actions and proceedings are based on alleged violations of securities, consumer protection, labor and other laws and may involve claims for substantial monetary damages asserted against the Company and its subsidiaries. Also, the Company and its subsidiaries are subject to regulatory examinations, information gathering requests, inquiries, investigations and formal administrative proceedings that may result in fines or other negative impact on the Company. ICC, as a duly registered broker/dealer and investment advisor, is subject to regulation by the SEC, FINRA, NYSE-Amex, and state securities regulators.

The Company maintains Errors and Omissions (“E&O”) insurance to protect itself from potential damages and/or legal costs associated with certain litigation and arbitration proceedings and, as a result, in the majority of cases, the Company’s exposure is limited to $100,000 or $1,000,000 aggregate (effective January 2013 for only certain alternative investment products related to defense costs and indemnities) in any one case, subject to policy limitations and exclusions. Thereafter the $1,000,000 aggregate threshold, the Company’s exposure on these same investments is limited to $150,000 and a 10 percent coinsurance. For all other investment products, the Company’s exposure is $100,000 per claim.

The Company also maintains a fidelity bond to protect itself from potential damages and/or legal costs related to fraudulent activities pursuant to which the Company’s exposure is usually limited to a $350,000 deductible per case, subject to policy limitations and exclusions.

The Company recognizes a legal liability when management believes it is probable that a liability has been incurred and the amount can be reasonably estimated. Conclusions on the likelihood that a liability has been incurred and estimates as to the amount of the liability are based on consultations with the Company’s General Counsel who, when situations warrant, may engage and consult external counsel to assist with the evaluation and handle certain matters. Legal fees for defense costs are expensed as incurred and classified as professional services within the consolidated statements of income.

As of March 31, 2013 and March 31, 2012, the Company had accrued expenses of approximately $1,534,660 and $1,217,300, respectively, in legal fees and estimated probable settlement costs relating to the Company’s defense in various legal matters. It is possible that some of the matters could require the Company to pay damages or make other payments or establish accruals in amounts that could not be estimated and/or could exceed those accrued as of March 31, 2013. Key components of the accrual included (i) claims arising from alleged poor performance of certain alternative investments in real estate investments trusts that have experienced bankruptcy or other financial difficulties during or in connection with the recent global credit crisis and (ii) costs incurred in the settlement of regulatory matters concerning sales practices respecting certain other investment products.

NOTE 18 — NET CAPITAL REQUIREMENTS

ICC is subject to SEC Uniform Net Capital Rule (Rule 15c3-1) which requires that our b roker-dealer subsidiary maintain minimum net capital. As of March 31, 2012, ICC computes net capital requirements under the alternative method, which requires firms to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances. Repayment or prepayment of subordinated debt and withdrawal of equity from retiring partners or officers is subject to net capital not falling below 5% of aggregate debits or 120% of minimum net capital requirement

Prior to March 31, 2011, ICC was subject to minimum net capital of $100,000 and a ratio of aggregate indebtedness to net capital (a “net capital ratio”) not to exceed 15 to 1. Under the rule, indebtedness generally includes all money owed by ICC, and net capital includes ICC cash and assets that are easily converted into cash. SEC rules also prohibit “equity capital” (which, under the net capital rule, includes

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 18 — NET CAPITAL REQUIREMENTS  – (continued)

subordinated loans) from being withdrawn, cash dividends from being paid and other specified actions of similar effect from being taken, if, among other specified contingencies, ICC’s net capital ratio would exceed 10 to 1 or if ICC would have less than 120% of its minimum required net capital.

As of March 31, 201 3, ICC had net capital of $4.43 million (i.e., an excess of $4.18 million) as compared to net capital of approximately $1.43 million (i.e., an excess of $1.18 million) as of March 31, 2012. The decrease in net capital primarily was due to legal fees and settlement costs in addition to regulatory fines that have impacted this year’s results and cash flow from operations.

NOTE 19 — BENEFIT PLANS

The 1994 Stock Option Plan

As of September 1, 1994, the Company adopted a stock option plan (the “1994 Plan”) that provided for the granting of options to Timothy Murphy, the Company’s CEO, to purchase shares of the common stock of the Company for $1.00 per share. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock were issuable and granted under the 1994 Plan. The number of options and grant date were determined at the discretion of the Company’s Board of Directors (the “Board”). Options outstanding under the 1994 Plan are fully exercisable and have no stated expiration.

The 1996 Incentive Stock Plan

As of October 1, 1997, the Board adopted the 1996 Incentive Stock Plan (the “1996 Plan”). Key employees, directors and the Company’s registered representatives are eligible to receive stock options and stock grants, and the aggregate number of shares to be delivered under the 1996 Plan cannot exceed 300,000. As of March 31, 2012 and 2011, there were no options outstanding. As of March 31, 2013, the Company had granted a total of 218,750 shares of stock under the 1996 Plan.

The 2001 Equity Incentive Plan

As of March 12, 2001, the Board adopted the 2001 Equity Incentive Plan (the “2001 Plan”). Key employees, directors and the Company’s registered representatives are eligible to receive stock grants and/or stock options to purchase shares of the common stock of the Company. The aggregate number of shares issuable under the 2001 Plan cannot exceed 250,000. The numbers of shares subject to each stock grant or stock option and any vesting requirements are determined by the Board. As of March 31, 2013, no shares of stock have been granted under the 2001 Plan.

The 2005 Equity Incentive Plan-Amended and Restated Equity and Cash Bonus Plan (the “Amended Plan”)

The Investors Capital Holdings, Ltd. 2005 Equity Incentive Plan was adopted by the Board on May 17, 2005, and was approved by vote of the Company’s stockholders at a September 21, 2005 meeting, and amended on October 11, 2011 (the “Amended Plan”). The purpose of the Amended Plan is (i) to attract and retain employees, directors, officers, representatives and other individuals upon whom the responsibilities of the successful administration, management, planning and/or organization of the Company may rest, and whose present and potential contributions to the welfare of the Company, a parent corporation or a subsidiary are of importance (“Key Contributors”), and (ii) to motivate Key Contributors with a view toward enhancing profitable growth of the Company over the long term. Under the Amended Plan, the Company is authorized to award options to purchase common stock, and shares of common stock, to employees, independent representatives and others (e.g. Board members) who have contributed to or are expected to contribute to the Company, its businesses and prospects. Restricted stock customarily are granted by the Company in connection with initial employment or under various retention plans. Options may, but need not, be designated as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986. As of March 31, 2013 and 2012, the Company had not granted any options under the plan and had no current plans to do so.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 19 — BENEFIT PLANS  – (continued)

Restricted shares of stock granted under the Amended Plan have been either fully vested at date of grant or subject to vesting over time periods varying from one to seven years after the date of grant, unvested shares being subject to forfeiture in the event of termination of the grantee’s relationship with the Company, other than for death or disability. The compensation cost associated with restricted stock grants is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. Restricted shares have been recorded as deferred compensation, which is a component of paid-in capital within stockholders’ equity on the Company’s Consolidated Balance Sheets. Under the Amended Plan 48,968 shares remain as authorized and are available for issuance and 951,032 shares have been issued.

Stock compensation for the years ended March 31, 2013 and 2012 for restricted shares issued under all Plans was $172,780 and $147,040, respectively.

The following activity under the Amended Plan occurred during the fiscal year ended March 31, 2013:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1, 2012	77,402	$4.41	2.54 years	$341,343
Granted	420,000	$3.81		$1,600,200
Less: vested	(49,374)	$4.31		$(212,802)
Less: canceled	(7,591)	$4.67		$(35,450)
Non-vested at March 31, 2013	440,437	$3.85	2.74 years	$1,695,682

The following activity under the 2005 Plan occurred during the fiscal year ended March 31, 2012:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at April 1, 2011	35,891	$3.72	1.99 years	$133,563
Granted	74,401	$4.52		$336,065
Less: vested	(29,239)	$3.87		$(113,288)
Less: canceled	(3,651)	$4.02		$(14,686)
Non-vested at March 31, 2012	77,402	$4.41	2.54 years	$341,343

The Company’s results for the fiscal year ended March 31, 2013 and 2012, respectively includes $17,145 and $26,463 of compensation costs related to vesting of restricted stock grants to employees and $155,635 and $120,577 of restricted stock grants to directors, consultants and independent representatives, under the 2005 Plan.

As of March 31, 2013 there was $1,695,682 of unrecognized compensation cost related to grants under the 2005 Plan, and $341,343 of unrecognized compensation as of March 31, 2012 under the 2005 Plan.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 19 — BENEFIT PLANS  – (continued)

Stock Option Grants

A summary of the status of the Company’s employee, representative and Directors’ fixed stock options as of March 31, 2013 and 2012, and changes during the fiscal years ended on those dates, is presented below:

Employee

	2013		2012
Fixed Options	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	150,000	$1.00	150,000	$1.00
Granted	—		—
Forfeited	—		—
Exercised	—		—
Outstanding at year end	150,000	$1.00	150,000	$1.00
Options exercisable at year-end	150,000		150,000
Weighted-average fair value of options granted during the year	—		—

The intrinsic value of the above stock options was $412,500 and $448,500 at March 31, 2013 and 2012, respectively.

Retirement Plan:  The Company has a 401(k) Profit Sharing Plan that allows participation by all employees with at least three months of service. The Company did not make any discretionary contribution for the years ended March 31, 2013 and 2012.

Non-Qualified Deferred Compensation Plan:  Effective December 2007, the Company established the Investors Capital Holdings, Ltd. Deferred Compensation Plan (the “NQ Plan”) as well as a Rabbi Trust Agreement for this Plan, for which ICC is the NQ Plan’s sponsor. The unfunded NQ Plan enables eligible ICC’s Representatives to elect to defer a portion of earned commissions, as defined by the NQ Plan. The asset represents the representatives’ invested contributions of deferred commissions, investment gains and losses as well as insurance charges while the liability is comprised of the participant deferrals, unrealized gains and losses and any distributions. The total amount of deferred compensation was $475,352 and $390,137 for the years ended March 31, 2013 and 2012, respectively

NOTE 20 — EARNINGS PER COMMON SHARE

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of all stock options and other items outstanding during the period that could potentially result in the issuance of common stock, as well as any adjustment to income that would result from the assumed issuance. As of March 31, 201 3, there were 150,000 stock options and 463,990 shares of unvested restricted stock outstanding which were excluded from the diluted loss per share calculation since they were anti-dilutive. As of March 31, 201 2, there were 150,000 stock options and 97,929 shares of unvested restricted stock outstanding which were excluded from the diluted loss per share calculation since they were anti-dilutive.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 31, 2013 and 2012

NOTE 21 — UNAUDITED QUARTERLY RESULTS

The unaudited quarterly amounts may differ due to the reclassifications. Refer to Note 2 — Summary of Significant Accounting Policies.

	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Revenues	$20,802,525	$20,322,765	$20,766,362	$22,993,737
Expenses	20,353,503	19,893,125	20,483,091	23,569,666
Operating income (loss)	449,022	429,640	283,271	(575,929)
Net income (loss)	261,682	280,220	133,716	(309,326)
Basic earnings income (loss) per share	0.04	0.04	0.02	(0.04)
Diluted earnings (loss) per share	0.04	0.04	0.02	NA

	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
Revenues	$21,442,726	$20,169,913	$19,035,697	$20,392,426
Expenses	22,258,888	21,560,282	19,047,371	20,837,286
Operating loss	(816,162)	(1,390,369)	(11,674)	(444,860)
Net (loss) income	(1,255,709)	(877,362)	428,486	(627,244)
Basic earnings (loss) income per share	(0.19)	(0.13)	0.07	(0.11)
Diluted earnings (loss) per share	NA	NA	0.06	NA

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2013	March 31, 2013
Assets
Current Assets
Cash and cash equivalents	$6,233,331	$6,589,698
Deposit with clearing organization, restricted	175,000	175,000
Accounts receivable and other receivables	5,875,628	7,160,553
Loans receivable from registered representatives (current), net of allowance	710,949	593,730
Prepaid income taxes	186,050	136,972
Securities owned at fair value	277,031	258,903
Prepaid expenses	422,721	722,427
	13,880,710	15,637,283
Property and equipment, net	108,330	194,446
Long Term Assets
Loans receivable from registered representatives	1,039,744	893,703
Non-qualified deferred compensation investment	2,148,276	1,771,044
Cash surrender value life insurance policies	204,731	176,402
	3,392,751	2,841,149
Other Assets
Deferred tax asset, net	1,507,116	1,059,480
Capitalized software, net	81,931	107,590
Other asset	56,704	56,704
	1,645,751	1,223,774
TOTAL ASSETS	$19,027,542	$19,896,652
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$748,983	$1,327,691
Accrued expenses	2,643,550	1,818,379
Commissions payable	3,359,332	3,279,921
Notes payable	431,690	1,488,876
Unearned revenue	522,608	188,651
Securities sold, not yet purchased, at fair value	44,698	28,946
	7,750,861	8,132,464
Long-Term Liabilities
Non-qualified deferred compensation plan	2,383,870	1,968,691
Subordinated borrowings	2,000,000	2,000,000
	4,383,870	3,968,691
Total liabilities	12,134,731	12,101,155
Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized; 7,100,608 issued and 7,096,723 outstanding at September 30, 2013 7,101,427 issued and 7,097,542 outstanding at March 31, 2013	70,957	71,013
Additional paid-in capital	12,832,838	12,594,370
Accumulated deficit	(5,980,849)	(4,839,751)
Less: Treasury stock, 3,885 shares at cost	(30,135)	(30,135)
Total stockholders’ equity	6,892,811	7,795,497
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,027,542	$19,896,652

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED September 30,
	2013	2012
Revenue:
Commissions	$17,016,527	$15,779,387
Advisory fees	4,535,767	3,979,313
Other fee income	313,906	337,226
Other revenue	411,604	226,839
Total revenue	22,277,804	20,322,765
Expenses:
Commissions and advisory fees	17,871,474	16,126,655
Compensation and benefits	1,613,175	1,460,708
Regulatory, legal and professional services	2,066,087	977,627
Brokerage, clearing and exchange fees	355,223	364,697
Technology and communications	373,909	327,240
Advertising, marketing and promotion	427,118	231,424
Occupancy and equipment	136,240	178,191
Other administrative	261,462	221,748
Interest	87,459	4,835
Total operating expenses	23,192,147	19,893,125
Operating (loss) income	(914,343)	429,640
(Benefit) provision for income taxes	(132,825)	149,420
Net (loss) income	$(781,518)	$280,220
Basic net (loss) income per share	$(0.12)	$0.04
Diluted net (loss) income per share	$(0.12)	$0.04
Weighted average shares used in basic per share calculations	6,707,905	6,529,786
Weighted average shares used in diluted per share calculations	6,707,905	6,656,165

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	SIX MONTHS ENDED September 30,
	2013	2012
Revenue:
Commissions	$35,157,412	$31,867,893
Advisory fees	8,978,549	8,089,985
Other fee income	533,127	676,330
Other revenue	691,709	491,082
Total revenue	45,360,797	41,125,290
Expenses:
Commissions and advisory fees	$36,611,321	$32,736,807
Compensation and benefits	3,351,472	3,039,968
Regulatory, legal and professional services	3,869,290	1,853,258
Brokerage, clearing and exchange fees	748,966	702,798
Technology and communications	716,773	624,218
Advertising, marketing and promotion	787,906	472,698
Occupancy and equipment	221,528	364,299
Other administrative	495,510	438,778
Interest	142,482	13,803
Total operating expenses	46,945,248	40,246,627
Operating (loss) income	(1,584,451)	878,663
(Benefit) provision for income taxes	(443,352)	336,760
Net (loss) income	$(1,141,099)	$541,903
Basic net (loss) income per share	$(0.17)	$0.08
Diluted net (loss) income per share	$(0.17)	$0.08
Weighted average shares used in basic per share calculations	6,701,299	6,625,771
Weighted average shares used in diluted per share calculations	6,701,299	6,746,905

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)

	SIX MONTHS ENDED Period Ended September 30,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(1,141,099)	$541,903
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	120,829	164,017
Deferred taxes, net	(447,636)	445,240
Stock-based compensation	197,884	90,903
Unrealized gain (loss) in marketable securities	14,618	(19,974)
Non-qualified deferred compensation investment	32,934	30,394
Market adjustment cash surrender value life insurance policy	(10,329)	(1,519)
Charge to commission expense (forgivable loans)	218,211	174,359
Allowance for bad debt expense	5,000	2,708
Change in operating assets and liabilities:
Accounts receivable and Other receivables	1,284,925	(403,682)
Prepaid expenses and other	304,719	(142,391)
Loans receivable from registered representatives	(486,471)	(102,984)
Income taxes	(49,078)	(33,480)
Accounts payable	(578,708)	185,720
Securities, net	—	7,863
Accrued expenses	825,171	(41,076)
Commissions payable	79,411	43,283
Unearned revenue	333,957	306,363
Net cash provided by operating activities	704,338	1,247,647
Cash flows from investing activities:
Acquisition of property and equipment	(9,054)	(4,684)
Cash surrender value life insurance policies	(18,000)	—
Proceeds from investments	(16,994)	—
Net cash used in investing activities	(44,048)	(4,684)
Cash flows from financing activities:
Excess tax benefit related to stock awards	40,529	—
Payments on note payable	(1,057,186)	(1,298,392)
Net cash used in financing activities	(1,016,657)	(1,298,392)
Net decrease in cash and cash equivalents	(356,367)	(55,429)
Cash and cash equivalents, beginning of period	6,589,698	4,537,713
Cash and cash equivalents, end of period	$6,233,331	$4,482,284
Supplemental disclosures of cash flow information:
Interest paid	$13,774	$13,803
Income taxes paid	$11,000	$—

See notes to condensed consolidated financial statements.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Incorporated in 1995 under Massachusetts law and redomesticated under Delaware law in 2007, Investors Capital Holdings, Ltd. (“ICH”) is a holding company whose wholly-owned subsidiaries assist a nationwide network of independent registered representatives (“representatives”) in providing a diversified line of financial services to the public including securities brokerage, investment advice, asset management, financial planning and insurance. Our subsidiaries include the following:

•	Investors Capital Corporation (“ICC”) is duly registered under the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and applicable state law to provide broker-dealer and investment advisory services nationwide. ICC’s national network of independent financial representatives is licensed to provide these services through ICC under the regulatory purview of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and state securities regulators. ICC executes and clears its public customer accounts on a fully disclosed basis through Pershing, LLC (“Pershing”). ICC, doing business as Investors Capital Advisors (“ICA”), also provides investment advisory services.
•	ICC Insurance Agency, Inc. (“ICCIA”) facilitates the sale of insurance and annuities by our representatives.
•	Investors Capital Holdings Securities Corporation (“ICH Securities”) holds cash, cash equivalents, interest income and dividend income for ICH.
•	Advisor Direct, Incorporated (“AD”) is a wholly-owned subsidiary. On January 24, 2013, Investors Capital Holdings, Ltd. acquired all the assets of a shell broker-dealer for the cash purchase price of $32,500. AD is a Broker-Dealer registered with the SEC and is a member of FINRA. AD is registered to operate as a (k)(1) Broker-Dealer where principal transactions are limited to mutual funds and/or variable annuities only.

BASIS OF PRESENTATION:

The condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented. Because of the nature of the Company’s business, interim period results may not be indicative of full year or future results.

The accompanying interim unaudited condensed consolidated financial statements of Investors Capital Holdings, Ltd. and its subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Quarterly Report on Form 10-Q. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, these financial statements contain all of the adjustments necessary for a fair presentation of the results of the interim periods presented. Operating results for the three months and six months period ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending March 31, 2014. The balance sheet at March 31, 2013 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by US GAAP for complete financial statement presentation. For further information, refer to the audited consolidated financial statements and footnotes thereto for the fiscal years ended March 31, 2013 and March 31, 2012 included elsewhere herein this filing.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

There have been no material changes from the critical accounting policies set forth in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our annual report on Form 10-K for the year ended March 31, 2013. Please refer to those sections for disclosures regarding the critical accounting policies related to our business.

Certain prior year items have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on previously reported results of operations. All significant intercompany balances and transactions have been eliminated. The Company has evaluated subsequent event s through the date of this filing.

NOTE 2 — LOANS TO REGISTERED REPRESENTATIVES

ICC has granted loans to certain registered representatives with the stipulation that the loans will be forgiven if the representatives remain licensed with the Company for an agreed upon period of time, generally one to five years, and/or meet specified performance and/or revenue target s. Upon forgiveness, the loans are charged to commission expense for financial reporting purposes. Loans charged to commission expense totaled $82,950 and $8 6,379, for the three month s period ended September 30, 2013 and 2012, respectively and $218,211 and $174,359 for the six months period ended September 30, 2013 and 2012, respectively.

Some loans to registered representatives are not subject to a forgiveness contingency. These loans, as well as loans that have failed the forgiveness contingency, are repaid to the Company by deducting a portion of the representatives’ commission payouts throughout the commission cycle until the loans are repaid.

Interest charged on these loans to representatives range from 4.25% to 8.25% annually. Loans to registered representatives are as follows:

	September 30, 2013	March 31, 2013
Forgivable loans	$1,353,806	$1,115,765
Other loans	619,483	604,264
Less: allowance	(222,596)	(232,596)
Total loans	$1,750,693	$1,487,433

Included in other loans is a loan receivable from a registered representative in connection with a regulatory matter settled with the Massachusetts Securities Division on October 27, 2010. This representative has agreed to reimburse the Company for certain amounts paid by the Company with respect to this regulatory matter. The amount due on this receivable at September 30, 2013 and March 31, 2013 was $304,758 and $330,587, respectively.

NOTE 3 — INCOME TAXES

The Company uses the asset and liability method to account for income taxes, which requires recognition of deferred tax assets, subject to valuation allowances, and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or loss in the period that includes the enactment date.

The Company, in preparing its income tax provision, bases the calculation on its annual projection of income or loss from operations. The annual projection is reconciled on a quarterly basis to changes in estimates, and at year end the calculation is based on the reported results of operations. Certain expenses are not deductible for tax purposes, creating permanent differences that increase or decrease the income tax provision and effective income tax rate.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 3 — INCOME TAXES  – (continued)

Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of representative deferred compensation, legal settlement accruals, differences between depreciation expenses, and a state net operating loss for financial statement purposes versus tax return purposes.

The Company assesses the realizability of its deferred tax assets to determine whether or not a valuation allowance was required for some or all of its deferred tax assets. The Company considered negative evidence, including its current cumulative loss position for financial reporting purposes over the past three fiscal years, and positive evidence, including its recent earnings and history of taxable income in three of the past five years and its projections of taxable income in the future. The Company also considered that its GAAP losses generated in prior fiscal years included certain significant non-deductible and other non-recurring expenses.

Management concluded that due to the lack of predictability of financial markets, recent instability along with the ongoing regulatory and legal risks and their related defense costs inherent in our industry necessitate we maintain a valuation allowance of approximately $0.5 million. If future operations exceed current projections, management may conclude such valuation allowance is no longer needed. Conversely, if future operating results do not meet current projections, it is possible that an additional valuation allowance may be needed in future periods.

The Company recognizes and measures its unrecognized tax benefit or expense. The Company assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. The measurement of unrecognized tax expense or benefit is adjusted when new information is available or when an event occurs that requires a change. The Company recognizes the accrual of any interest and penalties related to unrecognized tax expense in income tax expense. No interest or penalties were recognized for the three months and six months period ended September 30, 2013 and 2012. The Company does not have any tax positions as of September 30, 2013 for which it is reasonably possible that the total amounts of unrecognized tax benefit or expense will significantly increase or decrease within twelve months of the reporting date.

NOTE 4 — FAIR VALUE MEASUREMENTS

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company have the ability to access.
•	Level 2 — Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 — Inputs include unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 4 — FAIR VALUE MEASUREMENTS  – (continued)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of September 30, 2013:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$273,919	$273,919	$—	$—
Equities	1,306	1,306	—	—
Asset backed securities	1,806	—	1,806	—
Total Assets	$277,031	$275,225	$1,806	$—
Liabilities:
Securities sold, not yet purchased at fair value
Exchange traded funds	$17,818	$17,818	$—	$—
Equities	26,880	26,880	—	—
Total Liabilities	$44,698	$44,698	$—	$—

The following table presents the Company’s fair value hierarchy for those financial assets and liabilities measured at fair value as of March 31, 2013:

Fair Value Measurements on Recurring Basis	Total	Level 1	Level 2	Level 3
Assets:
Securities owned at fair value
Mutual funds	$256,509	$256,509	$—	$—
Equities	354	354	—	—
Asset backed securities	2,040	—	2,040	—
Total assets	$258,903	$256,863	$2,040	$—
Liabilities:
Securities sold, not yet purchased at fair value
Equities	28,946	28,946	—	—
Total Liabilities	$28,946	$28,946	$—	$—

NOTE 5 — NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective December 2007, the Company established the Investors Capital Holdings, Ltd. Deferred Compensation Plan (the “NQ Plan”) as well as a Rabbi Trust Agreement for this Plan, for which ICC is the NQ Plan’s sponsor. The unfunded NQ Plan enables eligible ICC’s Representatives to elect to defer a portion of earned commissions, as defined by the NQ Plan. The asset represents the representatives’ invested contributions of deferred commissions, investment gains and losses as well as insurance charges while the liability is comprised of the participant deferrals, unrealized gains and losses and any distributions. The total amount of deferred compensation was $149,225 and $108,710 for the three months period ended September 30, 2013 and 2012, respectively and $302,337 and $214,432 for the six months period ended September 30, 2013 and 2012, respectively.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 6 — LITIGATION AND REGULATORY MATTERS

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to arbitrations and other legal actions and proceedings brought on behalf of various claimants, some of which seek material and/or indeterminable amounts. Certain of these actions and proceedings are based on alleged violations of securities, consumer protection, labor and other laws and may involve claims for substantial monetary damages asserted against the Company and its subsidiaries. Also, the Company and its subsidiaries are subject to regulatory examinations, information gathering requests, inquiries, investigations and formal administrative proceedings that may result in fines or other negative impact on the Company. ICC, as a duly registered broker/dealer and investment advisor, is subject to regulation by the SEC, FINRA, NYSE-Amex, and state securities regulators.

The Company maintains Errors and Omissions (“E&O”) insurance to protect itself from potential damages and/or legal costs associated with certain litigation and arbitration proceedings and, as a result, in the majority of cases, the Company’s exposure is limited to $100,000, or $1,000,000 aggregate (effective January 2013 for only certain alternative investment products related to defense costs and indemnities) in any one case, subject to policy limitations and exclusions. Thereafter the $1,000,000 aggregate threshold, the Company’s exposure on these same investments is limited to $150,000 and a ten (10) percent coinsurance. For all other investment products, the Company’s exposure is $100,000 per claim.

The Company also maintains a fidelity bond to protect itself from potential damages and/or legal costs related to fraudulent activities pursuant to which the Company’s exposure is usually limited to a $350,000 deductible per case, subject to policy limitations and exclusions.

The Company recognizes a legal liability when management believes it is probable that a liability has been incurred and the amount can be reasonably estimated. Conclusions on the likelihood that a liability has been incurred and estimates as to the amount of the liability are based on consultations with the Company’s General Counsel who, when situations warrant, may engage and consult external counsel to assist with the evaluation and handle certain matters. Legal fees for defense costs are expensed as incurred and classified as professional services within the consolidated statements of income.

As of September 30, 2013 and March 31, 2013, the Company had accrued professional fees relating to the Company’s defense in various legal matters and estimated probable settlement costs of approximately $2,671,834 and $1,534,660, respectively, included in accrued expenses and accounts payable. On October 28, 2013 litigation for a single class action trustee was settled for $2,005,000 which is adjusted and accrued as of September 30, 2013. Additionally, amounts due from the Company’s insurance carrier, totaling $1,000,000, are included in accounts receivable and other receivables on the consolidated balance sheet and included as a reduction of regulatory, legal and professional services in the condensed consolidated statement of operations.

It is possible that some of the matters could require the Company to pay damages or make other payments or establish accruals in amounts that could not be estimated and/or could exceed those accrued as of September 30, 2013. Key components of the accrual include claims arising from alleged poor performance of certain alternative investments in real estate investments trusts that have experienced bankruptcy or other financial difficulties during or in connection with the recent recession and credit crisis.

NOTE 7 — STOCK BASED COMPENSATION

The Company periodically issues common stock to employees, directors, officers, representatives and other key individuals in accordance with the provisions of the shareholder approved equity compensation plans. The Company measures and recognizes compensation expense for all share-based awards made to representatives, officers, employees and directors based on estimated fair values.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 7 — STOCK BASED COMPENSATION  – (continued)

Stock Awards

Shares of stock granted under the Company’s equity incentive plans (the “Equity Plans”) as of September 3 0, 2013 have been either fully vested at the date of grant or subject to vesting over time periods varying from one to seven years after the date of grant, unvested shares being subject to forfeiture in the event of termination of the grantee’s relationship with the Company, other than for death or disability. The compensation cost associated with these stock grants is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant. Stock grants have been recorded as deferred compensation, which is a component of paid-in capital within stockholders’ equity on the Company’s Condensed Consolidated Balance Sheets.

The following activity occurred during the three months ended September 3 0, 2013 and 2012:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value
Non-vested at July 1, 2013	413,634	$3.84	2.53 years	$1,588,355
Granted	—	—
Less: vested	(24,816)	3.93		(97,527)
Less: canceled	—	—		—
Non-vested at September 30, 2013	388,818	$3.83	2.30 years	$1,489,173

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value
Non-vested at July 1, 2012	63,976	$4.41	2.05 years	$282,134
Granted	—	—		—
Less: vested	(15,885)	4.58		(72,753)
Less: canceled	(589)	5.68		(3,346)
Non-vested at September 30, 2012	47,502	$4.33	1.95 years	$205,684

The Company’s net loss for the three months ended September 3 0, 2013 includes $0.0 5 million of compensation costs related to the Company’s grants of restricted stock to employees, $0.01 for grants to directors and $0.04 million for grants to independent representatives under the Plans. In the prior period, the Company’s net income included $0.0 2 million in stock compensation to directors, and $0.03 million in stock compensation to independent representatives under the Equity Plans.

The following activity occurred during the six months ended September 3 0, 2013 and 2012:

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at 4/1/2013	440,437	$3.85	2.74 years	$1,695,682
Granted	—	—		—
Less: vested	(50,800)	$3.94		(200,152)
Less: canceled	(819)	4.46		(3,653)
Non-vested at 9/30/2013	388,818	$3.83	2.30 years	$1,489,173

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 7 — STOCK BASED COMPENSATION  – (continued)

	Shares	Weighted Ave Stock Price	Weighted Average Vested Life	Fair Value $
Non-vested at 4/1/2012	77,402	$4.41	2.54 years	$341,343
Granted	—	—		—
Less: vested	(25,125)	4.48		(112,560)
Less: canceled	(4,775)	4.88		(23,302)
Non-vested at 9/30/2012	47,502	$4.33	1.95 years	$205,684

The Company’s net loss for the six months ended September 30, 2013 includes $0. 10 million of compensation costs related to the Company’s grants of restricted stock to employees, $0. 02 for grants to directors and $0.0 8 million for grants to independent representatives under the Plans. In the prior period, the Company’s net income included $0.0 2 million in stock compensation to directors, and $0.0 6 million in stock compensation to independent representatives under the Equity Plans.

Stock Option Grants

The following table summarizes information regarding the Company’s employee and director fixed stock options as of September 30, 2013 and, 2012:

Employee

	2013		2012
Fixed Options	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of period	150,000	$1.00	150,000	$1.00
Granted	—		—
Canceled	—		—
Exercised	—		—
Outstanding at end of period	150,000	$1.00	150,000	$1.00
Options exercisable at period end	150,000		150,000
Weighted-average fair value of options granted during the period	—		—

The intrinsic value of the stock options was $654,000 at September 30, 2013 and $4 5 0,000 at September 30, 2012.

The following table summarizes further information about employee and Directors’ fixed stock options outstanding as of September 30, 2013:

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$1.00	150,000		$1.00	150,000	$1.00

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 8 — SEGMENT INFORMATION

Operating segments are defined as components of a business about which separate financial information is available that is regularly evaluated by management in deciding how to allocate resources and in assessing performance. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company’s has two operating segments, the independent broker-dealer provided by ICC and AD, and asset management and investment advisory services provided by ICA. ICCIA conducts the sale of insurance products and reports that activity at ICC.

The segments are strategic business units that are managed separately. They operate under different regulatory systems, provide different services and require distinct marketing strategies and varied technological and operational support. They also have differing revenue models; ICC earns transactional commissions and various fees in connection with the brokerage of securities for its customers. ICCIA generates commissions from insurance products. ICA generates recurring revenue from fees earned on the value of assets under management. Lastly, AD is eligible to receive commissions on principal transactions of mutual funds and/or variable annuities only. AD, acquired on January 24, 2013, is operational but had no principal transactions during the current period.

The Company accounts for inter-segment services and transfers as if the services or transfers were to third parties, that is, at current market prices. In presenting segment data, all corporate overhead items are allocated to the segments, and inter-segment revenue, expense, receivables and payables are eliminated. Currently it is impractical to report segment information using geographical concentration.

Management allocates all expenses separately to the parent and ICC, including allocation of costs associated with shared personnel, based upon time studies and a determination of which entities are the beneficiaries of the services rendered by the personnel. Within ICC, expenses are further allocated between the two segments, ICC and ICA, as follows: overhead expenses pro rata to revenue, direct full-time and time-shared employee costs based on the segments being served, and other personnel-related expenses pro rata to head count. There is no allocation of expenses for AD there are only direct costs for regulatory and professional services in maintaining its shell broker-dealer status.

In addition, ICC reimburses ICH in the form of a management fee for ICH-incurred overhead expenses that are necessary for ICC to effectively conduct its operations. This overhead primarily is in the nature of salaries and professional and legal fees incurred to obtain such services as audit engagements, legal advice, and industry expertise. The Company periodically reviews the effect that these agreements described above may have on the firm’s net capital.

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 8 — SEGMENT INFORMATION  – (continued)

Segment reporting primarily based on revenue components is as follows for the three months ended:

	September 30, 2013
	Commissions	Advisory	ICH	ICH Securities	Totals
Non-interest revenue	$17,611,190	4,607,317	(16,729)	—	$22,201,778
Revenue from transaction with other operating segments:	$297,889	—		—	$297,889
Interest and dividend income, net	$76,019	—	2	5	$76,026
Depreciation and amortization	$59,430	917	—	—	$60,347
Income (loss) from operations	$(1,509,307)	660,423	(65,464)	5	$(914,343)
Period end total assets	$17,071,481	708,145	2,714,727	10,364	$20,504,717
Corporate items and eliminations	$—	—	(1,477,175)	—	$(1,477,175)

	September 30, 2012
	Commissions	Advisory	ICH	ICH Securities	Totals
Non-interest revenue	$16,237,978	$4,033,714	$(17,445)	$—	$20,254,247
Revenue from transaction with other operating segments:	$266,558	—		—	$266,558
Interest and dividend income, net	$68,513	—	7	—	$68,520
Depreciation and amortization	$79,829	1,167	—	—	$80,996
Income (loss) from operations	$10,888	532,696	(113,951)	7	$429,640
Period end total assets	$13,933,230	456,591	2,912,360	10,343	$17,312,524
Corporate items and eliminations	$—	—	(1,728,824)	—	$(1,728,824)

Segment reporting primarily based on revenue components is as follows for the six months ended:

	September 30, 2013
	Commissions	Advisory	ICH	ICH Securities	Totals
Non-interest revenue	$36,168,380	9,084,641	(32,873)	—	$45,220,148
Revenue from transaction with other operating segments:	$632,264	—	—	—	$632,264
Interest and dividend income, net	$140,638		2	10	$140,650
Depreciation and amortization	$119,912	917	—	—	$120,829
Income (loss) from operations	$(2,607,945)	1,145,571	(122,087)	10	$(1,584,451)
Period end total assets	$17,071,481	708,145	2,714,727	10,364	$20,504,717
Corporate items and eliminations	$—	—	(1,477,175)	—	$(1,477,175)

	September 30, 2012
	Commissions	Advisory	ICH	ICH Securities	Totals
Non-interest revenue	$32,799,117	$8,209,373	$(30,373)	$—	$40,978,117
Revenue from transaction with other operating segments:	$496,474	—	—	—	$496,474
Interest and dividend income, net	$147,160	—	13	—	$147,173
Depreciation and amortization	$162,850	1,167	—	—	$164,017
Income (loss) from operations	$29,554	1,140,811	(291,715)	13	$878,663
Period end total assets	$13,933,230	456,591	2,912,360	10,343	$17,312,524
Corporate items and eliminations	$—	—	(1,728,824)	—	$(1,728,824)

INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED)

NOTE 9 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were available to be filed. On October 2, 2013, RCS Capital Corporation (NYSE: RCAP) (“RCAP”) and Investors Capital Holdings, LTD. (“ICH”) announced its entry on October 1, 2013 into a letter of intent (the “Letter of Intent”) under which RCAP expects to acquire ICH for aggregate consideration of approximately $52.2 million or for a share purchase price of $7.35 for each share of ICH common stock outstanding, on a fully diluted basis. Final terms are expected in a Definitive Merger Agreement. Pursuant to the terms of the letter of intent, the definitive merger agreement between the RCAP and ICH will require that ICH pay RCAP a $3 million termination fee, in certain circumstances, should the merger not be consummated and ICH consummates a business combination transaction with another party other than RCAP. In addition, ICH has agreed to a 45-day exclusivity period subject to reimbursement of certain expenses of RCAP. Finally, on October 27, 2013, the Company executed a definitive merger agreement (the “Merger Agreement”) with RCAP, pursuant to which RCAP will acquire ICH and its subsidiaries, including Investors Capital Corporation, for a total consideration of approximately $52.5 million comprised of cash and RCAP stock. The closing of the transaction is subject to customary closing conditions, including FINRA approval of the proposed change in control, as well as approval of the transaction by ICH stockholders. The transaction is expected to close in the first quarter of 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Summit Financial Services Group, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Summit Financial Services Group, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Financial Services Group, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants
Orlando, Florida
April 1, 2013

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition
December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and cash equivalents	$7,966,800	$10,786,669
Deposits held at clearing brokers	128,823	128,779
Commissions receivable and other, net	2,142,327	1,865,118
Notes receivable, net	438,383	388,841
Other receivables, net	317,752	445,676
Securities owned, at fair value	9,695	8,587
Prepaid expenses and other assets	840,255	791,401
Property and equipment, net	411,863	546,821
Goodwill	500,714	500,714
Total assets	$12,756,612	$15,462,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$1,821,704	$2,150,638
Accrued commissions expense	2,869,656	2,475,754
Total liabilities	4,691,360	4,626,392
Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; 125,000 issued and outstanding (liquidation preference of $125,000)	13	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 20,290,567 issued and 20,275,655 outstanding at December 31, 2012; 26,548,971 issued and 26,534,059 outstanding at December 31, 2011	2,028	2,656
Additional paid-in capital	8,499,138	13,122,572
Unearned stock-based compensation	(1,666,572)	(1,942,657)
Treasury stock, 14,912 shares, at cost	(10,884)	(10,884)
Retained earnings (accumulated deficit)	1,241,529	(335,486)
Total stockholders’ equity	8,065,252	10,836,214
Total liabilities and stockholders’ equity	$12,756,612	$15,462,606

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For The Years Ended December 31, 2012 and 2011

	2012	2011
Revenues
Commissions	$68,208,147	$63,351,301
Interest and dividends	998,490	1,117,219
Other revenue	4,029,863	3,647,486
	73,236,500	68,116,006
Expenses
Commissions and related costs	58,136,808	54,051,751
Employee compensation and benefits	6,504,601	6,235,162
Occupancy and equipment	778,271	733,428
Communications	457,476	526,857
Depreciation and amortization	202,714	183,482
Other operating expenses	3,828,615	3,573,384
	69,908,485	65,304,064
Income before provision for income taxes	3,328,015	2,811,942
Provision for income taxes	1,736,000	1,347,000
Net income	$1,592,015	$1,464,942
Basic income per common share	$0.06	$0.05
Diluted income per common share	$0.05	$0.05
Weighted average common shares outstanding:
Basic	26,484,699	26,526,635
Diluted	31,490,344	30,960,959

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity
For The Years Ended December 31, 2012 and 2011

	Preferred Stock Series A		Common Stock		Additional Paid-In Capital	Unearned Stock-based Compensation	Treasury Stock	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Number of Shares Outstanding	Par Value	Number of Shares Outstanding	Par Value
Balances, December 31, 2010	125,000	$13	26,806,685	$2,683	$12,342,284	$(1,717,512)	$(10,884)	$(1,785,428)	$8,831,156
Preferred stock dividend								(15,000)	(15,000)
Issuance of options and warrants	—	—	—	—	1,072,401	(1,072,401)	—	—	—
Amortization of unearned stock compensation (net of cancellations)	—	—	—	—	(136,834)	847,256	—	—	710,422
Repurchase of common stock			(829,751)	(83)	(411,792)	—	—	—	(411,875)
Exercise of options and warrants	—	—	557,125	56	256,513	—	—	—	256,569
Net income								1,464,942	1,464,942
Balances, December 31, 2011	125,000	$13	26,534,059	$2,656	$13,122,572	$(1,942,657)	$(10,884)	$(335,486)	$10,836,214
Preferred stock dividend								(15,000)	(15,000)
Issuance of options	—	—	—	—	593,875	(593,875)	—	—	—
Amortization of unearned stock compensation (net of cancellations)	—	—	—	—	(137,156)	869,960	—	—	732,804
Repurchase of common stock			(6,551,532)	(655)	(5,150,636)				(5,151,291)
Exercise of options	—	—	293,128	27	162,019	—	—	—	162,046
Costs related to equity transactions	—	—	—	—	(91,536)	—	—	—	(91,536)
Net income								1,592,015	1,592,015
Balances, December 31, 2012	125,000	$13	20,275,655	$2,028	$8,499,138	$(1,666,572)	$(10,884)	$1,241,529	$8,065,252

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For The Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$1,592,015	$1,464,942
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	202,714	183,482
Stock-based compensation	732,804	710,422
Amortization of advisor notes	196,124	207,217
Changes in:
Deposits held at clearing brokers	(44)	(44)
Commissions receivable and other, net	(277,210)	(592,440)
Notes receivable, net	(245,662)	(163,276)
Other receivables, net	127,925	(122,162)
Prepaid expenses and other current assets	(48,854)	(125,342)
Securities owned, at fair value	(1,108)	8,018
Accounts payable and accrued expenses	(328,934)	578,425
Accrued commissions expense	393,897	(439,854)
Net cash provided by operating activities	2,343,667	1,709,388
Cash flows from investing activities
Purchase of property and equipment	(67,755)	(192,085)
Cash flows from financing activities
Dividends paid – preferred stock	(15,000)	(15,000)
Repurchase of common stock	(5,151,291)	(411,875)
Proceeds from exercise of stock options	162,046	256,569
Costs related to equity transactions	(91,536)	—
Net cash (used in) provided by financing activities	(5,095,781)	(170,306)
Net increase (decrease) in cash and cash equivalents	(2,819,869)	1,346,997
Cash and cash equivalents at beginning of year	10,786,669	9,439,672
Cash and cash equivalents at end of year	$7,966,800	$10,786,669

The accompanying notes are an integral part of the consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS — Summit Financial Services Group, Inc. (“SFSG”) is a holding company whose principal operating subsidiary is Summit Brokerage Services, Inc. (“SBS”). Through its network of approximately 225 independent branch offices, as well as its one company-owned office, SBS provides a wide range of financial products and services to clients across the country. SBS is registered as a broker-dealer with the Securities and Exchange Commission, and is a member of the Financial Industry Regulatory Authority (“FINRA”), the Securities Investor Protection Corporation, the Municipal Securities Rulemaking Board and the National Futures Association.

CONSOLIDATION POLICY — The accompanying consolidated financial statements include the accounts of SFSG and its subsidiaries (collectively, the “Company”). SFSG’s primary subsidiary is SBS and its wholly owned subsidiaries Summit Financial Group, Inc. (a registered investment advisor), SBS Insurance Agency of Florida, Inc. (an insurance business) and its wholly owned subsidiaries, and Summit Holding Group, Inc. (a holding company). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

DEPOSITS HELD AT CLEARING BROKERS — The Company has interest-bearing deposits with its clearing brokers. The clearing brokers require deposits of all introducing brokers for whom they transact business.

COMMISSIONS RECEIVABLE AND OTHER, NET — The Company does not provide an allowance for commissions and other amounts due from its clearing brokers since, in the opinion of management, such amounts are fully collectible. For commissions due from parties other than the clearing brokers, the Company reduces the gross receivable based on the length of time it has been outstanding and other relevant factors. Also included within Commissions receivable and other, net are certain reimbursable amounts due from the Company’s financial advisors, which approximated $336,000 and $312,000 at December 31, 2012 and 2011, respectively. As of December 31, 2012 and December 31, 2011, the allowance amount was not significant.

NOTES RECEIVABLE, NET — Notes receivable, net are comprised of amounts due from the Company’s financial advisors in the form of both non-forgivable and forgivable loans. Non-forgivable loans are typically repaid by the financial advisor from the amounts they would otherwise be due as a result of their gross production, while the forgivable loans are amortized, typically over a period of four years. Any amortized amounts are included in commissions and related costs in the Consolidated Statements of Income. The Company’s policy is to establish an allowance against the net amount of the notes. Furthermore, management periodically reviews the loans to determine whether additional allowances should be recorded or whether any amounts should be written off. As of December 31, 2012 and 2011, the Company had established allowances totaling approximately $86,000 and $75,000, respectively. In the event a financial advisor’s affiliation terminates prior to either the repayment of the loan or its complete amortization, the financial advisor is required to repay such balance to the Company.

OTHER RECEIVABLES, NET — Other receivables, net consist primarily of amounts due from employees and financial advisors of approximately $128,000 and $102,000 and miscellaneous receivables of approximately $190,000 and $343,000 at December 31, 2012 and 2011, respectively.

SECURITIES OWNED, AT FAIR VALUE — Securities owned are classified as trading securities and are thus marked to market and stated at estimated fair value, as determined by management, using the quoted closing or latest bid prices. The resulting differences between cost and estimated fair value are included in the Consolidated Statements of Income. Substantially all securities owned at December 31, 2012 and 2011 are categorized as Level 1 investments within the fair value hierarchy.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

PROPERTY AND EQUIPMENT, NET — Property and equipment is recorded at cost. Depreciation, for financial reporting purposes, is primarily based on the straight-line method over the estimated useful lives of the related assets, generally 3 to 7 years. Leasehold improvements are amortized over the estimated remaining term of the related leases, or the useful life of the improvement, if shorter.

COMMISSION REVENUE AND EXPENSE — Commission revenue and the corresponding expense are recorded on a trade-date basis. The Company receives commissions and fee income on securities transactions sold by its financial advisors. The Company receives the gross amount of commissions due from the transactions and remits a percentage of that amount to the financial advisors based on a formal commission payout schedule maintained with each financial advisor and/or branch office. The following table reflects the various sources of commission revenue for the years ended December 31, 2012 and 2011:

	2012	2011
Insurance related products	$24,666,110	$22,730,678
Investment advisory fees	14,101,056	13,068,786
Mutual funds	12,300,777	10,628,791
Equities	9,703,751	10,305,219
Other commission revenue	7,436,453	6,617,827
Total	$68,208,147	$63,351,301

ADMINISTRATION AND SERVICE FEES — Administration and service fees are recorded as services are provided or underlying transactions are executed.

INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist primarily of the current tax provision plus deferred taxes.

Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax may also be recognized for operating losses and tax credits that are available to offset future taxable income (see Note 10).

STOCK OPTIONS — The Company accounts for stock-based compensation using the fair market value method. Most often, options are granted for the provision of future services, such as continued employment or, in the case of independent financial advisors, their affiliation with the Company. Consequently, the options typically provide for vesting over a period of years, with a certain percentage of the options vesting each year upon the anniversary date of the grant if the grantee is then still affiliated with the Company. In certain instances, unearned stock compensation is recorded for options issued to either employees or non-employees for services to be rendered in the future. Any unearned stock compensation is generally amortized over the period the underlying options are earned, which is typically the vesting period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The amortization of earned stock expense related to issuances to employees is included in the Consolidated Statements of Income under the caption “Employee Compensation and Benefits”, while the amortization of earned stock expense related to issuances to non-employees is included under the caption “Other Operating Expenses” (see Note 8).

INCOME PER SHARE — Basic income per share for the years ended December 31, 2012 and 2011 has been computed by dividing net income (less preferred dividends of $15,000 in each of 2012 and 2011) by the weighted average number of common shares outstanding. For the years ended December 31, 2012 and 2011,

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 1 — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the following table reflects the effect of dilutive options and warrants and convertible preferred stock on basic and diluted earnings per share (“EPS”).

	2012			2011
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$1,592,015			$1,464,942
Less: preferred stock dividends	(15,000)			(15,000)
Income available to common shareholders	1,577,015	26,484,699	$0.06	1,449,942	26,526,635	$0.05
Effect of dilutive securities	—	5,005,645		—	4,434,324
Diluted EPS
Income available to common shareholders plus assumed conversions	$1,577,015	31,490,344	$0.05	$1,449,942	30,960,959	$0.05

The number of potentially anti-dilutive securities (options, warrants, convertible preferred stock) that were excluded from the fully diluted calculation for the years ended December 31, 2012 and 2011, totaled 9,195,798 and 7,895,609, respectively.

ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates by management include the determination of the amounts to accrue with respect to certain litigation, the ultimate outcome of which is not determinable until such litigation has been settled, the valuation of intangible assets, the allowances for notes receivable from financial advisors, and stock-based compensation. Actual results could differ from those estimates.

RECLASSIFICATIONS — Certain amounts from the prior year have been reclassified to conform to the current-year presentation. These reclassifications had no impact on the reported net income for 2011.

NOTE 2 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2012 and 2011 (See Note 9):

	2012	2011
Computer systems and software	$407,917	$354,970
Equipment and furniture	340,352	341,006
Leasehold improvements	167,558	167,558
Total	915,827	863,534
Less: accumulated depreciation and amortization	(503,964)	(316,713)
Total property and equipment, net	$411,863	$546,821

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 3 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31, 2012 and 2011:

	2012	2011
Accounts payable	$242,365	$274,675
Accrued expenses and other accrued liabilities	1,419,309	1,359,216
Accrued wages and other	160,030	516,747
	$1,821,704	$2,150,638

NOTE 4 — GOODWILL

Goodwill, resulting from the 2003 acquisition of a branch office, is reviewed for impairment at least annually, with the Company recording adjustments, if any, that are deemed appropriate. No such impairment expense was recorded in 2012 or 2011.

NOTE 5 — COMMON STOCK

In December 2006, the Company established the 2006 Incentive Compensation Plan (“the 2006 Plan”) as the successor to the 2000 Incentive Compensation Plan (the “2000 Plan”) established in July 2000 (collectively, “the Plans”). The terms of the Plans provide for grants of stock options (incentive and non-statutory), stock appreciation rights and restricted stock to employees and consultants of the Company capable of contributing to the Company’s performance (See Note 8).

During 2012, the Company repurchased and retired approximately 6.55 million shares of its common stock for aggregate consideration of approximately $5.15 million. During 2011, the Company repurchased and retired approximately 830,000 shares of its common stock for aggregate consideration of approximately $412,000.

NOTE 6 — PREFERRED STOCK

On March 27, 2002, the Company amended its Articles of Incorporation to designate 150,000 shares as Series A Convertible Preferred Stock from its 5,000,000 authorized shares of undesignated preferred stock, par value $0.0001 per share. During the year ended December 31, 2001, the Company issued 125,000 shares of 12%, cumulative Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for $125,000. The number of shares of common stock which may be issued in respect of the shares of Series A Preferred Stock shall be determined by dividing (i) a numerator equal to the number of shares of Series A Preferred Stock being converted multiplied by 115% of the subscription price of $1.00 per Series A Preferred share, (ii) a denominator representing the per share price that is the lower of the closing price and the average closing sale price for the 20 trading days immediately preceding the Series A conversion date; provided, however, in no event shall the denominator be less than the subscription price. The estimated number of shares that would have been issued if the Series A Preferred Stock were converted as of December 31, 2012 and 2011 was 143,750. All such Series A Preferred Stock is non-voting stock. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of $0.12 per annum, subject to voluntary conversion. Such dividends shall accrue and be cumulative from the issue date. Dividends shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year; provided, however, the first dividend payment date shall not occur before the last calendar day of the first full fiscal quarter following the issue date. During each of 2012 and 2011, the Company paid or accrued a total of $15,000 in dividends and reflected, as of December 31, 2012 and 2011, accrued dividends of $32,376 and $29,376, respectively. As of December 31, 2012 and 2011, undeclared dividends in arrears approximated $38,000 and $35,000, respectively. In the event of any liquidation, dissolution or winding up of the Company’s affairs for a price per share which is less than the subscription price set forth herein, holders of the preferred shares will be entitled to a liquidation preference of $1.00 per preferred share, plus the dividends set forth above, prior to any distribution to the holders of

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 6 — PREFERRED STOCK  – (continued)

common stock in full and complete liquidation of the interest of the holders of Series A Preferred Stock. In the event that the Company does not have sufficient funds to pay the full liquidation preference payable to the holders of preferred shares, and any other shares issued on a parity with the preferred shares (“Parity Shares”), the existing funds will be allocated among the holders of all such preferred shares and Parity Shares pro rata in proportion to the full amounts to which they would respectively be entitled. At any time, the Company may, unless otherwise prevented by law, redeem from the holder thereof, the holder’s preferred shares at the subscription price ($1.00 per share), together with any accrued but unpaid dividends thereon to and including the date of redemption, in whole or, from time to time, in part. Any partial redemption shall be allocated among the holders of preferred shares pro rata or by lot, as determined by the Company.

NOTE 7 — OTHER REVENUE AND OTHER OPERATING EXPENSES

Other Revenue and Other Operating Expenses are summarized as follows:

	2012	2011
Other Revenue
Admin & Service	$2,663,753	$2,507,460
Fixed Income Trading	549,011	461,148
Other	817,099	678,878
	$4,029,863	$3,647,486
Other Expenses
Advisor Acquisition & Retention	$1,644,857	$1,715,965
Insurance	659,201	582,100
Professional	580,756	336,859
Other	943,801	938,460
	$3,828,615	$3,573,384

NOTE 8 — STOCK OPTIONS AND WARRANTS

The Company accounts for all option issuances (including those issued by the Company to both employees and non-employees of SBS) using the fair market value method. In connection therewith, the Company records, upon the issuance of each option, unearned stock-based compensation in an amount equal to the number of shares covered by the option multiplied by the estimated fair value per option. The amount recorded as unearned stock-based compensation is then amortized over the vesting period of the option. Consequently, the total expense recognized in the current period represents the amortized portion, if any, of the fair value of all outstanding options.

On December 13, 2006, the Company’s shareholders approved the 2006 Incentive Compensation Plan (the “2006 Plan”), as the successor to the 2000 Incentive Compensation Plan. The terms of the 2006 Plan provide for grants of stock options (incentive and non-statutory), stock appreciation rights (SARs), and restricted stock to eligible persons capable of contributing to the Company’s performance. The total number of shares of common stock that may be subject to the granting of awards under the 2006 Plan at any time during the term of the 2006 Plan was increased from 22,000,000 to 27,000,000 during 2012. As of December 31, 2012, approximately 6.2 million shares were available for issuance under the 2006 Plan.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

The following table summarizes information about stock option activity during 2011 and 2012:

		Number of Options	W/A Exercise Price
Outstanding at December 31, 2010		16,500,818	$0.53
Granted	2,713,307		$0.82
Forfeited or expired	(738,361)		$0.62
Exercised	(557,125)		$0.46
– Net Activity for 2011		1,417,821
Outstanding at December 31, 2011		17,918,639	$0.58
Granted	1,581,253		$0.84
Granted upon cancellation of previously issued options	1,926,808		$0.80
Cancelled (as part of options that were cancelled and replaced)	(1,926,808)		$0.65
Forfeited or expired	(1,045,978)		$0.69
Exercised	(319,794)		$0.56
– Net Activity for 2012		215,481
Outstanding at December 31, 2012		18,134,120	$0.61

The following schedule reflects the number of shares covered by, and the fair market value of, stock option and warrant activity during 2012 and 2011 related to both employees and non-employees.

	2012	2011
Shares
Option grants – employees	1,211,656	2,326,715
Option grants – non-employees	369,597	386,592
Warrant grants – non-employees	—	50,000
Grants of replacement options – employees	957,783	—
Grants of replacement options – non-employees	969,025	—
Forfeited, expired or exercised – employees	(629,387)	(332,048)
Forfeited, expired or exercised – non-employees	(736,385)	(963,438)
Cancelled options – employees	(957,783)	—
Cancelled options – non-employees	(969,025)	—
	215,481	1,467,821
Fair Market Value
Options issued – employees	$411,728	$924,520
Options issued – non-employees	$182,147	$127,288
Warrants issued – non-employees	$—	$20,593
	$593,875	$1,072,401
Earned Stock Expense
Earned stock expense, net – employees	$584,052	$576,949
Earned stock expense, net – non-employees	$148,752	$133,473
	$732,804	$710,422

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

For 2012, the Company completed a tender offer wherein options entitling the holders thereof to acquire approximately 1.7 million shares of common stock with a weighted average exercise price of $0.66 were cancelled and replaced with options for a like number of shares having a weighted average exercise price of $0.80. During 2012, options to acquire 319,794 shares of common stock with a weighted average exercise price of $0.56 were exercised, resulting in proceeds of approximately $162,000. The approximate weighted average intrinsic value per share — that is, the difference between the market price of the common stock at the time of exercise and the exercise price — was $0.20. During 2011, options to acquire 557,125 shares of common stock with a weighted average exercise price of $0.46 were exercised, resulting in proceeds of approximately $257,000. The approximate weighted average intrinsic value per share was $0.29.

As of December 31, 2012, the Company had the following common stock equivalents outstanding and exercisable:

	Outstanding			Exercisable
	Number	W/A Exercise/ Conversion Price	W/A Remaining Contractual Term	Number	W/A Exercise/ Conversion Price	W/A Remaining Contractual Term
Options	18,134,120	$0.61	4.0	12,701,145	$0.52	3.6
Warrants	559,000	$0.53	2.1	534,000	$0.52	2.0
DSUs	2,800,000	$—	7.0	800,000	$—	7.0
	21,493,120	$0.53	4.3	14,035,145	$0.49	3.7
Series A Preferred	143,750	$1.00	n/a	143,750	$1.00	n/a
Total CSEs	21,636,870	$0.53		14,178,895	$0.50

As of December 31, 2012 and 2011, there was approximately $1.67 million and $1.94 million, respectively, of total unrecognized stock-based compensation cost, which cost is expected to be recognized over a weighted average period of 2.2 years and 2.5 years, respectively.

The weighted average fair value of options granted during 2012 and 2011 was $0.17 and $0.39 per option, respectively.

As of December 31, 2012, the aggregate intrinsic value of vested and exercisable options was approximately $1.78 million, based on approximately 12.7 million vested options outstanding, a weighted average exercise price of $0.52 and a year-end closing price for the Company’s common stock of $0.66 per share.

During 2003, the Company issued warrants entitling the holders thereof to acquire up to 1,478,000 shares of common stock at a price of $.30 per share. These warrants were exercisable for a period of five years and had expiration dates ranging from March 18, 2008 to April 11, 2008. During 2006, the Company agreed to extend the term of warrants covering 838,000 shares of common stock by two years, with expiration dates now ranging from March 18, 2011 to April 11, 2011. During 2009, holders of warrants underlying 509,000 shares of common stock cancelled and replaced their warrants in exchange for new warrants with an exercise price of $.50 per share, immediate vesting and a five-year term. During 2011, a holder of warrants underlying 200,000 shares of common stock exercised such warrant, resulting in proceeds of $60,000 to the Company. The intrinsic value per share was $0.21. No warrants were exercised during 2012. During 2012, the Company issued a warrant entitling the holder thereof to acquire up to 50,000 shares of the Company’s common stock at an exercise price of $0.85. As of December 31, 2012 and 2011, there were outstanding warrants allowing the holders thereof to purchase 559,000 and 509,000 shares of common stock, respectively. The exercise prices for outstanding, as well as currently exercisable, warrants range from $0.50 to $0.85.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 8 — STOCK OPTIONS AND WARRANTS  – (continued)

As a result of the exercise of options during 2012, the Company recognized a tax benefit of approximately $30,000, which represents the total intrinsic value of all option exercises of approximately $60,000 multiplied by the Company’s effective tax rate of approximately 50%. During 2011, the Company recognized a tax benefit of approximately $77,000, which represents the total intrinsic value of all option exercises of approximately $160,000 multiplied by the Company’s effective tax rate of approximately 48%. (See Note 10).

For purposes of valuing options and warrants, the Company uses the Black-Scholes option pricing model. For the years ended December 31, 2012 and 2011, the following assumptions have been utilized:

	2012	2011
Expected life (in years)	5 – 7	5 – 7
Risk-free interest rate	0.10% – 1.41%	0.83% – 2.74%
Volatility	40.6% – 55.7%	55% – 56%
Dividend yield	0.0%	0.0%

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, the Company entered into two separate lease agreements for office space in Boca Raton, Florida. The first lease (the “Lease Agreement”) is for 13,554 square feet of office space to house the corporate headquarters for the Company’s operations. The Lease Agreement took effect as of February 1, 2011 and replaced the Company’s then existing lease, which expired in January 2010. The term of the Lease Agreement is from February 1, 2010 through August 31, 2017, with the Company having the option to extend the Lease Agreement for two five-year renewal terms. Initial base rent is approximately $23,719 per month, subject to certain fixed increases over the course of the term, as set forth in the Lease Agreement. The second lease (the “Second Lease Agreement”) is for 4,264 square feet of office space to house certain financial advisors. The Second Lease Agreement, which was originally effective as of August 1, 2010, was amended on January 14, 2010 to provide for occupancy effective as of March 1, 2010. The term of the Second Lease Agreement is from March 1, 2010 through August 31, 2017, with the Company having the option to extend the Second Lease Agreement for one four-year renewal term and, subsequently, two five-year renewal terms. Initial base rent is approximately $7,462 per month, subject to certain fixed increases over the course of the term, as set forth in the Second Lease Agreement.

Total rent expense, including month-to-month leases for the year ended December 31, 2012 and 2011, was approximately $762,000 and $715,000, respectively.

Summit Brokerage also leases certain equipment under operating leases, which provide for minimum monthly payments of approximately $3,000 through December 2015.

The approximate minimum annual, non-cancelable rent payments due under all Company operating leases (based only on the base rent, without regard to the Company’s share of common areas and other expenses) are as follows:

Year	Amount
2013	$410,000
2014	413,000
2015	425,000
2016	438,000
2017	298,000
$1,984,000

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

Legal Proceedings

The Company is a party to legal proceedings relating to various claims and lawsuits arising in the normal course of business. Management has provided an accrual for estimated probable losses that could result from these matters. Management believes that the range of potential net losses resulting from these proceedings in excess of the accrued amount, if any, will not be material to the Company’s financial position or results of operations.

The Company is a registered broker-dealer and as such is subject to the continual scrutiny of those who regulate its industry, including FINRA, the United States Securities and Exchange Commission, and the various securities commissions of the states and jurisdictions in which it operates. As part of the regulatory process, the Company is subject to routine examinations, the purpose of which is to determine the Company’s compliance with rules and regulations promulgated by the examining regulatory authority. It is not uncommon for the regulators to assert, upon completion of an examination, that the Company has violated certain of these rules and regulations. Where possible, the Company endeavors to correct such asserted violations as soon as possible. In certain circumstances, and depending on the nature and extent of the violations, the Company may be subject to disciplinary action, including fines.

Retirement Plan

The Company has a retirement plan, which management believes qualifies as a deferred compensation plan (the “Plan”), under Section 401(k) of the Internal Revenue Code. All employees who are at least 21 years old are eligible to participate in the Plan on the first day of the month following their six-month anniversary of service. During the years ended December 31, 2012 and 2011, the Company matched 100% of the eligible participant’s contribution up to 3% of the participant’s qualifying wages and then 50% of the next 2% of participant’s contribution. Company matching contributions charged to employee compensation and benefits for the years ended December 31, 2012 and 2011 approximated $144,000 and $138,000, respectively.

Natural Disasters

The Company’s operations are located in an area that has been, and will potentially be, affected by tropical storms. In prior years, some portions of the Company’s operations have been impacted by such storms. Although the Company maintains business interruption insurance, and has filed claims related to storms in prior years, there can be no assurance that, in the future, the amount of such proceeds will be sufficient to offset any losses incurred. The Company does not reserve any amounts for such contingency.

Clearing Firms

Included in the Company’s clearing agreements with its clearing brokers is an indemnification clause. This clause relates to instances where the Company’s clients fail to settle securities transactions. In the event this occurs, the Company has indemnified the clearing brokers to the extent of the net loss on the unsettled trade. At December 31, 2012, management of the Company had not been notified by the clearing brokers, nor were they otherwise aware, of any potential losses relating to this indemnification.

Other

In connection with the execution of employment agreements with, and the related issuance of stock options and deferred shares to, the Company’s Chief Executive Officer, the Company has agreed to pay the income tax liability incurred by the Chief Executive Officer upon the exercise of such stock options or the delivery of such deferred shares. The Company’s obligation to pay such tax, however, shall not exceed the amount of the tax benefit the Company receives as a direct result of the Chief Executive Officer’s exercise of the stock options or any portion thereof, or the delivery of the deferred shares or any portion thereof. No options were exercised by, nor were any deferred shares delivered to, the Chief Executive Officer during either 2012 or 2011.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 9 — COMMITMENTS AND CONTINGENCIES  – (continued)

In March 2011, the Company became aware that a financial advisor operating from one of its branch offices may have misappropriated funds. In connection therewith, the Company undertook an investigation, including notifying FINRA. The Company also notified, or attempted to notify, clients of the advisor. The Company also notified its fidelity bond carrier. During 2011, the Company settled with two of the four identified parties representing approximately 95% of the total known loss. The Company was subsequently reimbursed by its fidelity bond carrier. While it is not possible to determine with certainty the ultimate outcome of this matter, and, in particular, whether additional claims may be forthcoming, based on the information currently available to the Company, management is of the opinion the resolution of this matter will not have a material adverse effect on its financial position or operating results. No accrual or provision has been made in the accompanying financial statements related to this matter.

NOTE 10 — INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. As of December 31, 2012 and 2011, the Company recognized a deferred tax asset, prior to the valuation allowance, of approximately $1,881,000 and $1,359,000, respectively, the significant components of which are as follows:

	2012	2011
Deferred tax assets
Amortization of stock-based compensation	$1,154,000	$900,000
Difference between book and tax depreciation	265,000	185,000
Amortization of client list and goodwill	199,000	125,000
Allowances and other items	263,000	149,000
Net deferred tax asset before valuation allowance	$1,881,000	$1,359,000

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2012 and 2011, the Company has established a valuation allowance equal to the amount of the net deferred tax asset. The valuation allowance increased by approximately $522,000 and $174,000 during the years ended December 31, 2012 and 2011, respectively.

The Company’s effective tax rate differs from the statutory federal income tax rate due to the following at December 31, 2012 and 2011:

	2012	2011
Tax at statutory rate	34%	34%
Increase resulting from:
Effect of state income tax	5%	5%
Effect of non-deductible expenses	7%	7%
Effect of other items	4%	2%
Effective tax rate	50%	48%

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2012 and 2011

NOTE 10 — INCOME TAXES  – (continued)

The federal and state income tax provision is approximately as follows for the years ended December 31, 2012 and 2011:

	2012	2011
Current
Federal	$1,482,000	$1,150,000
State	254,000	197,000
	1,736,000	1,347,000
Deferred
Federal	—	—
State	—	—
	—	—
Total provision for income taxes	$1,736,000	$1,347,000

The entire federal and state income tax provisions for the years ended December 31, 2012 and 2011 are considered current after giving effect to the increase in the deferred tax asset valuation allowance. As of December 31, 2012, with few exceptions, the consolidated income tax returns filed by SFSG are no longer subject to income tax examinations by the U.S Federal taxing authorities for any years prior to 2009.

NOTE 11 — CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

CONCENTRATIONS — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, deposits, commissions receivable, notes and other receivables. The Company places its temporary cash investments with financial institutions, which balances may exceed federally insured limits.

During the years ended December 31, 2012 and 2011, transactions representing approximately 34% and 36%, respectively, of the Company’s total commission revenues were processed through one of the Company’s clearing brokers. At December 31, 2012 and 2011, commissions receivable from this clearing broker represented approximately 11% of total commissions receivable. During 2012 and 2011, approximately 52% of the Company’s total commission revenues were processed through both of its clearing brokers.

FAIR VALUE — All financial instruments are carried at amounts that approximate fair value because of the short maturity of these instruments.

NOTE 12 — NET CAPITAL REQUIREMENT

SBS is a “Fully Disclosed Broker-Dealer.” SBS does not carry client accounts and does not accept client funds or securities. Instead, it has entered into a “clearing agreement” with its clearing brokers and has fully disclosed all of its client accounts to these brokers.

SBS is subject to the Securities and Exchange Commission’s Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital. Under the Rule, the SBS is required to maintain minimum net capital equal to the greater of: (i) $250,000, or (ii) 6.67% of aggregate indebtedness. The Rule also requires that SBS’s ratio of aggregate indebtedness to net capital not exceed 15 to 1, as computed under SEC Rule 15c-3-1.

At December 31, 2012 and 2011, SBS had net capital of approximately $3.9 million and $3.7 million, respectively, and the Company’s aggregate indebtedness to net capital ratio was 1.23 to 1 and 1.26 to 1, respectively, as computed under SEC Rule 15c-3-1.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents	$11,374,522	$7,966,800
Deposits held at clearing brokers	128,856	128,823
Commissions receivable and other, net	2,132,759	2,142,327
Notes receivable, net	461,238	438,383
Other receivables, net	319,806	317,752
Securities owned, at fair value	2,672	9,695
Prepaid expenses and other assets	863,604	840,255
Property and equipment, net	361,365	411,863
Goodwill	500,714	500,714
Total Assets	$16,145,536	$12,756,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,247,447	$1,821,704
Accrued commissions expense	2,708,218	2,869,656
Total Liabilities	4,955,665	4,691,360
Commitments and contingencies
Stockholders’ equity
Preferred stock, undesignated; par value $0.0001 per share; authorized 4,850,000 shares; none issued and outstanding	—	—
Preferred stock, Series A, 12% cumulative convertible; par value $0.0001 per share; authorized 150,000 shares; 125,000 issued and outstanding (liquidation preference of $125,000)	13	13
Common stock, par value $0.0001 per share; authorized 100,000,000 shares; 20,431,013 issued and 20,416,101 outstanding at September 30, 2013 and 20,290,567 issued and 20,275,655 outstanding at December 31, 2012	2,040	2,028
Additional paid-in capital	8,891,696	8,499,138
Unearned stock-based compensation	(1,438,497)	(1,666,572)
Treasury stock (14,912 shares, at cost)	(10,884)	(10,884)
Retained earnings	3,745,503	1,241,529
Total stockholders’ equity	11,189,871	8,065,252
Total liabilities and stockholders’ equity	$16,145,536	$12,756,612

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	For The Three Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues
Commissions	$20,467,406	$17,360,920
Interest and dividends	202,005	232,473
Other revenue	1,733,493	848,762
	22,402,904	18,442,155
Expenses
Commissions and related costs	17,301,144	14,847,878
Employee compensation and benefits	1,905,832	1,631,139
Occupancy and equipment	196,776	198,346
Communications	113,926	111,131
Depreciation and amortization	49,176	52,016
Other operating expenses	1,680,463	946,485
	21,247,317	17,786,995
Income before provision for income taxes	1,155,587	655,160
Provision for income taxes	100,000	329,172
Net income	$1,055,587	$325,988
Basic income per common share	$0.05	$0.01
Diluted income per common share	$0.04	$0.01
Weighted average common shares outstanding
Basic	20,362,486	26,670,082
Diluted	25,502,219	31,822,469

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	For The Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues
Commissions	$60,788,331	$50,555,223
Interest and dividends	605,961	737,690
Other revenue	3,907,873	2,497,888
	65,302,165	53,790,801
Expenses
Commissions and related costs	51,380,208	43,054,449
Employee compensation and benefits	5,691,952	4,971,329
Occupancy and equipment	591,232	584,285
Communications	338,574	342,888
Depreciation and amortization	148,566	153,117
Other operating expenses	3,302,457	2,474,584
	61,452,989	51,580,652
Income before provision for income taxes	3,849,176	2,210,149
Provision for income taxes	1,328,000	1,000,000
Net income	$2,521,176	$1,210,149
Basic income per common share	$0.12	$0.05
Diluted income per common share	$0.10	$0.04
Weighted average common shares outstanding
Basic	20,328,516	26,616,082
Diluted	25,263,257	31,748,614

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	For The Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$2,521,176	$1,210,149
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	148,566	153,117
Stock-based compensation, net	539,011	605,039
Amortization of advisor notes	133,794	125,800
Changes in
Deposits held at clearing brokers	(33)	(33)
Commissions receivable and other, net	9,568	(171,397)
Notes receivable, net	(149,686)	(165,291)
Other receivables, net	(2,054)	195,124
Prepaid expenses and other assets	(23,349)	(161,394)
Securities owned, at fair value	7,023	(21,654)
Accounts payable and accrued expenses	425,743	(16,257)
Accrued commissions expense	(161,438)	(8,402)
Net cash provided by operating activities	3,448,321	1,744,801
Cash flows from investing activities
Purchase of property and equipment	(98,068)	(37,260)
Cash flows from financing activities
Dividends paid – preferred stock	(17,201)	(11,250)
Proceeds from exercise of stock options	74,670	117,414
Legal fees paid on the issuance of stock and options	—	(41,263)
Common stock share repurchase	—	(99,400)
Net cash provided by (used in) financing activities	57,469	(34,499)
Net increase in cash and cash equivalents	3,407,722	1,673,042
Cash and cash equivalents at beginning of period	7,966,800	10,786,669
Cash and cash equivalents at end of period	$11,374,522	$12,459,711

See accompanying notes to unaudited condensed consolidated financial statements.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
September 30, 2013

NOTE 1 — GENERAL

The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods indicated. The condensed consolidated financial statements herein should be read in conjunction with the audited consolidated financial statements and notes thereto, together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2012 for Summit Financial Services Group, Inc. (the “Company” or “SFSG”). The results of operations for the three- and nine-month periods ended September 30, 2013 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2013. Furthermore, actual results for future periods could differ materially from those reported in this Form 10-Q, depending on a variety of factors, including: any adverse effect on the stock market and investor confidence in general, including, but not limited to, as a result of the economic recession; the sustainability and magnitude of an economic recovery; weak consumer confidence; increases in oil prices; political gridlock in the United States, including the impasse over the budget and the resulting sequester, and ongoing debt ceiling concerns; high unemployment and/or global events, including economic instability among members of the European Union (including Greece, Italy and Cyprus), unrest and political uncertainty in the Middle East, and political instability in North Korea; strife between the United States and Russia; the success or failure of our management’s efforts to implement our business strategy, including the net addition of financial advisors; declining and/or volatile interest rates; our ability to properly manage growth; our ability to compete with major established companies; our ability to attract and retain qualified personnel in a highly competitive environment; our ability to comply in a cost-effective manner with increased regulation; advisors engaging in inappropriate activities that may adversely affect their clients and our business; and other risks. Additionally, certain sources of revenues that have historically been available to the Company have been or may be reduced or eliminated in the future, including 12b-1 fees, or trail commissions, from the sale of mutual fund shares, as well as remuneration paid by our clearing brokers. Our results may also be negatively impacted by recent and future reductions in interest rates, as well as from decreases in certain compensation amounts paid by insurance companies, mutual funds and alternative investment sponsors with whom we do business. Additionally, increased regulations, and the related cost of compliance therewith, could also impact our margins. A proposal to treat financial advisors licensed with independent broker-dealers as employees, rather than as independent contractors, could also adversely affect our business.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
September 30, 2013

NOTE 2 — STOCKHOLDERS’ EQUITY

Basic earnings per share is computed by dividing the net income available to common shareholders for the relevant period by the weighted average number of shares of common stock issued and outstanding during the period. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average number of shares of common stock and the number of dilutive common stock equivalents (“CSEs”). The number of dilutive CSEs includes the effect of stock options, warrants, and deferred stock calculated using the treasury stock method and the number of issuable common shares upon the conversion of preferred stock using the “if converted” method. For purposes of computing the diluted earnings per share for the three- and nine-month periods ended September 30, 2013 and 2012, the Company has assumed the exercise, delivery or conversion of those securities as follows:

(Shares in 000’s)

	For The Three Months Ended September 30,						For The Nine Months Ended September 30,
	2013			2012			2013			2012
	Total	Dilutive	Non- Dilutive	Total	Dilutive	Non- Dilutive	Total	Dilutive	Non- Dilutive	Total	Dilutive	Non- Dilutive
Options	18,967	10,148	8,819	17,396	12,103	5,293	18,967	9,745	9,222	17,396	12,103	5,293
Warrants	559	509	50	559	509	50	559	509	50	559	509	50
Deferred Stock	2,800	1,200	1,600	2,800	800	2,000	2,800	1,200	1,600	2,800	800	2,000
Preferred	144	—	144	144	—	144	144	—	144	144	—	144
Total CSEs	22,470	11,857	10,613	20,899	13,412	7,487	22,470	11,454	11,016	20,899	13,412	7,487
Shares Deemed Repurchased		(6,717)			(8,260)			(6,519)			(8,280)
Net Shares Deemed Issued		5,140			5,152			4,935			5,132
Basic Weighted Avg. Shares		20,362			26,670			20,328			26,616
Total Shares and CSEs		25,502			31,822			25,263			31,748

As of September 30, 2013, the Company had options, warrants and deferred shares outstanding entitling the holders thereof to purchase a total of approximately 22.3 million shares of common stock. The Company also had outstanding shares of preferred stock convertible into approximately 144,000 shares of common stock. See Note 7 (Subsequent Events) with respect to the redemption of the Company’s preferred stock.

On September 24, 2012, the Company repurchased an aggregate of 200,000 shares of its common stock owned by a shareholder, who is not an affiliate of the Company, in a privately negotiated transaction, at a purchase price of $0.50 per share.

Stock-Based Awards

The Company accounts for stock-based compensation using a fair market value method. Most often, options are granted for the provision of future services, such as continued employment or, in the case of independent financial advisors, their affiliation with the Company. Consequently, the options typically provide for vesting over a period of years, with a certain percentage of the options vesting each year upon the anniversary date of the grant if the grantee is then still affiliated with the Company. Any unearned stock compensation is generally amortized over the period the underlying options are earned, which is typically the vesting period. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The amortization of earned stock expense related to issuances to employees is included in the accompanying condensed consolidated statements

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
September 30, 2013

NOTE 2 — STOCKHOLDERS’ EQUITY  – (continued)

of income under the caption “Employee Compensation and Benefits”, while the amortization of earned stock expense related to issuances to non-employees is included under the caption “Other Operating Expenses.”

The following schedule reflects activity resulting in changes to the number of CSEs outstanding during the three- and nine-month periods ended September 30, 2013 and 2012, respectively. The schedule also reflects earned stock expense during the three- and nine-month periods ended September 30, 2013 and 2012, respectively, related to the issuance of all CSEs, regardless of the time of issuance.

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2013	2012	2013	2012
Shares
Option grants – employees	614,333	1,000	1,206,350	267,000
Option grants – non-employees	—	10,852	20,410	30,852
Grants of replacement options – employees	600,000	25,000	600,000	165,000
Grants of replacement options – non-employees	—	72,494	—	72,494
Exercised options – employees	(61,772)	—	(81,772)	(97,500)
Exercised options – non-employees	(28,332)	(123,254)	(58,674)	(145,459)
Forfeited or expired – employees	(31,352)	(27,964)	(181,352)	(189,583)
Forfeited or expired – non-employees	(22,845)	(273,806)	(86,356)	(387,588)
Cancelled options – employees	(600,000)	(25,000)	(600,000)	(165,000)
Cancelled options – non-employees	—	(72,494)	—	(72,494)
Net change in shares underlying CSEs	470,032	(413,172)	818,606	(522,278)
Fair Market Value – Net
Options issued – employees	$183,713	$(1,970)	$339,817	$85,062
Options issued – non-employees	—	8,418	930	10,612
Net fair market value	$183,713	$6,448	$340,747	$95,674
Earned Stock Expense
Earned stock expense, net – employees	$135,523	$109,770	$426,944	$492,354
Earned stock expense, net – non-employees	39,402	30,623	112,067	112,685
Net earned stock expense	$174,925	$140,393	$539,011	$605,039

NOTE 3 — INCOME TAXES

For the three- and nine-month periods ended September 30, 2013, the Company’s provision for income taxes reflects an estimated income tax accrual of approximately $100,000 and $1.33 million, respectively, based on the Company’s estimated effective tax rate for the year ending December 31, 2013. For the three- and nine-month periods ended September 30, 2012, the Company’s provision for income taxes reflects an estimated income tax accrual of approximately $329,000 and $1.00 million, respectively, based on the Company’s estimated effective tax rate for the year ended December 31, 2012. The Company’s income tax provision in any period will be affected by, among other things, permanent, as well as temporary differences in the deductibility of certain items, including stock-based compensation and the amortization of intangible assets. As a result, the Company may experience significant fluctuations in the effective book tax rate (that is, its current tax expense divided by pre-tax book income) from period to period. For 2013, the Company expects its effective tax rate to decline compared to 2012 due primarily to compensation related to the exercise of non-qualified stock options expiring in 2013 that will reduce the Company’s taxable income.

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
September 30, 2013

NOTE 4 — NET CAPITAL REQUIREMENT

Summit Brokerage Services, Inc., the Company’s wholly owned broker-dealer subsidiary (“Summit Brokerage” or “SBS”), is subject to the SEC Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 2013, Summit Brokerage had net capital of approximately $4.6 million, which was approximately $4.3 million in excess of its SEC-required minimum net capital of $0.3 million. Under SEC Rule 15c3-1, Summit Brokerage’s aggregate indebtedness to net capital ratio was 1.02 to 1 at September 30, 2013. The amount of net capital during any period will fluctuate based on a number of factors, including the operating results for SBS. Net capital will also be impacted by contributions of capital to SBS from the Company, as well as distributions of capital from SBS to SFSG. During the nine-month period ended September 30, 2013, SBS distributed $2,775,000 to SFSG, of which $875,000 was distributed in the quarter ended September 30, 2013. During the nine-month period ended September 30, 2012, SBS distributed $1,900,000 to SFSG, of which $900,000 was distributed in the quarter-ended September 30, 2012.

NOTE 5 — CONTINGENCIES

The Company is, or may become, a party to legal proceedings relating to various claims and lawsuits arising in the normal course of business. Management has provided an accrual for estimated probable losses which could result from asserted matters. Management believes that, to the best of its knowledge, the range of potential net losses resulting from the currently asserted proceedings in excess of the accrued amount, if any, will not be material to the Company’s financial position or results of operations.

NOTE 6 — RECLASSIFICATIONS

The Company has made certain reclassifications to the prior period’s financial statements to conform to the current period presentation. These reclassifications had no impact on previously reported net income.

NOTE 7 — SUBSEQUENT EVENTS

On October 30, 2013, the Company redeemed all 125,000 outstanding shares of its 12% Series A Cumulative Convertible Preferred Stock, par value $.0001 per share (the “Preferred Stock”), pursuant to the terms governing the Preferred Stock. The total redemption price was equal to the aggregate liquidation amount of $125,000 plus accumulated and unpaid dividends thereon to the date of redemption totaling approximately $42,000.

Cetera Financial
Holdings, Inc. and
Subsidiaries

Consolidated Financial Statements as of and for the
Years Ended December 31, 2012 and 2011, and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of
Cetera Financial Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Cetera Financial Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cetera Financial Holdings, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 28, 2013

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

	2012	2011
ASSETS
Cash and cash equivalents	$136,221	$137,277
Cash and securities segregated under federal and other regulations (cash of $1,000 and securities with fair value of $4,998 in 2012 and securities with fair value of $4,997 in 2011)	5,998	4,997
Receivable from brokers, dealers, and clearing organizations	1,623	1,534
Receivable from customers	11,974	14,546
Securities owned – at fair value	4,150	3,416
Deferred compensation plan investments	53,770	43,191
Commissions receivable	36,982	27,160
Notes receivable	37,108	28,351
Fixed assets – net of accumulated depreciation of $11,533 and $6,709 in 2012 and 2011, respectively	12,537	13,927
Deferred income tax assets – net	27,889	27,231
Intangible assets and goodwill – net of accumulated amortization of $19,981 and $8,951 in 2012 and 2011, respectively	83,408	17,801
Other assets	34,273	22,982
TOTAL	$445,933	$342,413
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to customers	$13,731	$13,985
Payable to brokers, dealers, and clearing organizations	1,122	389
Deferred compensation plan accrued liabilities	54,062	43,270
Commissions payable	45,696	42,250
Accrued compensation	14,741	8,755
Accounts payable and accrued expenses	19,381	5,957
Other liabilities	20,335	17,200
Note payable	117,000	57,952
Total liabilities	286,068	189,758
MEZZANINE EQUITY – Series A convertible preferred stock, $0.01 par value – authorized, 400,000 shares; issued, 384,924 and 383,689 shares; outstanding, 383,748 and 382,807 shares; inclusive of accrued dividend; liquidation preference of $50,659 and $45,758, respectively	53,972	46,870
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value – authorized, 2,000,000 shares; issued, 930,995 and 928,006 shares; outstanding, 929,945 and 925,878 shares, respectively	9	9
Additional paid-in capital	96,610	95,192
Deferred share based compensation	(506)	(1,378)
Retained earnings	9,780	11,962
Total stockholders’ equity	105,893	105,785
TOTAL	$445,933	$342,413

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands)

	2012	2011
REVENUES:
Commissions	$496,843	$423,229
Advisory fees and services	252,105	195,123
Asset based fees	33,378	27,439
Transaction and other fees	67,419	42,653
Total revenues	849,745	688,444
EXPENSES:
Commissions	664,212	548,992
Employee compensation and benefits	79,522	66,940
Professional fees and outside services	10,375	9,091
Clearing and exchange fees	12,494	9,488
Depreciation and amortization	15,865	8,016
Technology costs	16,906	15,173
Occupancy and equipment	9,337	9,679
Promotional	8,533	6,862
Interest expense	6,876	3,198
Other	7,374	6,039
Acquisition and acquisition related costs	4,967	1,188
Separation costs	1,751	1,504
Change in contingent consideration	4,452	1,052
Total expenses	842,664	687,222
OPERATING INCOME BEFORE INCOME TAX EXPENSE	7,081	1,222
INCOME TAX EXPENSE	2,288	1,663
NET INCOME (LOSS)	$4,793	$(441)

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Share Based Compensation	Retained Earnings	Total
	Shares	Amount
BALANCE – January 1, 2011	926,238	$9	$94,659	$(1,642)	$17,639	$110,665
Repurchase of common stock	(360)	—	(49)	—	—	(49)
Accrued dividend on convertible preferred stock	—	—	—	—	(4,124)	(4,124)
Beneficial conversion of preferred stock	—	—	—	—	(1,112)	(1,112)
Amortization of deferred share based compensation	—	—	—	264	—	264
Share based compensation expense	—	—	582	—	—	582
Net loss	—	—	—	—	(441)	(441)
BALANCE – December 31, 2011	925,878	9	95,192	(1,378)	11,962	105,785
Repurchase of common stock	(781)	—	(114)	—	—	(114)
Issuance of common stock	2,987	—	404	—	—	404
Common stock options exercised	1,861	—	189	—	—	189
Accrued dividend on convertible preferred stock	—	—	—	—	(4,774)	(4,774)
Beneficial conversion of preferred stock	—	—	—	—	(2,201)	(2,201)
Amortization of deferred share based compensation	—	—	—	872	—	872
Share based compensation expense	—	—	939	—	—	939
Net income	—	—	—	—	4,793	4,793
BALANCE – December 31, 2012	929,945	$9	$96,610	$(506)	$9,780	$105,893

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,793	$(441)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of fixed assets	4,824	3,462
Amortization of intangible assets	11,030	4,554
Amortization of credit facility issuance costs	497	—
Note receivable amortization – net of accretion	3,132	3,576
Separation costs	—	471
Change in contingent consideration	4,212	1,052
Deferred income taxes	(657)	712
Share based compensation expense	939	582
Amortization of deferred share based compensation	872	264
Changes in operating assets and liabilities:
Cash and securities segregated	(1,001)	(4,997)
Net receivable/payable from brokers, dealers, and clearing organizations	645	175
Net receivable/payable from customers	2,319	7,505
Net deferred compensation assets and liabilities	(277)	—
Securities owned	(734)	3,811
Notes receivable	(11,827)	(11,103)
Commissions receivable	28	1,273
Other assets	(11,466)	5,675
Commissions payable	(2,871)	77
Accounts payable and accrued expenses	2,382	(1,947)
Accrued compensation	5,987	752
Other liabilities	3,086	6,672
Net cash provided by operating activities	15,913	22,125
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,240)	(5,155)
Acquisitions, net of existing cash balance	(74,383)
Net cash used in investing activities	(76,623)	(5,155)
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable
Issuance	135,000	—
Retirements	(75,952)	—
Common stock
Issuance	584	—
Repurchase	(105)	(49)
Convertible preferred stock
Issuance	167	—
Repurchase	(40)	(14)
Net cash provided by (used in) financing activities	59,654	(63)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,056)	16,907
CASH AND CASH EQUIVALENTS – Beginning of year	137,277	120,370
CASH AND CASH EQUIVALENTS – Ending of year	$136,221	$137,277
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6,379	$3,198
Cash paid for income taxes	$2,586	$2,849
NONCASH INVESTING ACTIVITIES – Contingent consideration	$5,572	$0
NONCASH FINANCING ACTIVITIES – Accrued dividend on convertible preferred stock	$6,975	$5,236

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

1. NATURE OF BUSINESS AND OWNERSHIP

Cetera Financial Holdings, Inc., a Delaware holding corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Holdings”) is a provider of technology, brokerage and investment advisory services supporting a broad range of independent financial advisers, registered investment advisors and financial institutions, throughout the United States of America. Through its proprietary technology, custody and clearing platforms, the Company provides access to diversified financial products and services enabling its customers to offer independent financial advice and investment services to retail investors.

Operations of Subsidiaries — The Company owns 100% of the issued and outstanding common stock of Cetera Financial Group, Inc. (“Group”). Group is the sole member of Cetera Advisor Networks LLC (formerly Financial Network Investment Corporation) (“Networks”), Cetera Advisors LLC (formerly Multi-Financial Securities Corporation) (“Advisors”), Cetera Financial Specialists LLC (formerly known as Genworth Financial Securities Corporation) (“Specialists”), Cetera Investment Services LLC doing business as Cetera Financial Institutions, (formerly known as PrimeVest Financial Services, Inc.) (“Institutions”), Cetera Investment Advisors LLC (formerly Genworth Financial Advisors Corporation) (“Investment Advisers”), and Cetera Investment Management LLC (“Investment Management”). Group is managed by a centralized executive team, headquartered in El Segundo, California. The majority stockholder of the Company is Lightyear Fund II, L.P. (“Lightyear”), which is managed by Lightyear Capital, LLC.

Networks, Advisors, Specialists and Institutions are broker-dealers registered under the Securities Exchange Act of 1934, and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Networks, Advisors, Institutions, Investment Advisers and Investment Management are registered as investment advisers under the Investment Advisers Act of 1940.

Networks, Advisors and Specialists provide brokerage and insurance services to the general public through national networks of registered representatives. Networks and Advisors are also registered investment advisors and provide investment advice and financial planning services to clients. Registered representatives of Specialists who provide investment advisory services to their clients are registered as investment adviser representatives of Investment Advisers. Networks, Advisors, and Specialists are fully disclosed introducing broker-dealers that clear all securities transactions through an unaffiliated clearing broker, (Pershing, LLC) and do not carry customer accounts.

Institutions provides brokerage, insurance, and investment advisory services to customers through networking agreements with financial institutions. Institutions is a self-clearing broker-dealer.

Investment Management provides institutional investment services to its affiliated companies that are registered as investment advisers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the Company to make estimates and assumptions regarding the valuation of certain financial instruments, intangible assets and goodwill, allowance for doubtful accounts, valuation of share-based compensation, accruals for liabilities, income taxes, revenue and expense accruals, and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable. Actual results could differ from those estimates under different assumptions or conditions and the differences may be material to the consolidated financial statements.

Reclassifications  — Cash and securities segregated under federal and other regulations and acquisition and acquisition related costs have been reclassified for 2011 to conform to 2012’s presentation.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Consolidation  — The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents — Cash and cash equivalents are composed of interest and noninterest-bearing deposits and money market funds that meet the definition of a cash equivalent. Cash equivalents are highly liquid investments, with original maturities of less than 90 days that are not required to be segregated under federal or other regulations.

Cash and Securities Segregated under Federal and Other Regulations — The Company segregates cash and securities pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3.

Receivable from Brokers, Dealers, and Clearing Organizations — Receivable from and payable to brokers, dealers, and clearing organizations are recorded at contract value and result from the Company’s normal brokerage activities.

Receivable from and Payable to Customers — Receivable from customers includes amounts due on cash and margin transactions. The Company extends credit to its customers to finance their purchases of securities on margin. Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected in the consolidated statement of financial condition. Payable to clients represents credit balances in customer accounts arising from deposits of funds, proceeds from sales of securities and dividend and interest payments received on securities held in customer accounts.

Securities Owned — Securities owned are stated at fair value with realized and unrealized gains and losses being recorded in transaction and other fees in the consolidated statements of income. Fair value is determined by management based on published market prices or from independent pricing services.

Notes Receivable — The Company loans money to certain of its registered representatives under two types of promissory note agreements, which bear interest at various rates. Such agreements include forgivable promissory notes and payback promissory notes, which are described more fully in Note 4. In accordance with ASC 805 “Business Combinations”, all notes receivables are recorded at fair value as of the date of an acquisition (“Acquired Loans”). The Company applies the effective interest income method for the discount accretion.

Fixed Assets — Furniture, equipment, computers, purchased software, capitalized software, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, computers, and purchased software are depreciated over a period of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the terms of the underlying leases. Management reviews fixed assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Software Development Costs — Software development costs are charged to operations as incurred. Software development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization. The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three to seven years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that the future economic benefits are less than probable.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes — The Company and its subsidiaries file a consolidated tax return. The Company and its subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, the allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent of their losses.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company assesses the likelihood that the deferred tax assets will be realizable, and to the extent it is more-likely-than-not that such deferred tax assets will not be realized a valuation allowance is established.

Acquisitions  — When acquiring companies, the Company recognizes separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. When the acquisition includes contingent consideration, a discounted cash flow methodology is employed to determine the fair value of the contingent consideration at acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company's estimates are inherently uncertain and subject to refinement.

Intangible Assets and Goodwill — The Company classifies intangible assets into two categories: (1) intangible assets with definite lives subject to amortization, and (2) goodwill. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include assessing the existing customers and the cash flows, terms of contractual agreements, the history of the asset, and the Company’s long-term strategy for the use of the asset. Intangible assets that are considered to have definite lives are amortized over their useful lives, generally ranging from 5 – 20 years. Management reviews intangible assets for impairment whenever indications of impairment exist. Impairment exists when the carrying amount of the intangible asset exceeds its implied fair value, resulting in an impairment charge for the excess. The Company tests goodwill for impairment annually, or more frequently if events or circumstances indicate that goodwill may be impaired. The Company uses a variety of methodologies in conducting impairment assessments including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to the excess. No impairment occurred for the years ended December 31, 2012 and 2011.

Other Assets — Other assets are primarily receivables from third parties as well as prepaid expenses and are reported in the consolidated statement of financial condition at amounts that approximate net realizable value.

Fair Value of Financial Instruments — Substantially all of the Company’s financial instruments are carried at fair value. Receivables and payables including payback notes are carried at cost or cost, plus accrued interest, which approximates fair value. Forgivable notes contain provisions for forgiveness of principal and accrued interest and have minimal cash inflows associated with them. As a result, the fair value of the forgivable notes is insignificant. The estimated fair value of the note payable is determined based upon the carrying value of the loan and anticipated revenue production for the applicable registered representative population.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition:

Commissions — The Company records commissions received from securities transactions on a settlement-date basis, which is not materially different from the trade-date basis. Commissions generated from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.

Advisory Fees and Services — The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed at the beginning of each quarter. These fees, and the related expenses, are recognized over the period earned.

Asset-Based Fees — Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products.

Transaction and Other Fees — The Company charges transaction fees for executing transactions on client accounts. Transaction-related charges are recognized on a settlement-date basis, which is not materially different from the trade-date basis. Other revenue includes fees charged to clients such as individual retirement account maintenance fees, margin interest, and confirmation fees, as well as fees charged to registered representatives for contracted services such as affiliation and transaction fees. These fees are recognized as earned.

Employee Compensation and Benefits — The Company records compensation and benefits for all wages, benefits, and related taxes as earned by its employees. Employee compensation includes benefits expense, recruiting and relocation cost, and fees earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation — Stock-based awards are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model (service condition options) or a lattice valuation model (performance condition options). Stock-based compensation expense for service and market condition options is recognized over the requisite service period and includes the Company’s estimate of expected forfeitures. Stock-based compensation expense for awards containing a performance condition is recognized based on the probable outcome of the performance condition at each reporting date. At the end of the contingency period, the total compensation cost recognized will be the grant-date fair value of all units that actually vest based on the outcome of the performance conditions.

Legal Reserves — The Company records reserves for legal proceedings in accounts payable and accrued expenses in the consolidated statement of financial condition. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to, future legal expenses, the amount of the claim, the amount of the loss in the client’s account, the basis and validity of the claim, the possibility of liability on the part of a registered representative, likely insurance coverage, previous results in similar cases, legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded as other expense in the consolidated statement of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends U.S. GAAP to conform it with fair value measurement and disclosure requirements in International Financial Reporting Standards. The amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 in 2012 did not have a material effect on the Company’s operations or financial reporting.

3. ACQUISITIONS

Genworth Financial Investment Services, Inc.

On April 2, 2012, the Company acquired all of the outstanding common stock of Genworth Financial Investment Services, Inc. and its wholly owned subsidiaries Genworth Financial Securities Corporation, and Genworth Financial Advisers Corporation (collectively, “Genworth”) for an aggregate purchase price of $84,010. Genworth provides brokerage, investment advisory and planning services, and insurance services to the general public through a network of accounting professionals. The acquisition complements the Company's existing capabilities and offers an extension of the Company's existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of Genworth and synergies expected to arise after the Company’s acquisition of Genworth.

The Company paid $78,500 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the achievement of certain financial targets during the first two years following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. A discounted cash flow methodology was used to determine the contingent consideration based on financial forecasts determined by management that included assumptions about growth in assets under management, earnings, financial advisor retention and discount rates. The financial targets are sensitive to financial advisor recruitment, market fluctuations and the ability of financial advisors to grow their business. The Company evaluates the actual progress toward achieving the financial targets quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $5,268. Based on the quarterly evaluations, additional contingent consideration of $4,212 has been included in the December 31, 2012 consolidated statement of income. Total contingent consideration of $9,480 at December 31, 2012 is included in accounts payable and accrued expenses in the consolidated statement of financial condition. At the close of the transaction, the maximum amount of contingent consideration was $25,500. The Company incurred transaction costs associated with its acquisition of Genworth of $532 during the year ended December 31, 2012 that are included in acquisition and acquisition related costs in the consolidated statement of income.

Other transactions

During 2012, the Company was involved in other transactions based on the production of financial advisors. The Company incurred transaction costs of $859 in connection with these transactions during the year ended December 31, 2012 that are included in acquisition and acquisition related costs in the December 31, 2012 consolidated statement of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

3. ACQUISITIONS  – (continued)

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

	Genworth	Other
Net working capital	$12,782	$—
Depreciable fixed assets	1,169	—
Other long-term assets	2,149	—
Intangible assets
Adviser relationships	51,043	8,727
Non-compete agreement	830	—
Goodwill	16,037	—
Total assets acquired	$84,010	$8,727
Cash payment	$78,742	$8,423
Contingent consideration	5,268	304
Total purchase price	$84,010	$8,727

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Weighted Average Amortization Period	Amount Assigned
Adviser relationships	9 yrs	$59,770
Non-compete agreement	2 yrs	830
Total intangible assets		$60,600

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES

Financing receivables with terms greater than one year generally arise from loans to registered representatives under promissory note agreements. The Company loans money to certain of its registered representatives under two types of agreements. One such agreement is a payback promissory note and the other is a forgivable promissory note. The payback notes are due at various maturity dates, and bear interest at various rates. The forgivable notes contain provisions for forgiveness of principal and accrued interest if the registered representative meets specified revenue production levels. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes along with accrued interest as commission expense ratably over the contractual term of the notes. In the event the registered representative does not meet the specified production level, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreement.

The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, event of default on the loan, status of the

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES  – (continued)

representative’s selling contract with the Company, and, or any regulatory or legal action related to the representative. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

The Company’s outstanding financing receivables as of December 31, 201 2 and 2011, are as follows (in thousands):

	2012			2011
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$3,904	$24,447	$28,351	$2,688	$18,136	$20,824
New loans	—	20,329	20,329	—	13,711	13,711
Acquired	66	—	66	34	—	34
Paydowns	(7,942)	(3,729)	(11,671)	(2,341)	(1,560)	(3,901)
Forgiveness	—	(5,787)	(5,787)	—	(5,840)	(5,840)
Accretion	5,855	—	5,855	3,523	—	3,523
Allowance	—	(35)	(35)	—	—	—
Ending balance	$1,883	$35,225	$37,108	$3,904	$24,447	$28,351

Of the balance of financing receivables as of December 31, 2012 and 2011, $16,105 and $23,747, respectively, were forgivable loans and $21,003 and $4,604, respectively, were payback loans.

Financing receivables arising from the extension of credit to customers for purchases of securities (margin loans) are fully collateralized by marketable securities, are due on demand, and accrue interest at daily rates. The initial extension of credit is made in accordance with the requirements of Regulation T, and the continued extension of credit is subject to self-regulatory organization as well as Company determined collateral levels.

The Company’s outstanding margin loans are monitored on a daily basis to identify potential credit loss and impairment. Loans are considered to be impaired when based upon current information and events management estimates it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan. Criteria used to determine if impairment exists include, but are not limited to: the value of securities collateralizing the loan, historical payment of margin calls of the individual loan, and/or an event of default. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

For margin loans that are deemed impaired, a loan loss reserve is established for the difference between the carrying amount, and the expected recovery. Changes in the loan loss reserve are recorded in allowance for doubtful accounts.

The Company had $10.7 million and $14.5 million of outstanding margin loans receivable from customers as of December 31, 2012 and 2011, respectively, with no associated loan loss reserve based on management’s assessment of probability and timing of borrower default and loss severity estimates. The Company does not have any impaired margin loan receivables as of December 31, 2012 and 2011.

The Company does not have off-balance sheet credit exposure as a result of these financing receivables.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

5. FIXED ASSETS

Fixed assets as of December 31, 2012 and 2011, consisted of the following (in thousands):

	2012	2011
Fixed assets:
Office furniture and equipment	$4,141	$4,417
Computer software and hardware	17,731	14,056
Leasehold improvements	2,198	2,163
Total fixed assets	24,070	20,636
Accumulated depreciation and amortization	(11,533)	(6,709)
Fixed assets – net	$12,537	$13,927

6. INTANGIBLE ASSET SAND GOODWILL

The Company initially recorded intangible assets as a result of the purchase of the Company’s broker-dealers in 2010. Intangible assets increased in 2012 with the Company’s acquisition of Genworth and other transactions. Intangible assets with definite lives subject to amortization and goodwill at December 31, 2012 and 2011, are as follows (in thousands):

	2012	2011
Intangible assets – customer relationships	$86,522	$26,752
Intangible assets – non-compete agreements	830	—
Accumulated amortization	(19,981)	(8,951)
Intangible assets subject to amortization – net	$67,371	$17,801
Goodwill	16,037	—
Intangible assets – net	$83,408	$17,801

Total amortization expenses of intangible assets were $11.0 million and $4.6 million for the years ended December 31, 2012 and 2011, respectively. Amortization expense for each of the years ending December 2013 through 2017 and thereafter is estimated as follows (in thousands):

Estimated amortization expense for the years ending:
2013	$12,040
2014	10,472
2015	10,089
2016	7,404
2017	7,123
Thereafter	20,243
Total	$67,371

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

7. INCOME TAXES

Income tax expense for the years ended December 31, 2012 and 2011, consists of the following (in thousands):

	2012	2011
Current:
Federal	$2,613	$106
State	332	845
	2,945	951
Deferred:
Federal	(285)	615
State	(372)	97
	(657)	712
Total	$2,288	$1,663

The principal items accounting for the differences in income taxes computed at the federal statutory rate of 35% and the effective income tax rate for continuing operations comprise the following (in thousands):

	2012		2011
Taxes computed at statutory rate	$2,478	35.0%	$428	35.0%
State taxes – net of federal benefit	(26)	(0.4)	105	8.6
Income-based state taxes computed primarily on gross revenues	—	—	380	31.1
Change in contingent consideration	—	—	368	30.1
Separation costs	—	—	270	22.1
Change in estimate related to deferred taxes on purchase	—	—	165	13.5
Other	(164)	(2.3)	(53)	(4.3)
Income tax expense	$2,288	32.3%	$1,663	136.1%

The Company accounts for income taxes using the asset and liability method of accounting for income taxes under U.S. GAAP. Thus, deferred income tax assets and liabilities are established for the “temporary differences” between amounts of assets and liabilities for reporting purposes and such amounts measured by tax laws and regulations.

Significant components of the Company’s deferred tax assets and liabilities at December 31, 201 2 and 2011, are as follows (in thousands):

	2012	2011
Deferred tax assets:
Deferred compensation liability	$20,746	$17,091
Fair value adjustment – notes receivable	4,135	9,326
Net operating loss carryforward	—	4,424
Notes receivable – forgivable	4,115	3,513
Rent rebate	1,177	1,010
Goodwill/intangible amortization	2,364	1,260
Change in contingent consideration	1,605	—
Deferred income	1,334	—
Other	3,667	2,407
Total deferred tax assets	39,143	39,031

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

7. INCOME TAXES  – (continued)

	2012	2011
Deferred tax liabilities:
Deferred compensation unrealized gain	1,767	—
State income taxes	1,257	1,126
Customer relationships	5,429	7,032
Depreciation	2,409	3,101
Other	392	541
Total deferred tax liabilities	11,254	11,800
Net deferred tax assets	$27,889	$27,231

The Company has not established a valuation allowance against the net deferred tax assets as it has been determined that it is more likely than not that the assets will be realized.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes, and determined that there are no uncertain tax positions that would have a material impact on the consolidated financial statements of the Company. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in current income taxes payable and income tax expense on the consolidated statement of financial condition and consolidated statement of income, respectively. As of and for the years ended December 31, 2012 and 2011, the Company did not have liabilities for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits. The Company is subject to examination by U.S. federal tax authorities for tax returns filed for 2011 and 2010 and by state tax authorities for the prior four years (relating to separate state returns filed by the Company’s subsidiaries).

8. INDEBTEDNESS

Senior Secured Credit Facility — The Company entered into a credit agreement (the “Credit Agreement”) on June 22, 2012 that provided for a $120 million term loan, a $15 million revolving credit facility, and subject to an aggregate limit of the revolving credit facility, a $3 million letter of credit commitment. The senior secured credit facility is secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the Credit Agreement of $3.2 million are capitalized and included in other assets in the December 31, 2012 consolidated statement of financial condition. These costs are being amortized over the five year life of the Credit Agreement on a straight line basis. Amortization of these costs included in the December 31, 2012 consolidated statement of income included as interest expense was $497.

Term Loan — The initial principal amount of the term loan was $120 million, with a five year term and quarterly installment payments. Principal repayments for the year ending December 31, 2012 were $3 million. The remaining annual scheduled principal repayments for the remaining term are as follows (in thousands):

Scheduled principal repayments
2013	$6,000
2014	7,500
2015	9,000
2016	9,000
2017	85,500
Total	$117,000

The Company may voluntarily prepay any portion of the term loan without premium or penalty.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

8. INDEBTEDNESS  – (continued)

Borrowings under the Company's senior secured credit facilities that are Base Rate Loans bear interest at (a) a base rate equal to the greater of (i) the “Prime Rate”, (ii) the Federal Funds Rate plus 0.5%; and (iii) LIBOR plus 1.00% plus (b) the applicable margin. Borrowings that are LIBOR Loans bear interest at an adjusted LIBOR rate plus the applicable margin.

The adjusted LIBOR rate is equal to the greater of either (a) a rate per annum equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement then imposed under Regulation D of the FRB for “Eurocurrency Liabilities”, and (b) 1.50% per annum.

The applicable margin for borrowings with respect to the 2012 Credit Agreement is currently 4.00% for base rate borrowings and 5.00% for LIBOR borrowings. The LIBOR rate shall in no event be less than 1.50%. Interest expense incurred on the term loan included in the December 31, 2012 consolidated statement of income was $4.2 million.

In connection with the acquisition of the subsidiary broker/dealers in 2010, the Company obtained financing from the seller (the “Seller Term Loan”). At December 31, 2011, the outstanding balance on the Seller Term Loan was $58 million. Pursuant to the purchase agreement, the principal amount of the Seller Term Loan was subject to adjustment within the first two years. The second year adjustment occurring in 2012, and representing the fair value of contingent consideration, resulted in an increase in the outstanding balance of $.2 million. As part of the Credit Agreement entered into on June 22, 2012, $58.2 million of the proceeds were used to retire the adjusted outstanding balance of Seller Term Loan. No premiums or penalties were incurred by the Company in connection with the prepayment. Interest expense on the Seller Term Loan of $1.9 million is included in the December 31, 2012 consolidated statement of income.

Revolving Credit Facility — The revolving credit facility requires a commitment fee of 0.625%. There were no draws on the credit facility during the year ended December 31, 2012, and no outstanding balance at December 31, 2012.

Letter of Credit — There were no outstanding letters of credit at December 31, 2012.

The Credit Agreement is subject to various covenants, including financial covenants governing the Company’s fixed charge coverage ratio and total debt to EBITDA ratio and minimum regulatory net capital. As of December 31, 2012, the Company was in compliance with all such covenants.

Interest Rate Cap

As part of the Credit Agreement, the Company entered into an interest rate cap agreement. An interest rate cap is a financial derivative instrument whereby one party enters into a contractual agreement with another party to receive payments based on underlying interest rates. The Company uses an interest rate cap agreement to hedge the variability on its floating rate senior secured term loan. The counterparty is required to pay the Company interest on a notional balance if the LIBOR rate exceeds 1.50%. Payments are settled quarterly, if necessary.

The following table summarizes information related to the Company's interest rate cap as of December 31, 2012 (in thousands):

Notional Balance	Maturity Date
$60,000	8/3/2015

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

8. INDEBTEDNESS  – (continued)

The interest rate cap agreement qualifies for hedge accounting and has been designated as a cash flow hedge against specific payments due on the Company's senior secured term loan. As of December 31, 2012, the Company assessed the interest rate cap agreement as being highly effective and expects them to continue to be highly effective. The fair value is included with securities owned on the Company's December 31, 2012 consolidated statement of financial condition.

9. COMMITMENTS AND CONTINGENCIES

The Company is party to a number of claims, lawsuits, and arbitrations arising in the course of its normal business activities. While it is not possible to forecast the outcome of such lawsuits and arbitrations, in light of the existing insurance and established reserves, it is the opinion of management that the disposition of such lawsuits and arbitrations will not have a materially adverse effect on the Company’s consolidated operations or financial position.

Subsidiary Line of Credit — One of the Company’s subsidiaries has a $50 million uncommitted line of credit available with a nationally recognized financial institution. There were no outstanding borrowings at December 31, 2012 and 2011, and the weighted average borrowings were not significant. The line of credit is due on demand.

Leases — The Company is obligated under various operating leases requiring minimum annual rentals. The Company has leases pursuant to agreements expiring in various years through 2022. The leases require payments of the Company’s pro-rata share of common area expenses and taxes. The following is a schedule of minimum future rental payments required under operating leases for office space and equipment that have non-cancellable lease terms in excess of one year (in thousands):

Years Ending December 31
2013	$2,994
2014	2,696
2015	2,743
2016	2,485
2017	2,415
Thereafter (for period 2018 - 2022)	8,151
Total minimum lease payments	$21,484

Rent expense under the above operating leases for the years ended December 31, 2012 and 2011, were $3.8 million and $3.9 million, respectively.

Other Contingencies — Management has reviewed the indemnification provisions of its material contracts. In the normal course of its business, the Company enters into contracts in which it makes representations and warranties as well as standard “hold harmless” indemnifications to counterparties. Included among these are certain real estate leases under which the Company may be required to indemnify property owners for claims arising from the Company’s use of the applicable premises. The obligation amounts of these types of agreements are not explicitly stated; therefore, the overall maximum amount of the obligations cannot be reasonably estimated. However, management believes that it is unlikely that the Company will have to make material payments under these agreements, and no liabilities related to these agreements have been recognized in the Company’s consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

10. CAPITAL STRUCTURE

The following is a summary of the Company’s common and preferred stock, along with the rights and restrictions on each:

Under the Company’s certificate of incorporation, the Company has the authority to issue up to 2,400,000 shares of capital stock, of which 2,000,000 shares will be designated as common stock, par value $0.01 per share and 400,000 shares will be designated as preferred stock, par value $0.01 per share. As of December 31, 2012 and 2011, 929,945 and 925,878 shares of common stock and 383,748 and 382,807 shares of Series A convertible participating preferred stock were outstanding, held by 121 holders, respectively. In addition, 18,521 shares of restricted common stock were outstanding and held by 22 registered representatives, as of December 31, 2012 and 2011, respectively.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable.

Restricted common stockholders are entitled to all rights of a common stockholder including the payment of dividends. The Company’s restricted stock vests on the seventh anniversary of the grant date or immediately prior to the occurrence of a liquidity event change of control.

Series A convertible participating preferred stockholders are entitled to vote as a single class with the holders of common stock on an as-converted basis. Series A convertible participating preferred stockholders earn cumulative quarterly dividends at the annual rate of 10% per share of the share price, plus the amount of all accrued and unpaid regular dividends per annum. Regular dividends not declared and paid in cash when due will be added to, and increase the liquidation preference of the underlying Series A convertible participating preferred stock by a corresponding amount. If the board of directors declares a dividend or other distribution payable with regard to the Company’s common stock, the holders of the outstanding shares of Series A convertible participating preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which the shares of Series A convertible participating preferred stock would convert to. The liquidation preference of each share of Series A convertible participating preferred stock is equal to $100, plus the amount of all accrued and unpaid regular dividends. Each holder of shares of Series A convertible participating preferred stock is entitled at any time to convert all or any shares of Series A convertible participating preferred stock into fully paid and nonassessable shares of common stock. At any time, the holders of 50% or more of the outstanding shares of Series A convertible participating preferred stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem or repurchase all, but not less than all, of the Series A convertible participating preferred stock held by such holder at a price per share of equal to the liquidation preference, plus all accrued and unpaid dividends through the date of such redemption. If no election or event occurs, the Series A convertible participating preferred stock is mandatorily redeemable on the 20-year anniversary of the initial issuance date, when the Company shall redeem each outstanding share of Series A convertible participating preferred stock for cash consideration equal to the redemption price. The Series A convertible participating preferred stock is classified as mezzanine equity on the consolidated statement of financial condition.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

The Company does not pay cash dividends at the quarterly dividend payment date and as a result, the liquidation preference of the Series A convertible participating preferred stock is increased by an amount equal to the fair value of the accrued dividends. Accrued dividends on Series A convertible participating preferred stock were $7.0 million and $5.2 million for the years ended December 31, 2012 and 2011, respectively, and is reflected as a decrease to retained earnings on the consolidated statement of changes in stockholders’ equity and an increase to Series A convertible preferred stock on the consolidated statements of financial condition.

11. SHARE-BASED COMPENSATION

On January 28, 2010, the Company adopted the Stock Incentive Plan of Cetera Financial Holdings (the “Plan”), as a means of providing additional incentives to employees, registered representatives, and nonemployee directors of the Company and its subsidiaries. The Company may grant or sell awards of common stock, restricted shares of common stock, or other awards that may be valued in whole, or part, referenced to the fair value of shares of common stock. Additionally, the Company may grant or sell shares of preferred stock under the Plan.

Awards that are forfeited, terminated, canceled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company immediately become available for new awards under the Plan.

Time Options — During the years ended December 31, 2012 and 2011, the Company granted 12,400 and 33,125 time options, respectively, which become exercisable in five equal and cumulative installments provided that the grantee remains continuously employed in active service by the Company. At December 31, 2012 and 2011, there were 57,116 and 59,527 of unvested time options outstanding, respectively.

The weighted-average assumptions used for purposes of determining the grant-date fair value of time options granted during the years ended December 31, 2012 and 2011, are summarized as follows:

	2012	2011
Risk-free interest rate	1.52%	2.66%
Expected life (in years)	7.0	7.0
Dividend yield	—%	—%
Historical volatility	53.00%	53.00%

The risk-free interest rate utilized is based on the U.S. Treasury rate, corresponding with a similar term as the expected term of the stock option granted. As the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, the Company utilizes the simplified method. Since the Company does not currently anticipate declaring cash dividends, the dividend yield assumption was zero. Since the Company is unable to obtain sufficient historical information about past volatility, expected volatility is based on peer group historical volatility using companies with operations similar to those in which the Company operates.

Return Options — During the years ended December 31, 2012 and 2011, the Company granted 9,900 and 26,475 return options, respectively, which become vested and exercisable pro-ratably at such time Lightyear and its affiliates sells a percentage of the aggregate investment and realizes liquidity in a combination of cash and liquid securities provided that the grantee remains continuously employed in active service by the Company. Liquidity is defined as a return that represents a certain multiple on the shares sold, plus a specified internal rate of return. At December 31, 2012 and 2011, there were 72,919 and 63,894 of unvested return options outstanding, respectively. Stock-based compensation expense for these performance condition awards is recognized based on the probable outcome of the performance condition at each reporting

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

date. As of December 31, 2012 and 2011, management determined that the achievement of the performance condition was not considered probable. As a result, no compensation cost has been recognized on the return options.

In determining the grant-date fair value of return options, the Company utilized weighted-average assumptions consistent with those applied in determining the grant-date fair value of time options.

Additionally, the Company’s uses a lattice valuation model, which simulates random future price movements, for purposes of determining the grant-date fair value. The table summarizes the activity related to both time options and return options for the years ended December 31, 2012 and 2011, as follows (in thousands):

	2012		2011
	Shares	Grant-Date Fair Value	Shares	Grant-Date Fair Value
Outstanding – beginning of year	134,437	$49.65	80,441	$48.15
Granted	22,300	55.25	59,600	51.57
Exercised	(1,861)	(58.06)	—	—
Forfeited	(1,675)	(50.08)	(5,604)	(48.55)
Cancelled	—	—	—	—
Outstanding – end of year	153,201	$51.20	134,437	$49.65

Total stock-based compensation expenses were $0.9 million and $0.6 million for the years ended December 31, 2012 and 2011, respectively.

At December 31, 2012 and 2011, unrecognized stock-based compensation expenses were $3.2 million and $4.6 million, respectively.

At December 31, 2012 and 2011, there were 153,201 and 134,437 share s outstanding, with a weighted-average exercise price and remaining contractual maturity of $112.40 and $108.79 and 7.89 and 8.66 years, respectively. There were no options exercisable at December 31, 201 2 and 2011.

Stock Grants — The Company accounts for restricted stock awards by measuring such awards at their grant date fair value. Share-based compensation is recognized ratably over the requisite service period, which generally equals the vesting period. The Company recognized $0.9 million and $0.3 million of share-based compensation related to the vesting of restricted stock awards for the years ended December 31, 2012 and 2011, respectively, which is included in commission expense on the consolidated statement of income. As of December 31, 2012 and 2011, total unrecognized compensation cost was $2.1 million and $1.4 million, which are expected to be recognized over a weighted-average remaining period of 4.20 years and 5.20 years, respectively.

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS

401(k) and Health and Welfare Benefit Plan for Employees — The employees of the Company are covered by a 401(k) plan and a health and welfare defined contribution plan. The plans are defined contribution plans and have various eligibility standards, vesting requirements, and guidelines for matching. 401(k) and Health and Welfare Benefit Plan expenses incurred by the Company, included in employee compensation and benefits within the consolidated statement of income were $6.8 million and $6.1 million for the years ended December 31, 2012 and 2011, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS  – (continued)

Deferred Compensation Plans for Registered Representatives — The Company maintains deferred compensation plans (the “Plans”) for registered representatives as part of its retention strategy. Under the Plans, if certain eligibility requirements are met, a participant may defer a portion of their income, primarily commission and fee earnings. Participants may elect to have all or a portion of their deferred compensation account indexed to rates of return on a variety of investment options, including a fixed rate option. The Company credits earnings to these participants’ accounts based upon the actual rate of return on the underlying investment index choice. Such amounts are included in the Company’s 2012 and 2011 consolidated results of operations. For the years ended December 31, 2012 and 2011, the accrued liabilities increased by $6.2 million and decreased by $1.1 million, respectively, resulting in a corresponding expense of $6.2 million in 2012 and a benefit to expenses of $1.1 million in 2011. The change in accrued liabilities is recorded in commissions expense in the accompanying consolidated statements of income.

The Plans are unfunded; therefore, benefits are paid from the general assets of the Company. However, the Company has made investments that mirror amounts and elections of the participants, of which $53.8 million and $43.2 million is included as deferred compensation plan investments on the consolidated statements of financial condition and are carried at fair value. The total of net participant deferrals, which are reflected within deferred compensation plans accrued liabilities on the consolidated statements of financial condition, were $54.1 million and $43.3 million at December 31, 2012 and 2011, respectively. The investments that mirror amounts and elections of the participants increased by $6.5 million and decreased by $1.1 million for the years ended December 31, 2012 and 2011, respectively, and are recorded in transaction and other fees in the accompanying consolidated statements of income.

13. RELATED PARTY TRANSACTIONS

The Company paid $1.5 million during each of the years ended December 31, 2012 and 2011, in management fees, substantially all of which were paid to Lightyear, and are reflected within other expenses in the consolidated statements of income. There were no outstanding receivables or payables with related parties as of December 31, 2012 and 2011.

14. OFF-BALANCE SHEET RISK

Financial instruments recorded at fair value on the Company’s consolidated statement of financial condition include securities owned and securities sold, not yet purchased, and deferred compensation plan investments. Other financial instruments are recorded by the Company at contract amounts and include receivables from and payables to brokers, dealers, clearing organizations and receivables from and payables to customers, notes receivable, and note payable. Financial instruments carried at contract amounts, which approximate fair value, either have short-term maturities (one year or less), are repriced frequently, or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

The Company’s customer activities involve the execution, settlement, and financing of various securities transactions. These activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased and the writing of options contracts. Such transactions may expose the Company to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur, or counterparties are unable to meet the terms of the contracted obligations. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

14. OFF-BALANCE SHEET RISK  – (continued)

In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations. The Company seeks to control the risk associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral, or reduce positions, when necessary.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Fair value measurement is prioritized to maximize the use of observable inputs and minimize the use of unobservable inputs within a three-level fair value hierarchy.

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 — Inputs (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly.

Level 3 — Inputs are unobservable for the asset or liability and rely on management’s own assumptions as to what market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Cash equivalents include money market mutual fund instruments, which are short term in nature with readily determinable values derived from active markets. Mutual funds, publicly traded securities with sufficient trading volume, and U.S. Treasury securities, are fair valued by management using third-party pricing services, which base prices on market quotations. These securities are primarily classified within Level 1. Government bonds and certificate of deposits are fair valued by management using third-party pricing services, and these securities are primarily classified within Level 2. The Company’s interest rate cap is not traded on an exchange. Consequently, the fair value is determined based on a model that incorporates assumptions as to interest rates, the risk of non-performance, and counterparty credit risk. Accordingly, the interest rate cap is classified as Level 2 in the Company’s fair value hierarchy.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis as of December 31, 2012 and 2011, are as follows (in thousands):

	2012
	Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$105,718	$—	$—	$105,718
Securities segregated under federal and other regulations:
U.S. treasury securities	4,998	—	—	4,998
Securities owned:
Equity securities	84	—	—	84
Mutual funds and UITs	10	—	—	10
Certificate of deposits	—	924	—	924
U.S. government bonds	—	1	—	1
U.S. treasury securities	2,994	—	—	2,994
Interest rate cap	—	137		137
Total securities owned	3,088	1,062	0	4,150
Deferred of compensation plan investments – mutual funds:
Money market funds	1,738	—	—	1,738
International global funds	14,170	—	—	14,170
U.S. equity funds	30,068	—	—	30,068
U.S. fixed-income funds	7,794	—	—	7,794
Total deferred compensation plan investments	53,770	—	—	53,770
Total	$167,574	$1,062	$0	$168,636

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	2011
	Fair Value Measurements on a Recurring Basis
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents – money market funds	$121,087	$—	$—	$121,087
Securities segregated under federal and other regulations:
U.S. treasury securities	4,997	—	—	4,997
Securities owned:
Equity securities	39	—	—	39
Mutual funds and UITs	88	—	—	88
Certificate of deposits	—	286	—	286
U.S. government bonds	—	1	—	1
U.S. treasury securities	2,997	—	—	2,997
Corporate bonds	—	5	—	5
Total securities owned	3,124	292	—	3,416
Deferred compensation plan investments – mutual funds:
Money market funds	2,162	—	—	2,162
International global funds	11,170	—	—	11,170
U.S. equity funds	23,839	—	—	23,839
U.S. fixed-income funds	6,020	—	—	6,020
Total deferred compensation plan investments	43,191	—	—	43,191
Total	$172,399	$292	$—	$172,691

There were no transfers of investments between Level 1 and Level 2 during the years ended December 31, 2012 and 2011.

16. REGULATED ENTITIES

The Company has subsidiaries that are registered broker-dealers, which are subject to the minimum net capital requirements of the Securities and Exchange Commission. The subsidiaries have continuously operated in excess of these requirements.

17. SUBSEQUENT EVENTS

Management evaluated activity of the Company through March 28, 2013, the date the consolidated financial statements were available to be issued and concluded that no subsequent events have occurred that would require recognition or disclosure.

** * * * *

Cetera Financial Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the
Nine months ended September 30, 2013 and 2012 (Unaudited)

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

	2013	2012
ASSETS
Cash and cash equivalents	$123,026	$133,158
Receivable from product sponsors, brokers, dealers, and clearing organizations	10,141	7,222
Receivable from customers	9,347	11,504
Securities owned – at fair value	4,900	4,249
Securities segregated under federal and other regulations	3,996	3,999
Deferred compensation plan investments	70,950	52,077
Commissions receivable	49,172	36,748
Notes receivable – Net of allowance of $4,835 and $0 at September 30, 2013 and 2012	42,509	33,035
Fixed assets – net of accumulated depreciation of $13,372 and $10,201 at September 30, 2013 and 2012	14,415	12,695
Deferred income tax asset – net	35,390	23,373
Intangible assets and goodwill – net of accumulated amortization of $29,254 and $15,787 at September 30, 2013 and 2012	99,122	86,267
Other assets	37,367	27,016
TOTAL	$500,335	$431,343
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to customers	$9,768	$16,213
Payable to brokers, dealers, and clearing organizations	1,037	497
Deferred compensation plan liabilities	70,646	52,322
Commissions payable	63,084	44,011
Accrued compensation	12,349	8,867
Accounts payable and accrued expenses	21,174	13,937
Other liabilities	26,660	16,956
Note payable	210,000	118,500
Total liabilities	414,718	271,303
MEZZANINE EQUITY – Series A convertible preferred stock, $0.01 par value – authorized, 400,000 shares; issued, 386,197 and 384,924 shares; outstanding, 384,727 and 383,748 shares, respectively; inclusive of accrued dividend; liquidation preference of $54,718 and $48,986, respectively	32,021	51,642
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value – authorized, 2,000,000 shares; issued, 948,347 and 930,995 shares; outstanding, 945,529 and 928,159 shares, respectively	9	9
Additional paid-in capital	48,382	96,258
Deferred share based compensation	(1,493)	(1,180)
Accumulated deficit/Retained earnings	6,699	13,311
Total stockholders’ equity	53,596	108,398
TOTAL	$500,335	$431,343

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands)

	2013	2012
REVENUES:
Commissions	$457,872	$372,046
Advisory fees and services	226,518	183,036
Asset based fees	24,805	24,972
Transaction and other fees	62,181	49,285
Total Revenues	771,376	629,339
EXPENSES:
Commissions	609,829	495,738
Employee compensation and benefits	67,014	56,023
Professional fees and outside services	10,987	6,230
Clearing and exchange fees	11,093	9,506
Depreciation and amortization	13,028	10,544
Technology costs	12,070	12,572
Occupancy and equipment	7,771	6,738
Promotional	8,050	5,910
Interest expense	7,899	4,452
Other	7,747	4,434
Acquisition related costs	3,210	3,781
Separation costs	3,386	830
Change in contingent consideration	233	2,373
Total Operating Expenses	762,316	619,129
Loss on extinguishment of debt	2,834	—
Total Expenses	765,150	619,129
PRE-TAX INCOME	6,226	10,210
INCOME TAX EXPENSE	2,563	4,154
NET INCOME	$3,663	$6,056

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Share Based Compensation	Retained Earnings/ (Accumulated Deficit)	Total
	Shares	Amount
BALANCE – December 31, 2011	925,878	$9	$95,192	$(1,378)	$11,962	$105,785
Repurchase of common stock	(706)	—	(106)	—	—	(106)
Issuance of common stock	2,987	—	471	—	—	471
Common stock options exercised	—	—	—	—	—	—
Accrued dividend on convertible preferred stock	—	—	—	—	(3,596)	(3,596)
Beneficial conversion of preferred stock	—	—	—	—	(1,111)	(1,111)
Amortization of deferred share based compensation	—	—	—	198	—	198
Share based compensation expense	—	—	701	—	—	701
Net income	—	—	—	—	6,056	6,056
BALANCE – September 30, 2012	928,159	$9	$96,258	$(1,180)	$13,311	$108,398
BALANCE – December 31, 2012	929,945	$9	$96,610	$(506)	$9,780	$105,893
Repurchase of common stock	(1,768)	—	(57)	—	—	(57)
Issuance of common stock	5,221	—	604	—	—	604
Common stock options exercised	12,131	—	736	—	—	736
Accrued dividend on convertible preferred stock	—	—	—	—	(3,892)	(3,892)
Beneficial conversion of preferred stock	—	—	—	—	(2,852)	(2,852)
Amortization of deferred share based compensation	—	—	—	13	—	13
Cash dividends on common, preferred, restricted stock			(50,431)	(1,000)	—	(51,431)
Share based compensation expense	—	—	920	—	—	920
Net income					3,663	3,663
BALANCE – September 30, 2013	945,529	$9	$48,382	$(1,493)	$6,699	$53,596

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 (UNAUDITED)
(In thousands)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,663	$6,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	3,755	3,492
Amortization of intangible assets	9,273	7,052
Amortization of credit facility issuance costs	795	83
Loss on extinguishment of debt	2,834	—
Note receivable amortization – net of accretion	7,018	4,462
Change in contingent consideration	233	2,373
Deferred income taxes	(3,028)	3,859
Share based compensation expense	920	701
Amortization of deferred share based compensation	13	198
Preferred stock interest expense	291	—
Changes in operating assets and liabilities:
Cash and securities segregated	2,002	998
Net receivable/payable from brokers, dealers, and clearing organizations	1,547	491
Net receivable/payable from customers	(1,337)	5,270
Net deferred compensation assets and liabilities	(213)	166
Securities owned	251	165
Notes receivable	(12,419)	(9,083)
Commissions receivable	(2,635)	262
Other assets	(5,480)	(16,470)
Commissions payable	8,768	(4,555)
Accounts payable and accrued expenses	(10,234)	(683)
Accrued compensation	(2,961)	(475)
Deferred income	1,024	(37)
Other liabilities	(3,747)	(1,668)
Net cash provided by operating activities	334	2,657
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,353)	(1,091)
Acquisitions, net of existing cash balance	(14,478)	(66,418)
Net cash used in investing activities	(19,831)	(67,509)
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable – issued	210,000	135,000
Notes payable – principal repayment	(117,000)	(74,691)
Credit facility issuance costs	(8,563)	—
Convertible preferred stock	162	127
Common stock	1,294	297
Dividends paid to investors – common stock	(50,431)	—
Dividends paid to investors – preferred stock	(29,159)	—
Net cash provided by financing activities	6,303	60,733
(DECREASE) IN CASH AND CASH EQUIVALENTS	(13,195)	(4,119)
CASH AND CASH EQUIVALENTS – Beginning of period	136,221	137,277
CASH AND CASH EQUIVALENTS – Ending of period	$123,026	$133,158
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$5,270	$3,588
Cash paid for income taxes	$3,189	$5,752
NONCASH INVESTING ACTIVITIES – Contingent consideration	$2,273	$142
NONCASH INVESTING ACTIVITIES – Accrued dividend on convertible preferred stock	$6,750	$4,645

See notes to consolidated financial statements.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

1. NATURE OF BUSINESS AND OWNERSHIP

Cetera Financial Holdings, Inc., a Delaware holding corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Holdings”) is a provider of technology, brokerage and investment advisory services supporting a broad range of independent financial advisers, registered investment advisors and financial institutions, throughout the United States of America. Through its proprietary technology, custody and clearing platforms, the Company provides access to diversified financial products and services enabling its customers to offer independent financial advice and investment services to retail investors.

Operations of Subsidiaries — The Company owns 100% of the issued and outstanding common stock of Cetera Financial Group, Inc. (“Group”). Group is the sole member of Cetera Advisor Networks LLC (“Networks”), Cetera Advisors LLC (“Advisors”), Cetera Financial Specialists LLC (“Specialists”), Cetera Investment Services LLC doing business as Cetera Financial Institutions (“Institutions”), Cetera Investment Advisers LLC (“Investment Advisers”), and Cetera Investment Management LLC (“Investment Management”). Group is managed by a centralized executive team, headquartered in El Segundo, California. The majority stockholder of the Company is Lightyear Fund II, L.P. (“Lightyear”), which is managed by Lightyear Capital, LLC.

Networks, Advisors, Specialists and Institutions are broker-dealers registered under the Securities Exchange Act of 1934, and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Networks, Advisors, Institutions, Investment Advisers and Investment Management are registered as investment advisers under the Investment Advisers Act of 1940.

Networks, Advisors and Specialists provide brokerage and insurance services to the general public through national networks of registered representatives. Networks and Advisors are also registered investment advisors and provide investment advice and financial planning services to clients. Registered representatives of Specialists who provide investment advisory services to their clients are registered as investment adviser representatives of Investment Advisers. Networks, Advisors, and Specialists are fully disclosed introducing broker-dealers that clear all securities transactions through an unaffiliated clearing broker, (Pershing, LLC) and do not carry customer accounts.

Institutions provides brokerage, insurance, and investment advisory services to customers through networking agreements with financial institutions. Institutions is a self-clearing broker-dealer.

Investment Management provides institutional investment services to its affiliated companies that are registered as investment advisers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the Company to make estimates and assumptions regarding the valuation of certain financial instruments, intangible assets and goodwill, allowance for doubtful accounts, valuation of share-based compensation, contingent considerations, accruals for liabilities, income taxes, revenue and expense accruals, and other matters that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable. Actual results could differ from those estimates under different assumptions or conditions and the differences may be material to the consolidated financial statements.

Consolidation — The consolidated financial statements include the accounts of Holdings and its subsidiaries. Intercompany transactions and balances have been eliminated.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash and Cash Equivalents — Cash and cash equivalents are composed of interest and noninterest-bearing deposits and money market funds that meet the definition of a cash equivalent. Cash equivalents are highly liquid investments, with original maturities of less than 90 days that are not required to be segregated under federal or other regulations.

Cash and Securities Segregated under Federal and Other Regulations — The Company segregates cash and securities pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3.

Receivable from Brokers, Dealers, and Clearing Organizations — Receivable from and payable to brokers, dealers, and clearing organizations are recorded at contract value and result from the Company’s normal brokerage activities.

Receivable from and Payable to Customers — Receivable from customers includes amounts due on cash and margin transactions. The Company extends credit to its customers to finance their purchases of securities on margin. Securities owned by customers are held as collateral for margin receivables. Such collateral is not reflected in the consolidated statements of financial condition. Payable to clients represents credit balances in customer accounts arising from deposits of funds, proceeds from sales of securities and dividend and interest payments received on securities held in customer accounts.

Securities Owned — Securities owned are stated at fair value with realized and unrealized gains and losses being recorded in transaction and other fees in the consolidated statements of income. Fair value is determined by management based on published market prices or quotes obtained from independent pricing services. Transactions are accounted for on a trade date basis. Dividend income is recorded when declared and interest income is recorded when earned.

Notes Receivable — The Company loans money to certain of its registered representatives under two types of promissory note agreements, which bear interest at various rates. Such agreements include forgivable promissory notes and payback promissory notes, which are described more fully in Note 4. In accordance with ASC 805 “Business Combinations”, all notes receivables are recorded at fair value as of the date of an acquisition (“Acquired Loans”). The company applies the effective interest income method for the discount accretion.

Fixed Assets — Furniture, equipment, computers, purchased software, capitalized software, and leasehold improvements are recorded at historical cost, net of accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Furniture, equipment, computers, and purchased software are depreciated over a period of three to seven years. Leasehold improvements are amortized over the lesser of their useful lives or the terms of the underlying leases. Management reviews fixed assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Software Development Costs — Software development costs are charged to operations as incurred. Software development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization. The costs of internally developed software that qualify for capitalization are capitalized as fixed assets and subsequently amortized over the estimated useful life of the software, which is generally three to seven years. The costs of internally developed software are included in fixed assets at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that the future economic benefits are less than probable.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes — The Company and its subsidiaries file a consolidated tax return. The Company and its subsidiaries each report current income tax expense as allocated under a consolidated tax allocation agreement. Generally, the allocation results in profitable companies recognizing a tax provision as if the individual company filed a separate return and loss companies recognizing benefits to the extent of their losses.

Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The Company assesses the likelihood that the deferred tax assets will be realizable, and to the extent it is more-likely-than-not that such deferred tax assets will not be realized a valuation allowance is established.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes, and determined that there are no uncertain tax positions that would have a material impact on the consolidated financial statements of the Company. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in current income taxes payable and income tax expense on the consolidated statements of financial condition and consolidated statements of income, respectively.

Acquisitions — When acquiring companies, the Company recognizes separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. When the acquisition includes contingent consideration, a discounted cash flow methodology is employed to determine the fair value of the contingent consideration at acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company’s estimates are inherently uncertain and subject to refinement.

Intangible Assets and Goodwill — The Company classifies intangible assets into two categories: (1) intangible assets with definite lives subject to amortization, and (2) goodwill. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include assessing the existing customers and the cash flows, terms of contractual agreements, the history of the asset, and the Company’s long-term strategy for the use of the asset. Intangible assets that are considered to have definite lives are amortized over their useful lives, generally ranging from 5 – 20 years. Management reviews intangible assets for impairment whenever indications of impairment exist. Impairment exists when the carrying amount of the intangible asset exceeds its implied fair value, resulting in an impairment charge for the excess. The Company tests goodwill for impairment annually, or more frequently if events or circumstances indicate that goodwill may be impaired. The Company uses a variety of methodologies in conducting impairment assessments including, but not limited to, discounted cash flow models, which are based on the assumptions the Company believes hypothetical marketplace participants would use. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to the excess. No impairment occurred for the nine months ended September 30, 2013 and 2012.

Other Assets — Other assets are primarily receivables from third parties as well as prepaid expenses.

Fair Value of Financial Instruments — Substantially all of the Company’s financial instruments are carried at fair value. Receivables and payables including payback notes are carried at cost or cost plus accrued interest, which approximates fair value. Forgivable notes contain provisions for forgiveness of principal and accrued interest and have minimal cash inflows associated with them. As a result, the fair value of the

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

forgivable notes is insignificant. The estimated fair value of the note payable is determined based upon the carrying value of the loan and anticipated revenue production for the applicable registered representative population.

Revenue Recognition:

Commissions — The Company records commissions received from securities transactions on a settlement-date basis, which is not materially different from the trade-date basis. Commissions generated from mutual funds, variable annuities, and insurance product purchases transacted directly with the product manufacturers, as well as mutual fund and annuity trailers are estimated for each accounting period. Commissions payable related to these transactions are recorded based upon estimated payout ratios for each product as commission revenue is accrued.

Advisory Fees and Services — The Company provides investment advisory services to clients. Fees for the services are based on the value of the clients’ portfolios and are generally billed at the beginning of each quarter. These fees, and the related expenses, are recognized over the period earned.

Asset-Based Fees — Asset-based fees include amounts earned related to client sweep account investments, omnibus processing and networking services, and reimbursements and allowances from product providers related to the sale and custody of their products.

Transaction and Other Fees — The Company charges transaction fees for executing transactions on client accounts. Transaction-related charges are recognized on a settlement-date basis, which is not materially different from the trade-date basis. Other revenue includes fees charged to clients such as individual retirement account maintenance fees, margin interest, and confirmation fees, as well as fees charged to registered representatives for contracted services such as affiliation and transaction fees. These fees are recognized as earned.

Employee Compensation and Benefits — The Company records compensation and benefits for all wages, benefits, and related taxes as earned by its employees. Employee compensation includes benefits expense, recruiting and relocation cost, and fees earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation — Stock-based awards are measured based on the grant-date fair value of the award, using the Black-Scholes option pricing model (service condition options) or a lattice valuation model (performance condition options). Stock-based compensation expense for service condition options is recognized over the requisite service period and includes the Company’s estimate of expected forfeitures. Stock-based compensation expense for awards containing a performance condition is recognized based on the probable outcome of the performance condition at each reporting date. At the end of the contingency period, the total compensation cost recognized will be the grant-date fair value of all units that actually vest based on the outcome of the performance conditions.

Legal Reserves — The Company records reserves for legal proceedings in accounts payable and accrued expenses in the consolidated statements of financial condition. The determination of these reserve amounts requires significant judgment on the part of management. Management considers many factors including, but not limited to, future legal expenses, the amount of the claim, the amount of the loss in the client’s account, the basis and validity of the claim, the possibility of liability on the part of a registered representative, likely insurance coverage, previous results in similar cases, legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. Any change in the reserve amount is recorded as other expense in the consolidated statements of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements — In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220) — Clarifying Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which updates disclosure requirements to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update are effective prospectively for reporting periods beginning after December 15, 2013 for nonpublic entities. This update is only disclosure related and has no impact on the Company’s results of operations, financial condition or cash flows.

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Updated (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends U.S. GAAP to conform it with fair value measurement and disclose requirements in International Financial Reporting Standards. The amendments in ASU No. 2011-04 are effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 in 2012 did not have a material effect on the Company’s operations, financial reporting or cash flows.

3. ACQUISITIONS

2013 Acquisition

Tower Square Securities, Inc. (TSS) and Walnut Street Securities, Inc. (WSS)

On August 30, 2013, the Company acquired all of the outstanding common stock of Tower Square Securities, Inc. and Walnut Street Securities, Inc. (collectively, “TSS/WSS”) for an aggregate purchase price of $37,636. TSS/WSS provides brokerage, investment advisory and planning services, and insurance services to the general public. The acquisition complements the Company’s existing capabilities and offers an extension of the Company’s existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of TSS/WSS and synergies expected to arise after the Company’s acquisition of TSS/WSS.

The Company paid $25,811 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the retention of registered representatives in the first nine months following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. The Company evaluates the actual retention of registered representatives quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $11,825. Total contingent consideration of $11,825 at September 30, 2013 is included in accounts payable and accrued expenses in the consolidated statements of financial condition. The Company incurred transaction costs associated with its acquisition of TSS/WSS of $3,210 during the nine months ended September 30, 2013 that are included in acquisition and acquisition related costs in the consolidated statements of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

3. ACQUISITIONS  – (continued)

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

TSS/WSS
Net working capital	$12,370
Proprietary technology	279
Intangible assets
Advisor relationships	22,014
Non-competition agreement	126
Non-solicitation agreement	56
Goodwill	2,791
Total assets acquired	$37,636
Cash payment	25,811
Contingent consideration	11,825
Total purchase price	$37,636

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amortization Period	Amount Assigned
Advisor relationships	8 - 11 years	$22,014
Non-competition agreement	3 Years	126
Non-solicitation agreement	2 years	56
Total intangible assets		$22,196

2012 Acquisitions

Genworth Financial Investment Services, Inc.

On April 2, 2012, the Company acquired all of the outstanding common stock of Genworth Financial Investment Services, Inc. and its wholly owned subsidiaries Genworth Financial Securities Corporation, and Genworth Financial Advisers Corporation (collectively, “Genworth”) for an aggregate purchase price of $84,010. Genworth provides brokerage, investment advisory and planning services, and insurance services to the public through a network of accounting professionals. The acquisition complements the Company’s existing capabilities and offers an extension of the Company’s existing services. Goodwill resulting from this business combination is largely attributable to the existing workforce of Genworth and synergies expected to arise after the Company’s acquisition of Genworth.

The Company paid $78,500 at the closing of the transaction, and may be obligated to pay additional cash consideration to the former shareholder contingent upon the achievement of certain financial targets during the first two years following the transaction. The Company estimated the future payment of contingent consideration and fair value of the contingent consideration at the close of the transaction. A discounted cash flow methodology was used to determine the contingent consideration based on financial forecasts determined by management that included assumptions about growth in assets under management, earnings, financial advisor retention and discount rates. The financial targets are sensitive to financial adviser recruitment, market fluctuations and the ability of financial advisors to grow their business. The Company evaluates the actual

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

3. ACQUISITIONS  – (continued)

progress toward achieving the financial targets quarterly and adjusts the estimated fair value of the contingent consideration based on the probability of achievement, with any changes in fair value recognized in earnings.

At the close of the transaction, the Company estimated the amount of future payment of contingent consideration to be $5,268. Based on the quarterly evaluations, a reduction to contingent consideration of $385 and additional contingent consideration of $2,133 has been included in the September 30, 2013 and 2012 consolidated statements of income, respectively. Total contingent consideration of $0 and $7,430 at September 30, 2013 and 2012, respectively is included in accounts payable and accrued expenses in the consolidated statements of financial condition. At the close of the transaction, the maximum amount of contingent consideration was $25,500. The Company paid Genworth $9,095 in 2013 to settle the first-year contingent payment obligation. The Company incurred transaction costs associated with its acquisition of Genworth of $532 during the nine months ended September 30, 2012 that are included in acquisition and acquisition related costs in the consolidated statements of income.

Other transactions

During 2012, the Company was involved in other transactions based on the production of financial advisors. The Company incurred transaction costs of $859 in connection with these transactions during the nine-months ended September 30, 2012 that are included in acquisition and acquisition related costs in the September 30, 2012 consolidated statements of income.

In connection with the transactions, the Company performed a valuation of intangible assets in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, and ASC 820, Fair Value Measurements and Disclosures. The valuation resulted in the allocation of the purchase price as included in the schedule below (in thousands):

	Genworth	Other	Total
Net working capital	$12,782	$—	$12,782
Depreciable fixed assets	1,169	—	1,169
Other long-term assets	2,149	—	2,149
Intangible assets
Advisor relationships	51,043	7,620	58,663
Non-competition agreement	830	—	830
Non-solicitation agreement	—	—	—
Proprietary technology	—	—	—
Goodwill	16,037	—	16,037
Total assets acquired	$84,010	$7,620	$91,630
Cash payment	$78,742	$7,620	$86,362
Contingent consideration	5,268	—	5,268
Total purchase price	$84,010	$7,620	$91,630

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

3. ACQUISITIONS  – (continued)

The Company allocated a portion of the purchase price to specific amortizable intangible asset categories as follows (in thousands):

	Amortization Period	Amount Assigned
Advisor relationships	8 – 20 years	$58,663
Non-competition agreement	2 Years	830
Total intangible assets		$59,493

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES

Financing receivables with terms greater than one year generally arise from loans to registered representatives under promissory note agreements. The Company loans money to certain of its registered representatives under two types of agreements. One such agreement is a payback promissory note and the other is a forgivable promissory note. The payback notes are due at various maturity dates, and bear interest at various rates. The forgivable notes contain provisions for forgiveness of principal and accrued interest if the registered representative meets specified revenue production levels. The forgiveness determination is made at specified intervals that coincide with scheduled principal and interest payments. The Company amortizes the principal balance of the forgivable notes along with accrued interest as commission expense ratably over the contractual term of the notes. In the event the registered representative does not meet the specified production level, the scheduled principal and interest are due. The Company intends to hold the notes for the term of the agreement.

The Company monitors its outstanding notes on a monthly basis to identify potential credit loss and impairment. Notes receivable are considered impaired when, based upon current information and events, management estimates it is probable that the Company will be unable to collect amounts due according to the terms of the promissory note. Criteria used to determine if impairment exists include, but are not limited to: historical payment and collection experience of the individual loan, event of default on the loan, status of the representative’s selling contract with the Company, and, or any regulatory or legal action related to the representative. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

The Company’s outstanding financing receivables as of September 30, 2013 and 2012, are as follows (in thousands):

	2013			2012
	Acquired Loans	Originated Loans	Total	Acquired Loans	Originated Loans	Total
Beginning balance	$1,883	$35,225	$37,108	$3,904	$24,447	$28,351
Acquired loans	146	—	146	66	—	66
New loans	—	13,935	13,935	—	10,502	10,502
Paydowns – net	(11)	(3,345)	(3,356)	(1,574)	(649)	(2,223)
Forgiveness	(2,938)	(4,003)	(6,941)	(3,538)	(4,814)	(8,353)
Accretion	6,452	—	6,452	4,692	—	4,692
Allowance	(4,261)	(574)	(4,835)	—	—	—
Ending balance	$1,271	$41,238	$42,509	$3,549	$29,486	$33,035

Of the balance of financing receivables as of September 30, 2013 and 2012, $10,079 and $12,947 were forgivable loans and $32,430 and $20,088 were payback loans, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

4. CREDIT QUALITY OF FINANCING RECEIVABLES AND THE ALLOWANCE FOR CREDIT LOSSES  – (continued)

Financing receivables arising from the extension of credit to customers for purchases of securities (margin loans) are fully collateralized by marketable securities, are due on demand, and accrue interest at daily rates. The initial extension of credit is made in accordance with the requirements of Regulation T, and the continued extension of credit is subject to self-regulatory organization as well as Company determined collateral levels.

The Company’s outstanding margin loans are monitored on a daily basis to identify potential credit loss and impairment. Loans are considered to be impaired when based upon current information and events management estimates it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan. Criteria used to determine if impairment exists include, but are not limited to: the value of securities collateralizing the loan, historical payment of margin calls of the individual loan, and/or an event of default. These assumptions require the use of significant management judgment and include the probability and timing of borrower default and loss severity estimates.

For margin loans that are deemed impaired, a loan loss reserve is established for the difference between the carrying amount, and the expected recovery. Changes in the loan loss reserve are recorded in allowance for doubtful accounts.

The Company had $8,112 and $11,134 of outstanding margin loans receivable from customers as of September 30, 2013 and 2012, respectively, with no associated loan loss reserve based on management’s assessment of probability and timing of borrower default and loss severity estimates. The Company does not have any impaired margin loan receivables as of September 30, 2013 and 2012.

The Company does not have off-balance sheet credit exposure as a result of these financing receivables.

5. FIXED ASSETS

Fixed assets as of September 30, 2013 and 2012, consisted of the following (in thousands):

	2013	2012
Fixed assets:
Office furniture and equipment	$4,469	$4,105
Computer software and hardware	20,776	16,594
Leasehold improvements	2,542	2,198
Total fixed assets	27,786	22,896
Accumulated depreciation and amortization	(13,372)	(10,201)
Fixed assets – net	$14,415	$12,695

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

6. INTANGIBLE ASSETS AND GOODWILL

The Company initially recorded intangible assets as a result of the purchase of the Company’s broker-dealers. Intangible assets increased with the Company’s acquisition of Genworth and other transactions in 2012 and TSS/WSS in 2013. Intangible assets with definite lives subject to amortization and goodwill at September 30, 2013 and 2012, are as follows (in thousands):

	2013	2012
Intangible assets – advisor relationships	$108,536	$86,522
Intangible assets – non-compete agreements	1,012	830
Accumulated amortization	(29,254)	(16,782)
Intangible assets subject to amortization – net	80,294	70,570
Goodwill	18,828	15,697
Intangible assets and goodwill – net	$99,122	$86,267

Total amortization expenses of intangible assets were $9,323 and $9,709 for the nine months ended September 30, 2013 and 2012, respectively. Amortization expense for each of the years ending December 2014 through 2018 and thereafter is estimated as follows (in thousands):

Estimated amortization expense for the years ending:
2014	$13,802
2015	12,901
2016	10,053
2017	9,744
2018	9,695
Thereafter (for period 2019 - 2028)	19,973
Total	$76,168

7. INCOME TAXES

Income tax expense for the nine months ended September 30, 2013 and 2012, consists of the following (in thousands):

	2013	2012
Current:
Federal	$4,912	$8
State	680	288
	5,591	295
Deferred:
Federal	(2,608)	3,399
State	(421)	459
	(3,028)	3,858
Total	$2,563	$4,154

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

7. INCOME TAXES  – (continued)

The principal items accounting for the differences in income taxes computed at the federal statutory rate of 35% and the effective income tax rate for continuing operations comprise the following (in thousands):

	2013		2012
Taxes computed at statutory rate	$2,179	35.0%	$3,574	35.0%
State, Net of Federal Benefit	205	2.7	300	2.9
Meals & Entertainment	109	1.7	285	2.8
Other	70	1.1	(5)	0.2
Income tax expense	$2,563	40.6%	$4,154	40.9%

The Company accounts for income taxes using the asset and liability method of accounting for income taxes under U.S. GAAP. Thus, deferred income tax assets and liabilities are established for the “temporary differences” between amounts of assets and liabilities for reporting purposes and such amounts measured by tax laws and regulations.

Significant components of the Company’s deferred tax assets and liabilities at September 30, 2013 and 2012, are as follows (in thousands):

	2013	2012
Deferred tax assets:
Deferred compensation liability	$24,162	$19,800
Fair value adjustment – notes receivable	1,554	7,472
Net operating loss carryforward	4,473
Notes receivable – forgivable	4,736	3,947
Bad debt reserve	1,948
Rent rebate	1,161	1,190
Goodwill/intangible amortization	3,040	956
Change in contingent consideration	1,693
Other	4,266	2,245
Total deferred tax assets	47,034	35,610
Deferred tax liabilities:
Deferred compensation unrealized gain	(4,063)	(1,732)
State income taxes	(1,404)	(1,138)
Customer relationships	(4,160)	(5,235)
Depreciation	(1,758)	(3,604)
Other	(259)	(528)
Total deferred tax liabilities	(11,644)	(12,237)
Net deferred tax assets	$35,390	$23,373

The Company has not established a valuation allowance against the net deferred tax assets as it has been determined that it is more likely than not that the assets will be realized.

As of and for the nine months ended September 30, 2013 and 2012, the Company did not have liabilities for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits. The Company is subject to examination by U.S. federal tax authorities for tax returns filed for 2012 and 2011 and by state tax authorities for the prior four years (relating to separate state returns filed by the Company’s subsidiaries).

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

8. INDEBTEDNESS

Early Extinguishment of Debt — On August 7, 2013, the Company entered into a new credit agreement (the “2013 Credit Agreement”) and concurrently extinguished the outstanding debt (the “2012 Credit Agreement”) which it entered into on June 22, 2012. The Company incurred a loss of $2,834 on the early extinguishment of debt.

Senior Secured Credit Facility — The 2013 Credit Agreement provided for a $210 million term loan, a $25 million revolving line of credit facility, and subject to an aggregate limit of the revolving credit facility, $5 million letter of credit commitment. The senior secured credit facility is secured by a blanket lien on all Company assets. Debt issuance costs incurred in connection with the 2013 Credit Agreement of $8.6 million are capitalized and included in other assets in the September 30, 2013 consolidated statement of financial condition. These costs are being amortized over the six year life of the 2013 Credit Agreement on a level yield basis. Amortization of these costs included in the September 30, 2013 consolidated statements of income included as interest expense was $225. The proceeds of the term loan made under the 2013 Credit Agreement may be used for general corporate purposes, including to finance the Special Dividend and to finance acquisitions.

The 2013 Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. As of September 30, 2013, the Company was in compliance with all associated covenants.

Term Loan — The initial principal amount of the term loan was $210 million, with a six year term and quarterly installment payments.

Scheduled principal repayments
2013	$1,313
2014	5,250
2015	5,250
2016	4,725
2017	8,925
2018	13,125
2019	171,413
Total	$210,000

The Company is obligated to prepay outstanding term loan in an aggregate principal amount equal to 50% of excess cash flow with certain adjustments for the fiscal year then ended (the “Excess Cash Flow Sweep”). The Company is required to pay the Excess Cash Flow Sweep no later than 100 days after the end of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2014.

The Company may voluntarily prepay any portion of the term loan without premium or penalty as long as the prepayment is not a repricing transaction. If the voluntary prepayment is considered a repricing transaction then the Company shall pay a 2% premium before the first anniversary date and a 1% premium before second anniversary.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

8. INDEBTEDNESS  – (continued)

Borrowings under the Company’s senior secured credit facilities that are Base Rate Loans bear interest at (a) a base rate equal to the greater of (i) the “Prime Rate”, (ii) the Federal Funds Rate plus 0.5%; and (iii) one-month adjusted LIBOR plus 1.00% plus (b) the applicable margin. Borrowings that are LIBOR Loans bear interest at an adjusted LIBOR rate plus the applicable margin.

The applicable margin for borrowings with respect to the Credit Agreement executed on August 7, 2013 is currently 4.50% for base rate borrowings and 5.50% for LIBOR borrowings. The LIBOR rate shall in no event be less than 1.50%. Interest expense incurred on the 2013 Credit Agreement included in the September 30, 2013 consolidated statement of income for the nine months ended September 30, 2013 was $2,048. Interest expense incurred on the 2012 Credit Agreement included in the September 30, 2013 and 2012 consolidated statements of income was $2,190 and $5,693, respectively.

Revolving Credit Facility — The revolving credit facility requires a commitment fee of 0.50%. There were no draws on the credit facility during the nine months ended September 30, 2013 and 2012, and no outstanding balance at September 30, 2013 and 2012.

Letter of Credit — There were no outstanding letters of credit at September 30, 2013.

9. COMMITMENTS AND CONTINGENCIES

The Company is party to a number of claims, lawsuits, and arbitrations arising in the course of its normal business activities. While it is not possible to forecast the outcome of such lawsuits and arbitrations, in light of the existing insurance and established reserves, it is the opinion of management that the disposition of such lawsuits and arbitrations will not have a materially adverse effect on the Company’s consolidated operations, financial position or cash flows.

Subsidiary Line of Credit — One of the Company’s subsidiaries has a $50,000 uncommitted line of credit available with a nationally recognized financial institution. There were no outstanding borrowings at September 30, 2013 and 2012, and the weighted average borrowings were not significant. The line of credit is due on demand.

Leases — The Company is obligated under various operating leases requiring minimum annual rentals. The Company has leases pursuant to agreements expiring in various years through 2022. The leases require payments of the Company’s pro-rata share of common area expenses and taxes.

The following is a schedule of minimum future rental payments required under operating leases for office space and equipment that have non-cancellable lease terms in excess of one year (in thousands):

Estimated period ending September 30, 2013
2013	$867
2014	3,527
2015	3,650
2016	3,745
2017	3,424
2018	2,994
2019	2,031
Thereafter (for period 2020 - 2024)	4,265
Total	$23,638

Rent expense under the above operating leases for the nine months ended September 30, 2013 and 2012 were $3.0 million and $2.8 million, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

9. COMMITMENTS AND CONTINGENCIES  – (continued)

Other Contingencies — Management has reviewed the indemnification provisions of its material contracts. In the normal course of its business, the Company enters into contracts in which it makes representations and warranties as well as standard “hold harmless” indemnifications to counterparties. Included among these are certain real estate leases under which the Company may be required to indemnify property owners for claims arising from the Company’s use of the applicable premises. The obligation amounts of these types of agreements are not explicitly stated; therefore, the overall maximum amount of the obligations cannot be reasonably estimated. However, management believes that it is unlikely that the Company will have to make material payments under these agreements, and no liabilities related to these agreements have been recognized in the Company’s consolidated financial statements.

10. CAPITAL STRUCTURE

The following is a summary of the Company’s common and preferred stock, along with the rights and restrictions on each:

Under the Company’s certificate of incorporation, the Company has the authority to issue up to 2,400,000 shares of capital stock, of which 2,000,000 shares will be designated as common stock, par value $0.01 per share and 400,000 shares will be designated as preferred stock, par value $0.01 per share. As of September 30, 2013 and 2012, 945,529 and 928,159 shares of common stock and 384,727 and 383,748 shares of Series A convertible participating preferred stock were outstanding, held by 121 holders, respectively. In addition, 18,521 shares of restricted common stock were outstanding and held by 22 registered representatives, as of September 30, 2013 and 2012.

Holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by the Company’s stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Company’s board of directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of the Company’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately the Company’s net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. All shares of common stock will, when issued, be duly authorized, fully paid, and nonassessable.

Restricted common stockholders are entitled to all rights of a common stockholder including the payment of dividends. The Company’s restricted stock vests on the seventh anniversary of the grant date or immediately prior to the occurrence of a liquidity event change of control.

Series A convertible participating preferred stockholders are entitled to vote as a single class with the holders of common stock on an as-converted basis. Series A convertible participating preferred stockholders earn cumulative quarterly dividends at the annual rate of 10% per share of the share price, plus the amount of all accrued and unpaid regular dividends per annum. Regular dividends not declared and paid in cash when due will be added to, and increase the liquidation preference of the underlying Series A convertible participating preferred stock by a corresponding amount. If the board of directors declares a dividend or other distribution payable with regard to the Company’s common stock, the holders of the outstanding shares of Series A convertible participating preferred stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which the shares of Series A convertible participating preferred stock would convert to. The liquidation preference of each share of Series A convertible participating preferred stock is equal to $100, plus the amount of all accrued and unpaid regular dividends. Each holder of shares of Series A convertible participating preferred stock is entitled at any time to

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

10. CAPITAL STRUCTURE  – (continued)

convert all or any shares of Series A convertible participating preferred stock into fully paid and nonassessable shares of common stock. At any time, the holders of 50% or more of the outstanding shares of Series A convertible participating preferred stock may elect, by delivering an irrevocable written notice to the Company, to have the Company redeem or repurchase all, but not less than all, of the Series A convertible participating preferred stock held by such holder at a price per share of equal to the liquidation preference, plus all accrued and unpaid dividends through the date of such redemption. If no election or event occurs, the Series A convertible participating preferred stock is mandatorily redeemable on the 20-year anniversary of the initial issuance date, when the Company shall redeem each outstanding share of Series A convertible participating preferred stock for cash consideration equal to the redemption price. The Series A convertible participating preferred stock is classified as mezzanine equity on the consolidated statements of financial condition.

The Company does not pay cash dividends at the quarterly dividend payment date and as a result, the liquidation preference of the Series A convertible participating preferred stock is increased by an amount equal to the fair value of the accrued dividends. Accrued dividends on Series A convertible participating preferred stock were $6.8 million and $4.6 million for the nine months ended September 30, 2013 and 2012, and is reflected as a decrease to retained earnings on the consolidated statements of changes in stockholders’ equity and an increase to Series A convertible preferred stock on the consolidated statements of financial condition.

Special Dividend — On August 8, 2013, the Company’s Board of Directors declared a one-time special cash dividend (the “Special Dividend”) of $54 per share payable on all classes of common and preferred shareholders. Based on the 1,492,970 shares of common and preferred shares on an as converted basis on the dividend record date, the dividend totaled $80.6 million. Of this amount, $79.6 million was settled in cash and $1.0 million was accrued as a liability on the accompanying consolidated statements of financial condition at September 30, 2013. $50.4 million was paid to common shareholders and $29.2 million was paid to preferred shareholders. The dividend reduced additional paid-in capital as the Company did not have retained earnings. With the exception of the Special Dividend, Cetera has not historically declared any cash dividends and currently has no plans to pay cash dividends in the future.

The Company financed the Special Dividend with borrowings on the 2013 Credit Agreement. Refer to Note 8, “Indebtedness” for additional information about the 2013 Credit Agreement.

11. SHARE-BASED COMPENSATION

On January 28, 2010, the Company adopted the Stock Incentive Plan of Cetera Financial Holdings (the “Plan”), as a means of providing additional incentives to employees, registered representatives, and nonemployee directors of the Company and its subsidiaries. The Company may grant or sell awards of common stock, restricted shares of common stock, or other awards that may be valued in whole, or part, referenced to the fair value of shares of common stock. Additionally, the Company may grant or sell shares of preferred stock under the Plan.

Awards that are forfeited, terminated, canceled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company immediately become available for new awards under the Plan.

Time Options — During the nine months ended September 30, 2013 and 2012, the Company granted 21,728 and 12,400 time options, respectively, which become exercisable in five equal and cumulative installments provided that the grantee remains continuously employed in active service by the Company. At September 30, 2013 and 2012, there were 55,415 and 33,387 of unvested time options outstanding, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

The weighted-average assumptions used for purposes of determining the grant-date fair value of time options granted during the nine months ended September 30, 2013 and 2012, are summarized as follows:

	2013	2012
Risk-free interest rate	1.55%	1.52%
Expected life (in years)	7	7
Dividend yield	0.0%	0.0%
Historical volatility	52.0%	52.0%

The risk-free interest rate utilized is based on the U.S. Treasury rate, corresponding with a similar term as the expected term of the stock option granted. As the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, the Company utilizes the simplified method. Since the Company does not currently anticipate declaring cash dividends, the dividend yield assumption was zero. Since the Company is unable to obtain sufficient historical information about past volatility, expected volatility is based on peer group historical volatility using companies with operations similar to those in which the Company operates.

Return Options — During the years ended September 30, 2013 and 2012, the Company granted 21,728 and 9,900 return options, respectively, which become vested and exercisable pro-ratably at such time Lightyear and its affiliates sells a percentage of the aggregate investment and realizes liquidity in a combination of cash and liquid securities provided that the grantee remains continuously employed in active service by the Company. Liquidity is defined as a return that represents a certain multiple on the shares sold, plus a specified internal rate of return. At September 30, 2013 and 2012, there were 83,077 and 60,974 of unvested return options outstanding, respectively. Stock-based compensation expense for these performance condition awards is recognized based on the probable outcome of the performance condition at each reporting date. As of September 30, 2013 and 2012, management determined that the achievement of the performance condition was not considered probable. As a result, no compensation cost has been recognized on the return options.

In determining the grant-date fair value of return options, the Company utilized weighted-average assumptions consistent with those applied in determining the grant-date fair value of time options. Additionally, the Company’s uses a lattice valuation model, which simulates random future price movements, for purposes of determining the grant-date fair value.

The table summarizes the activity related to both time options and return options for the nine months ended September 30, 2013 and 2012, are as follows (in thousands):

	2013		2012
	Shares	Grant-Date Fair Value	Shares	Grant-Date Fair Value
Outstanding – beginning of year	153,201	$50.27	134,437	$49.65
Granted	44,206	65	22,300	55
Exercised	(14,273)	63	(1,861)	(58)
Forfeited	(15,320)	59	(1,675)	(50)
Cancelled	—	—	—	—
Outstanding – as of September 30, 2013	167,814	$52.24	153,201	$51.20

Total stock-based compensation expenses were $0.9 million and $0.7 million for the nine months ended September 30, 2013 and 2012, respectively.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

11. SHARE-BASED COMPENSATION  – (continued)

At September 30, 2013 and 2012, unrecognized stock-based compensation expense was $6.0 million and $3.2 million, respectively.

At September 30, 2013 and 2012, there were 167,814 and 154,987 options outstanding, with a weighted-average exercise price and remaining contractual maturity of $133.41 and $112. 26 and 7.81 and 8.66 years, respectively.

Stock Grants — The Company accounts for restricted stock awards by measuring such awards at their measurement date fair value. Share-based compensation is recognized ratably over the requisite service period, which generally equals the vesting period. The Company recognized $12,609 (actual) of share-based compensation related to the vesting of restricted stock awards for the nine months ended September 30, 2013 and 2012, respectively, which is included in commission expense on the consolidated statements of income. As of September 30, 2013 and 2012, total unrecognized compensation cost was $1.9 million, which are expected to be recognized over a weighted-average remaining period of 3.45 years and 4.45 years, respectively.

12. EMPLOYEE AND REGISTERED REPRESENTATIVE BENEFITS

401(k) and Health and Welfare Benefit Plan for Employees — The employees of the Company are covered by a 401(k) plan and a health and welfare defined contribution plan. The plans are defined contribution plans and have various eligibility standards, vesting requirements, and guidelines for matching. 401(k) and Health and Welfare Benefit Plan expenses incurred by the Company, included in employee compensation and benefits within the consolidated statements of income was $5.3 million and $5.1 million for the nine months ended September 30, 2013 and 2012, respectively.

Deferred Compensation Plans for Registered Representatives — The Company maintains deferred compensation plans (the “Plans”) for registered representatives as part of its retention strategy. Under the Plans, if certain eligibility requirements are met, a participant may defer a portion of their income, primarily commission and fee earnings. Participants may elect to have all or a portion of their deferred compensation account indexed to rates of return on a variety of investment options, including a fixed rate option. The Company credits earnings to these participants’ accounts based upon the actual rate of return on the underlying investment index choice. Such amounts are included in the Company’s 2013 and 2012 consolidated results of operations. For the nine months ended September 30, 2013 and 2012, the accrued liabilities increased by $6.3 million and $6.2 million, resulting in a corresponding expenses of $6.3 million and $6.2 million, respectively. The change in accrued liabilities is recorded in commissions expense in the accompanying consolidated statements of income.

The Plans are unfunded; therefore, benefits are paid from the general assets of the Company. However, the Company has made investments that attempt to mirror amounts and elections of the participants, of which $71.0million and $52.1 million is included as deferred compensation plan investments on the consolidated statements of financial condition and are carried at fair value. The total of net participant deferrals, which are reflected within deferred compensation plans liabilities on the consolidated statements of financial condition, were $70.6 million and $52.3 million at September 30, 2013 and 2012, respectively. The investments that attempt to mirror amounts and elections of the participants increased by $6.9 million, and by $4.8 million for the nine months ended September 30, 2013 and 2012, respectively and are recorded in transaction and other fees in the accompanying consolidated statements of income.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

13. RELATED PARTY TRANSACTIONS

The Company paid $1.1 million during each of the nine months ended September 30, 2013 and 2012, in management fees, substantially all of which were paid to Lightyear, and are reflected within other expenses in the consolidated statements of income. There were no outstanding receivables or payables with related parties as of September 30, 2013 and 2012.

14. OFF-BALANCE SHEET RISK

Financial instruments recorded at fair value on the Company’s consolidated statements of financial condition include securities owned and securities sold, not yet purchased, and deferred compensation plan investments. Other financial instruments are recorded by the Company at contract amounts and include receivables from and payables to brokers, dealers, clearing organizations and receivables from and payables to customers, notes receivable, and note payable. Financial instruments carried at contract amounts, which approximate fair value, either have short-term maturities (one year or less), are repriced frequently, or bear market interest rates and, accordingly, are carried at amounts approximating fair value.

The Company’s customer activities involve the execution, settlement, and financing of various securities transactions. These activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customer’s account. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased and the writing of options contracts. Such transactions may expose the Company to off-balance sheet risk in the event that margin requirements are not sufficient to fully cover losses that customers incur, or counterparties are unable to meet the terms of the contracted obligations. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

In the event a customer or broker fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer’s obligations. The Company seeks to control the risk associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral, or reduce positions, when necessary.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Fair value measurement is prioritized to maximize the use of observable inputs and minimize the use of unobservable inputs within a three-level fair value hierarchy.

Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 — Inputs (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly.

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

Level 3 — Inputs are unobservable for the asset or liability and rely on management’s own assumptions as to what market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Cash equivalents include money market mutual fund instruments, which are short term in nature with readily determinable values derived from active markets. Mutual funds, publicly traded securities with sufficient trading volume, and U.S. Treasury securities, are fair valued by management using third-party pricing services, which base prices on market quotations. These securities are primarily classified within Level 1. Government bonds and certificate of deposits are fair valued by management using third-party pricing services, and these securities are primarily classified within Level 2. The Company’s interest rate cap is not traded on an exchange. Consequently, the fair value is determined based on a discounted cash flow model that incorporates assumptions as to interest rates, the risk of non-performance, and counterparty credit risk. Accordingly, the interest rate cap is classified as Level 2 in the Company’s fair value hierarchy.

The Company’s fair value hierarchy for those assets measured at fair value on a recurring basis as of September 30, 2013 and 2012, are as follows (in thousands):

	2013
	Fair Value Measurements on a Recurring Basis
Assets	Level 1	Level 2	Level 3	Total
Cash equivalents – money market funds	$112,083	$—	$—	$112,083
Securities segregated under federal and other regulations:
U.S. treasury securities	3,996	—	—	3,996
Securities owned:				—
Equity securities	216	—	—	216
Mutual funds and UITs	107	—	—	107
Certificate of deposits	—	10	—	10
U.S. government bonds	—	1	—	1
U.S. treasury securities	3,994	—	—	3,994
Interest rate cap	—	572	—	572
Total securities owned	4,317	583	—	4,900
Deferred compensation plan investments – mutual funds:
Money market funds	3,364	—	—	3,364
International global funds	13,314	—	—	13,314
U.S. equity funds	43,460	—	—	43,460
U.S. fixed-income funds	10,813	—	—	10,813
Total deferred compensation plan investments	70,950	—	—	70,950
Total	$75,267	$583	$—	$75,850

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

	2012
	Fair Value Measurements on a Recurring Basis
Assets	Level 1	Level 2	Level 3	Total
Cash equivalents – money market funds	$99,176	$—	$—	$99,176
Securities segregated under federal and other regulations:
U.S. treasury securities	3,999	—	—	3,999
Securities owned:
Equity securities	—	—	—	—
Mutual funds and UITs	—	—	—	—
Certificate of deposits	—	—	—	—
U.S. government bonds	—	1	—	1
U.S. treasury securities	4,098	—	—	4,098
Interest rate cap	—	150	—	150
Total securities owned	4,098	151	—	4,249
Deferred compensation plan investments – mutual funds:
Money market funds	1,951	—	—	1,951
International global funds	10,929	—	—	10,929
U.S. equity funds	31,169	—	—	31,169
U.S. fixed-income funds	8,028	—	—	8,028
Total deferred compensation plan investments	52,077	—	—	52,077
Total	$56,175	$151	$—	$56,326

There were no transfers of investments between Level 1 and Level 2 during the nine months ended September 30, 2013 and 2012.

Interest Rate Cap

As part of the 2013 Credit Agreement, the Company entered into two additional interest rate cap agreements that are scheduled to mature on September 7, 2016. An interest rate cap is a financial derivative instrument whereby one party enters into a contractual agreement with another party to receive payments based on underlying interest rates. The Company uses interest rate cap agreement to hedge the variability on its floating rate senior secured term loan. For these new instruments, the counterparty is required to pay the Company interest on a notional balance if the LIBOR rate exceeds 2.75%. Payments are settled quarterly, if necessary.

The following table summarizes information related to the Company’s existing interest rate cap instruments as of September 30, 2013 (in thousands).

Balance – September 30, 2012	$159
Purchases (sales)	475
Transfer in (out)	—
Realized gain (loss), net	—
Unrealized gain (loss), net	(105)
Balance – September 30, 2013	$529

CETERA FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(In thousands, except share amounts)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS  – (continued)

The Company removed the cash flow hedge designation on the interest rate cap contract that was entered into as part of the 2012 Credit Agreement when it retired the existing balance on the old debt facility. As of August 7, 2013, the Company recognized the change in fair value of the interest rate cap as unrealized gains/losses in the consolidated statements of income for the period ending September 30, 2013.

16. REGULATED ENTITIES

The Company has subsidiaries that are registered broker-dealers, which are subject to the minimum net capital requirements of the Securities and Exchange Commission. The subsidiaries have continuously operated in excess of these requirements.

17. SUBSEQUENT EVNETS

On January 16, 2014, it was announced that Lightyear Capital LLC had entered into an agreement to sell the company to RCS Capital Corporation (NYSE: RCAP) for $1.15 billion in cash, subject to certain customary adjustments. Following this transaction, Cetera and its Subsidiaries will become part of RCAP’s retail advice platform. The closing of the transaction is subject to regulatory approvals and other customary closing conditions. The transaction is expected to close in the second quarter of 2014.

******

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying financial statements of Tower Square Securities, Inc. (the “Company”), an indirect wholly-owned subsidiary of MetLife,Inc. (“MetLife”), which comprise the statement of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended, and the related notes financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2012 and the results, of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$4,572,629
Cash segregated pursuant to federal regulations	3,071,360
Commissions and fees receivable	2,359,572
Receivable from brokers and clearing organizations	593,756
Securities owned, at fair value	6,251,027
Receivable from affiliates	1,493,318
Secured demand note receivable	33,000,000
Deferred tax asset, net	1,750,894
Other assets	301,486
TOTAL ASSETS	$53,394,042
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,301,976
Due to affiliates	445,600
Deferred compensation plan payable to representatives	7,486,611
Accrued expenses and other liabilities	718,624
10,952,811
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	74,548,141
Accumulated deficit	(65,206,910)
Total stockholder’s equity	9,441,231
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$53,394,042

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$26,135,633
Mutual fund fees	5,033,100
Investment advisory fees	5,390,131
Marketing support fees	1,221,159
Other	1,835,141
Total revenues	39,615,164
EXPENSES:
Commissions	33,349,532
Employee compensation and benefits	2,950,840
Clearance and execution	739,815
Overhead charges from affiliates	2,170,264
Network support and data processing	2,116,720
Regulatory fees and expenses	328,578
Other	2,150,870
Total expenses	43,806,619
LOSS BEFORE INCOME TAX PROVISION	(4,191,455)
INCOME TAX PROVISION	(19,460,035)
NET LOSS	$(23,651,490)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(23,651,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	20,947,910
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(6,269)
Commissions and fees receivable	356,628
Receivable from brokers and clearing organization	(289,362)
Securities owned	(618,534)
Receivable from affiliates	773,741
Other assets	302,514
Increase (decrease) in operating liabilities:
Commissions payable	(324,232)
Due to affiliates	(6,321,980)
Deferred compensation plan payable to representatives	597,629
Accrued expenses and other liabilities	167,315
Net cash used in operating activities	(8,066,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	933,870
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,572,629
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$168,852
Cash paid during the year for income taxes	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721
Capital contribution		9,000,000		9,000,000
Net loss			(23,651,490)	(23,651,490)
BALANCE, END OF YEAR	$100,000	$74,548,141	$(65,206,910)	$9,441,231

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $2,507,318 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2012, the Company’s securities owned consisted of $5,486,168 of securities categorized in Level 1, comprising exchange traded funds with quoted prices available in active markets, and $764,859 of securities categorized in Level 2, comprising open end mutual funds and cash and cash equivalents include $2,507,318 in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $7,674,441 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $520,477 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $2,170,264 and $1,573,676, respectively. Employee compensation and benefits include $2,950,840 for payroll related costs including costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $37,625,252 which was $37,375,252 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $440,718 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $59,546 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $59,623 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES

The income tax expense for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(1,487,019)
State	(856)
(1,487,875)
Deferred income tax expense:
Federal	20,947,910
State	—
20,947,910
Income tax provision	$19,460,035

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal deferred tax asset valuation allowance of $20,923,900 was established during the year ended December 31, 2012. A 100% state deferred tax asset valuation allowance of $3,293,070 has been established at December 31, 2012, representing a $878,999 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had federal net operating loss carryforwards of $59,782,574 which begin to expire in 2025 and state net operating loss carryforwards of $32,509,579 which continue to expire in 2013.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2012 the collateral consisted of U.S. Government securities with a fair value approximating $40.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. The Company’s Debt-Equity Ratio first exceeded 70% at December 31, 2012 as a result of the recording of federal deferred tax asset valuation allowance, but concurrent with the February 28, 2013 maturity of the SDN, will decline below the 70% threshold. At December 31, 2012, the Company’s Debt-Equity Ratio was 77%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

8. SECURED DEMAND NOTE  – (continued)

The Company expects that two new SDNs, each for $9 million, will be executed and approved by FINRA effective as of the maturity date of the existing SDN. The two new SDNs are expected to have maturity dates of April 30, 2014 and April 30, 2015.

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Tower Square Securities, Inc.

We have audited the accompanying statement of financial condition of Tower Square Securities, Inc. (the “Company”), an indirect wholly-owned subsidiary of MetLife, Inc., as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Tower Square Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to Company as a whole,

February 28, 2012

TOWER SQUARE SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,638,759
Cash segregated pursuant to federal regulations	3,065,091
Commissions and fees receivable	2,716,200
Securities owned, at fair value	5,632,493
Receivable from affiliates	2,267,059
Secured demand note receivable	33,000,000
Deferred tax asset, net	22,698,804
Other assets	908,394
TOTAL ASSETS	$73,926,800
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$2,626,208
Due to affiliates	6,767,580
Deferred compensation plan payable to representatives	6,888,982
Accrued expenses and other liabilities	551,309
16,834,079
Note payable under subordinated secured demand note collateral agreement	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000
Additional paid-in capital	65,548,141
Accumulated deficit	(41,555,420)
Total stockholder’s equity	24,092,721
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$73,926,800

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$31,935,803
Mutual fund fees	6,493,192
Investment advisory and financial planning fees	7,687,451
Marketing support fees	1,756,014
Other	722,940
Total revenues	48,595,400
EXPENSES:
Commissions	42,308,052
Employee compensation and benefits	3,972,410
Clearance and execution	739,829
Overhead charges from affiliates	2,446,890
Network support and data processing	3,057,743
Regulatory fees and expenses	489,824
Other	1,363,291
Total expenses	54,378,039
LOSS BEFORE INCOME TAX BENEFIT	(5,782,639)
INCOME TAX BENEFIT	2,023,249
NET LOSS	$(3,759,390)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,759,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	109,365
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(527,073)
Commissions and fees receivable	197,371
Securities owned	331,309
Receivable from affiliates	(2,267,059)
Other assets	484,296
Increase (decrease) in operating liabilities:
Commissions payable	(64,587)
Due to affiliates	5,197,305
Deferred compensation plan payable to representatives	(629,944)
Accrued expenses and other liabilities	(163,646)
Net cash used in operating activities	(1,092,053)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,092,053)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,730,812
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,638,759
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$168,153
Cash paid during the year for income taxes	$700

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$100,000	$65,548,141	$(37,796,030)	$27,852,111
Net loss			(3,759,390)	(3,759,390)
BALANCE, END OF YEAR	$100,000	$65,548,141	$(41,555,420)	$24,092,721

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$33,000,000
BALANCE, END OF YEAR	$33,000,000

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) is an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $3,145,217 of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At December 31, 2011, the Company’s securities owned consisted of closed end mutual funds with quoted prices available in active markets, and are thus categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $11,314,149 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $778,395 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $2,446,890 and $2,148,087, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

During the year ended December 31, 2011, the Company received $6 million of advances from an affiliate, of which $5,999,834 was outstanding at December 31, 2011. The balance was repaid in its entirety on January 31, 2012.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $30,441,248 which was $30,191,248 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $572,208 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $87,251 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $77,635 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax benefit:
Federal	$(2,131,546)
State	(1,068)
(2,132,614)
Deferred income tax expense:
Federal	109,365
State	—
109,365
Income tax benefit	$(2,023,249)

The federal and state deferred tax assets primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,414,071 has been established at December 31, 2011, representing a $1,808,899 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had federal net operating loss carryforwards of $59,782,575 which begin to expire in 2025 and state net operating loss carryforwards of $21,535,539 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2005 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the U.S. Attorney’s Office have conducted inquiries. The Company has also conducted an internal investigation. The Company has made remediation to all the affected customers. The Illinois Securities Division has issued a Statement of Violations to the Company, and the Company has conducted discussions with the Division. The former representative is scheduled to be sentenced on February 17, 2012.

The Company is defending a FINRA arbitration proceeding brought by a customer who purchased a variable life insurance policy 15 year earlier that she claims was unsuitable.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note (“SDN”) Collateral Agreement with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $33 million to the Company. The SDN bears interest at 0.5% per annum and is scheduled to mature on February 28, 2013.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $38.6 million. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 0.0%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”). The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. The increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $9 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

TOWER SQUARE SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,076,558	$5,754,873
Cash segregated pursuant to federal regulations	1,249,103	2,003,975
Commissions and fees receivable	2,153,740	2,145,633
Receivable from brokers and clearing organizations	265,725	635,764
Securities owned, at fair value	6,785,492	7,601,723
Receivable from affiliates	—	22,687
Secured demand note receivable	—	33,000,000
Deferred tax asset, net	5,534,238	22,651,791
Other assets	318,342	1,225,300
TOTAL ASSETS	$21,383,198	$75,041,746
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$2,055,648	$1,981,069
Due to affiliates	422,608	378,779
Deferred compensation plan payable to representatives	7,869,067	7,293,277
Accrued expenses and other liabilities	378,668	893,337
	10,725,991	10,546,462
Note payable under subordinated secured demand note collateral agreement	—	33,000,000
STOCKHOLDER’S EQUITY:
Common stock, $100 par value; authorized 100,000 shares; issued and outstanding 1,000 shares	100,000	100,000
Additional paid-in capital	76,460,832	74,548,141
Accumulated deficit	(65,903,625)	(43,152,857)
Total stockholder's equity	10,657,207	31,495,284
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$21,383,198	$75,041,746

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$17,060,920	$18,094,429
Mutual fund fees	3,564,599	3,447,502
Investment advisory fees	4,145,107	3,401,032
Marketing support fees	444,617	797,817
Other	1,306,486	1,308,689
Total revenues	26,521,729	27,049,469
EXPENSES:
Commissions	23,005,283	23,154,710
Employee compensation and benefits	1,498,951	2,019,571
Clearance and execution	493,186	501,760
Overhead charges from affiliates	1,136,263	1,436,470
Network support and data processing	1,058,155	1,312,144
Regulatory fees and expenses	211,821	220,116
Other	190,923	859,239
Total expenses	27,594,582	29,504,010
LOSS BEFORE INCOME TAX BENEFIT	(1,072,853)	(2,454,541)
INCOME TAX BENEFIT	375,838	856,924
NET LOSS	$(697,015)	$(1,597,617)

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(696,715)	$(1,597,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(1,870,653)	47,013
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	1,822,257	1,061,116
Commissions and fees receivable	205,832	570,567
Receivable from brokers and clearing organization	328,031	(635,764)
Securities owned	(534,465)	(1,969,230)
Receivable from affiliates	1,493,318	2,244,372
Other assets	(16,855)
Increase (decrease) in operating liabilities:
Commissions payable	(246,328)	(962,045)
Due to affiliates	(12,130)	(6,388,801)
Deferred compensation plan payable to repesentatives	382,660	404,295
Accrued expenses and other liabilities	(350,723)	342,208
Net cash used in operating activities	503,929	(6,883,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	0	9,000,000
Net cash used in financing activities	0	9,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	503,929	2,116,114
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,572,629	3,638,759
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,076,558	$5,754,873
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$1,554	$3,318
Cash paid during the year for income taxes	$0	$0
Non Cash Investing Activity – Contribution from Parent	$1,912,691	$0
Non Cash Investing Activity – Termination of secured demand note	$33,000,000	$0
Non Cash Financing Activity – Termination of secured subordinated notes Payable	$(33,000,000)	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
AS OF AUGUST 30, 2013 AND 2012

	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE – DECEMBER 31, 2012	$100,000	$74,548,141	$(65,206,910)	$9,441,231
Capital contribution		1,912,691		1,912,691
Net loss			(697,015)	(697,015)
BALANCE – AUGUST 30, 2013	$100,000	$76,460,832	$(65,903,925)	$10,656,907
BALANCE – DECEMBER 31, 2011	$100,000	$65,548,141	$(41,555,240)	$24,092,901
Capital contribution		9,000,000		9,000,000
Net loss			(1,597,617)	(1,597,617)
BALANCE – AUGUST 30, 2012	$100,000	$74,548,141	$(43,152,857)	$31,495,284

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
AS OF AUGUST 30, 2013 AND 2012

BALANCE – DECEMBER 31, 2011	$33,000,000
BALANCE – AUGUST 30, 2012	$33,000,000
BALANCE – DECEMBER 31, 2012	$33,000,000
Maturity of secured demand note collateral agreement	(33,000,000)
Issuance of secured demand note collateral agreement	18,000,000
Termination of secured demand note collateral agreement	(18,000,000)
BALANCE – AUGUST 30, 2013	$0

See notes to financial statements.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Tower Square Securities, Inc. (the “Company”) was an indirect wholly owned subsidiary of MetLife Insurance Company of Connecticut (“MICC”), which is a direct wholly owned subsidiary of MetLife, Inc. On August 30, 2013 the Company was acquired by Cetera Advisor Networks, LLC. (See Note 11).

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents as of August 30, 2013 and 2012 are $1,530,957 and $3,990,348, respectively, of money market funds held at Pershing and at Wachovia Bank. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — As described below, certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Fair Value of Securities Owned — Securities owned are measured and reported at fair value on a recurring basis on the Company’s statement of financial condition. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. Level 1 inputs are quoted prices available in active markets as of the reporting date. Level 2 inputs are either directly or indirectly observable as of the reporting date, where fair value is determined through the use of models or other valuation methodologies. Level 3 inputs are unobservable, include situations where there is little, if any, market activity for the investment, and require significant management judgment or estimation. At August 30, 2013 and 2012, the Company’s securities owned included $6,785,492 and $5,986,851, respectively, of securities categorized in Level 1, and were comprised of exchange traded funds with quoted prices available in active markets. Further at August 30, 2013 and 2012, the company’s securities owned included $0 and $1,614,872 of securities categorized as Level 2, and were comprised of open end mutual funds. At August 30, 2013, and 2012, cash and cash equivalents include $1,530,957 and $4,278,982, respectively, in money market funds that are also categorized in Level 1.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company filed a stand-alone federal income tax return for the years 2005 through 2010. Pursuant to Internal Revenue Service rules, MICC and its subsidiaries, including the Company, were excluded from MetLife’s life/non-life consolidated federal tax return for the five years subsequent to MetLife’s July 2005 acquisition of MICC.

Effective January 1, 2011, the Company joined the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and began to participate in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During eight months ending August 30, 2013 and 2012, the Company received $9,000,000 and $1,912,691, respectively, of equity contributions from its parent.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the eight months ending August 30, 2013 and 2012, the Company recognized $35,491 and $374,640, respectively, of marketing support fees from affiliates.

MetLife provided services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company was allocated costs related to information systems, which are included in network support and data processing. For the eight months ending August 30, 2013 and 2012, such overhead charges and network support and data processing charged to the Company were $767,723 and $967,859, respectively. Employee compensation and benefits for the eight months ending August 30, 2013 and 2012, include $1,498,951 and $2,019,571 respectively, for payroll related costs that includes costs related to employee benefit plans and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 31, 2013 and 2012, the Company had net capital of $3,574,526 and $39,291,811, respectively, which was $3,324,526 and $39,041,811 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $256,349 and $326,139 during the eight months ending August 30, 2013 and 2012, respectively, related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $31,133 and $43,285 for the eight months ending August 30, 2013 and 2012, respectively. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. For stock-based compensation the Company was allocated $38,572 and $47,853 during the eight months ending August 30, 2013 and 2012, respectively.

All such amounts are presented as employee compensation and benefits on the statement of operations.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax expense for the eight months ending August 30, 2013 and 2012, consists of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$0	$(853,543)
State	(1,019)	(856)
	(1,019)	(854,399)
Deferred income tax expense:
Federal	(372,874)	(2,525)
State	(1,945)	—
	(374,819)	(2,525)
Income tax provision	$(375,838)	$(856,924)

The federal and state deferred tax asset primarily relate to contingency reserves, deferred compensation and net operating loss carryforwards. A federal tax asset valuation allowance of $20,823,900 was established during the year ending December 31, 2012.

The federal and state tax returns for tax years 2005 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and August 30, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A former Company representative was alleged to have misappropriated funds from 40 customers. The Illinois Securities Division, the U.S. Postal Inspector, the Internal Revenue Service, FINRA, and the

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

U.S. Attorney’s Office conducted inquiries. The Company also conducted an internal investigation. The Company made remediation to all the affected customers. The Illinois Securities Division issued a Statement of Violations to the Company, and the Company conducted discussions with the Division. The former representative was sentenced on February 17, 2012 to 17.5 years in prison and ordered to pay restitution. One customer has filed a FINRA arbitration against the Company, and another customer has filed a complaint in state court in Illinois.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to a Secured Demand Note Collateral Agreement (“SDN”) with MICC pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $33 million to the Company. On February 28, 2013 a SDN of $18 million matured. On March 1, 2013 two new SDNs, each for $9 million were executed and approved by FINRA with maturity dates of April 30, 2014 and April 30, 2015. The Company transferred the securities to MICC in August 2013, thereby cancelling the SDNs.

At August 30, 2013 and 2012 the collateral consisted of U.S. Government securities with a fair value approximating $0 million and $42.1million, respectively. The Company has not exercised its right to sell or repledge the collateral.

The SDN provides the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 2012, the Company's Debt-Equity Ratio was 51%.

The corresponding liability “Note payable under subordinated secured demand note collateral agreement” is subordinate to the claims of the general creditors. To the extent that the subordinated borrowing is required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, it may not be repaid.

TOWER SQUARE SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. DEFERRED COMPENSATION PLAN PAYABLE TO REPRESENTATIVES

The Company sponsored a nonqualified deferred compensation plan for its registered representatives (the “Plan”) and maintains a “Rabbi Trust” in connection with such Plan. The Plan provided registered representatives with the ability to defer compensation to a retirement date on a tax-advantaged basis.

The administrator of the Plan maintains an account for each Plan participant. Such participant accounts are credited daily with gains and losses reflecting the performance and market value of various mutual funds as selected by individual registered representatives. Both the assets of the Rabbi Trust and the liabilities to the Plan participants are consolidated by the Company. Any increase or decrease in the Company’s deferred compensation plan liability which directly results from the increase or decrease in the value of the underlying mutual funds is reflected as a component of other expenses in the statement of operations.

The obligation of the Company to pay all benefits under the Plan is fully guaranteed by MICC. The Company does not make any contributions to the Plan. Effective January 1, 2005, no further compensation deferrals were permitted.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

11. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

INDEPENDENT AUDITORS’ REPORTS

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying financial statements of Walnut Street Securities, Inc. (the “Company”), a wholly-owned subsidiary of MetLife, Inc. (“MetLife”), which comprise the statements of financial condition as of December 31, 2012, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgments, including the assessments of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an option on the effectiveness of the Company’s internal control. Accordingly, we express no such option. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2012 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matters

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2013

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2012

ASSETS
Cash and cash equivalents	$7,068,524
Cash segregated pursuant to federal regulations	4,357,607
Commissions and fees receivable	8,218,949
Receivable from brokers and clearing organizations	933,140
Receivable from affiliates	2,153,065
Secured demand notes receivable	26,000,000
Other assets	678,798
TOTAL ASSETS	$49,410,083
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$7,547,702
Due to affiliates	1,082,751
Accrued expenses and other liabilities	923,637
9,554,090
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	68,544,694
Accumulated deficit	(61,223,701)
Total stockholder’s equity	13,855,993
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$49,410,083

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

REVENUES:
Commissions	$52,677,076
Mutual fund fees	23,012,573
Investment advisory fees	29,594,058
Marketing support fees	2,876,947
Other	2,652,774
Total revenues	110,813,428
EXPENSES:
Commissions	$96,266,759
Employee compensation and benefits	6,249,343
Clearance and execution	2,561,723
Overhead charges from affiliates	4,125,765
Network support and data processing	4,468,630
Regulatory fees and expenses	527,080
Other	2,457,892
Total expenses	116,657,192
LOSS BEFORE INCOME TAX BENEFIT	(5,843,764)
INCOME TAX BENEFIT	2,038,166
NET LOSS	$(3,805,598)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,805,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	35,032
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	843,124
Commissions and fees receivable	(599,349)
Receivable from brokers and clearing organization	(590,930)
Receivable from affiliates	454,746
Other assets	910,167
Increase (decrease) in operating liabilities:
Commissions payable	636,756
Due to affiliates	(481,962)
Accrued expenses and other liabilities	132,044
Net cash used in operating activities	(2,465,970)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	6,000,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,534,030
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,534,494
CASH AND CASH EQUIVALENTS, END OF YEAR	$7,068,524
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$150,453
Cash paid during the year for income taxes	$0

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591
Capital contribution				6,000,000		6,000,000
Net loss					(3,805,598)	(3,805,598)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,701)	$13,855,993

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
YEAR ENDED DECEMBER 31, 2012

BALANCE, BEGINNING OF YEAR	$26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $4,935,666 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

On January 31, 2012, the Company received a $6 million equity contribution from its parent.

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2012, the Company recognized $12,376,081 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2012, the Company recognized $338,802 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the year ended December 31, 2012, such overhead charges and network support and data processing charged to the Company were $4,125,765 and $3,322,203, respectively. Employee compensation and benefits include $6,249,343 for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2012, the Company had net capital of $35,867,546 which was $35,617,546 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $944,097 during the year ended December 31, 2012 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $131,799 for the year ended December 31, 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $125,872 during the year ended December 31, 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2012 consists of the following:

Current income tax benefit:
Federal	$(2,072,179)
State	(1,019)
(2,073,198)
Deferred income tax expense:
Federal	35,032
State	—
35,032
Income tax benefit	$(2,038,166)

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

6. INCOME TAXES  – (continued)

The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,998,133 has been established at December 31, 2012, representing a $266,253 increase for the year ended December 31, 2012.

As of December 31, 2012, the Company had state net operating loss carryforwards of $38,739,629 which continue to expire in 2013.

The federal and state tax returns for tax years 2003 through 2011 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company is a party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $26 million to the Company.

One SDN with a principal amount of $13 million is scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million is scheduled to mature on April 30, 2015. The SDNs bear interest at 0.5% per annum.

At December 31, 2012 the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $31.5 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At December 31, 2012, the Company’s Debt-Equity Ratio was 65%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events through the date the December 31, 2012 financial statements of the Company were issued.

* * * * *

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of

Walnut Street Securities, Inc.

We have audited the accompanying statement of financial condition of Walnut Street Securities, Inc. (the “Company”), a wholly-owned subsidiary of MetLife, Inc., as of December 31, 2011, and the related statements of operations, cash flows, changes in stockholder’s equity, and changes in subordinated liabilities for the year. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Walnut Street Securities, Inc. at December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Portions of the accompanying financial statements have been prepared from the separate records maintained by MetLife and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated Company. Portions of income and expenses represent allocations made from home-office items applicable to the Company as a whole.

February 28, 2012

WALNUT STREET SECURITIES, INC.

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2011

ASSETS
Cash and cash equivalents	$3,534,494
Cash segregated pursuant to federal regulations	5,200,731
Commissions and fees receivable	7,619,600
Receivable from affiliates	2,607,811
Secured demand notes receivable	26,000,000
Prepaid expenses	553,712
Deferred tax asset, net	34,396
Other assets	1,377,463
TOTAL ASSETS	$46,928,207
LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Commissions payable	$6,910,946
Due to affiliates	1,564,713
Accrued expenses and other liabilities	790,957
9,266,616
Notes payable under subordinated secured demand note collateral agreements	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000
Additional paid-in capital	62,544,694
Accumulated deficit	(57,418,103)
Total stockholder’s equity	11,661,591
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$46,928,207

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011

REVENUES:
Commissions	$56,023,399
Mutual fund fees	24,373,709
Investment advisory and financial planning fees	27,438,483
Marketing support fees	3,404,455
Other	2,377,121
Total revenues	113,617,167
EXPENSES:
Commissions	96,352,414
Employee compensation and benefits	7,611,999
Clearance and execution	2,519,068
Overhead charges from affiliates	4,857,146
Network support and data processing	5,860,674
Regulatory fees and expenses	849,875
Other	2,794,513
Total expenses	120,845,689
LOSS BEFORE INCOME TAX BENEFIT	(7,228,522)
INCOME TAX BENEFIT	2,526,993
NET LOSS	$(4,701,529)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,701,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	(26,301)
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	(934,380)
Commissions and fees receivable	150,543
Receivable from affiliates	(498,769)
Prepaid expenses	(18,523)
Other assets	268,448
Increase (decrease) in operating liabilities:
Commissions payable	(23,792)
Due to affiliates	(20,501)
Due to customers	(109,782)
Accrued expenses and other liabilities	(247,305)
Net cash used in operating activities	(6,161,891)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,161,891)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,696,385
CASH AND CASH EQUIVALENTS, END OF YEAR	$3,534,494
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATON:
Cash paid during the year for interest	$149,975
Cash paid during the year for income taxes	$1,728
Noncash financing activity – Maturity of secured demand note collateral agreement and termination of secured demand note receivable	$29,000,000
Borrowing under secured demand note collateral agreements and receipt of secured demand notes	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
YEAR ENDED DECEMBER 31, 2011

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(52,716,574)	$16,363,120
Net loss					(4,701,529)	(4,701,529)
BALANCE, END OF YEAR	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,103)	$11,661,591

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
DECEMBER 31, 2011

BALANCE, BEGINNING OF YEAR	$29,000,000
Maturity of secured demand note collateral agreement	(29,000,000)
Issuance of secured demand note collateral agreements	26,000,000
BALANCE, END OF YEAR	$26,000,000

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) is a wholly-owned subsidiary of MetLife, Inc.

The Company is a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also a licensed insurance agency.

The Company contracts with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sells variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executes and clears its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company receives fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents are $1,535,498 of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company is a member of the consolidated federal income tax group established by MetLife. for its wholly owned subsidiaries and participates in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions are included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocates income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

Adoption of New Accounting Pronouncements — In May 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding fair value measurements (ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs), effective for the first interim or annual period beginning after December 15, 2011. The guidance should be applied prospectively. The amendments in this ASU are intended to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). Some of the amendments clarify the FASB’s intent on the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The Company does not expect the adoption of this new guidance to have a material impact on its financial statements.

3. RELATED PARTY TRANSACTIONS

The Company earns commissions from MetLife related to the sale of certain MetLife insurance products. For the year ended December 31, 2011, the Company recognized $16,336,147 of such commission revenues from affiliates.

The Company also receives payments from affiliates to support the marketing of MetLife insurance products. For the year ended December 31, 2011, the Company recognized $556,899 of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

3. RELATED PARTY TRANSACTIONS  – (continued)

systems, which are included in network support and data processing. For the year ended December 31, 2011, such overhead charges and network support and data processing charged to the Company were $4,857,146 and $4,117,167, respectively.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Substantially all expenses, exclusive of commissions, clearance and execution, relate to charges from MetLife. The Company’s results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At December 31, 2011, the Company had net capital of $32,557,970, which was $32,307,970 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $1,096,730 during the year ended December 31, 2011 related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $167,230 for the year ended December 31, 2011. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $148,800 during the year ended December 31, 2011 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

6. INCOME TAXES

The income tax benefit for the year ended December 31, 2011 consists of the following:

Current income tax expense (benefit):
Federal	$(2,501,253)
State	561
(2,500,692)
Deferred income tax expense (benefit):
Federal	(26,301)
State	—
(26,301)
Income tax benefit	$(2,526,993)

The federal deferred tax asset primarily relates to contingency reserves. The state deferred tax asset primarily relates to net operating loss carryforwards. A 100% state deferred tax asset valuation allowance of $2,731,880 has been established at December 31, 2011, representing a $22,551 decrease for the year ended December 31, 2011.

As of December 31, 2011, the Company had state net operating loss carryforwards of $36,162,453 which continue to expire in 2012.

The Company will continue to review any conclusions reached regarding uncertain tax positions which may be subject to review and adjustment at a later date based on on-going analysis of tax laws, regulations and interpretations thereof. To the extent that the Company’s assessment of the conclusions reached regarding uncertain tax position changes, such changes in estimate will be recorded in the period in which such determination is made. The Company recognizes tax-related interest and penalties, if applicable, as a component of other expense and income tax expense, respectively. The federal and state tax returns for tax years 2003 through 2010 are still subject to examination.

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, very large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

7. COMMITMENTS AND CONTINGENCIES  – (continued)

of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2011. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint has been brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

The Company was named as a defendant in a lawsuit concerning a former Company representative’s referral of a client to an entity that the SEC has put into receivership for allegedly defrauding investors. Restitution has been made to the customer in settlement of the lawsuit.

A FINRA arbitration was initiated by six claimants who purchased variable annuities and other investment products from a former Company representative in the 1990s and early 2000s. The Statement of Claim alleged that the representative engaged in improper sales practices, including selling unsuitable variable annuities to the claimants, improper investments with the annuities and churning. The claims against the Company were dismissed as ineligible for arbitration in early 2012.

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company’s financial statements have arisen in the course of the Company’s business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows.

8. SECURED DEMAND NOTE

The Company was a party to a Secured Demand Note Collateral Agreement (“SDN”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC’s obligation to lend $29 million to the Company. The SDN matured on February 28, 2011.

Effective February 28, 2011, the Company entered into two new SDNs with MICC, each in the principal amount of $13 million, scheduled to mature on April 30, 2013 and April 30, 2015, respectively. Both SDNs bear interest at 0.5% per annum.

At December 31, 2011 the collateral consisted of U.S. Government securities with a fair value approximating $31.4 million. The Company has not exercised its right to sell or repledge the collateral.

The SDNs provide the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2011

8. SECURED DEMAND NOTE  – (continued)

70 percent the percentage of regulatory capital which a broker-dealer can obtain through the use of certain SDNs. The Company’s Debt-Equity Ratio as of December 31, 2011 was 69.0%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at December 31, 2011, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

On January 31, 2012, the Company received a $5 million equity contribution from its parent.

The Company evaluated the recognition and disclosure of subsequent events through February 28, 2012, the date the December 31, 2011 financial statements of the Company were issued.

* * * * *

WALNUT STREET SECURITIES, INC.

UNAUDITED FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

*********

WALNUT STREET SECURITIES, INC.

STATEMENTS OF FINANCIAL CONDITION
AS OF AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
ASSETS
Cash and cash equivalents	$5,265,467	$11,386,181
Cash segregated pursuant to federal regulations	1,222,746	2,646,326
Commissions and fees receivable	7,469,628	7,548,912
Receivable from brokers and clearing organizations	1,820,491	844,397
Receivable from affiliates	-	92,893
Secured demand notes receivable	—	26,000,000
Other assets	1,388,573	2,838,014
TOTAL ASSETS	$17,166,905	$51,356,723
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Commissions payable	$7,132,290	$6,665,012
Due to affiliates	1,081,370	804,734
Accrued expenses and other liabilities	1,640,570	2,439,206
	9,854,230	9,908,951
Notes payable under subordinated secured demand note collateral agreements	—	26,000,000
STOCKHOLDER’S EQUITY:
Class A preferred stock, $100 par value; authorized 20,000 shares; issued and outstanding 20,000 shares	2,000,000	2,000,000
Class B preferred stock, $100 par value; authorized 65,000 shares; issued and outstanding 45,000 shares	4,500,000	4,500,000
Common stock, no par value; authorized 200,000 shares; issued and outstanding 200,000 shares	35,000	35,000
Additional paid-in capital	63,544,694	68,544,694
Accumulated deficit	(62,767,019)	(59,631,922)
Total stockholder's equity	7,312,675	15,447,772
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$17,166,905	$51,356,723

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENTS OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/2012
REVENUES:
Commissions	$34,715,386	$36,265,739
Mutual fund fees	15,918,049	15,579,475
Investment advisory fees	21,753,057	18,963,777
Marketing support fees	1,631,033	1,831,086
Other	1,844,546	1,898,871
Total revenues	75,862,071	74,538,948
EXPENSES:
Commissions	$66,334,644	$64,558,742
Employee compensation and benefits	3,900,346	4,283,321
Clearance and execution	1,706,848	1,773,094
Overhead charges from affiliates	2,554,054	2,759,517
Network support and data processing	2,730,938	2,770,082
Regulatory fees and expenses	375,795	361,122
Other	688,509	1,431,331
Total expenses	78,291,134	77,937,209
LOSS BEFORE INCOME TAX BENEFIT	(2,429,063)	(3,398,261)
INCOME TAX BENEFIT	885,746	1,184,443
NET LOSS	$(1,543,317)	$(2,213,818)

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CASH FLOWS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	8/30/2013	8/30/12
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,543,317)		$(2,213,818)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax			34,396
(Increase) decrease in operating assets:
Cash segregated pursuant to federal regulations	3,134,861		2,554,405
Commissions and fees receivable	749,321		70,688
Receivable from brokers and clearing organization	(887,351)		(844,397)
Receivable from affiliates	2,153,065		2,514,918
Prepaid expenses			553,712
Other assets	(709,774)		(1,460,553)
Increase (decrease) in operating liabilities:
Commissions payable	(415,412)		(245,934)
Due to affiliates	(1,381)		(759,979)
Accrued expenses and other liabilities	716,933		1,648,249
Net cash used in operating activities	3,196,945		1,851,687
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution/(dividend)	(5,000,000)		6,000,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,803,055)		7,851,687
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,068,524		3,534,494
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,265,467		$11,386,181
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$79,279		$98,973
Cash paid during the year for income taxes	$0		$0
NONCASH INVESTING ACTIVITY – termination of secured demand note collateral agreement	$26,000,000		—
NONCASH FINANCING ACTIVITY – termination of secured demand note collateral agreement	$(26,000,000)	$

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(61,223,702)	$13,855,992
Dividend				(5,000,000)		(5,000,000)
Net loss					(1,543,317)	(1,543,317)
BALANCE, ENDING AT 8/30/13	$2,000,000	$4,500,000	$35,000	$63,544,694	$(62,767,019)	$7,312,675

	Class A Preferred Stock	Class B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
BALANCE, BEGINNING AT 12/31/11	$2,000,000	$4,500,000	$35,000	$62,544,694	$(57,418,104)	$11,661,590
Capital Contribution				6,000,000		6,000,000
Net loss					(2,213,818)	(2,213,818)
BALANCE, ENDING AT 8/30/12	$2,000,000	$4,500,000	$35,000	$68,544,694	$(59,631,922)	$15,447,772

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

STATEMENT OF CHANGES IN SUBORDINATED LIABILITIES
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

Balance, AT 12/31/2011	$26,000,000
Balance, AT 8/30/2012	$26,000,000
Balance, AT 12/31/2012	$26,000,000
Termination of secured note collateral agreement	(26,000,00)
BALANCE, AT 8/30/2013	$—

See notes to financial statements.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

1. ORGANIZATION

Walnut Street Securities, Inc. (the “Company”) was a wholly-owned subsidiary of MetLife, Inc. On August 30, 2013, the Company was sold to Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc.

The Company was a registered broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), a registered investment adviser under the Investment Advisers Act of 1940, and was a member of the Financial Industry Regulatory Authority (“FINRA”). The Company was also a licensed insurance agency.

The Company contracted with independent licensed brokers to sell securities and other investment products, on a principal and agency basis, to retail (individual) investors. The Company also sold variable annuity and variable life products issued by affiliated and unaffiliated insurance carriers.

The Company executed and cleared its brokerage transactions on a fully disclosed basis through Pershing LLC (“Pershing”) and as agent directly with mutual fund companies, insurance companies and investment advisers. In connection with the sale of mutual funds, the Company received fees under Rule 12b-1 of the Investment Company Act of 1940.

“MetLife” as used in these Notes refers to MetLife, Inc., a Delaware Corporation, and its subsidiaries (other than the Company), including Metropolitan Life Insurance Company (“MLIC”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates in the Preparation of Financial Statements — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. Included in cash equivalents at August 30, 2013 and 2012 are $240,243 and $7,801,842, respectively of money market funds held at Pershing. Substantially all the remaining balance is cash on deposit with JPMorgan Chase.

Cash Segregated Pursuant to Federal Regulations — The Company segregates cash pursuant to the requirements of Securities and Exchange Commission (“SEC”) Rule 15c3-3. The cash is held at JPMorgan Chase.

Fair Value — Certain assets and liabilities are measured at estimated fair value in the Company’s statement of financial condition. In addition, the notes to these financial statements include further disclosures of estimated fair values. The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinative, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the fair value of assets and liabilities.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value of Financial Instruments — Substantially all of the Company’s financial assets and liabilities are carried at fair value or amounts that approximate fair value.

Revenue Recognition — Brokerage transactions and related commission revenue and expense are recorded on a trade date basis. Mutual fund fees are accrued based on the level of client and firm assets invested in the mutual fund. Investment advisory fee revenues are recorded on an accrual basis based upon assets under management. Marketing support fees earned are recorded over the period of the related agreement. Securities owned transactions are recorded on a trade date basis with realized and unrealized gains and losses included in other revenues in the statement of operations.

The Company recognizes first year commission revenue and related commission expense upon the satisfactory completion of the application process for the purchase of variable annuity and variable life products. Renewal commission revenues and related commission expenses are recognized on an accrual basis.

Income Taxes — The Company was a member of the consolidated federal income tax group established by MetLife for its wholly owned subsidiaries and participated in a tax sharing agreement with MetLife. As a result, the Company’s income and deductions were included in the consolidated return and any computed federal taxes payable or receivable are due to or from MetLife. MetLife allocated income tax expenses or benefits to members of the consolidated group based on each subsidiary’s contribution to consolidated taxable income or loss using the statutory rate applicable to the consolidated group.

The Company also files tax returns with various state taxing agencies, both on a stand-alone and combined basis with various MetLife subsidiaries. As a result, the Company’s state income taxes payable or receivable are due to or from various state taxing agencies or such MetLife subsidiaries.

The Company recognizes deferred tax assets and liabilities based upon the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse if future realization of the tax benefit is more likely than not. A valuation allowance is recorded for the portion, if any, that is not likely to be realized.

3. RELATED PARTY TRANSACTIONS

Substantially all expenses, exclusive of commissions, clearance and execution, and regulatory fees and expenses, relate to charges from MetLife. The Company's results of operations may not necessarily be indicative of those which would have resulted had the Company operated as an independent entity.

During the eight months ended August 30, 2012, the Company received a $6 million equity contribution from its parent. During the eight months ended August 30, 2013, the Company paid a $5 million dividend to its parent.

The Company also received payments from affiliates to support the marketing of MetLife insurance products. For the eight months ended August 30, 2013 and 2012, the Company recognized $117,198 and $267,378, respectively of marketing support fees from affiliates.

MetLife provides services and support functions, including, but not limited to, payroll, legal, compliance and other general corporate services and charges the Company its allocated portion of such costs, which are included in overhead charges from affiliates. In addition, the Company is allocated costs related to information systems, which are included in network support and data processing. For the eight months ended August 30, 2013, such overhead charges and network support and data processing charged to the Company were $2,554,054 and $1,974,144, respectively. For the eight months ended August 30, 2012, such overhead charges and network support and data processing charged to the Company were $2,759,517 and $2,043,258, respectively. Employee compensation and benefits for the eight months ended August 30, 2013 and 2012

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

3. RELATED PARTY TRANSACTIONS  – (continued)

include $3,900,346 and $4,283,321, respectively for payroll related costs including costs related to employee benefit plan and stock-based compensation.

MetLife disburses compensation and other amounts on behalf of the Company, for which the Company reimburses MetLife. Due to affiliates represents amounts due to MetLife for allocated services and support functions, and amounts disbursed by MetLife on behalf of the Company.

Preferred Stock — All of the Company’s outstanding preferred stock is owned by MetLife, Inc., which is entitled to dividends, on a cumulative basis. Series A preferred stock was issued on June 4, 1998 and earns cash dividends at a rate of 5.541% per annum, payable semi-annually on June 4 and December 4 beginning on December 4, 1998. Series B preferred stock was issued October 26, 2001 and earns annual cash dividends at a rate of 5% beginning October 1, 2002. Dividends are declared and payable only when the Company realizes net profits. To date, no dividends have been declared or paid on the preferred stock. The preferred stock has a liquidation preference of $100 per share and is redeemable only at the option of the Company.

4. REGULATORY REQUIREMENTS

As a broker-dealer, the Company is subject to the SEC’s Uniform Net Capital Rule (“Rule 15c3-1”) under the 1934 Act which requires the maintenance of minimum net capital, as defined. The Company calculates net capital under the alternative method permitted by Rule 15c3-1, which defines the Company’s minimum net capital as the greater of 2% of aggregate debit balances arising from customer transactions pursuant to Rule 15c3-3 under the 1934 Act, or $250,000. At August 30, 2013 and 2012, the Company had net capital of $5,329,926 and $37,304,300, respectively which was $5,079,926 and $37,054,300 in excess of the requirement of $250,000.

Proprietary accounts held at the clearing broker (“PAIB Assets”) are considered allowable assets in the net capital computation pursuant to an agreement between the Company and the clearing broker which requires, among other things, the clearing broker to perform a computation for PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3 under the 1934 Act.

5. EMPLOYEE BENEFIT PLANS AND STOCK BASED COMPENSATION

MetLife sponsors and administers defined benefit and defined contribution pension plans. For the defined benefit plan, the benefits are based on years of credited service and final average earning history. The Company was allocated $603,653 and $621,575 during the eight months ended August 30, 2013 and 2012, respectively related to the defined benefit plan. MetLife matches employee contributions to its defined contribution plan and charged the Company $78,133 and $85,561 for the eight months ended August 30, 2013 and 2012. Certain employees receive stock-based compensation related to the common stock of MetLife, Inc. The Company was allocated $99,185 and $92,747, respectively, during the eight months ended August 30, 2013 and 2012 related to such stock-based compensation.

All such amounts are presented as employee compensation and benefits on the statement of operations.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

6. INCOME TAXES

The income tax benefit for the eight months ended August 30, 2013 and 2012 consist of the following:

	8/30/2013	8/30/2012
Current income tax benefit:
Federal	$(856,958)	$(1,218,424)
State	(28,796)	(1,019)
	(885,754)	(1,219,443)
Deferred income tax expense:
Federal	8	35,000
State	—	—
	8	35,000
Income tax benefit	$(885,746)	$(1,184,443)

7. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of litigation matters. In some of the matters, large and/or indeterminate amounts are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain with any degree of certainty. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of August 30, 2013 and 2012. While the potential future charges could be material in the particular annual period in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.

A putative class-action complaint was brought in New Jersey state court by two plaintiffs alleging that the Company inappropriately sold them variable annuities without Guaranteed Minimum Income Benefit (“GMIB”) riders. The Company filed a motion to dismiss the complaint which the Court denied.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

7. COMMITMENTS AND CONTINGENCIES  – (continued)

Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's financial statements have arisen in the course of the Company's business. Further, regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable laws and regulations.

It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's results of operations or cash flows.

8. SECURED DEMAND NOTE

At August 30, 2012, the Company was party to two Secured Demand Note Collateral Agreements (“SDNs”) with MetLife Insurance Company of Connecticut (“MICC”) pursuant to which MICC transferred securities to the Company to collateralize MICC's obligation to lend $26 million to the Company.

The Company transferred the securities to MICC in 2013, thereby cancelling both SDNs in 2013.

One SDN with a principal amount of $13 million was scheduled to mature on April 30, 2013, and another SDN with a principal amount of $13 million was scheduled to mature on April 30, 2015. The SDNs bore interest at 0.5% per annum.

At August 30, 2012, the collateral for both SDNs consisted of U.S. Government securities with a fair value approximating $33.1 million. The Company has not exercised its right to sell or re-pledge the collateral.

The SDNs provided the Company with additional regulatory capital toward meeting the minimum net capital requirement under Rule 15c3-1, subject to the rule’s “Debt-Equity Ratio” requirements which limits to 90 days the period of time that the percentage of regulatory capital which a broker-dealer obtains through the use of certain SDNs can exceed 70%. At August 30, 2012, the Company's Debt-Equity Ratio was 63%.

The corresponding liabilities “Notes payable under subordinated secured demand note collateral agreements” are subordinate to the claims of the general creditors. To the extent that the subordinated borrowings are required for the Company’s continued compliance with the minimum net capital requirements under Rule 15c3-1, they may not be repaid.

WALNUT STREET SECURITIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED AUGUST 30, 2013 AND 2012

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company engages in brokerage transactions that settle in accordance with industry practice. In the event a customer or counterparty is unable to fulfill its contracted obligations, the Company might be required to liquidate the transaction for its own account. Additionally, the agreements between the Company and its clearing broker provide that the Company is obligated to assume any responsibility related to nonperformance by its customers. The Company seeks to control the risk associated with nonperformance by monitoring all customer activity and reviewing information it receives from its clearing broker on a daily basis. Although the right of the clearing broker to charge the Company applies to all trades executed through the clearing broker, the Company believes that there is no reasonable amount assignable to its obligations pursuant to this right as any such obligation would be based upon the future non-performance by one or more counterparties. Accordingly, at August 30, 2013 and 2012, the Company has recorded no liabilities with respect to these obligations.

Certain securities transactions in the normal course of business may also give rise to off-balance sheet market risk. Securities sold, but not yet purchased by the Company involve an obligation to purchase securities at a future date. The Company may incur a loss if the market value of the securities increases. To mitigate the risk of losses, long and short positions are marked-to-market daily and are continuously monitored by management.

10. SUBSEQUENT EVENTS

As of August 30, 2013, Cetera Advisor Networks, LLC, a subsidiary of Cetera Financial Group, Inc., a wholly owned subsidiary of Cetera Financial Holdings, Inc., acquired the Company. The Company withdrew its registration with FINRA and no longer executes or clears its brokerage transactions through Pershing as agent.

* * * * *

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED FINANCIAL STATEMENTS
For the Years Ended
December 31, 2012 and 2011
With
Independent Auditor's Report

INDEPENDENT AUDITOR'S REPORT

To the Members
J.P. Turner & Company, L.L.C. and
J.P. Turner & Company Capital Management, LLC

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of J.P. Turner & Company, L.L.C. and J.P. Turner & Company Capital Management, LLC which comprise the combined statements of financial condition as of December 31, 2012 and 2011 and the related combined statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entities’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of J.P. Turner & Company, L.L.C. and J.P. Turner & Company Capital Management, LLC as of December 31, 2012 and 2011 and the results of their combined operations and their combined cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

January 29, 2014
Atlanta, Georgia

RUBIO CPA, PC

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF FINANCIAL CONDITION
December 31, 2012 and 2011

ASSETS

	2012	2011
Cash and cash equivalents	$1,993,274	$932,415
Receivable from broker-dealers (Note I)	5,020,701	5,553,532
Deposits with clearing broker-dealer (Note I)	250,000	250,000
Advances to brokers (Note B)	1,131,908	1,531,448
Securities owned, at estimated fair value (Notes E and F)	1,212,417	356,093
Office furniture and equipment, at cost, less accumulated depreciation of $1,520,790 and $1,472,790 (Note C)	74,758	82,678
Customer list, less valuation reserve of $720,000 and $666,000 (Note J)	—	54,000
Due from related parties	6,231	4,805
Other	320,333	481,693
	$10,009,622	$9,246,664

LIABILITIES AND MEMBERS’ EQUITY

	2012	2011
Liabilities:
Accounts payable	$284,720	$305,875
Accrued commissions	3,850,915	3,349,518
Securities sold, but not yet purchased, at market value (Notes E and F)	33,937	489,027
Accrued litigation cost (Note G)	1,344,552	1,291,594
Other accrued liabilities	336,900	231,253
Deferred rent liability (Note C)	276,204	460,866
Total Liabilities	6,127,228	6,128,133
Members’ Equity (Note D):
Paid in capital	1,487,982	1,487,982
Retained earnings	37,743,169	36,307,961
Accumulated distributions	(35,348,757)	(34,677,412)
Total Members’ Equity	3,882,394	3,118,531
	$10,009,622	$9,246,664

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2012 and 2011

	2012	2011
Revenues:
Commissions	$67,695,778	$62,284,925
Investment banking	2,398,342	5,045,930
Trading	618,749	1,366,678
Total revenues	70,712,869	68,697,533
Expenses:
Employee compensation and benefits	5,795,205	5,337,980
Commissions, clearing costs and investment banking	58,156,712	58,337,033
Communications and data processing	882,889	1,032,237
Occupancy (Note C)	852,304	864,525
Other	3,590,551	4,621,966
Total expenses	69,277,661	70,193,741
Net income (loss)	$1,435,208	$(1,496,208)

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2012 and 2011

	2012	2011
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$1,435,208	$(1,496,208)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,000	48,360
Amortization and write-off of employee advances	225,636	665,304
Writedown of customer list	54,000	72,000
Changes in assets and liabilities:
(Increase) decrease in:
Receivables	532,831	1,731,409
Securities owned	(856,324)	909,607
Advances to employees and members, net	173,904	709,705
Other assets	161,360	61,451
Due from related parties	(1,426)	(4,805)
Increase (decrease) in:
Accounts payable	(21,155)	42,293
Accrued commissions	501,397	(988,607)
Litigation accrual	52,958	(312,815)
Other liabilities	105,647	(233,322)
Accrued rent	(184,662)	(89,481)
Securities sold, not yet purchased	(455,090)	42,739
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,772,284	1,157,630
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(40,080)	(23,253)
NET CASH USED BY INVESTING ACTIVITIES	(40,080)	(23,253)
CASH FLOW FROM FINANCING ACTIVITIES:
Distributions to members	(671,345)	(1,191,002)
Payment of capital lease obligation	—	(13,989)
NET CASH USED BY FINANCING ACTIVITIES	(671,345)	(1,205,991)
NET INCREASE (DECREASE) IN CASH	1,060,859	(71,614)
Cash at beginning of year	932,415	1,004,029
Cash at end of year	$1,993,274	$932,415
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$8,964	$12,414

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED STATEMENT OF CHANGES IN MEMBERS' EQUITY
For the Years Ended December 31, 2012 and 2011

	Paid-in Capital	Accumulated Distributions	Retained Earnings	Total
Balance, December 31, 2010	$1,487,982	$(33,486,410)	$37,804,169	$5,805,741
Net income (loss)			(1,496,208)	(1,496,208)
Distributions to members		(1,191,002)	—	(1,191,002)
Balance, December 31, 2011	1,487,982	(34,677,412)	36,307,961	3,118,531
Net income			1,435,208	1,435,208
Distributions to members		(671,345)	—	(671,345)
Balance, December 31, 2012	$1,487,982	$(35,348,757)	$37,743,169	$3,882,394

The accompanying notes are an integral part of these financial statements.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:  J.P. Turner & Company, L.L.C. was organized as a Limited Liability Company and began business as an independent registered broker-dealer in 1997. The Company is a member of the Financial Industry Regulatory Authority. The Company’s activities have primarily been in the area of providing investment banking and securities brokerage services to the public from offices located throughout the United States of America.

J.P. Turner & Company Capital Management, LLC is organized as Limited Liability Company that began business as an independent Registered Investment Advisory firm in 2006. The Company’s activities are primarily related to management of investments in exchange for fixed fees. The Company’s sales reps are also licensed through J.P. Turner & Company L.L.C. to provide brokerage services.

Basis of Presentation:  The combined financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principals.

Basis of Combination:  The accompanying combined financial statements include the combined accounts and transactions of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC. The companies have essentially the same owners/stockholders. Each company is a separate limited liability entity and, as such, is responsible for and maintains custody of, its own financial resources. All significant affiliate and interentity accounts and transactions have been eliminated.

Depreciation:  Depreciation is provided on a straight-line basis using estimated useful lives of five to seven years.

Income Taxes:  The Companies are Limited Liability Companies that have elected to be taxed as S Corporations under Internal Revenue Code regulations. Therefore, the income or losses of the Companies flow through to and are taxable to its members/stockholders and no liability for income taxes is reflected in the accompanying financial statements.

The Companies have adopted the provisions of FASB Accounting Standards Codification 740-10, Accounting for Uncertainty in Income Taxes. Under ASC 740-10, the Companies are required to evaluate each of their tax positions to determine if they are more likely than not to be sustained if the taxing authority examines the respective position. A tax position includes an entity’s status, including its status as a pass-through entity, and the decision not to file a tax return. The Companies have evaluated each of their tax positions and have determined that no provision or liability for income taxes is necessary.

The Companies, which file income tax returns in the U.S. federal jurisdiction and various state jurisdictions, are no longer subject to U.S. federal income tax examination by tax authorities for years before 2010.

Securities Transactions:  Proprietary securities transactions in regular-way trades are recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Companies are recorded on a trade date basis. Customers' securities and commodities transactions are reported on a trade date basis with related commission income and expenses reported on a trade date basis.

Securities owned are valued at market value, and securities owned, that are not readily marketable, are valued at fair value as determined by management.

Consideration of Credit Risk:  The Companies maintains their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash equivalents consist of highly liquid investments purchased with a maturity date of three months or less, that are not held for sale in the ordinary course of business.

Estimates:  The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates in determining assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Investment Banking:  Investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities and debt offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing advisory services. Investment banking fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

Date of Management’s Review — Subsequent events were evaluated through January 29, 2014, which is the date the financial statements were available to be issued.

Receivables:  Receivables are uncollaterized obligations due under normal trade terms. The carrying amount of receivables may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews all receivable balances and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. Management believes that the receivables recorded at December 31, 2012 and 2011 are fully collectable and are therefore stated at net realizable value.

NOTE B — ADVANCES TO BROKERS

At December 31, 2012 and 2011, approximately $390,000 and $850,000, respectively, of the advances to brokers are supported by non-interest bearing notes receivable which are to be forgiven by the Company as compensation if the brokers meet certain performance criteria or remain registered at the Company through certain dates in the future. These balances are charged to compensation during the term of the respective agreements.

NOTE C — LEASES

Operating leases:

The Company leases its office facilities and other property under operating leases. Operating lease expense for 2012 and 2011 was approximately $783,000 and $799,000, respectively.

At December 31, 2012, the future minimum lease payments under office facilities leases are as follows:

2013	$750,000
2014	732,000
2015	96,000
Total	$1,578,000

During 2003 and 2005, the Companies entered into office premises leases that contained periods of free rent. The deferred rent liability arises from allocation of the rent payments due in future periods to the free-rent period.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE D — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

As securities brokers, the Companies are engaged in buying and selling securities for a diverse group of individuals and other entities. The Companies’ transactions are collateralized and are executed with and on behalf of its customers, including other brokers and dealers and other financial institutions.

The Companies introduce all customer transactions in securities traded in U.S. securities markets to other firms on a fully disclosed basis. The agreement between the Companies and their clearing brokers provides that the Companies are obligated to assume any exposure related to non-performance by customers or counter parties. The Companies monitor clearance and settlement of all customer transactions on a daily basis.

The Companies’ exposure to credit risk associated with the non-performance of customers and counter parties in fulfilling their contractual obligations pursuant to these securities transactions can be directly impacted by volatile trading markets which may impair the customer’s or counter party’s ability to satisfy their obligations to the Companies. In the event of non-performance the Companies may be required to purchase or sell financial instruments at unfavorable market prices resulting in a loss to the Companies. The Companies do not anticipate non-performance by customers and counter parties in the above situations.

The Companies have sold securities that they do not currently own and will therefore be obligated to purchase such securities at a future date. The Companies have recorded these obligations in the financial statements at December 31, 2012 and 2011 at fair values of the related securities and will incur a loss if the fair value of the securities increases subsequent to the end of the fiscal years.

In the normal course of business, the Companies’ customer activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Companies to off-balance-sheet-risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Companies have to purchase or sell the financial instrument underlying the contract at a loss.

NOTE E — FAIR VALUE

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.

Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Companies have the ability to access.
•	Level 2 inputs are inputs (other than quoted prices included within level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 are unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE E — FAIR VALUE  – (continued)

The following table presents the Companies’ fair value hierarchy for those assets and liabilities measured at fair value as of December 31, 2012.

	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Assets:
Securities owned:
Municipal bonds	$985,351	$985,351	$—	$—
Equities	227,066	227,066	—	—
	$1,212,417	$1,212,417	$—	$—
Liabilities:
Securities sold, not yet purchased:
Equities	$33,937	$33,937	$—	$—
	$33,937	$33,937	$—	$—

The following table presents the Companies’ fair value hierarchy for those assets and liabilities measured at fair value as of December 31, 2011.

	Fair Value Measurements December 31, 2011	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Assets:
Securities owned:
Municipal bonds	$247,765	$247,765	$—	$—
Equities	108,328	108,328	—	—
	$356,093	$356,093	$—	$—
Liabilities:
Securities sold, not yet purchased:
Municipal bonds	$323,317	$323,317	$—	$—
Equities	165,710	165,710	—	—
	$489,027	$489,027	$—	$—

Fair value of investments securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available. If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE F — SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 2012 consist of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Assets:
Municipal bonds	$977,957	$7,394	$—	$985,351
Equities	198,667	28,399	—	227,066
	$1,176,624	$35,793	$—	$1,212,417
Liabilities:
Securities sold, not yet purchased:
Equities	$33,937	$—	$(2)	$33,939
	$33,937	$—	$(2)	$33,939

The municipal bond maturities range from 19 to 37 years.

There were no securities impaired at December 31, 2012.

Securities available for sale at December 31, 2011 consist of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Assets:
Municipal bonds	$239,944	$7,821	$—	$247,765
Equities	102,014	—	(22,343)	79,671
Real estate investment trust	28,650	7	—	28,657
	$370,608	$7,828	$(22,343)	$356,093
Liabilities:
Securities sold, not yet purchased:
Municipal bonds	$328,167	$—	$(4,850)	$323,317
Equities	215,650	—	(49,940)	165,710
	$543,817	$—	$(54,790)	$489,027

The municipal bond maturities range from 19 to 37 years.

There were no securities impaired at December 31, 2011.

NOTE G — CONTINGENCIES

J.P. Turner & Company, L.L.C. is engaged in various litigation and arbitrations incurred in the normal course of business. At December 31, 2012 and 2011, the Company has accrued approximately $1,345,000 and $1,292,000 respectively, for the expected cost to settle litigation and arbitrations in progress, after estimated reimbursements from insurance carriers and employed brokers, and reduction of claims to estimated losses.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2012 and 2011

NOTE H — RETIREMENT PLAN

J.P. Turner & Company, L.L.C. has adopted a profit sharing plan with a 401(k) feature covering substantially all employees. Contributions by the Company are at the discretion of the members. No Company contributions were authorized for 2012 and 2011.

NOTE I — CLEARING BROKER-DEALER

J.P. Turner & Company, L.L.C. clears all of its proprietary and customer transactions through a clearing broker-dealer on a fully disclosed basis. The fully disclosed correspondent/clearing agreements requires a deposit of $250,000. Provided that J.P. Turner & Company, L.L.C. is not in default of its obligations or liabilities to the clearing firm, the clearing firm will return the security deposits following termination of the fully disclosed correspondent/clearing arrangement.

J.P. Turner & Company, L.L.C. fully disclosed clearing agreement with its clearing broker dealer requires that the J.P. Turner & Company, LLC maintain net capital of not less than $1,500,000.

NOTE J — CUSTOMER LIST

During September 2002, a company related to J.P. Turner & Company, LLC through common ownership acquired certain customers of a Denver, Colorado based broker-dealer. The related company contributed the customers acquired to the Company as a capital contributions at the time of acquisition. The purchase price was $720,000 and this amount was recorded as an intangible asset and capital contribution.

During 2012 and 2011, the customer list was evaluated for impairment in accordance with FASB ASC 350. Impairment is measured by comparing the fair value of the customer list to its carrying value. If the fair value is less than the recorded amount, impairment exists and the impairment amount is written off. Management believes that the customers on the customer list are subject to attrition over time in the ordinary course of business. Accordingly, estimated impairment during 2012 and 2011 of approximately 10% of the purchase price of the list was charged to operations in the accompanying financial statements.

J.P. TURNER & COMPANY, LLC

AND

J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

COMBINED FINANCIAL STATEMENTS

AS SEPTEMBER 30, 2013

JPT CO LLC/JPT CAPITAL MGMT

Balance Sheet
9 months ended September 30, 2013

ASSETS

September 30, 2013
Advances to Brokers	1,024,354
Cash and Cash Equivalents	3,452,110
Deposit with Clearing Broker Dealer	250,000
Fees Receivable	359,871
Office furniture and equipment at cost less accd depreciation	125,259
Other Receivables	176,990
Pre – Paid Assets	632,820
Receivable from Broker Dealers	5,954,883
Securities Owned at estimated Fair Market Value	213,610
Total Assets	12,189,897

LIABILITIES AND MEMBERS' EQUITY

September 30, 2013
Liabilities:
Accounts Payable	579,724
Accrued Commissions	4,101,569
Accrued Litigation	3,383,712
Deferred Rent Liabililty	189,118
Other Accrued Liabilities	496,769
Securites Sold, but not yet purchased	37,509
Total Liabilities	8,788,400
Members' Equity:
Accumulated Distributions	-36,804,058
Paid In Capital	1,487,981
Retained Earnings	38,717,574
Total Members' Equity	3,401,497
Total Liabilities and Members' Equity	12,189,897

JPT CO LLC/JPT CAPITAL MGMT

Statement of Income
9 months ended September 30, 2013

September 30, 2013
Revenues:
Advisory Fees	3,747,839
Commissions	47,332,472
Customer Fees/Charges	1,989,528
Investment Banking	1,830,517
Marketing Revenue	3,527,774
Registered Rep Charges	1,752,270
Trading	2,076,921
Total Revenues	62,257,320
Expenses:
Clearing Expense	637,781
Commission Expense	49,049,989
Communications and Data Processing	886,549
Employee compensation and benefits	4,439,410
Occupancy	548,361
Other	5,720,827
Total Expenses	61,282,916
Net Income (loss)	974,404

JPT CO LLC/JPT CAPITAL MGMT

STATEMENT OF CASH FLOWS
9 months ended September 30, 2013

Sept 30 2013
Cash Flow From Operations
Net Earnings	974,404
Additions to Cash
Depreciation/Amortization Furniture Equipment	36,000
Amortization 2012 Prepaid Ins Balance	173,744
Amortization 2013 Prepaid Ins Balance	774,879
Prepaid Insurance added 2013 E&O new policy	(1,328,313)
Increase in Accounts Receivable	(1,277,746)
Increase in Accounts Payable	2,589,332
Decrease in Securities Owned	998,807
Increase in Securities Short	3,572
Purchases of Property and Equipment	(86,501)
Distributions to Members	(1,455,301)
Net Change in Cash	1,402,877
Cash December 2012	1,993,274
Cash September 2013	3,396,151
Increase in Cash	1,402,877

JPT CO LLC/JPT CAPITAL MGMT

STATEMENT OF CHANGES IN MEMBERS' EQUITY
For the 9 months Ended September 30, 2013

	Paid-in Capital	Accumulated Distributions	Earnings	Total
Balance, December 31, 2012	1,487,982	-35,348,757	37,743,169	3,882,394
Net income			974,404	974,404
Distributions to members		-1,455,301		-1,455,301
Balance, September 30, 2013	1,487,982	-36,804,058	38,717,573	3,401,497

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
September 30, 2013

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:  J.P. Turner & Company, L.L.C. was organized as a Limited Liability Company and began business as an independent registered broker-dealer in 1997. The Company is a member of the Financial Industry Regulatory Authority. The Company’s activities have primarily been in the area of providing investment banking and securities brokerage services to the public from offices located throughout the United States of America.

J.P. Turner & Company Capital Management, LLC is organized as Limited Liability Company that began business as an independent Registered Investment Advisory firm in 2006. The Company’s activities are primarily related to management of investments in exchange for fixed fees. The Company’s sales reps are also licensed through J.P. Turner & Company L.L.C. to provide brokerage services.

Basis of Presentation:  The combined financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principals.

Basis of Combination:  The accompanying combined financial statements include the combined accounts and transactions of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC. The companies have essentially the same owners/stockholders. Each company is a separate limited liability entity and, as such, is responsible for and maintains custody of, its own financial resources. All significant affiliate and interentity accounts and transactions have been eliminated.

Depreciation:  Depreciation is provided on a straight-line basis using estimated useful lives of five to seven years.

Income Taxes:  The Companies are Limited Liability Companies that have elected to be taxed as S Corporations under Internal Revenue Code regulations. Therefore, the income or losses of the Companies flow through to and are taxable to its members/stockholders and no liability for income taxes is reflected in the accompanying financial statements.

The Companies have adopted the provisions of FASB Accounting Standards Codification 740-10, Accounting for Uncertainty in Income Taxes. Under ASC 740-10, the Companies are required to evaluate each of their tax positions to determine if they are more likely than not to be sustained if the taxing authority examines the respective position. A tax position includes an entity’s status, including its status as a pass-through entity, and the decision not to file a tax return. The Companies have evaluated each of their tax positions and have determined that no provision or liability for income taxes is necessary.

The Companies, which file income tax returns in the U.S. federal jurisdiction and various state jurisdictions, are no longer subject to U.S. federal income tax examination by tax authorities for years before 2010.

Securities Transactions:  Proprietary securities transactions in regular-way trades are recorded on the trade date, as if they had settled. Profit and loss arising from all securities and commodities transactions entered into for the account and risk of the Companies are recorded on a trade date basis. Customers' securities and commodities transactions are reported on a trade date basis with related commission income and expenses reported on a trade date basis.

Securities owned are valued at market value, and securities owned, that are not readily marketable, are valued at fair value as determined by management.

Consideration of Credit Risk:  The Companies maintains their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
September 30, 2013

NOTE A — NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash equivalents consist of highly liquid investments purchased with a maturity date of three months or less, that are not held for sale in the ordinary course of business.

Estimates:  The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates in determining assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Investment Banking:  Investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities and debt offerings in which the Company acts as an underwriter or agent. Investment banking revenues also include fees earned from providing advisory services. Investment banking fees are recorded on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

Receivables:  Receivables are uncollaterized obligations due under normal trade terms. The carrying amount of receivables may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews all receivable balances and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. Management believes that the receivables recorded at September 30, 2013 are fully collectable and are therefore stated at net realizable value.

NOTE B — ADVANCES TO BROKERS

At September 30, 2013, approximately $290,000, of the advances to brokers are supported by non-interest bearing notes receivable which are to be forgiven by the Company as compensation if the brokers meet certain performance criteria or remain registered at the Company through certain dates in the future. These balances are charged to compensation during the term of the respective agreements.

NOTE C — LEASES

Operating leases:

The Company leases its office facilities and other property under operating leases. Operating lease expense as of September 30, 2013 was approximately $562,500.

At September 30, 2013, the future minimum lease payments under office facilities leases are as follows:

2013	$187,500
2014	732,000
2015	96,000
Total	$1,015,500

During 2003 and 2005, the Companies entered into office premises leases that contained periods of free rent. The deferred rent liability arises from allocation of the rent payments due in future periods to the free-rent period.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
September 30, 2013

NOTE D — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

As securities brokers, the Companies are engaged in buying and selling securities for a diverse group of individuals and other entities. The Companies’ transactions are collateralized and are executed with and on behalf of its customers, including other brokers and dealers and other financial institutions.

The Companies introduce all customer transactions in securities traded in U.S. securities markets to other firms on a fully disclosed basis. The agreement between the Companies and their clearing brokers provides that the Companies are obligated to assume any exposure related to non-performance by customers or counter parties. The Companies monitor clearance and settlement of all customer transactions on a daily basis.

The Companies’ exposure to credit risk associated with the non-performance of customers and counter parties in fulfilling their contractual obligations pursuant to these securities transactions can be directly impacted by volatile trading markets which may impair the customer’s or counter party’s ability to satisfy their obligations to the Companies. In the event of non-performance the Companies may be required to purchase or sell financial instruments at unfavorable market prices resulting in a loss to the Companies. The Companies do not anticipate non-performance by customers and counter parties in the above situations.

The Companies have sold securities that they do not currently own and will therefore be obligated to purchase such securities at a future date. The Companies have recorded these obligations in the financial statements at September 30, 2013 at fair values of the related securities and will incur a loss if the fair value of the securities increases subsequent to the end of the fiscal years.

In the normal course of business, the Companies’ customer activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Companies to off-balance-sheet-risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Companies have to purchase or sell the financial instrument underlying the contract at a loss.

NOTE E — FAIR VALUE

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.

Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Companies have the ability to access.
•	Level 2 inputs are inputs (other than quoted prices included within level 1) that are observable for the asset or liability, either directly or indirectly.
•	Level 3 are unobservable inputs for the asset or liability and rely on management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

J.P. TURNER & COMPANY, L.L.C.
AND
J.P. TURNER & COMPANY CAPITAL MANAGEMENT, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS
September 30, 2013

NOTE E — FAIR VALUE  – (continued)

The following table presents the Companies’ fair value hierarchy for those assets and liabilities measured at fair value as of September 30, 2013.

	Fair Value Measurements September 30, 2013	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Assets:
Securities owned:
Municipal bonds	$60,576	$60,576	$—	$—
Equities	153,034	153,034	—	—
	$213,610	$213,610	$—	$—
Liabilities:
Securities sold, not yet purchased:
Municipal bonds	$37,509	$37,509	—	—
	$37,509	$37,509	$—	$—

Fair value of investments securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available. If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The municipal bond maturities range from 19 to 34 years.

There were no securities impaired at September 30, 2013.

NOTE F — CONTINGENCIES

J.P. Turner & Company, L.L.C. is engaged in various litigation and arbitrations incurred in the normal course of business. At September 30, 2013, the Company has accrued approximately $3,383,700, for the expected cost to settle litigation and arbitrations in progress, after estimated reimbursements from insurance carriers and employed brokers, and reduction of claims to estimated losses.

NOTE G — RETIREMENT PLAN

J.P. Turner & Company, L.L.C. has adopted a profit sharing plan with a 401(k) feature covering substantially all employees. Contributions by the Company are at the discretion of the members. No Company contributions were authorized for 2013.

NOTE H — CLEARING BROKER-DEALER

J.P. Turner & Company, L.L.C. clears all of its proprietary and customer transactions through a clearing broker-dealer on a fully disclosed basis. The fully disclosed correspondent/clearing agreements requires a deposit of $250,000. Provided that J.P. Turner & Company, L.L.C. is not in default of its obligations or liabilities to the clearing firm, the clearing firm will return the security deposits following termination of the fully disclosed correspondent/clearing arrangement.

J.P. Turner & Company, L.L.C. fully disclosed clearing agreement with its clearing broker dealer requires that the J.P. Turner & Company, LLC maintain net capital of not less than $1,500,000.

First Allied Holdings Inc.

Consolidated Financial Statements
Year Ended December 31, 2012 and for the
period August 1, 2011 to December 31, 2011

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

First Allied Holdings Inc.

Contents

Independent Auditor’s Report

The Board of Directors
First Allied Holdings Inc.

We have audited the accompanying consolidated financial statements of First Allied Holdings Inc., which comprise the consolidated statement of financial condition as of December 31, 2012 and 2011, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2012 and for the period August 1, 2011 to December 31, 2011 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Allied Holdings Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and for the period August 1, 2011 to December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

Richmond, Virginia
April 30, 2013
Except Note 13 which is February 8, 2014

First Allied Holdings Inc.

Consolidated Statements of Financial Condition
December 31, 2012 and 2011

December 31,	2012	2011
Assets
Cash and cash equivalents	$13,594,013	$14,361,768
Receivable from clearing brokers	3,686,387	2,877,957
Securities owned, at market value	48,247	676,277
Notes receivable, net	9,034,612	6,991,676
Other receivables	2,421,388	1,850,009
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $472,101 and $123,293 respectively	1,000,431	1,103,458
Deferred tax assets, net	5,577,976	5,883,665
Goodwill	25,435,808	25,277,822
Intangibles, net	11,498,807	11,556,447
Prepaids and other assets	2,811,221	3,175,798
Total assets	$75,108,890	$73,754,877

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Financial Condition
December 31, 2012 and 2011

December 31,	2012	2011
Liabilities and Stockholders’ Equity
Liabilities
Commissions payable	$5,668,780	$4,186,579
Accounts payable and other liabilities	7,788,473	6,970,432
Unearned revenue	1,588,280	817,073
Income taxes payable	—	169,179
Securities sold, not yet purchased, at market value	336,573	111,126
Unfavorable lease	5,267,838	6,324,405
Term loan	10,800,000	12,000,000
Line of credit	547,450	1,547,450
Notes payable	223,154	401,678
Total liabilities	32,220,548	32,527,922
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; authorized 65,000,000 shares; issued and outstanding 46,340,050 shares	4,634	4,462
Additional paid-in capital	46,960,230	44,669,494
Stockholder receivables	(1,007,257)	(673,500)
Accumulated deficit	(3,069,265)	(2,773,501)
Total stockholders’ equity	42,888,342	41,226,955
Total liabilities and stockholders’ equity	$75,108,890	$73,754,877

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Operations
Year Ended December 31, 2012 and For Period August 1, 2011 to
December 31, 2011

	December 31, 2012	August 1, 2011 to December 31, 2011
Revenues
Commissions	$127,797,250	$16,863,112
Investment advisory income	71,426,087	11,871,312
Principal transactions, net	9,654,604	1,475,913
Clearance fee income	7,130,343	1,178,625
Sponsorship fees	5,346,353	764,684
Insurance income	4,689,787	992,651
Interest	3,924,094	641,186
Pension administration	2,924,756	133,206
Other	8,154,597	1,311,837
Total revenues	241,047,871	35,232,526
Expenses
Commissions	180,058,856	26,144,782
Compensation and benefits	29,015,722	5,227,399
Professional services	4,111,947	2,598,275
Promotional	3,498,180	423,815
Clearing and exchange fees	3,249,308	448,203
Occupancy and equipment	3,240,080	556,323
Communications and data processing	2,992,171	662,133
Outsourced administrative fees	2,625,879	428,317
Travel and entertainment	1,040,171	440,331
Amortization of intangibles	1,641,813	259,553
Amortization of notes receivable	874,464	151,091
Depreciation and amortization	348,809	55,361
Interest	378,046	77,236
Other	8,075,122	1,601,208
Total expenses	241,150,568	39,074,027
Loss before income tax provision (benefit)	(102,697)	(3,841,501)
Income tax provision (benefit)	193,067	(1,068,000)
Net loss	$(295,764)	$(2,773,501)

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Stockholder Receivables	Accumulated Deficit	Total
	Shares	Amount
Balance, August 1, 2011	—	$—	$—	$—	$—	$—
Issuance of stock	44,622,550	4,462	44,618,088	—	—	44,622,550
Issuance of stock options	—	—	51,406	—	—	51,406
Issuance of notes	—	—	—	(673,500)	—	(673,500)
Net loss	—	—	—	—	(2,773,501)	(2,773,501)
Balance, December 31, 2011	44,622,550	4,462	44,669,494	(673,500)	(2,773,501)	41,226,955
Issuance of stock	1,967,500	197	1,967,303	—	—	1,967,500
Repurchase & retirement of stock and note	(250,000)	(25)	(249,975)	250,000	—	—
Issuance of stock options	—	—	573,408	—	—	573,408
Issuance of notes	—	—	—	(583,757)	—	(583,757)
Net loss	—	—	—	—	(295,764)	(295,764)
Balance, December 31, 2012	46,340,050	$4,634	$46,960,230	$(1,007,257)	$(3,069,265)	$42,888,342

See accompanying notes to financial statements.

First Allied Holdings Inc.

Consolidated Statement of Cash Flows
Year Ended December 31, 2012 and For Period August 1, 2011 to
December 31, 2011

	December 31, 2012	August 1, 2011 to December 31, 2011
Operating activities
Net loss	$(295,764)	$(2,773,501)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of notes receivable	874,464	151,091
Depreciation and amortization	348,809	55,361
Amortization of intangibles	1,641,813	259,553
Stock based compensation	573,408	51,406
Deferred taxes, net	306,856	(1,210,169)
Changes in operating assets and liabilities:
Receivables from clearing brokers, net	(808,430)	12,267,387
Securities owned	628,030	(555,954)
Other receivables	(905,136)	(1,001,437)
Other assets	364,576	6,575,709
Commissions payable	1,482,200	(3,483,940)
Accounts payable and other liabilities	(741,493)	(10,321,328)
Income taxes payable	(169,179)	132,179
Securities sold, not yet purchased	225,447	17,699
Net cash provided by operating activities	3,525,601	164,056
Investing activities
Cash paid for acquisitions	(469,151)	(43,470,717)
Issuance of notes receivable	(3,733,774)	(306,632)
Paydown of notes receivable	816,374	—
Purchases of furniture, equipment, and leasehold improvements	(245,782)	(165,185)
Net cash used in investing activities	(3,632,333)	(43,942,534)
Financing activities
Borrowings on term loan	—	12,000,000
Borrowings on line of credit	—	3,500,000
Principal payment on term loan	(1,200,000)	—
Paydown on line of credit	(1,000,000)	(1,952,550)
Paydown of notes payable	(178,523)	(29,754)
Issuance of common stock	1,717,500	44,622,550
Net cash (used in) provided by financing activities	(661,023)	58,140,246
Net increase (decrease) in cash and cash equivalents	(767,755)	14,361,768
Cash and cash equivalents, beginning of period	14,361,768	—
Cash and cash equivalents, end of year	$13,594,013	$14,361,768
Supplemental disclosure of non-cash investing and financing activities
Acquisition of certain customer accounts with a notes payable	$1,274,174	$—
Issuance of common stock for stockholder receivable	$600,000	$670,000
Supplemental cash flow information
Cash paid for interest	$466,485	$—
Cash paid for income taxes	$66,127	$—

See accompanying notes to financial statements.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization

First Allied Holdings Inc. (FAHI or the Company) is primarily a holding company. At December 31, 2012, its primary operating subsidiaries included First Allied Securities, Inc. (FAS), First Allied Advisory Services, Inc. (FAAS), First Allied Asset Management, Inc. (FAAM), FASI Insurance Services, Inc. (FAIS) and First Allied Retirement Services, Inc. (FARS), all of which are wholly owned.

FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA). FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3-3(k)(2)(ii).

FAAS is a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity subaccounts.

FAAM is a registered investment advisor pursuant to the Investment Advisors Act of 1940 and as an independent money management company. FAIS is an independent insurance agency. FARS is a third party pension administrator handling both defined benefit and defined contribution plans.

Acquisition

On November 1, 2011, FAS Holdings, Inc. was acquired by First Allied Holdings Inc. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. In connection with the acquisition, intangible assets of $9,266,000 were recorded related to advisor relationships and $2,550,000 was recorded related to contractual customer relationships. Goodwill in the amount of $25,277,822, which represented the excess of the purchase price over the fair value of the acquired net assets and liabilities, was recognized by the Company. The goodwill arising from this acquisition is not deductible for income tax purposes.

As of the date of the acquisition, the fair value of FAS Holdings, Inc.’s assets and liabilities was as follows:

Assets
Cash and cash equivalents	$11,535,351
Receivable from clearing brokers	15,345,344
Goodwill	25,277,822
Deferred tax assets, net	4,673,496
Notes receivable, net	6,836,135
Intangible assets	11,816,000
Other assets	12,187,538
87,671,686
Liabilities
Accounts payable and other liabilities	18,404,597
Commissions payable	7,670,518
Unfavorable lease	6,500,500
32,575,616
Net assets acquired	$55,096,070

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Reclassifications

Prior period financial statement amounts have been reclassified to conform to current period presentation.

Consolidation

The consolidated financial statements include the accounts of FAHI and its wholly owned subsidiaries: FAS Holdings, Inc. (FASH), First Allied Securities, Inc., First Allied Advisory Services, Inc., FASI Insurance Services, Inc., First Allied Asset Management, Inc., First Allied Wealth Management, Inc., and First Allied Retirement Services, Inc. also known as Associates in Excellence. All intercompany transactions were eliminated upon consolidation.

Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits. Interest-bearing amounts on deposit at federally insured institutions at December 31, 2012 and 2011 approximated $13.6 million and $14.4 million, respectively.

For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of three months or less.

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Securities Owned and Securities Sold But Not Yet Purchased

Securities owned and securities sold but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors.

Notes Receivable

Notes receivable consist primarily of loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally three to eight years, using the straight-line method, and is included in amortization of notes receivable on the consolidated

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

statement of operations. FAHI has established an allowance for doubtful accounts for amounts estimated not to be collected. Notes receivable is reported net of allowance for doubtful accounts of $241,382 at December 31, 2012 and $838,936 at December 31, 2011.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has analyzed the positions for all open tax years, and the positions to be taken for the tax year ended December 31, 2012 in its major jurisdictions, and has determined whether or not there are uncertain tax positions that require financial statement recognition. No reserves for uncertain tax positions were required to have been recorded as a result of the adoption of ASC 740 for the year. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. When items are retired, impaired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) (see “Recently Issued Accounting Standards”) 350, Goodwill and Others (formerly known as SFAS No. 142, Goodwill and Other Intangibles), goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the goodwill based on market prices for similar assets. The Company considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, the Company reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis. Interest is recorded on an accrual basis.

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amended ASC 820 to provide a consistent definition of fair value and improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. Some of the amendments clarify the application of existing fair value measurement and disclosure requirements, while other amendments change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The amendments will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. It is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this ASU did not have an impact on the Company’s financial statements.

In July of 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment, which revises the way an entity can test indefinite-lived intangible assets for impairment by allowing an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If there is no indication of impairment from the qualitative impairment test, the entity is not required to complete a quantitative impairment test of determining and comparing the fair value with the carrying amount of the indefinite-lived asset. Under the guidance in this ASU, an entity also has the option to bypass the qualitative assessment in any period and proceed directly in performing the quantitative impairment test and can resume performing the qualitative assessment in any subsequent period. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this standard did not have a significant impact on the Company's consolidated financial statements.

2. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.
Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

December 31, 2012	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$13,594,013	—	—	$13,594,013
Securities owned
U.S. Government and agency obligations	263	—	—	263
Equity Securities	47,984	—	—	47,984
Total	$13,642,260	—	—	$13,642,260
Liabilities
Securities sold, not yet purchased Bankers’ acceptance, commercial
paper and certificates of deposit	$170,336	—	—	$170,336
State and municipal government obligations	52,503	—	—	52,503
Options	4,580	—	—	4,580
Equity Securities	109,154	—	—	109,154
Total	$336,573	—	—	$336,573

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

December 31, 2011	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$14,361,768	—	—	$14,361,768
Securities owned
Mutual fund – stock	647,823	—	—	647,823
U.S. Government and agency obligations	336	—	—	336
Equity Securities	28,118	—	—	28,118
Total	$15,038,045	—	—	$15,038,045
Liabilities
Securities sold, not yet purchased	$20,164	—	—	$20,164
U.S. Government and agency obligation	3	—	—	3
State and municipal government obligations	53,883	—	—	53,883
Corporate and other debt	18,990	—	—	18,990
Equity Securities	18,086	—	—	18,086
Total	$111,126	—	—	$111,126

3. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily acquisition related expenses.

The provision for taxes consists of the following:

December 31,	2012	2011
Current expense
Federal	$—	$—
State	103,765	132,179
Total current expense	103,765	132,179
Deferred expense (benefit)
Federal	82,061	(1,020,152)
State	7,241	(180,027)
Total deferred expense (benefit)	89,302	(1,200,179)
Income tax expense (benefit)	$193,067	$(1,068,000)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31,	2012	2011
Deferred tax assets
Tax loss carryforward	$4,254,385	$4,452,342
Accrued liabilities and reserves	3,019,492	3,233,397
Other	818,845	208,019
Gross deferred tax assets	8,092,722	7,893,758
Deferred tax liabilities
Intangible assets	2,456,716	1,940,469
Other	58,030	69,624
Gross deferred tax liabilities	2,514,746	2,010,093
Net deferred tax asset	$5,577,976	$5,883,665

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

3. Income Taxes  – (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment and determined no valuation allowance was necessary. The Company is subject to examination by its major tax jurisdictions — U.S. federal and Virginia, California, New York, Illinois and Missouri states. The open tax year is 2012 for federal and states listed above. Net operating loss carryforwards totaling approximately $11,500,000 expire through 2031 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

4. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill are as follows:

Balance August 1, 2011	$—
Acquisition	25,277,822
Balance, December 31, 2011	25,277,822
Additional cash paid for acquisition	157,986
Balance, December 31, 2012	$25,435,808

Intangibles

	Gross Carrying Amount	Accumulated Amortization
Amortizing identified intangible assets
Advisor relationships	$10,650,174	$1,476,659
Contractual customer relationships	2,750,000	424,708
Total	$13,400,174	$1,901,367

Amortization expense for the intangible assets for the periods ended December 31, 2012 and 2011 was approximately $1,641,813 and $259,553, respectively. These assets are being amortized over a seven year period. Estimated amortization expense for each of the next five years is as follows:

2013	$1,767,516
2014	1,767,516
2015	1,765,516
2016	1,453,744
2017	1,440,410
Total	$8,194,702

The Company defines the advisor relationships as the acquired registered financial advisors’ existing customer relationships that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

5. Off-Balance-Sheet Credit Risk

FAS clears all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, FAS engages in activities involving the execution, settlement and financing of various securities transactions. These activities may expose FAS to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. FAS maintains all of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.

Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. FAS is, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case FAS may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon FAS’ financial statements.

The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of December 31, 2012, there were no amounts to be indemnified to the clearing brokers for these accounts.

Concentration of Credit Risk

FAS introduces all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. FAS attempts to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.

6. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS have elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At December 31, 2012, FAS’ net capital was $4,594,680 which was $4,344,680 in excess of its required net capital of $250,000. At December 31, 2011, FAS’ net capital was $5,426,903 which was $5,176,903 in excess of its required net capital of $250,000. The net capital rule may effectively restrict the payment of cash dividends.

7. Leases, Commitments and Contingent Liabilities

FAHI leases certain office space under several noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments based upon increased costs incurred by the lessor. Future minimum rental commitments under the terms of the lease agreements as of December 31, 2012 are as follows:

2013	$2,989,675
2014	3,012,630
2015	2,802,822
2016	2,777,728
2017	2,809,223
Thereafter	—
Total	$14,392,078

Total rental expense under the leases for the period ended December 31, 2012 and 2011 was $2,904,028 and 317,997, respectively.

The Company assumed an unfavorable in its November 2011 acquisition and as a result, the Company recorded a liability of approximately $6,500,000, which is being amortized over the remaining life of the lease. The balance at December 31, 2012 is approximately $5,200,000.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

7. Leases, Commitments and Contingent Liabilities  – (continued)

In the normal course of business, there are various lawsuits, claims, and contingencies pending against FAS. FAS is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, FAS has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of FAS, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

The Company is currently a respondent in three separate arbitration proceedings filed by customers of a former representative, and which allege that the former representative made misrepresentations and unsuitable recommendations to purchase securities to all of the claimants in each case. In addition, the Company has been informed by the attorney acting as counsel for the claimants in the pending cases that he represents approximately 150 additional claimants who allege similar wrongdoing by the same representative, and intends to file one or more additional arbitration cases against the Company on behalf of the additional claimants. The Company maintains Securities Broker’s Error and Omission insurance coverage which may apply to these claims, but the total amount of damages alleged cannot be estimated at this time, and may exceed the amount of insurance proceeds available to pay any damages or other costs that may be incurred in defending them. The Company has previously reached a negotiated resolution of an arbitration matter involving other customers of the former representative, and has paid $425,000 in settlement of those claims. The Company believes that it has meritorious defenses to all of the pending and potential claims of which it is aware and intends to defend all of these cases vigorously.

8. Borrowings

On November 1, 2011, the Company entered into an $18 million loan facility with Fifth Third Bank, of which $12 million is a term loan (the Term Loan) and $6 million is a revolving line of credit (the Revolver); the Revolver is also available for letters of credit. Borrowings under the Term Loan and the Revolver bear interest, payable quarterly in arrears, at the one month LIBOR plus an interest rate margin ranging from 2% to 2.5%, depending upon the Company’s financial performance. At December 31, 2012, the interest rate margin was 2.46%. Any borrowings under the Term Loan must be repaid in 5 equal installments of $1.2 million on each December 31 from December 31, 2012 through December 31, 2016 with the balance of $6.0 million due November 1, 2017. The Revolver is due November 1, 2017. All obligations under these loans are collateralized by all of the Company’s assets. These loan facilities are subject to certain financial and nonfinancial covenants. At December 31, 2012, the Company was in compliance with all such covenants.

9. Stock Based Compensation

Certain employees, officers and directors participate in the Company’s 2012 Equity Incentive Plan (the Plan). The Plan provides for the granting of up to 11,250,000 nonqualified stock options.

In 2012, the Company granted awards in the form of nonqualified stock options. Stock option awards to employees are generally subject to a vesting period of 5 years. The following is a summary of the information concerning outstanding options as of December 31, 2012:

December 31,	2012	2011
Outstanding at beginning of period	3,281,250	—
Granted	3,466,663	3,281,250
Outstanding at end of year	6,747,913	3,281,250
Options exercisable at year end	656,250	—

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 2012:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Life	Weighted Average Exercise Price	Weighted Average Grant-date Fair value	Options Exercisable	Weighted Average Exercise Price
$0.00 – $1.00	4,498,608	9.83 years	$1.00	$0.53	437,500	$1.00
$1.01 – $2.00	2,249,305	9.83 years	$2.00	$0.35	218,750	$2.00
	6,747,913				656,250

The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 2011:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Life	Weighted Average Exercise Price	Weighted Average Grant-date Fair value	Options Exercisable	Weighted Average Exercise Price
$0.00 – $1.00	2,187,500	10 years	$1.00	$0.53	—
$1.01 – $2.00	1,093,750	10 years	$2.00	$0.35	—
	3,281,250				—

In accordance with FASB ASC 718, Stock Compensation, the Company recorded stock-based compensation expense based on the fair value of the options on the date of grant using the Black-Scholes option pricing model. For the periods ended December 31, 2012 and 2011, the Company recorded $573,408 and $51,406, respectively, of stock based compensation which is included in compensation and benefits in the consolidated statement of operations. The total amount remaining to be expensed at December 31, 2012 is approximately $2,513,000. The weighted average fair values of the options granted and weighted average assumptions are as follows:

December 31,	2012	2011
Weighted average fair value of options granted	$0.46	$0.47
Assumptions used
Expected volatility	40%	40%
Risk-free interest rate	1.98%	2.17%
Expected life (in years)	10	10
Dividend yield	0.00%	0.00%
Annualized forfeiture rate	0.00%	0.00%

10. Stockholder Note Receivable

In 2011, the Company loaned certain officers of the Company a combined $670,000 for the purchase of the Company’s common stock. The loans have an interest rate of 6.00% per annum, compounded annually and require certain mandatory payments based upon a formula stipulated in the agreement and matures in 2018. During 2012 $250,000 of this amount was repurchased and retired. In February 2012, the Company loaned $600,000 to certain officers for the purchase of the Company’s common stock. The loans have an interest rate of 6.00% per annum, compounded annually and require certain mandatory payments based upon a formula stipulated in the agreement and matures in 2019. The total outstanding balance stockholder note receivable was $1,007,257 at December 31, 2012.

First Allied Holdings Inc.

Notes to Consolidated Financial Statements

11. Employee Benefits

All full-time employees are eligible to participate in FAHI’s 401(k) Plan. Under the plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the year ended December 31, 2012, and the period from August 1, 2011 to December 31, 2011, the matching contributions were $472,562 and $68,472, respectively, and are included in compensation and benefits in the consolidated statement of operations.

12. Subsequent Events

On January 2, 2013, FAHI finalized an agreement to purchase Legend Group Holdings, LLC and its wholly owned subsidiaries: Legend Equities Corporation, Legend Advisory Corporation, Advisory Services Corporation, and The Legend Group, Inc. (collectively the Legend Group). Based in Palm Beach Gardens, Florida, the Legend Group is a leading provider of unique investment services and innovative retirement planning solutions. The Legend Group will operate as an independent business unit under the FAHI umbrella.

13. Subsequent Acquisition

On September 25, 2013, First Allied Holdings Inc. was acquired by RCAP Holdings, LLC. Based in New York, RCAP Holdings, LLC focuses on the retail direct investment industry and owns a direct majority economic interest in Realty Capital Securities, LLC, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business.

First Allied Holdings Inc.

Unaudited Consolidated Financial Statements
Period Ended September 30, 2013

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

First Allied Holdings Inc.

Contents

First Allied Holdings Inc.

Unaudited Consolidated Statements of Financial Condition
September 30, 2013
(dollars expressed in thousands)

(Unaudited)
Assets
Cash and cash equivalents	$25,272
Receivable from clearing brokers	6,796
Securities owned, at market value	1,714
Notes receivable, net	8,457
Other receivables	11,546
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $986	1,572
Deferred tax assets, net	2,544
Goodwill	29,716
Intangibles, net	25,544
Prepaids and other assets	1,719
Receivable from Parent	995
Total assets	$115,875

See accompanying summary of accounting policies and notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Financial Condition
September 30, 2013
(dollars expressed in thousands)

(Unaudited)
Liabilities and Stockholders’ Equity
Liabilities
Commissions payable	$12,103
Accounts payable and other liabilities	15,489
Unearned revenue	1,494
Securities sold, not yet purchased, at market value	138
Unfavorable lease	4,621
Term loan	29,600
Line of credit	1,002
Contingent earnout consideration	1,464
Total liabilities	65,911
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; authorized 65,000,000 shares; issued and outstanding 46,340,050 shares	5
Additional paid-in capital	56,690
Accumulated deficit	(6,731)
Total stockholders’ equity	49,964
Total liabilities and stockholders’ equity	$115,875

See accompanying summary of accounting policies and notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statement of Operations
Period Ended September 30, 2013
(dollars expressed in thousands)

(Unaudited)
Revenues
Commissions	$140,886
Investment advisory income	80,723
Sponsorship fees	8,723
Principal transactions, net	6,790
Insurance income	6,310
Clearance fee income	5,513
Interest	2,168
Pension administration	1,920
Other	10,741
Total revenues	263,774
Expenses
Commissions	191,973
Compensation and benefits	40,079
Communications and data processing	5,911
Professional services	5,543
Clearing and exchange fees	4,750
Promotional	3,644
Occupancy and equipment	3,271
Amortization of intangibles	2,916
Outsourced administrative fees	2,038
Travel and entertainment	1,390
Amortization of notes receivable	1,011
Interest	647
Depreciation and amortization	514
Other	5,781
Total expenses	269,468
Loss before income tax benefit	(5,694)
Income tax benefit	(2,032)
Net loss	$(3,662)

See accompanying summary of accounting policies and notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Stockholders’ Equity
(amounts expressed in thousands)

	(Unaudited)
	Common Stock		Additional Paid-in Capital	Stockholder Receivables	Accumulated Deficit
	Shares	Amount				Total
Balance, December 31, 2012	46,340	$5	$46,960	$(1,007)	$(3,069)	$42,889
Satisfaction of stockholder receivables				1,007		1,007
Issuance of stock options			530			530
Contribution of capital			6,000			6,000
Exercise of stock options			1,087			1,087
Vesting of restricted stock			493			493
Tax benefit from stock option exercise			1,620			1,620
Net loss					(3,662)	(3,662)
Balance, September 30, 2013	46,340	$5	$56,690	$—	$(6,731)	$49,964

See accompanying summary of accounting policies and notes to unaudited financial statements.

First Allied Holdings Inc.

Unaudited Consolidated Statements of Cash Flows
Period Ended September 30, 2013
(amounts expressed in thousands)

(Unaudited)
Operating activities
Net loss	$(3,662)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of notes receivable	1,011
Depreciation and amortization	514
Amortization of intangibles	2,916
Stock based compensation	2,110
Loss on disposal of equipment	393
Deferred taxes, net	(2,056)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,469)
Securities owned	(314)
Other assets	2,230
Commissions payable	799
Accounts payable and other liabilities	3,196
Securities sold, not yet purchased	(199)
Net cash provided by operating activities	5,469
Investing activities
Acquisition of Legend Group, net of cash acquired	(16,280)
Issuance of notes receivable, net	(1,868)
Purchases of furniture, equipment, and leasehold improvements	(487)
Loan origination fees	(167)
Net cash used in investing activities	(18,802)
Financing activities
Principal payment on term loan	(2,913)
Proceeds of debt for acquisition of Legend Group	22,167
Paydown of notes payable	(243)
Capital contribution	6,000
Net cash provided by financing activities	25,011
Net increase in cash and cash equivalents	11,678
Cash and cash equivalents, beginning of period	13,594
Cash and cash equivalents, end of year	25,272
Supplemental disclosure of non-cash investing and financing activities
Issuance of Restricted Units	$8,787
Contingent consideration, including interest thereon	1,465
Cashless exercise of stock options	1,580
Supplemental cash flow information
Cash paid for interest	$626
Cash paid for income taxes	6

See accompanying summary of accounting policies and notes to unaudited financial statements.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization

First Allied Holdings Inc. (FAHI or the Company) is primarily a holding company. At September 30, 2013, its primary operating subsidiaries included First Allied Securities, Inc. (FAS) and First Allied Advisory Services, Inc. (FAAS), First Allied Asset Management, Inc. (FAAM), FASI Insurance Services, Inc. (FAIS) and First Allied Retirement Services, Inc. (FARS), all of which are wholly owned.

On January 1, 2013, the Company acquired Advisory Services Corp (ASC), Legend Advisory Corporation (LAC) and Legend Equities Corporation (LEC), which together form the Legend Group, all of which are wholly owned.

On September 25, 2013, the Company was acquired by RCAP Holdings, LLC (Parent) which is primarily a holding company. Following the transaction, FAHI, the Legend Group and all of their subsidiaries continue to operate autonomously under the current management structure and respective brands. Following the transaction, the Company maintained its previous accounting structure and no additional goodwill or intangibles were recorded on the books based on the acquisition.

FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA) and is also a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, asset management services, and insurance products. FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3-3(k)(2)(ii).

FAAS is a registered investment advisor pursuant to the Investment Advisors Act of 1940. FAAS provides investment management through brokerage accounts as well as variable annuity subaccounts.

FAAM is a registered investment advisor pursuant to the Investment Advisors Act of 1940 and as an independent money management company. FAIS is an independent insurance agency. FARS is a third party pension administrator handling both defined benefit and defined contribution plans.

LEC is a broker-dealer registered with the Securities and Exchange Commission (SEC) and a member of FINRA. In addition, LEC is also a licensed insurance agency. LEC sells mutual funds, variable annuity products, stocks, and insurance products. LEC also enters into securities and insurance transactions in its capacity as an agent for customer. LEC’s major sources of revenue consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fee on existing eligible assets. LEC has an agreement with a non-affiliated clearing broker to clear securities transactions, carry customers’ accounts on a fully disclosed basis and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rule 15c3-3(k)(2)(ii).

LAC provides portfolio management for investment portfolios geared toward 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans offered by many not-for-profit employers. Therefore, a majority of Legend Group’s clients include educators and other employees of not-for-profit organizations.

ASC is a third party administrator for 403b plans and it charges a fee to custody assets.

Acquisition

On January 1, 2013, the Company acquired the Legend Group. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. In connection with the acquisition, intangible assets of $16,960 were recorded on Legend’s books related to customer relationships. Goodwill in the amount of $4,615, which represented the excess of

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

the purchase price over the fair value of the acquired net assets and liabilities, was recognized by Legend. The goodwill arising from this acquisition is not deductible for income tax purposes.

As of the date of the acquisition, the fair value of the Legend Group’s assets and liabilities was as follows (amounts expressed in thousands):

(Unaudited)
Assets
Cash and cash equivalents	$4,256
Accounts receivable, net	9,372
Goodwill	4,280
Securities owned, at market value	1,353
Intangible assets	16,960
Other assets	2,130
38,351
Liabilities
Accounts payable and other liabilities	$1,481
Commissions payable	5,635
Deferred tax liability, net	6,784
Notes payable	61
13,961
Net assets acquired	$24,390

The Company paid consideration aggregating approximately $22.4 million for the acquisition. This was accomplished by increasing the Company’s term loan at Fifth Third Bank (see Borrowings footnote). In addition, the Sellers are entitled to receive contingent consideration provided that Legend’s advisor retention remains above 80% at the end of 2014. The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration under the earn-out arrangement ranges from $0 and $5 million. If the retention is over 87.5%, the Sellers receive 100% of the consideration and if it is less than 80%, the Sellers receive $0. The estimated fair value of the contractual obligation to pay the contingent consideration recognized as of September 30, 2013 was $1.44 million. The Company determined the fair value of the obligation to pay contingent consideration based on probability-weighted projections of the advisor retention during the one year earn-out measurement period. The estimate of the fair value of contingent consideration requires subjective assumptions to be made of various retention scenarios.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of FAHI and the Legend Group and their wholly owned subsidiaries: FAS Holdings, Inc. (FASH), First Allied Securities, Inc., First Allied Advisory Services, Inc., FASI Insurance Services, Inc., First Allied Asset Management, Inc., First Allied Wealth Management, Inc., First Allied Retirement Services, Inc. also known as Associates in Excellence, Advisory Services Corp, Legend Advisory Corporation and Legend Equities Corporation. All intercompany transactions were eliminated upon consolidation.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

Substantially all of the Company’s financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid investments with an original maturity of three months or less and money market funds.

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Securities Owned and Securities Sold But Not Yet Purchased

Securities owned and securities sold but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors.

Notes Receivable

Notes receivable consist primarily of forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. These loans are forgivable based on continued affiliation and performance and are amortized over the life of the loan, which is generally three to eight years, using the straight-line method, and is included in amortization of notes receivable on the consolidated statement of operations. FAHI has established an allowance for doubtful accounts to offset amount not collected. Notes receivable is reported net of allowance for doubtful accounts of $441 thousand at September 30, 2013.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has analyzed the positions for all open tax years, and the positions to be taken for the tax period ended September 30, 2013 in its major jurisdictions, and has determined whether or not there are uncertain tax positions that require financial statement recognition. No reserves for uncertain tax positions were required to have been recorded as a result of the adoption of ASC 740 for the year. However, the Company’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. When items are retired, impaired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

1. Summary of Significant Accounting Policies  – (continued)

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) (see “Recently Issued Accounting Standards”) 350, Goodwill and Others (formerly known as SFAS No. 142, Goodwill and Other Intangibles), goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the goodwill based on market prices for similar assets. The Company considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, the Company reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis. Interest is recorded on an accrual basis.

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

Recently Issued Accounting Standards

In July of 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment, which revises the way an entity can test indefinite-lived intangible assets for impairment by allowing an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If there is no indication of impairment from the qualitative impairment test, the entity is not required to complete a quantitative impairment test of determining and comparing the fair value with the carrying amount of the indefinite-lived asset. Under the guidance in this ASU, an entity also has the option to bypass the qualitative assessment in any period and proceed directly in performing the quantitative impairment test and can resume performing the qualitative assessment in any subsequent period. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this standard did not have a significant impact on the Company's consolidated financial statements.

2. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

2. Fair Value Measurement  – (continued)

transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.
Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

	(Unaudited)
September 30, 2013	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$25,272	—	—	$25,272
Securities owned
Mutual fund – stock	1,694	—	—	1,694
Certificate of Deposit	20	—	—	20
Total	26,986	—	—	26,986
Liabilities
Securities sold, not yet purchased
State and municipal government obligations	$51	—	—	$51
Certificate of Deposit	20	—	—	20
Equity Securities	67	—	—	67
Total	$138	—	—	$138

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

3. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily acquisition related expenses.

The provision for taxes consists of the following (amounts expressed in thousands):

September 30, 2013	(Unaudited)
Current expense	$—
Federal	—
State	—
Total current expense	$—
Deferred (benefit) expense
Federal	$(1,727)
State	(305)
Total deferred (benefit) expense	$(2,032)
Income tax expense	(2,032)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities are as follows (amounts expressed in thousands):

September 30, 2013	(Unaudited)
Deferred tax assets
Tax loss carryforward	$4,254
Accrued liabilities and reserves	3,110
Other	4,015
Gross deferred tax assets	11,379
Deferred tax liabilities
Intangible assets	8,494
Other	341
Gross deferred tax liabilities	8,835
Net deferred tax asset	$2,544

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment and determined no valuation allowance was necessary. The Company is subject to examination by its major tax jurisdictions — U.S. federal and Virginia, California, New York, Illinois and Missouri states. The open tax years are 2011 – 2013 for federal and states listed above. Net operating loss carryforwards totaling approximately $11,500,000 as of December 31, 2012 expire through 2033 and are subject to limitations pursuant to Section 382 of the Internal Revenue Code.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

4. Goodwill and Other Intangible Assets Goodwill

The changes in the carrying amount of goodwill are as follows (amounts expressed in thousands):

(Unaudited)
Balance, December 31, 2012	$25,436
Legend’s goodwill acquired	4,280
Balance, September 30, 2013	$29,716

Intangibles

	(Unaudited)
	Advisor Relationships	Contractual customer Relationships	Total
Gross Carrying Amount, December 31, 2012	$10,650	$2,750	$13,400
Accumulated Depreciation, thru December 31, 2012	(1,476)	(424)	(1,900)
Balance, December 31, 2012	9,174	2,326	11,500
Legend’s intangibles acquired		16,960	16,960
Accumulated Depreciation, thru September 30, 2013	(1,045)	(1,871)	(2,916)
Balance, September 30, 2013	$8,129	$17,415	$25,544

Amortization expense for the intangible assets for the period ended September 30, 2013 was approximately $2,916. These assets are being amortized over a seven or eight year period. Estimated amortization expense for each of the next five years is as follows (amounts expressed in thousands):

(Unaudited)
10/1/13 – 12/31/13	$972
2014	3,888
2015	3,886
2016	3,574
2017	3,560
2018	3,560
Thereafter	6,104
Total	$25,544

The Company defines the advisor relationships as the acquired registered financial advisors’ existing customer relationships that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

5. Off-Balance-Sheet Credit Risk

Under the terms of its clearing agreements, FAS is required to guarantee the performance of its customers in meeting contracted obligations. In conjunction with the clearing brokers, the Company seeks to control the risks associated with its customer activities by requiring customers to maintain collateral in compliance with various regulatory and internal guidelines. Compliance with the various guidelines is monitored daily and, pursuant to such guidelines, customers may be required to deposit additional collateral, or reduce positions, where necessary.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

5. Off-Balance-Sheet Credit Risk  – (continued)

FAS has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of September 30, 2013, there were no amounts to be indemnified to the clearing brokers for these accounts.

Concentration of Credit Risk

FAS introduces all retail securities trades to its clearing brokers. In the event the clearing brokers do not fulfill their obligations, the Company may be exposed to risk. FAS attempts to minimize this credit risk by monitoring the creditworthiness of the clearing brokers.

6. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS have elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At September 30, 2013, FAS’ net capital was $5,484,625 which was $5,234,625 in excess of its required net capital of $250,000.

The LEC is also subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires them to maintain minimum net capital. At September 30, 2013, LEC’s net capital was $1,438,290 which was $1,117,883 in excess of its required net capital of $320,407.

7. Leases, Commitments and Contingent Liabilities

FAHI leases certain office space under several noncancelable operating leases. Certain leases have renewal options and clauses for escalation and operating cost adjustments based upon increased costs incurred by the lessor. Future minimum rental commitments under the terms of the lease agreements as of September 30, 2013 are as follows (amounts expressed in thousands):

(Unaudited)
10/1/13 – 12/31/13	$894
2014	3,301
2015	2,718
2016	2,328
2017	2,333
2018	2,400
Thereafter	12,905
Total	$26,897

Total rental expense under the leases for the period ended September 30, 2013 was $3,009.

In the normal course of business, there are various lawsuits, claims, and contingencies pending against FAS. FAS is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, FAS has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of FAS, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

8. Borrowings

On November 1, 2011, the Company entered into an $18 million loan facility with Fifth Third Bank, of which $12 million is a term loan (the Term Loan) and $6 million is a revolving line of credit (the Revolver); the Revolver is also available for letters of credit. The term loan was amended and increased by $20 million to $32 million on January 2, 2013 in order to facilitate the purchase of the Legend Group. Borrowings under the Term Loan and the Revolver bear interest, payable quarterly in arrears, at the one month LIBOR plus an interest rate margin ranging from 2% to 2.5%, depending upon the Company’s financial performance. At September 30, 2013, the interest rate margin was 2.5%. Borrowings under the Term Loan must be repaid in installments of $800,000 each calendar quarter beginning March 31, 2013 with the balance of $5.2 million due on January 2, 2018. The Revolver is due November 1, 2017. All obligations under these loans are collateralized by all of the Company’s assets. These loan facilities are subject to certain financial and nonfinancial covenants. At September 30, 2013, the Company was in compliance with all such covenants.

9. Stock Based Compensation

Pre-Acquisition Plan

The following is a summary of the information concerning outstanding options as of September 30, 2013:

	(Unaudited)
Period Ended September 30, 2013	Options for Shares	Weighted-average exercise price
Outstanding at beginning of period	6,747,913	$1.33
Granted	1,044,333	$1.27
Exercised	4,643,416	$1.33
Forfeited	(3,148,830)	$1.33
Outstanding at end of year	—
Options exercisable at year end	—

Certain employees, officers and directors participated in the Company’s 2011 Equity Incentive Plan (the Plan). The Plan provided for the granting of up to 11,250,000 nonqualified stock options. In 2013, the Company granted awards in the form of nonqualified stock options under the Plan. In conjunction with the acquisition of the Company by the Parent, 50% of unvested options were deemed vested and the remaining 50% of unvested options were forfeited. For the period ended September 30, 2013, the Company recorded $2,993,480 of stock based compensation which is included in compensation and benefits in the consolidated statement of operations, of which $1,579,594 was compensation related to the accelerated vesting of stock options.

The following is a summary of the information concerning the options exercised and forfeited at acquisition:

	(Unaudited)
Exercise Price	Options Outstanding-Beginning of Year	Options Granted	Options Exercised	Options Forfeited	Total
$1.00	4,498,608	164,000	(2,829,498)	(1,833,110)	—
$1.25	—	798,333	(399,168)	(399,165)	—
$2.00	2,249,305	82,000	(1,414,750)	(916,555)	—
	6,747,913	1,044,333	(4,643,416)	(3,148,830)	—

First Allied Holdings Inc.

Notes to Unaudited Consolidated Financial Statements

9. Stock Based Compensation  – (continued)

Restricted Stock Plan

In connection with the Acquisition, the Company entered into the First Allied Holdings 2013 Restricted Unit Plan (the RSU Plan). The maximum number of Restricted Units pursuant to the RSU Plan is the amount issued in connection with the Acquisition.

Pursuant to the terms of the Acquisition, 439,356 Restricted Units were issued to employees of the Company. Pursuant to the terms of the RSU Plan, Restricted Units vest equally on each of the first three anniversaries of the Acquisition. The first tranche of Restricted Units that vest have a non-fluctuating value of $20 per Restricted Unit and can be paid in cash or shares of RCS Capital Corporation (NYSE symbol RCAP) at the Company’s option. The second and third tranches of Restricted Units shall represent the equivalent of one phantom share of RCS Capital Corporation class A common stock and can be settled in either shares of RCS Capital Corporation class A common stock or a then equivalent amount of cash, at the Company’s option.

The RSU Plan is being accounted for on the liability method with the first tranche being expensed ratably over the first vesting period. The second and third tranche will be expensed over the second and third vesting periods, respectively, and will be carried at the then fair market value of the RCS Capital Corporation class A common stock.

10. Stockholder Note Receivable

At December 31, 2012, the Company had a total outstanding balance of stockholder note receivables of $1,007,257. These loans had an interest rate of 6.00% per annum, compounded annually and required certain mandatory payments based upon a formula stipulated in the agreement and mature in 2019. On March 15, 2013, mandatory payments in the amounts of $51,000 were paid back to the Company by the officers. Pursuant to the Acquisition, the officers paid off the notes.

11. Employee Benefits

On November 1, 2011, FAHI adopted the First Allied Holdings Inc. 401(k) Plan (the 401k Plan). Under the 401k Plan, each eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the nine months ended September 30, 2013, the matching contributions were $537,716 and are included in compensation and benefits in the consolidated statement of operations.

First Allied Securities, Inc.

Financial Statements
Year Ended December 31, 2011

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

First Allied Securities, Inc.

Contents

Tel: 804-330-3092 Fax: 804-330-7753 www.bdo.com	300 Arboretum Place, Suite 520 Richmond, VA 23236

Independent Auditors' Report

The Board of Directors
First Allied Securities, Inc.

We have audited the accompanying statement of financial condition of First Allied Securities, Inc. as of December 31, 2011, and the related statements of operations, stockholder's equity, and cash flows for the period from January 1, 2011 to October 31, 2011 (predecessor period) and the period from November 1, 2011 to December 31, 2011 (successor period) that you are filing pursuant to rule 17a-5 under the Securities Exchange Act of 1934. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Allied Securities, Inc, as of December 31, 2011, and the results of its operations and its cash flows for the predecessor and successor periods then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental information contained in Schedule I required by Rule 17a-5 under the Securities and Exchange Act of 1934 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

February 27, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

First Allied Securities, Inc.

Statement of Financial Condition
December 31, 2011

Assets
Cash and cash equivalents	$12,006,146
Receivable from clearing brokers	2,877,957
Due from affiliates	10,026,682
Securities owned, at fair value	676,277
Notes receivable, net	6,991,676
Goodwill	11,106,519
Intangibles, net	7,148,259
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $35,715	614,576
Prepaids and other assets	2,826,716
Total assets	$54,274,808
Liabilities and Stockholder’s Equity
Liabilities
Commissions payable	$3,556,916
Accounts payable and other liabilities	5,438,815
Due to affiliates	41,995
Securities sold, not yet purchased, at fair value	111,126
Deferred income tax liabilities, net	3,720,469
Total liabilities	12,869,321
Commitments and contingencies (Note 6)
Stockholder’s equity
Common stock, $0.01 par value; authorized 1,500,000 shares; issued and outstanding 1,000 shares	10
Additional paid-in capital	41,969,962
Accumulated deficit	(564,485)
Total stockholder’s equity	41,405,487
Total liabilities and stockholder’s equity	$54,274,808

See accompanying summary of accounting policies and notes to financial statements.

First Allied Securities, Inc.

Statement of Operations

	(Period from January 1, 2011 to October 31, 2011) Predecessor	(Period from November 1, 2011 to December 31, 2011) Successor
Revenues
Commissions	$115,008,898	$16,863,112
Investment advisory income	46,270,245	8,808,246
Principal transactions, net	7,581,222	1,475,913
Clearance fee income	6,860,583	1,178,625
Interest and dividend income	3,148,899	635,186
Other	9,697,078	1,781,497
Total revenues	188,566,925	30,742,579
Expenses
Commissions	147,215,257	23,500,589
Compensation and benefits	19,751,220	3,868,264
Occupancy and equipment	3,020,243	601,764
Advertising and promotion	2,770,927	394,695
Clearing and exchange fees	2,409,924	375,913
Communications	2,920,458	598,574
Amortization and depreciation	2,016,414	351,547
Travel and entertainment	1,097,562	303,497
Professional fees	3,147,884	723,594
Impairment of goodwill	29,031,550	—
Other	4,890,854	928,627
Total expenses	218,272,293	31,647,064
Loss before income tax (benefit)	(29,705,368)	(904,485)
Income tax benefit	(268,000)	(340,000)
Net loss	$(29,437,368)	$(564,485)

See accompanying summary of accounting policies and notes to financial statements.

First Allied Securities, Inc.

Statement of Stockholder’s Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount
Balance, December 31, 2010	1,000	$10	$50,440,192	$18,088,516	$68,528,718
Stock-based compensation	—	—	44,150	—	44,150
Net loss – predecessor	—	—	—	(29,437,368)	(29,437,368)
Balance, October 31, 2011	1,000	10	50,484,342	(11,348,852)	39,135,500
Pushdown related to acquisition	—	—	(8,514,380)	11,348,852	2,834,472
Net loss – successor	—	—	—	(564,485)	(564,485)
Balance, December 31, 2011	1,000	$10	$41,969,962	$(564,485)	$41,405,487

See accompanying summary of accounting policies and notes to financial statements.

First Allied Securities, Inc.

Statement of Cash Flows

	(Period from January 1, 2011 to October 31, 2011) Predecessor	(Period from November 1, 2011 to December 31, 2011) Successor
Operating activities
Net loss	$(29,437,368)	$(564,485)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Impairment of goodwill	29,031,550	—
Amortization of intangibles	428,449	164,741
Amortization of notes receivable	1,310,377	151,091
Depreciation	277,587	35,715
Stock-based compensation	44,150	—
Provision for bad debts	674,104	—
Deferred taxes	(267,990)	(349,990)
Changes in operating assets and liabilities
Receivables from clearing brokers	(12,280,320)	12,267,387
Securities owned	324,514	(555,954)
Prepaids and other assets	(5,576,166)	5,239,703
Commissions payable	1,060,991	(2,715,733)
Accounts payable and other liabilities	9,324,964	(8,804,885)
Securities sold, not yet purchased	(13,799)	17,700
Income taxes payable	(1,256,590)	—
Net cash (used in) provided by operating activities	(6,355,547)	4,885,290
Investing activities
Purchases of furniture, equipment, and leasehold improvements	(329,624)	(165,184)
Due from affiliates, net	(1,776,137)	(213,665)
Issuance of notes receivable, net	(995,989)	(306,632)
Net cash used in investing activities	(3,101,750)	(685,481)
Net (decrease) increase in cash and cash equivalents	(9,457,297)	4,199,809
Cash and cash equivalents, beginning of period	17,263,634	7,806,337
Cash and cash equivalents, end of period	$7,806,337	$12,006,146

See accompanying summary of accounting policies and notes to financial statements.

First Allied Securities, Inc.

Summary of Significant Accounting Policies

Organization

First Allied Securities, Inc. (FAS or the Company) is a wholly owned subsidiary of FAS Holdings, Inc. (the Parent) whose ultimate parent is First Allied Holdings, Inc. (FAHI). FAS’ primary activities include the brokerage of equity and fixed-income securities as well as the sale of investment company shares, asset management services, and insurance products. FAS is a registered broker/dealer and member of the Financial Industry Regulatory Authority (FINRA), and is also a registered investment advisor pursuant to the Investment Advisors Act of 1940.

FAS has agreements with non-affiliated clearing brokers to clear securities transactions, carry customers’ accounts on a fully disclosed basis, and perform certain recordkeeping functions. Accordingly, FAS operates under the exemptive provisions of the Securities and Exchange Commission (SEC) Rules 15c3-3(k)(2)(ii).

Acquisition

On November 1, 2011, the Parent was acquired by First Allied Holdings Inc. The Company accounts for acquisitions as business combinations, and recognizes, separately from goodwill, assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. In connection with the acquisition, intangible assets of $7,313,000 was recorded related to advisor relationships. Goodwill in the amount of $11,106,519, which represented the excess of the purchase price allocable to the Company over the fair value of the acquired net assets and liabilities was recognized by the Company. The goodwill will not be amortizable and is not deductible for tax purposes.

As of the date of the acquisition, the fair value of the Company’s assets and liabilities were as follows:

Assets
Cash and cash equivalents	$7,806,337
Receivable from clearing brokers	15,305,344
Goodwill	11,106,519
Due from affiliates, net	9,639,095
Notes receivable, net	6,836,135
Intangible assets	7,313,000
Other assets	8,498,923
66,505,353
Liabilities
Accounts payable and other liabilities	14,132,965
Commissions payable	6,331,957
Deferred tax liabilities, net	4,070,459
24,535,381
Net assets acquired	$41,969,972

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States (U.S.) dollars.

The statement of operations contains the period from January 1, 2011 to October 31, 2011 (predecessor period) and the post acquisition date period from November 1, 2011 to December 31, 2011 (successor period).

Securities Transactions

Principal transactions and commission revenue and expense are recorded on a trade-date basis.

First Allied Securities, Inc.

Summary of Significant Accounting Policies

Investment Advisory Income

Investment advisory fees are received quarterly but are recognized as earned on a pro rata basis over the term of the contract.

Fair Value of Financial Instruments

Substantially all of FAS’ financial assets and liabilities are carried at market value or at amounts, which, because of their short-term nature, approximate current fair value.

Cash and Cash Equivalents

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances. All of our non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. Interest-bearing amounts on deposit at federally insured institutions at December 31, 2011 approximated $12.0 million.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations under the purchase method of accounting. Pursuant to FASB Accounting Standards Codification (ASC) (see “Recently Issued Accounting Standards”) 350, Goodwill and Others (formerly known as SFAS No. 142, Goodwill and Other Intangibles), goodwill is evaluated at least annually by management for impairment, and more frequently in certain circumstances. The evaluation includes assessing the estimated fair value of the goodwill based on market prices for similar assets. FAS considers all segments as one reporting unit for goodwill valuation purposes. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value (See also Note 7). Because goodwill is treated as a non-allowable asset for regulatory purposes, the impact of any impairment on goodwill would not affect FAS’ regulatory net capital.

Goodwill and Intangible Assets (continued)

In accordance with FASB ASC 360, Property, Plant and Equipment, long-lived assets, such as purchased intangibles subject to amortization and depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, FAS reviews the valuation and amortization of the intangible assets and takes into consideration any events or circumstances that might have diminished its value.

Furniture, Equipment, and Leasehold Improvements

Furniture, equipment, and leasehold improvements are stated at cost less accumulated depreciation. Furniture and equipment are depreciated using the straight-line method over the estimated useful life of the asset, generally three to five years. Leasehold improvements are amortized over the term of the lease which is ten years.

Securities Owned and Securities Sold But Not Yet Purchased

Securities owned and securities sold but not yet purchased are carried at fair value on a trade date basis. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate such as market prices of related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors.

Notes Receivable

Notes receivable are forgivable loans made to investment executives, typically in connection with their recruitment. These loans are forgivable based on continued affiliation with FAS and are amortized over the

First Allied Securities, Inc.

Summary of Significant Accounting Policies

life of the loan, which is generally three to eight years, using the straight-line method, and is included in amortization and depreciation expense. FAS has established an allowance for doubtful accounts for amounts estimated not to be collected. Notes receivable is reported net of allowance for doubtful accounts of $838,936 at December 31, 2011.

Receivable from Clearing Brokers

The receivable from clearing brokers represents cash on deposit and amounts due for commissions earned. Cash deposits held at the clearing brokers and commissions earned collateralize amounts due to the clearing brokers, if any.

Income Taxes

FAS will be included in the consolidated federal income tax return of FAHI. Federal income taxes are generally allocated to FAS as if it had filed a separate return. FAHI will also file combined state tax returns in certain states. State taxes are also allocated to FAS. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in rates is recognized in income in the period that includes the enactment date.

Subsequent Events

We evaluate subsequent events that have occurred after our balance sheet date but before our financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) nonrecognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. We have evaluated subsequent events through February 27, 2012, the date of this report, and based on our evaluation, we did not identify any recognized or nonrecognized subsequent events that would have required adjustments to our financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In December 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-28, “Intangibles — Goodwill and Other — When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts,” ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist such as if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASU 2010-28 will be effective for the Company on January 1, 2011 and is not expected to have a significant impact on the Company’s financial statements.

Recently Issued Accounting Standards (continued)

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amended ASC 820 to

First Allied Securities, Inc.

Summary of Significant Accounting Policies

provide a consistent definition of fair value and improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. Some of the amendments clarify the application of existing fair value measurement and disclosure requirements, while other amendments change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The amendments will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. It is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this ASU did not have an impact on the Company’s financial statements.

First Allied Securities, Inc.

Notes to Financial Statements

1. Fair Value Measurement

ASC 820, “Fair Value Measurements and Disclosures”, establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instruments developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in pricing the financial instruments developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical investments that the Company has the ability to access. An active market for the investment is a market in which transactions for the investment occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of the investment does not entail a significant degree of judgment. Valuation adjustments and block discounts are not applied to Level 1 instruments.
Level 2 —	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable, supported by little or no market activity, and significant to the overall fair value measurement.

The availability of observable inputs can vary from financial instruments to financial instruments and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current and best available as of the measurement date, including during periods of market dislocation.

First Allied Securities, Inc.

Notes to Financial Statements

1. Fair Value Measurement  – (continued)

The following table presents FAS’ fair value for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	Level 1	Level 2	Level 3	Netting and Collateral	Total
Assets
Cash and cash equivalents	$12,006,146	$—	$—	$—	$12,006,146
Securities owned
Mutual fund – stock	647,823	—	—	—	647,823
U.S. Government and agency obligations	336	—	—	—	336
Equity securities	28,118	—	—	—	28,118
Totals	$12,682,423	$—	$—	$—	$12,682,423

	Level 1	Level 2	Level 3	Netting and Collateral	Total
Liabilities
Securities sold, not yet purchased Bankers’ acceptance, commercial paper and certificates of deposit	$20,164	$—	$—	$—	$20,164
U.S. Government and agency obligations	3	—	—	—	3
State and municipal government obligations	53,883	—	—	—	53,883
Corporate and other debt	18,990	—	—	—	18,990
Equity securities	18,086	—	—	—	18,086
Totals	$111,126	$—	$—	$—	$111,126

Equity securities at December 31, 2010 included an auction rate security which does not trade frequently, as such, it was classified as a Level 3 asset. The following table presents the beginning and ending balance of the Level 3 fair value estimate for the year ending December 31, 2011.

Balance at December 31, 2010	$440,000
Sales of Level 3 assets	(440,000)
Total realized and unrealized gains (losses) included in statement of operations	—
Balance as of December 31, 2011	$—

2. Income Taxes

The difference between U.S. statutory rate of 34% and the effective tax rate results from the impact of state and local taxes, net of the federal tax effect and certain non-deductible expenses, primarily impairment of goodwill.

First Allied Securities, Inc.

Notes to Financial Statements

2. Income Taxes  – (continued)

Deferred tax liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the FAS’ deferred tax assets and liabilities at December 31, 2011 are as follows:

Deferred tax assets
Accrued liabilities and reserves	$742,586
Net operating loss carryforward	340,000
Stock-based compensation	104,922
Gross deferred tax assets	1,187,508
Deferred tax liabilities
Intangibles	4,838,353
Other	69,624
Gross deferred tax liabilities	4,907,977
Net deferred tax liability	$3,720,469

The Company files a consolidated federal tax return and a consolidated state tax return in several states. The Company is subject to examination in major tax jurisdictions as a result of participation in these consolidated tax filings — U.S. federal and New York, Illinois, Arizona and California. The open years are 2007-2010 for federal and states income tax returns. The net operating loss carryforward expires in 2031.

3. Related Party Transactions

The Company received commissions in connection with raising monies in securities offerings in which an affiliate acts as an underwriter prior to November 1, 2011. The Company received $960,692 in such commissions which is included in Commissions in the Statement of Operations during the period January 1, 2011 to October 31, 2011.

Pursuant to an expense sharing agreement with the Parent, certain compensation and related expenses of the Parent, were allocated to the Company. For the two months ended December 31, 2011, such allocation was $333,220 and is included in Compensation and Benefits in the Statement of Operations.

Pursuant to an expense sharing agreement with Advanced Equities Financial Corp. (“AEFC”), certain compensation expenses of the Company were paid by AEFC and allocated to the Company through October 31, 2011. During 2011, such allocation was $1,500,000 and is included in Compensation and Benefits in the Statement of Operations.

Due from/to affiliates represents amounts owed to/by the Company to fund certain activities of the Parent and its affiliates. At December 31, 2011, these balances do not bear any interest. All amounts are collectable at December 31, 2011.

FAS allocated certain technology and compensation costs to AEFC and then AEFC allocated the costs to one of its affiliates on a pro-rata basis. Such allocation amounted to $183,595 for the ten months ended October 31, 2011 and is included as a contra expense in Other expenses in the Statement of Operations.

The Company leases space from the Parent on a month to month basis on substantially the same terms as the Parent’s underlying lease. Rent expense pursuant to the arrangement was $391,595 for the two months ended December 31, 2011 and is included in Occupancy and Equipment in the Statement of Operations.

The Company leased space from AEFC on a month to month basis on substantially the same terms as AEFC’s underlying lease. Rent expense pursuant to this arrangement was $1,677,652 for the ten months ended October 31, 2011 and is included in Occupancy and Equipment in the Statement of Operations.

First Allied Securities, Inc.

Notes to Financial Statements

3. Related Party Transactions  – (continued)

In prior years, AEFC issued nonqualified stock options to employees of the Company in connection with recruitment and future performance. During the ten months ended October 31, 2011, compensation expense in the amount of $44,150 was recorded by the Company in connection with these options.

4. Financial Instruments with Off-Balance-Sheet Risk

FAS clears all transactions on a fully disclosed basis with clearing firms that maintain all related records. In the normal course of business, FAS engages in activities involving the execution, settlement and financing of various securities transactions. These activities may expose FAS to off-balance-sheet risk in the event that the other party to the transaction is unable to fulfill its contractual obligations. FAS maintains all of its trading securities at the clearing firms, and these trading securities collateralize amounts due to the clearing firms.

Customers are required to complete their transactions on the settlement date, generally three business days after the trade date. FAS is, therefore, exposed to risk of loss on these transactions in the event of the customer’s or broker’s inability to meet the terms of their contracts, in which case FAS may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon FAS’ financial statements.

The Company has agreed to indemnify its clearing brokers for losses that it may sustain from the customer accounts introduced by the Company. As of December 31, 2011, there were no amounts to be indemnified to the clearing brokers for these accounts.

5. Net Capital Requirements

FAS is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires FAS to maintain minimum net capital. FAS has elected to use the alternative method permitted by Rule 15c3-3, which requires that FAS maintain minimum net capital, as defined, of $250,000. At December 31, 2011, FAS’ net capital was $5,426,903 which was $5,176,903 in excess of its required net capital of $250,000. The net capital rule may effectively restrict the payment of cash dividends.

6. Commitments and Contingent Liabilities

In the normal course of business, there are various lawsuits, claims, and contingencies pending against FAS. FAS is also involved in governmental and self-regulatory agency inquiries, investigations and proceedings. In accordance with FASB ASC 450, Contingencies, FAS has established provisions for estimated losses from pending lawsuits, claims, investigations and proceedings. Although the ultimate outcome of the various matters cannot be ascertained at this point, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of FAS, taken as a whole, such resolution may, however, have a material effect on the results of operations or cash flows in any future period, depending on the level of income for such period.

The Company and a former registered representative are defendants in an arbitration and two court cases brought by a former client. The claim seeks damages in the amount of approximately $10 million plus attorney’s fees and punitive damages. The court cases have been stayed pending the outcome of the arbitration. The Company has filed its answer denying the substantive allegations and has meritorious defenses to the claim and intends to vigorously defend itself. Additionally, the Company has errors and omissions insurance covering this matter subject to limits, as well as a potential contribution from the former registered representative in the event the errors and omissions insurance is insufficient to cover the amount of the loss on this matter.

First Allied Securities, Inc.

Notes to Financial Statements

7. Goodwill and Other Intangibles Assets Goodwill

Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance, December 31, 2010	$40,138,069
Impairment of goodwill	(29,031,550)
Balance, December 31, 2011	$11,106,519

The impairment of goodwill resulted from the acquisition of FASI for less than the carrying value.

Intangibles

	Gross Carrying Amount	Accumulated Amortization
Amortizing identified intangible assets Advisor relationships	$7,313,000	$164,741
Total	$7,313,000	$164,741

FAS defines advisor relationships as the relationships with financial advisors and their customers that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

Amortization expense for the intangible assets for the year ended December 31, 2011 was $164,741 and $428,450 for the Successor and Predecessor, respectively. These assets are being amortized using the straight line method over an eight year period. Estimated amortization expense for each of the next five years and thereafter is as follows:

2012	$914,125
2013	914,125
2014	914,125
2015	914,125
2016	914,125
Thereafter	2,577,634
$7,148,259

8. Employee Benefits

FAS’ employees were eligible for benefits under AEFC’s 401(k) Plan through October 31, 2011. On November 1, 2011 all of FAS’ employees became eligible for FAHI’s 401(k) Plan through a spinoff from the AEFC 401(k) Plan. Under each plan, an eligible employee may contribute up to 80% of their pretax compensation, excluding commissions, subject Internal Revenue Code limitations. Eligible employees were eligible for matching contributions, commencing April 1, 2011, which were generally 50% of employee contributions, limited to 3% of an employee’s compensation. The matching contributions vest immediately. For the ten months ended October 31, 2011 and the two months ended December 31, 2011, the matching contributions were $121,381 and $50,760, respectively.

9. SEC Rule 15c3-3

Determination of Reserve Requirements Under Rule 15c3-3 of the Securities and Exchange Commission

The Company is exempt from the computation of the Reserve Requirement pursuant to the exemptive provision of Rule 15c3-3(k)(2)(ii).

Information Relating to Possession or Control Requirements Under Rule 15c3-3

The Company is exempt from the Information Relating to Possession or Control Requirements Under Rule 15c3-3 pursuant to the exemptive provision of Rule 15c3-3(k)(2)(ii).

First Allied Securities, Inc.

Schedule I — Computation of Net Capital for Brokers and Dealers
Under Rule 15c3-1 and Statement Pursuant to Rule 17a-5(d)(4)
Year Ended December 31, 2011

Net Capital
Stockholder’s equity	$41,405,487
Other additions – deferred income tax liability	3,720,469
Non-allowable assets
Receivables from clearing brokers, non-allowable	807,000
Due from affiliates, non-allowable	10,026,682
Notes receivable, net	6,991,676
Goodwill	11,106,519
Intangibles	7,148,259
Furniture, equipment and leasehold improvements, net	614,576
Prepaids and other assets	2,826,716
Total non-allowable assets	39,521,428
Other deductions – unsecured debits/short positions	70,377
Net capital before haircuts on securities positions	5,534,151
Haircuts on cash equivalents and securities	107,248
Net capital	5,426,903
Computation of alternative net capital requirement Minimum net capital requirement	250,000
Excess net capital	$5,176,903

Statement Pursuant to Rule 17a-5(d)(4)

A reconciliation with the Company’s computation of net capital as reported was not included as there are no material differences between the Company’s computation of net capital included in its unaudited Form X-17A-5 Part IIA and the computation contained herein.

KPMG LLP Suite 1000 1000 Walnut Street Kansas City, MO 64106-2162

Independent Auditors’ Report

The Board of Directors
Legend Advisory Corporation:

We have audited the accompanying financial statements of Legend Advisory Corporation (the Company), a wholly owned subsidiary of Waddell & Reed Financial, Inc., which comprise the balance sheet as of December 31, 2012, and the related statements of earnings, comprehensive income, changes in stockholder’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Legend Advisory Corporation as of December 31, 2012, and the results of its operations and its cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

Kansas City, Missouri
February 27, 2013

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet

December 31, 2012

Assets
Assets:
Cash and cash equivalents	$534,718
Investment securities, trading	1,352,608
Receivable from affiliate	5,490,679
Prepaid expenses and other current assets	169,499
Income taxes receivable	40,163
Total current assets	7,587,667
Deferred income taxes	688,034
Total assets	$8,275,701
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$2,182,420
Accounts payable and accrued expenses	834,437
Payable to affiliate	67,717
Deferred income taxes	7,630
Total current liabilities	3,092,204
Accrued pension costs	647,294
Other liabilities	662,800
Total liabilities	4,402,298
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized, 200 shares; issued and outstanding, 100 shares	—
Additional paid-in capital	724,095
Retained earnings	3,785,404
Accumulated other comprehensive loss	(636,096)
Total stockholder’s equity	3,873,403
Total liabilities and stockholder’s equity	$8,275,701

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Earnings

Year ended December 31, 2012

Revenues:
Advisory fees	$28,998,128
Expenses:
Commission expense	14,481,940
Selling expense	498,002
General and administrative	9,886,192
Total expenses	24,866,134
Operating income	4,131,994
Investment and other income	129,165
Income before provision for income taxes	4,261,159
Provision for income taxes	1,838,766
Net income	$2,422,393

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Income

Year ended December 31, 2012

Net income	$2,422,393
Other comprehensive income:
Pension benefits, net of income taxes of $56,254	76,608
Comprehensive income	$2,499,001

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Changes in stockholder’s equity

Year ended December 31, 2012

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholder’s equity
Balance at December 31, 2011	$—	681,219	4,563,011	(712,704)	4,531,526
Net income	—	—	2,422,393	—	2,422,393
Excess tax benefits from share-based payment arrangements	—	42,876	—	—	42,876
Dividends paid to parent	—	—	(3,200,000)	—	(3,200,000)
Pension benefits	—	—	—	76,608	76,608
Balance at December 31, 2012	$—	724,095	3,785,404	(636,096)	3,873,403

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows

Year ended December 31, 2012

Cash flows from operating activities:
Net income	$2,422,393
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized gain on trading securities	(129,165)
Sales of trading securities	12,000
Excess tax benefits from share-based payment arrangements	(42,876)
Changes in assets and liabilities:
Receivable from affiliate	(327,932)
Prepaid expenses and other current assets	(43,383)
Income taxes payable	218,548
Deferred income taxes	9,324
Commissions payable	(32,500)
Accrued pension costs	(74,259)
Payable to affiliate	(264,289)
Accounts payable and accrued expenses	495,579
Other liabilities	136,581
Net cash provided by operating activities	2,380,021
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	42,876
Dividends paid to parent	(3,200,000)
Net cash used in financing activities	(3,157,124)
Net decrease in cash and cash equivalents	(777,103)
Cash and cash equivalents at beginning of year	1,311,821
Cash and cash equivalents at end of year	$534,718
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$1,474,314

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(1) Summary of Significant Accounting Policies

(a) Description of Business

Legend Advisory Corporation (the Company, we, our, and us) is a wholly owned subsidiary of Legend Group Holdings, LLC (the Parent). The Company is an investment advisor registered with the Securities and Exchange Commission (SEC). The Company is an indirect wholly owned subsidiary of Waddell & Reed Financial, Inc. (WDR), a publicly traded company. On October 29, 2012, WDR signed a definitive agreement to sell the Parent and its subsidiaries, including the Company. The sale closed effective January 1, 2013.

The Company provides portfolio management for investment portfolios geared toward 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans offered by many not-for-profit employers. Therefore, a majority of the Company’s clients include educators and other employees of not-for-profit organizations. The Company’s revenues consist primarily of advisory services provided to mutual fund investors. The Company’s clients are located throughout the United States of America.

(b) Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company has evaluated subsequent events through February 27, 2013, the date that these financial statements were issued and determined there are no other items to disclose.

(c) Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to, income taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e) Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(f) Investment Securities

Investment securities consist of mutual fund shares held for trading purposes and are recorded at fair value. Changes in fair value are reflected in investment and other income.

(g) Revenue Recognition

Advisory revenue and related receivables are based upon assets under management and recorded when earned.

(h) Income Taxes

The Company files consolidated federal income tax returns with WDR. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(1) Summary of Significant Accounting Policies  – (continued)

combined state returns filed by WDR and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC) Income Taxes Topic, ASC 740. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is recognized for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax effects from equity awards in WDR stock granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The related excess tax benefits from share-based payments were $42,876 for 2012.

(2) Investment Securities

Investments at December 31, 2012 are as follows:

Fair value
Trading securities:
Mutual funds	$1,278,293
Affiliated mutual funds	74,315
Total investment securities	$1,352,608

Accounting standards establish a framework for measuring fair value and a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in pricing the asset. An individual investment’s fair value measurement is assigned a level based upon the observability of the inputs that are significant to the overall valuation. The three-tier hierarchy of inputs is summarized as follows:

•	Level 1 — Investments are valued using quoted prices in active markets for identical securities.
•	Level 2 — Investments are valued using other significant observable inputs, including quoted prices in active markets for similar securities.
•	Level 3 — Investments are valued using significant unobservable inputs, including the Company’s own assumptions in determining the fair value of investments.

Assets classified as Level 2 can have a variety of observable inputs. These observable inputs are collected and utilized, primarily by an independent pricing service, in different evaluated pricing approaches depending upon the specific asset to determine a value. The fair value of municipal bonds is measured based on pricing models that take into account, among other factors, information received from market makers and broker/dealers, current trades, bid-wants lists, offerings, market movements, the callability of the bond, state of issuance and benchmark yield curves. The fair value of corporate bonds is measured using various techniques,

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(2) Investment Securities  – (continued)

which consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (where observable), bond spreads and fundamental data relating to the issuer.

Securities’ values classified as Level 3 are primarily determined through the use of a single quote (or multiple quotes) from dealers in the securities using proprietary valuation models. These quotes involve significant unobservable inputs, and thus, the related securities are classified as Level 3 securities.

The following table summarizes our investment securities as of December 31, 2012 that are recognized in our balance sheet using fair value measurements based on the differing levels of inputs.

	Level 1	Level 2	Level 3	Total
Mutual funds	$1,278,293	—	—	1,278,293
Affiliated mutual funds	74,315	—	—	74,315
Total	$1,352,608	—	—	1,352,608

(3) Income Taxes

The provision for income taxes for the year ended December 31, 2012 consists of the following:

Currently payable:
Federal	$1,350,419
State and local	479,023
1,829,442
Deferred taxes	9,324
Provision for income taxes	$1,838,766

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate:

Statutory federal income tax rate	35.00%
State income tax benefits, net of federal taxes	7.70
Other items	0.45
43.15%

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2012 are as follows:

Deferred tax liabilities:
Prepaid expenses	$(45,917)
Benefit plans	(205,701)
Unrealized gain on investments	(40,784)
Total gross deferred tax liabilities	(292,402)
Deferred tax assets:
Additional pension liability	467,089
Nonvested stock	201,048
Federal benefit on unrecognized state benefits	227,308
Accrued expenses	77,361
Total gross deferred tax Assets	972,806
Net deferred tax assets	$680,404

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(3) Income Taxes  – (continued)

During 2009, the WDR consolidated group sold a subsidiary, which generated a capital loss available to offset potential future capital gains. As of December 31, 2011, the company had a valuation allowance of $21,178 against deferred Tax assets related to unrealized capital losses. Increases in the fair value of the Company’s investment portfolio during 2012 allowed for removal of the valuation allowance. All of the decrease to the valuation allowance was recorded as a reduction to the provision for income taxes. A valuation allowance for deferred tax assets was not necessary at December 31, 2012. It’s more likely than not that the results of future operations will generate sufficient taxable income to realize deferred tax asset.

As of December 31, 2012, the Company had unrecognized tax benefits, including penalties and interest, of $668,292 ($440,984 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. As of January 1, 2012, the Company had unrecognized tax benefits, including penalties and interest, of $528,896 ($348,129 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. The unrecognized tax benefits that are not expected to be settled within the next 12 months are included in other liabilities in the accompanying balance sheet; unrecognized tax benefits that are expected to be settled within the next 12 months are included in the income taxes receivable.

The Company’s accounting policy with respect to interest and penalties related to tax uncertainties has been to classify these amounts as income taxes. As of January 1, 2012, the total amount of accrued interest and penalties related to uncertain tax positions recognized in the balance sheet was $45,196 ($33,725 net of federal benefit). The total amount of penalties and interest, net of federal benefit, related to tax uncertainties recognized in the statement of income for the year ended December 31, 2012 was $27,168. The total amount of accrued penalties and interest related to uncertain tax positions at December 31, 2012 of $83,544 ($60,893 net of federal benefit) is included in the total unrecognized tax benefits described above.

The following table summarizes the Company’s reconciliation of unrecognized tax benefits, excluding penalties and interest, for the year ended December 31, 2012:

Unrecognized tax benefits (excluding penalties and interest)
Balance at January 1, 2012	$483,700
Increases during the year:
Gross increases – prior-period tax positions	1,710
Gross increases – current-period tax positions	125,383
Decreases during the year:
Gross decreases – tax positions in prior period	(17,084)
Decreases due to lapse of statute of limitations	(8,961)
Balance at December 31, 2012	$584,748

In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. In addition, respective tax authorities periodically audit our income tax returns. These audits examine our significant tax filing positions, including the timing and amounts of deductions and the allocation of income among tax jurisdictions. The 2009 through 2011 federal income tax returns are open tax years that remain subject to potential future audit. The 2006 and 2007 federal tax years also remain open to a limited extent due to capital loss carryback claims. State income tax returns for all years after 2008 and, in certain states, income tax returns prior to 2008, are subject to potential future audit by the tax authorities in the Company’s major state tax jurisdictions.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(3) Income Taxes  – (continued)

The Company is currently being audited in various state jurisdictions in which it participated in the filing of consolidated tax returns with WDR. It is reasonably possible that WDR will settle the audits in these jurisdictions within the next 12-month period. It is estimated that the Company’s liability for unrecognized tax benefits, including penalties and interest, could decrease by approximately $5,500 to $46,303 ($3,784 to $30,771 net of federal benefit) upon settlement of these audits. Such settlements are not anticipated to have a significant impact on reported income.

(4) Pension Plan

The Company participates in the WDR-sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final ten years of employment. WDR allocates pension expense to the Company for the Plan and such costs for 2012 were $295,152, which is included in general and administrative on the statement of earnings.

The total projected benefit obligation of the Plan is $184,165,147, of which $2,372,102 relates to the Company. The total pension benefits liability (representing the projected benefit obligation in excess of pension plan assets) recorded on the balance sheet of WDR at December 31, 2012 is $50,254,493, of which $647,294 is included in accrued pension and postretirement costs on the Company’s balance sheet.

(5) Employee Savings Plan

The Company participates in WDR sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax deferred salary deductions for eligibility employees. The Company’s matching contributions to the plan for the year ended December 31, 2012 were $116,941, which is included in general and administrative on the statement of earnings.

(6) Share-Based Compensation

WDR allocates expenses for nonvested shares of WDR stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increments on the second, third, and fourth anniversaries of the grant date. Under the parent company’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. For the year ended December 31, 2012, the Company recorded share-based compensation expense totaling $360,814, which is included in general and administrative in the statement of earnings.

(7) Transactions with Related Parties

Affiliated companies include Advisory Services Corporation (ASC), WDR, and Legend Equities Corporation (LEC). ASC pays expenses, which include home office overhead expenses, salaries, benefits, and federal and state income taxes for all subsidiaries of the Parent, including the Company. The Company then reimburses ASC for expenses paid on the Company’s behalf. The Company also has an arrangement with ASC in which the Company receives 75% of fees earned for advisory services while ASC retains the other 25%. The current amount due to affiliates at December 31, 2012 includes current operating expenses in the

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements

December 31, 2012

(7) Transactions with Related Parties  – (continued)

amount of $67,717. The current amount due from affiliates at December 31, 2012 includes noninterest-bearing advances for current operating expenses of $605,307 and $4,885,372 for advisory fees primarily earned in the fourth quarter of 2012.

Costs are also incurred by several entities in the WDR affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resources, IT support and other shared costs. During 2012, the Company incurred administrative expenses allocated by WDR of $249,934. The Company received $5,188,615 of advisory fee revenue from mutual fund investors invested in WDR funds in 2012.

(8) Rental Expense and Lease Commitments

The Company leases home office building, and certain sales and other office space under long-term operating leases. Rent expense was $265,909 for the year ended December 31, 2012. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2013	$175,973
2014	175,973
2015	102,651
$454,597

New leases are expected to be executed as existing leases expire.

(9) Concentrations

The Company has dealer agreements with several hundred broker dealer firms. During the year ended December 31, 2012, four firms, one of which is an affiliate, were responsible for approximately 67% of the Company’s mutual fund sales.

Of the Company’s total revenue, 23% is earned from transactions with Oppenheimer Funds, 18% is earned from transactions with Waddell & Reed Funds, 16% is earned from transactions with Franklin Templeton Funds, and 10% is earned from transactions with Fidelity Funds. A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(10) Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

Independent Auditors’ Report

The Board of Directors
Legend Advisory Corporation:

We have audited the accompanying balance sheet of Legend Advisory Corporation (the Company), a wholly owned indirect subsidiary of Waddell & Reed Financial, Inc., as of December 31, 2011, and the related statements of earnings, comprehensive income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legend Advisory Corporation as of December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Kansas City, Missouri
February 27, 2012

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet
December 31, 2011

Assets

Assets:
Cash and cash equivalents	$1,311,821
Investment securities, trading	1,235,443
Receivable from affiliate	5,162,747
Prepaid expenses and other current assets	126,116
Income taxes receivable	215,835
Total current assets	8,051,962
Deferred income taxes	751,079
Total assets	$8,803,041
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$2,214,920
Accounts payable and accrued expenses	338,858
Payable to affiliate	332,006
Deferred income taxes	5,098
Total current liabilities	2,890,882
Accrued pension costs	854,414
Other liabilities	526,219
Total liabilities	4,271,515
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized, 200 shares; issued and outstanding, 100 shares	—
Additional paid-in capital	681,219
Retained earnings	4,563,011
Accumulated other comprehensive loss	(712,704)
Total stockholder’s equity	4,531,526
Total liabilities and stockholder’s equity	$8,803,041

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Earnings
Year ended December 31, 2011

Revenues:
Advisory fees	$28,187,988
Expenses:
Commission expense	13,662,978
Selling expense	528,437
General and administrative	7,774,598
Total expenses	21,966,013
Operating income	6,221,975
Investment and other loss	(59,902)
Income before provision for income taxes	6,162,073
Provision for income taxes	2,616,933
Net income	$3,545,140

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Income
Year ended December 31, 2011

Net income	$3,545,140
Other comprehensive loss:
Pension benefits, net of income taxes of $(299,139)	(404,106)
Comprehensive income	$3,141,034

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Stockholder’s Equity
Year ended December 31, 2011

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Total stockholder’s equity
Balance at December 31, 2010	$—	587,878	7,517,871	(308,598)	7,797,151
Net income	—	—	3,545,140	—	3,545,140
Excess tax benefits from share-based payment arrangements	—	93,341	—	—	93,341
Dividends paid to parent	—	—	(6,500,000)	—	(6,500,000)
Pension and postretirement benefits	—	—	—	(404,106)	(404,106)
Balance at December 31, 2011	$—	681,219	4,563,011	(712,704)	4,531,526

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows
Year ended December 31, 2011

Cash flows from operating activities:
Net income	$3,545,140
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized loss on trading securities	59,902
Net purchases and sales of trading securities	(5,895)
Excess tax benefits from share-based payment arrangements	(93,341)
Changes in assets and liabilities:
Receivable from affiliate	625,209
Prepaid expenses and other current assets	(34,354)
Income taxes receivable	(375,038)
Deferred income taxes	127,558
Commissions payable	(105,468)
Accrued pension costs	(36,503)
Payable to affiliate	332,006
Accounts payable and accrued expenses	(4,375)
Other liabilities	131,039
Net cash provided by operating activities	4,165,880
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	93,341
Dividends paid to parent	(6,500,000)
Net cash used in financing activities	(6,406,659)
Net decrease in cash and cash equivalents	(2,240,779)
Cash and cash equivalents at beginning of year	3,552,600
Cash and cash equivalents at end of year	$1,311,821
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$2,723,908

See accompanying notes to financial statements.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(1)  Summary of Significant Accounting Policies

(a)  Description of Business

Legend Advisory Corporation (the Company, we, our, and us) is a wholly owned subsidiary of Legend Group Holdings, LLC (the Parent). The Company is an investment advisor registered with the Securities and Exchange Commission (SEC). The Company is an indirect wholly owned subsidiary of Waddell & Reed Financial, Inc. (WDR), a publicly traded company.

The Company provides portfolio management for investment portfolios geared toward 403(b) retirement planning. A 403(b) plan is similar to 401(k) plans offered by many not-for-profit employers. Therefore, a majority of the Company’s clients include educators and other employees of not-for-profit organizations. The Company’s revenues consist primarily of advisory services provided to mutual fund investors. The Company’s clients are located throughout the United States of America.

(b)  Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company has evaluated subsequent events through February 27, 2012, the date that these financial statements were issued.

(c)  Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to, taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d)  Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e)  Investment Securities

Investment securities consist of mutual fund shares held for trading purposes and are recorded at fair value. Changes in fair value are reflected in investment and other income.

(f)  Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(g)  Revenue Recognition

Advisory revenue and related receivables are based upon assets under management, and recorded when earned.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(1)  Summary of Significant Accounting Policies  – (continued)

(h)  Income Taxes

The Company files consolidated federal income tax returns with WDR. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the combined state returns filed by WDR and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC) Income Taxes Topic, ASC 740. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is recognized for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax effects from equity awards in WDR stock granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The related excess tax benefits from share-based payments were $93,341 for 2011.

(2)  Investment Securities

Accounting standards establish a framework for measuring fair value and a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in pricing the asset. An individual investment’s fair value measurement is assigned a level based upon the observability of the inputs, which are significant to the overall valuation. The three-tier hierarchy of inputs is summarized as follows:

•	Level 1 — Investments are valued using quoted prices in active markets for identical securities at the reporting date.
•	Level 2 — Investments are valued using other significant observable inputs, including quoted prices in active markets for similar securities.
•	Level 3 — Investments are valued using significant unobservable inputs, including the Company’s own assumptions in determining the fair value of investments.

Assets classified as Level 2 can have a variety of observable inputs, including, but not limited to, benchmark yields, reported trades, broker quotes, benchmark securities, and bid/offer quotations. These observable inputs are collected and utilized, primarily by an independent pricing service, in different evaluated pricing approaches depending upon the specific asset to determine a value. Securities’ values classified as Level 3 are primarily determined through the use of a single quote (or multiple quotes) from dealers in the securities using proprietary valuation models. These quotes involve significant unobservable inputs, and thus the related securities are classified as Level 3 securities.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(2)  Investment Securities  – (continued)

The following table summarizes our investment securities as of December 31, 2011 that are recognized in our balance sheet using fair value measurements based on the differing levels of inputs:

	Level 1	Level 2	Level 3	Total
Mortgage-backed securities	$—	—	—	—
Municipal bonds	—	—	—	—
Variable annuities	75,545	—	—	75,545
Common stock	157,574	—	—	157,574
Affiliated mutual funds	1,002,324	—	—	1,002,324
Total	$1,235,443	—	—	1,235,443

(3)  Income Taxes

The provision for income taxes for the year ended December 31, 2011 consists of the following:

Currently payable:
Federal	$1,867,399
State and local	612,514
2,479,913
Deferred taxes	137,020
Provision for income taxes	$2,616,933

The difference between the expected income tax expense computed at the U.S. statutory income tax rate and the Company’s actual income tax expense is primarily due to state income taxes.

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2011 are as follows:

Deferred tax liabilities:
Prepaid expenses	$(45,962)
Benefit plans	(181,972)
Total gross deferred tax liabilities	(227,934)
Deferred tax assets:
Additional pension liability	523,342
Nonvested stock	218,983
Federal benefit on unrecognized state benefits	180,767
Accrued expenses	50,750
Unrealized loss on investments	21,251
Total gross deferred tax assets	995,093
Valuation allowance	(21,178)
Net deferred tax assets	$745,981

During 2009, the WDR consolidated group sold a subsidiary, which generated a capital loss available to offset potential future capital gains. Due to the character of the loss and the limited carryforward period permitted by law, the Company may not realize the full tax benefit of capital losses generated. The Company’s deferred tax assets relating to capital losses as of December 31, 2011 are $21,251. Management believes it is not more likely than not that the consolidated group will generate sufficient future capital gains to realize the full benefit of these capital losses, and accordingly, a

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(3)  Income Taxes  – (continued)

valuation allowance in the amount of $21,178 has been recorded at December 31, 2011. During 2011, decreases in the fair value of the Company’s and its affiliates’ investment portfolios required an increase of $20,573 to the valuation allowance against deferred tax assets that are capital in nature. All of the increase to the valuation allowance was recorded as a charge to income tax expense.

As of December 31, 2011, the Company had unrecognized tax benefits, including penalties and interest, of $528,896 ($348,129 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. As of January 1, 2011, the Company had unrecognized tax benefits, including penalties and interest, of $395,177 ($259,947 net of federal benefit) that, if recognized, would impact the Company’s effective tax rate. The unrecognized tax benefits that are not expected to be settled within the next 12 months are included in other liabilities in the accompanying balance sheet; unrecognized tax benefits that are expected to be settled within the next 12 months are included in the income taxes receivable.

The Company’s accounting policy with respect to interest and penalties related to tax uncertainties has been to classify these amounts as income taxes. As of January 1, 2011, the total amount of accrued interest and penalties related to uncertain tax positions recognized in the balance sheet was $41,734 ($30,211 net of federal benefit). The total amount of penalties and interest, net of federal benefit, related to tax uncertainties recognized in the statement of income for the year ended December 31, 2011 was $3,514. The total amount of accrued penalties and interest related to uncertain tax positions at December 31, 2011 of $45,196 ($33,725 net of federal benefit) is included in the total unrecognized tax benefits described above.

The following table summarizes the Company’s reconciliation of unrecognized tax benefits, excluding penalties and interest, for the year ended December31, 2011:

Unrecognized tax benefits (excluding penalties and interest)
Balance at January 1, 2011	$353,443
Increases during the year:
Gross increases – prior-period tax positions	9,334
Gross increases – current-period tax positions	193,258
Decreases during the year:
Gross decreases – tax positions in prior period	(3,776)
Decreases due to lapse of statute of limitations	(68,559)
Balance at December 31, 2011	$483,700

In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. In addition, respective tax authorities periodically audit our income tax returns. These audits examine our significant tax filing positions, including the timing and amounts of deductions and the allocation of income among tax jurisdictions. The 2008, 2009, and 2010 federal income tax returns are open tax years that remain subject to potential future audit. The 2005, 2006, and 2007 federal tax years also remain open to a limited extent due to capital loss carryback claims. State income tax returns for all years after 2007 and, in certain states, income tax returns prior to 2008, are subject to potential future audit by the tax authorities in the Company’s major state tax jurisdictions.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(3)  Income Taxes  – (continued)

The Company is currently being audited in various state jurisdictions in which it participated in the filing of consolidated tax returns with WDR. It is reasonably possible that WDR will settle the audits in these jurisdictions within the next 12-month period. It is estimated that the Company’s liability for unrecognized tax benefits, including penalties and interest, could decrease by approximately $2,678 to $37,329 ($1,823 to $24,600 net of federal benefit) upon settlement of these audits. Such settlements are not anticipated to have a significant impact on reported income.

(4)  Pension Plan

The Company participates in the WDR-sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final 10 years of employment. WDR allocates pension expense to the Company for the Plan and such costs for 2011 were $210,040.

The total projected benefit obligation of the Plan is $148,411,466, of which $2,360,216 relates to the Company. The total pension benefits liability (representing the projected benefit obligation in excess of pension plan assets) recorded on the balance sheet of WDR at December 31, 2011 is $45,007,833, of which $854,414 relates to the Company.

(5)  Employee Savings Plan

The Company participates in WDR sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax-deferred salary deductions for eligibility employees. The Company’s matching contributions to the plan for the year ended December 31, 2011 were $100,054.

(6)  Share-Based Compensation

WDR allocates expenses for nonvested shares of WDR stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increments on the second, third, and fourth anniversaries of the grant date. Under the parent company’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. For the year ended December 31, 2011, the Company recorded share-based compensation expense totaling $373,814, which is included in general and administrative in the statement of operations.

(7)  Transactions with Related Parties

Affiliated companies include Advisory Services Corporation (ASC), WDR, and Legend Equities Corporation (LEC). ASC pays expenses, which include home office overhead expenses, salaries, benefits, and federal and state income taxes for all subsidiaries of the Parent, including the Company. The Company then reimburses ASC for expenses paid on the Company’s behalf. The Company also has an arrangement with ASC in which the Company receives 75% of fees earned for advisory services while ASC retains the other 25%. The current amount due to affiliates at December 31, 2011 includes current operating expenses in the amount of $332,006. The current amount due from affiliates at December 31, 2011 includes noninterest-bearing advances for current operating expenses of $238,440 and $4,924,307 for advisory fees primarily earned in the fourth quarter of 2011.

LEGEND ADVISORY CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(7)  Transactions with Related Parties  – (continued)

Costs are also incurred by several entities in the WDR affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resource, IT support, and other shared costs. During 2011, the Company incurred administrative expenses allocated by WDR of $227,600. The Company received $4,787,704 of advisory fee revenue from mutual fund investors invested in WDR funds in 2011.

(8)  Rental Expense and Lease Commitments

The Company leases home office building, and certain sales and other office space under long-term operating leases. Rent expense was $188,219 for the year ended December 31, 2011. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2012	$175,973
2013	175,973
2014	175,973
2015	102,651
$630,570

New leases are expected to be executed as existing leases expire.

(9)  Concentrations

Of the Company’s total revenue, 55% is earned from clients with funds invested in four mutual fund families. A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(10)  Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Legend Equities Corporation:

We have audited the accompanying financial statements of Legend Equities Corporation (the Company), a wholly owned indirect subsidiary of Waddell & Reed Financial, Inc., which comprise the balance sheet as of December 31, 2012, and the related statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for the year then ended, that are filed pursuant to Rule 17a-5 under the Securities Exchange Act of 1934, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Legend Equities Corporation as of December 31, 2012, and the results of its operations and its cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The information contained in Schedules 1 and 2 is presented for purposes of additional analysis and is not a required part of the financial statements, but is supplementary information required by Rule 17a-5 under the Securities Exchange Act of 1934. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information in Schedules 1 and 2 has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information in Schedules 1 and 2 is fairly stated in all material respects in relation to the financial statements as a whole.

Kansas City, Missouri
February 27, 2013

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet
December 31, 2012

Assets
Assets:
Cash and cash equivalents	$2,810,322
Accounts receivable	2,921,525
Receivable from affiliates	2,789
Prepaid expenses and other current assets	410,076
Income taxes receivable	283,478
Total current assets	6,428,190
Deferred income taxes	513,006
Deposits	148,370
Other assets	13,847
Total assets	$7,103,413
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$2,809,933
Accounts payable and accrued expenses	319,925
Payable to affiliates	369,961
Deferred income taxes	48,396
Total current liabilities	3,548,215
Accrued pension and postretirement costs	453,104
Total liabilities	4,001,319
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized 1,500 shares; issued and outstanding 100 shares	—
Additional paid-in capital	2,762,963
Retained earnings	729,966
Accumulated other comprehensive loss	(390,835)
Total stockholder’s equity	3,102,094
Total liabilities and stockholder’s equity	$7,103,413

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Operations
Year ended December 31, 2012

Revenues:
Distribution fees	$34,982,624
Marketing and other fees	761,898
Total revenues	35,744,522
Expenses:
Commission expense	28,291,701
Selling expense	570,297
General and administrative	7,293,490
Total expenses	36,155,488
Operating loss	(410,966)
Investment and other income	25
Loss before income tax benefit	(410,941)
Income tax benefit	(110,093)
Net loss	$(300,848)

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Loss
Year ended December 31, 2012

Net loss	$(300,848)
Other comprehensive income:
Pension and postretirement benefits, net of income taxes of $68,286	97,818
Comprehensive loss	$(203,030)

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Changes in Stockholder’s Equity
Year ended December 31, 2012

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholder’s equity
Balance at December 31, 2011	$—	2,716,370	1,480,814	(488,653)	3,708,531
Net loss	—	—	(300,848)	—	(300,848)
Excess tax benefits from share-based payment arrangements	—	46,593	—	—	46,593
Dividends paid to parent	—	—	(450,000)	—	(450,000)
Capital contribution from parent	—	—	—	—	—
Pension and postretirement benefits	—	—	—	97,818	97,818
Balance at December 31, 2012	$—	2,762,963	729,966	(390,835)	3,102,094

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows
Year ended December 31, 2012

Cash flows from operating activities:
Net loss	$(300,848)
Adjustments to reconcile net loss to net cash used in operating activities:
Excess tax benefits from share-based payment arrangements	(46,593)
Changes in assets and liabilities:
Accounts receivable	(401,972)
Receivable from affiliates	335,388
Prepaid expenses and other current assets	(104,880)
Deferred income taxes	(64,607)
Income tax receivable	69,989
Deposits and other assets	1,712
Commissions payable	692,153
Payable to affiliates	(300,015)
Accounts payable and accrued expenses	52,866
Accrued pension and postretirement costs	(40,770)
Net cash used in operating activities	(107,577)
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	46,593
Dividends paid to parent	(450,000)
Net cash used in financing activities	(403,407)
Net decrease in cash and cash equivalents	(510,984)
Cash and cash equivalents at beginning of year	3,321,306
Cash and cash equivalents at end of year	$2,810,322
Supplemental disclosure:
Cash received during the year for income taxes	$119,126

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1) Summary of Significant Accounting Policies

(a) Organization

Legend Equities Corporation (the Company, we, our, and us) is a wholly owned subsidiary of Legend Group Holdings, LLC (the Parent). The Company is a broker-dealer registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority, Inc. (FINRA). In addition, the Company is also a licensed insurance agency. The Company is an indirect wholly owned subsidiary of Waddell & Reed Financial, Inc. (WDR), a publicly traded company. On October 29, 2012, WDR signed a definitive agreement to sell the Parent and its subsidiaries, including the Company. The sale closed effective January 1, 2013.

The Company sells mutual funds, variable annuity products, stocks, and insurance products. The Company also enters into securities and insurance transactions in its capacity as an agent for customers. The Company’s major sources of revenues consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. Other sources of revenue include fees for marketing, meeting support, networking fees, and insurance commissions. The Company’s clients are located throughout the United States of America.

(b) Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company has evaluated subsequent events through February 27, 2013. The date that these financial statements were issued and determined there are no other items to disclose.

(c) Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to, income taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e) Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(f) Revenue Recognition

Rule 12b-1 distribution fees and related expense (and the related receivables and payables) resulting from securities transactions are recorded in the period the revenue is earned. Marketing, meeting support, and networking fees are also recorded in the period they are earned.

(g) Income Taxes

The Company files consolidated federal income tax returns with WDR. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the combined state returns filed by WDR and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(1) Summary of Significant Accounting Policies  – (continued)

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC), Income Taxes Topic, ASC 740. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax benefits from equity awards in WDR stock granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The excess tax benefits from share-based payments were $46,593 for 2012.

(2) Income Taxes

The provision for income taxes for the year ended December 31, 2012 consists of the following:

Current:
Federal	$(82,876)
State and local	37,389
(45,487)
Deferred taxes	(64,606)
Provision for income tax benefit	$(110,093)

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate:

Statutory federal income tax rate	35.00%
State income tax benefits, net of federal taxes	2.51
Nondeductible expenses for income tax purposes	(10.82)
Other items	0.10
26.79%

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2012 is as follows:

Deferred tax liabilities:
Prepaid expenses	$(148,536)
Pension plan benefits	(139,791)
Federal liability on unrecognized state benefits	(3,881)
Other	(9,921)
Total gross deferred liabilities	(302,129)
Deferred tax assets:
Nonvested stock	308,228
Accrued expenses	109,704
Postretirement plan benefits	44,629
Additional pension and postretirement liability	272,834
Other	31,344
Total gross deferred assets	766,739
Net deferred tax assets	$464,610

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(2) Income Taxes  – (continued)

A valuation allowance for deferred tax assets was not necessary at December 31, 2012. It is more likely than not that future operations will generate sufficient taxable income to realize deferred tax asset.

In the ordinary course of business, many transactions occur for which the ultimate tax outcome is uncertain. In addition, respective tax authorities periodically audit our income tax returns. These audits examine our significant tax filing positions, including the timing and amounts of deductions, and the allocation of income among tax jurisdictions. The 2009 through 2011 federal income tax returns are open tax years that remain subject to potential future audit. The 2006 and 2007 federal tax years also remain open to a limited extent due to capital loss carryback claims. State income tax returns for all years after 2008 and, in certain states, income tax returns prior to 2008, are subject to potential future audit by the tax authorities in the Company’s major state tax jurisdictions.

(3) Pension Plan and Postretirement Benefits Other than Pension

The Company participates in the WDR sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final ten years of employment. WDR allocates pension expense to the Company for the Plan and such costs for 2012 were $206,606, which is included in general and administrative on the statement of operations.

The total projected benefit obligation of the Plan is $184,165,147, of which $1,660,471 relates to the Company. The total pension benefits liability (representing the projected benefit obligations in excess of pension plan assets) recorded on the balance sheet of WDR at December 31, 2012 was $50,254,493, of which $453,104 is included in accrued pension and postretirement costs on the Company’s balance sheet.

The Company also participates in the WDR sponsored unfunded defined benefit postretirement medical plan (medical plan) that covers substantially all employees. The medical plan is contributory with retiree contributions adjusted annually. All contributions to the medical plan are voluntary as it is not funded and is not subject to any minimum regulatory funding requirements. The contributions for each year represent claims paid for medical expenses. Net accrued medical plan costs in the amount of $8,791,613 are recorded on the balance sheet of WDR at December 31, 2012, none of which relates to the Company.

(4) Employee Savings Plan

The Company participates in the WDR sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax deferred salary deductions for eligible employees. The Company’s matching contributions to the plan for the year ended December 31, 2012 were $99,385, which is included in general and administrative on the statement of operations.

(5) Net Capital Requirements

The Company is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At December 31, 2012, the Company had net capital of $782,188, which was $514,129 in excess of its required net capital of $268,059. The Company’s ratio of aggregate indebtedness to net capital was 5.14 to 1 at December 31, 2012. The difference between net capital and stockholder’s equity is nonallowable assets, which are excluded from net capital. See Schedule I for additional information regarding net capital.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(6) Rule 15c3-3 Exemption

The Company is not required to file a schedule pursuant to Rule 15c3-3, as they are exempt from Rule 15c3-3 under the provisions of Rule 15c3-3(k)(2)(ii), as all broker/dealer transactions are cleared on a fully disclosed basis with a clearing broker or dealer. In addition, the Company promptly transmits all funds and delivers securities received in connection with the Company’s activities as a broker or dealer and does not otherwise hold funds or securities for, or owe money or securities to, customers. Under this exemption, the “Computation for Determination of Reserve Requirements” and “Information Relating to the Possession or Control Requirements” are not required.

(7) Share-Based Compensation

WDR allocates expenses for nonvested shares of WDR stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increments on the second, third, and fourth anniversaries of the grant date. Under the WDR’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. The Company pays the expense related to these awards. For the year ended December 31, 2012, the Company recorded share-based compensation expense totaling $594,858, which is included in general and administrative in the statement of operations.

(8) Transactions with Related Parties

Affiliated companies include Advisory Services Corporation (ASC), WDR, and Legend Advisory Corporation (LAC). ASC pays expenses, which include home office overhead expenses, salaries, benefits, and federal and state income taxes for all subsidiaries of the Parent, including the Company. The Company then reimburses ASC for expenses paid on the Company’s behalf. The current amount due to affiliates at December 31, 2012 includes current operating expenses in the amount of $369,961. The current amount due from affiliates at December 31, 2012 in the amount of $2,789 includes noninterest-bearing advances for current operating expenses and an intercompany tax payment associated with the intercompany tax sharing agreement with WDR.

Costs are incurred by several entities in the WDR affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resources, IT support and other shared costs. The Company incurred administrative expenses allocated by WDR of $174,974 in 2012. The Company received commission and Rule 12b-1 distribution fee revenue from WDR of $3,173,410 in 2012.

(9) Rental Expense and Lease Commitments

The Company leases home office buildings and certain sales and other office space under long-term operating leases. Rent expense for the year ended December 31, 2012 was $634,715. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2013	$393,320
2014	317,902
2015	128,019
$839,241

New leases are expected to be executed as existing leases expire.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2012

(10) Concentrations

The Company has dealer agreements with several hundred broker-dealer firms. During the year ended December 31, 2012, four firms, one of which is an affiliate, were responsible for approximately 64% of the Company’s mutual fund sales.

Of the Company’s total revenue, 23% is earned from transactions with Franklin Templeton, 14% is earned from transactions with Oppenheimer Funds, 14% is earned from transactions with Waddell & Reed Funds, and 13% is earned from transactions with American Funds. A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(11) Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

Schedule 1

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Computation of Net Capital Requirement — Rule 15c3-1
of the Securities and Exchange Commission
December 31, 2012

Computation of net capital:
Total stockholder’s equity from balance sheet	$3,102,094
Nonallowable assets	(2,319,906)
Net capital	$782,188
Computation of aggregate indebtedness:
Total liabilities from balance sheet	$4,020,888
Aggregate indebtedness	$4,020,888
Computation of basic net capital requirement:
Minimum net capital	$268,059
Excess net capital	514,129
Ratio aggregate indebtedness to net capital	5.14
Note:	There are no material differences between the preceding compulation and the Company's corresponding unaudited part IIA of Form X-17A-5 as of December 31, 2012 (amended on February 6, 2013). The Company's amended Form X-17A-5 excludes $502,691 of nonallowable assets, which were included on the Company's original Form X-17A-5.

See accompanying report of independent registered public accounting firm.

Schedule 2

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Reconciliation of Total Assets Included in the December 31, 2012
Audited Financial Statements and Total Assets Included in the
Unaudited December 31, 2012 Focus Report

Total assets per the December 31, 2012 audited financial statements	$7,103,413
Reclassifications and adjustments	19,570
Total assets per the 2012 Focus Report	$7,122,983

See accompanying report of independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Legend Equities Corporation:

We have audited the accompanying balance sheet of Legend Equities Corporation (the Company), a wholly owned indirect subsidiary of Waddell & Reed Financial, Inc., as of December 31, 2011, and the related statements of earnings, comprehensive loss, stockholder’s equity, and cash flows for the year then ended that are filed pursuant to Rule 17a-5 under the Securities Exchange Act of 1934. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legend Equities Corporation as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with U.S.generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information contained in Schedule I required by Rule 17a-5 under the Securities Exchange Act of 1934 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements taken as a whole.

Kansas City, Missouri
February 27, 2012

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Balance Sheet
December 31, 2011

Assets
Assets:
Cash and cash equivalents	$3,321,306
Accounts receivable	2,519,553
Receivable from affiliates	338,177
Prepaid expenses and other current assets	305,196
Income taxes receivable	306,874
Total current assets	6,791,106
Deferred income taxes	519,952
Deposits	146,432
Other assets	17,497
Total assets	$7,474,987
Liabilities and Stockholder’s Equity
Liabilities:
Commissions payable	$2,117,780
Accounts payable and accrued expenses	267,059
Payable to affiliates	669,976
Deferred income taxes	51,662
Total current liabilities	3,106,477
Accrued pension and postretirement costs	659,979
Total liabilities	3,766,456
Contingencies
Stockholder’s equity:
Common stock, no par. Authorized 1,500 shares; issued and outstanding 100 shares	—
Additional paid-in capital	2,716,370
Retained earnings	1,480,814
Accumulated other comprehensive loss	(488,653)
Total stockholder’s equity	3,708,531
Total liabilities and stockholder’s equity	$7,474,987

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Earnings
Year ended December 31, 2011

Revenues:
Distribution fees	$34,113,825
Marketing and other fees	907,199
Total revenues	35,021,024
Expenses:
Commission expense	27,884,978
Selling expense	668,882
General and administrative	6,592,628
Total expenses	35,146,488
Operating loss	(125,464)
Investment and other income	19
Loss before provision for income taxes	(125,445)
Income tax benefit	(27,576)
Net loss	$(97,869)

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Comprehensive Loss
Year ended December 31, 2011

Net loss	$(97,869)
Other comprehensive loss:
Pension and postretirement benefits, net of income taxes of $(184,295)	(263,351)
Comprehensive loss	$(361,220)

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Stockholder’s Equity
Year ended December 31, 2011

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Total stockholder’s equity
Balance at December 31, 2010	$—	1,142,747	3,078,683	(225,302)	3,996,128
Net loss	—	—	(97,869)	—	(97,869)
Excess tax benefits from share-based payment arrangements	—	73,623	—	—	73,623
Dividends paid to parent	—	—	(1,500,000)	—	(1,500,000)
Capital contribution from parent	—	1,500,000	—	—	1,500,000
Pension and postretirement benefits	—	—	—	(263,351)	(263,351)
Balance at December 31, 2011	$—	2,716,370	1,480,814	(488,653)	3,708,531

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Statement of Cash Flows
Year ended December 31, 2011

Cash flows from operating activities:
Net loss	$(97,869)
Adjustments to reconcile net loss to net cash used in operating activities:
Excess tax benefits from share-based payment arrangements	(73,623)
Changes in assets and liabilities:
Accounts receivable	(55,506)
Receivable from affiliates	(338,177)
Prepaid expenses and other current assets	(28,094)
Deferred income taxes	126,620
Income tax receivable	96,764
Deposits and other assets	(130,304)
Commissions payable	189,467
Payable to affiliates	167,153
Accounts payable and accrued expenses	142,441
Accrued pension and postretirement costs	(7,237)
Other liabilities	(666)
Net cash used in operating activities	(9,031)
Cash flows from financing activities:
Excess tax benefits from share-based payment arrangements	73,623
Dividends paid to parent	(1,500,000)
Capital contribution from parent	1,500,000
Net cash provided by financing activities	73,623
Net increase in cash and cash equivalents	64,592
Cash and cash equivalents at beginning of year	3,256,714
Cash and cash equivalents at end of year	$3,321,306
Supplemental disclosure:
Cash received during the year for income taxes	$240,625

See accompanying notes to financial statements.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(1)  Summary of Significant Accounting Policies

(a)	Organization

Legend Equities Corporation (the Company, we, our, and us) is a wholly owned subsidiary of Legend Group Holdings, LLC (the Parent). The Company is a broker-dealer registered with the Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority, Inc. (FINRA). In addition, the Company is also a licensed insurance agency. The Company is an indirect wholly owned subsidiary of Waddell & Reed Financial, Inc. (WDR), a publicly traded company.

The Company sells mutual funds, variable annuity products, stocks, and insurance products. The Company also enters into securities and insurance transactions in its capacity as an agent for customers. The Company’s major sources of revenues consist of commissions earned on new sales of mutual fund products and Rule 12b-1 distribution fees on existing eligible assets. Other sources of revenue include fees for marketing, meeting support, networking fees, and insurance commissions. The Company’s clients are located throughout the United States of America.

(b)	Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company has evaluated subsequent events through February 27, 2012, the date that these financial statements were issued, and determined there are no other items to disclose.

(c)	Use of Estimates

GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the financial statements and accompanying notes, and related disclosures of commitments and contingencies. Estimates are used for, but are not limited to, taxes, valuation of assets, pension obligations, and contingencies. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments. We consider all highly liquid investments with original or remaining maturities of 90 days or less at the date of purchase to be cash equivalents.

(e)	Disclosures about Fair Value of Financial Instruments

The fair value of cash and cash equivalents, receivables, and payables approximates carrying value.

(f)	Revenue Recognition

Rule 12b-1 distribution fees and related expense (and the related receivables and payables) resulting from securities transactions are recorded in the period the revenue is earned. Marketing, meeting support, and networking fees are also recorded in the period they are earned.

(g)	Income Taxes

The Company files consolidated federal income tax returns with WDR. The Company’s provision for income taxes has been made on the same basis as if the Company filed a separate federal income tax return using the maximum statutory rate applicable to the consolidated group. The Company is included in the combined state returns filed by WDR and also files separate state income tax returns in other state jurisdictions in which the Company operates that do not allow or require the affiliated group to file on a combined basis.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(1)  Summary of Significant Accounting Policies  – (continued)

Income tax expense is based on pretax financial accounting income, including adjustments made for the recognition or derecognition related to uncertain tax positions. The recognition or derecognition of income tax expense related to uncertain tax positions is determined under the guidance as prescribed by Accounting Standards Codification (ASC), Income Taxes Topic, ASC 740. Deferred tax assets and deferred tax liabilities are recognized for the future tax attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and deferred tax liabilities is recognized in earnings in the period that includes the enactment date.

The Company recognizes tax benefits from equity awards in WDR stock granted to its employees. These tax benefits are reflected as an increase to additional paid-in capital with a corresponding increase to income taxes receivable. The excess tax benefits from share-based payments were $73,623 for 2011.

(2)  Income Taxes

The provision for income taxes for the year ended December 31, 2011 consists of the following:

Currently payable:
Federal	$(122,583)
State and local	(32,854)
(155,437)
Deferred taxes	127,861
Provision for income tax benefit	$(27,576)

The following table reconciles the statutory federal income tax rate to the Company’s effective income tax rate:

Statutory federal income tax rate	35.0%
State income tax benefits, net of federal taxes	3.1%
Nondeductible expenses for income tax purposes	-17.4%
Other items	1.3%
22.0%

The difference between the expected income tax benefit computed at the U.S. statutory income tax rate and the Company’s actual income tax benefit is primarily due to state income taxes as well as meals and entertainment expenses that are nondeductible for income tax purposes.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(2)  Income Taxes  – (continued)

The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at December 31, 2011 is as follows:

Deferred tax liabilities:
Prepaid expenses	$(125,465)
Benefit plans	(83,646)
Federal liability on unrecognized state benefits	(5,229)
Total gross deferred liabilities	(214,340)
Deferred tax assets:
Nonvested stock	263,464
Accrued expenses	65,536
Additional pension and postretirement liability	341,120
Other	12,510
Total gross deferred assets	682,630
Net deferred tax assets	$468,290

A valuation allowance for deferred tax assets was not necessary at December 31, 2011.

(3)  Pension Plan and Postretirement Benefits Other Than Pension

The Company participates in the WDR sponsored noncontributory retirement plan (the Plan) that covers substantially all employees. Benefits payable under the Plan are based on an employee’s years of service and compensation during the final 10 years of employment. WDR allocates pension expense to the Company for the Plan and such costs for 2011 were $147,030.

The total projected benefit obligation of the Plan is $148,411,466, of which $1,652,151 relates to the Company. The total pension benefits liability (representing the projected benefit obligations in excess of pension plan assets) recorded on the balance sheet of WDR at December 31, 2011 was $45,007,833, of which $598,089 relates to the Company.

The Company also participates in the WDR sponsored unfunded defined benefit postretirement medical plan (medical plan) that covers substantially all employees. The medical plan is contributory with retiree contributions adjusted annually. All contributions to the medical plan are voluntary as it is not funded and is not subject to any minimum regulatory funding requirements. The contributions for each year represent claims paid for medical expenses. Net accrued medical plan costs in the amount of $8,144,625 are recorded on the balance sheet of WDR at December 31, 2011, of which $61,890 relates to the Company. The liability at December 31, 2011 is long term in nature. During 2011, WDR allocated $18,079 of expense to the Company for the medical plan.

(4)  Employee Savings Plan

The Company participates in the WDR sponsored defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code to provide retirement benefits for employees following the completion of an eligibility period. As allowed under Section 401(k), the plan provides tax-deferred salary deductions for eligible employees. The Company’s matching contributions to the plan for the year ended December 31, 2011 were $81,603.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(5)  Net Capital Requirements

The Company is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15.0 to 1.0. At December 31, 2011, the Company had net capital of $1,653,855, which was $1,402,708 in excess of its required net capital of $251,147. The Company’s ratio of aggregate indebtedness to net capital was 2.28 to 1.0 at December 31, 2011. The difference between net capital and stockholder’s equity is nonallowable assets, which are excluded from net capital. See schedule I for additional information regarding net capital.

(6)  Rule 15c3-3 Exemption

The Company is not required to file a schedule pursuant to Rule 15c3-3, as they are exempt from Rule 15c3-3 under the provisions of Rule 15c3-3(k)(2)(ii), as all broker/dealer transactions are cleared on a fully disclosed basis with a clearing broker or dealer. In addition, the Company promptly transmits all funds and delivers securities received in connection with the Company’s activities as a broker or dealer and does not otherwise hold funds or securities for, or owe money or securities to, customers. Under this exemption, the “Computation for Determination of Reserve Requirements” and “Information Relating to the Possession or Control Requirements” are not required.

(7)  Share-Based Compensation

WDR allocates expenses for nonvested shares of WDR stock to the Company that, in turn, are granted to certain key personnel of the Company under its stock incentive plans. Nonvested stock awards are valued on the date of grant, have no purchase price, and vest over four years in 33 1/3% increments on the second, third, and fourth anniversaries of the grant date. Under the WDR’s stock plans, shares of nonvested stock may be forfeited upon the termination of employment with the Company, dependent upon the circumstances of termination. Except for restrictions placed on the transferability of nonvested stock, holders of nonvested stock have full stockholders’ rights during the term of restriction, including voting rights and the rights to receive cash dividends. The Company pays the expense related to these awards. For the year ended December 31, 2011, the Company recorded share-based compensation expense totaling $416,923, which is included in general and administrative in the statement of earnings.

(8)  Transactions with Related Parties

Affiliated companies include Advisory Services Corporation (ASC), WDR, and Legend Advisory Corporation (LAC). ASC pays expenses, which include home office overhead expenses, salaries, benefits, and federal and state income taxes for all subsidiaries of the Parent, including the Company. The Company then reimburses ASC for expenses paid on the Company’s behalf. The current amount due to affiliates at December 31, 2011 includes current operating expenses in the amount of $669,976. The current amount due from affiliates at December 31, 2011 in the amount of $338,177 includes noninterest -bearing advances for current operating expenses and an intercompany tax payment associated with the intercompany tax sharing agreement with WDR.

Costs are incurred by several entities in the WDR affiliated group that benefit the Company. These costs are allocated to the Company and other members and consist of legal, internal audit, finance and accounting, human resource, IT support, and other shared costs. The Company incurred administrative expenses allocated by WDR of $282,766 in 2011. The Company received commission and Rule 12b-1 distribution fee revenue from WDR of $3,401,018 in 2011.

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Notes to Financial Statements
December 31, 2011

(9)  Rental Expense and Lease Commitments

The Company leases home office buildings and certain sales and other office space under long-term operating leases. Rent expense for the year ended December 31, 2011 was $566,850. Future minimum rental commitments under noncancelable operating leases for the years ending December 31 are as follows:

2012	$414,618
2013	297,147
2014	284,246
2015	134,073
$1,130,084

New leases are expected to be executed as existing leases expire.

(10) Concentrations

The Company has dealer agreements with several hundred broker-dealer firms. During the year ended December 31, 2011, four firms, one of which is an affiliate, were responsible for approximately 53% of the Company’s mutual fund sales.

Of the Company’s total revenue, 11% is earned from transactions with Security Benefit Funds, 11% is earned from transactions with Oppenheimer Funds, 10% is earned from transactions with Waddell & Reed Funds, and 6% is earned from transactions with Franklin Templeton Funds. A decline in the performance of these mutual funds, or the securities markets in general, could have an adverse effect on the Company’s revenues.

(11) Contingencies

The Company is involved from time to time in various legal proceedings, regulatory investigations, and claims incident to the normal conduct of business, which may include proceedings that are specific to us and others generally applicable to business practices within the industries in which we operate. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition, and on the results of operations in a particular year.

Schedule I

LEGEND EQUITIES CORPORATION
(A Wholly Owned Subsidiary of Waddell & Reed Financial, Inc.)

Computation of Net Capital Requirement —  Rule 15c3-1
of the Securities and Exchange Commission
December 31, 2011

Computation of net capital:
Total stockholder’s equity from balance sheet	$3,708,531
Deduct – total nonallowable assets	2,054,676
Net capital	$1,653,855
Computation of aggregate indebtedness:
Total liabilities from balance sheet	$3,766,456
Aggregate indebtedness	$3,766,456
Computation of basic net capital requirement:
Minimum net capital	$251,147
Excess net capital	1,402,708
Ratio aggregate indebtedness to net capital	2.28
Nonallowable assets and other deductions:
Receivables and other current assets	$2,054,676
Note:	A reconciliation of the Company’s net capital computation under Rule 15c3-1 is not necessary pursuant to Rule 17a-5(d)(4).

See accompanying report of independent registered public accounting firm.

       Shares

RCS Capital Corporation

Class A Common Stock

PROSPECTUS

BofA Merrill Lynch	Barclays	RCS Capital

                   , 2014

See accompanying report of independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of RCS Capital Corporation (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
Registration fee		$19,320
FINRA filing fee		$23,000
Blue Sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer Agent’s fees	$	*
Miscellaneous	$	*
Total	$	*

*	To be included by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). The Registrant’s second amended and restated by-laws provide that the Registrant will indemnify, to the fullest extent permitted by Delaware law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated by-laws provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions. In addition, we have entered into separate indemnification agreements with the Registrant’s executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for the Registrant’s directors.

The Registrant currently maintains liability insurance for its directors and officers.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

On February 20, 2013, the Registrant sold 100 shares of common stock to RCS Capital, LLC (currently known as RCAP Holdings, LLC) for $100.

On June 10, 2013, 24,000,000 shares of Class B common stock were issued to RCAP Holdings, LLC in exchange for its 100 shares of common stock in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

On February 11, 2014, as part of the exchange transactions, Parent delivered a written notification, or the exchange request, to us pursuant to the exchange agreement of Parent’s election to exchange 23,999,999 Operating Subsidiary Units of our operating subsidiaries for 23,999,999 shares of our Class A common Stock. Pursuant to the exchange request, we and Parent waived the obligation under the exchange agreement to deliver an exchange notice with respect to the exchange at least 20 days in advance of the closing of the exchange transactions, as well as provisions in the exchange agreement with respect to the timing of the closing of the exchange transactions, which were consummated on February 11, 2014.

We issued the Class A common stock in the exchange to Parent in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act. Parent was an existing holder of our Class A common stock and our Class B common stock, and we did not, directly or indirectly, pay or give any commission or other remuneration to any party for soliciting the exchange. Pursuant to the exchange request, Parent also delivered 23,999,999 shares of our Class B Common Stock to us for cancellation concurrently with the closing of the exchange.

After giving effect to the exchange transactions, as of February 11, 2014, Parent holds 24,051,499 shares of our Class A common stock and one share of our Class B common stock, which entitles Parent, in the aggregate, to 90.76% of the economic rights in our company and 95.38% of the voting power of our Class A common stock and our Class B common stock voting together as a single class.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:  Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules:  All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)	The undersigned Registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 13, 2014.

RCS CAPITAL CORPORATION

By:	/s/ William M. Kahane Name: William M. Kahane Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

We, the undersigned officers and directors of RCS Capital Corporation, hereby severally constitute and appoint William M. Kahane and Brian D. Jones, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument. This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney expressly provides that it revokes this Power of Attorney by referring to the date and subject hereof.

Signature	Title	Date
/s/ William M. Kahane William M. Kahane	Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2014
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Executive Chairman of the Board of Directors	February 13, 2014
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	President, Treasurer, Secretary and Director	February 13, 2014
/s/ Peter M. Budko Peter M. Budko	Chief Investment Officer and Director	February 13, 2014
/s/ Brian D. Jones Brian D. Jones	Chief Financial Officer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	February 13, 2014
/s/ Brian S. Block Brian S. Block	Director	February 13, 2014
/s/ Mark Auerbach Mark Auerbach	Independent Director	February 13, 2014
/s/ Jeffrey J. Brown Jeffrey J. Brown	Independent Director	February 13, 2014
/s/ C. Thomas McMillen C. Thomas McMillen	Independent Director	February 13, 2014
/s/ Howell D. Wood Howell D. Wood	Independent Director	February 13, 2014

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1(1)†	Agreement and Plan of Merger, dated as of October 27, 2013, by and among RCS Capital Corporation, Zoe Acquisition, LLC, and Investors Capital Holdings, Ltd.
2.2(2)**	Asset Purchase Agreement, dated as of October 1, 2013, by and among RCS Capital Corporation, Scotland Acquisition, LLC, certain principals of the Hatteras Funds Group, Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds, LLC, and Hatteras Capital Investment Partners, LLC, and David Perkins.
2.3(3)†	Agreement and Plan of Merger, dated as of November 16, 2013, by and among RCS Capital Corporation, Dolphin Acquisition, LLC and Summit Financial Services Group, Inc.
2.4(4)	Agreement and Plan of Merger, dated as of January 16, 2014, by and among RCS Capital Corporation, Clifford Acquisition, Inc., Cetera Financial Holdings, Inc. and Lightyear Capital LLC.
2.5(5)†	Membership Interest Purchase Agreement, dated as of January 16, 2014, by and among RCS Capital Corporation, Braves Acquisition, LLC, the sellers named therein and the sellers’ representative named therein.
3.1*	Second Amended and Restated Certificate of Incorporation of RCS Capital Corporation.
3.2(6)	Second Amended and Restated By-laws of RCS Capital Corporation.
4.1(7)	Form of Class A Common Stock Certificate.
5.1*	Opinion of Proskauer Rose LLP.
10.1(8)	Amended and Restated Limited Liability Company Agreement of Realty Capital Securities, LLC, dated as of June 10, 2013, between RCS Capital Corporation and RCAP Holdings, LLC.
10.2(8)	Amended and Restated Limited Liability Company Agreement of RCS Advisory Services, LLC, dated as of June 10, 2013, between RCS Capital Corporation and RCAP Holdings, LLC.
10.3(8)	Amended and Restated Limited Liability Company Agreement of American National Stock Transfer, LLC, dated as of June 10, 2013, between RCS Capital Corporation and RCAP Holdings, LLC.
10.4(8)	Registration Rights Agreement, dated as of June 10, 2013, among RCS Capital Corporation and the Shareholders Party Thereto.
10.5(8)	Exchange Agreement, dated as of June 10, 2013, between RCS Capital Corporation and RCAP Holdings, LLC.
10.6*	First Amendment to Exchange Agreement, dated as of February 11, 2014, between RCS Capital Corporation and RCAP Holdings, LLC.
10.7(8)	Tax Receivable Agreement, dated as of June 10, 2013, among RCS Capital Corporation, RCAP Holdings, LLC, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC.
10.8(8)	Services Agreement, dated as of June 4, 2013 and effective as of January 1, 2013, among Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC and American Realty Capital Advisors, LLC and ARC Advisory Services, LLC.
10.9(8)	Services Agreement, dated as of June 10, 2013, between AR Capital, LLC and RCS Advisory Services, LLC.

Exhibit Number	Description
10.10*	Amended and Restated Services Agreement dated as of February 11, 2014 among RCS Capital Corporation, RCS Capital Holdings, LLC and RCS Capital Management, LLC.
10.11(7)	Form of Indemnification Agreement.
10.12*	Amended and Restated RCS Capital Corporation 2013 Multi-Year Outperformance Agreement, dated as of February 11, 2014, by and among RCS Capital Corporation, Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC, RCS Capital Holdings, LLC and RCS Capital Management, LLC.
10.13(7)	RCS Capital Corporation Equity Plan.
10.14(1)	Voting Agreement, dated as of October 27, 2013, by and among RCS Capital Corporation, Zoe Acquisition, LLC, and Timothy B. Murphy.
10.15(3)	Voting Agreement, dated as of November 16, 2013, by and among RCS Capital Corporation and Marshall Leeds.
10.16*	Contribution and Exchange Agreement, dated as of February 11, 2014, among RCS Capital Corporation, RCS Capital Management, LLC and RCS Capital Holdings, LLC.
10.17*	Limited Liability Company Agreement of RCS Capital Holdings, LLC, dated as of February 11, 2014, between RCS Capital Corporation and RCS Capital Management, LLC.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of WeiserMazars LLP with respect to RCS Capital Corporation and Realty Capital Securities, LLC.
23.2	Consent of BDO USA, LLP with respect to First Allied Holdings Inc.
23.3	Consent of BDO USA, LLP with respect to Hatteras Investment Partners, LLC.
23.4	Consent of Marcum LLP with respect to Investors Capital Holdings Ltd.
23.5	Consent of Moore Stephens Lovelace, P.A. with respect to Summit Financial Services Group, Inc.
23.6	Consent of Rubio CPA, PC with respect to J.P. Turner & Company, L.L.C.
23.7	Consent of KPMG LLP with respect to Legend Equities Corporation.
23.8	Consent of KPMG LLP with respect to Legend Advisory Corporation.
23.9	Consent of Deloitte & Touche LLP with respect to Tower Square Securities, Inc.
23.10	Consent of Deloitte & Touche LLP with respect to Cetera Financial Holdings, Inc. and Subsidiaries.
23.11	Consent of Deloitte & Touche LLP with respect to Walnut Street Securities, Inc.
23.12*	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1(9)	Power of Attorney

Exhibit Number	Description
101.1*	XBRL (eXtensible Business Reporting Language). The following materials, formatted in XBRL: (i) RCS Capital Corporation Unaudited Pro Forma Consolidated Statements of Financial Condition and Operations as of and for the Nine-Month Period Ended September 30, 2013, (ii) RCS Capital Corporation Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2012, (iii) RCS Capital Corporation Statement of Assets and Liabilities as of December 31, 2012, (iv) Realty Capital Securities, LLC Financial Statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 20 10 and (v) RCS Capital Corporation Unaudited Consolidated Statements of Financial Condition, Income, Comprehensive Income, Stockholders Equity and Cash Flows as of September 30, 2013 and 2012. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	To be filed by amendment.
**	Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
†	Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.
(1)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on October 28, 2013.
(2)	Incorporated by reference to RCS Capital Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 12, 2013.
(3)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on November 18, 2013.
(4)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 16, 2014.
(5)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 17, 2014.
(6)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 7, 2014.
(7)	Incorporated by reference to Pre-Effective Amendment No. 4 to our Registration Statement on Form S-1 (Reg. No. 333-186819), filed with the SEC on May 21, 2013.
(8)	Incorporated by reference to the RCS Capital Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 2, 2013.
(9)	Included on the signature page hereto.